                                 SCHEDULE 14A

                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                               (Amendment No.  )

Filed by the registrant [X]

Filed by a party other than the registrant [_]

Check the appropriate box:

[_]Preliminary proxy statement.           [_]Confidential, for use of the
                                             Commission only (as permitted by
                                             Rule 14a-6(e)(2)).

[X]Definitive proxy statement.

[_]Definitive additional materials.

[_]Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                           MAVERICK TUBE CORPORATION
               (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[_]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[X]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                             [Maverick Letterhead]


                                                                 August 11, 2000

To Our Stockholders:

  We invite you to participate in a special meeting of the stockholders of Maverick Tube Corporation to be held at the Doubletree Hotel and Conference Center, 16625 Swingley Ridge Road, Chesterfield, Missouri at 10:00 a.m. (St. Louis time) on Friday, September 22, 2000.

  On June 11, 2000, Maverick agreed to combine with Prudential Steel Ltd., one of Canada's largest manufacturers of steel tubular products used in energy and industrial applications. We cannot complete the combination unless the holders of a majority of the outstanding Maverick common stock entitled to vote at the special meeting approve the issuance of Maverick common stock to be issued in connection with the transaction. At the special meeting, we will also ask our stockholders to consider an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock.

  The agreement between Maverick and Prudential contemplates that Prudential shareholders will exchange each of their Prudential shares for 0.52 of an exchangeable share of Maverick Tube (Canada) Ltd., a wholly-owned Canadian subsidiary of Maverick. Each exchangeable share will have economic and voting rights equivalent to one share of Maverick common stock and may be exchanged for one share of Maverick common stock at any time. Upon consummation of the transaction, former Prudential shareholders will effectively own approximately 47% of the outstanding Maverick common stock.

  The combined company will be the largest North American producer of welded oil country tubular goods for the energy industry in terms of total tons capacity and, based on pro forma data for the twelve-month period ended December 31, 1999, total tons shipped, and a major supplier of line pipe for the energy industry and hollow structural sections to industrial markets.

  Additional details of this business combination are contained in the joint management information circular and proxy statement being delivered with this letter. We encourage you to read the enclosed material carefully.

  The Maverick board unanimously recommends that stockholders vote in favor of both proposals.

  Each company has scheduled a special shareholders' meeting on Friday, September 22, 2000. We invite you to attend our meeting, details of which are included in the enclosed Notice of Special Meeting. Regardless of the number of shares you own or whether you plan to attend the meeting, it is important that your shares be represented and voted. Voting instructions are included.

  On behalf of your board of directors, I thank you for your support and urge you to vote FOR approval of the stock issuance and the amendment to our certificate of incorporation.

                                   Sincerely,
                                   /s/  Gregg Eisenberg
                                   Gregg Eisenberg
                                   Chairman of the Board, President and
                                    Chief Executive Officer

                      [Logo of Maverick Tube Corporation]


                  Notice of Special Meeting of Stockholders of
                           Maverick Tube Corporation

                         To Be Held September 22, 2000

                                      and

                     Joint Management Information Circular
                              and Proxy Statement
                    with Respect to an Arrangement Involving

                           Maverick Tube Corporation

                                      and

                             Prudential Steel Ltd.

                                August 11, 2000

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         To be Held September 22, 2000

TO THE STOCKHOLDERS:

   A special meeting of Stockholders of Maverick Tube Corporation will be held on Friday, September 22, 2000 at 10:00 a.m. (St. Louis time) at the Doubletree Hotel and Conference Center, 16625 Swingley Ridge Road, Chesterfield, Missouri for the following purposes:

     1. To approve the issuance of shares of Maverick's common stock, par value $.01 per share, in connection with the combination of Maverick and Prudential Steel Ltd.;

     2. To amend Maverick's certificate of incorporation to increase the number of authorized shares of Maverick's common stock from 40,000,000 to 80,000,000; and

     3. To transact any other business which may be properly brought before the meeting.

   If proposal 1 is not approved by our stockholders, proposal 2 will not be implemented, notwithstanding that it may have been approved by our stockholders.

   Only stockholders of record at the close of business on August 7, 2000 are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

   Your vote is important. Please complete, sign, date and return your proxy card in the enclosed envelope promptly.

                                          By Order of the Board of Directors,

                                          /s/ Barry R. Pearl
                                          Barry R. Pearl
                                          Secretary

August 11, 2000

August 11, 2000

Dear Shareholders and Optionholders:

   You are cordially invited to attend a special meeting of the shareholders and optionholders of Prudential Steel Ltd. to be held at 10:00 a.m. (Calgary time) on September 22, 2000 in the Viking Room at the Calgary Petroleum Club, Calgary, Alberta, Canada.

   On June 11, 2000, Prudential agreed to combine with Maverick Tube Corporation, a leading United States producer of steel tubular products used in energy and industrial applications. At the meeting, you will be asked to approve an arrangement that will combine the business of Prudential with that of Maverick. Maverick stockholders will meet on the same day to consider the approval of the issuance of Maverick common stock in connection with the transaction.

   If the transaction is completed, each of the Prudential common shares will be exchanged for 0.52 of an exchangeable share of Maverick Tube (Canada) Ltd., a wholly-owned Canadian subsidiary of Maverick. Each exchangeable share will be exchangeable for one share of Maverick common stock at any time. The exchangeable shares will have economic and voting rights equivalent to those of Maverick common stock. On August 3, 2000, the exchangeable shares were conditionally approved for listing on The Toronto Stock Exchange. Holding exchangeable shares rather than Maverick common stock may appeal to Prudential shareholders resident in Canada and the U.S. for tax and investment reasons, which are summarized in the joint management information circular and proxy statement.

   The combined company will be the largest North American producer of welded oil country tubular goods for the energy industry in terms of total tons capacity and, based on pro forma data for the twelve-month period ended December 31, 1999, total tons shipped, and a major supplier of line pipe for the energy industry and hollow structural sections to industrial markets.

   The Prudential board of directors unanimously recommends that shareholders and optionholders vote in favor of the arrangement that will give effect to the transaction.

   A joint management information circular and proxy statement and a form of proxy accompany this letter. Please review the joint management information circular and proxy statement carefully as it has been prepared to help you make an informed decision. A letter of transmittal will be forwarded to you promptly following closing of the combination to enable you to receive exchangeable share certificates.

   We hope you will be able to attend the special meeting. However, if you are unable to attend the special meeting in person, we urge you to complete the enclosed form of proxy and return it, not later than the times specified in the Notice of Special Meeting of Shareholders and Optionholders, in the postage-paid envelope provided.

                                          Yours truly,

                                          PRUDENTIAL STEEL LTD.

                                          /s/ J. Donald Wilson
                                          President and Chief Executive
                                           Officer

                        [Logo of Prudential Steel Ltd.]

         Notice of Special Meeting of Shareholders and Optionholders of
                             Prudential Steel Ltd.

                         To Be Held September 22, 2000

                                      and

                               Notice of Petition

                                      and

                     Joint Management Information Circular
                              and Proxy Statement
                    with Respect to an Arrangement Involving

                           Maverick Tube Corporation

                                      and

                             Prudential Steel Ltd.

                                August 11, 2000

                             PRUDENTIAL STEEL LTD.

          NOTICE OF SPECIAL MEETING OF SHAREHOLDERS AND OPTIONHOLDERS

   Notice is hereby given that a special meeting of the shareholders and optionholders of Prudential Steel Ltd. ("Prudential") will be held at 10:00 a.m. (Calgary time) on September 22, 2000 in the Viking Room at the Calgary Petroleum Club, Calgary, Alberta, Canada for the following purposes:

     1. To consider, pursuant to an Interim Order of the Court of Queen's Bench of Alberta dated August 8, 2000 and, if deemed advisable, to pass, with or without variation, a special resolution to approve an arrangement under Section 186 of the Business Corporations Act (Alberta), all as more particularly described in the accompanying Joint Management Information Circular and Proxy Statement; and

     2. To transact such further or other business as may properly come before the special meeting or any adjournment or adjournments thereof.

   Each person who is a holder of record of Prudential common shares or Prudential options at the close of business on August 10, 2000 is entitled to notice of, and to attend and vote at, the special meeting and any adjournment or postponement thereof, provided that to the extent a person has transferred any Prudential common shares after the record date and the transferee of the shares establishes that the transferee owns the shares and demands not later than ten days before the special meeting to be included in the list of holders eligible to vote at the special meeting, the transferee will be entitled to vote the shares at the special meeting. Holders of Prudential common shares and options will vote as a single class at the Prudential special meeting.

   Pursuant to the Interim Order, a copy of which is attached as Annex C to the Joint Management Information Circular and Proxy Statement, shareholders and optionholders have been granted the right to dissent in respect of the arrangement. If the arrangement becomes effective, a dissenting shareholder or optionholder will be entitled to be paid the fair value of the common shares or options held by such holder if the Corporate Secretary of Prudential or the Chairman of the special meeting shall have received from such dissenting holder before the special meeting a written objection to the resolution in respect of the arrangement and the dissenting holder shall have otherwise complied with the provisions of section 184 of the Business Corporations Act (Alberta), as modified by the Interim Order. The dissent right is described in the accompanying Joint Management Information Circular and Proxy Statement, and the full text of section 184 of the Business Corporations Act (Alberta) is attached as Annex J to the Joint Management Information Circular and Proxy Statement. Failure to strictly comply with the requirements set forth in section 184 of the Business Corporations Act (Alberta), as modified by the Interim Order, may result in the loss of any right of dissent. Persons who are beneficial owners of common shares registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent should be aware that only the registered holders of such shares are entitled to dissent. Accordingly, if you are such a beneficial owner of common shares desiring to exercise your right of dissent, you must make arrangements for the common shares beneficially owned by you to be registered in your name prior to the time the written objection to the resolution in respect of the arrangement is required to be received by Prudential or, alternatively, make arrangements for the registered holder of your common shares to dissent on your behalf.

   Shareholders and optionholders are urged to complete, sign, date and return the enclosed proxy promptly in the envelope provided and mail it to or deposit it with Valiant Corporate Trust Company at #510, 550-6th Avenue S.W., Calgary, Alberta T2P OS2. To be effective, proxies must be received by Valiant Corporate Trust Company, not later than 10:00 a.m. (Calgary time) on September 21, 2000, or, if the special meeting is adjourned, not later than 24 hours (excluding Saturdays, Sundays and holidays) before the time of the special meeting, or any adjournment or postponement thereof.

                                          DATED at Calgary, Alberta, August
                                           11, 2000.

                                          By Order of the Board of Directors.
                                          /s/ Norman E. Hall
                                          Vice President, Legal & Business
                                           Affairs

                                                           Action No. 0001-12890

                    IN THE COURT OF QUEEN'S BENCH OF ALBERTA

                          JUDICIAL DISTRICT OF CALGARY

         IN THE MATTER OF SECTION 186 OF THE BUSINESS CORPORATIONS ACT,
                         S.A. 1981, c.B-15, AS AMENDED

                AND IN THE MATTER OF AN ARRANGEMENT PROPOSED BY
                        PRUDENTIAL STEEL LTD. INVOLVING
                  PRUDENTIAL STEEL LTD., ITS SECURITYHOLDERS,
                         MAVERICK TUBE CORPORATION AND
                          MAVERICK TUBE (CANADA) LTD.

                               NOTICE OF PETITION

   NOTICE IS HEREBY GIVEN that a Petition has been filed with the Court of Queen's Bench of Alberta, Judicial District of Calgary, by Prudential Steel Ltd. ("Prudential") with respect to a proposed arrangement under Section 186 of the Business Corporations Act, S.A. 1981, c.B-15, as amended, involving Prudential, its shareholders and optionholders, Maverick Tube Corporation ("Maverick") and Maverick Tube (Canada) Ltd., which arrangement is described in greater detail in the Joint Management Information Circular and Proxy Statement of Prudential and Maverick dated August 11, 2000 accompanying this Notice of Petition.

   AND NOTICE IS FURTHER GIVEN that the said Petition will be heard before the presiding Chambers Justice at the Court House, 611-4th Street S.W., Calgary, Alberta, Canada, on the 22nd day of September, 2000 at 1:00 p.m. (Calgary time) or as soon thereafter as counsel may be heard.

   At the hearing of the Petition, Prudential intends to seek the following:

     (i) a declaration that the terms and conditions of the arrangement are fair to the persons affected;

     (ii) an order approving the arrangement pursuant to the provisions of
  Section 186 of the Business Corporations Act (Alberta);

     (iii) a declaration that the arrangement will, upon the filing of Articles of Arrangement under the Business Corporations Act (Alberta), be effective under Alberta law in accordance with its terms; and

     (iv) such other further orders, declarations and directions as the Court may deem just.

   Any securityholder of Prudential or other interested party desiring to support or oppose the Petition may appear at the time of the hearing in person or by counsel for that purpose, provided such securityholder or other interested party files with the Court and serves upon Prudential, on or before September 10, 2000, a Notice of Intention to Appear, together with any evidence or materials which are to be presented to the Court, setting out such securityholder's or interested party's address for service by ordinary mail and indicating whether such securityholder or interested party intends to support or oppose the Petition or make submissions. Service on Prudential is to be effected by delivery to the solicitors for Prudential at the addresses set forth below.

   AND NOTICE IS FURTHER GIVEN that, at the hearing and subject to the foregoing, securityholders and any other interested person will be entitled to make representations as to, and the Court will be requested to consider, the fairness of the arrangement. If you do not attend, either in person or by counsel, at that time, the Court may approve or refuse to approve the arrangement as presented, or may approve it subject to such terms and conditions as the Court shall deem fit, without any further notice.

   AND NOTICE IS FURTHER GIVEN that the Court, by an Interim Order dated August 8, 2000 has given directions as to the calling and holding of the special meeting of the securityholders of Prudential for the purpose of such securityholders voting upon the special resolution to approve the arrangement and, in particular, has directed that Prudential shareholders and optionholders shall have the right to dissent under the provisions of Section 184 of the Business Corporations Act (Alberta) upon compliance with the terms of the Interim Order.

   AND NOTICE IS FURTHER GIVEN that a copy of the said Petition and other documents in the proceedings will be furnished to any shareholder or optionholder of Prudential or other interested party requesting the same by the undermentioned solicitors for Prudential upon written request delivered to such solicitors as follows:

Bennett Jones LLP
4500 Bankers Hall East
855--2nd Street S.W.
Calgary, Alberta
T2P 4K7

Attention: Mr. James G. Smeltzer

   DATED at the City of Calgary, in the Province of Alberta, this 8th day of August, 2000.

                                          PRUDENTIAL STEEL LTD.
                                          /s/ Norman E. Hall
                                          Vice President, Legal & Business
                                           Affairs

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION...............................   1
  Questions and Answers For Maverick Stockholders And Prudential
   Shareholders And Optionholders.........................................   1
  Additional Questions and Answers For Prudential Shareholders And
   Optionholders..........................................................   3
SUMMARY...................................................................   5
  Overview of the Transaction.............................................   5
  The Companies...........................................................   6
  The Combined Company....................................................   6
  Reasons for the Transaction.............................................   7
  Opinions of Financial Advisors..........................................   8
  Recommendations to Shareholders.........................................   8
  What Prudential Shareholders Will Receive in the Transaction............   9
  What Prudential Optionholders Will Receive in the Transaction...........   9
  Market Price Data.......................................................  10
  Listing of Maverick Common Stock and Exchangeable Shares................  10
  Who Can Vote at the Meetings............................................  10
  Shareholder Votes Required..............................................  10
  Dissent Rights..........................................................  10
  Interests of Prudential Officers and Directors..........................  11
  Accounting Treatment....................................................  11
  Regulatory Approvals....................................................  11
  Conditions to the Consummation of the Transaction.......................  11
  Termination of the Combination Agreement................................  12
  Termination Fees........................................................  12
  No Solicitation.........................................................  13
  The Transaction Documents...............................................  13
  Tax Consequences of the Transaction.....................................  14
  Exchange Rate of Canadian and U.S. Dollars..............................  14
  Comparative Per Share Market Price Data.................................  15
SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA...........................  15
  Comparative Per Share Data..............................................  15
  Summary Unaudited Pro Forma Combined Financial Data.....................  17
  Summary Historical Consolidated Financial Data of Maverick Under U.S.
   GAAP...................................................................  18
  Summary Historical Consolidated Financial Data of Prudential Under
   Canadian GAAP..........................................................  18
  Summary Historical Consolidated Financial Data of Prudential Under U.S.
   GAAP...................................................................  19
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS................  19
RISK FACTORS..............................................................  21
  Risks Relating to the Combination.......................................  21
  Risks Relating to the Operations of the Combined Company................  22
INFORMATION ABOUT THE MEETINGS AND VOTING.................................  27
  The Maverick Special Meeting--Information For Maverick Stockholders.....  27
  The Prudential Special Meeting--Information For Prudential Shareholders
   and Optionholders......................................................  28
DESCRIPTION OF THE TRANSACTION............................................  31
  Overview of the Transaction.............................................  31
  Background..............................................................  31
  Reasons for the Transaction.............................................  36
  Recommendations of the Boards of Directors..............................  40
  Opinion of RBC DS.......................................................  40
  Opinion of Deutsche Bank................................................  44
  Transaction Mechanics and Description of Exchangeable Shares............  50

                                      (i)

                                                                            Page
                                                                            ----
  Delivery of Maverick Common Stock.......................................   59
  The Combination Agreement...............................................   59
  Dissenting Shareholders' and Optionholders' Rights......................   64
  Anticipated Accounting Treatment........................................   66
  Business Combination Costs..............................................   66
  Procedures for Transfer of Share Certificates by Prudential Shareholders
   and Prudential Optionholders...........................................   66
  Stock Exchange Listings.................................................   67
  Eligibility for Investment in Canada....................................   67
  Regulatory Matters......................................................   68
  Resales of Exchangeable Shares and Maverick Common Stock................   68
  Ongoing Canadian Reporting Requirements.................................   70
  Interests of Certain Persons in the Transaction.........................   71
CERTAIN FINANCIAL AND OTHER INFORMATION ABOUT THE COMPANIES...............   72
  Maverick................................................................   72
  Prudential..............................................................   73
  The Combined Company....................................................   74
  Maverick Tube (Canada) Ltd..............................................   78
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS...............   81
INFORMATION ABOUT THE SHARE CAPITAL OF MAVERICK AND MAVERICK CANADA.......   91
  Maverick Share Capital..................................................   91
  Maverick Canada Share Capital...........................................   94
COMPARISON OF SHAREHOLDER RIGHTS..........................................   96
INFORMATION ABOUT TAX CONSIDERATIONS......................................  102
  Canadian Federal Income Tax Considerations To Prudential Shareholders...  102
  Canadian Federal Income Tax Considerations To Prudential Optionholders..  108
  United States Federal Income Tax Considerations To Prudential
   Shareholders...........................................................  109
AMENDMENT OF MAVERICK'S CERTIFICATE OF INCORPORATION TO INCREASE THE
 NUMBER OF AUTHORIZED SHARES OF MAVERICK'S COMMON STOCK FROM 40,000,000 TO
 80,000,000...............................................................  117
CERTAIN LEGAL AND OTHER INFORMATION.......................................  119
  Auditors, Transfer Agent and Registrar..................................  119
  Legal Matters...........................................................  119
  Where You Can Find More Information.....................................  119
DOCUMENTS INCORPORATED BY REFERENCE.......................................  120

 ANNEX A Form of Arrangement Resolution

 ANNEX B Combination Agreement

 ANNEX C Interim Order of the Court

 ANNEX D Form of Plan of Arrangement

 ANNEX E Share Capital and Other Provisions

 ANNEX F Form of Support Agreement

 ANNEX G Form of Voting and Exchange Trust Agreement

 ANNEX H Opinion of RBC Dominion Securities Inc.

 ANNEX I Opinion of Deutsche Bank Securities Inc.


                                      (ii)

 ANNEX J Section 184 of the ABCA

 ANNEX K Additional Information:

          Prudential Information:
         Notice of Meeting and Information Circular for Annual and Special Meeting
          of Shareholders held on May 1, 2000.
            Renewal Annual Information Form dated May 15, 2000.
            Management's Discussion and Analysis.
         Audited Financial Statements for the years ended December 31, 1999, 1998 and 1997, and unaudited Financial Statements for the six-month periods ended June 30, 2000 and
          June 30, 1999.

          Maverick Information:
            Business, Management and Principal Stockholders of Maverick.
         Audited Financial Statements for the Years Ended September 30, 1999, 1998
          and 1997 and Unaudited Financial Statements for the Nine Month Periods
          ended June 30, 2000 and 1999.
            Management's Discussion and Analysis of Financial Condition and Results
            of Operations.

    UNLESS OTHERWISE INDICATED, ALL DOLLAR AMOUNTS IN THIS JOINT MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT ARE EXPRESSED IN U.S. DOLLARS.

                                     (iii)

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Questions and Answers For Maverick Stockholders And Prudential Shareholders And Optionholders

Q: Why do Maverick and Prudential want to combine their businesses?

A: Maverick and Prudential are both leading producers of tubular steel products used in energy and industrial applications and share similar business philosophies. We believe that the proposed combination will complement each of our existing businesses. By combining the businesses of both companies, we will create:

  . the largest North American producer of welded oil country tubular goods for the energy industry in terms of total ton capacity and, based on pro forma data for the twelve-month period ended December 31, 1999, total tons shipped; and

  . a major supplier of line pipe for the energy industry and hollow structural sections to industrial markets.

  We expect the combined entity, with its stronger balance sheet and larger size, will have increased access to capital markets and enhanced purchasing power with its suppliers. We also expect that by integrating the best manufacturing, sales and service practices of the constituent companies, the combined entity will be able to compete more effectively in the marketplace.

Q: Who will manage the combined company after the combination?

A: We have structured the combination as a merger of equals, reflecting the proportionate ownership of the Maverick and Prudential stockholders in the combined company following the consummation of the combination. The combined company, which will retain the name "Maverick Tube Corporation" and be headquartered in Chesterfield, Missouri, will be managed by an 11-member board of directors to include six members from the Maverick board and five members from the Prudential board. We expect that the operations of Prudential will continue as a separate subsidiary of Maverick following the combination, utilizing the Prudential name and associated goodwill, and generally will continue to be operated by current Prudential management.

Q: When and where are the shareholder meetings?

A: Both meetings will take place on September 22, 2000. The Maverick special meeting will be held at 10:00 a.m. (St. Louis time) at the Doubletree Hotel and Conference Center, 16625 Swingley Ridge Road, Chesterfield, Missouri. The Prudential special meeting will be held at 10:00 a.m. (Calgary time) in the Viking Room at the Calgary Petroleum Club, Calgary, Alberta.

Q: What do I need to do now?

A: Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible, so that your shares may be represented at your meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the transaction or the Maverick stock issuance and amendment to its certificate of incorporation, as the case may be. You may also choose to attend your meeting and vote your shares in person. If you are a shareholder or optionholder of Prudential, your proxy must be received by 10:00 a.m. on September 21, 2000 to be effective.

Q: What do I do if I want to change my vote?

A: Send in a later-dated signed proxy card to your company's Secretary, or attend your meeting in person and vote. You may also revoke your proxy by sending a notice of revocation to your company's Secretary at the address under "Summary--The Companies" on page 6.

Q: If my shares of stock are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. Without instructions, your shares will not be voted. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q: What votes are required to complete the transaction?

A: The transaction requires the approval of the holders of at least two-thirds of the Prudential shares and options voting as a single class at the Prudential special meeting. The issuance of the Maverick common stock in connection with the transaction requires the approval of a majority of the outstanding shares of Maverick common stock entitled to vote on that proposal.

Q: What are the other material conditions to consummation of the transaction?

A: The transaction is subject to the receipt of required governmental and regulatory approvals, and approval of the plan of arrangement giving effect to the transaction by the Court of Queen's Bench of Alberta. In addition, the transaction is subject to the receipt of a letter at closing from the independent auditors of each of Maverick and Prudential. The letter from Maverick's independent auditors must concur with the conclusion of Maverick's management as to the appropriateness of pooling-of-interests accounting treatment under U.S. GAAP if the transaction is closed and consummated in accordance with the combination agreement. The letter from Prudential's independent auditors must concur with the conclusion of Prudential's management that Prudential is eligible to enter into a combination that qualifies for pooling-of-interests accounting treatment under U.S. GAAP. The transaction is also subject to other customary closing conditions.

Q: When do you expect the transaction to be completed?

A: We are working toward completing the transaction as quickly as possible. We hope to complete the transaction effective as of the close of business on September 22, 2000.

Q: Who do I call if I have more questions?

A: For questions about voting and proxies, Maverick stockholders may call:

  MacKenzie Partners, Inc.
  (800) 322-2885
  (212) 929-5550 (banks and brokers only)

  For other information, Maverick stockholders may contact:

  Maverick Tube Corporation
  Phone (636) 733-1600
  Fax (636) 733-1671

  For questions about voting and proxies, Prudential shareholders and optionholders may call:

  Valiant Corporate Trust Company
  (403) 233-2801

  For other information, Prudential shareholders and optionholders may contact:

  Norman E. Hall
  Vice President, Legal & Business Affairs
  Phone: (403) 267-0300
  Fax: (403) 265-3426
  E-mail: nhall@prudentialsteel.com

Additional Questions and Answers For Prudential Shareholders And Optionholders

Q: Why is Prudential entering into this transaction?

A: Prudential believes the transaction is in the best interest of Prudential shareholders and optionholders. The benefits of the transaction include:

  . 0.52 of an exchangeable share represented a significant premium over the trading price of Prudential common shares immediately prior to the announcement of the combination;

  . Prudential expects the combined company to have a larger asset base and greater geographical diversity of operations and markets;

  . Prudential expects the combined company to have a larger market capitalization and better access to capital and financial markets;

  . Prudential expects the shares of the combined company to have a greater public float and liquidity;

  . the transaction is structured to provide a tax deferral opportunity for most Canadian resident Prudential shareholders and, more likely than not, a tax deferral for U.S. holders of Prudential common shares; and

  . Prudential expects the combined company to benefit from the strong leadership of directors and senior management from both Prudential and Maverick. In addition, the existing management of Prudential generally will continue to manage the Canadian operations of the combined company.

Q: What will I receive as a result of this transaction?

A: Prudential shareholders (other than dissenting shareholders) will receive
   0.52 of an exchangeable share issued by Maverick Tube (Canada) Ltd., a wholly-owned Canadian subsidiary of Maverick, for each Prudential common share. Each Prudential option will be exchanged for an option to acquire
   0.52 of a share of Maverick common stock at an exercise price equal to its current exercise price divided by 0.52, expressed in U.S. dollars.

Q: What are the exchangeable shares?

A: Each exchangeable share has economic and voting rights equivalent to one share of Maverick common stock. Holders of exchangeable shares will be entitled to:

  . exchange their shares for Maverick common stock at any time on a one-for-one basis;

  . vote indirectly through a voting trust arrangement at meetings of Maverick stockholders;

  . receive dividends, if any, on the same basis as Maverick stockholders;
    and

  . receive the benefits of Maverick's shareholder rights plan.

Q: Will the exchangeable shares be listed on a stock exchange?

A: Yes. On August 3, 2000, The Toronto Stock Exchange conditionally approved the listing of the exchangeable shares.

Q: Why would I continue to hold exchangeable shares?

A: We will implement the exchangeable share structure to provide tax deferral opportunities for most Canadian resident Prudential shareholders, and, more likely than not, to provide tax deferral to U.S. holders of Prudential common shares. As long as the exchangeable shares remain listed on a Canadian stock exchange, they will qualify as an investment and will not be foreign property for RRSP, RRIF, RESP and other savings and pension plans.

Q: How do I exchange my exchangeable shares for Maverick common stock?

A: Promptly following the consummation of the transaction, we will send to all Prudential registered shareholders a letter of transmittal that will allow you to receive your exchangeable shares. Rather than receive certificates representing the exchangeable shares, you may instead receive Maverick common stock by checking the relevant box on the Prudential letter of transmittal to indicate that you wish to exchange your exchangeable shares immediately. If you want to receive certificates representing the exchangeable shares and prefer to exchange them at a later date, you must endorse and deposit your exchangeable share certificate at that time, duly endorsed, with CIBC Mellon Trust Company, along with other required documents. If your exchangeable shares are held in "street name" your broker will handle the exchange at your request.

Q: How long will it take to receive Maverick common stock?

A: It will take approximately three business days to receive your certificate representing Maverick common stock following deposit of your exchangeable share certificate, duly endorsed, with CIBC Mellon Trust Company.

                                    SUMMARY

   The following is a summary of certain information contained elsewhere in this joint proxy statement. The information contained in this summary is qualified in its entirety by and should be read in conjunction with the more detailed information contained in this joint proxy statement, including the Annexes, and the documents incorporated herein by reference.

   Unless the context otherwise requires:

     "Deutsche Bank" refers to Deutsche Bank Securities Inc., a financial advisor of Maverick;

     "GAAP" refers to generally accepted accounting principles;

     "joint proxy statement" means this Joint Management Information Circular and Proxy Statement;

     "Maverick" refers to Maverick Tube Corporation and its subsidiaries prior to the combination of Maverick and Prudential;

     "Maverick Canada" refers to Maverick Tube (Canada) Ltd., a wholly-owned Canadian subsidiary of Maverick formed for the purpose of issuing the exchangeable shares to Prudential shareholders in the transaction;

     "Prudential" refers to Prudential Steel Ltd. and its subsidiaries prior to the combination of Maverick and Prudential;

     "Raymond James" refers to Raymond James & Associates, Inc., a financial advisor of Maverick;

     "RBC DS" refers to RBC Dominion Securities Inc., financial advisor of Prudential; and

     "We," "our," or "us" generally refers to Maverick and its subsidiaries on a pro forma combined basis after giving effect to the combination of Maverick and Prudential, but can refer to Maverick or Prudential, on a stand alone basis, where the context indicates clearly.

   Unless otherwise indicated, all dollar amounts in this joint proxy statement are expressed in U.S. dollars.

Overview of the Transaction

   The transaction will combine the businesses of Maverick and Prudential, which we believe complement each other, to create:

  . the largest North American producer of welded oil country tubular goods for the energy industry in terms of total ton capacity and, based upon pro forma data for the twelve-month period ended December 31, 1999, total tons shipped; and

  . a major supplier of line pipe for the energy industry and hollow structural sections to industrial markets.

We will implement the transaction through a share exchange under a plan of arrangement.

   Upon completion of the proposed transaction:

  . Prudential will become an indirect wholly-owned subsidiary of Maverick;

  . Prudential shareholders will cease to be shareholders of Prudential and (other than dissenting shareholders) will receive, for each Prudential common share, 0.52 of an exchangeable share of Maverick Canada;

  . each exchangeable share will have economic and voting rights equivalent to one share of Maverick common stock and will be exchangeable, at the option of the holder, for one share of Maverick common stock; and

  . each outstanding option to purchase a Prudential common share will be exchanged for an option to purchase 0.52 of a share of Maverick common stock at an exercise price equal to its current exercise price divided by 0.52, expressed in U.S. dollars.

See "Description of the Transaction--Transaction Mechanics and Description of Exchangeable Shares" on page 50.

The Companies
(see pages 72 and 73)

   Maverick. Maverick is one of the largest U.S. manufacturers of steel tubular products used in energy and industrial applications. Energy related products consist of oil country tubular goods and line pipe which are used in the exploration, development, production and transportation of oil and natural gas. Industrial products consist of hollow structural sections, standard pipe and piling pipe, which are used in non-residential and commercial construction, agriculture and fabrication, and cold drawn mechanical tubing which is used primarily in the manufacture of hydraulic and pneumatic cylinders. Maverick's principal executive offices are located at 16401 Swingley Ridge Road, Suite 700, Chesterfield, Missouri 63017, and its telephone number is (636) 733-1600.

   Prudential. Prudential is one of the largest Canadian manufacturers of steel tubular products used in energy and industrial applications. Energy related products consist of tubular goods and line pipe, both of which are used in the exploration, development and production of oil and natural gas. Prudential's industrial products consist primarily of hollow structural sections and standard pipe used in the non-residential and commercial construction industry as well as the agricultural, mining and fabrication sectors. Prudential also produces pipe for other pipe manufacturers under conversion agreements. Prudential's principal executive offices are located at Suite 1800, 140-4th Avenue S.W., Calgary, Alberta, Canada T2P 3N3 and its telephone number is (403) 267-0300.

The Combined Company
(see page 74)

   The combined company will be:

  . the largest North American producer of welded oil country tubular goods for the energy industry in terms of total ton capacity and, based upon pro forma data for the twelve-month period ended December 31, 1999, total tons shipped; and

  . a major supplier of line pipe for the energy industry and hollow structural sections to industrial markets.

   The combined company will retain the name "Maverick Tube Corporation" and will be headquartered in Chesterfield, Missouri, with Canadian operations headquartered in Calgary, Alberta and operating under the Prudential name. The 11-member board of directors of the combined company will include six members from the current Maverick board of directors and five members from the current Prudential board of directors. The combined company's fiscal year end will be December 31.

   At June 30, 2000, on a pro forma combined basis, the combined company had:

  . total assets of approximately $386.7 million;

  . total stockholders' equity of approximately $202.6 million;

  . debt of approximately $92.6 million;

  . 10 tube mills and five facilities located in the U.S. and Canada, with the capacity to produce approximately 1.5 million tons of tubular products annually;

  . approximately 33.7 million outstanding shares of common stock (including
    Maverick stock issuable upon exchange of the exchangeable shares); and

  . approximately 2,000 employees in the U.S. and Canada.

   For the three year period ended September 30, 1999 for Maverick and the three year period ended December 31, 1999 for Prudential, on a pro forma combined basis, the combined company had:

  . average annual revenues of approximately $414.5 million; and

  . average annual operating cash flow of approximately $30.7 million.

See "Unaudited Pro Forma Combined Condensed Financial Statements" on page 81.

Reasons for the Transaction
(see page 36)

   Maverick. The Maverick board of directors has unanimously approved the combination of Maverick and Prudential. In reaching this determination, the Maverick board consulted with Maverick's management, as well as its financial and legal advisors, and considered the following material factors:

  . The anticipated business advantages of the combination, including:

   . The complementary fit of the two companies;

   . The enhanced geographic diversity of the combined company, which will allow it to serve Maverick's U.S. and Canadian markets and Prudential's Canadian and U.S. markets in a more effective and efficient manner;

   . The increased flexibility afforded by combining the manufacturing facilities of the two companies to permit greater opportunity for optimal capacity utilization;

   . The strong management team of Prudential to manage the combined company's Canadian operations;

   . The ability to utilize the best manufacturing, sales and service practices of each constituent company to more efficiently supply the marketplace;

   . The enhanced purchasing power of the combined company, which Maverick believes will result from the greater steel and other raw material requirements of the combined company;

   . The attractiveness to many Maverick and Prudential customers of having access to a broader line of product offerings through the greater manufacturing capabilities of the combined company;

   . The immediate increase, which Maverick believes will occur as a result of the transaction, to earnings and operating cash flow per share, excluding one-time transaction costs; and

   . A stronger balance sheet, with a pro forma percentage of debt to equity of 22.8% as of March 31, 2000, and larger absolute size, resulting in benefits such as increased access to capital and financial markets, which Maverick anticipates will lower the future costs of equity and debt transactions.

  . The benefits to Maverick stockholders of increasing the number of publicly-traded shares of Maverick, which we expect will also result in corresponding increases in market capitalization, trading volume and institutional interest in Maverick's business and securities.

   The Maverick board of directors also considered the opinion of Deutsche Bank, a financial advisor to Maverick, delivered orally on June 10, 2000 and subsequently confirmed in writing as of that date, to the effect that, based on and subject to the factors and assumptions set forth in the opinion, the exchange ratio of 0.52 exchangeable shares for each Prudential common share was fair, from a financial point of view, to Maverick. See "Description of the Transaction--Opinion of Deutsche Bank" on page 44.

   The Maverick board of directors also considered potential disadvantages of the transaction. See "Description of the Transaction--Reasons for the Transaction--Maverick's Reasons for the Transaction--Potential Risks" on page 37.

   Prudential. The Prudential board of directors has unanimously approved the combination of Maverick and Prudential. In reaching its determination, the Prudential board consulted with Prudential's management, as well as its financial and legal advisors, and considered the following material factors:

  . The consideration offered of 0.52 of an exchangeable share, each of which is the economic equivalent of one share of Maverick common stock, represented a significant premium over the trading price of Prudential common shares immediately prior to the announcement of the combination;

  . Prudential expects the combined company to have a larger asset base and greater geographical diversity of operations and markets;

  . Prudential expects the combined company to have a larger market capitalization and better access to capital and financial markets;

  . Prudential expects the shares of the combined company to have a greater public float and liquidity;

  . The structure of the combination provides a tax deferral opportunity for most Prudential shareholders resident in Canada, and is more likely than not to provide tax deferral for U.S. holders of Prudential common shares; and

  . Prudential expects the combined company to benefit from the strong leadership of directors and senior management from both Prudential and Maverick. In addition, the existing management of Prudential generally will continue to manage the Canadian operations of the combined company.

   The Prudential board of directors also considered the opinion of RBC DS, delivered orally to the Prudential board on June 11, 2000 and subsequently confirmed in writing as of that date that, based upon and subject to the matters set forth in the opinion, the exchange ratio of 0.52 of an exchangeable share for each Prudential common share was fair from a financial point of view to the Prudential shareholders. See "Description of the Transaction--Opinion of RBC DS" on page 40.

   The Prudential board of directors also considered potential disadvantages to the transaction. See "Description of the Transaction--Reasons for the Transaction--Prudential's Reasons for the Transaction--Potential Risks" on page 39.

   In view of the variety of factors considered in their evaluations of the combination, neither the Maverick nor the Prudential board of directors found it practicable to and did not quantify or otherwise assign relative strengths to the specific factors considered. For potential risk factors related to the transaction considered at various times by the two companies, see "Risk Factors" on page 21.

Opinions of Financial Advisors
(see pages 40 and 44)

   In deciding to approve the transaction, each board of directors considered the opinion of its financial advisor. Prudential received an opinion from RBC DS delivered orally on June 11, 2000 and subsequently confirmed in writing as of that date as to the fairness of the terms of the transaction to holders of Prudential common shares from a financial point of view. Maverick received an opinion from Deutsche Bank delivered orally on June 10, 2000 and subsequently confirmed in writing as of that date,to the effect that, based on and subject to the factors and assumptions set forth in the opinion, the exchange ratio was fair, from a financial point of view, to Maverick. These opinions are attached as Annexes H and I, respectively. We encourage you to read these opinions.

Recommendations to Shareholders
(see page 40)

 To Maverick stockholders:

   The Maverick board believes that the transaction is fair to its stockholders and in their best interest and unanimously recommends that its stockholders vote FOR the issuance of Maverick common stock pursuant to the transaction and the increase in the number of authorized shares.

 To Prudential shareholders and optionholders:

   The Prudential board believes that the transaction is fair to its shareholders and optionholders and in their best interest and unanimously recommends that shareholders and optionholders vote FOR the approval of the arrangement to give effect to the transaction.

What Prudential Shareholders Will Receive in the Transaction
(see page 50)

   In the transaction, Prudential shareholders (other than dissenting shareholders) will receive 0.52 of an exchangeable share of Maverick Canada for each Prudential common share. We structured the exchangeable shares to be the economic equivalent of Maverick common stock, and the holders of exchangeable shares will have the following principal rights:

  . The right to exchange the exchangeable shares for shares of Maverick common stock on a one-for-one basis at any time;

  . The right to receive dividends, if any, on a per share equivalent basis, in amounts (or property in the case of non-cash dividends) which are the same, and which are payable at the same time, as dividends declared on Maverick common stock;

  . The right to vote, indirectly through a trust arrangement, on a per share equivalent basis, at all stockholder meetings at which holders of shares of Maverick common stock are entitled to vote;

  . The right to participate, on a pro rata basis with the holders of Maverick common stock, in the distribution of assets of Maverick through the mandatory exchange of exchangeable shares for shares of Maverick common stock; and

  . The right to the benefits under the Maverick shareholder rights plan.

   The exchangeable shares will, in effect, have no separate economic or voting rights in respect of Maverick Canada (other than limited class voting rights under the Business Corporations Act (Alberta) and the right to vote on any change in the fundamental terms of the exchangeable shares themselves or the related terms in the support agreement and the voting and exchange trust agreement described elsewhere in this joint proxy statement, in which cases, the exchangeable shares may be subject to automatic redemption). Prudential shareholders will generally only be able to maintain any deferral of recognition of gain or loss on their exchangeable shares for Canadian federal income tax and U.S. federal income tax purposes for as long as they hold exchangeable shares. An automatic redemption of the exchangeable shares will occur following the fifth anniversary of the consummation of the arrangement and may under specified circumstances occur earlier. See "Information About the Share Capital of Maverick and Maverick Canada--Maverick Canada Share Capital-- Exchangeable Shares" on page 94 and "Information About Tax Considerations" on page 102.

   Based on the number of Prudential common shares outstanding on August 10, 2000, the former Prudential shareholders will effectively own the equivalent of approximately 16,463,300 shares of Maverick common stock, or the equivalent of approximately 47% of the outstanding Maverick common stock. Maverick will not issue any fractional exchangeable shares or Maverick common shares; rather, Prudential shareholders will receive a cash payment instead of the fractional share.

What Prudential Optionholders Will Receive in the Transaction
(see page 56)

   In the transaction, each option to acquire a Prudential common share will be exchanged for an option to acquire 0.52 of a share of Maverick common stock at an exercise price equal to its current exercise price divided by 0.52 and expressed in U.S. dollars.

Market Price Data
(see page 15)

   Maverick's common stock is currently listed on the Nasdaq National Market. On July 26, 2000, the New York Stock Exchange authorized the listing of Maverick's common stock effective upon the consummation of the transaction. Prudential common shares are listed on The Toronto Stock Exchange. On June 9, 2000, the last full trading day for Maverick and Prudential before the public announcement of the transaction, Maverick common stock closed at $30.75 on the Nasdaq National Market and Prudential common shares closed at C$16.00 on The Toronto Stock Exchange. On August 7, 2000, Maverick common stock closed at $26.125 and on August 4, 2000, Prudential common shares closed at C$18.65.

Listing of Maverick Common Stock and Exchangeable Shares
(see page 67)

   On July 26, 2000, the New York Stock Exchange authorized the listing of Maverick's common stock, including those shares issuable upon the exchange of the exchangeable shares. On August 3, 2000, Maverick Canada received conditional approval to list the exchangeable shares on The Toronto Stock Exchange.

Who Can Vote at the Meetings
(see pages 27 and 28)

   Maverick. Only record holders of Maverick common stock at the close of business on August 7, 2000 are entitled to notice of and to vote at the Maverick special meeting. On August 7, 2000, 17,899,224 shares of Maverick common stock were outstanding. Each share will have one vote on each matter presented at the Maverick special meeting.

   Prudential. Only registered holders of Prudential common shares and Prudential options at the close of business on August 10, 2000 are entitled to notice of and to vote at the Prudential special meeting. Transferees of Prudential common shares after that date who comply with the procedures described in the Notice of Special Meeting of Shareholders and Optionholders accompanying this joint proxy statement are also entitled to vote. On August 10, 2000, 30,319,434 Prudential common shares and Prudential options exerciseable into 1,340,764 Prudential common shares were outstanding. Each Prudential common share and Prudential option will have one vote on each matter presented at the Prudential special meeting and common shareholders and optionholders will vote as one class.

Shareholder Votes Required
(see pages 27 and 30)

   Maverick. The issuance of Maverick common stock and the amendment to Maverick's certificate of incorporation to increase the number of authorized common shares require the approval of stockholders holding a majority of the outstanding shares of Maverick common stock entitled to vote at the special meeting.

   Prudential. Approval of the transaction requires two-thirds of the votes cast by holders of Prudential common shares and options, voting as a single class.

Dissent Rights
(see page 64)

   The holders of Prudential common shares and options have the right to dissent and be paid the judicially determined fair value of their shares or options. The holders of Maverick common stock do not have any right to an appraisal of the value of their shares in connection with the transaction.

Interests of Prudential Officers and Directors
(see page 71)

   When you consider the recommendation of the Prudential board of directors that Prudential shareholders and optionholders vote in favor of the transaction, you should be aware that a number of Prudential directors and officers have interests in the transaction that may differ from those of Prudential shareholders and optionholders generally.

Accounting Treatment
(see page 66)

   Maverick and Prudential expect the transaction to qualify as a pooling-of-interests under U.S. GAAP, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes. Prudential will use its reasonable best efforts to obtain a letter at closing from its independent auditors concurring with the conclusion of Prudential's management that the company is eligible to enter into a combination that qualifies for pooling-of-interests accounting treatment under U.S. GAAP. Maverick will use its reasonable best efforts to obtain a letter at closing from its independent auditors concurring with the conclusion of Maverick's management as to the appropriateness of pooling-of-interests accounting treatment under U.S. GAAP if the transaction is closed and consummated in accordance with the combination agreement.

Regulatory Approvals
(see page 68)

   The arrangement requires approval by the Court of Queen's Bench of Alberta. In addition, we cannot complete the transaction until the applicable waiting period expires under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and we receive the required rulings and orders under the Canadian provincial securities legislation. On July 21, 2000, we received notice of early termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended. On July 31, 2000, we filed applications under Canadian provincial securities legislation and expect to receive all required regulatory approvals promptly.

Conditions to the Consummation of the Transaction
(see page 59)

   The consummation of the transaction depends upon meeting a number of conditions, including:

  . the approval of the issuance of Maverick common stock;

  . the approval of the arrangement by the Prudential shareholders and optionholders;

  . the approval of the arrangement by the Alberta Court of Queen's Bench;

  . the receipt of all required consents and regulatory approvals;

  . the absence of any law or court order prohibiting the transaction;

  . the representations and warranties of the parties set out in the combination agreement being materially accurate as of the closing;

  . performance by the parties of their obligations under the combination agreement;

  . the listing of the exchangeable shares on The Toronto Stock Exchange or another recognized Canadian stock exchange;

  . obtaining the required rulings and orders under Canadian provincial securities legislation;

  . the listing of the shares of Maverick common stock on the New York Stock
    Exchange (or on the Nasdaq National Market, if the Maverick common stock is refused or not qualified for listing on the New York Stock Exchange);

  . the receipt of a letter at closing from Maverick's independent auditors concurring with the conclusions of Maverick's management as to the appropriateness of pooling-of-interests accounting treatment under U.S. GAAP if the transaction is closed and consummated in accordance with the combination agreement; and

  . the receipt of a letter at closing from Prudential's independent auditors concurring with the conclusion of Prudential's management that Prudential is eligible to enter into a combination that qualifies for pooling-of-interests accounting treatment under U.S. GAAP.

   Each party has the right to waive the conditions (except for the requisite shareholder and regulatory approvals) to its obligations under the combination agreement.

Termination of the Combination Agreement
(see page 62)

   Either Maverick or Prudential can terminate the combination agreement if any of the following occurs:

  . there has been a material breach of the combination agreement by the other party, subject to notice and cure provisions;

  . all closing conditions have not been satisfied or waived by December 31, 2000;

  . the required approvals of Maverick stockholders or Prudential shareholders and optionholders, voting as a class, are not obtained at the respective shareholder meetings; or

  . a law or court order prohibits the transaction.

   Maverick can terminate the combination agreement if any of the following occurs:

  . the Prudential board withdraws or modifies adversely to Maverick its recommendation or fails to reaffirm its recommendation upon request by Maverick or after a competing acquisition proposal is announced; or

  . the Maverick board accepts, recommends, approves or implements an acquisition proposal in compliance with the combination agreement.

   Prudential can terminate the combination agreement if:

  . the Maverick board withdraws or modifies adversely to Prudential its recommendation or fails to reaffirm its recommendation upon request by Prudential; or

  . the Prudential board accepts, recommends, approves or implements a proposal superior to this transaction in compliance with the combination agreement.

Termination Fees
(see page 63)

   Prudential must pay Maverick a termination fee of $3 million in cash if:

  . Maverick terminates the combination agreement because of a material breach by Prudential that is not cured; or

  . Maverick or Prudential terminates the combination agreement because
    Prudential shareholders and optionholders, voting as a class, do not approve the transaction.

   Prudential must pay Maverick a termination fee of $11 million in cash if:

  . an acquisition proposal by a third party in respect of Prudential is publicly announced, Maverick or Prudential terminates the combination agreement because Prudential shareholders and optionholders, voting as a class, do not approve the transaction and, within nine months of the termination, Prudential accepts an acquisition proposal or consummates an acquisition transaction.

   Prudential must pay Maverick a termination fee of $14 million in cash if:

  . Maverick terminates the combination agreement because the Prudential board withdraws or modifies adversely its recommendation or fails to reaffirm its recommendation when requested by Maverick to do so or after an acquisition proposal for Prudential is announced; or

  . Prudential terminates the combination agreement in order to accept a superior acquisition proposal.

   Maverick must pay Prudential a termination fee of $3 million in cash if:

  . Prudential terminates the combination agreement because of a material breach by Maverick that is not cured; or

  . Maverick or Prudential terminates the combination agreement because
    Maverick stockholders do not approve the issuance of Maverick common stock.

   Maverick must pay Prudential a termination fee of $11 million in cash if:

  . an acquisition proposal by a third party in respect of Maverick is publicly announced, Maverick or Prudential terminates the combination agreement because Maverick stockholders do not approve the transaction and, within nine months of the termination, Maverick accepts an acquisition proposal or consummates an acquisition transaction.

   Maverick must pay Prudential a termination fee of $14 million in cash if:

  . Prudential terminates the combination agreement because the Maverick board withdraws or modifies adversely its recommendation or fails to reaffirm its recommendation when requested by Prudential to do so or after an acquisition proposal for Maverick is announced; or

  . Maverick terminates the combination agreement in order to accept an acquisition proposal.

No Solicitation
(see page 60)

   Neither Maverick nor Prudential may solicit or encourage any competing acquisition proposals. However, if a third party proposal is made, which in the case of Prudential is a superior acquisition proposal, the Maverick or Prudential board of directors, as the case may be, may enter into discussions and negotiations with, and provide information to, the party making the acquisition proposal. Maverick has the right to match any superior acquisition proposal made to Prudential.

The Transaction Documents

   We have included the combination agreement and the form of plan of arrangement as Annexes B and D to this joint proxy statement. We encourage you to read these agreements as they are the principal legal documents that govern the transaction.

Tax Consequences of the Transaction
(see page 102)

   In the opinion of Prudential's Canadian counsel, the transaction structure will provide a tax deferral for most Canadian resident holders of Prudential common shares through the exchange of Prudential common shares for exchangeable shares of Maverick Canada. This tax deferral will continue as long as you continue to hold the exchangeable shares. You should note that Maverick can require the exchange of the exchangeable shares for Maverick common stock after five years or, under specified circumstances, sooner, which would end your tax deferral. In addition, so long as the exchangeable shares are listed on a prescribed Canadian stock exchange, they will qualify as an investment and will not be foreign property for RRSP, RRIF, RESP and other savings and pension plans.

   In the opinion of Prudential's U.S. tax counsel, it is more likely than not that U.S. holders of Prudential common shares that exchange their Prudential common shares for exchangeable shares will not recognize gain or loss on the exchange, except as described in "Information About Tax Considerations--United States Federal Income Tax Considerations To Prudential Shareholders" on page
109. There is however, no direct authority addressing the proper treatment of the transaction for U.S. federal income tax purposes, and, therefore, that conclusion is subject to significant uncertainty.

Exchange Rate of Canadian and U.S. Dollars

   On August 7, 2000, the exchange rate for one Canadian dollar expressed in U.S. dollars based on the noon buying rate of the Federal Reserve Bank of New York was $0.6723.

   For each period, the following table provides the high and low exchange rates for one Canadian dollar expressed in U.S. dollars, the average of these exchange rates on the last day of each month during the period, and the exchange rate at the end of the period, based upon the noon buying rate in New York City for cable transfers in Canadian dollars, as certified for customer purposes by the Federal Reserve Bank of New York:

                                             Six-Month
                                            Period Ended   Twelve-Month Period
                                              June 30,     Ended December 31,
                                            ------------ -----------------------
                                                2000      1999    1998    1997
                                            ------------ ------- ------- -------
      High.................................   $0.6969    $0.6925 $0.7105 $0.7487
      Low..................................    0.6629     0.6535  0.6341  0.6945
      Average..............................    0.6813     0.6732  0.6748  0.7222
      Period End...........................    0.6734     0.6925  0.6504  0.6999

   On August 4, 2000, the exchange rate for one U.S. dollar expressed in Canadian dollars based on the noon spot rate of the Bank of Canada was C$1.4888.

   For each period, the following table provides the high and low exchange rates for one U.S. dollar expressed in Canadian dollars, the average of these exchange rates on the last day of each month during such period, and the exchange rate at the end of such period, based upon the noon spot rate of the Bank of Canada:

                                          Nine-Month
                                         Period Ended Twelve-Month Period Ended
                                           June 30,         September 30,
                                         ------------ --------------------------
                                             2000       1999     1998     1997
                                         ------------ -------- -------- --------
      High..............................   C$1.5081   C$1.5578 C$1.5765 C$1.3995
      Low...............................     1.4341     1.4505   1.3714   1.3306
      Average...........................     1.4690     1.5030   1.4500   1.3700
      Period End........................     1.4793     1.4700   1.5259   1.3820

Comparative Per Share Market Price Data

   The following table sets forth the high and low sales prices and aggregate volume of Maverick common stock, traded under the symbol "MAVK" on the Nasdaq National Market, and of Prudential common shares, traded under the symbol "PTS" on The Toronto Stock Exchange, for the periods indicated. The quotations are as reported in published financial sources.

                   Prudential                     High   Low     Volume
                   ----------                    ------ ------ ----------
Fiscal 1997
Quarter ended December 31....................... $8.25  $5.625 11,641,294
Quarter ended March 31..........................  9.50   6.125 12,520,924
Quarter ended June 30........................... 19.375  8.75  26,375,638
Quarter ended September 30...................... 41.75  17.125 25,596,766
Fiscal 1998
Quarter ended December 31....................... 50.75  20.313 33,921,217
Quarter ended March 31.......................... 25.75  14.625 37,764,480
Quarter ended June 30........................... 18.375 10.563 18,793,293
Quarter ended September 30...................... 11.25   5.375 14,710,636
Fiscal 1999
Quarter ended December 31.......................  8.938  5.156 14,703,454
Quarter ended March 31..........................  7.313  5.50  12,579,686
Quarter ended June 30........................... 15.25   5.688 24,789,196
Quarter ended September 30...................... 22.00  11.875 15,553,632
Fiscal 2000
Quarter ended December 31....................... 26.75  16.125 16,804,670
Quarter ended March 31.......................... 32.438 18.50  16,627,118
April........................................... 32.438 23.063  3,603,155
May............................................. 36.50  28.50   4,586,254
June............................................ 35.375 25.00  11,165,615
July ........................................... 29.25  20.75   8,002,428
August 1 through August 7....................... 26.125 22.813  2,109,046

                   Prudential                     High   Low     Volume
                   ----------                    ------ ------ ----------
1997
Quarter ended March 31.......................... C$9.33 C$7.00  9,888,420
Quarter ended June 30...........................  12.67   8.50  7,184,850
Quarter ended September 30......................  24.67  12.25 16,027,440
Quarter ended December 31.......................  24.63  13.15 15,001,600
1998
Quarter ended March 31..........................  16.85  10.10  8,504,900
Quarter ended June 30...........................  17.90   9.75 14,683,800
Quarter ended September 30......................  11.95   5.50  7,969,000
Quarter ended December 31.......................   9.15   5.90  4,986,900
1999
Quarter ended March 31..........................   7.70   4.70  4,731,100
Quarter ended June 30...........................   9.50   6.75  7,159,600
Quarter ended September 30......................  14.75   8.25  7,701,500
Quarter ended December 31.......................  14.70  10.30  5,301,300
2000
Quarter ended March 31..........................  16.50  12.45  6,997,900
April...........................................  16.00  13.25  1,821,100
May.............................................  18.20  15.00  1,938,600
June............................................  22.60  15.50 13,625,600
July ...........................................  21.70  16.15  3,304,785
August 1 through August 4.......................  19.50  17.25    857,100

   On June 9, 2000, the last full trading day for Maverick and Prudential before the public announcement of the transaction, Maverick common stock closed at $30.75 on the Nasdaq National Market and Prudential common shares closed at C$16.00 on The Toronto Stock Exchange. On August 7, 2000, the last closing price of Maverick common stock was $26.125. On August 4, 2000, the last closing price of Prudential common shares was C$18.65.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

Comparative Per Share Data

   The following table sets forth historical per common share data for Maverick and Prudential and unaudited pro forma and equivalent pro forma combined per common share data after giving effect to the proposed transaction under the pooling-of-interests method of accounting at the exchange ratio of 0.52 of an exchangeable share for each Prudential common share. As a result of the differing year-ends of Maverick and Prudential, results of operations for dissimilar year-ends have been combined. Maverick's results of operations for its fiscal year ended September 30, 1999, 1998 and 1997 have been combined with Prudential's results of operations for the years ended December 31, 1999, 1998 and 1997, respectively, and the pro forma combined results are reported as September 30, 1999, 1998 and 1997. Maverick's results of operations for the nine months ended June 30, 2000 have been combined with Prudential's results of operation for the nine months ended June 30, 2000. Basic and diluted earnings
(loss) per common share and cash dividends per common share are presented for the nine months ended June 30, 2000 and for each of the three years in the period ended September 30, 1999. Book value per common share is presented as of June 30, 2000 and payout ratio is presented as of June 30, 2000 and September 30, 1999, 1998 and 1997.

   The data should be read in conjunction with the selected historical consolidated financial data and the unaudited pro forma combined financial statements included in this joint proxy statement and the separate historical consolidated financial statements of Maverick and Prudential, including the notes thereto, incorporated by reference or included in this joint proxy statement. See "Documents Incorporated by Reference" on page 120. Prudential's historical data have been adjusted to conform to U.S. GAAP and are expressed in U.S. dollars. The unaudited pro forma combined financial data are not necessarily indicative of the operating results or financial position that would have occurred had the transaction been consummated at the beginning of the earliest period presented and should not be construed as indicative of future operations.

 Historical--Maverick

                                                Nine Months For the Year Ended
                                                   Ended      September 30,
                                                 June 30,   -------------------
                                                   2000      1999   1998  1997
                                                ----------- ------  ----- -----
Basic earnings per common share(a).............    $0.02    $(0.68) $0.74 $0.99
Diluted earnings per common share(a)...........     0.02     (0.68)  0.73  0.97
Cash dividends per common share(c).............        0         0      0     0
Book value per common share(b).................     6.47      5.15   5.83  5.05

 Historical--Prudential--U.S. GAAP and U.S.$

                                                                 For the Year
                                                   Nine Months       Ended
                                                      Ended      December 31,
                                                    June 30,   -----------------
                                                      2000     1999  1998  1997
                                                   ----------- ----- ----- -----
Basic net earnings per common share(a)............    $0.43    $0.10 $0.26 $1.02
Diluted net earnings per common share(a)..........     0.42     0.10  0.26  1.01
Cash dividends per common share(c)................     0.10     0.13  0.14  0.15
Book value per common share(b)....................     3.09     2.88  2.74  2.81

 Consolidated Pro Forma per Common Share Data

                                                               For the Years
                                                 Nine Months       Ended
                                                    Ended      September 30,
                                                  June 30,   -------------------
                                                    2000      1999   1998  1997
                                                 ----------- ------  ----- -----
Basic earnings (loss) per common share(d).......    $0.41    $(0.19) $0.62 $1.49
Diluted earnings (loss) per common share(d).....     0.40     (0.19)  0.61  1.46
Cash dividends per common share(e)..............        0         0      0     0
Payout ratio(e).................................        0         0      0     0
Book value per common share.....................     6.02

 Consolidated Equivalent Pro Forma per Common Share Data(f)

                                                               For the Years
                                                 Nine Months       Ended
                                                    Ended      September 30,
                                                  June 30,   -------------------
                                                    2000      1999   1998  1997
                                                 ----------- ------  ----- -----
Basic earnings (loss) per common share..........    $0.21    $(0.10) $0.32 $0.77
Diluted earnings (loss) per common share........     0.21     (0.10)  0.32  0.76
Cash dividends per common share.................        0         0      0     0
Book value per common share.....................     3.13

--------
(a) The historical basic earnings (loss) per common share is based upon the weighted average number of common shares of Maverick and Prudential outstanding for each period. The historical diluted earnings

   (loss) per common share is based upon the weighted average number of common shares and equivalent common shares outstanding for each period.
(b) The historical book value per common share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period.
(c) Maverick neither declared nor paid a dividend during any of the periods presented.
(d) The unaudited pro forma earnings (loss) per common share data are based upon the weighted average number of common shares and equivalent common shares outstanding of Maverick and Prudential for each period at the exchange ratio of 0.52 of an exchangeable share for each Prudential common share.
(e) The unaudited pro forma payout ratio assumes that Maverick will continue its current policy of not paying cash dividends.
(f) The unaudited equivalent pro forma per common share data are calculated by multiplying the pro forma per common share data by the exchange ratio of 0.52.

Summary Unaudited Pro Forma Combined Financial Data

   The following table sets forth summary unaudited pro forma combined financial data which are presented to give effect to the combination of Prudential and Maverick under the pooling-of-interests method of accounting. As a result of the differing year-ends of Maverick and Prudential, results of operations for dissimilar year-ends have been combined. Maverick's results of operations for its fiscal year ended September 30, 1999, 1998 and 1997 have been combined with Prudential's results of operations for the years ended December 31, 1999, 1998 and 1997, respectively, and are reported as September 30, 1999, 1998 and 1997. Maverick's results of operations for the nine months ended June 30, 2000 have been combined with Prudential's results of operation for the nine months ended June 30, 2000. The income statement data for each of the three years in the period ended September 30, 1999 and the nine months ended June 30, 2000 assume that the transaction had been consummated on October 1, 1996. The balance sheet data assume that the transaction had been consummated on June 30, 2000.

   The unaudited pro forma combined financial data do not reflect any cost savings or other synergies which may result from the transaction and are not necessarily indicative of the results of operations or the financial position which would have occurred had the transaction been consummated on October 1, 1996, nor are they necessarily indicative of future results of operations or financial position. The unaudited pro forma combined financial data are presented in accordance with U.S. GAAP in U.S. dollars. The unaudited pro forma combined financial data should be read in conjunction with the historical consolidated financial statements of Maverick and Prudential, including the notes thereto, incorporated by reference in this joint proxy statement and the unaudited pro forma combined financial statements contained elsewhere herein.

                                                       For the Years Ended
                                      Nine Months         September 30,
                                     Ended June 30, ---------------------------
                                          2000        1999      1998     1997
                                     -------------- --------  -------- --------
                                      (In thousand, except per share amounts)
Income Statement Data
  Net sales.........................    $393,838    $314,418  $383,918 $545,296
  Gross profit (loss)...............      43,418      18,744    52,435   92,378
  Income (loss) before income taxes.      22,217      (8,906)   29,895   71,124
  Basic earnings (loss) per common
   share............................        0.41        (.19)     0.62     1.49
  Diluted earnings (loss) per common
   share............................        0.40        (.19)     0.61     1.46
Balance Sheet Data
  Total assets......................     386,660
  Long-term debt less current
   maturities.......................       6,919
  Revolving credit facility.........      85,663
  Stockholders' equity..............     202,621

Summary Historical Consolidated Financial Data of Maverick Under U.S. GAAP

   The following table sets forth summary historical consolidated financial data for Maverick as of and for each of the five years in the period ended September 30, 1999 and as of and for the nine months ended June 30, 2000 and 1999.

   The data have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information, which are contained in Maverick's Annual Report for the year ended September 30, 1999, and the unaudited consolidated interim financial information, which are contained in Maverick's Quarterly Report on Form 10-Q for the nine months ended June 30, 2000, including the notes thereto, incorporated by reference or which are included in this joint proxy statement in Annex K. See "Certain Legal and Other Information--Where You Can Find More Information" on page 119 and "Documents Incorporated by Reference" on page 120.

                            Nine Months
                          Ended June 30,         For the Years Ended September 30,
                         -----------------  ---------------------------------------------
                           2000     1999      1999      1998     1997     1996     1995
                         -------- --------  --------  -------- -------- -------- --------
                                    (In thousands, except per share amounts)
Income Statement Data
  Net sales............. $215,721 $118,410  $172,417  $265,389 $291,060 $204,182 $167,896
  Gross profit (loss)...   14,002      363     2,855    33,351   38,257   22,140    8,031
  Income (loss) before
   income taxes.........      452  (13,562)  (16,171)   16,805   22,224    9,420   (2,334)
  Basic earnings (loss)
   per common share.....      .02     (.56)     (.68)      .74      .99      .50     (.16)
  Diluted earnings
   (loss) per common
   share................      .02     (.56)     (.68)      .73      .97      .50     (.16)
Balance Sheet Data
  Total assets..........  235,949  145,390   160,148   156,885  162,064  125,556  106,494
  Long-term debt less
   current maturities...    6,919    7,669     7,518     8,226    8,879   11,901   18,045
  Revolving credit
   facility.............   55,000   22,300    31,000    27,400   10,000   13,250   15,000
  Stockholders' equity..  115,875   81,375    79,646    90,063   77,868   57,247   49,503

Summary Historical Consolidated Financial Data of Prudential Under Canadian
GAAP

   The following table sets forth summary historical consolidated financial data for Prudential as of and for each of the five years in the period ended December 31, 1999 and as of and for the six months ended June 30, 2000 and 1999. The summary historical consolidated financial data have been presented in Canadian dollars under Canadian GAAP.

   The data set forth should be read in conjunction with the consolidated financial statements and related notes included in Annex K.

                             Six Months
                            Ended June 30            For the Years Ended December 31,
                         ------------------- -------------------------------------------------
                           2000      1999      1999      1998      1997      1996      1995
                         --------- --------- --------- --------- --------- --------- ---------
                                       (In thousands, except per share amounts)
Income Statement Data
  Net sales............. C$173,359 C$ 68,943 C$210,945 C$175,656 C$352,021 C$242,934 C$176,958
  Net income (loss).....    14,790       273     4,813    12,886    42,800    21,556     9,624
  Basic earnings per
   common share.........      0.49      0.01      0.16      0.43      1.42      0.72      0.32
  Diluted earnings per
   common share.........      0.47      0.01      0.16      0.42      1.39      0.70      0.32
Balance Sheet Data
  Total assets..........   224,125   150,684   186,117   154,315   174,512   121,807   111,047
  Revolving credit
   facility.............    45,360     8,532    14,529     9,387         0         0    21,820
  Stockholders' equity..   139,303   125,560   127,090   128,311   121,380    83,538    65,801

Summary Historical Consolidated Financial Data of Prudential Under U.S. GAAP

   The following table sets forth summary historical consolidated income statement data of Prudential for each of the three years in the period ended December 31, 1999 and for the six months ended June 30, 2000 and 1999, and balance sheet data as at December 31, 1999 and 1998 and June 30, 2000. The summary historical consolidated financial data have been presented in Canadian dollars and adjusted to U.S. GAAP.

   The data set forth should be read in conjunction with the consolidated financial statements and related notes included in Annex K.

                          Six Months Ended
                              June 30,               For the Years Ended December 31,
                         ------------------  -------------------------------------------------
                           2000      1999      1999      1998      1997      1996      1995
                         --------- --------  --------- --------- --------- --------- ---------
                                       (In thousands, except per share amounts)
Income Statement Data
  Net sales............. C$173,359 C$68,943  C$210,945 C$175,656 C$352,021 C$242,934 C$176,958
  Net income (loss).....    14,947      (69)     4,628    11,736    42,800    21,556     9,624
  Basic earnings per
   common share.........      0.49     0.00       0.15      0.39      1.42      0.72      0.32
  Diluted earnings per
   common share.........      0.48     0.00       0.15      0.39      1.39      0.70      0.32

                             At June 30,                      At December 31,
                         ------------------- -------------------------------------------------
                           2000      1999      1999      1998      1997      1996      1995
                         --------- --------- --------- --------- --------- --------- ---------
Balance Sheet Data
  Total assets.......... C$222,947 C$149,142 C$184,782 C$153,165 C$174,512 C$121,807 C$111,047
  Revolving credit
   facility.............    45,360     8,532    14,529     9,387         0         0    21,820
  Stockholders' equity..   138,125   124,068   125,755   127,161   121,380    83,538    65,801
  Common stock
   outstanding..........    30,319    30,236    30,239    30,236    30,213    30,051    30,000

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

   We make forward-looking statements in this document and in the public documents that are incorporated by reference, which represent our expectations or beliefs about future events and financial performance. You can identify these statements by forward-looking words such as "expect," "believe," "anticipate," "goal," "plan," "intend," "estimate," "may," "will" or similar words. Forward-looking statements are subject to known and unknown risks, uncertainties and assumptions, including:

  . the volatility in the level of oil and gas drilling activity;

  . steel price volatility;

  . currency exchange rates;

  . domestic and foreign competitive pressures;

  . fluctuations in industry-wide inventory levels;

  . the presence or absence of governmentally imposed trade restrictions;

  . asserted and unasserted claims; and

  . those other risks and uncertainties described under "Risk Factors" and elsewhere in this document and in Maverick's other filings with the Securities and Exchange Commission and Prudential's other filings with the Canadian securities administrators.

   In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document might not occur. In addition, actual results could differ materially from those suggested by the forward-looking statements. Accordingly, you should not place undue reliance on forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

  . The sections of this document which contain forward-looking statements include:

  . ""Questions and Answers About the Transaction";

  . ""Summary'';

  . ""Summary Historical and Pro Forma Financial Data";

  . ""Risk Factors";

  . ""Description of the Transaction";

  . ""Certain Financial and Other Information about the Companies";

  . ""Unaudited Pro Forma Combined Condensed Financial Statements";

  . Prudential Management's Discussion and Analysis of Financial Condition and Results of Operations contained in Annex K; and

  . Maverick Management's Discussion and Analysis of Financial Condition and
    Results of Operations contained in Annex K or incorporated herein by reference.

   For all these statements, we claim the protection of the safe harbor for forward-looking statements contained in the United States Private Securities Litigation Reform Act of 1995, as amended.

                                 RISK FACTORS

   In deciding how to vote on the combination, you should consider the following factors:

Risks Relating to the Combination

 We Cannot Give Any Assurance of a Successful Combination of Maverick and Prudential.

   In evaluating the terms of the transaction, Maverick and Prudential each analyzed their respective businesses and made certain assumptions concerning their respective future operations. A key assumption was that the transaction would result in a combined entity with operating results in 2001 and beyond substantially better than those recently experienced by either of the constituent companies. We cannot give any assurance, however, that we will achieve better operating results.

 Loss of Pooling-of-Interests Accounting Treatment Would Harm the Financial Results of the Combined Company.

   If, notwithstanding the opinions that Maverick and Prudential will obtain from their respective independent auditors at closing, it is determined by the SEC or otherwise that the combination does not qualify for pooling-of-interests accounting treatment for financial reporting purposes, the future reported earnings of the combined company would be adversely affected because the combined company would be required to record and amortize goodwill and other intangible assets resulting from the combination. This accounting treatment would have the effect of reducing operating income, which may harm the trading price of Maverick common stock following the combination.

 Adverse Income Tax Consequences to Prudential U.S. Shareholders are Possible.

   With respect to U.S. holders of Prudential common shares who receive exchangeable shares pursuant to the arrangement, it is more likely than not that the arrangement will qualify as a:

  . transfer that meets the requirements of Section 351 of the U.S. Code; or

  . "reorganization" within the meaning of Section 368(a) of the U.S. Code.

   There is, however, no direct authority addressing the proper treatment of the arrangement for U.S. federal income tax purposes and, therefore, such conclusion is subject to significant uncertainty. If the arrangement fails to qualify as a transfer meeting the requirements of Section 351 of the U.S. Code and fails to qualify as a reorganization, a U.S. holder of Prudential common shares who receives exchangeable shares pursuant to the arrangement would recognize gain or loss. The gain or loss would equal the difference between the fair market value of the exchangeable shares and that holder's tax basis in the Prudential common shares.

 Potential Future Sale of Shares of Maverick Common Stock Could Affect Its Market Price.

   Some of the current Prudential shareholders may want to liquidate their investment in the combined company following the combination. The sale of a significant number of shares of Maverick common stock by these shareholders could have a negative impact upon the stock price of the Maverick common stock, particularly in the short term.

 Our Future Operating Results May Fluctuate, Which Could Result in a Lower Price for Our Common Stock.

   Following the consummation of the arrangement, the market price of the common stock of Maverick may decline below currently prevailing levels . The market price of our common stock may be adversely affected by numerous factors, including:

  . actual or anticipated fluctuations in our operating results;

  . changes in financial estimates by securities analysts; and

  . general market conditions and other factors.

   Our future operating results may fluctuate significantly depending upon a number of factors, including the level of oil and gas drilling activity and general industry conditions. See "--Risks Relating to the Operations of the Combined Company" below.

Risks Relating to the Operations of the Combined Company

 Fluctuations In Oil And Natural Gas Drilling Activity Could Adversely Affect Us Because We Sell a Significant Portion Of Our Products To The Energy Industry.

   The principal products of Maverick and Prudential consist of oil country tubular goods and line pipe. Sales of these products to the energy industry constitute the most significant source of our revenues. In fact, on a pro forma basis, revenues of the combined company from the sale of oil country tubular goods and line pipe to the energy industry accounted for approximately 71%, 75% and 82% of our pro forma total sales for 1999, 1998 and 1997, respectively. Demand for these products depends primarily upon the number of oil and natural gas wells being drilled, completed and worked over in the United States and Canada and the depth and drilling conditions of these wells. The level of these activities is primarily dependent on current and anticipated oil and natural gas prices. Many factors affect these prices, such as the supply and demand for oil and natural gas, general economic conditions and global weather patterns. As a result, the future level and volatility of oil and natural gas drilling activity is uncertain.

 The Volatility And Cyclical Nature Of Steel Prices May Adversely Affect Our Business.

   Purchased steel currently represents slightly more than two-thirds of the cost of goods sold for both Maverick and Prudential. As a result, the steel industry, which is highly volatile and cyclical in nature, affects our business both positively and negatively. Numerous factors, most of which are beyond our control, drive the cycles of the steel industry and influence steel prices. Some of these factors are:

  . general economic conditions;

  . industry capacity utilization;

  . import duties and other trade restrictions; and

  . currency exchange rates.

   Change in steel prices can affect the pricing and/or gross margin levels of our products. With respect to industrial products, we would seek to recover any increase in steel costs by attempting to increase the price of our products. However, increases in the prices of our products often do not fully compensate for steel price increases and generally lag several months behind increases in steel prices. Prices of energy products move in conjunction with demand for those products and are unrelated to changes in steel costs. This could result in an inability to recover steel cost increases on those products during poor energy market conditions. Consequently, we typically have a limited ability to recover increases in steel costs.

 Exchange Rate Fluctuations Will Have a Direct Impact on Our Results of Operations.

   Although our financial results will be reported in U.S. dollars, a significant portion of our sales and operating costs will be denominated in Canadian dollars. Consequently, we will be exposed to cash flow and earnings volatility as a result of fluctuations in relative currency values. Significant fluctuations may adversely affect our results of operations. In particular, our results of operations may be adversely affected by a significant strengthening of the U.S. dollar against the Canadian dollar.

   Prudential currently enters into forward contracts from time to time for the purchase of U.S. dollars to reduce its exposure to Canada-U.S. exchange fluctuations on materials and supplies denominated in U.S. funds.

To reduce the impact of currency fluctuations, we may continue a U.S. exchange rate management program for our Canadian operations. However, we cannot give any assurance that this program will effectively avoid adverse effects as a result of currency fluctuations.

 The Level Of Imports Of Oil Country Tubular Goods Into The U.S. and Canadian Markets, Which Has Been Reduced by Trade Relief Now in Place, Impacts Demand and Pricing For Our Products.

   The level of imports of oil country tubular goods, which has varied significantly over time, affects the U.S. and Canadian oil country tubular goods markets. High levels of imports reduce the volume sold by domestic producers and tend to suppress selling prices, both of which could have an adverse impact on our business. We believe that United States and Canadian import levels are affected by, among other things:

  . U.S., Canadian and overall world demand for oil country tubular goods;

  . the trade practices of and government subsidies to foreign producers; and

  . the presence or absence of antidumping and countervailing duty orders.

   Antidumping and countervailing duty orders require special duties to be imposed in amounts designed to offset unfair pricing and government subsidization, respectively. In the United States, once an order is in place, each year foreign producers, importers, domestic producers and other parties may request an "administrative review" to determine the duty rates to be applied to imports during subsequent years, as well as the duty deposit rates for future imports from the companies covered by the review. In addition, a company that did not ship to the United States during the original period examined by the U.S. government may request a "new shipper review" to obtain its own duty rate on an expedited basis.

   U.S. antidumping and countervailing duty orders may be revoked as a result of periodic "sunset reviews." An individual exporter may also obtain revocation as to itself under certain circumstances. On June 22, 2000, the U.S. International Trade Commission voted to sunset the antidumping and countervailing orders against oil country tubular goods imports from Canada and Taiwan. This action could result in increased competition from imports from these countries that could have a material adverse effect on our U.S. business. The U.S. government recently commenced sunset reviews of the orders covering Argentina, Italy, Japan, Korea and Mexico beginning in July 2000. These reviews are expected to conclude in July 2001. If the orders covering imports from Argentina, Italy, Japan, Korea and Mexico are revoked in full or in part or the duty rates lowered, we could be exposed to increased competition from imports that could have a material adverse effect on our U.S. business.

   Since 1986, imports of certain oil country tubular goods into Canada from the U.S., Korea, Japan and Germany have been restricted by the existence of antidumping and countervailing duty orders. The Canada Customs and Revenue Agency will initiate the sunset review process on these orders in September 2000 with a decision expected by July 2001. If the orders covering imports from the U.S., Korea, Japan and Germany are revoked in full or in part or the duty rates lowered, we could be exposed to increased competition from imports from these countries that could have a material adverse effect on our Canadian business.

 Industry Inventory Levels Affect Our Sales and Net Income.

   Industry inventory levels of our products, particularly oil country tubular goods, can change significantly from period to period. These changes can have a direct adverse effect on the demand for new production of energy and industrial products when customers draw from inventory rather than purchase new products. We believe that industry-wide oil country tubular goods inventory is at or below normal levels in relation to current demand. Additionally, months of supply of inventory, which defines the level of inventory in terms of monthly consumption, also appears to be in line with current demand. Material increases in months of supply of inventory can have an adverse impact on us.

   Maverick's Plans for the New Large-Diameter Facility May Not Be Successful.

   An important part of Maverick's growth strategy is and will continue to be its ability to successfully expand its current product lines, offer new product lines and enter new markets. We are devoting significant resources to this strategy. To this end, Maverick is currently constructing a new large-diameter facility that will produce products with larger diameters than it currently manufactures. Opening the new facility may expose us to risks including:

  . intense competition in the larger diameter product lines;

  . the current industry-wide overcapacity in these product lines; and

  . potential unforeseen or higher than expected costs.

   Any of these risks could adversely affect or prevent the success of the new facility.

 Maverick's Cold Drawn Tubing Business May Not Be Successful.

   Maverick's recent entry into the cold drawn tubing market has required capital expenditures of approximately $15.9 million as of June 30, 2000. Maverick has not generated a profit to date in this market and we cannot assure you that we will be successful in achieving significant sales levels or profitability in the cold drawn tubing market.

 Prudential's Longview Facility May Not Generate Profits.

   In 1997, Prudential expanded into the U.S. market with the construction of a tubular manufacturing facility in Longview, Washington. The Longview facility commenced operations in December 1998. As anticipated, in fiscal 1999 the Longview facility experienced a loss due to operations start-up and market development issues. The Longview facility has not generated a profit to date and we cannot assure you that we will be successful in achieving sales levels or profitability for the Longview facility.

 We May Lose Business to Competitors Who Are Larger than Us or Who Produce Their Own Steel.

   Some of our competitors are larger and have greater financial and marketing resources and business diversification. These companies may be better able than the combined company to successfully endure downturns in either the energy or industrial sectors. Also, many of these larger competitors are integrated steel producers who make their own raw materials rather than purchase their raw materials in the open market. During periods of strong steel demand, we may be at a competitive disadvantage to these integrated competitors. As a result, we may lose business to any of these competitors. The oil country tubular goods and structural product markets are largely commodity in nature and as a result, price competition is of particular importance.

 We Will Depend on a Few Suppliers for a Significant Portion of Our Steel, and a Loss of One or More Significant Suppliers Could Affect Our Ability to Produce Our Products.

   In fiscal 1999, Maverick purchased in excess of 90% of the steel for its Arkansas facilities from a single supplier and 80% of the steel for its Texas facility from three suppliers. In fiscal 1999, Prudential purchased in excess of 80% of the steel for its Canadian operations from two Canadian suppliers. The loss of any of these suppliers or interruption of production at one or more of the suppliers could have a material adverse effect on our business, financial condition and results of operations.

 Seasonal Fluctuations Which Affect Our Customers May Affect Demand For Our Products.

   Maverick and Prudential, as well as the oil country tubular goods industry in general, have historically experienced seasonal fluctuations in demand for their products. For instance, weather conditions during the first half of the calendar year normally make drilling operations more difficult. For this reason, domestic drilling activity and the corresponding demand for our oil country tubular goods generally will be lower during the first and second calendar quarters, as compared with the third and fourth calendar quarters. We also will experience seasonal fluctuations in demand for our industrial products. However, the timing of these fluctuations may differ from fluctuations experienced in the oil country tubular goods market.

 We Depend on a Few Distributors for a Significant Portion of Our Net Sales of Oil Country Tubular Goods, and a Loss of One or More Significant Distributors Could Affect Our Ability to Sell Our Products.

   In fiscal 1997, National Oilwell Supply, Inc., Master Tubular, Inc. and two other distributors accounted for 25% of Maverick's net sales. In fiscal 1998, National Oilwell alone accounted for 14% of Maverick's net sales. In fiscal 1999, McJunkin Appalachian Oilfield Supply Company and Sooner Pipe & Supply Corp., which was formed in June 1999 as a result of a combination of National Oilwell and other distributors, accounted for 26% of Maverick's net sales. The loss of any of these distributors could have a material adverse effect on our business, financial condition and results of operations.

   In fiscal 1999, four distributors accounted for approximately 48% of the Canadian revenues of Prudential. The loss of any of these distributors could have a material adverse effect on our business, financial condition or results of operations.

 The Operations of the End Users of Our Products Expose Us to Potential Product Liability and Environmental Claims.

   Drilling for oil and natural gas involves a variety of risks that can result in significant losses. Actual or claimed defects in our products may give rise to claims against us for these losses. The transportation of oil and gas through line pipe also involves risks. A failure of line pipe may give rise to environmental liabilities and claims against us for losses. The use of structural tubing can also involve risks. Actual or claimed defects in these pipe and tubing products can also expose us to claims for damages. We maintain insurance coverage against potential product liability claims in amounts which we believe to be adequate. We have not historically incurred material product liability costs, nor have we experienced difficulties in obtaining or maintaining adequate product liability insurance coverage. However, we may incur product liability in excess of our insurance coverage or incur other uninsured costs, and we may not be able to maintain adequate insurance coverage levels in the future.

 Compliance with and Changes to Environmental and Safety Laws Regulating the Operation of Our Business Could Adversely Affect Our Performance.

   Our businesses are, and our combined business will continue to be, subject to numerous U.S. and Canadian local, state and federal laws and regulations concerning environmental and safety matters. Future changes in and compliance with these laws and regulations may have a material adverse effect on our operations.

 Prudential's Canadian Operations are Subject to Collective Bargaining
 Agreements.

   Prudential has a collective bargaining agreement expiring December 31, 2000 with the United Steelworkers of America, Local Union 7226, covering approximately 450 employees at its Calgary facilities. This agreement generally covers wages, healthcare benefits and retirement plans, seniority, job classes and certain work rules. While Prudential believes its present labor relations to be good, there can be no assurance that the collective bargaining agreement will be renewed upon expiration or that a new collective bargaining agreement on terms acceptable to us will be established.

 Provisions in Our Corporate Documents and Delaware Law Could Delay or Prevent a Change in Control of the Combined Company.

   The existence of some provisions in Maverick's corporate documents and Delaware law could delay or prevent a change in control of the combined company, even if that change might be beneficial to our stockholders. Our certificate of incorporation and bylaws contain provisions that may make acquiring control of the combined company difficult, including:

  . provisions limiting the rights to call special meetings of our stockholders;

  . provisions regulating the ability of our stockholders to bring matters for action at annual meetings of our stockholders;

  . a provision prohibiting action by stockholders by written consent; and

  . the authorization to issue and set the terms of preferred stock by Maverick's board of directors.

   In addition, we have adopted a shareholder rights plan that would cause extreme dilution to any person or group who would attempt to acquire a significant interest in the combined company without advance approval of Maverick's board of directors. Moreover, Delaware law would impose restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

                   INFORMATION ABOUT THE MEETINGS AND VOTING

The Maverick Special Meeting--Information For Maverick Stockholders

   Solicitation and Voting of Proxies. The accompanying Maverick proxy is solicited on behalf of the Maverick board for use at the Maverick special meeting, to be held at the Doubletree Hotel and Conference Center, 16625 Swingley Ridge Road, Chesterfield, Missouri, on September 22, 2000 at 10:00 a.m. (St. Louis time). Only holders of record of Maverick common stock at the close of business on August 7, 2000 will be entitled to vote at the Maverick special meeting. On August 7, 2000, there were 17,899,224 shares of Maverick common stock outstanding and entitled to vote. Each share entitles the holder to one vote on all matters presented at the Maverick special meeting. A majority of the shares, present in person or by proxy, will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be considered to be represented for purposes of a quorum. This joint proxy statement and the accompanying form of proxy were first mailed to Maverick stockholders on or about August 11, 2000.

   Revocability of Proxy. If you have given a proxy you may revoke it at any time before it is exercised at the Maverick special meeting, by:

  . delivering to the secretary of Maverick by any means, including facsimile, a written notice stating that the proxy is revoked;

  . signing and so delivering a proxy bearing a later date; or

  . attending the Maverick special meeting and voting in person (although attendance at the Maverick special meeting will not, by itself, revoke your proxy).

   Expenses of Proxy Solicitation. Maverick will pay the expenses of soliciting proxies to be voted at the Maverick special meeting. Following the original mailing of the proxies and other soliciting materials, Maverick and/or its agents also may solicit proxies by mail, telephone, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, Maverick will request brokers, custodians, nominees and other record holders of shares to forward copies of the proxy and other soliciting materials to persons for whom they hold such shares and to request authority for the exercise of proxies. In such cases, Maverick, upon the request of the record holders, will reimburse the record holders for their reasonable expenses. Maverick has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and verify records related to the solicitation at a maximum fee of $15,000.00 plus expenses.

   Voting Rights. You are entitled to one vote for each Maverick share held as of the record date. Stockholder approval of the issuance of Maverick common stock pursuant to the transaction is required by the rules of the Nasdaq National Market. The approval requires the affirmative vote of a majority of votes cast on the proposal, either in person or by proxy, at the Maverick special meeting, assuming a majority of the shares of Maverick common stock entitled to vote are represented at the special meeting, provided that the total votes cast on the proposal represent over 50% of the outstanding shares of Maverick common stock entitled to vote on the proposal. Approval of the amendment to the Maverick certificate of incorporation requires the affirmative vote of the holders of the majority of the outstanding shares of Maverick common stock.

   Maverick will count abstentions in tabulations of votes cast. Therefore, an abstention will have the same effect as a vote against each proposal. Under Delaware case law, broker non-votes (shares which are present at the meeting and for which a broker or nominee has received no instruction by the beneficial owner as to how the owner wishes the shares to be voted) are counted for purposes of determining whether a quorum is present at the meeting but are not counted for purposes of determining whether a proposal has been approved. Thus, a broker non-vote will have the same effect as a negative vote with regard to the proposal to amend the Maverick certificate of incorporation to increase the authorized common stock. Broker non-votes will not count "for" or "against" with respect to the issuance of shares of Maverick common stock in connection with the transaction and will not be considered as shares represented at the meeting for purposes of determining whether the total votes cast on that proposal represented more than 50% of the outstanding shares.

   Auditors. Ernst & Young LLP, independent public accountants, have served as the independent auditors of Maverick since March 1991. Representatives of Ernst & Young LLP plan to attend the Maverick special meeting and will be available to answer questions. Its representatives will also have an opportunity to make a statement at the meeting if they so desire, although Maverick does not expect any statement will be made.

   Discretionary Authority. The accompanying Maverick proxy confers discretionary authority to vote upon any other matters properly brought before the meeting which were not known to the Maverick board a reasonable time prior to this solicitation.

   Maverick Stockholder Proposals. Stockholder proposals to be considered for inclusion in the proxy statement of Maverick to be issued in connection with the 2001 annual meeting of Maverick stockholders must be mailed to Barry R. Pearl, Corporate Secretary, Maverick Tube Corporation, 16401 Swingley Ridge Road, Seventh Floor, Chesterfield, Missouri 63017 and must be received by the Corporate Secretary on or before August 19, 2000.

   Stockholder proposals submitted outside of the procedures set forth above, including nominations for directors, must be mailed to Barry R. Pearl, Corporate Secretary, at the address above and must be received by the Corporate Secretary not later than November 2, 2000 and not earlier than September 18, 2000. If a proposal is received after November 2, 2000, Maverick's proxy for the 2001 annual meeting may confer discretionary authority to vote on such matter without any discussion of the matter in the proxy statement for the 2001 annual meeting.

The Prudential Special Meeting--Information For Prudential Shareholders and Optionholders

   Solicitation and Voting of Proxies. The accompanying Prudential proxy is solicited on behalf of the Prudential board of directors for use at the Prudential special meeting. The solicitation of proxies will be primarily by mail but proxies may also be solicited personally or by telephone by regular employees of Prudential without special compensation. The cost of solicitation will be borne by Prudential. Prudential may also pay brokers or nominees holding Prudential common shares in their names or in the names of their principals for their reasonable expenses in sending solicitation material to their principals. Prudential has retained Valiant Corporate Trust Company to aid in the solicitation of proxies and verify records related to the solicitation, for a fee of approximately C$15,000.

   Only registered Prudential shareholders and Prudential optionholders at the close of business on August 10, 2000 will be entitled to vote at the Prudential special meeting, subject to the provisions of Alberta law regarding transfers of Prudential common shares after the Prudential record date. Shareholders and optionholders will vote together as one class. See the "Notice of Special Meeting of Shareholders and Optionholders" accompanying this joint proxy statement. At the close of business on the Prudential record date, there were 30,319,434 Prudential common shares outstanding, and Prudential options outstanding in respect of an additional 1,340,764 Prudential common shares.

   A quorum of Prudential shareholders and Prudential optionholders at the Prudential special meeting will be present if the holders of not less than 5% of the Prudential common shares entitled to vote at the meeting are present, either in person or by duly appointed proxy.

   To be effective, proxies must be received by Valiant Corporate Trust Company not later than 10:00 a.m. (Calgary time) on September 21, 2000, or, if the Prudential special meeting is adjourned, not later than 24 hours (excluding Saturdays, Sundays and holidays) before the time of the Prudential special meeting or any adjournment or postponement thereof.

   Advice to Beneficial Holders of Prudential Common Shares. The information set forth in this section is important to Prudential shareholders who do not hold their Prudential common shares in their own name (referred to in this joint proxy statement as "beneficial shareholders"). Beneficial shareholders should note that only proxies deposited by shareholders whose names appear on the records of Prudential as the registered shareholders can be recognized and acted upon at the special meeting. If Prudential common shares are listed in an account statement provided to a Prudential shareholder by a broker, then in almost all cases those shares will not be registered in the shareholder's name on the records of Prudential. Such shares will more likely be registered under the name of the shareholder's broker or a nominee of that broker. In Canada, the vast majority of these shares are registered under the name of CDS & Co. (the registration name for the Canadian Depository for Securities), which acts as nominee for many Canadian brokerage firms. In the United States, shares are often registered under the name of CEDE & Co. (the registration name for The Depository Trust Company), which acts as nominee for many U.S. brokerage firms. Shares held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the beneficial shareholder.

   Applicable regulatory policy requires brokers to seek voting instructions from beneficial shareholders in advance of shareholders' meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by beneficial shareholders in order to ensure that their common shares are voted at the special meeting. Often the form of proxy supplied to a beneficial shareholder by his/her broker is identical to the form of proxy provided by Prudential to the registered shareholders. However, its purpose is limited to instructing the registered shareholder how to vote on behalf of the beneficial shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Independent Investor Communications Corporation ("IICC") in Canada and ADP Proxy Services in the United States. IICC and ADP Proxy Services typically prepare a machine-readable proxy form, mail those forms to the beneficial shareholders and ask beneficial shareholders to return the proxy forms to IICC or ADP Proxy Services. IICC or ADP Proxy Services then tabulate the results of all instructions received and provide appropriate instructions respecting the voting of shares at the special meeting.

   A beneficial shareholder receiving a proxy form from IICC or ADP Proxy Services cannot use that proxy to vote common shares directly at the special meeting--the proxy must be returned to IICC or ADP Proxy Services well in advance of the special meeting in order to have the common shares represented by such proxy voted.

   Appointment of Proxy and Discretionary Authority. As a Prudential shareholder or Prudential optionholder you have the right to appoint a person, who need not be a shareholder or optionholder of Prudential, other than persons designated in the form of proxy accompanying this joint proxy statement, as your nominee to attend and act for and on your behalf at the Prudential special meeting. You may exercise this right by inserting the name of the person you appoint in the blank space provided on the form of proxy.

   The form of proxy accompanying this joint proxy statement confers discretionary authority upon the proxy nominees with respect to amendments or variations to the matters identified in the accompanying notice of the Prudential special meeting and other matters which may properly come before the Prudential special meeting.

   Your Prudential common shares and Prudential options represented by proxies at the Prudential special meeting will be voted in accordance with your instructions where you have specified a choice with respect to any matter to be voted upon. In the absence of any specification, your Prudential common shares and Prudential options will be voted FOR the matter or matters proposed in this joint proxy statement.

   Management of Prudential knows of no matters to come before the Prudential special meeting other than the matters referred to in the accompanying notice of the Prudential special meeting. However, if any other matters that are not now known to management should properly come before the Prudential special meeting, the shares and options represented by proxies in favor of management nominees will be voted on such matters in accordance with the best judgment of the proxy nominee.

   Revocation of Proxies. Proxies given by Prudential shareholders or Prudential optionholders for use at the Prudential special meeting may be revoked at any time prior to their use. A Prudential shareholder or Prudential optionholder giving a proxy may revoke the proxy (1) by instrument in writing executed by the shareholder or optionholder or by his or her attorney authorized in writing, or, if the shareholder is a corporation, under its corporate seal by an officer or attorney thereof duly authorized indicating the capacity under which such officer or attorney is signing, and deposited either at the registered office of Prudential (as set forth in this joint proxy statement) or with Valiant Corporate Trust Company at #510, 550-6th Avenue S.W., Calgary, Alberta T2P OS2, at any time up to and including 10:00 a.m. (Calgary time) on the last business day preceding the day of the Prudential special meeting, or any adjournment or postponement thereof, or with the chairman of the Prudential special meeting on the day of such Prudential special meeting or adjournment or postponement thereof, (2) by a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked, (3) by voting in person at the Prudential special meeting (although attendance at the Prudential special meeting will not in and of itself constitute a revocation of a proxy), or (4) in any other manner permitted by law.

   Required Votes. Prudential shareholders and Prudential optionholders are entitled to one vote for each share or option held. The special resolution, in the form of Annex A, in respect of the proposed arrangement set forth in full in Annex D, must be approved by the affirmative vote of not less than two-thirds of the aggregate of the votes cast by the holders of Prudential common shares and the holders of Prudential options, voting together as a single class, present (in person or by proxy) and entitled to vote at the Prudential special meeting.

                         DESCRIPTION OF THE TRANSACTION

Overview of the Transaction

   Upon completion of the proposed transaction:

  . Prudential will become an indirect wholly-owned subsidiary of Maverick;

  . Prudential shareholders will cease to be shareholders of Prudential and (other than dissenting shareholders) will receive, for each Prudential common share, 0.52 of an exchangeable share of Maverick Canada;

  . each exchangeable share will have economic and voting rights equivalent to one share of Maverick common stock and will be exchangeable, at the option of the holder, for one share of Maverick common stock; and

  . each outstanding option to purchase a Prudential common share will be exchanged for an option to purchase 0.52 of a share of Maverick common stock at an exercise price equal to its current exercise price divided by 0.52, expressed in U.S. dollars.

Background

   In November 1999, Gregg Eisenberg, the Chairman of the Board, President and Chief Executive Officer of Maverick, called Donald Wilson, the President and Chief Executive Officer of Prudential, to express Maverick's interest in discussing the combination of Maverick and Prudential. Mr. Eisenberg, along with other members of Maverick's management team, had concluded that the prevailing economic conditions favored a transaction utilizing Maverick common stock. Mr. Wilson agreed that he and Mr. Eisenberg meet in Dallas, Texas in early January.

   On January 7, 2000, Messrs. Eisenberg and Wilson met in Dallas to discuss a possible combination of Maverick and Prudential based upon a stock for stock exchange. Following this meeting, Maverick's management and advisors held several discussions regarding this possible transaction, the potential exchange ratios and acceptable criteria for an initial valuation of Prudential.

   On January 31, 2000, Mr. Eisenberg, Barry Pearl, Maverick's Vice President, Chief Financial Officer and Secretary and T. Scott Evans, Maverick's Vice President of Commercial Operations, met with Mr. Wilson and Doug McIntosh (the retiring Chief Operating Officer of Prudential) to discuss a possible transaction. This discussion was general in nature regarding the potential benefits of combining the businesses of both companies from an operational and financial point of view and the benefits to their respective stockholders. At the conclusion of the meeting, Mr. Eisenberg agreed to present the concept of a business combination between Maverick and Prudential to the Maverick board of directors and, if authorized by the Maverick board, to pursue discussions further and express in writing Maverick's interest. Mr. Wilson agreed to review the idea of a potential business combination with the Prudential board of directors.

   On February 22, 2000, the Maverick board of directors met at its regular quarterly meeting and were advised of the preliminary discussions that had taken place between Maverick's and Prudential's senior management. The Maverick board discussed the prospect of, and the possible salient terms of, a business combination between the two companies. Following full discussion of the potential transaction, including its basic structure, the Maverick board unanimously authorized Mr. Eisenberg to pursue further discussions with Prudential. The Maverick board also reviewed and approved the form of a letter to be forwarded to Mr. Wilson expressing Maverick's interest in pursuing a transaction with Prudential.

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

   Later, on the same day as the Maverick board meeting, Mr. Eisenberg forwarded to Mr. Wilson Maverick's letter expressing its interest and outlining the material terms of a proposed transaction. The letter included the following proposals:

  . an exchange ratio of 0.5 to 1, and the assumption by Maverick of Prudential's outstanding stock options;

  . the listing of Maverick's common stock on the New York Stock Exchange to be effective concurrently with the closing of the transaction;

  . the structure of the transaction to provide tax deferral opportunities for Prudential's Canadian shareholders;

  . the accounting for the transaction as a pooling-of-interests under U.S.
    GAAP; and

  . the make-up of the board of the combined company to reflect the proportionate interests of each constituent company's stockholders in the combined company.

   On March 2, 2000, the Prudential board of directors met at its regular quarterly meeting, at which time Mr. Wilson presented to the directors the Maverick proposal and summarized the preliminary discussions that had taken place between Maverick and Prudential. The Prudential board of directors established a special committee, consisting of certain of its board members, to evaluate Maverick's interest and proposal regarding a potential business combination.

   On March 7, 2000, Mr. Wilson sent a letter to Mr. Eisenberg advising that the board of directors of Prudential had discussed the Maverick proposal, that Prudential was continuing to review the proposal, and that Mr. Wilson hoped to be able to respond more directly in approximately two weeks. In a telephone discussion on March 7, 2000, Mr. Wilson advised Mr. Eisenberg that Prudential had formed the special committee of its board of directors.

   On March 10, 2000, Mr. Eisenberg sent a further letter to Mr. Wilson to assist the Prudential special committee in its review, by reiterating the rationale of a proposed combination of the companies and elaborating on how Maverick envisioned the integration of both companies. The letter indicated that Maverick believed the resulting entity would be the premier North American tubular manufacturer and significantly increase shareholder value for all interested parties. Maverick viewed the proposed combination as a merger of equals, with both companies continuing as independent operating entities and the senior management of both companies staying in place and working together to manage the operating divisions of the new entity. Maverick requested the opportunity to make a formal presentation to Prudential.

   On March 17, 2000, the Prudential special committee met with Macleod Dixon, who were retained as special legal counsel by the committee, and RBC DS, who were retained as financial advisors to Prudential by the special committee. In addition to a review of the mandate of the committee and the legal duties and responsibilities generally of the committee, the special committee received advice of RBC DS with respect to the Maverick proposal. RBC DS reviewed the current capital markets and the oilfield sector and provided a market assessment of Prudential and Maverick as well as a preliminary business assessment of Prudential. The special committee members reviewed Prudential's business plan and the opportunities presented by the business plan, other possible transaction candidates and alternative courses of action.

   On March 23, 2000, the Prudential special committee met again with legal counsel and RBC DS to review additional information which had been requested from RBC DS and to form a recommendation to the board of directors in response to the Maverick proposal. The Prudential special committee unanimously agreed to recommend to the Prudential board of directors that Prudential continue to pursue its current business plan with the objective of realizing on the opportunities before it and not, at that time, pursue the Maverick proposal. The committee based its recommendation on various matters, including:

  .the business prospects for Prudential on its own;

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

  .a concern that any shortfall in Maverick's earnings from estimates for 2001 or from the market's expectation of Maverick's earnings could have a significant downward effect on Maverick's share price, particularly in view of Maverick's then trading multiple;

  .a perceived significant transaction completion risk due to the long period of time necessary to obtain shareholder and regulatory approvals to a transaction; and

  .advice received by the special committee from its financial and legal advisors.

   The special committee further agreed to recommend that it be authorized to conduct additional analysis of Prudential's business plan and prospects and to further investigate alternative courses of action for Prudential. The special committee communicated this recommendation to the Prudential board of directors at a meeting held on the same day and the board adopted the recommendation.

   On March 27, 2000, Mr. Eisenberg received a letter dated March 24, 2000, from Mr. Wilson and Dennis Flanagan, a Prudential director and Chairman of the special committee, stating that Prudential was not currently interested in pursuing a business combination and that Prudential intended to pursue its current business plan. Mr. Eisenberg then requested an explanation of Prudential's position with regard to the proposed business combination.

   By letter dated March 30, 2000, Prudential formally engaged RBC DS as its financial advisor for the purpose of considering the Maverick proposal and other possible transactions.

   In response to Mr. Eisenberg's request for an explanation, on April 3, 2000, a conference call among Messrs. Eisenberg, Pearl, Wilson and Flanagan was held. Messrs. Wilson and Flanagan expressed the concerns of the Prudential special committee as to Maverick's ability to generate and sustain sufficient earnings in the future to support its then current share price and the transation risks resulting from the length of time required to complete a transaction. Messrs. Eisenberg and Pearl expressed disappointment in the unwillingness of Prudential's management to pursue the potential transaction in greater depth, stressing the significant advantages to the Prudential securityholders in effecting a business combination along the lines being discussed.

   On April 17, 2000, Maverick engaged Deutsche Bank and Raymond James to advise it on the alternatives available to Maverick in pursuing a transaction with Prudential.

   After conferring with the directors of Maverick, on April 19, 2000, Mr. Eisenberg sent a letter to the Prudential board reiterating on a formal basis the possible business combination as proposed in Maverick's February 22, 2000 letter, including an exchange ratio of 0.5 to 1. In the letter, Mr. Eisenberg expressed to the Prudential board of directors Maverick's willingness to consider alternative forms of consideration and the potential to increase the consideration to the Prudential shareholders if Maverick had an opportunity to review non-public information and assess the Prudential business plan. Mr. Eisenberg also expressed Maverick's willingness to disclose its offer to the shareholders of Prudential if Prudential was not willing to negotiate with Maverick.

   On April 20, 2000, the Prudential special committee met to consider Mr. Eisenberg's letter. The committee discussed Maverick's willingness to communicate its offer directly to Prudential's shareholders and the timing of the annual meeting of shareholders of Prudential called for May 1, 2000, and noted that the letter did not address the issues raised with Maverick regarding the proposal. The committee also noted that further discussions with Maverick would enable Prudential to obtain additional information regarding Maverick and explore solutions to Prudential's concerns with the original proposal, and would also provide Prudential with time to consider alternative transactions. The Prudential special committee's consensus was to recommend to the board of directors that Prudential agree to further talks with Maverick. Following this meeting, Mr. Wilson called Mr. Eisenberg, acknowledging receipt of the April 19, 2000 letter and advising Mr. Eisenberg that the Prudential board of directors would meet on April 24, 2000 to further consider Maverick's proposal.

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

   On April 24, 2000, the Prudential board of directors met with its legal counsel and financial advisors and received the recommendation of the special committee as well as advice from their legal counsel and financial advisors. After discussion, the board accepted the recommendation of the special committee and authorized the committee to discuss and, if warranted, negotiate with Maverick to determine whether the special committee could recommend to the Prudential board for approval a transaction with Maverick as being fair and in the best interests of Prudential and its shareholders.

   Following this meeting, Messrs. Wilson and Flanagan called Mr. Eisenberg to inform him that the Prudential board of directors had authorized the special committee to meet with Maverick's representatives to discuss Maverick's proposed business combination. Mr. Eisenberg suggested that both companies, along with their legal and financial advisors, meet as soon as possible to discuss a potential business combination between the two companies. The parties agreed to meet on May 8, 2000 in Calgary, Alberta.

   On May 1, 2000 the Prudential board of directors met at its regular quarterly meeting, at which time the Prudential special committee updated the Prudential board of directors on the telephone call following the April 24, 2000 board of directors meeting and the agreement of the parties to meet on May 8, 2000 in Calgary, Alberta. On May 4, 2000, the Prudential special committee met to discuss the agenda for the meeting on May 8, 2000.

   The parties met at the law offices of Bennett Jones LLP, Prudential's Canadian counsel, in Calgary, Alberta on May 8, 2000. Mr. Wilson and the members of the Prudential special committee, together with representatives of RBC DS and Bennett Jones LLP, represented Prudential at this meeting. Messrs. Eisenberg and Pearl, together with representatives of Deutsche Bank, Raymond James, and Gallop, Johnson & Neuman, L.C., Maverick's U.S. counsel, represented Maverick at the meeting. Maverick presented to the Prudential representatives detailed information regarding the overall business environment for energy and industrial businesses, Maverick's manufacturing and other operational capabilities, its historical performance and its recent earnings performance. Maverick's financial advisors presented preliminary materials prepared by Deutsche Bank and Raymond James regarding the valuation of Maverick's common stock and the advisors' analysis of the proposed business combination. At the conclusion of this meeting, Prudential representatives indicated that they would discuss in further detail the information provided to them and respond to Maverick by Friday, May 12. Following this meeting, the Prudential representatives met to organize the analysis and review of the information received from Maverick and its representatives.

   On May 11, 2000, the Prudential special committee met to receive a preliminary report from RBC DS regarding the information Maverick provided at the May 8 meeting. The Prudential special committee agreed that the information responded to the special committee's earlier concerns and that Prudential should proceed with mutual due diligence. Later that day, the Prudential board of directors accepted the special committee's recommendations and Prudential's decision was communicated to Maverick.

   On May 16, 2000, the Maverick board met with Maverick management and legal and financial advisors to be updated on the progress of the proposed business combination with Prudential. Mr. Eisenberg advised the Maverick board of directors as to the status of discussions, and that while Prudential had not responded to the exchange ratio offered by Maverick, both companies were prepared to move forward with discussions and commence a full scale due diligence review. Representatives of Deutsche Bank and Raymond James then presented to the Maverick board a detailed analysis of the business combination. Following this presentation, a discussion ensued regarding the potential benefits of the proposed business combination to Maverick and its stockholders. Maverick's management and professional advisors also discussed certain risks to Maverick in implementing a business combination with Prudential, including the possible termination of Canadian trade law protection which could have a negative impact on pricing for oil country tubular goods sold in Canada.

   On May 19, 2000, Prudential entered into a confidentiality agreement with Maverick relating to a limited due diligence review to be conducted by Prudential on Maverick. On May 23, 2000, representatives of

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

Maverick, including Messrs. Eisenberg, Pearl and Evans, and Maverick's financial advisors, met in Chicago with representatives of Prudential, including Messrs. Wilson, McIntosh and Frederick N. Rea, the Vice President and Chief Financial Officer of Prudential, and Prudential's financial advisors, to review certain financial information provided by Maverick, pursuant to Prudential's request.

   On May 29, 2000, the Prudential special committee met with its legal counsel and financial advisors, as well as representatives of management, to discuss the results of the due diligence review conducted on Maverick. Management of Prudential provided their views and representatives of RBC DS presented a financial analysis of Maverick based upon its analysis of information received through the due diligence process and an analysis of possible alternative transactions. The committee discussed the alternatives available to Prudential at that time, and concluded that it should proceed to the next step of discussions with Maverick, on the basis that Prudential required an appropriate confidentiality agreement and would in due course wish to negotiate some changes in the terms of the proposed transaction. The board of directors of Prudential met later that day, together with financial advisors and legal counsel and representatives of Prudential's management. The Prudential board received the views of management regarding Maverick and the report of RBC DS on the due diligence review of Maverick and the alternatives available to Prudential, as well as the recommendation of the special committee that the parties should conduct full mutual due diligence and that Prudential should continue to pursue the transaction. The Prudential board accepted this recommendation of the special committee. Later that day, Mr. Wilson and Mr. Flanagan, on behalf of Prudential, informed Mr. Eisenberg that the Prudential special committee had met and determined to move forward with negotiations toward a proposed business combination. In that regard, Prudential's representatives suggested that both parties enter into a mutual confidentiality agreement so that each party could conduct a full scale thorough due diligence review of the other party.

   After executing the mutual confidentiality agreement on May 31, 2000, each party supplied the other party with a list of required due diligence materials. In that regard, both parties instructed their respective counsel to begin preparation of the combination agreement and other required documents. Additional discussions and exchanges of data occurred over the next several days.

   On June 1, 2000, the parties met again in Chicago to continue due diligence discussions and negotiation of certain terms of the proposed business combination. During the week of June 5, 2000, the parties continued their due diligence review.

   On June 8, 2000, the Prudential special committee met to discuss with its financial advisors and legal counsel the status of the negotiations with Maverick. RBC DS provided its analysis with respect to the exchange ratio, collars, termination fees and other financial provisions of the combination agreement. The special committee discussed the best means of protecting value for the Prudential shareholders. Messrs. Wilson and Flanagan communicated the Prudential special committee's position on these matters to Mr. Eisenberg by telephone following the special committee meeting.

   On June 9, 2000, the Maverick board met to be advised of the status of the negotiations with Prudential. Maverick's financial advisors again presented to the Maverick board their financial analyses, which had not changed significantly from the preliminary analyses previously discussed with the Maverick board. Maverick's U.S. counsel summarized the proposed structure of the transaction and the various matters the directors would be required to consider in connection with the transaction. Mr. Eisenberg suggested to the directors that, because the exchange ratio had not yet been agreed upon, the Maverick board meeting be adjourned until the next day, June 10, 2000, at which time he expected that agreement on the exchange ratio and the other aspects of the proposed transaction would be achieved.

   Later on June 9, 2000, Messrs. Eisenberg, Wilson and Flanagan agreed to a fixed exchange ratio of 0.52 to 1, the amount of the termination fees and other material aspects of the proposed combination agreement.

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

   On June 10, 2000, the Maverick board met with senior management of Maverick and Maverick's financial advisors and legal counsel to review the proposed transaction. Maverick's management made presentations regarding Prudential and the proposed transaction. Deutsche Bank reviewed the financial aspects of the transaction and orally delivered its opinion, subsequently confirmed in writing as of that date, to the effect that, subject to the factors and assumptions set forth in the opinion, the exchange ratio of 0.52 exchangeable shares for each Prudential common share was fair, from a financial point of view, to Maverick. The material terms of the legal documents to be entered by Maverick were reviewed. After discussion and consideration of the factors described under "-- Reasons for the Transaction--Maverick's Reasons for the Transaction" below, the Maverick board unanimously approved the transaction.

   On June 10, 2000, the Prudential special committee met with legal counsel to finalize the recommendation of the committee to the board of directors regarding the transaction with Maverick. The committee reviewed the final negotiated terms of the transaction and discussed the alternatives that might be available to Prudential. The committee concluded that, subject to satisfactory advice from the auditors as to the transaction being accounted for on a pooling-of-interests basis and to a satisfactory fairness opinion from RBC DS with respect to the transaction, it unanimously recommended acceptance of the proposed transaction with Maverick.

   On June 11, 2000, the Prudential board met with the senior management of Prudential and Prudential's financial and auditing advisors and legal counsel to review the proposed transaction. Prudential's management made presentations regarding Maverick and the proposed transaction. RBC DS reviewed the financial aspects of the transaction and orally delivered its opinion that, as of that date, the terms of the transaction were fair to Prudential shareholders from a financial point of view. Prudential's auditors advised the board that they were not currently aware of any reason why the transaction could not be accounted for on a pooling-of-interests basis. The material terms of the legal documentation to be entered into by Prudential were reviewed. After discussion and consideration of the factors described on page 38 under "--Reasons for the Transaction--Prudential's Reasons for the Transaction," the Prudential board unanimously approved the transaction.

   On the afternoon of June 11, 2000, Maverick and Prudential executed the combination agreement and publicly announced the transaction.

Reasons for the Transaction

   Maverick's Reasons for the Transaction. The Maverick board of directors considered the following material factors in unanimously approving the combination.

   Anticipated Business Advantages.

     Synergistic Integration of Operations. Maverick believes that Prudential is a well-managed, low cost producer of high quality products, having business philosophies that are similar to those of Maverick. Consequently, and because the businesses of the two companies are substantially similar, Maverick believes that the two companies can effectively integrate the best manufacturing, sales and service practices of each constituent company into the combined company. The integration will allow the combined company to more efficiently supply the marketplace.

     Market Diversification. Maverick believes that its combination with Prudential will provide enhanced geographic diversity for the companies. The diversity will allow the combined company to serve both Maverick's U.S. markets and Prudential's Canadian and U.S. markets in a more effective and efficient manner.

     Enhanced Purchasing Power. Maverick believes that the combined company, with capacity to produce 1.5 million tons of tubular products annually, will benefit from the enhanced purchasing power resulting from the combined company's significantly greater steel and other raw material requirements.

     Manufacturing Flexibility. Maverick believes that Prudential's manufacturing facilities in Calgary, Canada and Longview, Washington, complement Maverick's existing manufacturing facilities in Hickman, Arkansas and Conroe, Texas and will permit greater flexibility for optimal plant capacity utilization.

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

     Strong Organization. Maverick believes that Prudential's management, technical, operational and administrative personnel provide an excellent base on which to build the combined company's Canadian operations.

     Broader Product Line Offering. Maverick believes that by bringing the manufacturing capabilities of Maverick and Prudential together, the combined company will be positioned to offer a broader line of product offerings to its customers.

     Immediate Earnings and Cash Flow Accretion. Maverick believes that the earnings and operating cash flow of the combined company, excluding one-time transaction related charges, will result in immediate increased earnings and operating cash flow on a per share basis.

     Strong Balance Sheet. The stronger balance sheet, with a pro forma percentage of debt to equity of 22.8% as of March 31, 2000 and larger absolute size of the combined company should provide the combined company with increased access to capital and financial markets, which should lower the future costs of equity and debt transactions.

   Anticipated Advantages to Stockholders. The transaction will increase the number of publicly traded shares of Maverick, which should benefit the Maverick stockholders as a result of the expected corresponding increases in market capitalization, trading volume and institutional interest in Maverick's business and securities.

   Presentation of Maverick Management; Advice of Financial Advisor. The Maverick board of directors considered and evaluated management's presentation of information with respect to, among other things:

  . the results and scope of Maverick's due diligence review of Prudential;

  . the historical profitability levels and cost structure of Prudential;

  . the growth prospects for oil and gas drilling in Canada;

  . Prudential's asset quality; and

  . the possible cost saving opportunities available to the combined company.

Maverick also considered the financial presentation by Deutsche Bank and Deutsche Bank's opinion delivered orally on June 10, 2000 and subsequently confirmed in writing as of that date to the effect that, subject to the factors and assumptions set forth in the opinion, the exchange ratio of 0.52 exchangeable shares for each Prudential common share was fair, from a financial point of view, to Maverick. See "--Opinion of Deutsche Bank" on page 44.

   Potential Risks. The Maverick board of directors recognized that there are risks associated with the acquisition of Prudential. Many of these factors are discussed more fully on page 21 under "Risk Factors," and include

  . that some of the potential benefits described above may not be realized or that there may be significant costs associated with realizing those benefits;

  . that Prudential's financial results may be less than estimated by Maverick in its determination of Prudential's value;

  . the effect of the termination or reduction of the benefits of the current
    Canadian trade protection laws, which could negatively impact pricing for certain products manufactured by Prudential;

  . the effect of union representation at Prudential's Calgary, Alberta facilities; and

  . the sale of a significant number of shares of Maverick common stock following the consummation of the combination by Canadian investors who historically have not owned Maverick stock.

   The foregoing discussion describes the material information and factors considered by the Maverick board of directors. In view of the variety of factors considered in connection with its evaluation of the transaction, the Maverick board did not find it practicable or necessary to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Maverick board may have given different weights to different factors.

   The Maverick board of directors viewed all of the factors described above, other than those identified under "Potential Risks", as favorable to its approval and recommendation of the transaction. Although the Maverick board recognized the matters described under "Potential Risks" as negative factors in its evaluation of the transaction, the Maverick board concluded that the potential benefits of the transaction substantially outweighed these possible risks, although no assurance can be given in this regard.

   Prudential's Reasons for the Transaction. The Prudential board of directors considered the following material factors in unanimously approving the combination.

   Premium to Trading Price. The consideration offered represented a significant premium over the trading price of Prudential common shares immediately prior to the announcement of the combination.

   Interest in Larger Entity with More Diversified Holdings. Prudential expects the combined company to have a larger asset base and greater geographical diversity of operations and markets.

   Larger Market Capitalization. Prudential expects the combined company to have a larger market capitalization and better access to capital and financial markets.

   Greater Liquidity. Prudential expects the shares of the combined company to have a greater public float and liquidity.

   Tax Deferral. The structure of the combination provides a tax deferral opportunity for most Prudential shareholders resident in Canada and the transaction is more likely than not to provide tax deferral to U.S. holders of Prudential common shares.

   Management. Prudential expects the combined company to benefit from the strong leadership of directors and senior management from both Prudential and Maverick. In addition, the existing management of Prudential generally will continue to manage the Canadian operations of the combined company.

   Ability to Consider Competing Offers. The combination agreement does not preclude the initiation of competing offers by other potential bidders. If another offer is received by Prudential, the Prudential board may consider and accept it if the offer is financially superior to the Maverick transaction and the offeror has demonstrated that the funds or other consideration necessary for the offer are available. The Prudential board may only accept the superior offer if it has concluded in good faith that acceptance of such offer is necessary for the board to act in a manner consistent with its fiduciary duties under applicable law. Before accepting the superior offer, Prudential must give Maverick five days' notice. Maverick has the right to match any superior offer. Prudential may only consider and accept a superior offer before the transaction with Maverick is approved by the Prudential shareholders and optionholders. If a superior offer is accepted by the Prudential board, Prudential is required to pay Maverick a cash termination fee of $14 million. As of the date of this joint proxy statement, Prudential has not received any competing offers.

   Dissent Rights. Under the arrangement, the Prudential shareholders and Prudential optionholders have the right to dissent and receive the fair value of the Prudential shares and options in cash.

   In reaching its determination, the Prudential board of directors also considered and evaluated information presented by the management of Prudential with respect to the transaction. In this regard, the Prudential board considered, among other things:

  . information concerning the results of operations, performance, financial condition and prospects of and the opportunities available to Maverick, Prudential and the combined company, and the risks involved on a company-by-company basis;

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

  . the asset quality, manufacturing facilities and cost structure of Maverick's and Prudential's businesses;

  . the results and scope of the due diligence review conducted by Prudential's management and RBC DS with respect to Maverick's business and operations;

  . information with respect to recent and historical trading prices and trading multiples of Maverick common stock and Prudential common shares;

  . information with respect to recent and historical drilling activity levels and a range of potential future drilling activity levels and the impact of these levels on demand for the combined company's products;

  . information with respect to recent and historical prices and a range of potential future price trends of steel;

  . the terms of the combination agreement and the exchangeable shares, with a view, among other things, to assuring that holding an exchangeable share would be the economic equivalent of holding Maverick common stock;

  . the presentation by and the opinion of RBC DS, with respect to the fairness from a financial point of view of the terms of the transaction to holders of Prudential common shares; and

  . the presentation by and the legal advice of Bennett Jones LLP, Canadian counsel to Prudential, with respect to the board's fiduciary duties and obligations in considering the transaction.

   Potential Risks. Prudential recognized that there are risks associated with the combination with Maverick. Many of these factors are discussed more fully on page 21 under "Risk Factors," and include

  . that Maverick's financial results may be less than estimated by Prudential in its determination of Maverick's value;

  . that Maverick's financial results may be less than anticipated by the market in the current trading price of Maverick's stock;

  . that the market may not continue to apply the earnings multiple currently reflected in the trading prices of Maverick's stock, particularly if Maverick's financial results are less than anticipated by the market;

  . the historical volatility of the trading price of Maverick common stock;

  . that some of the potential benefits described above may not be realized or that there may be significant costs associated with realizing those benefits;

  . the liquidation of a significant number of shares of Maverick common stock following the consummation of the combination by Canadian investors who historically have not owned Maverick stock; and

  . the effect of any delay in start-up of Maverick's new large-diameter pipe and tubing products mill currently under construction in Hickman, Arkansas.

   The Prudential board realized that there are risks associated with the transaction, including that some of the potential benefits set forth above may not be realized or that there may be significant costs associated with realizing such benefits. The Prudential board also considered factors such as the relative volatility of both companies' stock prices. These factors are discussed more fully in this joint proxy statement on page 21 under "Risk Factors". However, the Prudential board believes that the factors in favor of the transaction outweigh the risks and potential disadvantages, although there can be no assurance in this regard.

   Based on all of these matters, and such other matters as the members of the Prudential board deemed relevant, the Prudential board unanimously approved the combination agreement.

   The foregoing discussion of the information and factors considered and given weight by the Prudential board is not intended to be exhaustive but is believed to include all material factors considered by the Prudential board. In addition, in reaching the determination to approve and recommend the combination agreement, the Prudential board did not assign any relative or specific weights to the foregoing factors which were considered, and individual directors may have given differing weights to different factors.

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

Recommendations of the Boards of Directors

   Maverick. The Maverick board believes that the transaction is advisable and in the best interest of Maverick stockholders. The Maverick board unanimously recommends that the Maverick stockholders vote to approve the issuance of Maverick common stock pursuant to the transaction and the amendment to Maverick's certificate of incorporation to increase Maverick's authorized common stock.

   Prudential. The Prudential board of directors believes that the transaction is advisable and in the best interest of the Prudential shareholders and Prudential optionholders. The Prudential board unanimously recommends that the Prudential shareholders and Prudential optionholders vote to approve the arrangement.

   In reaching the conclusions stated above, the boards of directors of Maverick and Prudential considered a number of factors including certain advantages and disadvantages of proceeding with the transaction. For a discussion of these considerations, See "--Reasons for the Transaction" on page 36.

Opinion of RBC DS

   The special committee of the Prudential board of directors retained RBC DS to act as a financial adviser in connection with evaluating Prudential's stand-alone and strategic transaction alternatives and as financial advisor to provide advice and assistance to the special committee in evaluating the proposed combination of Maverick and Prudential and to provide an opinion with respect to the fairness of the arrangement from a financial point of view to the Prudential shareholders. RBC DS verbally advised the special committee on June 11, 2000 that the terms of the arrangement were fair to the Prudential shareholders from a financial point of view. RBC DS has delivered to the special committee its written opinion dated June 11, 2000, a copy of which is attached to this joint proxy statement as Appendix H and incorporated herein by reference. Prudential shareholders are urged to, and should, read the full text of the RBC DS opinion for a complete description of the factors considered, the assumptions made and the limitations on the review undertaken by RBC DS in rendering its opinion.

   The RBC DS opinion addresses only the fairness of the arrangement from a financial point of view and does not constitute a recommendation to any Prudential shareholder as to how to vote at the Prudential special meeting. The summary of the RBC DS opinion set forth in this joint proxy statement is qualified in its entirety by reference to the full text of such opinion.

   In connection with rendering its opinion, RBC DS reviewed and relied upon, among other things:

     1. the Combination Agreement;

     2. audited financial statements of Prudential for the five years ended December 31, 1999;

     3. audited financial statements of Maverick for the five years ended September 30, 1999;

     4. the unaudited interim report of Prudential for the three months ended March 31, 2000;

     5. the unaudited interim reports of Maverick for the three months ended December 31, 1999 and March 31, 2000;

     6. annual reports of Prudential for each of the two years ended December 31, 1998 and December 31, 1999;

     7. annual reports of Maverick for each of the two years ended September 30, 1998 and September 30, 1999;

     8. the Notice of Annual Meetings of Shareholders and Management Information Circulars of Prudential for each of the two years ended December 31, 1998 and December 31, 1999;

     9. the Notice of Annual Meetings of Stockholders and Proxy Statement of Maverick for the two years ended September 30, 1998 and September 30, 1999;

     10. annual information forms of Prudential for each of the two years ended December 31, 1998 and December 31, 1999;

     11. form 10-K of Maverick for each of the two years ended September 30, 1998 and September 30, 1999;

     12. historical segmented financial statements of Prudential by division for the five years ended December 31, 1999;

     13. historical segmented financial statements of Maverick by division for the three years ended September 30, 1999;

     14. internal management budget of Prudential on a consolidated basis and segmented by division for the year ending December 31, 2000;

     15. unaudited projected financial statements for Prudential on a consolidated basis prepared by management of Prudential for the years ending December 31, 1999 through December 31, 2003;

     16. unaudited projected financial statements for Maverick on a consolidated basis and segmented by division prepared by management of Maverick for the years ending September 30, 1999 through September 30, 2002;

     17. discussions with senior management of Prudential and Maverick;

     18. Prudential's current strategic and operating plans;

     19. discussions with both Prudential's and Maverick's auditors and legal counsel;

     20. public information relating to the business, operations, financial performance and stock trading history of Prudential, Maverick and other selected public companies considered by us to be relevant;

     21. public information with respect to other transactions of a comparable nature considered by us to be relevant;

     22. public information regarding the oilfield services and tubular goods manufacturing industries;

     23. discussions with Maverick's financial advisors;

     24. representations contained in certificates addressed to us, dated as of the date hereof, from senior officers of Prudential as to the completeness and accuracy of the information upon which the RBC DS opinion is based;

     25. representations contained in certificates addressed to us, dated as of the date hereof, from senior officers of Maverick as to the completeness and accuracy of the information upon which the RBC DS opinion is based; and

     26. such other corporate, industry and financial market information, investigations and analyses as RBC DS considered necessary or appropriate in the circumstances.

   RBC DS has not, to the best of its knowledge, been denied access by Prudential or Maverick to any information requested by RBC DS.

   RBC DS relied upon and assumed the completeness, accuracy and fair presentation of all of the financial and other information obtained by it from public sources and provided by senior management of Prudential, Maverick and their respective consultants and advisers. The RBC DS opinion is conditional upon the completeness, accuracy and fair presentation of such information. RBC DS was not able to review a draft joint proxy statement before rendering its opinion as one had not been prepared at that time. However, RBC DS has subsequently reviewed this joint proxy statement. RBC DS has not attempted to verify independently the completeness, accuracy or fair presentation of such information. The RBC DS opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date of the RBC DS opinion and the condition and prospects, financial and otherwise, of Prudential, Maverick and their respective subsidiaries and affiliates, as they were reflected in the information and documents reviewed and as they were represented to RBC DS in discussions with the management of Prudential and Maverick. In its analyses and in preparing the RBC DS opinion, RBC DS made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC DS or any party involved in the arrangement.

   RBC DS' opinion and analyses were only one of many factors considered by the Prudential special committee in its evaluation of the arrangement and should not be viewed as determinative of the views of the special committee or management with respect to the proposed transaction.

   The following is a summary of the material financial analyses used by RBC DS in connection with providing its opinion to the Prudential board of directors.

  (a) Discounted Cash Flow Analysis. RBC DS performed a discounted cash flow ("DCF") analysis of Prudential for the years 2000 to 2005 based upon Prudential's business plan and its projections for 2000 and 2001. RBC DS used commercially available forecasts for drilling activity, steel prices, and foreign exchange rates as well as consensus estimates from certain equity research analysts and RBC DS' internal estimates. RBC DS calculated a terminal value for Prudential's projected free cash flows using a terminal earnings before interest, taxes, depreciation and amortization ("EBITDA") multiple approach and a growth rate into perpetuity approach. In deriving a terminal value based upon the terminal EBITDA multiple approach, RBC DS applied a range of 5.5x to 6.5x to Prudential's projected 2005 EBITDA. In deriving a terminal value based upon the growth rate into perpetuity approach, RBC DS applied a range of growth rates of 1.5% to 2.5% to the terminal year free cash flow. RBC DS calculated a net present value of Prudential's projected free cash flows for the years 2000 to 2005 using discount rates ranging from 10% to 12%. Based upon this analysis, and taking into account certain sensitivity analyses including, among other things, changes in drilling activity forecasts, steel price forecasts, pricing realizations, and Canadian/U.S. exchange rate fluctuations, RBC DS noted that the DCF analysis generated results lower than the price per Prudential common share proposed under the arrangement.

  (b) Precedent Transaction Multiples Analysis. RBC DS analyzed certain information with respect to several precedent transactions in the Canadian oil services industry since 1996. However, there have been no significant precedent transactions involving oilfield country tubular goods producers ("OCTG producers") in this time. Such analysis indicated, among other things, that: (i) equity value per share as a multiple of last twelve months ("LTM") earnings ranged from approximately 17.2x to 49.3x; (ii) equity value per share as a multiple of LTM cash flow per share ranged from approximately 7.6x to 12.7x; and
      (iii) enterprise value as a multiple of LTM EBITDA ranged from approximately 6.3x to 11.9x. RBC DS noted that the multiples implied by the price per Prudential common share proposed under the arrangement are consistent with the multiples of precedent transactions.

  (c) Comparable Public Company Analysis. RBC DS reviewed Prudential's public market trading multiples compared to other Canadian oil service companies and North American OCTG producers. RBC DS relied primarily upon the market trading multiples derived from other OCTG producers as the companies in this group were deemed to have, for the purposes of RBC DS' analysis, operations similar to those of Prudential. With respect to these companies, RBC DS considered the equity value per share as a multiple of earnings per share, and cash flow per share estimated 2001 (based upon Institutional Brokers Estimate System ("I/B/E/S") 2001 earnings per share estimates). Such analyses indicated, among other things, that: (i) the equity value per share, as a multiple of 2001 estimated earnings per share ranged from approximately 12.8x to 23.3x; and (ii) the equity value per share as a multiple of 2001 estimated cash flow per share ranged from approximately 8.2x to 16.4x. RBC DS noted that the multiples implied by the price per Prudential common share proposed under the arrangement are consistent with the multiples of comparable public companies. Due to the cyclicality of the oil services industry and the tendency for multiples in the sector to increase in expanding markets, RBC DS also reviewed Prudential's historical equity value per share to earnings per share multiple during the "top half of the cycle". These multiples were then applied to Prudential's projected 2000 earnings per share and cash flow per share estimates by Prudential's management and I/B/E/S. RBC DS noted that the multiples implied by the price per Prudential common share proposed under the arrangement are consistent with the multiples of the "top half of the cycle".

  (d) Recent Trading Levels of Prudential Common Shares. Under the arrangement, Prudential shareholders will receive 0.52 of an exchangeable share of Maverick Canada for each Prudential common share. Based upon the closing price of Maverick common stock on the Nasdaq National Market of $30.75 and the Noon Spot Rate of C$1.4763/U.S. $ on June 9, 2000, the last trading day immediately prior to the date of the RBC DS opinion and the announcement by Maverick of its intention to acquire 100% of the Prudential common shares, the consideration offered under the arrangement represents a price per Prudential common share of C$23.61. The price per Prudential common share of C$23.61 represents a premium of approximately 47.5% to the C$16.00 closing market price of the Prudential common shares on The Toronto Stock Exchange on June 9, 2000, and a premium of approximately 39.4% to the weighted average closing price of Prudential common shares for the twenty trading days up to, and including, June 9, 2000. RBC DS noted that this premium is consistent with the average premium for similar transactions in the oil services industry.

  (e) Pro forma Analysis of the Transaction. Based upon certain analyst equity research forecasts of calendar 2000 and 2001 earnings and cash flow for Prudential and Maverick, the arrangement, if completed, would be accretive to Maverick's forecast earnings per share and cash flow per share in 2000 (excluding one-time costs related to the transaction) and 2001. Further, RBC DS considered and analyzed the potential post announcement trading price of the Maverick common stock. Consideration was given to the several factors including:

    . the pro forma accretion to Maverick's earnings per share in 2001;

    . the amount of new Maverick stock being issued in aggregate and relative to its float;

    . Maverick's research and investor following;

    . the liquidity of Maverick's float relative to Prudential's;

    . the strategic reasons for the transaction;

    . the research community's expectation for a transaction of this nature; and

    . current market conditions.

    From this analysis, RBC DS considered that the market price of Maverick common stock would be an appropriate indicator of the value of the share consideration offered to Prudential shareholders under the arrangement.

  (f) Historical Exchange Ratio Analysis. RBC DS reviewed the implied historical exchange ratios of the closing prices of Prudential common shares and Maverick common stock on June 9, 2000 and over the trading day intervals of twenty days, thirty days, ninety days and one year ended June 9, 2000. Such implied historical exchange ratio was 0.35 on June 9, 2000 and averaged 0.34 for the twenty days, 0.34 for the thirty days, 0.37 for the ninety days and 0.43 for the one year ended June 9, 2000. RBC DS noted that the arrangement would provide Prudential shareholders with a higher exchange ratio than the aforementioned implied historical exchange ratios.

   RBC DS believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the RBC DS opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The RBC DS opinion is not to be construed as a recommendation to Prudential shareholders as to how to vote at the special meeting.

   RBC DS is one of Canada's largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. The RBC DS opinion represents the opinion of RBC DS and the form and content thereof have been approved for release by a committee of its managing directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

   RBC DS was formally engaged by the Prudential special committee pursuant to the terms of an engagement agreement dated as of March 30, 2000. As defined in such engagement agreement, RBC DS is to be paid a fee based upon the total equity transaction value at the close of the arrangement. The terms of the engagement agreement provide that, if the transaction is successfully completed, RBC DS is to be paid a fee for its financial advisory services of C$1.5 million plus a percentage increment by which the transaction proceeds exceeds C$20.00 per common share, based upon a five day weighted average trading price prior to closing. If the arrangement is not completed RBC DS is to be paid C$650,000. In addition, Prudential has agreed to reimburse RBC DS for any reasonable out-of-pocket expenses, including the fees and disbursements of legal counsel, and to indemnify RBC DS and certain related persons in certain circumstances. In connection with its engagement, RBC DS was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all, or a part, of Prudential.

Opinion of Deutsche Bank

   Deutsche Bank has acted as financial advisor to Maverick in connection with the proposed business combination of Maverick and Prudential. At the June 10, 2000 meeting of the Maverick board of directors, Deutsche Bank delivered its oral opinion, subsequently confirmed in writing as of that date, to the Maverick board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the exchange ratio established in the Maverick/Prudential combination agreement was fair, from a financial point of view, to Maverick.

   Deutsche Bank's opinion is directed to the Maverick board of directors to assist it in connection with its consideration of the proposed transaction and relates only to the fairness to Maverick, from a financial point of view, of the exchange ratio established in the Maverick/Prudential combination agreement. Deutsche Bank's opinion does not constitute a recommendation to any stockholder of Maverick as to how to vote with respect to the transaction, does not relate to any other aspect of the transaction, is not an opinion as to the fairness of the transaction to Prudential or its shareholders and does not constitute a recommendation to Prudential or its shareholders as to the transaction or as to how Prudential shareholders should vote with respect to the transaction. The full text of Deutsche Bank's written opinion, dated June 10, 2000, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex I to this joint proxy statement and is incorporated herein by reference. Maverick stockholders are urged to read the opinion in its entirety. The summary of the opinion set forth in this joint proxy statement is qualified in its entirety by reference to the full text of such opinion.

   In connection with Deutsche Bank's role as financial advisor to Maverick, and in arriving at its opinion, Deutsche Bank has among other things:

  . reviewed certain publicly available financial and other information concerning Maverick and Prudential including, without limitation, analysts' forecasts and certain internal analyses and other information furnished to it by Maverick and Prudential;

  . discussed with the members of the senior managements of Maverick and Prudential the businesses and prospects of their respective companies and the joint prospects of a combined company;

  . reviewed the reported prices and trading activity for the Maverick common stock and the Prudential common shares;

  . compared certain financial and stock market information for Maverick and Prudential with similar information for selected other companies whose securities are publicly traded;

  . reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part;

  . reviewed the terms of the combination agreement and ancillary documents in the form of the drafts dated June 9, 2000; and

  . performed such other studies and analyses and considered such other factors as it deemed appropriate.

   In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Maverick or Prudential, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Maverick or Prudential. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Maverick as to the matters they cover. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based including, but not limited to, factors impacting the estimates of market demand, sales and product margins for each of Prudential and Maverick. Deutsche Bank did not express any opinion as to the prices at which the exchangeable shares or the Maverick common stock will be traded in the future, including following consummation of the transaction. The Deutsche Bank opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of such opinion and Deutsche Bank undertook no obligation to update its opinion to reflect any developments occurring after the date of the opinion.

   For purposes of rendering its opinion, Deutsche Bank assumed that, in all respects material to its analysis:

  . the combination agreement would be entered into in substantially the form of the draft dated June 9, 2000;

  . the representations and warranties of Maverick and Prudential contained in the combination agreement and ancillary documents are true and correct;

  . Maverick and Prudential will each perform all of the covenants and agreements to be performed by it under the combination agreement and ancillary documents and all conditions to the obligations of each of Maverick and Prudential to consummate the transaction will be satisfied without any waiver thereof;

  . all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transaction will be obtained; and

  . in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Maverick or Prudential is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Maverick or Prudential or materially reduce the contemplated benefits of the transaction to Maverick.

   In addition, the management of Maverick has informed Deutsche Bank and accordingly, for purposes of rendering its opinion Deutsche Bank has assumed, that the transaction will constitute a tax-free reorganization or exchange under the Internal Revenue Code of 1986, as amended, and that the transaction will be accounted for as a pooling of interests.

   Set forth below is a brief summary of certain financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with the Maverick board of directors at its meeting on June 10, 2000.

   Historical Stock Performance. Deutsche Bank reviewed and analyzed recent and historical market prices for Maverick common stock and Prudential common shares.

   Analysis of Selected Publicly Traded Companies. Deutsche Bank compared certain financial information and commonly used valuation measurements relating to Maverick and Prudential with the following groups of companies involved in the oilfield services industry:

      US Oilfield Services
      Companies                  Canadian Oilfield Services Companies
      --------------------       ------------------------------------
      BJ Services                   Bonus Resource Services
      Grant Prideco                 CenAlta Energy Services
      Lone Star Technologies        Enerflex Systems
      NS Group                      Ensign Resource Service Group
      Smith International           Plains Energy Services
      Varco International           Precision Drilling
      Weatherford International     Trican Well Service

   With respect to Maverick, Deutsche Bank's analysis of publicly traded companies was based on its review of the foregoing US oilfield services companies. With respect to Prudential, Deutsche Bank's analysis of publicly traded companies was based on its review of the foregoing Canadian oilfield services companies. Financial information and valuation measurements reviewed by Deutsche Bank included, among other things:

  . common equity market valuation as of June 9, 2000, except as set forth below for Precision Drilling and Plains Energy Services;

  . operating performance;

  . ratios of common equity market value as adjusted for debt and cash
    ("Enterprise Value") to estimated 2000 and 2001 earnings before interest expense, income taxes and depreciation and amortization ("EBITDA"); and

  . ratios of common equity market capitalization ("Equity Value") to estimated 2000 and 2001 net income.

To estimate the trading multiples for the selected US and Canadian oilfield services companies, Deutsche Bank used publicly available information concerning historical and projected financial performance including consensus estimates reported by the Institutional Brokers Estimate System ("I/B/E/S"). I/B/E/S is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. To avoid the share price fluctuation due to the attempted takeover of Plains Energy Services by Precision Drilling, the stock prices used for each of these companies were those of May 5, 2000, the last trading day prior to the announcement of that attempted takeover. The following tables set forth the trading multiples calculated by Deutsche Bank:

                                          Enterprise Value to Estimated EBITDA
                                          -------------------------------------
                                                2000E              2001E
                                          ------------------ ------------------
   Maverick(1)...........................       20.9x              10.5x
   Prudential(2).........................        8.1                6.3
   Selected US Oilfield Services
    Companies
     Range...............................    13.1x-28.9x        7.5x-18.8x
     Median..............................       17.3x              11.4x
   Selected Canadian Oilfield Services
    Companies
     Range...............................     4.8x-11.0x         3.9x-8.8x
     Median..............................        7.7x              6.4x

--------
(1) Projections from Maverick management; adjusted to December 31 year end.
(2) Projections from Maverick management.

                                          Equity Value to Estimated Net Income
                                          -------------------------------------
                                                2000E              2001E
                                          ------------------ ------------------
   Maverick(1)...........................       50.3x              19.0x
   Prudential(2).........................        14.7               9.2
   Selected US Oilfield Services
    Companies
     Range...............................    32.0x-61.0x        17.8x-32.4x
     Median..............................       48.3x              24.0x
   Selected Canadian Oilfield Services
    Companies
     Range...............................    11.0x-24.2x         9.2x-19.1x
     Median..............................       15.8x              13.8x

--------
(1) Projections from Maverick management; adjusted to December 31 year end.
(2) Projections from Maverick management.

   None of the companies utilized as a comparison is identical to Maverick or Prudential. Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank's opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

   Analysis of Selected Precedent Transactions. Deutsche Bank reviewed the financial terms of several proposed, pending or completed mergers and acquisition transactions since May 1997 involving companies in Canadian oilfield services industry. The selected transactions reviewed were:

                 Canadian Oilfield Services Transactions
      ------------------------------------------------------------------
                                                              Date
           Acquiror                  Target                 Announced
      ------------------     ----------------------       -------------
      Precision Drilling     Plains Energy Services         May 2000
      Precision Drilling     Computalog Ltd.                May 1999
      Precision Drilling     Inter-Tech Drilling           April 1998
      EVI, Inc.              Taro Industries              November 1997
      National Oilwell       Dreco Energy                   May 1997

   For each of these selected transactions, Deutsche Bank calculated, among other metrics:

  . Enterprise Value as a multiple of latest-twelve months ("LTM") EBITDA;
    and

  . Equity Value as a multiple of LTM net income.

   The following table sets forth these transaction multiples calculated by Deutsche Bank:

                                           Enterprise Value to Equity Value to
                                               LTM EBITDA      LTM Net Income
                                           ------------------- ---------------
      Selected Canadian Oilfield Services
       Companies
        Range............................      6.3x-19.6x        20.1x-68.1x
        Median...........................         10.5x             40.8x

Deutsche Bank believes that none of the Canadian oilfield services transactions is directly comparable to the proposed business combination between Maverick and Prudential. Moreover, because the reasons for, and circumstances surrounding, each of the precedent selected transactions analyzed were so diverse and due to the inherent differences between the operations and financial conditions of Prudential and the companies involved in the selected transactions and because of the volatility of the oilfield services business cycle, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank's opinion, concerning differences between the characteristics of these transactions and the Maverick/Prudential business combination that could affect the value of the subject companies and businesses and Prudential.

   Historical Exchange Ratio Analysis. Deutsche Bank reviewed the historical ratio of the daily per share market closing prices of Prudential common shares divided by the corresponding prices of Maverick common stock for 6 months, 1 year, 2 years, 3 years, 4 years and 5 years prior to the close of business on June 9, 2000. The following table illustrates Deutsche Bank's review:

                                                                Average Exchange
      Period                                                         Ratio
      ------                                                    ----------------
      6 month average..........................................       0.38
      1 year average...........................................       0.43
      2 year average...........................................       0.55
      3 year average...........................................       0.53
      4 year average...........................................       0.55
      5 year average...........................................       0.56

   Contribution Analysis. Deutsche Bank analyzed the relative contributions of Maverick and Prudential to the pro forma income statement of the combined company, based on Maverick management's projections for the companies. This analysis showed that on a pro forma basis (excluding the effect of any synergies that may be realized as a result of the business combination) the relative contributions of Maverick and Prudential would be as follows:

                                                         Maverick   Prudential
                                                         --------   ----------
Revenue
  1999..................................................   58.6%       41.4%
  2000P.................................................   55.6        44.4
  2001P.................................................   58.2        41.8
  2002P.................................................   59.7        40.3

EBITDA
  1999..................................................    0.0%(1)   100.0%(1)
  2000P.................................................   41.5        58.5
  2001P.................................................   48.8        51.2
  2002P.................................................   50.5        49.5

Net Income
  1999..................................................    0.0%(1)   100.0%(1)
  2000P.................................................   32.9        67.1
  2001P.................................................   45.2        54.8
  2002P.................................................   48.4        51.6

--------
(1) Maverick had EBITDA of $(2.4) million and net income of $(7.7) million for the year ended December 31, 1999.

Deutsche Bank believes that contribution to net income is a more appropriate measure of relative contribution than contribution to net revenues or EBITDA. Deutsche Bank noted that shareholders of Maverick are to retain a 53.0% economic interest in the combined company.

   Discounted Cash Flow Analysis. Deutsche Bank performed a discounted cash flow analysis for both Maverick and Prudential. Deutsche Bank calculated the discounted cash flow values for each of Maverick and Prudential as the sum of the net present values of (i) the estimated future cash flow that Maverick and Prudential, as the case may be, will generate for the calendar years 2001 through 2005, plus (ii) the value of Maverick or Prudential, as the case may be, at the end of such period. The estimated future cash flows for Maverick and Prudential were based on projections for the years 2001 through 2005 developed by Maverick management. The terminal values of Maverick and Prudential were calculated based on estimated 2005 EBITDA and a range of EBITDA exit multiples of 8.0x, 9.0x, 10.0x and 11.0x in the case of both Maverick and Prudential. Deutsche Bank used discount rates ranging from 12.0% to 14.0% in the case of both Maverick and Prudential. Deutsche Bank used such discount rates based on its judgment of the estimated weighted average cost of capital for each of Maverick and Prudential, and used such multiples based on its review of the selected comparable US and Canadian oilfield services companies. This analysis indicated a range of values as follows:

                                                                    Implied Per
                                                                       Share
                                                                      Equity
                                                                     Values(1)
                                                                   -------------
      Maverick.................................................... $25.00-$34.00
      Prudential .................................................  15.00- 19.00

--------
(1) All figures in US dollars.

   Pro Forma Financial Effects. Deutsche Bank analyzed certain pro forma effects of the Maverick/Prudential business combination. Based on such analysis, Deutsche Bank computed the resulting accretion to Maverick's earnings per share estimates for the calendar years ending 2001 and 2002, without taking into account potential synergies Maverick and Prudential could achieve if the combination were consummated. Such analysis was based on projections developed by Maverick management. Deutsche Bank's analysis indicated the following approximate pro forma financial effects on Maverick's earnings per share:

      Accretion to Earnings Per Share                                2001  2002
      -------------------------------                                ----  ----
      Maverick...................................................... 18.2% 10.7%

   The foregoing summary describes the analyses and factors that Deutsche Bank deemed material in its presentation to Maverick's board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

   In conducting its analyses and arriving at its opinions, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to Maverick's board of directors as to the fairness to Maverick of the exchange ratio under the arrangement pursuant to the Maverick/Prudential combination agreement. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by Maverick and Prudential management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Maverick's or Prudential's control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Maverick, Prudential or their respective advisors, neither Maverick nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

   The terms of the Maverick/Prudential business combination were determined through negotiations between Maverick and Prudential and were approved by Maverick's board of directors. Although Deutsche Bank provided advice to Maverick during the course of these negotiations, the decision to enter into the business combination was solely that of Maverick's board of directors. As described above, the opinion and presentation of Deutsche Bank to Maverick's board of directors was only one of a number of factors taken into consideration by Maverick's board of directors in making its determination to approve the business combination.

   Maverick selected Deutsche Bank as financial advisor in connection with the Maverick/Prudential combination based on Deutsche Bank's qualifications, expertise, reputation and experience in mergers and acquisitions. Maverick retained Deutsche Bank pursuant to a letter agreement dated April 17, 2000. As compensation for Deutsche Bank's services in connection with the business combination, Maverick has paid Deutsche Bank a cash fee of $825,000 and has agreed to pay an additional cash fee, if the combination is consummated, of 0.6% of the aggregate consideration payable by Maverick in the combination, but not less than $2.0 million. The previously paid $825,000 cash fee will be credited against this success fee. Regardless of whether the combination is consummated, Maverick has agreed to reimburse Deutsche Bank for all reasonable fees and disbursements of Deutsche Bank's counsel and all of Deutsche Bank's reasonable travel and other out-of-pocket expenses incurred in connection with the combination or otherwise arising out of the retention of Deutsche Bank under the letter agreement. Maverick has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement or the combination.

   Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. In the ordinary course of business, Deutsche Bank and its affiliates may actively trade in the securities and other instruments and obligations of Maverick and Prudential for their own accounts and for the accounts of their customers. Accordingly, Deutsche Bank and its affiliates may at any time hold a long or short position in such securities, instruments and obligations.

Transaction Mechanics and Description of Exchangeable Shares

   The following is a brief summary description of the material terms of:

  . the arrangement under section 186 of the Business Corporations Act
    (Alberta) which will give effect to the transaction;

  . the exchangeable share provisions;

  . the form of the support agreement; and

  . the form of voting and exchange trust agreement.

   Solely for the purposes of this summary, "Maverick" refers to Maverick and a subsidiary, if any, of Maverick (other than Maverick Canada) incorporated under the Companies Act (British Columbia) ("Maverick Holdco") for the sole purpose of delivering Maverick common stock as described in the following summary of the "Transaction Mechanics and Description of Exchangeable Shares." This summary is qualified in its entirety by the full text of the documents described above, which we have included in Annexes D, E, F and G.

   Summary. Pursuant to the arrangement, Prudential shareholders (other than dissenting shareholders) will receive for each share of Prudential:

  . 0.52 of an exchangeable share of Maverick Canada, which has economic rights (including the right to all dividends) and voting attributes equivalent to those of Maverick common stock but with effectively no economic or voting rights in Maverick Canada; and

  . the right to receive Maverick common stock at any time in exchange for exchangeable shares on a one-for-one basis.

   The following are rights relating to the exchange or redemption of exchangeable shares into Maverick common stock:

  . Shareholder Rights to Exchange or Cause Redemption. Rights (which are called exchange put rights and retraction rights) to require an exchange by Maverick or redemption by Maverick Canada of exchangeable shares for Maverick common stock;

  . Automatic Rights. Rights (which are referred to in this summary as automatic redemption rights, optional exchange rights, liquidation rights and automatic exchange rights) that automatically, upon the occurrence of specified automatic or triggering events, result in the exchange or redemption of exchangeable shares for Maverick common stock; and

  . Maverick Call Rights. Call rights (which are called retraction call rights, liquidation call rights and redemption call rights) that override the exchangeable shareholder's rights listed above, granted to Maverick, permit Maverick to require an exchange of exchangeable shares for Maverick common stock with Maverick if a holder exercises retraction rights or in any circumstance where Maverick Canada would otherwise be required to redeem the exchangeable shares.

   Maverick anticipates that it will exercise its call rights, when available, and currently foresees limited, if any, circumstances under which it would not exercise its call rights. Therefore we expect that holders of exchangeable shares will only receive Maverick common stock through an exchange with Maverick, as opposed to a redemption by Maverick Canada, of exchangeable shares for Maverick common stock. While the consideration received upon an exchange or a redemption will be the same, the tax consequences would be substantially different. See "Information About Tax Considerations--Canadian Federal Income Tax Considerations to Prudential Shareholders" on page 102.

 The Plan of Arrangement.

   The Arrangement. We will effect the transaction by means of an arrangement of Prudential under the Business Corporations Act (Alberta) in accordance with the plan of arrangement. We have included a copy of the form of the plan of arrangement as Annex D, which is incorporated by reference into this joint proxy statement.

   Court Approval of the Arrangement and Consummation of the Transaction. An arrangement of a corporation under Alberta law requires approval by both the Court of Queen's Bench of Alberta and the shareholders, and, if applicable, optionholders of the subject corporation. Prior to the mailing of this joint proxy statement, Prudential obtained the Interim Order of the Court, which is attached as Annex C, providing for the calling and holding of the Prudential special meeting and other procedural matters.

   Subject to the approval of the arrangement by the Prudential shareholders and optionholders, together voting as a class, at the Prudential special meeting, the hearing in respect of the Final Order is scheduled to take place on September 22, 2000, at 1:00 p.m. (Calgary time) in the Court of Queen's Bench of Alberta at the Court House, 611--4th Street S.W., Calgary, Alberta, Canada. All Prudential shareholders and optionholders who wish to participate or be represented or to present evidence or arguments at that hearing must serve and file a notice of appearance as set out in the Notice of Petition for the Final Order and satisfy any other requirements. At the hearing of the application in respect of the Final Order, the Court will consider, among other things, the fairness and reasonableness of the arrangement. The Court may approve the arrangement as proposed or as amended in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit.

   Assuming the Final Order is granted and the other conditions to the combination agreement are satisfied or waived, it is anticipated that the following will occur substantially simultaneously:

  . articles of arrangement will be filed with the registrar under the Business Corporations Act (Alberta) to give effect to the arrangement;

  . the support agreement between Maverick Canada and Maverick substantially in the form of Annex F and the voting and exchange trust agreement between Maverick Canada, Maverick and CIBC Mellon Trust Company, as trustee, substantially in the form of Annex G will be executed and delivered; and

  . the various other documents necessary to give effect to the transaction will be executed and delivered.

   Subject to the foregoing, we presently anticipate that the transaction will become effective on or about September 22, 2000.

 Rights Relating to the Exchange or Redemption of Exchangeable Shares.

   Shareholder Rights to Receive Maverick Common Stock. Maverick will grant the exchange put right described below to CIBC Mellon Trust Company, as trustee, for the benefit of the holders of the exchangeable shares. The holders of exchangeable shares also have the right to retract (i.e., require Maverick Canada to redeem, subject to Maverick's retraction call rights) any or all of their exchangeable shares.

   Exchange Put Right. A holder of exchangeable shares is entitled to require Maverick to exchange, which right is called an exchange put right, all or any part of the holder's exchangeable shares for an equivalent number of shares of Maverick common stock, plus the equivalent amount of all Maverick dividends then payable and unpaid, if any. A holder of exchangeable shares may exercise the exchange put right by:

  . presenting written notice to the trustee;

  . presenting and surrendering a certificate or certificates representing the exchangeable shares the holder desires to have Maverick exchange; and

  . presenting all other documents and instruments as may be required to effect a transfer of exchangeable shares as provided in the voting and exchange trust agreement among Maverick, Maverick Canada and CIBC Mellon Trust Company, as trustee.

   These certificates and documents must be provided to the trustee's principal offices in Calgary, Alberta or Toronto, Ontario. An exchange pursuant to this right will be completed not later than the close of business on the third business day following receipt by the trustee of the notice, the certificates and other required documents.

   Retraction Rights. Subject to applicable law and the retraction call right of Maverick which, if exercised by Maverick shall be binding on the holder of exchangeable shares, holders of the exchangeable shares are entitled at any time to retract (i.e., to require Maverick Canada to redeem) any or all exchangeable shares owned by them and to receive an equivalent number of shares of Maverick common stock plus the equivalent amount of all Maverick dividends, payable and unpaid, if any, subject to the retraction call right of Maverick described below. Holders of exchangeable shares may effect a retraction by presenting certificates representing the number of exchangeable shares the holder desires to retract to Maverick Canada or the trustee, together with a duly executed retraction request:

  . specifying the number of exchangeable shares the holder desires to retract;

  . stating the retraction date on which the holder desires to have Maverick
    Canada redeem such shares, which must be a business day between five and ten business days from the date of delivery of the request; and

  . acknowledging the retraction call right of Maverick to purchase all but not less than all the retracted shares directly from the holder and that the retraction request will be deemed to be a revocable offer by the holder to sell the retracted shares to Maverick in accordance with the retraction call right on the terms and conditions described below.

   Upon receipt by Maverick Canada of a retraction request, Maverick Canada will promptly notify Maverick. In order to exercise its retraction call right, Maverick must notify Maverick Canada of its determination to do so within two business days of such notification to Maverick. If Maverick delivers the call notice within two business days, and provided that the retraction request is not revoked by the holder in the manner described below, Maverick Canada will not redeem the retracted shares and Maverick will purchase from the holder and the holder will sell to Maverick on the retraction date the retracted shares. In the event that Maverick does not deliver to Maverick Canada a call notice within the two business days period, and provided that the retraction request is not revoked by the holder in the manner described below, Maverick Canada will redeem the retracted shares on the retraction date.

   A holder of retracted shares may, by notice in writing given by the holder to Maverick Canada before the close of business on the business day immediately preceding the date specified by the holder as the retraction date, withdraw its retraction request. If the retraction request is withdrawn, the revocable offer constituted by the retraction request to sell the retracted shares to Maverick will be deemed to have been revoked.

   If, as a result of liquidity or solvency requirements or other provisions of applicable law, Maverick Canada is not permitted to redeem all exchangeable shares tendered by a retracting holder, Maverick Canada will redeem only those exchangeable shares tendered by the holder as would be permitted by applicable law. The holder of any exchangeable shares not redeemed by Maverick Canada as a consequence of such applicable law or purchased by Maverick, will be deemed to have required Maverick to purchase the unretracted shares in exchange for an equal number of shares of Maverick common stock, plus the equivalent amount of all dividends then payable and unpaid, if any, on the retraction date or as soon as practicable thereafter pursuant to the exchange right provided for in the voting and exchange trust agreement described below.

 Shareholder Automatic Rights to Receive Maverick Common Stock.

   Redemption of Exchangeable Shares. Subject to applicable law and the redemption call rights of Maverick described below, on an automatic redemption date, described below, Maverick Canada will redeem all but not less than all of the then outstanding exchangeable shares in exchange for an equal number of shares of Maverick common stock, plus the equivalent amount of all Maverick dividends then payable and unpaid, if any. Notwithstanding any proposed redemption of the exchangeable shares, Maverick will, pursuant to the redemption call rights (as described below), have the overriding right to acquire on an automatic redemption date all but not less than all of the outstanding exchangeable shares in exchange for one share of Maverick common stock for each exchangeable share, plus the equivalent amount of all Maverick dividends then payable and unpaid, if any. An automatic redemption date is the first to occur of:

  . the date selected by the Maverick Canada board (but no earlier than the fifth anniversary of the effective date of the arrangement);

  . the date selected by the Maverick Canada board (but no earlier than the third anniversary of the effective date of the arrangement) at a time when less than 10% of the number of exchangeable shares issuable on the effective date of the arrangement are outstanding (other than exchangeable shares held by Maverick and entities controlled by Maverick);

  . the business day prior to the record date for any meeting or vote of the Maverick Canada shareholders to consider any matter on which the holders of exchangeable shares would be entitled to vote as Maverick Canada shareholders, but excluding any meeting or vote as described in the clause immediately below; or

  . the business day following the day on which the holders of exchangeable shares fail to take the necessary action at a meeting or other vote of holders of exchangeable shares, if and to the extent such action is required, to approve or disapprove, as applicable, any change to, or in the rights of the holders of, exchangeable shares, if the approval or disapproval, as applicable, of such change would be required to maintain the economic and legal equivalence of the exchangeable shares and the Maverick common stock.

At least 45 days before an automatic redemption date or before a possible automatic redemption date which may result from a failure of holders of exchangeable shares to take necessary action as described above, Maverick Canada shall provide the registered holders of exchangeable shares with written notice of the proposed redemption or possible redemption of the exchangeable shares by Maverick Canada or the purchase of such exchangeable shares pursuant to Maverick's redemption call right. In the case of any notice given in connection with a possible automatic redemption date, such notice will be given contingently and will be withdrawn if the contingency does not occur.

   Optional Exchange Right. Upon the occurrence and during the continuance of a Maverick Canada insolvency event, described below, a holder of exchangeable shares will be entitled to instruct the trustee to exercise the right, which we refer to as the optional exchange right, with respect to any or all of the holder's exchangeable shares, thereby requiring Maverick to acquire the exchangeable shares from the holder. Immediately upon the occurrence of a Maverick Canada insolvency event or any event which may, with the passage of time or the giving of notice, become a Maverick Canada insolvency event, Maverick Canada and Maverick will give written notice to the trustee. The trustee will then promptly notify each holder of exchangeable shares of the event or potential event and will advise the holder of its rights with respect to the optional exchange right. The consideration for each exchangeable share to be acquired under the optional exchange right will be one share of Maverick common stock plus the equivalent amount of all Maverick dividends, then payable and unpaid, if any.

   "Maverick Canada insolvency event" means:

  . the institution by Maverick Canada of, or the consent of Maverick Canada to the institution of, any proceeding for Maverick Canada to be adjudicated bankrupt or insolvent or to be dissolved or wound-up, or the filing of a petition, answer or consent seeking dissolution or winding-up under bankruptcy, insolvency or analogous laws;

  . the failure of Maverick Canada to contest in good faith any such proceeding commenced against it within 15 days of becoming aware of the proceeding;

  . the consent of Maverick Canada to the filing of any such petition or appointment of a receiver;

  . the making by Maverick Canada of a general assignment for the benefit of creditors, or the admission in writing of its inability to pay its debts generally as they become due; or

  . Maverick Canada's not being permitted, pursuant to liquidity or solvency requirements of applicable law, to redeem any exchangeable shares pursuant to a retraction request.

If, as a result of liquidity or solvency requirements or other provisions of applicable law, Maverick Canada is not permitted to redeem all of the exchangeable shares tendered for retraction by a holder in accordance with the exchangeable share provisions as described under "--Retraction Rights" above, the holder will be deemed to have exercised the optional exchange right with respect to the unredeemed exchangeable shares, and Maverick will be required to purchase such shares from the holder in the manner described above under "Optional Exchange Right."

   Liquidation Right. Subject to Maverick's liquidation call right described below, in the event of the liquidation, dissolution or winding-up of Maverick Canada or any other distribution of assets of Maverick Canada among its shareholders for the purpose of winding-up its affairs, the holders of exchangeable shares will be entitled to receive for each exchangeable share one share of Maverick common stock, together with the equivalent amount of all Maverick dividends then payable and unpaid, if any.

   Automatic Exchange Right. In the event of a Maverick liquidation event described below, Maverick will be deemed to have purchased each outstanding exchangeable share and each holder of exchangeable shares will be deemed to have sold the exchangeable shares held by it immediately prior to such liquidation event on the basis of one share of Maverick common stock, plus the equivalent amount of all Maverick dividends then payable and unpaid, if any, for each exchangeable share.

   "Maverick liquidation event" means:

  . any determination by the Maverick board of directors to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Maverick or to effect any other distribution of assets of Maverick among its stockholders for the purpose of winding-up its affairs; or

  . the earlier of receipt of notice of and Maverick's otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceeding with respect to the involuntary liquidation, dissolution or winding-up of Maverick or to effect any other distribution of assets of Maverick among its stockholders for the purpose of winding-up its affairs.

   Maverick Call Rights. In the circumstances described below, Maverick will have overriding rights to acquire exchangeable shares from holders by delivering one share of Maverick common stock, plus the equivalent amount of all Maverick dividends then payable and unpaid, if any, for each exchangeable share acquired. Different Canadian federal income tax consequences to a holder of exchangeable shares and to Maverick Canada may arise depending upon whether the call rights are exercised by Maverick or whether the relevant exchangeable shares are redeemed by Maverick Canada pursuant to the exchangeable share provisions. See "Information About Tax Considerations--Canadian Federal Income Tax Considerations to Prudential Shareholders" on page 102.

     Retraction Call Right. A holder requesting Maverick Canada to redeem the exchangeable shares will be deemed to offer such shares to Maverick, and Maverick will have an overriding retraction call right to acquire all, but not less than all, of the exchangeable shares that the holder has requested Maverick Canada to redeem in exchange for one share of Maverick common stock, plus the equivalent amount of all Maverick dividends then payable and unpaid, if any, for each exchangeable share. See "--Retraction Rights" on page 52.

     Liquidation Call Right. Maverick shall have an overriding liquidation call right, in the event of and notwithstanding a proposed liquidation, dissolution or winding-up of Maverick Canada or any other distribution of the assets of Maverick Canada among its shareholders for the purpose of winding-up its affairs, to acquire all, but not less than all, of the exchangeable shares then outstanding in exchange for Maverick common stock, plus the equivalent amount of all Maverick dividends then payable and unpaid, if any. Upon the exercise by Maverick of the liquidation call right, the holders of the exchangeable shares will be obligated to transfer their shares to Maverick. The acquisition by Maverick of all of the outstanding exchangeable shares upon the exercise of the liquidation call right will occur on the effective date of the voluntary or involuntary liquidation, dissolution or winding-up of Maverick Canada.

     Redemption Call Right. Maverick shall have an overriding redemption call right to acquire on an automatic redemption date all, but not less than all, of the exchangeable shares then outstanding in exchange for Maverick common stock, plus the equivalent amount of all Maverick dividends then payable and unpaid, if any, and, upon the exercise by Maverick of the redemption call right, the holders of the exchangeable shares will be obligated to transfer their shares to Maverick.

   Effect of Call Right Exercise. If Maverick exercises one or more of its call rights, it will directly issue Maverick common stock to holders of exchangeable shares and will become the holder of the exchangeable shares. Maverick will not be entitled to exercise any voting rights attached to the exchangeable shares it so acquires. If Maverick declines to exercise its call rights when applicable, it will be required to issue Maverick common stock as Maverick Canada directs, including to Maverick Canada, which will, in turn, transfer the stock to the holders of exchangeable shares in consideration for the return and cancellation of the exchangeable shares. In the event Maverick does not exercise its call rights when applicable and instead delivers Maverick common stock as Maverick Canada directs, the consideration received by holders of the exchangeable shares would be the same, while the Canadian tax consequences will be substantially different. See "Information About Tax Considerations--Canadian Federal Income Tax Considerations to Prudential Shareholders" on page 102. However, Maverick anticipates that it will exercise its call rights, when available, and currently foresees limited, if any, circumstances under which it would not exercise its call rights. In addition, Maverick does not anticipate any restriction or limitation on the number of exchangeable shares it would acquire upon the exercise of its call rights.

   Adjustments. The exchangeable shares are subject to adjustment or modification in the event of a stock split or other changes to the capital structure of Maverick so as to maintain the initial one-to-one ratio between the exchangeable shares and Maverick common stock.

   Tax Election. While the transaction is structured to provide a tax deferral for most Prudential shareholders, Prudential shareholders will be entitled to make an income tax election pursuant to section 85 of the Income Tax Act (Canada) (Canada) with respect to the transfer of their Prudential common shares to Maverick Canada so as to ensure a tax deferral. See "Information About Tax Considerations--Canadian Federal Income Tax Considerations to Prudential Shareholders" on page 102.

   Stock Options. Pursuant to the arrangement, each option to purchase Prudential common shares granted under Prudential's stock option plan will be exchanged for an option to purchase a number of whole shares of Maverick common stock equal to the number of Prudential common shares subject to such option multiplied by 0.52 at an exercise price per share of Maverick common stock equal to the exercise price per share of such option divided by 0.52, such exercise price to be converted into U.S. dollars based upon the average Canadian/U.S. dollar exchange rate over a ten consecutive trading day period ending on the third trading day prior to the date of the Prudential special meeting. If this calculation results in an exchanged option being exercisable for a fractional share of Maverick common stock, then the number of shares shall be rounded down to the nearest whole number of shares. Such options will vest in accordance with the terms of Prudential's stock option plan or other controlling agreement. The obligations of Prudential under the exchanged options will be assumed by Maverick and Maverick will be substituted for Prudential under, and as sponsor of, Prudential's stock option plan. The term, expiration date, exercisability and all other terms and conditions of the converted options will be otherwise unchanged.

   Special Voting Stock. The transaction will also include the issuance by Maverick of one share of preferred stock, designated as special voting stock, to CIBC Mellon Trust Company, the trustee under the voting and exchange trust agreement. This special voting share will allow holders of exchangeable shares to vote as if they were Maverick stockholders. See "Information About the Share Capital of Maverick and Maverick Canada-- Maverick Share Capital--Common and Preferred Stock Description--Series II--Special Voting Stock" on page 91 and "--Voting and Exchange Trust Agreement" below.

   Letter of Transmittal. Promptly following the consummation of the combination, we will send to each Prudential shareholder a Prudential letter of transmittal. For the holder to receive the exchangeable share certificates for Prudential common share certificates, a holder must complete, sign and return the letter of transmittal, together with the certificates for Prudential shares. See "--Procedures for Transfer of Share Certificates by Prudential Shareholders and Prudential Optionholders" on page 66.

   Voting and Exchange Trust Agreement. The following is a summary description of the material provisions of the voting and exchange trust agreement among Maverick, Maverick Canada and CIBC Mellon Trust Company, as trustee, and is qualified in its entirety by reference to the full text of the voting and exchange trust agreement, the form of which we have included as Annex G. For purposes of this summary, "Maverick" refers to Maverick and to Maverick Holdco, as appropriate.

   Voting Rights. In accordance with the voting and exchange trust agreement, the arrangement will include the issuance by Maverick of one share of special voting stock to CIBC Mellon Trust Company, the trustee under the voting and exchange trust agreement, for the benefit of the holders (other than Maverick and its subsidiaries) of the exchangeable shares. The special voting stock will carry a number of votes, exercisable at any meeting at which Maverick stockholders are entitled to vote, equal to the number of outstanding exchangeable shares (other than shares held by Maverick and its subsidiaries). With respect to any written consent sought from the Maverick stockholders, each vote attached to the special voting stock will be exercisable in the same manner as set forth above.

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   Each holder of an exchangeable share on the record date for any meeting at which Maverick stockholders are entitled to vote will be entitled to instruct the trustee to exercise one of the votes attached to the special voting stock for such exchangeable share. The trustee will exercise each vote attached to the special voting stock only as directed by the relevant holder and, in the absence of instructions from a holder as to voting, will not exercise such votes. If a holder either has not previously given the trustee voting instructions with respect to the meeting or submits to the trustee written revocation of such previous instructions, a holder may, upon instructing the trustee, obtain a proxy from the trustee entitling the holder to vote directly at the relevant meeting the votes attached to the special voting stock to which the holder is entitled.

   The trustee will send to the holders of the exchangeable shares the notice of each meeting at which the Maverick shareholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct the trustee to exercise the votes attaching to the special voting stock, at the same time as Maverick sends such notice and materials to the Maverick stockholders. The trustee will also send to the holders of exchangeable shares copies of all information statements, interim and annual financial statements, reports and other materials sent by Maverick to the Maverick stockholders at the same time as such materials are sent to the Maverick stockholders. To the extent such materials are provided to the trustee by Maverick, the trustee will also send to the holders of exchangeable shares all materials sent by third parties to Maverick stockholders, including dissident proxy circulars and tender and exchange offer circulars, as soon as possible after such materials are first sent to Maverick stockholders.

   All rights of a holder of exchangeable shares to exercise votes attached to the special voting stock will cease upon the exchange of all such holder's exchangeable shares for shares of Maverick common stock.

   With the exception of administrative changes for the purpose of adding covenants for the protection of the holders of the exchangeable shares, making necessary amendments or curing ambiguities or clerical errors (in each case provided that the board of directors of each of Maverick and Maverick Canada and the trustee and its counsel are of the opinion that such amendments are not prejudicial to the interests of the holders of the exchangeable shares), the voting and exchange trust agreement may not be amended without the approval of the holders of the exchangeable shares.

   Exchange Put Right, Optional Exchange Right and Automatic Exchange Right. The voting and exchange trust agreement provides for the exchange put right, the optional exchange right and the automatic exchange right.

   Support Agreement. The following is a summary description of the material provisions of the support agreement and is qualified in its entirety by reference to the full text of the support agreement, the form of which we have included as Annex F.

   Under the support agreement, Maverick will agree that so long as any exchangeable shares are outstanding it will:

  . not declare or pay dividends on the Maverick common stock unless Maverick
    Canada is able to and simultaneously pays an equivalent dividend on the exchangeable shares;

  . cause Maverick Canada to declare and pay an equivalent dividend on the exchangeable shares simultaneously with Maverick's declaration and payment of dividends on the Maverick common stock;

  . advise Maverick Canada in advance of the declaration of any dividend on the Maverick common stock and ensure that the declaration date, record date and payment date for dividends on the exchangeable shares are the same as that for the Maverick common stock;

  . ensure that the record date for any dividend declared on Maverick common stock is not less than ten business days after the declaration date for such dividend;

  . take all actions and do all things necessary to ensure that Maverick
    Canada is able to provide to the holders of the exchangeable shares the equivalent number of shares of Maverick common stock in the

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   event of a liquidation, dissolution, or winding-up of Maverick Canada or any other distribution of the assets of Maverick Canada for the purpose of winding-up its affairs, a retraction request by a holder of exchangeable shares, or a redemption of exchangeable shares of Maverick Canada;

  . not vote or otherwise take any action or omit to take any action causing the liquidation, dissolution or winding-up of Maverick Canada;

  . not take any action that, or omit to take any action the omission of which (i) is designed to result in the liquidation, dissolution or winding up of Maverick Canada, or (ii) would result in a meeting of Maverick Canada shareholders other than a meeting relating to certain changes required to maintain the economic and legal equivalence of the exchangeable shares and the Maverick common stock; and

  . use its best efforts to ensure that a meeting of Maverick Canada shareholders is not held other than a meeting relating to certain changes required to maintain the economic and legal equivalence of the exchangeable shares and the Maverick common stock.

   The support agreement will also provide that Maverick will not (i) distribute additional shares of Maverick common stock or rights to subscribe therefor or other property or assets to all or substantially all holders of shares of Maverick common stock, unless Maverick or Maverick Canada is permitted under applicable law to, and does, distribute the economic equivalent simultaneously to the holders of exchangeable shares; or (ii) make any changes (either by subdivision, combination or otherwise) to the outstanding Maverick common shares which would result in a greater or lesser number of Maverick common shares or make any other changes or effect any mergers or other transactions involving or affecting the Maverick common shares, unless Maverick or Maverick Canada is permitted under applicable law to, and effects simultaneous to such changes, the same or economically equivalent changes to the exchangeable shares.

   Maverick has further agreed that in the event a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to the Maverick common stock is proposed by Maverick or is proposed to Maverick or its stockholders and is recommended by the Maverick board, Maverick, in good faith, shall take all actions as are necessary to permit the holders of the exchangeable shares to participate in such transaction to the same extent and on an equivalent basis as the holders of Maverick common stock.

   Maverick has agreed that as long as there remain outstanding exchangeable shares not owned by Maverick or any entity controlled by Maverick, Maverick will remain the beneficial owner, directly or indirectly, of all outstanding common shares of Maverick Canada. Notwithstanding this agreement, Maverick will not violate this agreement if any person or group of persons acting jointly or in concert acquires Maverick common stock pursuant to a merger and Maverick is not the survivor.

   With the exception of administrative changes for the purpose of adding covenants for the protection of the holders of the exchangeable shares, making necessary amendments or curing ambiguities or clerical errors (in each case provided that the board of directors of each of Maverick and Maverick Canada is of the opinion that such amendments are not prejudicial to the interests of the holders of the exchangeable shares), the support agreement may not be amended without the approval of the holders of the exchangeable shares.

   Under the support agreement, Maverick has agreed not to exercise any voting rights attached to the exchangeable shares owned by it or any entity controlled by it on any matter considered at meetings of holders of exchangeable shares (including any approval sought from such holders in respect of matters arising under the support agreement).

   In order to assist Maverick to comply with its obligations under the support agreement, Maverick Canada must notify Maverick of the occurrence of the following and other events:

  . the determination by the Maverick Canada board to take any action which would require the approval of the holders of exchangeable shares;

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  . immediately, upon the earlier of (i) receipt by Maverick Canada of notice of, and (ii) Maverick Canada otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Maverick Canada or to effect any other distribution of assets of Maverick Canada for the purpose of winding-up its affairs;

  . Maverick Canada's receipt of a retraction request from a holder of exchangeable shares;

  . at least 45 days prior to the determination by the Maverick Canada board of a date for the automatic redemption of the exchangeable shares;

  . at least 30 days prior to the liquidation, dissolution or winding-up of Maverick Canada or the distribution of the assets of Maverick Canada for the purpose of winding-up its affairs; and

  . as soon as practicable upon the issuance by Maverick Canada of any exchangeable shares or rights to acquire exchangeable shares.

Delivery of Maverick Common Stock

   Maverick will ensure that all shares of Maverick common stock to be delivered by it under the support agreement or upon the exercise of the rights granted to the trustee under the voting and exchange trust agreement are duly registered, qualified or approved under applicable Canadian and United States securities laws, if required, so that such shares may be freely traded by the holder thereof (other than any restriction on transfer by reason of a holder being a "control person" of Maverick for purposes of Canadian law or an affiliate of Maverick for purposes of U.S. law). In addition, Maverick will take all actions necessary to cause all such shares of Maverick common stock to be listed or quoted for trading on all stock exchanges or quotation systems on which outstanding shares of Maverick common stock are then listed or quoted for trading.

The Combination Agreement

   The following is a summary of the material terms of the combination agreement. This summary is qualified in its entirety by reference to the combination agreement, the complete text of which we have included as Annex B to this joint proxy statement.

   Exchange Ratio. Under the terms of the combination agreement, if the transaction is completed, each holder of Prudential common shares will receive
0.52 of an exchangeable share for each Prudential common share. Each exchangeable share will have economic and voting rights equivalent to one share of Maverick common stock and will be exchangeable at any time for one share of Maverick common stock.

   Conditions to Closing. The combination agreement provides that the respective obligations of each party to complete the transaction are subject to a number of conditions, including the following material conditions:

  . approval of the plan of arrangement by the Prudential shareholders and optionholders and approval of the issuance of Maverick common stock in connection with the transaction;

  . receipt of all consents, including the Final Order of the Court of Queen's Bench of Alberta and any other regulatory approvals legally required for the consummation of the transaction;

  . there being no decree or ruling or statute, rule, regulation or order threatened, enacted, entered or enforced by any governmental agency that prohibits or renders illegal the consummation of the transaction;

  . there being no temporary restraining order, preliminary injunction, permanent injunction or other order preventing the consummation of the transaction nor any pending proceeding seeking any of the foregoing;

  . the representations and warranties of the parties being true and correct in all material respects;

  . the parties having performed in all material respects all agreements and covenants to be performed by them under the combination agreement;

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  . the Maverick common stock to be issued upon the exchange of the exchangeable shares having been approved for listing on the New York Stock Exchange (or on the Nasdaq National Market, if the Maverick common stock is refused or is not qualified for listing on the New York Stock Exchange);

  . the exchangeable shares having been approved for listing on The Toronto
    Stock Exchange or, in the absence of a listing on The Toronto Stock Exchange, another recognized Canadian stock exchange;

  . the receipt of a letter at closing from Maverick's independent auditors concurring with the conclusion of Maverick's management as to the appropriateness of pooling-of-interests accounting treatment under U.S. GAAP if the transaction is closed and consummated in accordance with the combination agreement; and

  . the receipt of a letter at closing from Prudential's independent auditors concurring with the conclusion of Prudential's management that Prudential is eligible to enter into a combination that qualifies for pooling-of-interests accounting treatment under U.S. GAAP.

   Covenants. Under the combination agreement Maverick and Prudential have agreed to a number of covenants, including the following:

   Consents and Approvals. The parties have agreed to apply for and use their reasonable best efforts to obtain all court, regulatory and other consents and approvals required for the consummation of the transaction, including required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and to use their reasonable best efforts to effect the transactions contemplated by the combination agreement;

   Interim Operations of Prudential and Maverick. Until the earlier of the termination of the combination agreement or the consummation of the arrangement, each party has agreed that it will operate its business only in the usual, regular and ordinary manner and to the extent consistent with such operation, use all commercially reasonable efforts to preserve intact its present business organization and to consummate the transaction. Each party has agreed to refrain from taking any action which would be reasonably likely to prevent or materially delay the consummation of the transaction; and

   Stock Exchange Listing. Maverick will use its reasonable best efforts to list the Maverick common stock on the New York Stock Exchange or on the Nasdaq National Market, if the Maverick common stock is refused or is not qualified for listing on the New York Stock Exchange and with the cooperation and assistance of Prudential, to list the exchangeable shares on The Toronto Stock Exchange or, in the event that a listing on The Toronto Stock Exchange is not available, on another recognized Canadian stock exchange. On July 26, 2000, the New York Stock Exchange authorized the listing of Maverick's common stock, including the shares issuable upon the exchange of the exchangeable shares . On August 3, 2000, The Toronto Stock Exchange conditionally approved the listing of the exchangeable shares.

   No Solicitation. Until the earlier of the effective time or the termination of the combination agreement, each of Prudential and Maverick will not, and it will not authorize or permit any of its officers, directors, employees, financial advisors, representatives and agents, to directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or participate in or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an acquisition proposal from any person, or engage in any discussions, negotiations or inquiries relating thereto or accept any acquisition proposal, whether or not initiated by Prudential or Maverick, as the case may be, in connection therewith. Each of Prudential and Maverick will exercise all rights to require the return of information regarding it previously provided to such parties and will exercise all rights to require the destruction of all materials including or incorporating any information regarding Prudential or Maverick as the case may be. Notwithstanding the foregoing, each of Prudential or Maverick may at any time prior to the time their respective shareholders have voted to approve the transaction, engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, by either Prudential or Maverick, as the case may be, or their respective subsidiaries or any of their respective representatives described above) seeks to initiate such discussions or negotiations and furnish such third party information

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concerning either company and its business, properties and assets which has previously been provided to the other party, if, and only to the extent that:

  . in the case of Prudential, (a) the third party has first made a bona fide written acquisition proposal that is a "superior proposal," i.e., a proposal that is (i) financially superior to the transaction contemplated by the combination agreement, and (ii) as to which the third party has demonstrated that the funds or other consideration necessary are available, as determined in good faith by the Prudential board, after consulting with its financial advisors; and (b) the Prudential board has concluded in good faith, after consulting with outside counsel that such action is necessary for such board to act in a manner consistent with its fiduciary duties under applicable law;

  . in the case of Maverick, the third party has made a written acquisition proposal and has demonstrated that the funds or other consideration necessary are available, as determined in good faith by the Maverick board, and the Maverick board has concluded in good faith, after consulting with outside counsel that such action is necessary for such board to act in a manner consistent with its fiduciary duties under applicable law;

  . prior to furnishing information to or entering into discussions or negotiations with the third party, recipient provides prompt notice orally and in writing to the other party specifying the identity of such person or entity and that it is furnishing information or entering into discussions or negotiations with such person or entity in respect of another proposal and receives from the third party an executed confidentiality agreement having confidentiality terms substantially similar to those contained in the confidentiality agreement executed by Prudential and Maverick (other than the standstill and exclusivity provisions contained in that agreement), providing full details forthwith of all material terms and conditions of the alternative proposal and any amendments to the proposal and, in the case of Prudential, confirming in writing the determination of the Prudential board that the acquisition proposal constitutes a superior proposal;

  . the recipient of the third party proposal provides notice forthwith to the other party at such time as it is terminating any such discussions or negotiations with such person or entity; and

  . such recipient promptly provides to the other party any information provided to any such person or entity whether or not previously made available to the other party.

   To the extent applicable, Prudential and Maverick must comply with rules relating to tender or exchange offers under the Securities Exchange Act of 1934, as amended, (United States) and similar rules under Canadian securities laws relating to the provision of directors' circulars, and make appropriate disclosure with respect thereto to their respective shareholders.

   Prudential may accept, recommend, approve or implement a superior proposal from a third party, but only if prior to such acceptance, recommendation, approval or implementation, the Prudential board has concluded in good faith, after giving effect to all proposals to adjust the terms and conditions of the combination agreement and the arrangement which may be offered by Maverick during the five day notice period described under "Right to Match" below, that such action is necessary for the Prudential board to act in a manner consistent with its fiduciary duties under applicable law and Prudential terminates the combination agreement and concurrently therewith pays the fees described below.

   Right to Match. Prudential must give Maverick at least five days' advance notice in writing of any decision by the Prudential board to accept, recommend, approve or implement a superior proposal, which notice must identify the party making the superior proposal and must provide full details of all material terms and conditions thereof and any amendments thereto. Prudential must inform Maverick of the status (including all terms and conditions thereof) of any discussions and negotiations with that party. In addition Prudential must, and must cause its financial and legal advisors to, negotiate in good faith with Maverick to make such adjustments in the terms and conditions of the combination agreement and the plan of arrangement as would enable Prudential to proceed with the transactions contemplated by the combination agreement. Before executing any agreement to implement a superior proposal, Prudential must provide Maverick with copies of such final documentation executed by the party making the superior proposal. In the event Maverick proposes

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to amend the combination agreement and the arrangement to provide equivalent value as is provided under the superior proposal, then Prudential cannot enter into any agreement regarding the superior proposal.

   As used in the combination agreement, "acquisition proposal" means a proposal or offer (other than by the other party to the combination agreement), whether or not subject to a due diligence condition, whether or not in writing, to acquire in any manner, directly or indirectly, beneficial ownership (as defined under Rule 13(d) of the Securities Exchange Act) of all or a material portion of the assets of Maverick or Prudential, as the case may be, or any material subsidiary thereof, or to acquire in any manner, directly or indirectly, more than 9.9% (and for the purposes of the payment of termination fees, 20%) of the outstanding voting shares of Prudential or Maverick, as the case may be, whether by an arrangement, amalgamation, a merger, consolidation or other business transaction, by means of a sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving either Prudential or Maverick, as the case may be, or any of its material subsidiaries, including any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of all or a material portion of the assets of either Prudential or Maverick, as the case may be, or any material subsidiary thereof, or to acquire in any manner, directly or indirectly, more than 9.9% (and for the purposes the payment of termination fees, 20%) of the outstanding voting shares of Prudential or Maverick, as the case may be (other than the transactions contemplated by the combination agreement).

   Termination. The combination agreement may be terminated by mutual agreement of the parties at any time prior to the effective time. Also, either party may terminate the combination agreement prior to the effective time if:

  . the other party has breached any representation, warranty, covenant or agreement contained in the combination agreement or if any representation or warranty of the other party shall have become untrue, and the breach has been, or could reasonably be expected to be, materially adverse to the terminating party or will be materially adverse to the terminating party on the consummation of the transaction, and such breach has not been cured within 15 business days after written notice (except that no cure period shall be provided for a breach which by its nature cannot be cured and in no event shall the cure period extend beyond December 31,
    2000);

  . all conditions for closing the transaction have not been satisfied or waived by December 31, 2000 (other than as a result of a breach by the terminating party);

  . any required approval of the Prudential securityholders or Maverick stockholders has not been obtained; or

  . any final and non-appealable order has been entered in any action or proceeding before any governmental entity that prevents or makes illegal the consummation of the transaction.

   Maverick may terminate the combination agreement at any time prior to the effective time if the Prudential board, or any committee thereof, withdraws or modifies adversely to Maverick its approval or recommendation of the combination agreement or the arrangement, or the Prudential board, or any committee thereof, fails to reaffirm its approval or recommendation upon a request by Maverick to do so or upon an acquisition proposal in respect of Prudential being publicly announced or proposed, offered or made to the Prudential shareholders or to Prudential.

   Prudential may terminate the combination agreement at any time prior to the effective time if either the Maverick board, or any committee thereof, withdraws or modifies adversely to Prudential its approval or recommendation of the combination agreement, or the arrangement, or the Maverick board, or any committee thereof, fails to reaffirm its approval or recommendation upon a request by Prudential to do so or upon an acquisition proposal in respect of Maverick being publicly announced or proposed, offered or made to the Maverick stockholders or to Maverick.

   Maverick may terminate the combination agreement prior to the approval of the transactions contemplated hereby by the stockholders of Maverick, if as a result of an acquisition proposal for Maverick, Maverick's

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board accepts, recommends, approves or implements such proposal and otherwise complies with the provisions of the combination agreement.

   Prudential may terminate the combination agreement prior to the approval of the combination agreement and the arrangement by the securityholders of Prudential, if the Prudential board accepts, recommends, approves or implements a superior proposal and otherwise complies with the provisions of the combination agreement.

   Upon termination of the combination agreement in accordance with its terms, neither party nor its respective officers or directors shall have any further liability under the agreement except that the termination fees described below shall survive such termination, and the confidentiality agreements dated May 18 and 31, 2000 will survive any termination. However, neither party will be released from any liability arising from the willful breach by that party of the combination agreement.

   Termination Fees. Termination fees are payable under the combination agreement as follows:

  . if Prudential terminates the combination agreement because there has been a breach of the combination agreement by Maverick, which has been or could reasonably be expected to be materially adverse to Maverick, or if either party terminates the combination agreement because the required approval of the Maverick stockholders has not been obtained, then Maverick must pay Prudential a cash termination fee of $3 million at the time of termination;

  . if Maverick terminates the combination agreement because there has been a breach of the combination agreement by Prudential which has been or could reasonably be expected to be materially adverse to Prudential, or if either party terminates the combination agreement because the required approval of the securityholders of Prudential has not been obtained, then Prudential must pay Maverick a cash termination fee of $3 million at the time of termination;

  . if an acquisition proposal in respect of Prudential is publicly announced or is proposed, offered or made to the Prudential shareholders or to Prudential, either party terminates the combination agreement as a result of the failure of the securityholders of Prudential to approve the combination agreement, and within nine months following such termination Prudential enters into an agreement, commitment or understanding with respect to an acquisition proposal, or an acquisition proposal for Prudential is consummated, then Prudential must pay Maverick a cash termination fee of $11 million payable immediately once such conditions are satisfied;

  . if an acquisition proposal in respect of Maverick is publicly announced or is proposed, offered or made to the Maverick stockholders or to Maverick, either party terminates the combination agreement as a result of the failure of the stockholders of Maverick to approve the combination agreement, and within nine months following such termination Maverick enters into an agreement, commitment or understanding with respect to an acquisition proposal, or an acquisition proposal for Maverick is consummated, then Maverick must pay Prudential a cash termination fee of $11 million payable immediately once such conditions are satisfied;

  . if Prudential terminates the combination agreement in connection with a determination by the Prudential board to accept, recommend, approve or implement a superior proposal, or Maverick terminates the combination agreement upon the withdrawal or adverse modification by the Prudential board, or any committee thereof, of its approval or recommendation of the combination agreement, the other transactions contemplated thereby or the arrangement or because the Prudential board, or any committee thereof, has failed to reaffirm its approval or recommendation upon request or upon an acquisition proposal in respect of Prudential being publicly announced or proposed, offered or made to the Prudential shareholders or to Prudential, then Prudential must pay Maverick a cash termination fee of $14 million at the time of termination; and

  . if Maverick terminates the combination agreement in connection with a determination by the Maverick board to accept, recommend, approve or implement a third party acquisition proposal, or Prudential

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   terminates the combination agreement upon the withdrawal or adverse modification by the Maverick board, or any committee thereof, of its approval or recommendation of the combination agreement, the other transactions contemplated thereby or the arrangement or because the Maverick board, or any committee thereof, has failed to reaffirm its approval or recommendation upon request or upon an acquisition proposal in respect of Maverick being publicly announced or proposed, offered or made to the Maverick stockholders or to Maverick, then Maverick must pay Prudential a cash termination fee of $14 million at the time of termination.

   Representations and Warranties. The combination agreement contains certain customary representations and warranties of each of Prudential and Maverick relating to, among other things:

  . the parties' organization, capital structures and qualification;

  . required consents;

  . periodic securities reports and financial information;

  . liabilities and litigation;

  . intellectual property rights;

  . absence of material adverse changes;

  . employee matters;

  . taxes;

  . environmental matters;

  . absence of defaults;

  . title to properties;

  . receipt of fairness opinion from financial advisors;

  . pooling-of-interests accounting;

  . non-violation by the transaction of Prudential's shareholder rights plan;

  . compliance with necessary regulatory or governmental authorities; and

  . authority to enter into the combination agreement and to consummate the transaction.

Dissenting Shareholders' and Optionholders' Rights

   Under Delaware law, holders of Maverick common stock will not have appraisal or dissenters' rights relating to the transaction.

   The following description of the rights of dissenting holders of Prudential common shares and Prudential options is not a comprehensive statement of procedures to be followed by a dissenting shareholder or optionholder who seeks payment of the fair value of Prudential common shares or Prudential options and is qualified in its entirety by the Interim Order and Section 184 of the Business Corporations Act (Alberta) which we have included as Annexes C and J, respectively, to this joint proxy statement. A shareholder or optionholder who intends to exercise the right of dissent and appraisal should carefully consider and comply with the provisions of Section 184 as modified by the Interim Order and should seek their own legal advice. Failure to comply with the provisions of Section 184 as modified by the Interim Order and to adhere to the procedures established therein may result in the loss of all rights thereunder.

   The Court hearing the application for the Final Order has the discretion to alter the rights of dissent described herein based on the evidence presented at such hearing.

   Under the Interim Order, registered holders of Prudential common shares or Prudential options are entitled, in addition to any other right they may have, to dissent and to be paid by Prudential the fair value of the

Prudential common shares or Prudential options held by them, determined as of the close of business on the last business day before the day on which the resolution from which they dissented was adopted. A shareholder or optionholder may dissent only with respect to all of the shares or options held by the shareholder or optionholder or on behalf of any one beneficial owner and registered in the dissenting shareholder's or optionholder's name. The demand for appraisal must be executed by or for the holder of record, fully and correctly, as such holder's name appears on the holder's share certificates or options. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or a tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must expressly identify the record owner or owners, and expressly disclose in such demand that the agent is acting as agent for the record owner or owners.

   Only registered shareholders or optionholders may dissent. Beneficial owners of Prudential common shares registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent should be aware that they may only do so through the registered owner of such shares. A registered holder such as a broker who holds Prudential common shares as nominee for beneficial owners, some of whom may desire to demand appraisal, must exercise dissent rights on behalf of such beneficial owners with respect to the shares held for such beneficial owners. In such case, the demand for appraisal should set forth the number of Prudential common shares covered by it.

   A dissenting holder of Prudential common shares or Prudential options must send to Prudential a written objection to the resolution in respect of the arrangement, which written objection must be received by the Vice President, Legal and Business Affairs of Prudential or the chairman of the Prudential special meeting at or before the Prudential special meeting. An application may be made to the Court to fix the fair value of the dissenting shareholder's Prudential common shares or optionholder's Prudential options after the effective date of the transaction. If an application to the Court is made by either Prudential or a dissenting shareholder or optionholder, Prudential must, unless the Court otherwise orders, send to each dissenting shareholder or optionholder a written offer to pay such holder an amount considered by the Prudential board to be the fair value of the Prudential common shares or Prudential options. The offer, unless the Court otherwise orders, will be sent to each dissenting shareholder or optionholder at least 10 days before the date on which the application is returnable, if Prudential is the applicant, or within 10 days after Prudential is served with notice of the application, if a shareholder or optionholder is the applicant. The offer will be made on the same terms to each dissenting holder of Prudential common shares or Prudential options and will be accompanied by a statement showing how the fair value was determined.

   A dissenting holder of Prudential common shares or Prudential options may make an agreement with Prudential for the purchase of the holder's Prudential common shares or Prudential options in the amount of Prudential's offer (or otherwise) at any time before the Court pronounces an order fixing the fair value of the Prudential common shares or options. A dissenting shareholder or optionholder is not required to give security for costs in respect of an application and, except in special circumstances, will not be required to pay the costs of the application or appraisal. On the application, the court will make an order fixing the fair value of the Prudential common shares and options of all dissenting shareholders or optionholders who are parties to the application, giving judgment in that amount against Prudential and in favor of each of those dissenting shareholders or optionholders and fixing the time within which Prudential must pay that amount payable to the dissenting shareholders or optionholders. The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder or optionholder calculated from the date on which the shareholder or optionholder ceases to have any rights as a shareholder or optionholder until the date of payment.

   After the arrangement becomes effective, or after an agreement between Prudential and the dissenting holder of Prudential common shares or Prudential options is made, or upon the pronouncement of a court order, whichever first occurs, the dissenting shareholder or optionholder will cease to have any rights as a shareholder or optionholder other than the right to be paid the fair value of the Prudential common shares or Prudential options in the amount agreed between Prudential and the dissenting shareholder or optionholder or in the amount of the judgment as the case may be. Until one of these events occurs, the shareholder or optionholder may withdraw his dissent, or Prudential may rescind the resolution in respect of the arrangement and, in either event, the dissent and appraisal proceedings in respect of that shareholder or optionholder will be discontinued.

   The combination agreement provides that it is a condition to the obligations of Maverick and Prudential to complete the arrangement that holders of not more than 5% of the issued and outstanding Prudential common shares and Prudential options, in the aggregate, exercise their right of dissent as described above.

Anticipated Accounting Treatment

   Maverick and Prudential expect the transaction to qualify as a pooling-of-interests under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC. Under the pooling-of-interests accounting method, the reported balance sheet amounts and results of operations of the separate companies for prior periods will be combined, reclassified and conformed, as appropriate, to reflect the financial position and results of operations for the combined company. See "Unaudited Pro Forma Combined Condensed Financial Statements" on page 81.

   Prudential will use its reasonable best efforts to obtain a letter from its independent auditors concurring with the conclusion of Prudential's management that Prudential is eligible to enter into a combination that qualifies for pooling-of-interests accounting treatment under U.S. GAAP. Maverick also will use its reasonable best efforts to obtain a letter at closing from its independent auditors concurring with the conclusion of Maverick's management as to the appropriateness of pooling-of-interests accounting treatment under U.S. GAAP if the transaction is closed and consummated in accordance with the combination agreement.

   We expect that Maverick and Prudential will enter into affiliates' agreements with each Prudential affiliate and Maverick affiliate. These agreements will relate to, among other things, the ability of Maverick to account for the transaction as a pooling-of-interests under U.S. GAAP.

Business Combination Costs

   The combined estimated fees, costs and expenses of Maverick and Prudential in connection with the combination, including, without limitation, financial advisors' fees, filing fees, legal and accounting fees and printing and mailing costs are anticipated to be approximately $10 million. These non-recurring costs, which are subject to change, will be charged to operations in the quarter in which the transaction is consummated. These expenses are referred to in Note 2a to the Unaudited Pro Forma Combined Statements of Earnings, and have been reflected in the Unaudited Pro Forma Combined Condensed Balance Sheet on page 82.

Procedures for Transfer of Share Certificates by Prudential Shareholders and Prudential Optionholders

   Prudential Shareholders. Promptly following the consummation of the combination, we will mail to each registered Prudential shareholder a Prudential letter of transmittal that, when duly completed and returned together with a certificate for Prudential common shares, will allow you to receive certificates for the number of exchangeable shares equal to the number of Prudential common shares you hold multiplied by 0.52. See "--Transaction Mechanics and Description of Exchangeable Shares" on page 50. A Prudential shareholder who wishes to immediately exchange his or her exchangeable shares to be received for Prudential shares into shares of Maverick common stock may do so by checking the relevant box on the Prudential letter of transmittal.

   No certificates representing fractional exchangeable shares will be issued. In lieu of fractional exchangeable shares, each Prudential shareholder who would otherwise be entitled to receive a fraction of an exchangeable share shall be paid by Maverick Canada an amount of cash (rounded to the nearest whole cent, without interest) equal to the product of such fraction, multiplied by the weighted average trading price of the Maverick common stock on the Nasdaq National Market for the ten consecutive trading days ended on the third trading day prior to the date of the Prudential special meeting, expressed in Canadian dollars.

   Any use of the mails to transmit a certificate for Prudential common shares and a related Prudential letter of transmittal is at the risk of the Prudential shareholder. If these documents are mailed, it is recommended that registered mail, with return receipt requested, properly insured, be used.

   If the transaction is completed, certificates representing the appropriate number of exchangeable shares issuable to a former Prudential shareholder who has complied with the procedures set out above, together with a cheque in the amount, if any, payable in lieu of fractional exchangeable shares will, as soon as practicable after the date of receipt of a certificate for Prudential common shares and a related Prudential letter of transmittal, be forwarded to the holder at the address specified in the Prudential letter of transmittal by first class mail or made available at the offices of CIBC Mellon Trust Company for pickup by the holder, if requested by the holder in the Prudential letter of transmittal.

   Where a certificate for Prudential common shares has been destroyed, lost or mislaid, the registered holder of that certificate should immediately contact CIBC Mellon Trust Company regarding the issuance of a replacement certificate.


   Prudential Optionholders. Pursuant to the arrangement which will give effect to the transaction, each outstanding option to acquire Prudential common shares will be automatically exchanged for an option to acquire 0.52 of a share of Maverick common stock at an exercise price equal to its current exercise price divided by 0.52, expressed in U.S. dollars, without any action on the part of the Prudential optionholders. Promptly after the transaction becomes effective, Maverick will notify each Prudential optionholder of all relevant information. See "--Transaction Mechanics and Description of Exchangeable Shares--Stock Options" on page 56.

Stock Exchange Listings

   The Maverick common stock currently trades on the Nasdaq National Market. On July 26, 2000, the New York Stock Exchange authorized the listing of Maverick's common stock effective on the consummation of the arrangement. This authorization for listing includes the shares of Maverick common stock issuable from time to time upon the exchange of exchangeable shares, and upon the exercise of the options held by Prudential optionholders. The Prudential common shares are currently listed on The Toronto Stock Exchange. On August 3, 2000, The Toronto Stock Exchange accepted notice of the proposed transaction and conditionally approved the listing and posting for trading of the exchangeable shares, subject to compliance with all of the requirements of The Toronto Stock Exchange, including distribution of the exchangeable shares to a minimum number of public shareholders, on or before October 11, 2000.

Eligibility for Investment in Canada

   Exchangeable Shares. In the opinion of Bennett Jones LLP, Canadian counsel to Prudential, the exchangeable shares, if listed on a prescribed stock exchange in Canada (which currently includes The Toronto

Stock Exchange) and if Maverick Canada maintains a substantial presence in Canada, will be qualified investments and will not be foreign property under the Income Tax Act (Canada) for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans, for registered pension plans and for certain other persons to whom Part XI of the Income Tax Act (Canada) applies.

   Maverick has indicated that it intends to take all actions necessary to cause Maverick Canada to maintain the listing of the exchangeable shares on The Toronto Stock Exchange. Maverick Canada will be considered to have a substantial presence in Canada if it satisfies certain asset tests or if it maintains an office in Canada and Maverick Canada, or a corporation controlled by it, employs more than five employees in Canada full time in an active conduct of a business, other than an investment activity or a business carried on through a partnership of which the corporation is not a majority interest partner. Maverick is of the view that following the arrangement Maverick Canada will satisfy this substantial presence test and expects that Maverick Canada will continue to satisfy the test.

   Voting Rights and Exchange Rights. The rights of the holders of exchangeable shares to direct the voting of the one share of Maverick special voting stock by the CIBC Mellon Trust Company, the trustee under the voting and exchange trust agreement, and the rights granted to the trustee to exchange exchangeable shares for Maverick common stock in certain circumstances, will not be a qualified investment and will be foreign property under the Income Tax Act (Canada). However, as indicated under "Information About Tax Considerations-- Canadian Federal Income Tax Considerations to Prudential Shareholders-- Shareholders Resident in Canada," each of Maverick and Prudential is of the view that the fair market value of any such rights is nominal.

   Maverick Common Stock. The Maverick common stock will be a qualified investment under the Income Tax Act (Canada) for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans and for registered pension plans and for certain other persons to whom Part XI of the Income Tax Act (Canada) applies provided such shares remain listed on the New York Stock Exchange or another prescribed stock exchange. The Maverick common stock will be foreign property under the Income Tax Act (Canada).

Regulatory Matters

   We cannot complete the transaction until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated. In addition, we must obtain discretionary orders and rulings under Canadian provincial securities legislation. On July 21, 2000, we received notice of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On July 31, 2000 Maverick and Maverick Canada filed their application for discretionary orders and rulings under Canadian provincial securities legislation.

   We do not expect that any of these regulatory approvals, filings or any other required regulatory filings will delay consummation of the transaction.

Resales of Exchangeable Shares and Maverick Common Stock

   United States. The issuance of exchangeable shares to holders of Prudential common shares will not be registered under the Securities Act of 1933, as amended (United States). The exchangeable shares will be issued in reliance upon the exemption available pursuant to Section 3(a)(10) of the Securities Act of 1933. Section 3(a)(10) exempts securities issued in exchange for one or more outstanding securities from the general requirement of registration where the terms and conditions of the issuance and exchange of such securities have been approved by any court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom the securities will be issued have the right to appear. The Court of Queen's Bench of Alberta is authorized to conduct a hearing to determine the fairness of the terms and conditions of the arrangement, including the proposed issuance of securities in exchange for other outstanding securities. The Court of Queen's Bench of Alberta entered the Interim Order on August 8, 2000 and, subject to the approval of the arrangement by Prudential shareholders and optionholders, a hearing on the fairness of the arrangement will be held on September 22, 2000 by the Court. See "--Court Approval of the Arrangement and Consummation of the Transaction" on page 51. Based upon advice of U.S. counsel, Maverick and Prudential believe that the issuance by Maverick Canada of the exchangeable shares in exchange for the Prudential common shares is exempt under Section 3(a)(10) of the Securities Act of 1933.

   The exchangeable shares and the shares of Maverick common stock issuable upon the exchange of exchangeable shares will be freely transferable under U.S. federal securities laws, except by persons who are affiliates of Prudential prior to the transaction. Shares held by Prudential affiliates may be resold only in transactions permitted by Rule 901 in combination with Rule 903 or Rule 904 of Regulation S under the Securities Act of 1933, the resale provisions of Rule 145(d)(1), (2), or (3) under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Rule 145(d)(1) generally provides that affiliates of Prudential may not sell securities of Maverick received pursuant to the transaction unless pursuant to an effective registration statement or the volume, current public information and manner of sale limitations of Rule 144. These limitations generally require that any sales made by an affiliate in any three-month period not exceed the greater of 1% of the outstanding shares of Maverick or the average weekly trading volume over the four calendar weeks preceding the placement of the sell order and that sales be made in unsolicited, open market "broker transactions." Rules 145(d)(2) and (3) generally provide that these limitations lapse for non-affiliates of Maverick after a period of one or two years, depending upon whether information continues to be publicly available with respect to Maverick.

   Under Rule 904, persons who are not affiliates of Maverick (or who are affiliates of Maverick solely by virtue of holding a position as an officer or director of Maverick) may sell exchangeable shares without registration under the Securities Act of 1933 if no "directed selling efforts" (as defined in Rule 902 of Regulation S) are made by the seller or any of its affiliates or any person acting on their behalf, no offer is made to a person in the United States, and either: (i) at the time the buy order is originated, the buyer is outside the United States, or the seller and any person acting on behalf of the seller reasonably believes the buyer is outside the United States; or (ii) the transaction is executed in, on or through the facilities of The Toronto Stock Exchange and neither the seller nor any person acting on behalf of the seller knows that the transaction has been pre-arranged with a buyer in the United States. In the case of sales by a person who is an officer or director of Maverick and is an affiliate of Maverick solely by virtue of holding that position, no selling concession, fee or other remuneration may be paid in connection with the offer or sale other than the usual and customary broker's commission that would be received by a person executing the transaction as agent. Additional conditions apply to resales by persons who are affiliates of Maverick other than by virtue of holding a position as an officer or director of Maverick.

   Persons who may be deemed to be affiliates of an issuer generally include individuals or entities that control, are controlled by, or are under common control with, the issuer and generally include executive officers and directors of the issuer as well as principal shareholders of the issuer.

   Maverick intends to register under the Securities Act of 1933 on Form S-8 the shares of Maverick common stock issuable upon exercise of Prudential options that are assumed by Maverick. Maverick common stock issuable upon exercise of the Prudential options may be sold without restrictions in the United States by Prudential optionholders who are not affiliates of Maverick. Prudential optionholders who are affiliates of Maverick must comply with the volume, current public information and manner of sale limitations of Rule 144.

   We expect that Prudential and Maverick will enter into affiliates' agreements with each of their respective affiliates restricting the transfer of the exchangeable shares and the underlying shares of Maverick common stock and shares of Maverick common stock for the period required by the requirements for pooling-of-interests accounting treatment and restricting the sale, pledge or other disposal of exchangeable shares and Maverick common stock. See "--Anticipated Accounting Treatment" on page 66.

   Maverick has agreed that it will file and maintain effective the necessary registration statements covering the issuance of the Maverick common stock from time to time in exchange for the exchangeable shares. The shares of Maverick common stock issued from time to time in exchange for the exchangeable shares therefore will be freely transferable under U.S. federal securities laws, subject to restrictions on persons who are affiliates of Maverick.

   Canada. Maverick and Maverick Canada expect to receive rulings or orders of each provincial and territorial securities regulatory authority in Canada providing exemptions from the registration and prospectus requirements (and the rights and protections otherwise afforded thereunder):

  . to permit the issuance of the exchangeable shares to Prudential shareholders;

  . to permit the issuance of Maverick common stock to holders of exchangeable shares upon the exchange thereof;

  . to permit the exchange of the options to acquire Prudential common shares for options to acquire Maverick common stock;

  . to permit the issuance of Maverick common stock to holders of options issued upon the exchange of options to acquire Prudential common shares; and

  . to permit resale of the exchangeable shares, Maverick common stock issuable upon the exchange of exchangeable shares and Maverick common stock issuable upon exercise of the Maverick options issued upon the exchange of options to acquire Prudential common shares, in those Canadian provinces and territories without restriction by a shareholder other than a "control person," provided that no unusual effort is made to prepare the market for any such resale or to create a demand for the securities which are the subject of any such resale and no extraordinary commission or consideration is paid in respect thereof.

   The rulings and orders will provide a rebuttable presumption that a person or company is a control person where the person or company alone or in combination with others holds more than 20% of the outstanding voting securities of Maverick (and for this purpose Maverick common stock and exchangeable shares will be considered to be of the same class). Maverick Canada also expects to receive exemptions from statutory financial, insider reporting and other reporting requirements in those Canadian provinces and territories on the condition that Maverick files with the securities regulatory authorities of those Canadian provinces and territories copies of certain of the reports filed with the SEC and that holders of exchangeable shares receive materials that are sent to holders of Maverick common stock. In Quebec, Maverick and Maverick Canada have also applied for an exemption from the requirements of Title IV of the Securities Act (Quebec), relating to take-over bids and issuer bids, in respect of the issuance of Maverick common stock in exchange for exchangeable shares.

Ongoing Canadian Reporting Requirements

   As the issuer of the exchangeable shares, Maverick Canada, upon completion of the arrangement, will be a reporting issuer in certain of the Canadian provinces and territories. Applications have been made for appropriate exemptions from statutory financial and reporting requirements, including exempting insiders of Maverick Canada from the requirements of filing insider reports with respect to trades of Maverick Canada's securities in those Canadian provinces and territories on the condition that Maverick continues to file with the relevant securities regulatory authorities copies of certain of its reports filed with the SEC and that holders of exchangeable shares receive certain materials that are sent to holders of Maverick common stock, including annual and interim financial statements of Maverick and Maverick stockholder meeting materials. A similar application has been made to The Toronto Stock Exchange and on August 3, 2000, The Toronto Stock Exchange informed us that Maverick Canada will be exempt from their financial and reporting requirements.

   After the consummation of the arrangement and subject to Maverick Canada receiving the reporting exemptions discussed in the preceding paragraph, holders of exchangeable shares will receive annual and interim financial statements of Maverick in lieu of financial statements of Maverick Canada.

Interests of Certain Persons in the Transaction

   Indemnification of Prudential Officers and Directors. Pursuant to the combination agreement, Maverick has agreed to maintain all rights to indemnification existing at the time of execution of the combination agreement in favor of the directors and officers of Prudential and its subsidiaries in accordance with the charter documents and bylaws of each entity and to the fullest extent permitted under the Business Corporations Act (Alberta) and to continue in effect director and officer liability insurance for such persons for a period of six years from the closing.

   Prudential Options. Pursuant to the arrangement, all Prudential options will continue to vest in accordance with their terms except that, pursuant to agreements between Prudential and seven officers, all unvested options owned by these officers are immediately accelerated and vested upon completion of the combination. These individuals own in the aggregate 746,026 options, of which 246,039 are currently unvested. Maverick will assume Prudential's stock option plan and the obligations of Prudential under each Prudential option. Each Prudential option will be exchanged for an option to purchase 0.52 of a share of Maverick common stock at an exercise price equal to its current exercise price divided by 0.52, expressed in U.S. dollars. See "--Transaction Mechanics and Description of Exchangeable Shares--Stock Options" on page 56.

   Rights on Change of Control. Prudential has entered into agreements with seven officers which provide for a lump sum payment to each of these individuals in the event their employment with Prudential is terminated by Prudential without just cause within 180 days of a change of control, or by the individual, for good reason, within two years of a change of control. In addition, J. Donald Wilson, Prudential's President and Chief Executive Officer, may receive a lump sum payment if he terminates his employment for any reason at his sole discretion within 60 days of the change of control. The lump sum payment is equal to three times his annual salary where the annual salary is equal to the base annual salary plus the bonus that would be earned on such base annual salary calculated assuming that 100% of the year's targets are achieved. The agreements between Prudential and seven of its officers also provide that all unvested Prudential options are immediately accelerated and vested upon completion of the combination. See "--Transaction Mechanics and Description of Exchangeable Shares--Stock Options" on page 56.

          CERTAIN FINANCIAL AND OTHER INFORMATION ABOUT THE COMPANIES

Maverick

   Maverick is a leading United States producer of tubular steel products used in energy and industrial applications. Maverick is one of the largest U.S. manufacturers of oil country tubular goods, the steel tubular products used in the completion of the new oil and natural gas wells. Maverick also produces line pipe for handling and transporting oil and natural gas. Sold through a network of distributors, these products, which comprise Maverick's energy products segment, are used primarily throughout the United States and Canada. Maverick also manufactures structural tubing (hollow structural sections) and standard pipe. These products, which comprise Maverick's industrial products segment, are also sold primarily to service centers that supply end users in construction, transportation, agricultural and other industries. In fiscal 1999, Maverick expanded its industrial products business with the production of cold drawn products that require close tolerances. To further its growth and enhance its ability to compete in its energy and industrial businesses, Maverick plans to expand its current product lines to include larger diameter pipe and tubing products.

   For the fiscal year ended September 30, 1999, Maverick had sales of $172.4 million and a net loss of $10.4 million.

   Maverick commenced operations in 1977 and is a corporation governed by the laws of the State of Delaware, United States. Maverick's principal office is located at 16401 Swingley Ridge Road, Suite 700, Chesterfield, Missouri 63017, telephone number (636) 733-1600.

   A more detailed description of the business of Maverick is incorporated by reference or included in Annex K to this joint proxy statement.

  Maverick Selected Financial Data

                            (Unaudited)
                            Nine Months
                          Ended June 30,           For the Years Ended September 30,
                         -----------------    -----------------------------------------------
                           2000   1999(3)       1999        1998     1997   1996(2)  1995(1)
                         -------- --------    --------    -------- -------- -------- --------
                                  (In thousands, except for per share amounts)
Statement of Operations
 Data:
Net sales............... $215,721 $118,410    $172,417    $265,389 $291,060 $204,182 $167,896
Cost of Goods Sold......  201,719  118,047     169,562     232,038  252,803  182,042  159,865
                         -------- --------    --------    -------- -------- -------- --------
Gross profit............   14,002      363       2,855      33,351   38,257   22,140    8,031
Selling, general and
 administrative.........   12,352   10,168      13,703      13,210   13,966   10,198    7,728
Write-down of software
 cost...................      --       --          --        1,605      --       --       --
                         -------- --------    --------    -------- -------- -------- --------
Total selling, general
 and administrative.....   12,352   10,168      13,703      14,815   13,966   10,198    7,728
Start-up costs..........      --     2,496(3)    3,462(3)      --       --       --       245
                         -------- --------    --------    -------- -------- -------- --------
Income (loss) from
 operations.............    1,650  (12,301)    (14,310)     18,536   24,291   11,942       58
Interest Expense........    1,198    1,261       1,861       1,731    2,067    2,522    3,164
Other Income............      --       --          --          --       --        --      772
                         -------- --------    --------    -------- -------- -------- --------
Income (loss) before
 income taxes...........      452  (13,562)    (16,171)     16,805   22,224    9,420   (2,334)
Provision (credit) for
 income taxes...........      163   (4,874)     (5,722)      5,420    7,339    1,882       --
                         -------- --------    --------    -------- -------- -------- --------
Net income (loss)....... $    289 $ (8,688)   $(10,449)   $ 11,385 $ 14,885 $  7,538 $ (2,334)
                         ======== ========    ========    ======== ======== ======== ========
Diluted earnings (loss)
 per share.............. $   0.02 $  (0.56)   $  (0.68)   $   0.73 $   0.97 $   0.50 $  (0.16)
Average shares deemed
 outstanding............   18,360   15,437      15,438      15,564   15,282   15,000   14,920
Other Data:
Depreciation and
 amortization........... $  6,572 $  5,471    $  7,355    $  6,172 $  5,697 $  5,201 $  4,691
Capital expenditures....   42,435   11,976      11,869      22,181    9,537    5,497    5,592
EBITDA (4)..............    8,222   (6,830)     (6,955)     24,708   29,988   17,143    5,521
Balance Sheet Data:
Working capital.........   69,545   37,712      44,316      60,362   44,992   32,652   30,272
Total assets............  235,949  145,390     160,148     156,885  162,064  125,556  106,494
Current maturities of
 long-term debt.........      748      694         708         653      604    1,843    2,795
Long-term debt (less
 current maturities)....    6,219    7,669       7,518       8,226    8,879   11,901   18,045
Revolving credit
 facility...............   55,000   22,300      31,000      27,400   10,000   13,250   15,000
Stockholders' equity....  115,875   81,375      79,646      90,063   77,868   57,247   49,503

--------
(1) The fiscal year ended September 30, 1995 is the first reporting period which includes results of operations of Maverick's structural tube facility which began operations in October 1994.
(2) Includes the one-time effect of the change in accounting practice which resulted in a reduction in net sales, gross profit, net income and diluted earnings per share of $8,700,000, $1,000,000, $839,000, and $0.06, respectively.
(3) The nine months ended June 30, 1999 is the first reporting period which includes results of operations of Maverick's cold drawn tubing facility which began operations in October 1998.
(4) EBITDA represents earnings before interest, income taxes, depreciation and amortization. We believe EBITDA is a widely accepted, supplemental financial measurement used by many investors and analysts to analyze and compare companies' performances. However, EBITDA should not be considered as an alternative to income from operations or to cash flow from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties. Because EBITDA excludes some, but not all, items that affect net income and because these measures may vary among companies, the EBITDA data presented above may not be comparable to similar titled measures of other companies.

Prudential

   Prudential and its wholly owned subsidiary, Prudential Steel Inc., are engaged in the production of energy and industrial tubular products.

   Prudential was incorporated under the Companies Act (Alberta) on April 4, 1966 and was continued under the Business Corporations Act (Alberta) on May 24, 1983. On February 2, 1994, the articles of the corporation were amended to, among other things, subdivide the issued and outstanding common shares, increase the authorized share capital to include an unlimited number of common shares and an unlimited number of preferred shares, issuable in series, and remove the private company restrictions.

   In 1994, Prudential's former owner, Dofasco Inc., sold its ownership interest in Prudential by way of a public secondary offering of 10 million common shares for an aggregate consideration of C$100 million. Prudential's common shares began trading on The Toronto Stock Exchange on April 8, 1994 under the symbol "PTS".

   On October 28, 1997, the articles of corporation were amended to split the common shares on a 3:1 basis. On May 7, 1999, the articles of the corporation were amended and restated to permit a shareholder's meeting to be held outside of Alberta.

   Prudential was originally incorporated to produce pipe for the energy sector. Prudential has the ability to produce line pipe for the transportation and gathering of oil and gas, casing and tubing for use in the natural resource drilling and completion process and standard round, square and rectangular shaped steel tubes. Prudential currently has annual capacity to produce approximately 400,000 metric tonnes of pipe and tubular goods in Canada with additional capacity of 100,000 metric tonnes in the United States.

   Prudential is one of North America's leading producers of high quality energy and industrial tubular products.

   A description of the business of Prudential is included in Prudential's Renewal Annual Information form dated May 15, 2000. See "Documents Incorporated by Reference" on page 120 or Annex K.

   Prudential's head office is located at Suite 1800, 140-4th Avenue S.W., Calgary, Alberta T2P 3N3, telephone (403) 267-0300.

  Prudential Selected Financial Data

                            (Unaudited)
                             Six Months
                           Ended June 30,            For the Years Ended December 31,
                         ------------------  ----------------------------------------------------
                           2000      1999      1999      1998       1997       1996       1995
                         --------- --------  --------- ---------  ---------  ---------  ---------
                                     (In thousands, except for per share amounts)
Statement of Operations
 Data:
Net sales............... C$173,359 C$68,943  C$210,945 C$175,656  C$352,021  C$242,934  C$176,958
Cost of Goods Sold......   139,297   59,695    181,301   143,842    273,269    197,498    151,034
Gross profit............    34,062    9,248     29,644    31,814     78,752     45,436     25,924
Selling, general and
 administrative.........     6,020    5,352     12,380     7,842      8,091      7,812      6,315
Interest Expense........       559      (69)        10      (109)      (861)      (185)       972
Depreciation............     3,536    2,582      6,276     3,532      3,815      3,648      3,290
Income (loss) before
 income taxes...........    23,947    1,383     10,978    20,549     67,707     34,161     15,347
Provision for income
 taxes..................     9,157    1,110      6,165     7,663     24,907     12,605      5,723
Net income.............. C$ 14,790 C$   273  C$  4,813 C$ 12,886  C$ 42,800  C$ 21,556  C$  9,624
Basic earnings per
 share..................      0.49     0.01       0.16      0.43       1.42       0.72       0.32
Diluted earnings per
 share..................      0.47     0.01       0.16      0.42       1.39       0.70       0.32
Average shares deemed
 outstanding............    30,254   30,236     30,239    30,236     30,213     30,051     30,000
Balance Sheet Data:
Working capital.........    78,258   67,128     70,264    72,018     93,458     59,557     40,791
Total assets............   224,125  150,684    186,117   154,315    174,512    121,807    111,047
Stockholders' equity....   139,303  125,560    127,090   128,311    121,380     83,538     65,801

The Combined Company

   General. The combined company will be:

  . the largest North American producer of welded oil country tubular goods for the energy industry in terms of total ton capacity and, based upon pro forma data for the twelve-month period ended December 31, 1999, total tons shipped, and

  . a major supplier of line pipe for the energy industry and hollow structural sections to industrial markets.

   The combined company will retain the name "Maverick Tube Corporation" and will be headquartered in Chesterfield, Missouri, with Canadian operations headquartered in Calgary, Alberta and operating under the Prudential name and associated goodwill. On July 26, 2000, the New York Stock Exchange authorized the listing of Maverick's common stock, including those issuable upon the exchange of exchangeable shares.

   Pro Forma Financial Information. At June 30, 2000, on a pro forma combined basis, the combined company had:

  . total assets of approximately $386.7 million;

  . total stockholders' equity of approximately $202.6 million;

  . debt of approximately $92.6 million;

  . 10 tube mills and five facilities located in the U.S. and Canada, with the capacity to produce approximately 1.5 million tons of tubular products annually;

  . approximately 33.7 million outstanding shares of common stock (including
    Maverick common stock issuable upon exchange of the exchangeable shares);
    and

  . approximately 2,000 employees in the U.S. and Canada.

   For the three year period ended September 30, 1999 for Maverick and the three year period ended December 31, 1999 for Prudential, on a pro forma combined basis, the combined company had:

  . average annual revenues of approximately $414.5 million; and

  . average annual operating cash flow of approximately $30.7 million.

See "Unaudited Pro Forma Combined Condensed Financial Statements" on page 81.

   Plans for Prudential. Upon the combination becoming effective, Prudential will become an indirect wholly owned subsidiary of Maverick. Maverick currently plans to continue to operate Prudential as a separate entity, substantially as it is currently being operated, with a view to maximizing Prudential's potential in conjunction with Maverick's businesses. It is expected that the businesses and operations of Prudential will form an important part of Maverick's future business plans. Maverick has no present plans or proposals which relate to or would result in an extraordinary corporate transaction such as a merger, reorganization, liquidation, a sale or transfer of a material amount of assets or any other material changes to Prudential's corporate structure or business.

   Management. Simultaneously with the consummation of the arrangement, the Maverick board of directors will be increased to 11 members. This 11-member board will include six members from the Maverick board and five members from the Prudential board. Below are brief biographies of those persons currently serving on the Maverick and Prudential boards:

   Gregg M. Eisenberg, St. Louis, Missouri. Mr. Eisenberg has served as Chairman of the Board of Maverick since February 1996. He has served as President, Chief Executive Officer and a director of Maverick since 1988. Prior to joining Maverick in 1983, he was employed with Central Steel Tube Company for six years. He is a former director and past chairman of the Committee on Pipe and Tube Imports. Mr. Eisenberg beneficially owns 94,708 shares of Maverick common stock.

   William E. Macaulay, Greenwich, Connecticut. Mr. Macaulay has served as Chairman and Chief Executive Officer of First Reserve Corp. since 1983; he is also a director of Grant Prideco, Inc., Trans Montaigne, Inc., Weatherford International, Inc., National-Oilwell, Inc., Pride International, Inc., and Superior Energy Services, Inc. Mr. Macaulay has been a director of Maverick since 1987 and beneficially owns 22,500 shares of Maverick common stock.

   David H. Kennedy, Darien, Connecticut. Mr. Kennedy is an independent energy consultant since January 1999 and has served as Managing Director of First Reserve Corp. from 1981 to 1998; he is also a director of Berkley Petroleum Corporation and Carbon Energy Corporation. Mr. Kennedy has been a director of Maverick since 1996 and beneficially owns 52,650 shares of Maverick common stock.

   C. Robert Bunch, Houston, Texas. Mr. Bunch has been a Partner in the law firm of King & Pennington, L.L.P. since 1997; from June 1995 to May 1996 he served as the Executive Vice President and Chief Operating Officer of Oyo Geospace Corporation; from June 1994 to May 1995, he was an attorney with the law firm of Scott, Douglass & Luton, L.L.P.; from July 1993 to May 1994, he served as the President of Geo-Capital Resources, L/C; from June 1992 to June 1993, he was the Senior Vice President of Siberian American Limited Liability Company. Mr. Bunch has been a director of Maverick since 1991 and beneficially owns 21,150 shares of Maverick common stock.

   C. Adams Moore, Bethlehem, Pennsylvania. Mr. Moore has been an independent consultant in the steel distribution and fabrication business since February 1992; from January 1983 to February 1992, he was Vice President of Sales of Bethlehem Steel Corporation and President of Bethlehem Steel Export Corporation; he is also a director of Fisher Tank Company and Warren Fabrication Corporation. Mr. Moore has been a director of Maverick since 1996 and beneficially owns 15,000 shares of Maverick common stock.

   Wayne P. Mang, Oakville, Ontario. Mr. Mang has served as a "Non-Executive" Chairman and Director of Laclede Steel Co. since 1997; from 1982 to 1991, he was President and Chief Executive Officer of Metals Group of Federal Industries Ltd.; he was the President and Chief Operation Officer of Russel Metals from 1991 to May 1997. Mr. Mang has been a director of Maverick since 1997 and beneficially owns 19,000 shares of Maverick common stock.

   John M. Fox, Littleton, Colorado. Mr. Fox has served as the President, Chief Executive Officer and a member of the Board of Directors of Markwest Hydrocarbon, Inc. since 1988 and 1996, respectively; he was the founder of Western Gas Resources, Inc. and its Executive Vice President and Chief Operation Officer from 1972 to 1986. Mr. Fox has been a director of Maverick since 1997 and beneficially owns 21,000 shares of Maverick common stock.

   J. Donald Wilson, Calgary, Alberta. Mr. Wilson is President and Chief Executive Officer of Prudential. He has been with Prudential since 1967 and progressed through the commercial side of the organization, reaching the position of Vice President, Sales in 1974, Executive Vice President and General Manager in 1984 and was appointed to his present position in 1985. He has served on the Boards of many community organizations, and currently serves as a Vice President and a Director of the Calgary Exhibition and Stampede. Mr. Wilson has been a director of Prudential since 1984 and will own, control or direct (through his wife), after the combination, approximately 4,940 shares of Maverick common stock and will hold options to acquire 235,109 shares of Maverick common stock.

   Norman W. Robertson, Calgary, Alberta. Mr. Robertson was elected as Chairman of the Board of Prudential in 1995. He retired as President and Chief Executive Officer of ATCO Enterprises Inc. in 1994. Mr. Robertson currently serves on the Boards of Clarica Life Insurance Company and Tesco Corporation. Mr. Robertson has been a director of Prudential since 1973 and will beneficially own, after the combination, approximately 8,060 shares of Maverick common stock and options to acquire 11,700 shares of Maverick common stock.

   Douglas D. Baldwin, Calgary, Alberta. Mr. Baldwin is currently a director and President and Chief Executive Officer at TransCanada Pipelines Limited. He was elected to the Board of TransCanada in April 1999 and was appointed President and C.E.O. in September 1999. Mr. Baldwin retired from Imperial Oil Limited at the end of 1998. Prior to his retirement he was a director and Senior Vice President of Imperial. Mr. Baldwin has been a director of Prudential since 1999 and will beneficially own, after the combination, approximately 1,300 shares of Maverick common stock and options to acquire 7,800 shares of Maverick common stock.

   George S. Dembroski, Toronto, Ontario. Until his retirement in 1998, Mr. Dembroski was Vice Chairman and a Director of RBC Dominion Securities Limited. He serves on the Boards of several public companies including Cameco Corporation, Devtek Corporation, Electrohome Limited, Electrohome Broadcasting Inc., Extendicare Inc., Middlefield Bancorp Limited, Murphy Oil Corporation and Morrison Middlefield Resources. Mr. Dembroski has been a director of Prudential since 1995 and will beneficially own, after the combination, approximately 20,280 shares of Maverick common stock and options to acquire 7,800 shares of Maverick common stock.

   Rhys T. Eyton, Calgary, Alberta. Mr. Eyton, F.C.A. retired as Chairman of Canadian Airlines Corporation Ltd. in 1995. He currently serves as Chairman of Canadian Hotel Income Properties and on the Boards of Trimac Corporation and Clarica Life Insurance Company. Mr. Eyton also serves on the Boards of several advisory, charitable and private organizations. Mr. Eyton has been a director of Prudential since 1995 and will beneficially own, after the combination, approximately 7,800 shares of Maverick common stock and options to acquire 7,800 shares of Maverick common stock.

   Dennis G. Flanagan, Calgary, Alberta. Mr. Flanagan was the President and C.E.O. of ELAN Energy Inc. and its predecessor companies from 1978 to 1994, after which he became Executive Chairman of the company until it was acquired by Ranger Oil Limited in 1997. He serves on the Boards of NAL Energy Inc., Caravan Oil & Gas Limited, Canadian Occidental Petroleum Ltd. and Aqua-Pure Ventures Inc. He has served on the Boards and committees of many other community and professional organizations. Mr. Flanagan has been a director of Prudential since 1997 and will beneficially own, after the combination, approximately 780 shares of Maverick common stock and options to acquire 7,800 shares of Maverick common stock.

   Donald A. Pether, Dundas, Ontario. Mr. Pether is currently the Executive Vice President of Dofasco Inc., and General Manager, Dofasco Hamilton. He was appointed to his current position in 1997, but began his career at Dofasco in 1970. He is President of DoSol Galva Inc. and is a member of the management committee of Gallatin Steel. Mr. Pether has been a director of Prudential since 1999 and will beneficially own, after the combination, approximately 1,090 shares of Maverick common stock and options to acquire 7,800 shares of Maverick common stock.

   D.O. (Don) Sabey, Q.C., Calgary, Alberta. Mr. Sabey, Q.C., is a senior partner with the law firm of Bennett Jones LLP. He currently serves on the Board of Deseret Ranches of Alberta Ltd. He is a former Bencher of the Law Society of Alberta and is Past President of the Calgary Bar Association. He has served on the Boards and committees of many other community, civic and professional organizations. Mr. Sabey, Q.C. has been a director of Prudential since 1994 and will beneficially own, after the combination, approximately 6,760 shares of Maverick common stock and options to acquire 2,600 shares of Maverick common stock.

   In order to limit the board of directors of the combined company to 11 members, in connection with the consummation of the combination, one member of the current Maverick board (other than Mr. Eisenberg) will resign as a director of Maverick. Messrs. Wilson and Robertson and three of the remaining six Prudential directors will be appointed to the Maverick board of directors.

   With respect to the executive officers of the combined company, Mr. Eisenberg will continue to serve as Chairman of the Board, President and Chief Executive Officer of Maverick. Mr. Wilson, President and Chief Executive Officer of Prudential, will continue to serve Prudential in that capacity unless he exercises his right to terminate his employment with Prudential as a result of the change of control of Prudential which will result from the consummation of the transaction. See "Description of the Transaction--Interest of Certain Persons in the Transaction." In such event, it is likely that Mr. Wilson would serve Prudential in an advisory or consulting capacity, subject to his entering into appropriate arrangements with Maverick. Although we expect that the other current executive officers of each constituent company will generally continue to serve in similar positions, to date, no further specific determinations with regard to these positions have been made. Please see the information with respect to these officers included in Annex K or incorporated by reference.

   The directors and officers of Maverick own or control, directly or indirectly, approximately 355,302 shares of Maverick common stock and no Prudential common shares. Based upon their beneficial ownership of Prudential shares as of March 31, 2000, the directors and officers of Prudential will own or control, directly or indirectly, after the combination, approximately 51,532 shares of Maverick common stock.

 Capitalization

   The following table sets forth information respecting the capitalization of Maverick as at June 30, 2000 (unaudited) after giving effect to the combination and the amendment to Maverick's certificate of incorporation:

                                          Outstanding as at
                                            June 30, 2000
                                            after giving
                                            effect to the
               Designation     Authorized    transaction
             ----------------  ---------- -----------------
             Maverick Common
              Stock(1)         80,000,000     33,665,329

             Series I--Junior
              Participating
              Preferred Stock   1,000,000           none

             Series II--
              Special Voting
              Stock                     1              1

             Long Term
              Debt(2) and
              obligations
              under capital
              leases                   --    $92,582,000

--------
(1) Does not include Maverick common stock issuable upon the exercise of outstanding stock options. Assuming completion of the transaction, as at June 30, 2000, options entitling the holders thereof to acquire up to an aggregate of 1,390,448 shares of Maverick common stock were outstanding, at per share exercise prices (i) with respect to current Maverick optionees, having a weighted per share average exercise price of $7.68, and (ii) with respect to current Prudential optionees, ranging from approximately $4.36 to approximately $19.00.
(2) For a description of the provisions of Maverick's and Prudential's long-term debt and obligations under capital leases, see note 6 to the Maverick audited financial statements and note 4 to the Prudential audited financial statements, included in Annex K or incorporated herein by reference.

   Dividend Policy. Maverick has not declared or paid cash dividends on its common stock since incorporation. After the transaction, we currently intend to retain earnings to finance the growth and development of our businesses and do not anticipate paying cash dividends in the near future. Any payment of cash dividends in the future will depend upon our financial condition, capital requirements and earnings as well as other factors the Board of Directors may deem relevant. Our revolving credit facility with commercial lenders restricts the amount of dividends we can pay to our stockholders.

   Fiscal Year. The fiscal year for the combined company will be January 1 through December 31 of each year.

Maverick Tube (Canada) Ltd.

   Maverick Canada was incorporated under the Business Corporations Act (Alberta) on July 5, 2000 for the purpose of facilitating the proposed arrangement. Maverick Canada is a wholly-owned subsidiary of Maverick and has no material assets, capital or liabilities.

   The authorized capital of Maverick Canada will, upon completion of the combination, consist of an unlimited number of common shares and an unlimited number of exchangeable shares. See "Information About the Share Capital of Maverick and Maverick Canada--Maverick Canada Share Capital" on page 94. Currently, all of the outstanding common shares are owned by Maverick and there are no exchangeable shares outstanding. Upon completion of the combination, Maverick Canada will own all of the outstanding Prudential common shares and Prudential shareholders will receive 0.52 of an exchangeable share of Maverick Canada for each Prudential common share.

   Maverick Canada's principal office is located at Suite 1800, 140-4th Avenue, S.W., Calgary, Alberta T2P 3N3 telephone (403) 267-0300.

   The Board of Directors of Maverick Canada is comprised of three members initially consisting of Gregg M. Eisenberg, J. Donald Wilson and Wayne P. Mang. For a brief biography of each of these directors, see "--The Combined Company-- Management." To date, no specific determination as to the officers of Maverick Canada has been made.

   None of the directors or officers of Maverick Canada will receive any remuneration in respect of his appointment in such capacities.

   Ernst & Young LLP, St. Louis, Missouri, are the chartered accountants of Maverick Canada. CIBC Mellon Trust Company, at its principal offices in Toronto and Calgary, will be the registrar and transfer agent for the exchangeable shares.

                         Report of Independent Auditors

Board of Directors
Maverick Tube (Canada) Ltd.

   We have audited the accompanying balance sheet of Maverick Tube (Canada) Ltd. as of August 8, 2000. This balance sheet is the responsibility of Maverick Tube (Canada) Ltd.'s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the balance sheet presents fairly, in all material respects, the financial position of Maverick Tube (Canada) Ltd. at August 8, 2000 in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young

St. Louis, Missouri
August 8, 2000

                          MAVERICK TUBE (CANADA) LTD.
                                 BALANCE SHEET

                                 August 8, 2000

      Assets
        Cash..............................................................  $100
                                                                            ====

      Stockholder's Equity
        Common stock, no par value; unlimited shares authorized; 10 shares issued and outstanding...........................................  $100
                                                                            ====

                          MAVERICK TUBE (CANADA) LTD.
                           Notes to the Balance Sheet

1. Significant Accounting Policy

   Maverick Tube (Canada) Ltd., a wholly-owned Canadian subsidiary of Maverick Tube Corporation, was formed for the purpose of issuing exchangeable shares to Prudential Steel Ltd. shareholders in the proposed combination of Maverick Tube Corporation and Prudential Steel Ltd.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

   The following unaudited pro forma combined financial statements are presented to give effect to the acquisition of Prudential by Maverick under the pooling-of-interests method of accounting. The balance sheet assumes that the transaction had been consummated on June 30, 2000. The income statements for each of the three years in the period ended September 30, 1999 and the nine months ended June 30, 2000 assume that the transaction had been consummated on October 1, 1996.

   As a result of the differing year-ends of Maverick and Prudential, results of operations for dissimilar year-ends have been combined. Maverick's results of operations for its fiscal year ended September 30, 1999, 1998 and 1997 have been combined with Prudential's results of operations for the years ended December 31, 1999, 1998 and 1997, respectively and are reported as September 30, 1999, 1998 and 1997. Maverick's results of operations for the nine months ended June 30, 2000 have been combined with Prudential's results of operation for the nine months ended June 30, 2000.

   The unaudited pro forma combined financial statements do not reflect any cost savings or other synergies which may result from the transaction and are not necessarily indicative of future results of operations or financial position. Additionally, the unaudited pro forma combined statements of operations exclude non-recurring charges directly attributable to the transaction which will be charged to operations in the quarter in which the transaction is consummated. These unaudited pro forma combined financial statements are presented in accordance with U.S. GAAP. The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements of Maverick and Prudential, including the notes thereto, incorporated by reference and included in this joint proxy statement.

   Consistent with the expected December 31 year-end of the combined company, supplemental pro forma combined financial statements are presented which give effect to the acquisition of Prudential under the pooling-of-interests method of accounting with Maverick's financial statements restated to a calendar year-end basis. Maverick's results of operations for its fiscal year ends have been presented to reflect its operations as if it had a calendar year end of December 31, 1999, 1998, and 1997 by adding and subtracting the quarters ended December 31 of the then current year and December 31 of the then preceding year, respectively. Also, the nine month period ended June 30, 2000 has been restated to reflect the six month period ended June 30, 2000.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                                 June 30, 2000
                                    ------------------------------------------
                                             Prudential  Pro Forma      Pro
                                             U.S. GAAP  Adjustments    Forma
                                    Maverick    (1)         (2)       Combined
                                    -------- ---------- -----------   --------
                                                 (In thousands)
Assets
Current Assets..................... $124,317  $108,794    $   --      $233,111
Property, Plant and Equipment--
  Net..............................  110,468    41,750        --       152,218
Other Assets.......................    1,164       167        --         1,331
                                    --------  --------    -------     --------
    Total Assets................... $235,949  $150,711    $   --      $386,660
                                    ========  ========    =======     ========
Liabilities
Current Liabilities................ $ 54,772  $ 25,229    $ 8,400 (a) $ 88,401
Long-term Debt, less Current
 Maturities........................    6,919       --         --         6,919
Revolving Credit Facility..........   55,000    30,663                  85,663
Deferred Income Taxes..............    3,383       927     (1,775)(b)    2,535
Other Liabilities and Deferred
 Credits...........................                521        --           521
                                    --------  --------    -------     --------
    Total Liabilities..............  120,074    57,340      6,625      184,039
Stockholders' Equity
Common Stock and Paid in Capital...   80,342    30,237        --       110,579
Retained Earnings..................   35,533    64,699     (6,625)(c)   93,607
Accumulated Other Comprehensive
 Loss
  Foreign Currency Translation.....      --     (1,565)       --        (1,565)
                                    --------  --------    -------     --------
    Total Stockholders' Equity.....  115,875    93,371     (6,625)     202,621
                                    --------  --------    -------     --------
    Total Liabilities and
     Stockholders' Equity.......... $235,949  $150,711    $   --      $386,660
                                    ========  ========    =======     ========


   See accompanying notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                                     Nine Months Ended June 30, 2000
                             --------------------------------------------------
                                        Prudential
                                           U.S.         Pro Forma    Pro Forma
                              Maverick  GAAP(1)(4)    Adjustments(2)  Combined
                             ---------- ----------    -------------- ----------
                                (In thousands, except share and per share
                                                amounts)
Net Sales..................  $  215,721 $  178,117        $ --       $  393,838
Cost of Goods Sold.........     201,719    148,701                      350,420
                             ---------- ----------        -----      ----------
Gross Profit...............      14,002     29,416          --           43,418
Selling, General &
 Administrative............      12,352      7,217                       19,569
                             ---------- ----------        -----      ----------
Income (Loss) from
 Operations................       1,650     22,199          --           23,849
Interest Expense...........       1,198        434                        1,632
                             ---------- ----------        -----      ----------
Income (Loss) Before Income
 Taxes.....................         452     21,765          --           22,217
Provision (Benefit) for
 Income Taxes..............         163      8,713         (429)(b)       8,447
                             ---------- ----------        -----      ----------
Net Income (Loss)..........  $      289 $   13,052        $ 429      $   13,770
                             ========== ==========        =====      ==========
Basic Earnings (Loss) per
 Common Share..............  $     0.02 $     0.83                   $     0.41
                             ========== ==========                   ==========
Diluted Earnings (Loss) per
 Common Share..............  $     0.02 $     0.80                   $     0.40
                             ========== ==========                   ==========
Weighted Average number of
 Common Shares Outstanding.  17,748,294 15,732,096(3)                33,480,390
                             ========== ==========                   ==========
Weighted Average number of
 Common Shares Outstanding,
 including dilution........  18,360,196 16,215,800(3)                34,575,996
                             ========== ==========                   ==========

   See accompanying notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

                                     Year Ended September 30, 1999
                            ---------------------------------------------------
                                        Prudential
                                           U.S.         Pro Forma    Pro Forma
                             Maverick   GAAP(1)(4)    Adjustments(2)  Combined
                            ----------  ----------    -------------- ----------
                               (In thousands, except share and per share
                                               amounts)
Net Sales.................  $  172,417  $  142,001        $  --      $  314,418
Cost of Goods Sold........     169,562     126,112           --         295,674
                            ----------  ----------        ------     ----------
Gross Profit..............       2,855      15,889           --          18,744
Selling, General &
 Administrative...........      13,703       8,334           --          22,037
Start-up Cost.............       3,462         283           --           3,745
                            ----------  ----------        ------     ----------
Income (Loss) from
 Operations...............     (14,310)      7,272           --          (7,038)
Interest Expense..........       1,861           7           --           1,868
                            ----------  ----------        ------     ----------
Income (Loss) Before
 Income Taxes.............     (16,171)      7,265           --          (8,906)
Provision (Benefit) for
 Income Taxes.............      (5,722)      4,150        (1,346)(b)     (2,918)
                            ----------  ----------        ------     ----------
Net Income (Loss).........  $  (10,449) $    3,115        $1,346     $   (5,988)
                            ==========  ==========        ======     ==========
Basic Earnings (Loss) per
 Common Share.............  $    (0.68) $     0.20                   $    (0.19)
                            ==========  ==========                   ==========
Diluted Earnings (Loss)
 per Common Share.........  $    (0.68) $     0.19                   $    (0.19)
                            ==========  ==========                   ==========
Weighted Average number of
 Common Shares
 Outstanding..............  15,437,611  15,724,335(3)                31,161,946
                            ==========  ==========                   ==========
Weighted Average number of
 Common Shares
 Outstanding, including
 dilution.................  15,437,611  16,095,655(3)                31,161,946
                            ==========  ==========                   ==========

   See accompanying notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                                    Year Ended September 30, 1998
                         -----------------------------------------------------
                                     Prudential        Pro Forma    Pro Forma
                          Maverick  U.S. GAAP (1)   Adjustments (2)  Combined
                         ---------- -------------   --------------- ----------
                         (In thousands, except share and per share amounts)
Net Sales............... $  265,389  $  118,529       $       --    $  383,918
Cost of Goods Sold......    232,038      99,445                        331,483
                         ----------  ----------       -----------   ----------
Gross Profit............     33,351      19,084               --        52,435
Selling, General &
 Administrative.........     14,815       5,292                         20,107
Start-up Cost...........                    776                            776
                         ----------  ----------       -----------   ----------
Income (Loss) from
 Operations.............     18,536      13,016               --        31,552
Interest Expense........      1,731         (74)                         1,657
                         ----------  ----------       -----------   ----------
Income (Loss) Before
 Income Taxes...........     16,805      13,090               --        29,895
Provision (Benefit) for
 Income Taxes...........      5,420       5,171                         10,591
                         ----------  ----------       -----------   ----------
Net Income (Loss)....... $   11,385  $    7,919       $       --    $   19,304
                         ==========  ==========       ===========   ==========
Basic Earnings per
 Common Share........... $     0.74  $     0.50                     $     0.62
                         ==========  ==========                     ==========
Diluted Earnings per
 Common Share........... $     0.73  $     0.50                     $     0.62
                         ==========  ==========                     ==========
Weighted Average number
 of Common Shares
 Outstanding............ 15,436,922  15,722,497(3)                  31,159,419
                         ==========  ==========                     ==========
Weighted Average number
 of Common Shares
 Outstanding, including
 dilution .............. 15,563,931  15,790,506(3)                  31,354,437
                         ==========  ==========                     ==========

   See accompanying notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

                                    Year Ended September 30, 1997
                         -----------------------------------------------------
                                     Prudential        Pro Forma    Pro Forma
                          Maverick  U.S. GAAP (1)   Adjustments (2)  Combined
                         ---------- -------------   --------------- ----------
                         (In thousands, except share and per share amounts)
Net Sales............... $  291,060  $  254,236       $       --       545,296
Cost of Goods Sold......    252,803     200,115                        452,918
                         ----------  ----------       -----------   ----------
Gross Profit............     38,257      54,121               --        92,378
Selling, General &
 Administrative.........     13,966       5,843                         19,809
                         ----------  ----------       -----------   ----------
Income (Loss) from
 Operations.............     24,291      48,278               --        72,569
Interest Expense........      2,067        (622)                         1,445
                         ----------  ----------       -----------   ----------
Income (Loss) Before
 Income Taxes...........     22,224      48,900               --        71,124
Provision (Benefit) for
 Income Taxes...........      7,339      17,988                         25,327
                         ----------  ----------       -----------   ----------
Net Income (Loss)....... $   14,885  $   30,912       $       --    $   45,797
                         ==========  ==========       ===========   ==========
Basic Earnings per
 Common Share........... $     0.99  $     1.97                     $     1.49
                         ==========  ==========                     ==========
Diluted Earnings per
 Common Share........... $     0.97  $     1.94                     $     1.47
                         ==========  ==========                     ==========
Weighted Average number
 of Common Shares
 Outstanding............ 15,018,118  15,710,832(3)                  30,728,950
                         ==========  ==========                     ==========
Weighted Average number
 of Common Shares
 Outstanding, including
 dilution .............. 15,282,156  15,908,171(3)                  31,190,327
                         ==========  ==========                     ==========

   See accompanying notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

UNAUDITED SUPPLEMENTAL PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                                     Six Months Ended June 30, 2000
                             --------------------------------------------------
                                        Prudential
                                           U.S.         Pro Forma    Pro Forma
                              Maverick  GAAP(1)(4)    Adjustments(2)  Combined
                             ---------- ----------    -------------- ----------
                                (In thousands, except share and per share
                                                amounts)
Net Sales..................  $  145,752 $  118,182        $ --       $  263,934
Cost of Goods Sold.........     133,931     94,961                      228,892
                             ---------- ----------        -----      ----------
Gross Profit...............      11,821     23,221          --           35,042
Selling, General &
 Administrative............       8,347      6,408                       14,755
                             ---------- ----------        -----      ----------
Income (Loss) from
 Operations................       3,474     16,813          --           20,287
Interest Expense...........         995        381                        1,376
                             ---------- ----------        -----      ----------
Income (Loss) before Income
 Taxes.....................       2,479     16,432          --           18,911
Provision (Benefit) for
 Income Taxes..............         892      6,242         (429)(b)       6,705
                             ---------- ----------        -----      ----------
Net Income (Loss)..........  $    1,587 $   10,190        $ 429      $   12,206
                             ========== ==========        =====      ==========
Basic Earnings (Loss) per
 Common Share..............  $     0.09 $     0.65                   $     0.36
                             ========== ==========                   ==========
Diluted Earnings (Loss) per
 Common Share..............  $     0.09 $     0.63                   $     0.35
                             ========== ==========                   ==========
Weighted Average number of
 Common Shares Outstanding.  17,841,330 15,732,096(3)                33,573,426
                             ========== ==========                   ==========
Weighted Average number of
 Common Shares Outstanding,
 including dilution........  18,325,099 16,215,800(3)                34,540,899
                             ========== ==========                   ==========

   See accompanying notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

                                     Year Ended December 31, 1999
                            ---------------------------------------------------
                                        Prudential
                                           U.S.         Pro Forma    Pro Forma
                             Maverick    GAAP(1)      Adjustments(2)  Combined
                            ----------  ----------    -------------- ----------
                               (In thousands, except share and per share
                                               amounts)
Net Sales.................  $  200,998  $  142,001        $  --      $  342,999
Cost of Goods Sold........     196,707     126,112                      322,819
                            ----------  ----------        ------     ----------
Gross Profit..............       4,291      15,889           --          20,180
Selling, General &
 Administrative...........      14,324       8,334                       22,658
Start-up Cost.............       2,743         283                        3,026
                            ----------  ----------        ------     ----------
Income (Loss) from
 Operations...............     (12,776)      7,272           --          (5,504)
Interest Expense..........       1,729           7                        1,736
                            ----------  ----------        ------     ----------
Income (Loss) before
 Income Taxes.............     (14,505)      7,265           --          (7,240)
Provision (Benefit) for
 Income Taxes.............      (5,122)      4,150        (1,346)(b)     (2,318)
                            ----------  ----------        ------     ----------
Net Income (Loss).........  $   (9,383) $    3,115        $1,346     $   (4,922)
                            ==========  ==========        ======     ==========
Basic Earnings (Loss) per
 Common Share.............  $    (0.59) $     0.20                   $    (0.16)
                            ==========  ==========                   ==========
Diluted Earnings (Loss)
 per Common Share.........  $    (0.58) $     0.19                   $    (0.16)
                            ==========  ==========                   ==========
Weighted Average number of
 Common Shares
 Outstanding..............  15,973,674  15,724,335(3)                31,698,009
                            ==========  ==========                   ==========
Weighted Average number of
 Common Shares
 Outstanding, including
 dilution.................  16,281,886  16,095,655(3)                31,698,009
                            ==========  ==========                   ==========

   See accompanying notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

UNAUDITED SUPPLEMENTAL PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                                      Year Ended December 31, 1998
                             --------------------------------------------------
                                        Prudential
                                           U.S.         Pro Forma    Pro Forma
                              Maverick   GAAP(1)      Adjustments(2)  Combined
                             ---------- ----------    -------------- ----------
                                (In thousands, except share and per share
                                                amounts)
Net Sales..................  $  220,298 $  118,529        $ --       $  338,827
Cost of Goods Sold.........     199,976     99,445                      299,421
                             ---------- ----------        -----      ----------
Gross Profit...............      20,322     19,084          --           39,406
Selling, General &
 Administrative............      15,053      5,292                       20,345
Start-up Cost..............         719        776                        1,495
                             ---------- ----------        -----      ----------
Income (Loss) from
 Operations................       4,550     13,016          --           17,566
Interest Expense...........       1,624        (74)                       1,550
                             ---------- ----------        -----      ----------
Income (Loss) before Income
 Taxes.....................       2,926     13,090          --           16,016
Provision (Benefit) for
 Income Taxes..............         475      5,171                        5,646
                             ---------- ----------        -----      ----------
Net Income (Loss)..........  $    2,451 $    7,919        $ --       $   10,370
                             ========== ==========        =====      ==========
Basic Earnings per Common
 Share.....................  $     0.16 $     0.50                   $     0.33
                             ========== ==========                   ==========
Diluted Earnings per Common
 Share.....................  $     0.16 $     0.50                   $     0.33
                             ========== ==========                   ==========
Weighted Average number of
 Common Shares Outstanding.  15,437,474 15,722,497(3)                31,159,971
                             ========== ==========                   ==========
Weighted Average number of
 Common Shares Outstanding,
 including dilution........  15,595,504 15,790,506(3)                31,386,010
                             ========== ==========                   ==========

   See accompanying notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

                                      Year Ended December 31, 1997
                             --------------------------------------------------
                                        Prudential
                                           U.S.         Pro Forma    Pro Forma
                              Maverick   GAAP(1)      Adjustments(2)  Combined
                             ---------- ----------    -------------- ----------
                                (In thousands, except share and per share
                                                amounts)
Net Sales..................  $  313,349 $  254,236        $ --       $  567,585
Cost of Goods Sold.........     267,981    200,115                      468,096
                             ---------- ----------        -----      ----------
Gross Profit...............      45,368     54,121          --           99,489
Selling, General &
 Administrative............      14,444      5,843                       20,287
                             ---------- ----------        -----      ----------
Income (Loss) from
 Operations................      30,924     48,278          --           79,202
Interest Expense...........       1,991       (622)                       1,369
                             ---------- ----------        -----      ----------
Income (Loss) before Income
 Taxes.....................      28,933     48,900          --           77,833
Provision (Benefit) for
 Income Taxes..............      10,086     17,988                       28,074
                             ---------- ----------        -----      ----------
Net Income (Loss)..........  $   18,847 $   30,912        $ --       $   49,759
                             ========== ==========        =====      ==========
Basic Earnings per Common
 Share.....................  $     1.24 $     1.97                   $     1.61
                             ========== ==========                   ==========
Diluted Earnings per Common
 Share.....................  $     1.22 $     1.94                   $     1.58
                             ========== ==========                   ==========
Weighted Average number of
 Common Shares Outstanding.  15,141,911 15,710,832(3)                30,852,743
                             ========== ==========                   ==========
Weighted Average number of
 Common Shares Outstanding,
 including dilution........  15,499,833 15,908,171(3)                31,408,004
                             ========== ==========                   ==========

   See accompanying notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

                           MAVERICK TUBE CORPORATION

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS

1. CONVERSION OF PRUDENTIAL TO U.S. GAAP AND U.S. DOLLARS

   The historical consolidated financial statements of Prudential were prepared under Canadian GAAP in Canadian dollars. For these unaudited pro forma combined financial statements, the historical financial information of Prudential has been converted to U.S. GAAP accounting and converted to U.S. dollars using the June 30, 2000 exchange rate (.6759) for the balance sheet and the average exchange rates for the nine month period ended June 30, 2000 (.6808), the six month period ended June 30, 2000 (.6813), and the years ended September 30, 1999 (.6732), 1998 (.6748) and 1997 (.7222) for the statements of income. See
Note 10 to Prudential's historical consolidated financial statements included in Annex K or incorporated by reference for a description of the adjustments to convert Prudential's financial statements from Canadian GAAP to U.S. GAAP.

                       US GAAP BALANCE SHEET--PRUDENTIAL

                                               June 30, 2000
                                --------------------------------------------
                                Prudential                        Prudential
                                Historical             Prudential Historical
                                 Canadian   U.S. GAAP  Historical U.S. GAAP
                                   GAAP    Adjustments U.S. GAAP    U.S. $
                                ---------- ----------- ---------- ----------
                                               (In thousands)
ASSETS
Current Assets................  C$160,939   C$   --    C$160,939   $108,794
Property, Plant and
 Equipment--
  Net.........................     62,939     (1,178)     61,761     41,750
Other Assets..................        247        --          247        167
                                ---------   --------   ---------   --------
    Total Assets..............  C$224,125   C$(1,178)  C$222,947   $150,711
                                =========   ========   =========   ========
LIABILITIES
Current Liabilities...........  C$ 37,321   C$   --    C$ 37,321   $ 25,229
Long-term Debt, less Current
 Maturities...................                                          --
Revolving Credit Facility.....     45,360        --       45,360     30,663
Deferred Income Taxes.........      1,371        --        1,371        927
Other Liabilities and Deferred
 Credits......................        770        --          770        521
                                ---------   --------   ---------   --------
    Total Liabilities.........     84,822        --       84,822     57,340
STOCKHOLDERS' EQUITY
Common Stock and Paid in
 Capital......................     42,416        --       42,416     30,237
Retained Earnings.............     96,887     (1,178)     95,709     64,699
Accumulated Other
 Comprehensive Loss
  Foreign Currency
   Translation................        --         --          --      (1,565)
                                ---------   --------   ---------   --------
    Total Common Stockholders'
     Equity...................    139,303     (1,178)    138,125     93,371
                                ---------   --------   ---------   --------
    Total Liabilities and
     Common Stockholders'
     Equity...................  C$224,125   C$(1,178)  C$222,947   $150,711
                                =========   ========   =========   ========

                           MAVERICK TUBE CORPORATION

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       FINANCIAL STATEMENTS--(Continued)

                   U.S. GAAP STATEMENTS OF INCOME--PRUDENTIAL


                                                 Nine Months Ended
                                                   June 30, 2000
                                    --------------------------------------------
                                    Prudential                        Prudential
                                    Historical             Prudential Historical
                                     Canadian   U.S. GAAP  Historical U.S. GAAP
                                       GAAP    Adjustments U.S. GAAP    U.S. $
                                    ---------- ----------- ---------- ----------
                                                   (In thousands)
Net Sales.........................  C$261,621     C$--     C$261,621   $178,117
Cost of Goods Sold................    218,650      (236)     218,414    148,701
                                    ---------     -----    ---------   --------
Gross Profit......................     42,971       236       43,207     29,416
Selling, General & Administrative.     10,600       --        10,600      7,217
                                    ---------     -----    ---------   --------
Income (Loss) from Operations.....     32,371       236       32,607     22,199
Interest Expense..................        638       --           638        434
                                    ---------     -----    ---------   --------
Income (Loss) Before Income Taxes.     31,733       236       31,969     21,765
Provision (Benefit) for Income
 Taxes............................     12,798                 12,798      8,713
                                    ---------     -----    ---------   --------
Net Income (Loss).................  C$ 18,935     C$236    C$ 19,171   $ 13,052
                                    =========     =====    =========   ========

                                           Year Ended December 31, 1999
                                    -------------------------------------------
                                    Prudential                       Prudential
                                    Historical            Prudential Historical
                                     Canadian  U.S. GAAP  Historical U.S. GAAP
                                       GAAP    Adjustment U.S. GAAP    U.S. $
                                    ---------- ---------- ---------- ----------
                                                  (In thousands)
Net Sales.......................... C$210,945    C$ --    C$210,945   $142,001
Cost of Goods Sold.................   187,577      (236)    187,341    126,112
                                    ---------    ------   ---------   --------
Gross Profit.......................    23,368       236      23,604     15,889
Selling, General & Administrative..    12,380       --       12,380      8,334
Start-up Cost......................       --        421         421        283
                                    ---------    ------   ---------   --------
Income (Loss) from Operations......    10,988      (185)     10,803      7,272
Interest Expense...................        10       --           10          7
                                    ---------    ------   ---------   --------
Income (Loss) Before Income Taxes..    10,978      (185)     10,793      7,265
Provision (Benefit) for Income
 Taxes.............................     6,165       --        6,165      4,150
                                    ---------    ------   ---------   --------
Net Income (Loss).................. C$  4,813    C$(185)  C$  4,628   $  3,115
                                    =========    ======   =========   ========

                           MAVERICK TUBE CORPORATION

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       FINANCIAL STATEMENTS--(Continued)


                                           Year Ended December 31, 1998
                                    ---------------------------------------------
                                    Prudential                         Prudential
                                    Historical             Prudential  Historical
                                     Canadian   U.S. GAAP  Historical  U.S. GAAP
                                       GAAP     Adjustment U.S. GAAP     U.S. $
                                    ----------  ---------- ----------  ----------
                                                  (In thousands)
Net Sales.......................... C$175,656    C$   --   C$175,656    $118,529
Cost of Goods Sold.................   147,374         --     147,374      99,445
                                    ---------    --------  ---------    --------
Gross Profit.......................    28,282         --      28,282      19,084
Selling, General & Administrative..     7,842         --       7,842       5,292
Start-up Cost......................       --        1,150      1,150         776
                                    ---------    --------  ---------    --------
Income (Loss) from Operations......    20,440      (1,150)    19,290      13,016
Interest Expense...................      (109)        --        (109)        (74)
                                    ---------    --------  ---------    --------
Income (Loss) before Income Taxes..    20,549      (1,150)    19,399      13,090
Provision (Benefit) for Income
 Taxes.............................     7,663         --       7,663       5,171
                                    ---------    --------  ---------    --------
Net Income (Loss).................. C$ 12,886    C$(1,150) C$ 11,736    $  7,919
                                    =========    ========  =========    ========

                                           Year Ended December 31, 1997
                                    ---------------------------------------------
                                    Prudential                         Prudential
                                    Historical             Prudential  Historical
                                     Canadian   U.S. GAAP  Historical  U.S. GAAP
                                       GAAP     Adjustment U.S. GAAP     U.S. $
                                    ----------  ---------- ----------  ----------
                                                  (In thousands)
Net Sales.......................... C$352,021     C$ --    C$352,021    $254,236
Cost of Goods Sold.................   277,084        --      277,084     200,115
                                    ---------     ------   ---------    --------
Gross Profit.......................    74,937        --       74,937      54,121
Selling, General & Administrative..     8,091        --        8,091       5,843
Start-up Cost......................       --         --          --          --
                                    ---------     ------   ---------    --------
Income (Loss) from Operations......    66,846        --       66,846      48,278
Interest Expense...................      (861)       --         (861)       (622)
                                    ---------     ------   ---------    --------
Income (Loss) Before Income Taxes..    67,707          0      67,707      48,900
Provision (Benefit) for Income
 Taxes.............................    24,907        --       24,907      17,988
                                    ---------     ------   ---------    --------
Net Income (Loss).................. C$ 42,800     C$   0   C$ 42,800    $ 30,912
                                    =========     ======   =========    ========

2. PRO FORMA ADJUSTMENTS

a) Reflects the estimated direct costs associated with the transaction between Maverick and Prudential which approximates $10.0 million ($8.4 million net of income tax). These non-recurring costs, which are subject to change, will be charged to operations in the quarter in which the transaction is consummated. We expect that substantially all of the costs related to this transaction will be paid within six months after the transaction is consummated.

b) Reflects the impact of eliminating the valuation allowance for Prudential's U.S. net operating losses which is not considered necessary for combined financial statement purposes.

c) Reflects the retained earnings impact of the transaction costs discussed in footnote (a) and the reduction in the valuation allowance for Prudential's U.S. tax losses which the combined entity would be able to value for financial statement purposes.

                           MAVERICK TUBE CORPORATION

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       FINANCIAL STATEMENTS--(Continued)


3. PRO FORMA WEIGHTED AVERAGE SHARES OUTSTANDING

   The pro forma weighted average number of Prudential common shares outstanding and weighted average number of common shares outstanding, including dilution for each period has been calculated using the exchange ratio of 0.52 of an exchangeable share for each Prudential common share.

4. PRUDENTIAL'S U.S. GAAP FOR STUB PERIOD ENDED JUNE 30, 2000

   Due to Maverick's and Prudential's year ends not differing by more than 93 days, our fiscal years have been combined as they have been previously reported. Accordingly, Prudential's results of operations for the three-month period ended December 31, 1999 has been included in the pro forma combined statements of operations for the year ended September 30, 1999 and the nine months ended June 30, 2000. Net sales from October 1, 1999 through December 31, 1999 was $59.9 million and net income for that same time period was $2.9 million.

                             INFORMATION ABOUT THE
                 SHARE CAPITAL OF MAVERICK AND MAVERICK CANADA

Maverick Share Capital

Common and Preferred Stock Description

   Common Stock. Each share of common stock has one vote on all matters to be voted upon by Maverick stockholders. No share of Maverick common stock affords any cumulative voting or preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of Maverick common stock will be entitled to dividends in such amounts and at such times as Maverick's board, in its discretion, may declare out of funds legally available for the payment of dividends. See Annex K or the information incorporated by reference for more information about Maverick's dividend policy. In the event of Maverick's liquidation, dissolution or winding up, the holders of Maverick common stock are entitled to share ratably in all of Maverick's preferred stock, if any, then outstanding.

   Preferred Stock. The Maverick board of directors has the authority, without action by the Maverick stockholders, to designate and issue shares of Maverick's currently authorized preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of Maverick's common stock. The rights any class or series of Maverick preferred stock may evidence include:

  . general or special voting rights;

  . preferential liquidation or preemptive rights;

  . preferential cumulative or noncumulative dividend rights;

  . redemption or put rights; and

  . conversion or exchange rights.

   Maverick may issue shares of, or rights to purchase, preferred stock the terms of which might:

  . adversely affect voting or other rights evidenced by Maverick's common stock;

  . restrict dividends on Maverick's common stock;

  . discourage an unsolicited proposal to acquire Maverick; or

  . facilitate a particular business combination involving Maverick.

Any such action could discourage a transaction that some or a majority of Maverick stockholders might believe to be in their best interests or in which Maverick stockholders might receive a premium for their stock over its then market price.

   Series I--Junior Participating Preferred Stock. Maverick has designated 1,000,000 shares of Maverick's preferred stock as Series I junior participating preferred stock, which may be issued in connection with the exercise of the rights described below in the section entitled "Maverick Shareholder Rights Plan." Each one one-hundredth of a share of Series I junior participating preferred stock that may be issued on the exercise of the rights described below will be economically similar to a share of common stock.

   Series II--Special Voting Stock. A single share of special voting stock, to be designated Series II special voting stock, will be established by the Maverick board pursuant to the combination agreement from its current authorized preferred stock referred to above. Except as otherwise required by law or the Maverick certificate of incorporation, the Series II special voting stock will possess a number of votes equal to the number of outstanding exchangeable shares from time to time not owned by Maverick or its affiliates, which votes may be exercised for the election of directors and on all other matters submitted to a vote of Maverick's stockholders.

The holders of Maverick common stock and the holder of the Series II special voting stock will vote together as a single class on all matters. Pursuant to the combination agreement, the Series II special voting stock will be issued to the trustee appointed under the voting and exchange trust agreement. The holder of the special voting stock will not be entitled to receive dividends, and, in the event of any liquidation, dissolution or winding up of Maverick, will receive an amount equal to the par value thereof. At such time as the special voting stock has no votes attached to it because there are no exchangeable shares outstanding not owned by Maverick or any of its affiliates, the special voting stock will cease to have any rights.

Maverick Shareholder Rights Plan

   Each share of Maverick common stock includes one right to purchase from Maverick one one-hundredth of a share of Maverick's Series I junior participating preferred stock at an exercise price of $50.00 per share, subject to adjustment. The rights are not exercisable until after the "separation time," as described below, occurs.

   The rights are attached to all certificates representing Maverick's currently outstanding common stock and will attach to all common stock certificates Maverick issues prior to the separation time. The separation time would occur, except in some cases, on the earlier of:

  . the day that a public announcement that a person or group of affiliated or associated persons (collectively, an "acquiring person") has acquired or obtained the right to acquire beneficial ownership of 20% or more of the outstanding Maverick common stock; or

  . 10 days following the start of a tender or exchange offer that would result, if closed, in a person becoming an acquiring person.

   Maverick's board may defer the separation time in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of sufficient common stock.

   Until the separation time occurs:

  . common stock certificates will evidence the rights;

  . the rights will be transferable only with those certificates;

  . those certificates will contain a notation incorporating the rights agreement by reference; and

  . the surrender for transfer of any of those certificates also will constitute the transfer of the rights associated with the stock that certificate represents.

   The rights will expire at the close of business on July 23, 2008, unless Maverick earlier redeems or exchanges them as described below.

   As soon as practicable after the separation time, the rights agent will mail certificates representing the rights to holders of record of common stock as of the close of business on that date and, from and after that date, only separate rights certificates will represent the rights. Maverick will not issue rights with any shares of common stock issued after the separation time, except as the board otherwise may determine.

   A "flip-in event" will occur under the Maverick shareholder rights plan when a person becomes an acquiring person otherwise than through a "permitted offer" as described in the Maverick shareholder rights plan. The Maverick shareholder rights plan defines "permitted offer" to mean a tender or exchange offer for all outstanding shares of common stock at a price and on terms that a majority of the independent members of Maverick's board determines to be adequate and otherwise in its best interests and the best interests of its stockholders.

   Anytime prior to the earlier of any person becoming an acquiring person and the expiration of the rights, Maverick may redeem the rights in whole, but not in part, at a redemption price of $.01 per right. At its option, Maverick may pay the redemption price in cash, shares of common stock or other securities of Maverick. If the Maverick board timely orders the redemption of the rights, the rights will terminate on the effectiveness of that action. If a flip-in event occurs and Maverick does not redeem the rights, each right, other than any right that has become null and void, will become exercisable, at the time Maverick no longer may redeem it, to receive the number of shares of common stock (or, in some cases, other property) which has a "market price" (as the Maverick shareholder rights plan defines that term) equal to two times the exercise price of the right.

   A "flip-over event" will occur under the Maverick shareholder rights plan when, at any time from and after the time a person becomes an acquiring person:

  . Maverick is acquired in a merger or other business combination transaction, other than specified mergers that follow a permitted offer of the type described above;

  . 50% or more of Maverick's assets or earning power is sold or transferred;
    or

  . an acquiring person increases its percentage beneficial ownership by more than one percent of common stock or other class of stock or engages in self-dealing transactions with Maverick, as described in the Maverick shareholder rights plan.

   If a flip-over event occurs, each holder of a right will have the right to receive upon exercise of the right common stock of the surviving or purchasing company or of the acquiring person which has a then market value equal to two times the exercise price of the right. However, rights held by an acquiring person become void.

   At any time after the occurrence of a flip-in event and prior to a person's becoming the beneficial owner of 50% or more of Maverick's outstanding common stock, Maverick may exchange each outstanding right for its stock at an exchange rate of either one share of common stock or one one-hundredth of a share of Series I junior participating preferred stock for each right owned, subject to adjustment.

   Maverick may supplement or amend the Maverick shareholder rights plan without the approval of any holders of the rights:

  . to make any change prior to a flip-in event other than to change the exercise price, the redemption price or the expiration of the rights;

  . to make any change following a flip-in event that does not materially adversely affect the interests of holders of rights; or

  . to cure any ambiguity, defect or inconsistency.

   The holder of a right cannot vote, receive dividends or take any actions as a stockholder until the right is exercised.

   The rights have anti-takeover effects. They cause severe dilution to any person or group that attempts to acquire Maverick without the approval of its board. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire Maverick, even if that acquisition may be favorable to the interests of Maverick stockholders. Because the Maverick board can redeem the rights or approve a permitted offer, the rights should not interfere with a merger or other business combination that the board approves. Maverick has issued the rights to protect its stockholders from coercive or abusive takeover tactics and to afford the board more negotiating leverage in dealing with prospective acquirers.

Amendment to Maverick Shareholder Rights Plan

   Effective as of the consummation of the arrangement, the Maverick shareholder rights plan will be amended to provide that each exchangeable share issued in the arrangement will have an associated exchangeable share right entitling the holder of such exchangeable share the right to acquire additional exchangeable shares on the same terms and conditions upon which a holder of Maverick common stock is entitled to acquire additional shares of Maverick common stock, with the definitions of beneficial ownership, the calculation of percentage ownership and the number of shares outstanding and related provisions applying, as appropriate, to Maverick common stock and exchangeable shares as though they were the same security. The exchangeable share rights are intended to have characteristics essentially equivalent in economic effect to the Maverick stock purchase rights related to shares of Maverick common stock.

Maverick Canada Share Capital

   On the consummation of the transaction, the share capital of Maverick Canada will be as summarized below. This summary is qualified in its entirety by reference to the share capital of Maverick Canada and other provisions included in Maverick Canada's articles of incorporation which we have attached as Annex E hereto.

 Common Shares of Maverick Canada

   The holders of Maverick Canada common shares will be entitled to receive notice of and to attend all meetings of the shareholders of Maverick Canada and will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of Maverick Canada common shares. Subject to the prior rights of the exchangeable shares and any other shares ranking prior to the common shares, the holders of Maverick Canada common shares will be entitled to receive such dividends as may be declared by the Maverick Canada board of directors out of funds legally available therefor. Holders of Maverick Canada common shares will be entitled upon any liquidation, dissolution or winding-up of Maverick Canada, subject to the prior rights of the holders of the exchangeable shares and to any other shares ranking senior to the Maverick Canada common shares, to receive the remaining property and assets of Maverick Canada ratably with the holders of the Maverick Canada common shares.

 Exchangeable Shares

   Ranking. The exchangeable shares will be entitled to a preference over the Maverick Canada common shares and any other shares ranking junior to the exchangeable shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of Maverick Canada.

   Dividends. Holders of exchangeable shares will be entitled to receive dividends equivalent to dividends paid from time to time by Maverick on shares of Maverick common stock. The declaration date, record date and payment date for dividends on the exchangeable shares will be the same as that for the corresponding dividends on the Maverick common stock.

   Certain Restrictions. Without the approval of the holders of the exchangeable shares, Maverick Canada will not:

  . pay any dividend on the Maverick Canada common shares, or any other shares ranking junior to the exchangeable shares, other than stock dividends payable in such other shares ranking junior to the exchangeable shares;

  . redeem, purchase or make any capital distribution in respect of Maverick
    Canada common shares or any other shares ranking junior to the exchangeable shares with respect to the payment of dividends or on any liquidation distribution;

  . redeem or purchase any other shares of Maverick Canada ranking equally with the exchangeable shares with respect to the payment of dividends or on any liquidation distribution; or

  . amend the articles or bylaws of Maverick Canada in any manner that would affect the rights or privileges of the holders of exchangeable shares.

   The restrictions in the first three points above will not apply at any time when the dividends on the outstanding exchangeable shares corresponding to dividends declared on the Maverick common stock have been declared and paid in full. Maverick Canada is not restricted from issuing additional common shares or exchangeable shares.

   Liquidation. In the event of the liquidation, dissolution or winding-up of Maverick Canada, a holder of exchangeable shares will be entitled to receive for each exchangeable share one share of Maverick common stock, together with the equivalent amount of all Maverick dividends, payable and unpaid, if any.

   Retraction Right, Exchange Put Right and Automatic Redemption Right. The exchangeable share provisions also provide for the retraction right, the exchange put right and the automatic redemption right. See "Description of the Transaction--Transaction Mechanics and Description of Exchangeable Shares" on page 50.

   Voting Rights. Except as required by applicable law, the holders of the exchangeable shares will not be entitled as such to receive notice of or attend any meeting of the shareholders of Maverick Canada or to vote at any such meeting.

   Amendment and Approval. The rights, privileges, restrictions and conditions attaching to the exchangeable shares may be changed only with the approval of the holders thereof. Any such approval or any other approval or consent to be given by the holders of the exchangeable shares will be sufficiently given if given in accordance with applicable law and subject to a minimum requirement that such approval or consent be evidenced by a resolution passed by not less than 66 2/3% of the votes cast thereon at a meeting of the holders of exchangeable shares (other than shares beneficially owned by Maverick or entities controlled by Maverick) duly called and held at which holders of at least 20% of the then outstanding exchangeable shares are present or represented by proxy. In the event that no such quorum is present at such meeting within one-half hour after the time appointed therefor, then the meeting will be adjourned to such place and time not less than 10 days later as may be designated by the chairman of such meeting, and the holders of exchangeable shares present or represented by proxy at the adjourned meeting may transact the business for which the meeting was originally called. At the adjourned meeting, a resolution passed by the affirmative vote of not less than 66 2/3% of the votes cast thereon (other than shares beneficially owned by Maverick or entities controlled by Maverick) will constitute the approval or consent of the holders of the exchangeable shares.

   Actions of Maverick Canada under Support Agreement. Under the exchangeable share provisions, Maverick Canada will agree to take all such actions and do all such things as are necessary or advisable to perform and comply with its obligations under, and to ensure the performance and compliance by Maverick with its obligations under, the support agreement.

                        COMPARISON OF SHAREHOLDER RIGHTS

   If the transaction is consummated, holders of Prudential common shares will transfer their Prudential common shares to Maverick Canada in consideration for exchangeable shares. Such holders will have the right to exchange or retract exchangeable shares for an equivalent number of shares of Maverick common stock. Prudential is a corporation governed by Alberta law. Maverick is a corporation organized under Delaware law. While the rights and privileges of shareholders of an Alberta corporation are, in many instances, comparable to those of stockholders of a Delaware corporation, there are certain differences. These differences arise from differences between Alberta and Delaware law, and between the Prudential articles of amalgamation and bylaws and the Maverick certificate of incorporation and bylaws. For a description of the rights of the holders of Maverick common stock, See "Information About the Share Capital of Maverick and Maverick Canada--Maverick Share Capital" on page 91.

                       Prudential Shareholder      Maverick Stockholder Rights
                               Rights



Vote Required for                                  Under Delaware law, the
Extraordinary       Under Alberta law, the         affirmative vote of a
Transactions        approval of at least two-      majority of the outstanding
                    thirds of votes cast at a      stock entitled to vote is
                    meeting is required for        required for:
                    extraordinary corporate
                    actions, including:

                                                   . mergers;


                    . amalgamations;               . consolidations;


                    . continuances;                . dissolutions; or


                    . sales, leases or             . sales of substantially
                      exchanges of all or            all of the assets of the
                      substantially all of the       corporation.
                      property of a
                      corporation;

                    . liquidations and
                      dissolutions; and

                    . arrangements (if ordered
                      by a court).

                    Alberta law may also
                    require the separate
                    approval by the holders of
                    a class or series of shares
                    for extraordinary corporate
                    actions.

Amendment to        Under Alberta law, the         Under Delaware law, the
Governing           approval of at least two-      affirmative vote of the
Documents           thirds of the votes cast at    holders of a majority of
                    the meeting is required to     the outstanding stock
                    amend the articles of the      entitled to vote is
                    corporation.                   required to approve a
                                                   proposed amendment to the
                                                   certificate of
                                                   incorporation, following
                                                   the adoption of the
                                                   amendment by the board of
                                                   directors of the
                                                   corporation, provided that
                                                   the certificate of
                                                   incorporation may provide
                                                   for a greater vote.

                    If the amendment would
                    affect the rights of any
                    holders of a class or
                    series of shares
                    differently than other
                    shares the amendment also
                    requires the approval of a
                    majority of the shares of
                    the class or series.

                                                   If the amendment would
                                                   adversely affect the rights
                                                   of any holders of a class
                                                   or series of stock, the
                                                   amendment also requires the
                                                   approval of a majority of
                                                   the shares of the class or
                                                   series.

                                                   Maverick's certificate of
                                                   incorporation provides that
                                                   the affirmative vote of not
                                                   less than 75% of the voting
                                                   stock is

Amendment to        Under Alberta law, the         required to amend, alter or
Governing           creation, amendment or         repeal the provisions of
Documents           repeal of bylaws requires      article 8 (action by
(continued)         that, after being approved     stockholders), article 9
                    by the directors of the        (calling special meeting of
                    corporation, the creation,     stockholders), article 10
                    amendment or repeal of the     (director liability),
                    bylaws, must be approved by    article 11
                    a majority of the votes of     (indemnification), article
                    the shareholders of the        13 (special voting
                    corporation at the next        requirements) and any
                    shareholder meeting.           article imposing cumulative
                                                   voting.
                                                   Under Delaware law,
                                                   stockholders are given the
                                                   power to adopt, alter and
                                                   repeal bylaws, provided
                                                   that the certificate of
                                                   incorporation may also
                                                   provide such power to the
                                                   board of directors.

                                                   Maverick's certificate of
                                                   incorporation provides that
                                                   the Maverick board may
                                                   make, alter and repeal
                                                   bylaws.

Dissenters'         Under Alberta law, each of     Under Delaware law, holders
Rights              the matters listed below       of shares may dissent from
                    will entitle shareholders      a merger or consolidation
                    to exercise rights of          by demanding payment equal
                    dissent and to be paid the     to the fair value of their
                    fair value of their shares:    shares. These rights of
                                                   dissent and appraisal only
                                                   apply in the event of a
                                                   merger or consolidation and
                                                   not in the case of a sale
                                                   or transfer of assets or a
                                                   purchase of assets for
                                                   stock.

                    . any amalgamation with
                      another corporation
                      (other than with certain
                      affiliated corporations);

                    . an amendment to the
                      corporation's articles to
                      add, change or remove any
                      provisions restricting or
                      constraining the issue or
                      transfer of that class of
                      shares;

                                                   Under Delaware law, no
                                                   dissent or appraisal rights
                                                   are available if the shares
                                                   are listed on a national
                                                   securities exchange or are
                                                   designated as a national
                                                   market system security on
                                                   an interdealer quotation
                                                   system by the National
                                                   Association of Securities
                                                   Dealers, Inc. or are held
                                                   of record by more than two
                                                   thousand stockholders,
                                                   unless the merger or
                                                   consolidation converts the
                                                   shares into something other
                                                   than:

                    . an amendment to the
                      corporation's articles to
                      add, change or remove any
                      restriction upon the
                      business or businesses
                      that the corporation may
                      carry on;

                    . a continuance under the
                      laws of another
                      jurisdiction;


                    . a sale, lease or exchange    . stock of the surviving
                      of all or substantially        corporation;
                      all the property of the
                      corporation other than in
                      the ordinary course of
                      business;

                                                   . stock of another
                                                     corporation that is
                                                     either listed on a
                                                     national securities
                                                     exchange or designated as
                                                     a national market system
                                                     security on an
                                                     interdealer quotation
                                                     system by the National
                                                     Association of Securities
                                                     Dealers, Inc. or held of
                                                     record by more than two
                                                     thousand stockholders;

                    . a court may permit
                      shareholders to dissent
                      in connection with an
                      application to the court
                      for an order approving an
                      arrangement; or

                    . amendments to the
                      articles of a corporation
                      which require a separate
                      class or series vote,
                      provided that a

Dissenters'           shareholder is not entitled  . cash in lieu of
Rights                to dissent if an amendment     fractional shares; or
(continued)           to the articles is effected
                      by a court order approving
                      a reorganization or by a
                      court order made in
                      connection with an action
                      for an oppression remedy.

                                                   . some combination of the
                                                     above.

                    Alberta law provides these
                    dissent rights for both
                    listed and unlisted shares.

Oppression Remedy   Alberta law provides an        Delaware law does not
                    oppression remedy that         provide for a similar
                    allows a complainant who       remedy.
                    is:

                    . a present or former
                      shareholder;

                    . a present or former
                      director or officer of
                      the corporation or its
                      affiliates; and

                    . any other person who in
                      the discretion of the
                      court is a proper person
                      to make the application,
                      to apply to court for
                      relief where:

                    . any act or omission of
                      the corporation or an
                      affiliate effects a
                      result;

                    . the business or affairs
                      of the corporation or an
                      affiliate are or have
                      been carried on or
                      conducted in a manner; or

                    . the powers of the
                      directors of the
                      corporation or an
                      affiliate are or have
                      been exercised in a
                      manner,

                    that is oppressive or
                    unfairly prejudicial to or
                    that unfairly disregards
                    the interest of a
                    shareholder, creditor,
                    director or officer.

Derivative Action   Under Alberta law, a           Under Delaware law, a
                    complainant may not bring      stockholder may bring a
                    an action in the name of,      derivative action in
                    or on behalf of a              Delaware on behalf of, and
                    corporation, or intervene      for the benefit of, the
                    in an existing action on       corporation, provided that:
                    behalf of the corporation,
                    unless the complainant has
                    given reasonable notice to
                    the directors of the
                    corporation and the
                    complainant satisfies the
                    court that:

                                                   . the stockholder must
                                                     state in his or her
                                                     complaint that he or she
                                                     was a stockholder of the
                                                     corporation at the time
                                                     of the transaction that
                                                     is the subject of the
                                                     complaint; and

                    . the directors of the
                      corporation will not
                      bring, diligently
                      prosecute or defend or
                      discontinue the action;

                                                   . the stockholder must
                                                     first make demand on the
                                                     corporation that it bring
                                                     an action and the demand
                                                     be refused, unless it is
                                                     shown that the demand
                                                     would have been futile.

                    . the complainant is acting
                      in good faith; and

                    . it appears to be in the
                      interest of the
                      corporation that the
                      action be brought,
                      prosecuted, defended or
                      discontinued.

Shareholder         Under Alberta law, a           Under Delaware law, unless
Consent in Lieu     written resolution signed      otherwise provided in the
of Meeting          by all the shareholders of     corporation's certificate
                    the corporation who would      of incorporation, a written
                    have been entitled to vote     consent signed by holders
                    on the resolution at a         of stock having sufficient
                    meeting, is effective to       votes to approve the matter
                    approve the resolution.        at a meeting is effective
                                                   to approve the matter.
                                                   Maverick's certificate of
                                                   incorporation provides that
                                                   any action by Maverick
                                                   shareholders must be taken
                                                   at a meeting of the
                                                   Maverick stockholders and
                                                   no action may be taken by
                                                   the written consent of the
                                                   Maverick stockholders.

Director            Under Alberta law, at least    Delaware law does not have
Qualifications      half of the directors of a     comparable requirements.
                    corporation governed by the
                    Business Corporations Act
                    (Alberta) must be resident
                    Canadians. Alberta law also
                    requires that a corporation
                    whose securities are
                    publicly traded must have
                    not fewer than three
                    directors, at least two of
                    whom are not officers or
                    employees of the
                    corporation or any of its
                    affiliates.

Fiduciary Duties    Under Alberta law,             Under Delaware law,
of Directors        directors have a duty of       directors have a duty of
                    care and loyalty to the        care and loyalty to the
                    corporation. The duty of       corporation and its
                    care requires that the         stockholders. The duty of
                    directors exercise the         care, which can be limited
                    care, diligence and skill      under Delaware law,
                    that a reasonably prudent      requires that the directors
                    person would exercise in       act in an informed and
                    comparable circumstances.      deliberative manner and
                    The duty of loyalty            inform themselves, prior to
                    requires directors to act      making a business decision,
                    honestly and in good faith     of all material information
                    with a view to the best        reasonably available to
                    interests of the               them. The duty of loyalty
                    corporation.                   is the duty to act in good
                                                   faith in a manner which the
                                                   directors reasonably
                                                   believe to be in the best
                                                   interests of the
                                                   stockholders.

Indemnification     Under Alberta law, except      Delaware law provides that
of Officers and     in respect of an action by     a corporation may indemnify
Directors           or on behalf of a              its present and former
                    corporation to procure a       directors, officers,
                    judgment in its favor,         employees and agents
                    which would require court      against all reasonable
                    approval, a corporation may    expenses (including
                    indemnify present and          attorneys' fees) and,
                    former directors and           except in actions initiated
                    officers against costs,        by or in the right of the
                    charges and

Indemnification     expenses (including
of Officers and     settlements and judgements)    corporation, against all
Directors           provided that:                 judgments, fines and
(continued)                                        amounts paid in settlement
                                                   of actions brought against
                                                   them, provided that they:

                    . they acted honestly and
                      in good faith with a view
                      to the best interests of
                      the corporation; and

                                                   . acted in good faith and
                                                     in a manner which he or
                                                     she reasonably believed
                                                     to be in, or not opposed
                                                     to, the best interests of
                                                     the corporation; and

                    . in the case of a criminal
                      or administrative action
                      they had reasonable
                      grounds for believing
                      that their conduct was
                      lawful.

                                                   . in the case of a criminal
                                                     proceeding, had no
                                                     reasonable cause to
                                                     believe his or her
                                                     conduct was unlawful.

                    The Prudential bylaws
                    provide for indemnification
                    of directors and officers
                    to the fullest extent
                    authorized by Alberta law.

                                                   The Maverick certificate of
                                                   incorporation provides for
                                                   indemnification of
                                                   directors and officers to
                                                   the fullest extent
                                                   authorized by Delaware law.

                    Neither Alberta law nor the
                    Prudential bylaws expressly
                    provide for advance payment
                    of an indemnitee's
                    expenses.


                                                   Delaware law allows for the
                    Prudential has entered into    advance payment of an
                    indemnity agreements with      indemnitee's expenses prior
                    each of its directors (one     to the final disposition of
                    of whom is also an             an action, provided that
                    officer).                      the indemnitee undertakes
                                                   to repay any such amount
                                                   advanced if it is later
                                                   determined that the
                                                   indemnitee is not entitled
                                                   to indemnification with
                                                   regard to the action for
                                                   which the expenses were
                                                   advanced.

Director            Alberta law does not permit    Delaware law provides that
Liability           the limitation of a            the charter of a
                    director's liability as        corporation may include a
                    Delaware law does.             provision which limits or
                                                   eliminates the liability of
                                                   directors to the
                                                   corporation or its
                                                   stockholders for monetary
                                                   damages for breach of a
                                                   fiduciary duty, provided
                                                   such liability does not
                                                   arise from prescribed
                                                   conduct, including acts or
                                                   omissions not in good faith
                                                   or which involve
                                                   intentional misconduct or
                                                   which involve a knowing
                                                   violation of the law. The
                                                   Maverick certificate of
                                                   incorporation contains a
                                                   provision limiting the
                                                   liability of its directors
                                                   to the fullest extent
                                                   permitted by Delaware law.

Anti-Takeover       Alberta law does not           Maverick is subject to
Provisions and      contain specific anti-         Section 203 of the Delaware
Interested          takeover provisions with       General Corporation Law,
Stockholder         respect to business            which provides that, if a
Transactions        transactions. However, the     person acquires 15% or more
                    policies of Canadian           of the stock of a
                    securities

Anti-Takeover       regulatory authorities,        Delaware corporation
Provisions and      including Rule 61-501 of       without the approval of the
Interested          the Ontario Securities         board of directors of that
Stockholder         Commission and Policy Q-27     corporation, thereby
Transactions        of the Quebec Security         becoming an "interested
(continued)         Commission contain             stockholder", that person
                    requirements in connection     may not engage in certain
                    with any transaction by        transactions with the
                    which an issuer, directly      corporation for a period of
                    or indirectly:                 three years unless one of
                                                   the following three
                                                   exceptions applies:

                    . acquires or transfers an
                      asset;


                                                   . the board of directors
                    . acquires or issues             approved the acquisition
                      securities;                    of stock or the
                                                     transaction prior to the
                                                     time that the person
                                                     became an interested
                                                     stockholder;

                    . assumes or transfers a
                      liability; or

                    . borrows or lends monies
                      from or to, as the case
                      may be, a director,
                      senior officer, holder of
                      10% or more of the voting
                      securities of the issuer
                      or a holder of sufficient
                      securities to affect
                      materially the control of
                      the issuer.

                                                   . the person became an
                                                     interested stockholder
                                                     and 85% owner of the
                                                     voting stock of the
                                                     corporation in the
                                                     transaction, excluding
                                                     voting stock owned by
                                                     directors who are also
                                                     officers and certain
                                                     employee stock plans; or

                    Rule 61-501 and Policy Q-27
                    requires more detailed
                    disclosure in the proxy
                    material sent to security
                    holders in connection with
                    a transaction as described
                    above, including, subject
                    to certain exceptions, the
                    inclusion of a formal
                    valuation of the subject
                    matter of the transaction
                    and any non-cash
                    consideration offered
                    therefor. Rule 61-501 and
                    Policy Q-27 also require,
                    subject to certain
                    exceptions, that the
                    minority shareholders of
                    the issuer separately
                    approve the transaction.

                                                   . the transaction is
                                                     approved by the board of
                                                     directors and by the
                                                     affirmative vote of two-
                                                     thirds of the outstanding
                                                     voting stock which is not
                                                     owned by the interested
                                                     stockholder.

Shareholder         Under Prudential's rights      Under the Maverick
Rights Plan         agreement, holders of          shareholder rights plan,
                    Prudential common shares       holders of Maverick common
                    have one right with respect    stock have one right with
                    to each of Prudential          respect to each share of
                    common shares held. The        Maverick common stock held.
                    rights have certain anti-      The rights have certain
                    takeover effects. The          anti-takeover effects. The
                    rights will cause              rights will cause
                    substantial dilution to a      substantial dilution to a
                    person or group that           person or group that
                    attempts to acquire            attempts to acquire
                    Prudential in a manner         Maverick in a manner which
                    which causes the rights to     causes the rights to become
                    become exercisable.            exercisable. See
                                                   "Information About the
                                                   Share Capital of Maverick
                                                   and Maverick Canada--
                                                   Maverick Share Capital--
                                                   Maverick Shareholder Rights
                                                   Plan" on page 92.

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

                      INFORMATION ABOUT TAX CONSIDERATIONS

Canadian Federal Income Tax Considerations To Prudential Shareholders

   Introduction. Subject to the qualifications and assumptions contained herein, in the opinion of Bennett Jones LLP, Canadian counsel to Prudential, the following is a fair and adequate summary of the material Canadian federal income tax considerations, as of the date of this joint proxy statement, generally applicable to Prudential shareholders who at all relevant times, for purposes of the Income Tax Act (Canada), hold their Prudential common shares and will hold their exchangeable shares and Maverick common stock as capital property, deal at arm's length with, and are not affiliated with, Prudential, Maverick Canada or Maverick, and following the completion of the arrangement, will not alone or together with non-arm's length persons control Maverick or Maverick Canada or beneficially own shares of Maverick or Maverick Canada having a fair market value of more than 50% of the fair market value of all outstanding shares of Maverick or Maverick Canada. This discussion does not apply to a holder with respect to whom Maverick is a foreign affiliate within the meaning of the Income Tax Act (Canada) nor to a person who is a financial institution which is subject to the mark-to-market provisions of the Income Tax Act (Canada).

   All Prudential shareholders should consult their own tax advisors as to whether, as a matter of fact, they hold their Prudential common shares and will hold their exchangeable shares and Maverick common stock as capital property for the purposes of the Income Tax Act (Canada). Certain provisions of the Income Tax Act (Canada) permit holders of Prudential common shares to deem their Prudential common shares to be capital property, subject to certain conditions.

   This discussion is based on the current provisions of the Income Tax Act (Canada) and the regulations thereunder, the current provisions of the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended, counsel's understanding of the current published administrative practices of the Canada Customs and Revenue Agency and officer's certificates from Prudential and Maverick as to certain factual matters. This discussion takes into account all specific proposed amendments to the Income Tax Act (Canada) and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assumes that all such proposed amendments will be enacted in their present form. No assurances can be given that the proposed amendments will be enacted in the form proposed, if at all.

   Except for the foregoing, this discussion does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

   This discussion is of a general nature only. Therefore, Prudential shareholders should consult their own tax advisors with respect to their particular circumstances.

   For purposes of the Income Tax Act (Canada), all amounts relating to the acquisition, holding or disposition of Maverick common stock, including the receipt of dividends and the calculation of any adjusted cost base amounts and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise.

   Shareholders Resident in Canada. The following portion of this discussion is generally applicable to Prudential shareholders who, for the purposes of the Income Tax Act (Canada) and any applicable income tax treaty or convention, are resident or deemed to be resident in Canada at all relevant times.

   Exchange of Prudential Common Shares for Exchangeable Shares Where No Election is Made under Section 85 of the Income Tax Act (Canada). The arrangement has been structured so that each Prudential shareholder will be considered to have disposed of a portion of such shareholder's Prudential common shares solely in consideration for exchangeable shares and to have disposed of the balance of such shareholder's Prudential common shares for all other ancillary rights and benefits (including the exchange put right and the voting and support rights) associated with the exchangeable shares, the one share of special voting stock in Maverick and the agreements related thereto. Each of Maverick and Prudential is of the view, and has advised counsel, that any such ancillary rights and benefits have nominal, if any, value. Such determinations of value are not binding on the Canada Customs and Revenue Agency and counsel can express no opinion on matters of factual determination such as this. On the assumption that such determination of value is correct, all or substantially all of a Prudential shareholder's common shares will be disposed of in exchange for exchangeable shares, and only a nominal portion, if any, of a Prudential shareholder's common shares will be disposed of in exchange for such ancillary rights and benefits.

   A Prudential shareholder who is a resident of Canada for income tax purposes will generally qualify for a tax deferred share-for-share exchange pursuant to section 85.1 of the Income Tax Act (Canada), as described below, with respect to that portion of the shareholder's Prudential common shares which are disposed of in exchange for exchangeable shares. The disposition of the remaining portion, if any, of such shareholder's Prudential common shares in exchange for such ancillary rights and benefits will constitute a taxable disposition of such Prudential common shares and will generally give rise to a capital gain (or a capital loss) to the extent that the value of such ancillary rights and benefits received for such shares exceeds (or is less than) the aggregate of the adjusted cost base of such shares and any reasonable costs associated with the disposition.

   Prudential shareholders may also effect a tax deferred exchange by making an election under section 85 of the Income Tax Act (Canada). Also, certain Prudential shareholders to whom this opinion is not specifically addressed and who may be disentitled to the provisions of section 85.1 of the Income Tax Act (Canada) may avail themselves of the provisions of section 85. Prudential shareholders are urged to consult their own tax advisors to determine whether they should make an election under section 85 of the Income Tax Act (Canada), as described below.

   Pursuant to section 85.1 of the Income Tax Act (Canada), a Prudential shareholder will not realize any immediate tax consequences as a result of exchanging Prudential common shares solely for exchangeable shares provided that such Prudential shareholder does not make a joint election under section 85 of the Income Tax Act (Canada) in respect of the exchange as discussed below and does not, in the Prudential shareholder's return of income for the taxation year in which the exchange occurs, include in computing the Prudential shareholder's income, any portion of the capital gain or capital loss otherwise determined from such exchange. Instead, the Prudential shareholder will be deemed:

  . to have disposed of that holder's Prudential common shares for proceeds of disposition equal to the adjusted cost base to the holder of such shares immediately before such exchange; and

  . to have acquired the exchangeable shares at a cost equal to the deemed proceeds of disposition of the holder's Prudential common shares.

   The cost of any particular exchangeable shares will generally be averaged with the adjusted cost base of other exchangeable shares held by such holder. Pursuant to the current administrative practices of the Canada Customs and Revenue Agency, a Prudential shareholder who receives cash not exceeding C$200 in lieu of a fraction of an exchangeable share will have the option of recognizing the capital gain or capital loss arising on the disposition of the fractional share or alternatively of reducing the adjusted cost base of the exchangeable shares acquired by the amount of cash so received.

   Where a Prudential shareholder exchanges Prudential common shares for exchangeable shares and, in the Prudential shareholder's return of income for the taxation year in which such exchange occurs, includes in computing income for that year any portion of the capital gain or capital loss from such exchange, section 85.1 of the Income Tax Act (Canada) will not apply. In these circumstances, the Prudential shareholder will be considered to have disposed of all of the holder's Prudential common shares so exchanged for proceeds of disposition equal to the fair market value of the exchangeable shares received on the exchange and to have acquired the exchangeable shares at a cost equal to the fair market value. A Prudential shareholder who so chooses to realize a capital gain or capital loss on the exchange will realize a capital gain (or a capital loss) to the extent that the holder's proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of that holder's Prudential common shares immediately before the exchange.

   The consequences to a Prudential shareholder of realizing a capital gain or capital loss are as described below under "-- Taxation of Capital Gains and Capital Losses."

   Exchange of Prudential Common Shares for Exchangeable Shares Where Election is Made under Section 85 of the Income Tax Act (Canada). A Prudential shareholder who disposes of Prudential common shares to Maverick Canada and who receives exchangeable shares may obtain a full or partial tax deferral by entering into a joint tax election with Maverick Canada and filing with the Canada Customs and Revenue Agency and, where applicable, a provincial tax authority a joint tax election under section 85 of the Income Tax Act (Canada) in respect of such Prudential common shares and specifying therein an elected transfer price within the limits described below.

   The joint tax election must specify the elected transfer price in respect of the Prudential common shares transferred to Maverick Canada. The elected transfer price will be the proceeds of disposition to a former holder of its Prudential common shares and the acquisition cost of its exchangeable shares. The elected transfer price may not:

  . be less than the lesser of the Prudential shareholder's adjusted cost base of those Prudential common shares at the time of disposition and the fair market value of those Prudential common shares at that time; or

  . exceed the fair market value of those Prudential common shares at the time of disposition.

   Elected transfer prices, which do not otherwise comply with the foregoing limitations, will be automatically adjusted under the Income Tax Act (Canada) so that they are in compliance.

   Maverick Canada will execute a joint tax election under subsection 85(1) or
(2) of the Income Tax Act (Canada) and the corresponding provisions of any applicable provincial tax legislation forwarded to it by a Prudential shareholder. Maverick Canada agrees only to execute and to forward such tax election by mail to the Prudential shareholder for filing with the Canada Customs and Revenue Agency and any applicable provincial tax authorities. Compliance with the requirements to ensure the validity of a joint tax election on a timely basis will be the sole responsibility of the Prudential shareholder making the election and Maverick Canada assumes no liability for the failure to execute and file a valid election or for the late filing of any election.

   Prudential shareholders are urged to consult their own advisors as soon as possible regarding the deadlines and procedures for making the elections which are appropriate to their circumstances.

   Taxation of Capital Gains and Capital Losses. Two-thirds of any capital gain (a taxable capital gain) realized on a disposition of Prudential common shares or exchangeable shares must be included in a shareholder's income for the year of disposition. Two-thirds of any capital loss (an allowable capital loss) generally must be deducted by the holder against taxable capital gains for the year of disposition. Any allowable capital losses in excess of taxable capital gains for the year of disposition generally may be carried back up to three taxation years or carried forward indefinitely and deducted against taxable capital gains in such other years to the extent and under the circumstances described in the Income Tax Act (Canada).

   Capital gains realized by an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the Income Tax Act (Canada).

   A shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation", as defined in the Income Tax Act (Canada), may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year which will include an amount in respect of taxable capital gains.

   If the holder of a Prudential common share or an exchangeable share is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of such share may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and under circumstances prescribed by the Income Tax Act (Canada). Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Prudential common shares or exchangeable shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns Prudential common shares or exchangeable shares. Shareholders to whom these rules may be relevant should consult their own tax advisors.

   Dividends on Exchangeable Shares. In the case of a shareholder who is an individual, dividends received or deemed to be received on the exchangeable shares will be included in computing the shareholder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

   In the case of a shareholder that is a corporation other than a "specified financial institution", as defined in the Income Tax Act (Canada), dividends received or deemed to be received on the exchangeable shares normally will be included in the corporation's income and will be deductible in computing its taxable income.

   A shareholder that is a "private corporation", as defined in the Income Tax Act (Canada), or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the Income Tax Act (Canada) to pay a refundable tax of 33 1/3% of dividends received or deemed to be received on the exchangeable shares to the extent that such dividends are deductible in computing the shareholder's taxable income.

   The exchangeable shares will be "term preferred shares" as defined in the Income Tax Act (Canada). Consequently, in the case of a shareholder that is a specified financial institution, a dividend will be deductible in computing its taxable income only if:

  . the specified financial institution did not acquire the exchangeable shares in the ordinary course of the business carried on by such institution; or

  . in any case, at the time the dividend is received by the specified financial institution, the exchangeable shares are listed on a prescribed stock exchange in Canada (which currently includes The Toronto Stock Exchange) and the specified financial institution, either alone or together with persons with whom it does not deal at arm's length, does not receive (or is not deemed to receive) dividends in respect of more than 10% of the issued and outstanding exchangeable shares.

   In addition, to the extent that a deemed dividend arises on the redemption of the exchangeable shares by Maverick Canada, a portion of the dividend may not be subject to the denial of dividend deduction applicable in respect of term preferred shares in accordance with the exceptions outlined above. Specified financial institutions should consult their own tax advisors.

   A shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation", as defined in the Income Tax Act (Canada), may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year which will include dividends or deemed dividends that are not deductible in computing taxable income.

   Redemption of Exchangeable Shares. On the redemption (including a retraction) of an exchangeable share by Maverick Canada, the holder of an exchangeable share will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds exceed the paid-up capital at the time of the exchangeable share so redeemed. For these purposes, the redemption proceeds will be the fair market value at the time of the redemption of Maverick common stock received from Maverick Canada plus the amount, if any, of all then accrued but unpaid dividends on the exchangeable shares paid on the redemption. The amount of such deemed dividend generally will be subject to the same tax treatment accorded to dividends on the exchangeable shares as described above. On the redemption, the holder of an exchangeable share will also be considered to have disposed of the exchangeable share, but the amount of the deemed dividend will be excluded in computing the shareholder's proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition. In the case of a shareholder that is a corporation, in some circumstances, the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend. The taxation of capital gains and capital losses is described above.

   Exchange of Exchangeable Shares with Maverick. On the exchange of an exchangeable share with Maverick for Maverick common stock, the holder will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the exchangeable share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the exchangeable share immediately before the exchange. For these purposes, the proceeds of disposition will be the fair market value at the time of exchange of the Maverick common stock plus any other amount received by the holder from Maverick as part of the exchange consideration other than amounts required to be included in your income as a dividend. The taxation of capital gains and capital losses is described above.

   Dividends on Maverick Common Stock. Dividends on Maverick common stock will be included in the recipient's income for the purposes of the Income Tax Act (Canada). Such dividends received by an individual shareholder will not be subject to the gross-up and dividend tax credit rules in the Income Tax Act (Canada). A shareholder that is a corporation will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation", as defined in the Income Tax Act (Canada), may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year which will include such dividends. United States non-resident withholding tax on such dividends received by Canadian residents will be generally eligible for foreign tax credit or deduction treatment, where applicable, under the Income Tax Act (Canada). See "--United States Federal Income Tax Considerations to Prudential Shareholders -- Non-U.S. Holders" below.

   Disposition of Shares of Maverick Common Stock. The cost of Maverick common stock received on a retraction, redemption or exchange of exchangeable shares will be equal to the fair market value of such shares at the time of such event. The adjusted cost base to a holder of Maverick common stock acquired on a retraction, redemption or exchange of exchangeable shares will be determined by averaging the cost of such shares with the adjusted cost base of all other Maverick common stock held by such holder as capital property immediately before the retraction, redemption or exchange, as the case may be. A disposition or deemed disposition of Maverick common stock by a holder will generally result in a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of such shares immediately before the disposition. The taxation of capital gains and capital losses is described above.

   Foreign Property Information Reporting. With some exceptions, a taxpayer resident in Canada is a "specified Canadian entity" (as defined in the Income Tax Act (Canada)) and is required to file an annual information return disclosing prescribed information concerning the ownership of "specified foreign property" (as defined in the Income Tax Act (Canada)) where the cost amount of such property to the taxpayer exceeds C$100,000. Specified foreign property is defined in the Income Tax Act (Canada) to include shares of the capital stock of a non-resident corporation and property that, under the terms or conditions thereof or any agreement related thereto, is convertible into, exchangeable for or confers a right to acquire, property that is a share of the capital stock of a non-resident corporation.

   The exchangeable shares and the Maverick common stock will be specified foreign property. As a result, if the aggregate cost amount of any specified foreign property held by a holder (including any exchangeable shares and Maverick common stock) at any time in a taxation year or fiscal period exceeds $100,000, the holder will be required to file an information return for the year or period disclosing prescribed information, such as the cost amount of the specified foreign property and the amount of any dividends, interest and gains or losses realized in the year in respect of such specified foreign property. Prudential shareholders should consult their own advisors to determine whether they will be subject to these rules with respect to their ownership of exchangeable shares and Maverick common stock.

   Dissenting Shareholders. Prudential shareholders are permitted to dissent from the arrangement. A dissenting Prudential shareholder will be entitled, in the event the transaction is consummated, to be paid by Prudential the fair value of the Prudential common shares held by such holder determined as of the appropriate date. See "Description of the Transaction -- Dissenting Shareholders' and Optionholders' Rights" on page 64. Such shareholder may be considered to have realized a deemed dividend to the extent that the proceeds of disposition exceed the paid-up capital of the Prudential common shares and a capital gain (or a capital loss) to the extent that the proceeds of disposition less the deemed dividend exceed (or are less than) the adjusted cost base of the Prudential common shares to the holder immediately before the payment. Alternatively, the entire consideration received may be viewed as proceeds of disposition of the holder's Prudential common shares. Additional income tax considerations may be relevant to dissenting Prudential shareholders who fail to perfect or withdraw their claims pursuant to the right of dissent. Dissenting Prudential shareholders should consult their own tax advisors.

   Shareholders Not Resident in Canada. The following portion of the discussion is applicable to Prudential shareholders who, for purposes of the Income Tax Act (Canada) and any applicable tax treaty or convention, have not been and will not be resident or deemed to be resident in Canada at any time while they have held Prudential common shares or will hold exchangeable shares or Maverick common stock and who will not use or hold the Prudential common shares, exchangeable shares or Maverick common stock in the course of carrying on a business (including an insurance business) in Canada and, except as specifically discussed below, to whom such shares are not "taxable Canadian property", as defined in the Income Tax Act (Canada).

   Prudential common shares and exchangeable shares will generally not be taxable Canadian property at a particular time provided that such shares are listed on a prescribed stock exchange (which currently includes The Toronto Stock Exchange) and the holder, persons with whom such holder does not deal at arm's length, or the holder and such persons, has not owned (or had under option) 25% or more of the issued shares of any class or series of the capital stock of Prudential or Maverick Canada at any time within five years preceding the particular time. Maverick common stock will generally not constitute taxable Canadian property.

   A holder of Prudential common shares that are not taxable Canadian property will not be subject to tax under the Income Tax Act (Canada) on a capital gain recognized on the exchange of Prudential common shares for exchangeable shares. Similarly, provided the exchangeable shares or Maverick common stock are not taxable Canadian property to the holder, the holder will not be subject to tax under the Income Tax Act (Canada) on the exchange of exchangeable shares for Maverick common stock (except to the extent the exchange gives rise to a deemed dividend discussed below), or on the sale or other disposition of exchangeable shares or Maverick common stock.

   In the event that the Prudential common shares constitute taxable Canadian property to a particular non-resident holder thereof, the exchange of Prudential common shares for exchangeable shares will qualify as a tax deferred share-for-share exchange as described above under "-- Shareholders Resident in Canada -- Exchange of Prudential Common Shares for Exchangeable Shares Where No Election is Made under Section 85 of the Income Tax Act (Canada)." However, Prudential shareholders are urged to consult their own tax advisors.

   Dividends paid or deemed to be paid on the exchangeable shares are subject to non-resident withholding tax under the Income Tax Act (Canada) at the rate of 25%, although such rate may be reduced under the

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provisions of an applicable income tax treaty or convention. For example, under the Canada-U.S. Tax Convention, the rate is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner thereof and who is resident in the United States for purposes of the Canada-U.S. Tax Convention.

   A holder whose exchangeable shares are redeemed by Maverick Canada (either under redemption rights or pursuant to the retraction rights) may be deemed to receive a dividend as described above under "--Shareholders Resident in Canada--Redemption of Exchangeable Shares." Any such deemed dividend will be subject to withholding tax as described in the preceding paragraph.

   Prudential shareholders are permitted to dissent from the arrangement. A dissenting Prudential shareholder will be entitled, in the event the transaction becomes effective, to be paid by Prudential the fair value of the Prudential common shares held by such holder determined as of the appropriate date. See "Description of the Transaction--Dissenting Shareholders' and Optionholders' Rights" on page 64. A dissenting shareholder may be considered to have received a dividend equal to the excess of the consideration received over the paid-up capital of such Prudential common shares and to have received proceeds of disposition equal to the amount of such paid-up capital for the purpose of computing their capital gain, or in most instances, their capital loss. Any dividends realized by a dissenting Prudential shareholder will be subject to Canadian withholding tax as described above. Alternatively, dissenting shareholders may be considered to have realized a capital gain (or a capital loss) based on redemption proceeds equal to such fair value, computed generally as described above. Any capital gain realized by a dissenting Prudential shareholder would not be taxed under the Income Tax Act (Canada) if the Prudential common shares in respect of which the right of dissent is exercised were not taxable Canadian property, as described above. Additional income tax considerations may be relevant to dissenting Prudential shareholders who fail to perfect or withdraw their claims pursuant to the right of dissent. Dissenting Prudential shareholders should consult their own tax advisors.

Canadian Federal Income Tax Considerations To Prudential Optionholders

   Subject to the qualifications and assumptions contained herein, in the opinion of Bennett Jones LLP, Canadian counsel to Prudential, the following is a fair and adequate summary of the material Canadian federal income tax considerations, as of the date of this joint proxy statement, generally applicable to the holders of Prudential options who at all relevant times, for purposes of the Income Tax Act (Canada) and any applicable income tax treaty or convention, are resident or deemed to be resident in Canada, who are current or former employees, officers and directors of Prudential and who received the Prudential options in respect of, in the course of, or by virtue of their positions as employees, officers or directors of Prudential.

   This discussion is based on the current provisions of the Income Tax Act (Canada) and the regulations thereunder and counsel's understanding of the current published administrative practices of the Canada Customs and Revenue Agency.

   This discussion does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations which may differ from the Canadian federal income tax considerations described herein.

   This discussion is of a general nature only. Therefore, Prudential optionholders should consult their own tax advisors with respect to their particular circumstances.

   On the assumption that at the time of the exchange the difference between the value of the Maverick common stock under the options to purchase Maverick common stock and the amount payable under such options to purchase such Maverick common stock does not exceed the difference between the value of the Prudential common shares available under the Prudential options and the amount payable under such options to purchase Prudential common shares, the holders of the Prudential options will not realize any immediate tax

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consequences as a result of exchanging their Prudential options for options to purchase Maverick common stock. Instead, for the purposes of the Income Tax Act (Canada):

  . the Prudential optionholders will be deemed not to have disposed of Prudential options and not to have acquired the Maverick options;

  . the Maverick options will be deemed to be the same as, and a continuation of, the Prudential options; and

  . Maverick will be deemed to be the same corporation as Prudential for the purposes of the rules in the Income Tax Act (Canada) relating to employee stock options.

United States Federal Income Tax Considerations To Prudential Shareholders

   In the opinion of Dorsey & Whitney LLP, U.S. tax counsel to Prudential, the following is a summary of the material U.S. federal income tax considerations arising from and relating to the transaction that are generally applicable to U.S. holders (as defined below) of Prudential common shares that hold Prudential common shares as capital assets, including the receipt, ownership, and disposition of exchangeable shares and the receipt of Maverick common stock. The opinion of Dorsey & Whitney LLP will be subject to certain assumptions, limitations and qualifications, and will be based on the truth and accuracy of certain representations of Prudential, Maverick and Maverick Canada, as of the effective time of the transaction and thereafter as relevant. In the event that one or more of such assumptions or representations proves to be inaccurate, the following summary may not apply and material adverse U.S. federal income tax consequences may result to U.S. holders. This summary is based on:

  . the U.S. Internal Revenue Code of 1986, as amended;

  . income tax regulations, proposed and final, issued under the U.S. Code;
    and

  . judicial and administrative interpretations of the U.S. Code and regulations;

in each case as in effect and available as of the date of this joint proxy statement.

   These income tax laws, regulations and interpretations, however, may change at any time, and any change could be retroactive to the date of this joint proxy statement. These income tax laws, regulations and judicial and administrative interpretations are also subject to various interpretations, and the U.S. Internal Revenue Service or the U.S. courts could later disagree with the explanations or conclusions contained in this summary.

   For purposes of this summary, a U.S. holder is a beneficial owner of Prudential common shares, exchangeable shares, or Maverick common stock, as the case may be, that, for U.S. federal income tax purposes, is:

  . a citizen or resident of the U.S., including some former citizens or residents of the U.S.;

  . a partnership or corporation created or organized in or under the laws of the U.S. or any state thereof, including the District of Columbia;

  . an estate if its income is subject to U.S. federal income taxation regardless of its source; or

  . a trust if it has validly elected to be treated as a United States person for U.S. federal income tax purposes or if a U.S. court can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions.

   A non-U.S. holder is a beneficial owner of Prudential common shares, exchangeable shares, or Maverick common stock, as the case may be, other than a U.S. holder.

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   The tax consequences to the following parties are not addressed in this summary:

  . persons that may be subject to special tax treatment such as financial institutions, real estate investment trusts, tax-exempt organizations, qualified retirement plans, individual retirement accounts, regulated investment companies, insurance companies, and brokers and dealers or traders in securities or currencies;

  . Prudential optionholders and persons who acquired Prudential common shares pursuant to an exercise of employee stock options or rights or otherwise as compensation;

  . persons having a functional currency for U.S. federal income tax purposes other than the U.S. dollar;

  . persons that hold or will hold Prudential common shares, exchangeable shares, or Maverick common stock, as the case may be, as part of a position in a straddle or as part of a hedging or conversion transaction;

  . persons that own, or are deemed to own, 5% or more, by voting power or value, of the outstanding stock of Prudential, Maverick Canada or Maverick, as the case may be; and

  . persons subject to the alternative minimum tax.

   U.S. holders who do not maintain a substantial presence, permanent home or habitual abode in the U.S. or whose personal and economic relations are not closer to the U.S. than to any other country (other than Canada) may be unable to benefit from the provisions described herein of the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended. These holders should consult their own tax advisors concerning the availability of benefits under the Canada-U.S. Tax Convention.

   No statutory, judicial, or administrative authority exists which directly addresses some of the U.S. federal income tax consequences of the issuance and ownership of instruments and rights comparable to the exchangeable shares and the related rights. Therefore, some aspects of the U.S. federal income tax treatment of the transaction, including the receipt and ownership of exchangeable shares and the exchange of exchangeable shares for shares of Maverick common stock, are not certain. No advance income tax ruling has been sought or obtained from the IRS regarding any of the tax consequences of the transaction.

   This summary does not address aspects of U.S. taxation other than U.S. federal income taxation, nor does it address all aspects of U.S. federal income taxation that may be applicable to particular holders. In addition, this summary does not address the U.S. state or local tax consequences or the tax consequences in jurisdictions other than the U.S. of the transaction.

   Holders are urged to consult their tax advisors with respect to the U.S. federal, state, and local tax consequences and the non-U.S. tax consequences of the transaction, including the receipt, ownership, and disposition of exchangeable shares and the related rights.

 United States Holders.

   Tax Treatment of the Transaction. In the opinion of Dorsey & Whitney LLP, although not free from doubt, it is more likely than not that U.S. holders of Prudential common shares that exchange their Prudential common shares for exchangeable shares will not recognize gain or loss on such exchange for U.S. federal income tax purposes, except as described below. There is, however, no direct authority addressing the proper treatment of the transaction for U.S. federal income tax purposes, and, therefore, Dorsey & Whitney LLP's opinion and the conclusions contained in the discussion below are subject to significant uncertainty. Accordingly, there can be no assurance that the IRS will not challenge a U.S. holder's assertion that the exchange of Prudential common shares for exchangeable shares gives rise to no gain or loss for U.S. federal income tax purposes or that, if challenged, a court will not agree with the IRS. In addition, information reporting requirements may apply to the transaction.

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   Consequences if the Exchange of Prudential Common Shares for Exchangeable
Shares is Tax-Deferred. Assuming that the exchange of Prudential common shares for exchangeable shares does not constitute a taxable transaction for U.S. federal income tax purposes, the following U.S. federal income tax consequences should apply.

   Receipt of Exchangeable Shares. Except as otherwise provided below:

  . a U.S. holder of Prudential common shares that exchanges Prudential common shares for exchangeable shares pursuant to the transaction should not recognize any gain or loss with respect to the receipt of the exchangeable shares;

  . the aggregate tax basis of the exchangeable shares received pursuant to the transaction by the U.S. holder of Prudential common shares should equal the holder's aggregate adjusted tax basis in the Prudential common shares surrendered pursuant to the transaction, reduced by the tax basis allocated to a fractional share interest for which cash is received;

  . the holding period of the exchangeable shares received by the U.S. holder of Prudential common shares pursuant to the transaction should include the holding period of the Prudential common shares surrendered in exchange therefor; and

  . cash payments in lieu of a fractional exchangeable share will be treated as if a fractional exchangeable share had been received in the transaction and then redeemed by Maverick or Maverick Canada.

The redemption of the fractional exchangeable share should qualify as a distribution in full payment in exchange for the fractional share rather than as a distribution of a dividend. Accordingly, a Prudential shareholder receiving cash in lieu of a fractional share will recognize gain or loss upon payment equal to the difference, if any, between the shareholder's tax basis in the fractional share, as described in the second bullet point above, and the amount of cash received. The gain or loss, if any, will be capital gain or loss. In the case of a noncorporate U.S. holder of Prudential common shares who receives cash in lieu of a fractional exchangeable share, generally the maximum U.S. federal income tax rate applicable to any capital gain recognized on the receipt of the cash will be lower than the maximum U.S. federal income tax rate applicable to ordinary income if the holder's holding period for the Prudential common shares exceeds one year. The deductibility of capital losses is subject to limitations.

   For U.S. federal income tax purposes, any gain recognized by a U.S. holder on the receipt of cash in lieu of a fractional exchangeable share generally will be treated as U.S. source gain, except that, under the terms of the Canada-U.S. Tax Convention, the gain may be treated as sourced in Canada. Any Canadian tax imposed on the gain generally will be available as a credit against U.S. federal income taxes, subject to applicable limitations. A U.S. holder that is ineligible for a foreign tax credit with respect to any Canadian tax paid may be entitled to deduct the Canadian tax in computing U.S. taxable income.

   Voting Rights, Exchange Rights and Call Rights. If the exchange of Prudential common shares for exchangeable shares and the related rights is considered to be made pursuant to a tax-deferred reorganization under Section 368(a)(1)(B) of the U.S. Code in which the exchangeable shares and the related rights, in substance, are viewed for U.S. federal income tax purposes as constituting Maverick common stock, then the voting rights and exchange rights received and any call rights deemed to be conveyed by Prudential shareholders that receive exchangeable shares pursuant to the transaction should not be treated as having substance separate from the exchangeable shares. If, however, the exchange of Prudential common shares for exchangeable shares and the related rights is considered to be made pursuant to a transaction described in
Section 351(a) of the U.S. Code in which the transferee corporation is Maverick Canada, then the receipt of the voting rights and exchange rights may result in Prudential shareholders being required to recognize gain on the exchange of Prudential common shares for the exchangeable shares and the related rights, but only to the extent of the fair market value of these rights.

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   Although the value of the voting rights and exchange rights received and any call rights deemed to be conveyed by Prudential shareholders that receive exchangeable shares pursuant to the transaction is uncertain, Maverick, Prudential and Maverick Canada believe that the voting rights, exchange rights, and call rights will have only nominal value. These determinations of value are not binding on the IRS, however, and counsel can express no opinion on matters of factual determinations, such as value. Further, the exchange of some of the call rights for the voting rights and exchange rights may not be taxable to U.S. holders because each U.S. holder and Maverick may be deemed to have granted purchase options to each other, which grants would not generally be treated as taxable events for U.S. federal income tax purposes. It is possible, however, that the voting rights, exchange rights, and call rights have greater than nominal value and that the transfer or receipt of the rights constitutes a taxable exchange or otherwise generates taxable gain.

   Exchange of Exchangeable Shares. A U.S. holder that exchanges exchangeable shares with Maverick (and not with Maverick Canada or Maverick Holdco) for shares of Maverick common stock, including an exchange upon the occurrence of an automatic redemption date, arguably could take the position that no gain or loss is recognized on the exchange on the grounds that the initial exchange of Prudential common shares for exchangeable shares was made pursuant to a tax-deferred reorganization under Section 368(a)(1)(B) of the U.S. Code in which the exchangeable shares, in substance, constituted Maverick common stock, and, therefore, the exchange of the exchangeable shares for shares of Maverick common stock is not a taxable event. In that case, the aggregate tax basis of the Maverick common stock received pursuant to the exchange by the U.S. holder of exchangeable shares should equal the holder's aggregate adjusted tax basis in the exchangeable shares surrendered pursuant to the exchange, and the holding period of the Maverick common stock received by the U.S. holder of exchangeable shares pursuant to the exchange should include the holding period of the exchangeable shares surrendered in the exchange, which, in turn, should include the holding period of the Prudential common shares exchanged in the initial exchange, provided that the Prudential common shares and exchangeable shares have been held as capital assets prior to the initial exchange and the subsequent exchange, respectively.

   If, however, the initial exchange of Prudential common shares for exchangeable shares is considered to be made pursuant to a transaction described in Section 351(a) of the U.S. Code in which the transferee corporation is Maverick Canada, then, subject to the discussion below, a U.S. holder that exchanges exchangeable shares for shares of Maverick common stock, including an exchange upon the occurrence of an automatic redemption date, may be required to recognize gain or loss equal to the difference between the fair market value of the shares of Maverick common stock received at the time of the exchange and the U.S. holder's aggregate adjusted tax basis in the exchangeable shares exchanged. In that case, the gain or loss, if any, will be capital gain or loss if the exchangeable shares are held as a capital asset at the time of the exchange, except that, with respect to any amount representing accrued but unpaid dividends on the exchangeable shares, ordinary income may be recognized by the holder thereof. In the case of a noncorporate U.S. holder of exchangeable shares who receives Maverick common stock on the exchange, generally the maximum U.S. federal income tax rate applicable to any capital gain recognized on the exchange will be lower than the maximum U.S. federal income tax rate applicable to ordinary income if the holder's holding period for the exchangeable shares, which should include the holding period of the Prudential common shares exchanged in the initial exchange provided that the Prudential common shares have been held as capital assets immediately prior to the initial exchange, exceeds one year. The deductibility of capital losses is subject to limitations. The U.S. holder's tax basis in the shares of Maverick common stock will be the fair market value of the shares of Maverick common stock received by the U.S. holder in the exchange, and the holding period will begin on the day after the exchange.

   For U.S. federal income tax purposes, any gain recognized by a U.S. holder on the exchange of exchangeable shares for shares of Maverick common stock generally will be treated as U.S. source gain, except that, under the terms of the Canada-U.S. Tax Convention, the gain may be treated as sourced in Canada. Any Canadian tax imposed on the gain generally will be available as a credit against U.S. federal income taxes, subject to applicable limitations. A U.S. holder that is ineligible for a foreign tax credit with respect to any Canadian tax paid may be entitled to deduct the Canadian tax in computing U.S. taxable income.

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   In view of this possibility of recognizing gain or loss upon the exchange of the exchangeable shares for shares of Maverick common stock, U.S. holders may wish to consider delaying the exchange until the time when they intend to dispose of the shares of Maverick common stock receivable in exchange for their exchangeable shares or, as discussed below, until the time when Maverick will own at least 80% of all the then issued and outstanding exchangeable shares either at the time of or as a result of the exchange.

   Assuming that the initial exchange of Prudential common shares for exchangeable shares is considered to be made pursuant to a transaction described in Section 351(a) of the U.S. Code in which the transferee corporation is Maverick Canada, the exchange by a U.S. holder of exchangeable shares for shares of Maverick common stock may be characterized as a tax-deferred exchange under limited circumstances. An exchange of exchangeable shares for shares of Maverick common stock generally may be characterized as a tax-deferred exchange if: at least 80% of the then outstanding exchangeable shares (and other shares, if any, of Maverick Canada) are held by Maverick either at the time of or as a result of the exchange; and in the exchange, Maverick, rather than Maverick Canada or Maverick Holdco, acquires the exchangeable shares in exchange for shares of Maverick common stock pursuant to the exercise of its call rights. In any case, the exchange would not be tax-deferred unless some other requirements are satisfied, which, in turn, will depend upon facts and circumstances existing at the time of the exchange and cannot be accurately predicted as of the date of this joint proxy statement. If the exchange did qualify as a tax-deferred exchange, a U.S. holder's aggregate tax basis in the shares of Maverick common stock received would be equal to the holder's aggregate adjusted tax basis in the exchangeable shares exchanged. The holding period of the shares of Maverick common stock received by the U.S. holder should include the holding period of the exchangeable shares exchanged, which, in turn, should include the holding period of the Prudential common shares exchanged pursuant to the initial exchange, provided that the Prudential common shares and exchangeable shares have been held as capital assets prior to the initial exchange and the subsequent exchange, respectively.

   Consequences if the Exchange of Prudential Common Shares for Exchangeable Shares and the Related Rights is Taxable. Assuming that the exchange of Prudential common shares for exchangeable shares and the related rights pursuant to the transaction constitutes a taxable transaction for U.S. federal income tax purposes, the following U.S. federal income tax consequences should apply. There can be no assurance that the IRS would not challenge the characterization of the transaction discussed below, or that, in the event of a challenge, a court would not agree with the IRS.

     Receipt of Exchangeable Shares. A U.S. holder that receives exchangeable shares and the related rights in exchange for Prudential common shares in the transaction generally will recognize gain or loss on the receipt of the exchangeable shares and the related rights. The gain or loss will be equal to the difference between the fair market value of the exchangeable shares and the related rights received at the time of the exchange and the U.S. holder's aggregate adjusted tax basis in the Prudential common shares exchanged. The gain or loss, if any, will be capital gain or loss. In the case of a noncorporate U.S. holder, generally the maximum marginal U.S. federal income tax rate applicable to any capital gain recognized on the exchange will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if the U.S. holder's holding period for the Prudential common shares exceeds one year at the time of the exchange. A U.S. holder's tax basis in the exchangeable shares and the related rights will equal the fair market value of the exchangeable shares and the related rights received by the U.S. holder in the transaction, and the holder's holding period will begin on the day after the date that the U.S. holder received the exchangeable shares and the related rights.

     For U.S. federal income tax purposes, any gain recognized by a U.S. holder on the exchange of Prudential common shares for exchangeable shares and the related rights generally will be treated as U.S. source gain, except that, under the terms of the Canada-U.S. Tax Convention, the gain may be treated as sourced in Canada. Any Canadian tax imposed on the exchange generally will be available as a credit against U.S. federal income taxes, subject to applicable limitations. A U.S. holder that is ineligible for a foreign tax credit with respect to any Canadian tax paid may be entitled to deduct the Canadian tax in computing U.S. taxable income.

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     Exchange of Exchangeable Shares. Upon the exercise of a U.S. holder's rights to exchange a U.S. holder's exchangeable shares and the related rights for shares of Maverick common stock, the holder generally will recognize gain or loss on the receipt of the shares of Maverick common stock in exchange for the exchangeable shares and the related rights. However, depending on the underlying reason why the exchange of Prudential common shares for exchangeable shares and the related rights constituted a taxable transaction for U.S. federal income tax purposes, the exercise of a U.S. holder's rights to exchange exchangeable shares and the related rights for shares of Maverick common stock arguably may be characterized as a tax-deferred exchange under limited circumstances. See "--Consequences if the Exchange of Prudential Common Shares for Exchangeable Shares is Tax-Deferred--Exchange of Exchangeable Shares" above. The gain or loss will be equal to the difference between the fair market value of the shares of Maverick common stock at the time of the exchange and the U.S. holder's aggregate adjusted tax basis in the exchangeable shares and the related rights exchanged. The gain or loss, if any, will be capital gain or loss if the exchangeable shares are held as a capital asset at the time of the exchange, except that, with respect to any declared but unpaid dividends on the exchangeable shares, ordinary income may be recognized by the holder thereof. In the case of a noncorporate U.S. holder, generally the maximum marginal U.S. federal income tax rate applicable to any capital gain recognized on the exchange will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if the U.S. holder's holding period for the exchangeable shares and the related rights exceeds one year at the time of the exchange. A U.S. holder's tax basis in the shares of Maverick common stock will equal the fair market value of the shares of Maverick common stock received by the U.S. holder in the exchange and the holder's holding period will begin on the day after the date that the U.S. holder received the shares of Maverick common stock.

     For U.S. federal income tax purposes, any gain recognized by a U.S. holder on the exchange of exchangeable shares and the related rights for shares of Maverick common stock generally will be treated as U.S. source gain, except that, under the terms of the Canada-U.S. Tax Convention, the gain may be treated as sourced in Canada. Any Canadian tax imposed on the exchange generally will be available as a credit against U.S. federal income taxes, subject to applicable limitations. A U.S. holder that is ineligible for a foreign tax credit with respect to any Canadian tax paid may be entitled to deduct the Canadian tax in computing U.S. taxable income.

   Consequences Irrespective of Whether the Exchange of Prudential Common Shares for Exchangeable Shares is Tax-Deferred.

     Distribution on the Exchangeable Shares. While not free from doubt, Maverick and Maverick Canada intend to treat distributions paid on the exchangeable shares as distributions from Maverick Canada, rather than from Maverick. The following discussion assumes that these distributions will be treated as distributions from Maverick Canada for U.S. federal tax purposes. A U.S. holder of exchangeable shares generally will be required to include in gross income as dividend income the gross amount of any distribution paid on the exchangeable shares to the extent the distribution is paid out of the current or accumulated earnings and profits of Maverick Canada, as determined under U.S. federal income tax principles. That dividend will not be eligible for the dividends received deduction generally allowed to corporate U.S. holders. To the extent that the amount of any distribution by Maverick Canada exceeds its current and accumulated earnings and profits as determined under U.S. federal income tax principles, the excess will be treated first as a tax-deferred return of the U.S. holder's adjusted tax basis in the exchangeable shares and thereafter as capital gain. Assuming eligibility for benefits under the Canada-U.S. Tax Convention, dividends on the exchangeable shares will be subject to Canadian withholding tax at a maximum rate of 15% under the Canada-U.S. Tax Convention. Subject to some limitations of U.S. federal income tax law, a U.S. holder generally should be entitled to credit that withholding tax against the holder's U.S. federal income tax liability or to a deduction in computing U.S. taxable income. The amount of any foreign tax credit allowable to a U.S. holder for the Canadian withholding tax is subject to complex limitations. For the purpose of these limitations, dividends on the exchangeable shares should be treated as foreign source passive income or, in the case of some holders, foreign source financial services income.

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     Dissenters. A U.S. holder that exercises its right to dissent from the transaction will recognize gain or loss on the exchange of the holder's Prudential common shares for cash in an amount equal to the difference between the amount of cash received (other than the amounts, if any, which are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and the holder's aggregate adjusted tax basis in the Prudential common shares exchanged. Any gain or loss recognized on receipt of the cash generally will be capital gain or loss. In the case of a noncorporate U.S. holder of Prudential common shares who receives cash pursuant to the exercise of the holder's right to dissent from the transaction, generally the maximum U.S. federal income tax rate applicable to any capital gain recognized on the receipt of the cash will be lower than the maximum U.S. federal income tax rate applicable to ordinary income if the holder's holding period for the Prudential common shares exceeds one year. The deductibility of capital losses is subject to limitations.

     For U.S. federal income tax purposes, any gain recognized by a U.S. holder on the receipt of cash pursuant to the exercise of the holder's right to dissent from the transaction generally will be treated as U.S. source gain, except that, under the terms of the Canada-U.S. Tax Convention, the gain may be treated as sourced in Canada. Any Canadian tax imposed on the gain generally will be available as a credit against U.S. federal income taxes, subject to applicable limitations. A U.S. holder that is ineligible for a foreign tax credit with respect to any Canadian tax paid may be entitled to deduct the Canadian tax in computing U.S. taxable income.

     Receipt of Canadian Currency. The value of Canadian currency received by a U.S. holder is generally equal to the U.S. dollar value of such currency on the date of receipt (based on the exchange rate on such date). In the case of Canadian currency received that is not converted by the recipient into U.S. dollars on the date of receipt, a U.S. holder will have an adjusted tax basis in such currency equal to its U.S. dollar value on the date of receipt. Generally any gain or loss recognized upon a subsequent sale or other disposition of the Canadian currency, including the exchange for U.S. dollars, will be ordinary income or loss. However, an individual U.S. holder whose realized gain does not exceed $200 will not recognize that gain, to the extent that there are no expenses associated with the transaction that meet the requirements for deductibility as a trade or business expense (other than travel expenses in connection with a business trip) or as an expense for the production of income.

   Non-U.S. Holders. Subject to the discussion below under "--Backup Withholding Tax and Information Reporting Requirements," a non-U.S. holder generally will not be subject to U.S. federal income tax on gain, if any, recognized on the receipt of the exchangeable shares, on the sale or exchange of the exchangeable shares, or on the receipt or sale of shares of Maverick common stock, unless the gain is effectively connected with a U.S. trade or business of the holder or, in the case of gains recognized by an individual, the individual is present in the U.S. for 183 days or more in the taxable year of disposition, and some other conditions are satisfied.

   Subject to the discussion below under "--Backup Withholding Tax and Information Reporting Requirements," while not free from doubt, Maverick and Maverick Canada intend to treat dividends, if any, received by a non-U.S. holder with respect to exchangeable shares as dividends from Maverick Canada rather than from Maverick and as not subject to U.S. withholding tax, and Maverick and Maverick Canada do not intend that Maverick or Maverick Canada will withhold any amounts for tax from those dividends. There is some possibility, however, that the IRS may assert that U.S. withholding tax is payable with respect to any dividends paid on the exchangeable shares to non-U.S. holders. In that case, unless the dividends are effectively connected with a U.S. trade or business, a non-U.S. holder of exchangeable shares could be subject to U.S. withholding tax at a rate of 30%, which rate may be reduced by an income tax treaty in effect between the U.S. and the non-U.S. holder's country of residence. This reduction generally would result in a withholding tax of 15% on dividends paid to eligible residents of Canada under the Canada-U.S. Tax Convention.

   Subject to the discussion below under "--Backup Withholding Tax and Information Reporting Requirements," dividends, unless effectively connected with a U.S. trade or business, received by non-U.S.

holders with respect to the Maverick common stock generally will be subject to U.S. withholding tax at a rate of 30%, which rate may be subject to reduction by an applicable income tax treaty. This reduction generally would result in a withholding tax of 15% on dividends paid to eligible residents of Canada under the Canada-U.S. Tax Convention.

   Backup Withholding Tax and Information Reporting Requirements. U.S. backup withholding tax and information reporting requirements generally apply to some payments to holders of stock other than specified exempt recipients. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, exchangeable shares or Maverick common stock, as the case may be, by a payor or middleman (in the case of exchangeable shares, within the U.S.) to a holder of exchangeable shares or Maverick common stock, as the case may be, other than an exempt recipient. Exempt recipients include corporations, payees that are not United States persons and that provide an appropriate certification and some other persons. A payor or middleman within the U.S. will be required to withhold 31% of any payments to a holder of exchangeable shares of the proceeds from the sale or redemption of the shares within the U.S., unless the holder is an exempt recipient, if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with the backup withholding tax requirements. A payor or middleman will be required to withhold 31% of any payments of dividends on, and to proceeds from the sale or redemption of, Maverick common stock, unless the holder is an exempt recipient, if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with the backup withholding tax requirements. However, dividends paid to non-U.S. holders outside the United States that are subject to the 30% withholding tax or a reduced rate under a United States income tax treaty will be exempt from backup withholding tax.

   Income tax regulations effective January 1, 2001, would modify some of the rules discussed above generally with respect to payments on exchangeable shares or Maverick common stock, as the case may be, made after December 31, 2000. In particular, a payor or middleman within the U.S. will be required to withhold 31% of any payments to a holder of exchangeable shares of dividends on, or proceeds from the sale of, exchangeable shares within the U.S., unless the holder is an exempt recipient, if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding tax requirements. In the case of payments by a payor or middleman (in the case of exchangeable shares, within the U.S.) to a foreign partnership, other than payments to a foreign partnership that qualifies as a withholding foreign partnership within the meaning of these income tax regulations and payments to a foreign partnership that are effectively connected with the conduct of a trade or business in the U.S., the partners of the partnership will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements. Moreover, a payor or middleman may rely on a certification provided by a non-U.S. holder only if the payor or middleman does not have actual knowledge or a reason to know that any information or certification stated in the certificate is unreliable.

   The discussion of the U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Prudential common shares. Holders of Prudential common shares are strongly urged to consult their own tax advisors to determine the particular tax consequences to them of the transaction, including the application and effect of U.S. federal, state, local, and other tax laws.

 AMENDMENT OF MAVERICK'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
   AUTHORIZED SHARES OF MAVERICK'S COMMON STOCK FROM 40,000,000 TO 80,000,000

   In connection with its authorization of the business combination with Prudential, the Maverick board of directors authorized the amendment to the Maverick's Certificate of Incorporation to increase the number of authorized shares of Maverick common stock from 40,000,000 to 80,000,000 shares.

   As of the record date for the Maverick stockholders' meeting, approximately 17,899,224 shares of Maverick common stock were issued and outstanding and an aggregate of approximately 693,250 shares of Maverick common stock were reserved for issuance pursuant to outstanding Maverick stock options. Upon completion of the business combination with Prudential, approximately 15,742,336 additional shares will be reserved for issuance upon conversion, from time to time, of the exchangeable shares and approximately 720,966 shares of Maverick common stock will be reserved for issuance pursuant to outstanding Prudential options. If the amendment to the Certificate of Incorporation is approved, the Maverick board of directors will have the authority to issue approximately 44,972,724 additional shares of Maverick common stock without further stockholder approval, on such terms and for such consideration as may be determined by the board of directors. However, the Nasdaq National Market, on which the Maverick common stock is currently listed, and the New York Stock Exchange, upon which the Maverick common stock will be listed immediately following the consummation of the transaction with Prudential, each currently requires stockholder approval as a prerequisite to listing shares in several instances, including acquisition transactions where the present or potential of shares could result in an increase of 20% or more in the number of shares of common stock outstanding.

   The Maverick board of directors believes that the authorized number of shares of common stock should be increased, commensurate with the increased size of the combined company in terms of equity and market capitalization that will result from the business combination between Maverick and Prudential, to provide sufficient shares for each corporate purpose as may be determined from time to time by the Maverick board of directors to be necessary or desirable. These purposes may include, without limitation:

  . facilitating broad ownership of the Maverick common stock by effecting a stock split or issuing a stock dividend;

  . raising capital through the sale of common stock;

  . attracting and retaining valuable employees by the issuance of additional stock options, including additional shares reserved for future option grants under Maverick's existing and future stock option plans and Prudential's existing stock option plan which will be assumed by Maverick; and

  . acquiring other businesses in exchange for shares of common stock.

   While Maverick continually evaluates potential acquisitions, it has no present agreements or commitments with respect to issuing shares of common stock as part of any acquisition other than the proposed business combination with Prudential. The Maverick board of directors considers the authorization of additional shares of common stock advisable to ensure prompt availability of shares for issuance should the occasion arise.

   The issuance of additional shares of common stock could have the effect of diluting earnings per share and book value per share, which could adversely affect Maverick's existing stockholders. In addition, Maverick's authorized but unissued shares of common stock could be used to make a change in control of the combined company more difficult or costly. Issuing additional shares of common stock could have the effect of diluting stock ownership of persons seeking to obtain control of the combined company. However, Maverick is not aware of any pending or threatened efforts to obtain control of Maverick or the combined company following consummation of the proposed business combination, and the Maverick board of directors has no current intention to use the additional shares of common stock in order to impede a takeover attempt.

   The proposed amendment to Maverick's Certificate of Incorporation does not alter Maverick's present ability to issue up to 5,000,000 shares of its preferred stock.

   If the proposed combination of Maverick and Prudential is not approved by Maverick's stockholders, then this proposed increase of authorized shares will not be implemented, notwithstanding that it may have been approved by Maverick's stockholders.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL AND ADOPTION OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

                      CERTAIN LEGAL AND OTHER INFORMATION

Auditors, Transfer Agent and Registrar

   The independent accountants of Maverick are Ernst & Young LLP. The independent chartered accountants of Prudential are Ernst & Young LLP.

   Computershare Investor Services, Inc., 311 West Monroe St., Chicago, Illinois 60603, is transfer agent and registrar for the Maverick common stock. The transfer agent for Prudential common shares is CIBC Mellon Trust Company at 600, 333-7th Ave. S.W., Calgary, Alberta T2P 2Z1. Concurrently with the closing, CIBC Mellon Trust Company will be appointed as transfer agent and registrar for the exchangeable shares. CIBC Mellon Trust Company will also be trustee under the voting and exchange trust agreement.

Legal Matters

   Certain legal matters in connection with the transaction have been passed upon, on behalf of Maverick, by Gallop, Johnson & Neuman, L.C., as to matters of U.S. law, and McCarthy Tetrault, as to matters of Canadian law, and, on behalf of Prudential, by Bennett Jones LLP, as to matters of Canadian law and Dorsey & Whitney LLP, as to matters of U.S. law.

Where You Can Find More Information

   Maverick files reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Maverick files at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549 or in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Maverick common stock is listed on the NASDAQ National Market and reports, proxy statements and other information regarding Maverick can be inspected at the offices of the NASDAQ National Market, 853 Key West Avenue, Rockville, Maryland 20850. The SEC maintains a web site that contains all reports, proxy and information statements, and other information filed electronically with the SEC. The address of the SEC's web site is www.sec.gov. The address of Maverick's web site is www.Maverick-tube.com.

   Prudential files reports, management information circulars and other information with the Canadian securities administrators in each of the provinces of Canada. The Canadian securities administrators maintain a web site that contains all public information filed electronically with any Canadian securities administrator. The address of this web site is www.sedar.com. The address of Prudential's web site is www.prudentialsteel.com.

   No person is authorized to give any information or to make any representation not contained in this joint proxy statement and, if given or made, such information or representation should not be relied upon as having been authorized. This joint proxy statement does not constitute the solicitation of a proxy, by any person in any jurisdiction in which such a solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such a solicitation. Neither delivery of this joint proxy statement nor any distribution of the securities referred to in this joint proxy statement shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this joint proxy statement.

   Maverick is organized under the laws of the State of Delaware, United States. Six of the seven directors, and executive officers, of Maverick and many of the experts named herein are residents of the United States. In addition, substantial portions of the assets of Maverick and of such individuals and experts are located outside of Canada. As a result, it may be difficult or impossible for persons who become securityholders of Maverick to effect service of process upon such persons within Canada with respect to matters arising under Canadian securities laws or to enforce against them in Canadian courts judgments predicated upon the civil liability provisions of Canadian securities laws. There is some doubt as to the enforceability in the United States in original actions, or in actions for enforcement of judgments of Canadian courts, of civil liabilities predicated upon the Canadian securities laws. In addition, awards of punitive damages in actions Maverick sought in Canada or elsewhere may be unenforceable in the United States.

                      DOCUMENTS INCORPORATED BY REFERENCE

   The SEC and the Canadian securities administrators allow us to "incorporate by reference" information into this joint proxy statement, which means that we can disclose important information to you by referring you to another document filed separately. The information incorporated by reference is deemed to be part of this joint proxy statement, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement. This joint proxy statement incorporates by reference the documents set forth below that we have previously filed. These documents contain important information about our companies and their finances.

   The following Maverick SEC filings are incorporated by reference:

  . Annual Report on Form 10-K for the year ended September 30, 1999, filed on December 16, 1999;

  . Quarterly Report on Form 10-Q for the quarter ended December 31, 2000, filed on February 14, 2000;

  . Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 filed on May 11, 2000;

  . Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 filed on August 10, 2000;

  . Current Report on Form 8-K dated June 12, 2000, filed on June 12, 2000;
    and

  . Proxy Statement for Maverick's 2000 Annual Meeting of Stockholders, filed on December 17, 1999.

   Copies of the foregoing documents, or the information contained therein, are included in the form of this joint proxy statement mailed to Prudential shareholders and optionholders and filed with the Canadian securities administrators in each of the provinces of Canada.

   The following Prudential filings with the Canadian securities administrators are incorporated by reference:

  . The Notice of Meeting and Information Circular of Prudential relating to the annual and special meeting of shareholders held on May 1, 2000;

  . The renewal annual information form of Prudential dated May 15, 2000; and

  . Material Change Report dated June 20, 2000 with respect to the arrangement.

   Copies of these filings, or the information contained therein, are included in the form of this joint proxy statement mailed to Maverick stockholders and filed with the SEC.

   All Maverick SEC filings made after the date of this joint proxy statement and before the date of the Maverick special meeting are incorporated by reference in this joint proxy statement. Any material change reports (excluding confidential reports), interim financial statements and information circulars filed by Prudential with the Canadian securities commissions or other similar Canadian regulatory authorities in all of the provinces of Canada after the date of this joint proxy statement and prior to the Prudential special meeting shall be deemed to be incorporated by reference into this joint proxy statement. Maverick will file with the SEC and mail to its stockholders copies of any documents filed by Prudential with the Canadian securities commissions or other similar Canadian regulatory authorities in all of the provinces of Canada after the date of this joint proxy statement and prior to the Maverick special meeting.

   Maverick has supplied all information contained or incorporated by reference in this joint proxy statement relating to Maverick and Prudential has supplied all such information relating to Prudential.

   We may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC at www.sec.gov or the Canadian securities administrators at www.sedar.com. Documents incorporated by reference are available from us without charge. Securityholders may obtain documents incorporated by reference in this joint proxy statement by requesting them in writing or by telephone from the appropriate party at the following address:

       Barry R. Pearl                Norman E. Hall
       Corporate Secretary           Vice President, Legal & Business Affairs
       Maverick Tube Corporation     Prudential Steel Ltd.
       16401 Swingley Ridge Road     Suite 1800, 140-4th Avenue S.W.
       Chesterfield, Missouri 63017  Calgary, Alberta T2P 3N3
       (636) 733-1600                (403) 267-0300

   Any statement contained in this joint proxy statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this joint proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed in its unmodified or superseded form to constitute a part of this joint proxy statement.

   You should rely on the information contained or incorporated by reference in this joint proxy statement to vote at the Maverick special meeting and the Prudential special meeting. We have not authorized anyone to provide you with information that is different from that contained in this joint proxy statement. This joint proxy statement is dated August 11, 2000. You should not assume that the information contained in the joint proxy statement is accurate as of any other date, and neither the mailing of this joint proxy statement to shareholders nor the issuance of exchangeable shares or Maverick common stock in the transaction shall create any implication to the contrary.

                                                                         ANNEX A

                        RESOLUTION FOR CONSIDERATION AT
           THE SPECIAL MEETING OF THE SHAREHOLDERS AND OPTIONHOLDERS
                                       OF
                             PRUDENTIAL STEEL LTD.
                                 ("PRUDENTIAL")

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1. the arrangement involving Prudential (the "Arrangement") under section 186 of the Business Corporations Act (Alberta), as more particularly described in the Joint Management Information Circular and Proxy Statement of Prudential and Maverick Tube Corporation (the "Joint Proxy Statement") accompanying the notice of this meeting is hereby authorized, approved and adopted;

2. the plan of arrangement involving Prudential, the full text of which is set out as Annex D to the Joint Proxy Statement is hereby approved and adopted;

3. notwithstanding the passing of this resolution by shareholders and optionholders or the approval of the Court of Queen's Bench of Alberta, the Board of Directors of Prudential without further notice to or approval of shareholders or optionholders, may decide not to proceed with the Arrangement or may revoke this resolution at any time prior to the Arrangement becoming effective pursuant the Business Corporations Act (Alberta); and

4. the proper officers of Prudential are hereby authorized and directed for and on behalf of Prudential to execute or cause to be executed and to deliver or cause to be delivered all such documents, agreements and instruments and to do or cause to be done all such other acts and things as such officers of Prudential shall determine to be necessary or desirable in order to carry out the intent of the foregoing paragraphs of this resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

                                                                         ANNEX B


                             COMBINATION AGREEMENT

                           MAVERICK TUBE CORPORATION

                                      and

                             PRUDENTIAL STEEL LTD.


                      Dated effective as of June 11, 2000

                               TABLE OF CONTENTS

                                   ARTICLE 1

                                    General

 1.1  Plan of Arrangement.................................................   B-5
 1.2  Adjustments to Exchange Ratio.......................................   B-6
 1.3  Dissenting Shares...................................................   B-6
 1.4  Other Effects of the Arrangement....................................   B-6
 1.5  Joint Proxy Statement; Registration Statement.......................   B-6
 1.6  Material Adverse Effect.............................................   B-7
 1.7  Currency............................................................   B-7
 1.8  MCo Sub.............................................................   B-7
 1.9  Exhibits............................................................   B-7

                                   ARTICLE 2

                     Representations and Warranties of PCO

 2.1  Organization and Standing...........................................   B-8
 2.2  Agreement Authorized and its Effect on Other Obligations............   B-8
 2.3  Governmental and Third Party Consents...............................   B-9
 2.4  Capitalization......................................................   B-9
 2.5  Securities Reports and Financial Statements.........................  B-10
 2.6  Liabilities.........................................................  B-10
 2.7  Information Supplied................................................  B-10
 2.8  No Defaults.........................................................  B-10
 2.9  Litigation; Investigations..........................................  B-11
 2.10 Absence of Certain Changes and Events...............................  B-11
 2.11 Additional PCo Information..........................................  B-11
 2.12 Certain Agreements..................................................  B-12
 2.13 Employee Benefit Plans..............................................  B-12
 2.14 Intellectual Property...............................................  B-13
 2.15 Title to Properties.................................................  B-13
 2.16 Environmental Matters...............................................  B-14
 2.17 Compliance With Other Laws..........................................  B-14
 2.18 Taxes...............................................................  B-14
 2.19 Vote Required.......................................................  B-15
 2.20 Brokers and Finders.................................................  B-15
 2.21 Disclosure..........................................................  B-15
 2.22 Fairness Opinion....................................................  B-15
 2.23 Restrictions on Business Activities.................................  B-15
 2.24 Books and Records...................................................  B-15
 2.25 Pooling Matters.....................................................  B-16
 2.26 Takeover Laws.......................................................  B-16
 2.27 PCo Rights Plan.....................................................  B-16

                                   ARTICLE 3

                     Representations and Warranties of MCO

 3.1  Organization and Standing...........................................  B-16
 3.2  Agreement Authorized and its Effect on Other Obligations............  B-17
 3.3  Governmental and Third Party Consents...............................  B-17
 3.4  Capitalization......................................................  B-18
 3.5  Securities Reports and Financial Statements.........................  B-18
 3.6  Liabilities.........................................................  B-18
 3.7  Information Supplied................................................  B-19
 3.8  No Defaults.........................................................  B-19
 3.9  Litigation; Investigations..........................................  B-19
 3.10 Absence of Certain Changes and Events...............................  B-19
 3.11 Additional MCo Information..........................................  B-20
 3.12 Certain Agreements..................................................  B-20
 3.13 Employee Benefit Plans..............................................  B-21
 3.14 Intellectual Property...............................................  B-21
 3.15 Title to Properties.................................................  B-22
 3.16 Environmental Matters...............................................  B-22
 3.17 Compliance With Other Laws..........................................  B-22
 3.18 Taxes...............................................................  B-23
 3.19 Vote Required.......................................................  B-23
 3.20 Brokers and Finders.................................................  B-23
 3.21 Disclosure..........................................................  B-23
 3.22 Fairness Opinion....................................................  B-23
 3.23 Restrictions on Business Activities.................................  B-24
 3.24 Books and Records...................................................  B-24
 3.25 MCo Sub.............................................................  B-24
 3.26 Pooling Matters.....................................................  B-24

                                   ARTICLE 4

                       Obligations Pending Effective Date

 4.1  Agreements of MCo and PCo...........................................  B-24
 4.2  Additional Agreements of PCo........................................  B-25
 4.3  Additional Agreements of MCo........................................  B-28
 4.4  Public Announcements................................................  B-31
 4.5  Comfort Letters.....................................................  B-31
 4.6  Actions Regarding Rights............................................  B-31

                                   ARTICLE 5

                      Conditions Precedent to Obligations

 5.1  Conditions Precedent to Obligations of Each Party...................  B-32
 5.2  Conditions Precedent to Obligations of PCo..........................  B-33
 5.3  Conditions Precedent to Obligations of MCo..........................  B-34

                                   ARTICLE 6

                                  Termination

 6.1 Termination..........................................................  B-34
 6.2 Notice of Termination................................................  B-35
 6.3 Effect of Termination................................................  B-36
 6.4 Termination Fee......................................................  B-36

                                   ARTICLE 7

                             Additional Agreements

 7.1 Meetings ............................................................  B-37
 7.2 The Closing..........................................................  B-37
 7.3 Ancillary Documents/Reservation of Shares............................  B-37
 7.4 Exchange of Options..................................................  B-38
 7.5 Indemnification and Related Matters..................................  B-38
 7.6 Affiliate Agreements.................................................  B-39
 7.7 MCo Board of Directors...............................................  B-39
 7.8 Tax Elections........................................................  B-39

                                   ARTICLE 8

                                 Miscellaneous

 8.1  No Survival of Representations and Warranties.......................  B-40
 8.2  Notices.............................................................  B-40
 8.3  Interpretation......................................................  B-41
 8.4  Severability........................................................  B-41
 8.5  Counterparts........................................................  b-41
 8.6  Miscellaneous.......................................................  B-41
 8.7  Governing Law.......................................................  B-41
 8.8  Amendment and Waivers...............................................  B-41
 8.9  Expenses............................................................  B-42
 8.10 Further Assurances..................................................  B-42

                             COMBINATION AGREEMENT

   THIS COMBINATION AGREEMENT (this "Agreement") is entered into effective as of June 11, 2000 between Maverick Tube Corporation, a Delaware corporation ("MCo"), and Prudential Steel Ltd., an Alberta corporation ("PCo").

                                    RECITALS

   WHEREAS, the respective boards of directors of MCo and PCo each deem it advisable and in the best interests of their respective corporations and stockholders to combine their respective businesses by MCo, through MCo Sub (as hereinafter defined), acquiring common shares of PCo pursuant to the Plan of Arrangement (as hereinafter defined);

   AND WHEREAS, in furtherance of such combination, and in furtherance of their respective long-term business strategies, the respective boards of directors of MCo and PCo have approved the transactions contemplated by this Agreement, the board of directors of PCo has agreed to submit the Plan of Arrangement and the other transactions contemplated hereby to its shareholders and optionholders (together, "securityholders") and the Court of Queen's Bench of Alberta (the "Court") for approval, and the board of directors of MCo has agreed to submit the issuance of the shares of MCo Common Stock, issuable in connection with the transactions contemplated by this Agreement and the Plan of Arrangement, to its stockholders for approval;

   AND WHEREAS, it is intended that the transactions contemplated hereby will be treated as a "pooling of interests" under United States generally accepted accounting principles.

   NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE 1

                                    General

1.1 Plan of Arrangement

   As promptly as practicable after the Joint Proxy Statement (as hereinafter defined) is cleared by the United States Securities and Exchange Commission (the "SEC"), PCo will apply to the Court pursuant to Section 186 of the Business Corporations Act (Alberta) (the "ABCA") for an interim order in form and substance reasonably satisfactory to MCo (the "Interim Order") providing for, among other things, the calling and holding of the PCo Shareholders Meeting (as hereinafter defined) for the purpose of considering and, if deemed advisable, approving the arrangement (the "Arrangement") under Section 186 of the ABCA and pursuant to this Agreement and the Plan of Arrangement substantially in the form of Exhibit A (the "Plan of Arrangement"). If the PCo securityholders approve the Arrangement and all necessary approvals of MCo stockholders have been obtained, PCo will take the necessary steps to submit the Arrangement to the Court and apply for a final order of the Court approving the Arrangement in such fashion as the Court may direct (the "Final Order"). At 12:01 a.m. (the "Effective Time") on the date (the "Effective Date") shown on the articles of arrangement filed with the Registrar under the ABCA (which articles of arrangement will not be filed with the Registrar under the ABCA during any 15 business day cure period referred to in Section 6.1 (b) or (c) hereof) giving effect to the Arrangement and other transactions set out in clauses (a) through (e), inclusive, of Section 2.1 of the Plan of Arrangement, the Arrangement and such other transactions shall occur and shall be deemed to occur in the order set out therein without any further act or formality.

1.2 Adjustments to Exchange Ratio

   The Exchange Ratio (as defined in the Plan of Arrangement) shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into MCo Common Stock or PCo Common Shares, as such terms are defined in the Plan of Arrangement), merger, reorganization, recapitalization or other like change with respect to MCo Common Stock or PCo Common Shares occurring after the date hereof and prior to the Effective Time.

1.3 Dissenting Shares

   Holders of PCo Common Shares and options to acquire PCo Common Shares ("PCo Options") may exercise rights of dissent with respect to such shares in connection with the Arrangement pursuant to and in the manner set forth in
Section 184 of the ABCA and Section 3.1 of the Plan of Arrangement (such holders referred to as "Dissenters" or as "Dissenting Shareholders" when referring exclusively to PCo Shareholders). PCo shall give MCo (i) prompt notice of any written demands of a right of dissent, withdrawals of such demands, and any other instruments served pursuant to the ABCA and received by PCo and (ii) the opportunity to participate in all negotiations and proceedings with respect to such rights. Without the prior written consent of MCo, except as required by applicable law, PCo shall not make any payment with respect to any such rights or offer to settle or settle any such rights.

1.4 Other Effects of the Arrangement

   At the Effective Time: (a) each PCo Common Share and each PCo Option outstanding immediately prior to the Effective Time will be exchanged as provided in the Plan of Arrangement; and (b) the Arrangement will, from and after the Effective Time, have all of the effects provided by applicable law, including the ABCA.

1.5 Joint Proxy Statement; Registration Statement

   (a) As promptly as practicable after execution of this Agreement, MCo and PCo shall prepare and MCo shall file with the SEC a joint management information circular and proxy statement (the "Joint Proxy Statement"), together with any other documents required by the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the Arrangement and the other transactions contemplated hereby. The Joint Proxy Statement shall constitute
(i) the management information circular of PCo with respect to the meeting of securityholders of PCo relating to the Arrangement and the approval of certain matters in connection therewith (the "PCo Shareholders Meeting") and (ii) the proxy statement of MCo with respect to the meeting of stockholders of MCo with respect to the issuance of MCo Common Stock from time to time in connection with the transactions contemplated by this Agreement and the Plan of Arrangement (the "MCo Stockholders Meeting"). As promptly as practicable after the Joint Proxy Statement is cleared by the SEC, MCo and PCo shall cause the Joint Proxy Statement to be mailed to each company's respective securityholders entitled to vote, as the case may be. As promptly as practicable, MCo shall file a registration statement (the "Registration Statement") with the SEC to register the MCo Common Stock to be issued from time to time after the Effective Time upon exchange of the exchangeable shares to be issued by MCo Sub (as herein defined) as contemplated in the Plan of Arrangement (the "Exchangeable Shares") and MCo and PCo shall use their best efforts to cause the Registration Statement to become effective prior to the mailing of the Joint Proxy Statement. If such Registration Statement is filed and becomes effective, MCo will use its best efforts to maintain the effectiveness of the Registration Statement for so long as any Exchangeable Shares remain outstanding or until such earlier time as MCo shall have received a written opinion of its outside counsel to the effect that the holders of Exchangeable Shares may exchange such shares for freely tradeable shares of MCo Common Stock without registration under the Securities Act.

   (b) Each party shall promptly furnish to the other party all information concerning such party and its securityholders as may be reasonably required in connection with any action contemplated by this Section 1.5. The Joint Proxy Statement and the Registration Statement, shall comply in all material respects with all applicable requirements of law. Each of MCo and PCo will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Joint Proxy Statement or the Registration Statement, or for additional information, and will supply the other with copies of all correspondence with the SEC with respect to the Joint Proxy Statement or the Registration Statement. Whenever any event occurs which should be set forth in an amendment or supplement to the Joint Proxy Statement or the Registration Statement, MCo or PCo, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC, and/or mailing to securityholders entitled to vote of MCo and PCo, as may be applicable, such amendment or supplement.

   (c) MCo, MCo Sub and PCo shall take any action required to be taken under any applicable provincial or state securities laws (including "blue sky" laws) in connection with the issuance of the Exchangeable Shares, MCo Common Stock and the Arrangement; provided, however, that with respect to the blue sky and Canadian provincial qualifications, neither MCo nor PCo shall be required to register or qualify as a foreign corporation or reporting issuer where any such entity is not now so registered or qualified or consent to service of legal process in any jurisdiction, except as to matters and transactions arising solely from the offer and sale of the MCo Common Stock or the issuance of the Exchangeable Shares.

1.6 Material Adverse Effect

   In this Agreement, the term "Material Adverse Effect" used with respect to any party means any event, change or effect that is or would reasonably be expected to be materially adverse to the financial condition, operations, assets, liabilities, or business of such party and its subsidiaries, taken as a whole, provided that, a Material Adverse Effect shall not include any adverse effect resulting from changes in general economic conditions or conditions generally affecting the industries in which MCo or PCo operate.

1.7 Currency

   Unless otherwise specified, all references in this Agreement to "dollars" or "$" shall mean United States dollars.

1.8 MCo Sub

   (a) On or prior to the Effective Date, MCo shall incorporate a new corporation under the ABCA ("MCo Sub") and shall include the following provisions in its articles of incorporation:

     (i) a class of common voting shares, unlimited in number and having the terms and conditions substantially in the form set forth in Exhibit B;

     (ii) a class of exchangeable shares (the "Exchangeable Shares"), unlimited in number and having the terms and conditions substantially in the form set forth in Exhibit B; and

     (iii) those other provisions substantially in the form set forth in Exhibit B.

   (b) MCo shall cause MCo Sub to complete the transactions contemplated herein.

1.9 Exhibits

   The following Exhibits attached hereto are incorporated herein by reference:

     (a) Exhibit A--Plan of Arrangement;

     (b) Exhibit B--Share Capital and Other Provisions to be included in the Articles of Incorporation of MCo Sub;

     (c) Exhibit C--Support Agreement;

     (d) Exhibit D--Voting and Exchange Trust Agreement;

     (e) Exhibit E--PCo Affiliates Agreement; and

     (f) Exhibit F--MCo Affiliates Agreement.

                                   ARTICLE 2

                     Representations and Warranties of PCo

   Except as set forth in a letter dated the date of this Agreement and delivered by PCo to MCo concurrently herewith (the "PCo Disclosure Letter"), PCo hereby represents and warrants to, and agrees with, MCo that:

2.1 Organization and Standing

   PCo and each body corporate, partnership, joint venture, association or other business entity of which more than 50% of the total voting power of shares of stock or units of ownership or beneficial interest entitled to vote in the election of directors (or members of a comparable governing body) is owned or controlled, directly or indirectly, by PCo (the "PCo Subsidiaries"), is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has full requisite power and authority to carry on its business as it is currently conducted, and to own, lease and operate the properties currently owned, leased and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned or leased or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on PCo. The PCo Disclosure Letter sets forth a complete list, as at the date hereof, of the PCo Subsidiaries and the percentage of each subsidiary's outstanding capital stock or other ownership interest owned by PCo or another PCo Subsidiary and a description of each Encumbrance (as hereinafter defined) on such stock (if any) or other ownership interest (if any) and a complete list of each jurisdiction in which each of PCo and the PCo Subsidiaries is duly qualified and in good standing to do business.

2.2 Agreement Authorized and its Effect on Other Obligations

   (a) PCo has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and, subject to approval of PCo's securityholders and the Court as provided in this Agreement, to consummate the Arrangement and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by PCo and, subject to approval of PCo's securityholders and the Court as provided in this Agreement, the consummation by PCo of the Arrangement and the other transactions contemplated hereby have been unanimously approved by the board of directors of PCo and have been duly authorized by all other necessary corporate action on the part of PCo. This Agreement has been duly executed and delivered by PCo and is a valid and binding obligation of PCo, enforceable in accordance with its terms, except that such enforceability is subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally, (ii) general equitable principles, and (iii) the qualifications that the consummation of the Arrangement is subject to approval of PCo's securityholders and the Court as provided in this Agreement and that Alberta courts will only render monetary judgments expressed in Canadian dollars.

   (b) Neither the execution, delivery or performance of this Agreement or the Arrangement by PCo, nor the consummation of the transactions contemplated hereby or thereby by PCo nor compliance with the provisions hereof or thereof by PCo will: (i) conflict with, or result in any violations of, the articles or bylaws of PCo or any equivalent document of any of the PCo Subsidiaries; or
(ii) result in any breach of or cause a default (with or without notice or lapse of time, or both) under; give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit or the incurrence of any material cost under; or result in the creation of any lien, charge, mortgage, security interest, option, preferential purchase right or other right or interest of any other person (collectively, an "Encumbrance") upon any of the material properties or assets of PCo or any of the PCo Subsidiaries under; any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PCo or any of the PCo Subsidiaries or their respective properties or assets, other than any such breaches, defaults, rights, losses, or Encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on PCo.

2.3 Governmental and Third Party Consents

   (a) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each a "Governmental Entity"), is required to be obtained by PCo or any of the PCo Subsidiaries in connection with the execution and delivery of this Agreement or the Plan of Arrangement or the consummation of the transactions contemplated hereby or thereby, except for: (i) the filing with the applicable Canadian provincial securities commissions or regulatory authorities (the "Commissions") and the Court and the mailing to securityholders of PCo of the Joint Proxy Statement relating to the PCo Shareholders Meeting; (ii) approval by the Court of the Arrangement and the filings of the articles of arrangement and other required arrangement or other documents as required by the ABCA; (iii) such filings, authorizations, orders and approvals as may be required under any applicable federal, provincial or state securities laws and the rules of the National Association of Securities Dealers Automatic Quotation System, National Market (the "Nasdaq") or The Toronto Stock Exchange (the "TSE"); (iv) such filings and notifications as may be necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); and (v) such notices and filings as may be necessary under the Investment Canada Act and under the Competition Act (Canada); unless the failure to obtain such consents, approvals, etc., would not prevent or delay the consummation of the Arrangement or otherwise prevent PCo from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect on PCo.

   (b) Other than as contemplated by Sections 2.3 (a) or 2.19 or as specified in the PCo Disclosure Letter, no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of PCo's material contracts or leases or for PCo to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not have a Material Adverse Effect on PCo.

2.4 Capitalization

   (a) The authorized capital of PCo consists of an unlimited number of common shares ("PCo Common Shares", which term shall include for all purposes of this Agreement the related PCo Common Share purchase rights issued or issuable under that certain Shareholder Protection Rights Plan Agreement made effective as of May 1, 2000, (the "PCo Rights Plan") between PCo and CIBC Mellon Trust Company, as Rights Agent) and an unlimited number of preferred shares ("PCo Preferred Shares"). As of June 9, 2000, 30,273,724 PCo Common Shares and no PCo Preferred Shares were issued and outstanding. As of June 9, 2000, PCo has in its authorized capital the number of PCo Common Shares required to be issued upon the exercise of rights provided by the PCo Rights Plan in accordance with the terms and conditions thereof. As of June 9, 2000, an aggregate of 1,386,474 PCo Common Shares were reserved for issuance pursuant to outstanding PCo Options granted under the Stock Option Plan of PCo (the "PCo Option Plan"). Prior to the date hereof, 944,880 of the PCo Options have vested in accordance with their terms and 441,594 remain unvested. The consummation of the transactions contemplated by this Agreement will automatically accelerate the vesting of 246,039 unvested PCo Options. All of the issued and outstanding PCo Common Shares have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon PCo and were issued in compliance with all applicable charter documents of PCo and all applicable federal, provincial and foreign securities laws, rules and regulations. There are, and have been, no preemptive rights with respect to the issuance of the PCo Common Shares or any other capital stock of PCo.

   (b) Other than as set forth above, there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire from PCo any shares of, or any securities convertible into, the capital stock of PCo.

2.5 Securities Reports and Financial Statements

   (a) PCo has filed all forms, reports, annual reports and documents with the Commissions required to be filed by it pursuant to relevant Canadian securities statutes, regulations, policies and rules (collectively, the "PCo Canadian Securities Reports"), all of which have complied in all material respects with all applicable requirements of such statutes, regulations, policies and rules. None of the PCo Canadian Securities Reports, at the time filed or as subsequently amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of PCo contained in the PCo Canadian Securities Reports complied in all material respects with the then applicable accounting requirements and the published rules and regulations of the relevant Canadian securities statutes with respect thereto, were prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable laws, rules or regulations) and fairly present (subject, in the case of the unaudited statements, to normal, year-end audit adjustments) the consolidated financial position of PCo and its consolidated PCo Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

   (b) There has been no change in PCo's accounting policies or the methods of making accounting estimates or changes in estimates that are material to such financial statements, except as described in the notes thereto.

2.6 Liabilities

   Neither PCo nor any PCo Subsidiary has any material liabilities or obligations, either accrued, absolute, contingent or otherwise, or has any knowledge of any potential material liabilities or obligations, other than those disclosed in the PCo Canadian Securities Reports or incurred in the ordinary course of business since December 31, 1999.

2.7 Information Supplied

   None of the information supplied or to be supplied by PCo for inclusion or incorporation by reference in the Joint Proxy Statement or the Registration Statement will, at the time the Joint Proxy Statement is mailed to the securityholders of PCo and at the time of the PCo Shareholders Meeting or at the time the Registration Statement is declared effective, contain any untrue statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the ABCA and applicable United States and Canadian securities laws and the rules and regulations promulgated thereunder.

2.8 No Defaults

   Neither PCo nor any PCo Subsidiary is, or has received notice that it would be with the passage of time, in default or violation of any term, condition or provision of: (a) its articles or bylaws; (b) any judgment, decree or order applicable to it; or (c) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which PCo or any PCo Subsidiary is now a party or by which it or any of its properties or assets may be bound, except in the case of item (c) for defaults and violations which, individually or in the aggregate, would not have a Material Adverse Effect on PCo.

2.9 Litigation; Investigations

   There is no claim, action, suit or proceeding pending, or to the knowledge of PCo threatened against PCo or any of the PCo Subsidiaries, which would, if adversely determined, individually or in the aggregate, have a Material Adverse Effect on PCo, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against PCo or any of the PCo Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect. There is no investigation pending or, to the knowledge of PCo, threatened, against PCo or any of the PCo Subsidiaries before any Governmental Entity which could have such effect.

2.10  Absence of Certain Changes and Events

   Since December 31, 1999, there has not been:

     (a) Any Material Adverse Effect on PCo;

     (b) Any material damage, destruction, or loss to the business or properties of PCo and the PCo Subsidiaries, taken as a whole, not covered by insurance;

     (c) Except for the regular quarterly declaration and payment of dividends in respect of the PCo Common Shares, any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of PCo, or any direct or indirect redemption, purchase or any other acquisition by PCo of any such stock;

     (d) Any change in the capital stock or in the number of shares or classes of PCo's authorized or outstanding capital stock as described in
  Section 2.4 (other than as a result of exercises of PCo Options described in Section 2.4 (a));

     (e) Any material labor dispute or charge of unfair labor practice (other than routine individual grievances), any activity or proceedings by a labor union or, to the knowledge of PCo, by a representative thereof to organize any employees of any PCo Subsidiary or any campaign being conducted to solicit authorization from employees to be represented by such labor union;

     (f) Any other event or condition known to PCo particularly pertaining to and adversely affecting the operations, assets or business of PCo or any of the PCo Subsidiaries (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which would constitute a Material Adverse Effect on PCo; and

     (g) Any material cancellation of orders which have not been completed and which have not been replaced by new orders.

2.11 Additional PCo Information

   The PCo Disclosure Letter contains true, complete and correct lists of the following items with respect to PCo and each of the PCo Subsidiaries, and PCo has furnished or made available to MCo true, complete and correct copies of all documents referred to in such lists:

     (a) All contracts (except those contracts between PCo and any of the PCo Subsidiaries) which involve, or may involve, aggregate payments by any party thereto of $5 million or more, which payments or obligations are to be performed in whole or in part after the Effective Time;

     (b) All material option, bonus, incentive compensation, deferred compensation, indemnification and employment agreements (including change of control agreements), and profit-sharing, retirement, pension, welfare, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements;

     (c) All material patents, trademarks, copyrights and other intellectual property rights owned, licensed or used and all applications therefor;

     (d) All material trade names and fictitious names used or held, whether and where such names are registered and where used;

     (e) Except for obligations between PCo and any PCo Subsidiary, all material long-term and short-term promissory notes, installment contracts, loan agreements, credit agreements, operating and finance leases, and any other material agreements relating thereto or with respect to collateral securing the same;

     (f) All material indebtedness, liabilities and commitments of third parties (other than PCo Subsidiaries) and as to which it is a guarantor, endorser, co-maker, surety or accommodation maker, or is contingently liable therefor (excluding liabilities as an endorser of checks and the like in the ordinary course of business) or has otherwise provided any form of financial assistance and all letters of credit in excess of $1 million, whether stand-by or documentary, issued by any third party;

     (g) All returns, reports or other information covering income, franchise, sales, use, property and other taxes imposed by Canada, or any provincial, state, local or foreign government or subdivision or agency thereof, filed since January 1, 1998;

     (h) Summaries of all material insurance policies or bonds currently maintained, including those covering properties, buildings, machinery, equipment, fixtures, employees and operations, as well as a listing of any premiums, audit adjustments or retroactive adjustments due or pending on such policies or any predecessor policies; and

     (i) Any collective bargaining agreements with any labor union or other representative of employees, including all amendments and supplements, and all material employment and consulting agreements.

2.12 Certain Agreements

   Except for the PCo employment agreements (and related change of control agreements) disclosed under Section 2.11 (b) or the acceleration of vesting of PCo Options, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) result in any payment (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of PCo or any of the PCo Subsidiaries under any PCo Plan (as defined in Section 2.13) or otherwise; (b) materially increase any benefits otherwise payable under any PCo Plan or otherwise; or (c) result in the acceleration of the time of payment or vesting of any such benefits.

2.13 Employee Benefit Plans

   (a) For purposes of Section 2.12 and this Section 2.13, PCo Subsidiaries shall include any enterprise which, with PCo, forms or formed a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of Section 414(b), (c) or (m) of the Internal Revenue Code of 1986, as amended (the "Code"). All material employee benefits plans covering active, former or retired employees of PCo and the PCo Subsidiaries are listed in the PCo Disclosure Letter (the "PCo Plans"). PCo has made available to MCo true, complete and correct copies of each PCo Plan, any related trust agreement, annuity or insurance contract or other funding vehicle.

   (b) Each PCo Plan has been maintained and administered in material compliance with its terms and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability or adequate provision has been made therefor. All required employer contributions under any PCO Plan have been made and the applicable funds have been funded in accordance with the terms thereof. Each PCo Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval. To the knowledge of PCo after due inquiry, there are no pending or anticipated material claims against or otherwise involving any of the PCo Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of PCo Plan activities) has been brought against or with respect to any PCo Plan. All material contributions, reserves or premium payments required to be made to the PCo Plans have been made or provided for.

   (c) To the extent applicable, the PCo Plans comply, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and any other applicable tax act and other laws, and any PCo Plan intended to be qualified under Section 401 (a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred to cause the loss of such qualified status. No PCo Plan is subject to Title IV of ERISA or Section 412 of the Code. Neither PCo nor any PCo Subsidiary has incurred or reasonably expects to incur any liability under subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by PCo, any PCo Subsidiary or any entity which is considered one employer with PCo under Section 4001 of ERISA. Neither PCo nor any PCo Subsidiary is a participating employer in or is required to contribute to any multiemployer plan. There have been no non-exempt "Prohibited Transactions" as defined in ERISA Section 406 and Code Section 4975 with respect to any PCo Plan. Neither PCo nor any PCo Subsidiary has any obligations for retiree health and life benefits under any PCo Plan. With respect to each PCo Plan that is an employee welfare benefit plan to which the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA) applies, the requirements of COBRA have been met in all material respects.

2.14 Intellectual Property

   PCo or the PCo Subsidiaries own or possess licenses to use all patents, patent applications, trademarks and service marks (including registrations and applications therefor), trade names, copyrights and written know-how, trade secrets and all other similar proprietary data and the goodwill associated therewith (collectively, the "PCo Intellectual Property") that are either material to the business of PCo or any PCo Subsidiary or that are necessary for the manufacture, use, license or sale of any services or products manufactured, used, licensed or sold by PCo and the PCo Subsidiaries. The PCo Intellectual Property is owned or licensed by PCo or the PCo Subsidiaries free and clear of any Encumbrance other than such Encumbrances that would not have a Material Adverse Effect on PCo. Except in the ordinary course of business, neither PCo nor any of the PCo Subsidiaries has granted to any other person any license to use any PCo Intellectual Property. Neither PCo nor any of the PCo Subsidiaries has received any notice of infringement, misappropriation or conflict with, the intellectual property rights of others in connection with the use by PCo and the PCo Subsidiaries of the PCo Intellectual Property that could reasonably be expected to result in a Material Adverse Effect on PCo.

2.15 Title to Properties

   Except for goods and other property sold, used or otherwise disposed of since December 31, 1999 in the ordinary course of business for fair value, PCo and the PCo Subsidiaries have good and defensible title to all of their properties, interests in properties and assets, real and personal, reflected in PCo's December 31, 1999 financial statements, free and clear of any Encumbrance, except: (a) Encumbrances reflected in the balance sheet of PCo as of December 31, 1999; (b) liens for current taxes not yet due and payable and
(c) such imperfections of title, easements and Encumbrances as would not have a Material Adverse Effect on PCo. All leases pursuant to which PCo or any PCo Subsidiary leases (whether as lessee or lessor) any real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by PCo or any PCo Subsidiary which, individually or in the aggregate, would have a Material Adverse Effect on PCo and in respect to which PCo or a PCo Subsidiary has not taken adequate steps to prevent a default from occurring. The buildings and premises of PCo and each of the PCo Subsidiaries that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear. All major items of operating equipment of PCo and the PCo Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.

2.16 Environmental Matters

   (a) There are no environmental conditions or circumstances, such as the presence or release of any hazardous substance, on any property presently or, to the knowledge of PCo, previously owned or leased or occupied or controlled by PCo or any of the PCo Subsidiaries that could reasonably be expected to result in a Material Adverse Effect on PCo;

   (b) PCo and the PCo Subsidiaries have in full force and effect all material environmental permits, licenses, approvals and other authorizations required to conduct their operations and are operating in material compliance thereunder;

   (c) PCo's and the PCo Subsidiaries' operations and the use of their assets do not violate any applicable Canadian or United States federal, provincial, state or local law, statute, ordinance, rule, regulation, order or notice requirement pertaining to (i) the condition or protection of air, groundwater, surface water, soil, or other environmental media; (ii) the environment, including natural resources or any activity which affects the environment or
(iii) the regulation of any pollutants, contaminants, waste or other substances (whether or not hazardous or toxic) (collectively the "Applicable Environmental Laws"), except for violations which, either singly or in the aggregate, would not result in a Material Adverse Effect on PCo;

   (d) To the knowledge of PCo, none of the operations or assets of PCo or any PCo Subsidiary has ever been conducted or used by PCo or any PCo Subsidiary in such a manner as to constitute a violation of any of the Applicable Environmental Laws, except for violations which, either singly or in the aggregate, would not result in a Material Adverse Effect on PCo or have been rectified;

   (e) No written notice has been served on PCo or any PCo Subsidiary from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations or contribution under any Applicable Environmental Laws, other than any of the foregoing which, either singly or in the aggregate, would not result in a Material Adverse Effect on PCo; and

   (f) PCo does not know of any reason that would preclude it from renewing or obtaining a reissuance of the material permits, licenses or other authorizations required pursuant to any Applicable Environmental Laws to operate and use any of PCo's or the PCo Subsidiaries' assets for their current purposes and uses.

2.17 Compliance With Other Laws

   Neither PCo nor any PCo Subsidiary is in violation of or in default with respect to, or in alleged violation of or alleged default with respect to any other applicable law or any applicable rule or regulation, or any writ or decree of any court or any Governmental Entity or delinquent with respect to any report required to be filed with any Governmental Entity, except for violations, defaults and delinquencies which, either singly or in the aggregate, do not and are not expected to result in a Material Adverse Effect on PCo.

2.18 Taxes

   Except with respect to failures which, in the aggregate, would not result in a Material Adverse Effect on PCo, proper and accurate federal, provincial, state and local income, capital, withholding, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by PCo and each of the PCo Subsidiaries for each period for which any returns, reports, or estimates were due (taking into account any extensions of time to file before the date hereof); all taxes shown by such returns to be payable and any other taxes due and payable have been paid other than those being contested in good faith by PCo or a PCo Subsidiary; and the tax provision reflected in PCo's financial statements is adequate, in accordance with Canadian or United States (if applicable) generally accepted accounting principles, to cover liabilities of PCo and the PCo Subsidiaries for all taxes, including any interest, penalties and additions to taxes of any character whatsoever applicable to PCo and the PCo Subsidiaries or their assets or businesses. Neither PCo nor any PCo Subsidiary has received any notice of reassessment from the Internal Revenue Service, Canada Customs and Revenue Agency, the Alberta Corporate Tax Administration or any other revenue or collection agency that would result in a Material Adverse Effect on PCo. There are no tax liens on any assets of PCo or the PCo Subsidiaries except for taxes not yet currently due and those which could not reasonably be expected to result in a Material Adverse Effect on PCo.

2.19 Vote Required

   Except as may be provided in the Interim Order, the Final Order or any other order of a court having jurisdiction, at the PCo Shareholders Meeting at which a quorum is present, the affirmative vote of the holders of two-thirds of the securityholders present or represented by proxy, voting as a single class, is required to approve this Agreement, the Arrangement and the consummation of the transactions contemplated hereby.

2.20 Brokers and Finders

   Other than RBC Dominion Securities Inc. in accordance with the terms of its engagement letter dated March 30, 2000, a copy of which has been provided to MCo, none of PCo or any of the PCo Subsidiaries nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement. The PCo Disclosure Letter includes a description of all of the fees and other financial obligations and commitments of PCo's engagement arrangement with such firm.

2.21 Disclosure

   No representation or warranty made by PCo in this Agreement or the PCo Disclosure Letter, nor any document, written information, statement, financial statement, certificate or Exhibit prepared and furnished or to be prepared and furnished by PCo or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains or contained (as of the date made) any untrue statement of a material fact when made, or omits or omitted (as of the date made) to state a material fact necessary to make the statements or facts contained herein or therein not misleading, in any material way, in light of the circumstances under which they were made.

2.22 Fairness Opinion

   PCo's board of directors has received an opinion as of June 11, 2000 (and have been advised that they will receive a written opinion dated June 11, 2000) from RBC Dominion Securities Inc. that the Plan of Arrangement is fair from a financial point of view to PCo shareholders (the "PCo Fairness Opinion").

2.23 Restrictions on Business Activities

   There is no material agreement, judgment, injunction, order or court decree binding upon PCo or any PCo Subsidiary that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of PCo or any PCo Subsidiary, any acquisition of property by PCo or any PCo Subsidiary, the conduct of any current business by PCo or any PCo Subsidiary or the transactions contemplated in this Agreement.

2.24 Books and Records

   The books, records and accounts of PCo and the PCo Subsidiaries (a) have been maintained in accordance with good business practices on a basis consistent with prior years, (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of PCo and the PCo Subsidiaries and (c) accurately and fairly reflect the basis for the PCo financial statements. PCo has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management's general or specific authorization; and (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles or any other criteria applicable to such statements and (ii) to maintain accountability for assets.

2.25 Pooling Matters

   Neither PCo nor any of its Affiliates (as defined in Section 7.6) or the PCo Subsidiaries has taken or agreed to take any action that, without giving effect to any action taken or agreed to be taken by MCo or any of its affiliates or Subsidiaries, would prevent MCo from accounting for the business combination to be effected by the Arrangement as a pooling of interests. PCo's board of directors has received preliminary advice from Ernst & Young LLP that they are not presently aware of any matters which would prevent MCo from accounting for the business combination to be effected by the Arrangement as a pooling of interests.

2.26 Takeover Laws

   Neither PCo nor any of the PCo Subsidiaries is subject to any "Moratorium", "Controlled Share", "Fair Price" or other anti-takeover laws and regulations of any Canadian or United States federal, state or provincial law or regulation (collectively, "Takeover Laws") that would effect this Agreement, the Arrangement, or the other transactions contemplated hereby or thereby.

2.27 PCo Rights Plan

   The entering into of this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby or thereby will not result in the application of Section 3.1 of the PCo Rights Plan in respect of any outstanding Rights (as defined in the PCo Rights Plan) or otherwise enable the Rights to be exercised.

                                   ARTICLE 3

                     Representations and Warranties of MCo

   Except as set forth in a letter dated the date of this Agreement and delivered by MCo to PCo concurrently herewith (the "MCo Disclosure Letter"), MCo hereby represents and warrants to, and agrees with, PCo that:

3.1 Organization and Standing

   MCo and each body corporate, partnership, joint venture, association or other business entity of which more than 50% of the total voting power of shares of stock or units of ownership or beneficial interest entitled to vote in the election of directors (or members of a comparable governing body) is owned or controlled, directly or indirectly, by MCo (the "MCo Subsidiaries"), is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has full requisite power and authority to carry on its business as it is currently conducted, and to own, lease and operate the properties currently owned, leased and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned or leased or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on MCo. The MCo Disclosure Letter sets forth a complete list of the MCo Subsidiaries, the percentage of each subsidiary's outstanding capital stock or other ownership interest owned by MCo or another MCo Subsidiary and a description of each Encumbrance on such stock (if any), or other ownership interest (if any) and a complete list of each jurisdiction in which each of MCo and the MCo Subsidiaries is duly qualified and in good standing to do business.

3.2 Agreement Authorized and its Effect on Other Obligations

   (a) MCo has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and, subject to approval of MCo's stockholders as provided in this Agreement, to consummate the Arrangement and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by MCo and, subject to approval of MCo's stockholders as provided in this Agreement, the consummation by MCo of the Arrangement and the other transactions contemplated hereby have been unanimously approved by the board of directors of MCo and have been duly authorized by all other necessary corporate action on the part of MCo. This Agreement has been duly executed and delivered by MCo and is a valid and binding obligation of MCo, enforceable in accordance with its terms, except that such enforceability is subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally, (ii) general equitable principles, and (iii) the qualifications that the issuance of shares of MCo Common Stock (as defined below) to be delivered from time to time in exchange for the Exchangeable Shares is subject to approval of MCo's stockholders as provided in this Agreement and that Alberta courts will only render monetary judgments expressed in Canadian dollars.

   (b) Neither the execution, delivery or performance of this Agreement or the Arrangement by MCo, nor the consummation of the transactions contemplated hereby or thereby by MCo nor compliance with the provisions hereof or thereof by MCo will: (i) conflict with, or result in any violations of the articles or by-laws of MCo or any equivalent document of any of the MCo Subsidiaries; or
(ii) result in any breach of or cause a default (with or without notice or lapse of time, or both) under; give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit or incurrence of any material cost under; or result in the creation of any Encumbrance upon any of the material properties or assets of MCo or any of the MCo Subsidiaries under; any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MCo or any of the MCo Subsidiaries or their respective properties or assets, other than any such breaches, defaults, rights, losses, or Encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on MCo.

3.3 Governmental and Third Party Consents

   (a) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required to be obtained by MCo or any of the MCo Subsidiaries in connection with the execution and delivery of this Agreement or the Plan of Arrangement or the consummation of the transactions contemplated hereby or thereby, except for: (i) the filing with the Commissions and the SEC and the mailing to stockholders of MCo of the Joint Proxy Statement relating to the MCo Stockholders Meeting; (ii) the filing and effectiveness of the Registration Statement; (iii) the filing with the SEC of such reports and information under the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby (the "SEC Filings"); (iv) approval by the Court of the Arrangement and the filings of the articles of arrangement and other required arrangement or other documents as required by the ABCA; (v) such filings, authorizations, orders and approvals as may be required under applicable federal, provincial or state securities laws and the rules of the Nasdaq; (vi) such filings and notifications as may be necessary under the HSR Act; and (vii) such notices and filings as may be necessary under the Investment Canada Act and under the Competition Act (Canada); unless the failure to obtain such consents, approvals, etc., would not prevent or delay the consummation of the Arrangement or otherwise prevent MCo from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect on MCo.

   (b) Other than as contemplated by Sections 3.3 (a) or 3.19 or as specified in the MCo Disclosure Letter, no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of MCo's material contracts or leases or for MCo to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not have a Material Adverse Effect on MCo.

3.4 Capitalization

   (a) The authorized capital stock of MCo consists of 40,000,000 shares of common stock, $0.01 par value ("MCo Common Stock", which term shall include for all purposes of this Agreement the related MCo Preferred Stock purchase rights issued or issuable under that certain Stockholder Rights Plan dated as of July 24, 1998, (the "MCo Rights Plan") between MCo and Harris Trust and Savings Bank, as Rights Agent) and 5,000,000 shares of preferred stock, $0.01 par value ("MCo Preferred Stock"). As of June 9, 2000, 17,899,224 shares of MCo Common Stock were issued and outstanding. MCo has designated 1,000,000 shares of MCo Preferred Stock as Series I junior participating stock which may be issued in connection with the MCo Preferred Stock purchase rights described above. As of June 9, 2000, MCo has in its authorized capital the number of shares of MCo Preferred Stock required to be issued upon the exercise of rights provided by the MCo Rights Plan in accordance with the terms and conditions thereof. As of June 9, 2000, an aggregate of 709,750 shares of MCo Common Stock were reserved for issuance pursuant to outstanding MCo Options granted under the 1994 Director Stock Option Plan, 1999 Director Stock Option Plan, 1990 Stock Option Plan or 1994 Stock Option Plan of MCo and, as at such date, no other shares of MCo Common Stock were reserved for issuance pursuant to any outstanding rights or options. Prior to the date hereof, 175,250 shares underlying the MCo Options have vested in accordance with their terms and 534,000 remain unvested. The consummation of the transactions contemplated by this Agreement will not accelerate the vesting of any unvested MCo Options. All of the issued and outstanding shares of MCo Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any agreement or other understanding binding upon MCo and were issued in compliance with all applicable charter documents of MCo and all applicable federal, state and foreign securities laws, rules and regulations. There are, and have been, no preemptive rights with respect to the issuance of the shares of MCo Common Stock or any other capital stock of MCo.

   (b) Other than as set forth above, there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire from MCo any shares of, or any securities convertible into, the capital stock of MCo.

3.5 Securities Reports and Financial Statements

   MCo has filed all forms, reports, annual reports and documents required to be filed by it with the SEC pursuant to relevant United States securities statutes, regulations, policies and rules (collectively, the "MCo Securities Reports"), all of which have complied in all material respects with all applicable requirements of such statutes, regulations, policies and rules. None of the MCo Securities Reports, at the time filed or as subsequently amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of MCo contained in the MCo Securities Reports complied in all material respects with the then applicable accounting requirements and the published rules and regulations of the relevant United States securities statutes with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable laws, rules or regulations) and fairly present (subject, in the case of the unaudited statements, to normal, year-end audit adjustments) the consolidated financial position of MCo and its consolidated MCo Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. There has been no change in MCo's accounting policies or the methods of making accounting estimates or changes in estimates that are material to such financial statements, except as described in the notes thereto.

3.6 Liabilities

   Neither MCo nor any MCo Subsidiary has any material liabilities or obligations, either accrued, absolute, contingent or otherwise, or has any knowledge of any potential material liabilities or obligations, other than those disclosed in the MCo Securities Reports or incurred in the ordinary course of business since September 30, 1999.

3.7 Information Supplied

   None of the information supplied or to be supplied by MCo for inclusion or incorporation by reference in the Joint Proxy Statement or the Registration Statement will, at the time the Joint Proxy Statement is mailed to the stockholders of MCo and at the time of the MCo Stockholders Meeting and at the time the Registration Statement is declared effective, contain any untrue statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the ABCA and applicable United States and Canadian securities laws and the rules and regulations promulgated thereunder.

3.8 No Defaults

   Neither MCo nor any MCo Subsidiary is, or has received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (a) its charter documents or bylaws; (b) any judgment, decree or order applicable to it; or (c) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which MCo or any MCo Subsidiary is now a party or by which it or any of its properties or assets may be bound, except in the case of item (c) for defaults and violations which, individually or in the aggregate, would not have a Material Adverse Effect on MCo.

3.9 Litigation; Investigations

   There is no claim, action, suit or proceeding pending, or to the knowledge of MCo threatened against MCo or any of the MCo Subsidiaries, which would, if adversely determined, individually or in the aggregate, have a Material Adverse Effect on MCo, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against MCo or any of the MCo Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect. There is no investigation pending or, to the knowledge of MCo, threatened, against MCo or any of the MCo Subsidiaries before any Governmental Entity which could have such effect.

3.10 Absence of Certain Changes and Events

   Since September 30, 1999, there has not been:

     (a) Any Material Adverse Effect on MCo;

     (b) Any material damage, destruction, or loss to the business or properties of MCo and the MCo Subsidiaries, taken as a whole, not covered by insurance;

     (c) Any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of MCo, or any direct or indirect redemption, purchase or any other acquisition by MCo of any such stock;

     (d) Any change in the capital stock or in the number of shares or classes of MCo's authorized or outstanding capital stock as described in
  Section 3.4 (other than as a result of exercises of MCo Options described in Section 3.4 (a));

     (e) Any material labor dispute or charge of unfair labor practice (other than routine individual grievances), any activity or proceedings by a labor union or, to the knowledge of MCo, by a representative thereof to organize any employees of MCo or a MCo Subsidiary or any campaign being conducted to solicit authorization from employees to be represented by such labor union;

     (f) Any other event or condition known to MCo particularly pertaining to and adversely affecting the operations, assets or business of MCo or any of the MCo Subsidiaries (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which would constitute a Material Adverse Effect on MCo; and

     (g) Any material cancellation of orders which have not been completed and which have not been replaced by new orders.

3.11 Additional MCo Information

   The MCo Disclosure Letter contains true, complete and correct lists of the following items with respect to MCo and each of the MCo Subsidiaries, and MCo has furnished or made available to PCo true, complete and correct copies of all documents referred to in such lists:

     (a) All contracts (except those contracts between MCo and any of the MCo Subsidiaries) which involve, or may involve, aggregate payments by any party thereto of $5 million or more, which payments or obligations are to be performed in whole or in part after the Effective Time;

     (b) All material option, bonus, incentive compensation, deferred compensation, indemnification and employment agreements (including change of control agreements), and profit-sharing, retirement, pension, welfare, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements;

     (c) All material patents, trademarks, copyrights and other intellectual property rights owned, licensed or used and all applications therefor;

     (d) All material trade names and fictitious names used or held, whether and where such names are registered and where used;

     (e) All material long-term and short-term promissory notes, installment contracts, loan agreements, credit agreements, operating and finance leases, and any other material agreements relating thereto or with respect to collateral securing the same;

     (f) All material indebtedness, liabilities and commitments of third parties (other than MCo Subsidiaries) and as to which it is a guarantor, endorser, co-maker, surety or accommodation maker, or is contingently liable therefor (excluding liabilities as an endorser of checks and the like in the ordinary course of business) or has otherwise provided any form of financial assistance and all letters of credit in excess of $1 million, whether stand-by or documentary, issued by any third party;

     (g) All returns, reports or other information covering income, franchise, sales, use, property and other taxes imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, filed since January 1, 1998;

     (h) Summaries of all material insurance policies or bonds currently maintained, including those covering properties, buildings, machinery, equipment, fixtures, employees and operations, as well as a listing of any premiums, audit adjustments or retroactive adjustments due or pending on such policies or any predecessor policies; and

     (i) Any collective bargaining agreements with any labor union or other representative of employees, including all amendments and supplements, and all material employment and consulting agreements.

3.12 Certain Agreements

   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) result in any payment (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of MCo or any of the MCo Subsidiaries under any MCo Plan (as defined in Section 3.13) or otherwise; (b) materially increase any benefits otherwise payable under any MCo Plan or otherwise; or (c) result in the acceleration of the time of payment or vesting of any such benefits.

3.13 Employee Benefit Plans

   (a) For purposes of Section 3.12 and this Section 3.13, MCo Subsidiaries shall include any enterprise which, with MCo, forms or formed a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of Section 414(b), (c) or (m) of the Internal Revenue Code of 1986, as amended (the "Code"). All material employee benefits plans covering active, former or retired employees of MCo and the MCo Subsidiaries are listed in the MCo Disclosure Letter (the "MCo Plans"). On request, MCo will make available to PCo true, complete and correct copies of each MCo Plan, any related trust agreement, annuity or insurance contract or other funding vehicle.

   (b) Each MCo Plan has been maintained and administered in material compliance with its terms and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability or adequate provision has been made therefor. All required employer contributions under any MCO Plan have been made and the applicable funds have been funded in accordance with the terms thereof. Each MCo Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval. To the knowledge of MCo after due inquiry, there are no pending or anticipated material claims against or otherwise involving any of the MCo Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of MCo Plan activities) has been brought against or with respect to any MCo Plan. All material contributions, reserves or premium payments required to be made to the MCo Plans have been made or provided for.

   (c) To the extent applicable, the MCo Plans comply, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and any other applicable tax act and other laws, and any MCo Plan intended to be qualified under Section 401 (a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred to cause the loss of such qualified status. No MCo Plan is subject to Title IV of ERISA or Section 412 of the Code. Neither MCo nor any MCo Subsidiary has incurred or reasonably expects to incur any liability under subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by MCo, any MCo Subsidiary or any entity which is considered one employer with MCo under Section 4001 of ERISA. Neither MCo nor any MCo Subsidiary is a participating employer in or is required to contribute to any multiemployer plan. There have been no non-exempt "Prohibited Transactions" as defined in ERISA Section 406 and Code Section 4975 with respect to any MCo Plan. Neither MCo nor any MCo Subsidiary has any obligations for retiree health and life benefits under any MCo Plan. With respect to each MCo Plan that is an employee welfare benefit plan to which the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA) applies, the requirements of COBRA have been met in all material respects.

3.14 Intellectual Property

   MCo or the MCo Subsidiaries own or possess licenses to use all patents, patent applications, trademarks and service marks (including registrations and applications therefor), trade names, copyrights and written know-how, trade secrets and all other similar proprietary data and the goodwill associated therewith (collectively, the "MCo Intellectual Property") that are either material to the business of MCo or any MCo Subsidiary or that are necessary for the manufacture, use, license or sale of any services or products manufactured, used, licensed or sold by MCo and the MCo Subsidiaries. The MCo Intellectual Property is owned or licensed by MCo or the MCo Subsidiaries free and clear of any Encumbrance other than such Encumbrances that would not have a Material Adverse Effect on MCo. Except in the ordinary course of business, neither MCo nor any of the MCo Subsidiaries has granted to any other person any license to use any MCo Intellectual Property. Neither MCo nor any of the MCo Subsidiaries has received any notice of infringement, misappropriation or conflict with, the intellectual property rights of others in connection with the use by MCo and the MCo Subsidiaries of the MCo Intellectual Property that could reasonably be expected to result in a Material Adverse Effect on MCo.

3.15 Title to Properties

   Except for goods and other property sold, used or otherwise disposed of since September 30, 1999 in the ordinary course of business for fair value, MCo and the MCo Subsidiaries good and defensible title to all of their properties, interests in properties and assets, real and personal, reflected in MCo's September 30, 1999 financial statements, free and clear of any Encumbrance, except: (a) Encumbrances reflected in the balance sheet of MCo as of September 30, 1999; (b) liens for current taxes not yet due and payable and (c) such imperfections of title, easements and Encumbrances as would not have a Material Adverse Effect on MCo. All leases pursuant to which MCo or any MCo Subsidiary leases (whether as lessee or lessor) any real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by MCo or any MCo Subsidiary which, individually or in the aggregate, would have a Material Adverse Effect on MCo and in respect to which MCo or a MCo Subsidiary has not taken adequate steps to prevent a default from occurring. The buildings and premises of MCo and each of the MCo Subsidiaries that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear. All major items of operating equipment of MCo and the MCo Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.

3.16 Environmental Matters

   (a) There are no environmental conditions or circumstances, such as the presence or release of any hazardous substance, on any property presently or, to the knowledge of MCo, previously owned or leased or occupied or controlled by MCo or any of the MCo Subsidiaries that could reasonably be expected to result in a Material Adverse Effect on MCo;

   (b) MCo and the MCo Subsidiaries have in full force and effect all material environmental permits, licenses, approvals and other authorizations required to conduct their operations and are operating in material compliance thereunder;

   (c) MCo's and MCo's Subsidiaries operations and the use of their assets do not violate any Applicable Environmental Laws, except for violations which, either singly or in the aggregate, would not result in a Material Adverse Effect on MCo;

   (d) To the knowledge of MCo, none of the operations or assets of MCo or any MCo Subsidiary has ever been conducted or used by MCo or any MCo Subsidiary in such a manner as to constitute a violation of any of the Applicable Environmental Laws, except for violations which, either singly or in the aggregate, would not result in a Material Adverse Effect on MCo or have been rectified;

   (e) No written notice has been served on MCo or any MCo Subsidiary from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations or contribution under any Applicable Environmental Laws, other than any of the foregoing which, either singly or in the aggregate, would not result in a Material Adverse Effect on MCo; and

   (f) MCo does not know of any reason that would preclude it from renewing or obtaining a reissuance of the material permits, licenses or other authorizations required pursuant to any Applicable Environmental Laws to operate and use any of MCo's or the MCo Subsidiaries' assets for their current purposes and uses.

3.17 Compliance With Other Laws

   Neither MCo nor any MCo Subsidiary is in violation of or in default with respect to, or in alleged violation of or alleged default with respect to any other applicable law or any applicable rule or regulation, or any writ or decree of any court or Governmental Entity or delinquent with respect to any report required to be filed with any Governmental Entity, except for violations, defaults and delinquencies which, either singly or in the aggregate, do not and are not expected to result in a Material Adverse Effect on MCo.

3.18 Taxes

   Except with respect to failures which, in the aggregate, would not result in a Material Adverse Effect on MCo, proper and accurate federal, provincial, state and local income, capital, withholding, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by MCo and each of the MCo Subsidiaries for each period for which any returns, reports, or estimates were due (taking into account any extensions of time to file before the date hereof); all taxes shown by such returns to be payable and any other taxes due and payable have been paid other than those being contested in good faith by MCo or a MCo Subsidiary; and the tax provision reflected in MCo's financial statements is adequate, in accordance with United States or Canadian (if applicable) generally accepted accounting principles, to cover liabilities of MCo and the MCo Subsidiaries for all taxes, including any interest, penalties and additions to taxes of any character whatsoever applicable to MCo and the MCo Subsidiaries or their assets or businesses. Neither MCo nor any MCo Subsidiary has received any notice of reassessment from the Internal Revenue Service or any other revenue or collection agency that would result in a Material Adverse Effect on MCo. There are no tax liens on any assets of MCo or the MCo Subsidiaries except for taxes not yet currently due and those which could not reasonably be expected to result in a Material Adverse Effect on MCo.

3.19 Vote Required

   At a stockholders meeting at which a quorum is present, the affirmative vote of the holders of a majority of the issued and outstanding shares of MCo Common Stock is necessary to approve the issuance of the shares of MCo Common Stock issuable upon exchange of the Exchangeable Shares being issued pursuant to the Plan of Arrangement.

3.20 Brokers and Finders

   Other than Raymond James & Associates, Inc. and Deutsche Bank Securities Inc., none of MCo or any of the MCo Subsidiaries nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement. The MCo Disclosure Letter includes a description of all the fees and other financial obligations and commitments of MCo's engagement arrangements with such firms.

3.21 Disclosure

   No representation or warranty made by MCo in this Agreement or the MCo Disclosure Letter, nor any document, written information, statement, financial statement, certificate or Exhibit prepared and furnished or to be prepared and furnished by MCo or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains or contained (as of the date made) any untrue statement of a material fact when made, or omits or omitted (as of the date made) to state a material fact necessary to make the statements or facts contained herein or therein not misleading, in any material way, in light of the circumstances under which they were made.

3.22 Fairness Opinion

   MCo's board of directors has received an opinion, as of June 10, 2000 (and have been advised that they will receive a written opinion) from Deutsche Bank Securities Inc. that the Exchange Ratio is fair from a financial point of view to MCo (the "MCo Fairness Opinion").

3.23 Restrictions on Business Activities

   There is no material agreement, judgment, injunction, order or court decree binding upon MCo or any MCo Subsidiary that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of MCo or any MCo Subsidiary, any acquisition of property by MCo or any MCo Subsidiary, the conduct of any current business by MCo or any MCo Subsidiary or the transactions contemplated in this Agreement.

3.24 Books and Records

   The books, records and accounts of MCo and the MCo Subsidiaries (a) have been maintained in accordance with good business practices on a basis consistent with prior years, (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of MCo and the MCo Subsidiaries and (c) accurately and fairly reflect the basis for the MCo financial statements. MCo has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management's general or specific authorization; and (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with United States generally accepted accounting principles or any other criteria applicable to such statements and (ii) to maintain accountability for assets.

3.25 MCo Sub

   MCo Sub will be incorporated solely for the purpose of participating in the transactions contemplated herein, will carry on no other business, and, except as contemplated herein, will not have any liabilities or obligations, either accrued, absolute, contingent or otherwise as of the Effective Date.

3.26 Pooling Matters

   Neither MCo nor any of its Affiliates (as defined in Section 7.6) or the MCo Subsidiaries has taken or agreed to take any action that, without giving effect to any action taken or agreed to be taken by PCo or any of its affiliates or PCo Subsidiaries, would prevent MCo from accounting for the business combination to be effected by the Arrangement as a pooling of interests. MCo's board of directors has received preliminary advice from Ernst & Young LLP that they are not presently aware of any matters which would prevent MCo from accounting for the business combination to be effected by the Arrangement as a pooling of interests.

                                   ARTICLE 4

                       Obligations Pending Effective Date

4.1 Agreements of MCo and PCo

   MCo and PCo agree to take the following actions after the date hereof:

     (a) Each party will promptly execute and file or join in the execution and filing of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity which may be reasonably required, or which the other party may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Each party will use its reasonable best efforts to promptly obtain such authorizations, approvals and consents. Without limiting the generality of the foregoing, as promptly as practicable after the execution of this Agreement, each party shall make any required filings under the HSR Act and shall make such filings as are necessary under the Investment Canada Act and the Competition Act (Canada);

     (b) Each party will allow the other and its agents reasonable access to the files, books, records, offices and officers of itself and its subsidiaries, including any and all information relating to such party's tax matters, contracts, leases, licenses and real, personal and intangible property and financial condition.

  Each party will cause its accountants to cooperate with the other in making available to the other party all financial information reasonably requested, including the right to examine all working papers pertaining to tax matters and financial statements prepared or audited by such accountants. Notwithstanding the foregoing, except as expressly provided for herein, neither party shall be obligated to make available to the other any of their respective board of directors' materials relating to the assessment or evaluation of the transactions contemplated hereby or any alternative transactions nor any information supplied by any of their respective officers, directors, employees, financial advisors, legal advisors, representatives and agents in connection therewith;

     (c) MCo and PCo shall cooperate in the preparation and prompt filing by MCo of the Joint Proxy Statement and the Registration Statement with the SEC;

     (d) Each of MCo and PCo will promptly notify the other in writing (i) of any event occurring subsequent to the date of this Agreement which would render any representation and warranty of such party contained in this Agreement untrue or inaccurate in any material respect; (ii) of any event, change or effect having a Material Adverse Effect on such party; and (iii) of any breach by such party of any material covenant or agreement contained in this Agreement;

     (e) During the term of this Agreement, each of MCo and PCo will use its reasonable best efforts to satisfy or cause to be satisfied as soon as reasonably practicable all the conditions precedent that are set forth in
  Article 5 hereof, and each of MCo and PCo will use its reasonable best efforts to cause the Arrangement and the other transactions contemplated by this Agreement to be consummated as soon as reasonably practicable;

     (f) Each of MCo and PCo will use its reasonable best efforts (including, without limitation, investigations and consultations with its professional advisors) such that it and its affiliates will not take or agree to take any action that would prevent MCo from accounting for the business combination to be effected by the Arrangement as a pooling of interests in accordance with the United States generally accepted accounting principles and applicable rules and regulations of the SEC and each of PCo and MCo agrees to consult with the other and with their respective independent accountants concerning any potential transaction or other matter or action that might have such effect forthwith upon such potential transaction, matters or actions having been identified (after having made all its reasonable best efforts to make such identification); and

     (g) Each of MCo and PCo shall use its reasonable best efforts to obtain from its independent auditor, Ernst & Young LLP, on or before the date for mailing the Joint Proxy Statement to the securityholders of MCo and PCo, the letters referred to in Section 5.1(h), in form and substance satisfactory to MCo and PCo, acting reasonably.

4.2 Additional Agreements of PCo

   PCo agrees that, except as expressly contemplated by this Agreement or as otherwise agreed to in writing by MCo or as set forth in the PCo Disclosure Letter, from the date hereof to the Effective Date it will, and will cause each of the PCo Subsidiaries to:

     (a) Other than as contemplated by this Agreement, operate its business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, distributors and others having business dealings with it;

     (b) Maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted;

     (c) Maintain its books of account and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

     (d) Duly comply in all material respects with all laws applicable to it and to the conduct of its business;

     (e) Not: (i) enter into any contracts of employment which: (A) cannot be terminated on notice of 60 days or less; or (B) provide for any severance payments or benefits covering a period beyond the termination date of such employment contract, except as may be required by law; or (ii) amend any employee benefit plan or stock option plan, except as may be required for compliance with this Agreement or applicable law;

     (f) Not incur any borrowings except: (i) the refinancing of indebtedness now outstanding or additional borrowings under its existing revolving credit facilities; (ii) the prepayment by customers of amounts due or to become due for goods sold or services rendered or to be rendered in the future; (iii) trade payables incurred in the ordinary course of business; or (iv) other borrowings incurred in the ordinary course of business to finance normal operations;

     (g) Subject to commitments already disclosed to and approved in writing by MCo, not enter into commitments of a capital expenditure nature or incur any contingent liability which would exceed $1 million individually or on a project basis and in aggregate in accordance with the 2000 capital budget of PCo, a copy of which has been provided to MCo (and PCo shall not amend such budget), except: (i) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business; or (ii) as may be required by law;

     (h) Not sell, dispose of, or encumber, any property or assets, except for sales, dispositions or Encumbrances in the ordinary course of business consistent with prior practice;

     (i) Maintain insurance upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is customary in the type of business in which it is engaged, but not less than that presently carried by it;

     (j) Not amend its charter documents or bylaws or other organizational documents or merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock or the character of its business;

     (k) Not issue or sell (except in connection with the PCo Rights Plan or upon the exercise of outstanding options pursuant to the PCo Stock Option
  Plan), or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell, any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock;

     (l) Not declare or pay any dividend on shares of its capital stock (except for the regular quarterly dividend in respect of the PCo Common Shares not to exceed $0.05 per share) or make any other distribution of assets to the holders thereof;

     (m) Deliver to MCo, within 45 days after the end of each fiscal quarter of PCo beginning June 30, 2000, and through the Effective Date, unaudited consolidated balance sheets and related unaudited statements of income and changes in financial position as of the end of each fiscal quarter of PCo, and as of the corresponding fiscal quarter of the previous fiscal year. PCo hereby represents and warrants that such unaudited consolidated financial statements shall (i) be complete in all material respects except for the omission of notes and schedules contained in audited financial statements;
  (ii) present fairly in all material respects the financial condition of PCo as at the dates indicated and the results of operations for the respective periods indicated; (iii) shall have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis, except as noted therein and (iv) shall contain all adjustments which PCo considers necessary for a fair presentation of its results for each respective fiscal period;

     (n) PCo shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by PCo, any PCo

  Subsidiary or their officers, directors, employees, financial advisors, representatives and agents ("Representatives") with respect to an Acquisition Proposal (as defined herein) whether or not initiated by PCo and in connection therewith, PCo shall exercise all rights to require the return of information regarding PCo previously provided to such parties and shall exercise all rights to require the destruction of all materials including or incorporating any information regarding PCo. From and after the date hereof, PCo and the PCo Subsidiaries will not, and will not authorize or permit any of their Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or participate in or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal from any person (other than MCo or any wholly owned MCo Subsidiary), or engage in any discussion, negotiations or inquiries relating thereto or accept any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, PCo may at any time prior to the time PCo's shareholders shall have voted to approve the Plan of Arrangement and the other transactions contemplated thereby (i) engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, by PCo, any PCo Subsidiary or their Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning PCo and its business, properties and assets which has previously been provided to MCo if, and only to the extent that: (A) the third party has first made a written Acquisition Proposal that is financially superior to the transactions contemplated by this Agreement and has demonstrated that the funds or other consideration necessary for the Acquisition Proposal are available (in each case as determined in good faith by PCo's board of directors after consulting with its financial advisors) (a "Superior Proposal") and PCo's board of directors has concluded in good faith, after consulting with outside counsel, that such action is necessary for the PCo board of directors to act in a manner consistent with fiduciary duties under applicable law; (B) upon receipt of such written Acquisition Proposal, PCo provides prompt notice to MCo specifying the identity of such person or entity and prior to furnishing such information to or entering into discussions or negotiations with such person or entity, notifies MCo in writing that it is furnishing information to or entering into discussions or negotiations with such person or entity in respect to a Superior Proposal and receives from such person or entity an executed confidentiality agreement having confidentiality terms substantially similar to those contained in the confidentiality agreement executed by MCo (other than the standstill and exclusivity provisions contained therein), and providing full details forthwith of all material terms and conditions of such Superior Proposal and any amendments thereto; (C) PCo provides notice forthwith to MCo at such time as it is terminating any such discussions or negotiations with such person or entity; and (D) PCo promptly provides to MCo any information provided to any such person or entity whether or not previously made available to MCo; (ii) comply with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, if applicable, and similar rules under applicable Canadian securities laws relating to the provision of directors' circulars, and make appropriate disclosure with respect thereto to PCo's shareholders and (iii) accept, recommend, approve or implement a Superior Proposal from a third party, but only (in the case of this clause (iii)) if prior to such acceptance, recommendation, approval or implementation, PCo's board of directors shall have concluded in good faith after giving effect to all proposals to adjust the terms and conditions of this Agreement and the Arrangement which may be offered by MCo during the five day notice period set forth below, that such action is necessary for the PCo board of directors to act in a manner consistent with fiduciary duties under applicable law and PCo terminates this Agreement in accordance with Sections 6.1 (i) and 6.4 and concurrently therewith has paid the fees payable thereunder. PCo shall give MCo at least five days advance notice of any decision by the Board of PCo to accept, recommend, approve or implement a Superior Proposal which notice shall identify the party making the Superior Proposal and shall provide full details of all material terms and conditions thereof and any amendments thereto. PCo shall inform MCo of the status (including all terms and conditions thereof) of any discussions and negotiations with such party. In addition PCo shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with MCo to make such adjustments in the terms and conditions of this Agreement and of the Plan of Arrangement as would enable PCo to proceed with the transactions contemplated hereby. Prior to executing any agreement to implement a Superior Proposal, PCo shall provide MCo with copies of such final documentation executed by the party making the Superior Proposal. In the event MCo proposes to amend this Agreement and the Arrangement to provide equivalent value as is provided under the Superior Proposal, then PCo shall not enter into any agreement regarding the Superior Proposal. As used herein, "Acquisition Proposal" shall mean a proposal or offer (other than by MCo), whether or not subject to a due diligence condition or whether or not in writing, to acquire in any manner, directly or indirectly, beneficial ownership (as defined under Rule 13 (d) of the Exchange Act) of all or a material portion of the assets of PCo or any material PCo Subsidiary or to acquire in any manner, directly or indirectly, more than 9.9% (and for the purposes of Section 6.4(c), 20%) of the outstanding voting shares of PCo whether by an arrangement, amalgamation, a merger, consolidation or other business combination, by means of a sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving PCo or any material PCo Subsidiary including without limitation any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of all or a material portion of the assets of PCo or any material PCo Subsidiary or to acquire in any manner, directly or indirectly, more than 9.9% (and for the purposes of Section 6.4(c), 20%) of the outstanding voting shares of PCo (other than the transactions contemplated by this Agreement); and

     (o) Refrain from taking any action which would be reasonably likely to prevent or materially delay the consummation of the Arrangement and the other transactions contemplated by this Agreement.

4.3 Additional Agreements of MCo

   MCo agrees that, except as expressly contemplated by this Agreement or otherwise agreed to in writing by PCo or as set forth in the MCo Disclosure Letter, from the date hereof to the Effective Date it will, and will cause each of the MCo Subsidiaries to:

     (a) Other than as contemplated by this Agreement, operate its business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, distributors and others having business dealings with it;

     (b) Maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted;

     (c) Maintain its books of account and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

     (d) Duly comply in all material respects with all laws applicable to it and to the conduct of its business;

     (e) Not: (i) enter into any contracts of employment which: (A) cannot be terminated on notice of 60 days or less; or (B) provide for any severance payments or benefits covering a period beyond the termination date of such employment contract, except as may be required by law; or (ii) amend any employee benefit plan or stock option plan, except as may be required for compliance with this Agreement or applicable law;

     (f) Not incur any borrowings except: (i) the refinancing of indebtedness now outstanding or additional borrowings under its existing revolving credit facilities; (ii) the prepayment by customers of amounts due or to become due for goods sold or services rendered or to be rendered in the future; (iii) trade payables incurred in the ordinary course of business; or (iv) other borrowings incurred in the ordinary course of business to finance normal operations;

     (g) Excluding any expenditures in connection with the construction of the large diameter tube facility located in Arkansas, not enter into commitments of a capital expenditure nature or incur any contingent liability which would exceed $5 million individually or on a project basis and in aggregate in accordance with the 2000 capital budget of MCo, a copy of which has been provided to PCo (and MCo shall not amend such budget), except: (i) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business; or (ii) as may be required by law;

     (h) Not sell, dispose of, or encumber, any property or assets, except for sales, dispositions or Encumbrances in the ordinary course of business consistent with prior practice;

     (i) Maintain insurance upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is customary in the type of business in which it is engaged, but not less than that presently carried by it;

     (j) Not amend its charter documents or bylaws or other organizational documents or merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock or the character of its business;

     (k) Not issue or sell (except in connection with the MCo Rights Plan or upon the exercise of outstanding options pursuant to the MCo Stock Option
  Plan), or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell, any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock;

     (l) Not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof;

     (m) Deliver to PCo, within 90 days after the fiscal year ended September 30, 2000, an audited consolidated balance sheet and related audited statements of income and changes for the fiscal year and the previous fiscal year. Deliver to PCo, within 45 days after the end of each fiscal quarter of MCo beginning June 30, 2000, and through the Effective Date, unaudited consolidated balance sheets and related unaudited statements of income and changes in financial position as of the end of each fiscal quarter of MCo, and as of the corresponding fiscal quarter of the previous fiscal year. MCo hereby represents and warrants that such audited and unaudited consolidated financial statements shall: (i) be complete in all material respects except for the omission of notes and schedules contained in audited financial statements; (ii) present fairly in all material respects the financial condition of MCo as at the dates indicated and the results of operations for the respective periods indicated; (iii) shall have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis, except as noted therein and (iv) shall contain all adjustments which MCo considers necessary for a fair presentation of its results for each respective fiscal period;

     (n) MCo shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by MCo, any MCo Subsidiary or their officers, directors, employees, financial advisors, representatives and agents ("MCo Representatives") with respect to an Acquisition Proposal for MCo (as defined herein) whether or not initiated by MCo and in connection therewith, MCo shall exercise all rights to require the return of information regarding MCo previously provided to such parties and shall exercise all rights to require the destruction of all materials including or incorporating any information regarding MCo. From and after the date hereof, MCo and the MCo Subsidiaries will not, and will not authorize or permit any of their MCo Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or participate in or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal for MCo from any person, or engage in any discussion, negotiations or inquiries relating thereto or accept any Acquisition Proposal for MCo; provided, however, that notwithstanding any other provision hereof, MCo may at any time prior to the time MCo's shareholders shall have voted to approve the transactions contemplated hereby (i) engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, by MCo, any MCo Subsidiary or the MCo Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning MCo and its business, properties and assets which has previously been provided to PCo if, and only to the extent that: (A) the third party has first made a written Acquisition Proposal for MCo and has demonstrated that the funds or other consideration necessary for the Acquisition Proposal for MCo are available (as determined in good faith by MCo's board of directors) (a "Proposal for MCo") and MCo's board of directors has concluded in good faith, after consulting with outside counsel, that such action is necessary for the MCo board of directors to act in a manner consistent with fiduciary duties under applicable law; (B) upon receipt of such written Acquisition Proposal for MCo, MCo provides prompt notice to PCo specifying the identity of such person or entity and, prior to furnishing such information to or entering into discussions or negotiations with such person or entity, notifies PCo in writing that it is furnishing information to or entering into discussions or negotiations with such person or entity in respect to a Proposal for MCo and receives from such person or entity an executed confidentiality agreement having confidentiality terms substantially similar to those contained in the confidentiality agreement executed by PCo (other than the exclusivity provisions contained therein), and providing full details forthwith of all material terms and conditions of such Proposal for MCo and any amendments thereto; (C) MCo provides notice forthwith to PCo at such time as it is terminating any such discussions or negotiations with such person or entity; and (D) MCo promptly provides to PCo any information provided to any such person or entity whether or not previously made available to PCo; (ii) comply with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, if applicable, and make appropriate disclosure with respect thereto to MCo's shareholders and (iii) accept, recommend, approve or implement a Proposal for MCo from a third party, but only (in the case of this clause
  (iii)) if prior to such acceptance, recommendation, approval or implementation, MCo's board of directors shall have concluded in good faith that such action is necessary for the MCo board of directors to act in a manner consistent with fiduciary duties under applicable law and MCo terminates this Agreement in accordance with Sections 6.1 (j) and 6.4 and concurrently therewith has paid the fees payable thereunder. As used in this Section 4.3(n), "Acquisition Proposal for MCo" shall mean a proposal or offer, whether or not subject to a due diligence condition or whether or not in writing, to acquire in any manner, directly or indirectly, beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of MCo or any material MCo Subsidiary or to acquire in any manner, directly or indirectly, more than 9.9% (and for the purposes of Section 6.4(d), 20%) of the outstanding voting shares of MCo whether by an arrangement, amalgamation, a merger, consolidation or other business combination, by means of a sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving MCo or any material MCo Subsidiary including without limitation any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of all or a material portion of the assets of MCo or any material MCo Subsidiary or to acquire in any manner, directly or indirectly, more than 9.9% (and for the purposes of Section 6.4(d), 20%) of the outstanding voting shares of MCo.

     (o) Refrain from taking any action which would be reasonably likely to prevent or materially delay the consummation of the Arrangement and the other transactions contemplated by this Agreement;

     (p) Use its reasonable best efforts to cause: (i) the shares of MCo Common Stock to be issued from time to time after the Effective Time upon exchange of the Exchangeable Shares to be listed upon the Closing on the New York Stock Exchange (the "NYSE") or, if the MCo Common Stock shall have been refused or is not qualified for listing on the NYSE, on the Nasdaq; and (ii) with the cooperation and assistance of PCo, the Exchangeable Shares to be listed on the TSE or, in the event that a listing on the TSE is not available or PCo and MCo determine that a listing on the TSE is not appropriate or in the best interests of PCo and MCo, on another recognized Canadian stock exchange;

     (q) Not take a position for U.S. tax purposes that is contrary to having the receipt of any Exchangeable Shares pursuant to the Arrangement by holders of PCo Common Shares who are residents or citizens of the United States of America qualify as a tax-deferred transaction for such holders either under U.S. Internal Revenue Code Section 368(a) or 351, and, in particular, MCo will not file an election under U.S. Internal Revenue Code
  Section 338 in respect of the transactions contemplated by the Arrangement;
  and

     (r) MCo shall or shall cause MCo Sub to make application to the applicable securities regulatory authorities in Canada for an order(s) declaring that: (i) the first trade of Exchangeable Shares by a holder thereof; (ii) the issuance of MCo Common Stock on conversion of the Exchangeable Shares; (iii) the first trade of MCo Common Stock received on conversion of the Exchangeable Shares by a holder thereof; (iv) the issuance of MCo Common Stock on exercise of the PCo Options; and (v) the first trade of MCo Common Stock received on exercise of the PCo Options by a holder thereof; is not a distribution subject to the registration and prospectus requirements of applicable securities legislation in Canada.

4.4 Public Announcements

   Neither MCo nor PCo, nor any of their respective affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Arrangement or the other transactions contemplated hereby without the prior notice to and the opportunity for review by the other party, except as may be required by law or by any listing agreement with a national securities exchange or Canadian stock exchange.


4.5 Comfort Letters

   (a) Upon request of MCo, PCo shall use its reasonable best efforts to cause to delivered to MCo a letter (the "PCo Comfort Letter") of Ernst & Young LLP, Chartered Accountants, addressed to MCo and dated as of a date within five days before the earlier of (i) the date the Joint Proxy Statement is first mailed to each company's respective securityholders; and (ii) if a Registration Statement is required, the date on which the Registration Statement shall become effective, in form and substance reasonably satisfactory to MCo and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with proxy statements and registration statements similar to the Joint Proxy Statement and the Registration Statement.

   (b) Upon request of PCo, MCo shall use its reasonable best efforts to cause to be delivered to PCo a letter (the "MCo Comfort Letter") of Ernst & Young LLP, Chartered Accountants, addressed to PCo and dated as of a date within five days before the earlier of (i) the date the Joint Proxy Statement is first mailed to each company's respective securityholders; and (ii) if a Registration Statement is required, the date on which the Registration Statement shall become effective, in form and substance reasonably satisfactory to PCo and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with proxy statements and registration statements similar to the Joint Proxy Statement and the Registration Statement.

4.6 Actions Regarding Rights

   Neither PCo or MCo shall take any action or fail to take any action as a result of which action or failure the stock purchase rights under the MCo Rights Plan or the PCo Rights Plan, as the case may be, would apply to the Arrangement or any other transaction contemplated hereby or thereby. In addition, MCo shall, prior to the Effective Date: (i) cause the MCo Rights Plan to be amended, in form and substance satisfactory to PCo acting reasonably, such that the Exchangeable Shares issuable by MCo Sub pursuant to the Plan of Arrangement shall have attached thereto and the benefit of the equivalent rights as are associated with the shares of MCo Common Stock under the MCo Rights Plan, or (ii) cause MCo Sub to enact a plan providing to the holders of Exchangeable Shares the equivalent rights and benefits as provided to the holders of shares of MCo Common Stock under the MCo Rights Plan, and in either case, MCo shall make all filings required by the Securities Act, the Exchange Act and the rules of any applicable stock exchange.

                                   ARTICLE 5

                      Conditions Precedent to Obligations

5.1 Conditions Precedent to Obligations of Each Party

   The obligations of each party to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction or waiver on or before the Effective Date of the following conditions:

     (a) Securityholder Approval. The Arrangement and the other transactions contemplated hereby shall have been approved and adopted by the PCo securityholders in accordance with applicable law and PCo's articles and bylaws, and PCo shall not have received on or prior to the Effective Time notice from the holders of more than 5% of the issued and outstanding PCo Common Shares and PCo Options, in aggregate, of their intention to exercise their rights of dissent under the Plan of Arrangement. In addition, the matters referred to in Section 7.1 shall have been approved by the holders of shares of the MCo Common Stock in accordance with the rules of the Nasdaq, applicable law and MCo's Certificate of Incorporation and bylaws;

     (b) No Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Arrangement shall have been issued by any Governmental Entity and remain in effect, nor shall any proceeding seeking any of the foregoing be pending. There shall be no order, decree or ruling by any governmental agency or threat thereof, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Arrangement, which would prohibit or render illegal the transactions contemplated by this Agreement;

     (c) Court Approval. The Court shall have issued its final order approving the Arrangement in form and substance reasonably satisfactory to MCo and PCo (such approvals not to be unreasonably withheld or delayed by MCo or PCo) and reflecting the terms hereof;

     (d) Commissions, etc. All required orders shall have been obtained from the Commissions and other relevant United States and Canadian securities regulatory authorities in connection with the Arrangement. All waiting periods required by HSR shall have expired with respect to the transactions contemplated by this Agreement, or early termination with respect thereto shall have been obtained, without the imposition of any governmental request or order requiring the sale or disposition or holding separate (through a trust or otherwise) of a material portion of the assets or businesses of PCo or MCo. MCo and PCo shall each have filed all notices and information (if any) required under Part IX of the Competition Act (Canada) and the applicable waiting periods and any extensions thereof shall have expired or the parties shall have received an Advance Ruling Certificate pursuant to Section 102 of the Competition Act (Canada) setting out that the Director under such Act is satisfied he would not have sufficient grounds on which to apply for an order in respect of the Arrangement. The Arrangement shall have received the allowance or approval or deemed allowance or approval by the responsible Minister under the Investment Canada Act in respect of the Arrangement, to the extent such allowance or approval is required, on terms and conditions satisfactory to the parties;

     (e) SEC Matters. The Registration Statement shall have been declared effective under the Securities Act on or before the Effective Date, and at its effective date and on the Closing Date the Registration Statement shall not be the subject of any stop-order or proceedings seeking a stop-order, and the Joint Proxy Statement shall, on the Closing Date, not be subject to any similar proceedings commenced or threatened by the SEC or the Commissions;

     (f) Listings. The MCo Common Stock to be issued from time to time after the Effective Time upon exchange of the Exchangeable Shares shall have been approved for listing on the NYSE, (or on the Nasdaq National Market, if the MCo Common Stock shall have been refused or is not qualified for listing on the NYSE), and the Exchangeable Shares shall be listed on the TSE or, in the absence of a listing on the TSE, on another recognized Canadian stock exchange;

     (g) Consents of Certain Parties in Privity. MCo and PCo shall have received all written consents, assignments, waivers, authorizations or other certificates set forth in the MCo Disclosure Letter and the PCo Disclosure Letter necessary to provide for the continuation in full force and effect of all their material contracts and leases and for them to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not have a Material Adverse Effect on either MCo or PCo; and

     (h) Pooling Letters. Each of MCo and PCo shall have received letters, at Closing, from Ernst & Young LLP, regarding that firm's concurrence with the conclusions of management of MCo and PCo as to the appropriateness of pooling of interests accounting for the Arrangement under APB 16 if the transactions contemplated under this Agreement and the Plan of Arrangement are consummated in accordance herewith and therewith.

5.2 Conditions Precedent to Obligations of PCo

   The obligations of PCo to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction or waiver on or before the Effective Date of the following conditions:

     (a) Representations and Warranties. The representations and warranties of MCo contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of a date earlier than the date hereof and except to give effect to the issuance of shares of MCo Common Stock on exercise of outstanding options or on exercise of options granted as permitted hereunder) shall also be true and correct on and as of the Effective Date, with the same force and effect as if made on and as of the Effective Date except, where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on MCo;

     (b) Covenants. MCo shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by MCo on or before the Effective Date;

     (c) Certificate. MCo shall have delivered to PCo a certificate, dated the Effective Date and signed by its chief executive officer and its chief financial officer, to the effect set forth in Sections 5.2 (a) and (b);

     (d) Affiliates Agreements. MCo shall have furnished copies to PCo of the MCo affiliates agreements referred to Section 7.6(a);

     (e) Opinion of MCo Counsel. PCo shall have received opinions, dated as of the Effective Date, from Gallop, Johnson & Neuman L.C., United States counsel for MCo, and from McCarthy Tetrault, Canadian counsel for MCo, each in form and substance reasonably satisfactory to PCo;

     (f) Tax Opinion. PCo shall have received opinions in form and substance reasonably satisfactory to PCo of Bennett Jones, Canadian tax counsel for PCo, and of Dorsey & Whitney, U.S. tax counsel of PCo, in form and substance reasonably satisfactory to PCo as to the Canadian and U.S. federal income tax consequences of the Arrangement to the PCo shareholders;

     (g) Comfort Letter. PCo shall have received the MCo Comfort Letter and an additional letter from Ernst & Young LLP, dated the Effective Date, in form and substance reasonably satisfactory to PCo, stating that nothing has come to their attention, as of a date no earlier than five days prior to the Effective Date, which would require any change in the MCo Comfort Letter if it were required to be dated and delivered on the Effective Date; and

     (h) Securities Commission Orders. MCo shall have received an order(s) from applicable securities regulatory authorities in Canada as required pursuant to Section 4.3(r) in a form acceptable to PCo acting reasonably.

5.3 Conditions Precedent to Obligations of MCo

   The obligations of MCo to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction or waiver on or before the Effective Date of the following conditions:

     (a) Representations and Warranties. The representations and warranties of PCo contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of a date earlier than the date hereof and except to give effect to the issuance of PCo Common Shares on exercise of outstanding options or on exercise of options granted as permitted hereunder or pursuant to rights under the PCo Rights Plan) shall also be true and correct on and as of the Effective Date, with the same force and effect as if made on and as of the Effective Date except, where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on PCo;

     (b) Covenants. PCo shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by PCo on or before the Effective Date;

     (c) Certificate. PCo shall have delivered to MCo a certificate, dated the Effective Date and signed by its chief executive officer and its chief financial officer, to the effect set forth in Sections 5.3 (a) and (b);

     (d) Affiliates Agreements. PCo shall have furnished copies to MCo of the PCo affiliates agreements referred to Section 7.6(a);

     (e) Opinion of PCo Counsel. MCo shall have received opinions, dated as of the Effective Date, from Dorsey and Whitney LLP, United States counsel for PCo, and from Bennett Jones, Canadian counsel for PCo, each in form and substance reasonably satisfactory to PCo; and

     (f) Comfort Letter. MCo shall have received the PCo Comfort Letter and an additional letter from Ernst & Young LLP, dated the Effective Date, in form and substance reasonably satisfactory to MCo, stating that nothing has come to their attention, as of a date no earlier than five days prior to the Effective Date, which would require any change in the PCo Comfort Letter if it were required to be dated and delivered on the Effective Date.

                                   ARTICLE 6

                                  Termination

6.1 Termination

   This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the transactions contemplated hereby by the securityholders entitled to vote of MCo or PCo, as follows:

     (a) by mutual written agreement of PCo and MCo duly authorized by action taken by or on behalf of their respective boards of directors;

     (b) by PCo, if there has been a breach by MCo of any representation, warranty, covenant or agreement set forth in this Agreement on the part of MCo, or if any representation or warranty of MCo shall have become untrue, in either case which has or is reasonably expected to have a Material Adverse Effect on MCo or which will have a Material Adverse Effect on the completion of the transactions contemplated in this Agreement, and which MCo fails to cure within 15 business days after written notice thereof from PCo (except that no cure period shall be provided for a breach by MCo which by its nature cannot be cured and in no event shall such cure period extend beyond the Termination Date);

     (c) by MCo, if there has been a breach by PCo of any representation, warranty, covenant or agreement set forth in this Agreement on the part of PCo, or if any representation or warranty of PCo shall have become untrue, in either case which has or is reasonably expected to have a Material Adverse Effect on PCo or which will have a Material Adverse Effect on the completion of the transactions contemplated in this Agreement, and which PCo fails to cure within 15 business days after written notice thereof from MCo (except that no cure period shall be provided for a breach by PCo which by its nature cannot be cured and in no event shall such cure period extend beyond the Termination Date);

     (d) by either party, if all the conditions for Closing the Arrangement for the benefit of such party shall not have been satisfied or waived on or before 5:00 p.m., Calgary, Alberta time on December 31, 2000 (the "Termination Date"), other than as a result of a breach of this Agreement by the terminating party;

     (e) by either party: (i) if the securityholders of PCo do not approve the Arrangement (and the other matters to be approved at such meeting as provided in Section 7.1 hereof) at the PCo Shareholders Meeting; or (ii) if the stockholders of MCo do not approve at the MCo Stockholders Meeting the issuance of MCo Common Stock issuable upon the exchange of the Exchangeable Shares (and the other matters to be approved at such meeting as provided in Section 7.1 hereof);

     (f) by either party if a final and non-appealable order shall have been entered in any action or proceeding before any Governmental Entity that prevents or makes illegal the consummation of the Arrangement;

     (g) by PCo if the MCo board of directors or any committee of the MCo board of directors shall (i) withdraw or modify in any adverse manner its approval or recommendation of this Agreement, the Arrangement and the other transactions contemplated hereby or (ii) fails to reaffirm the approval or recommendation upon request, from time to time, by PCo to do so or upon an Acquisition Proposal for MCo being publicly announced or is proposed, offered or made to the MCo Shareholders or to MCo (such reaffirmation to be made within 10 days of such request being made or such Acquisition Proposal for MCo being publicly announced, proposed, offered or made or immediately prior to the meeting of MCo Shareholders, whichever occurs first);

     (h) by MCo if the PCo board of directors or any committee of the PCo board of directors shall (i) withdraw or modify in any adverse manner its approval or recommendation in respect of this Agreement, the Arrangement and the other transactions contemplated hereby or (ii) fails to reaffirm its approval or recommendation upon request, from time to time, by MCo to do so or upon an Acquisition Proposal for PCo being publicly announced or is proposed, offered or made to the PCo Shareholders or to PCo (such reaffirmation to be made within 10 days of such request being made or such Acquisition Proposal being publicly announced, proposed, offered or made or immediately prior to the meeting of PCo Shareholders, whichever occurs first);

     (i) by PCo, prior to the approval of this Agreement, the Arrangement and the other transactions contemplated hereby by the securityholders of PCo if, as a result of a Superior Proposal by a party other than MCo or any of its affiliates, PCo's board of directors determines in accordance with
  Section 4.2(n) to accept, recommend, approve or implement such Superior Proposal and has otherwise complied with the provisions of Section 4.2(n) and Section 6.4; or

     (j) by MCo, prior to the approval of the transactions contemplated hereby by the securityholders of MCo if, as a result of a Proposal for MCo, MCo's board of directors determines in accordance with Section 4.3(n) to accept, recommend, approve or implement such Proposal for MCo and has otherwise complied with the provisions of Section 4.3(n) and Section 6.4.

6.2 Notice of Termination

   Any termination of this Agreement under Section 6.1 above will be effected by the delivery of written notice by the terminating party to the other party hereto.

6.3 Effect of Termination

   Subject to Section 6.4, in the event of termination of this Agreement by either PCo or MCo pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of MCo or PCo or their respective officers or directors, except that: (i) the provisions of Sections 6.4 (c) and (d) and Section 8.9 shall survive such termination; (ii) the provisions of the Confidentiality Agreements dated May 18 and 31, 2000 shall survive any such termination; and (iii) no party shall be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

6.4 Termination Fee

   (a) If this Agreement is terminated (i) by PCo pursuant to Section 6.1 (b), or (ii) by either party pursuant to Section 6.1 (e) (ii) (and Section 6.4(d) is not applicable), then MCo shall pay to PCo a cash termination fee of $3 million at the time of such termination.

   (b) If this Agreement is terminated: (i) by MCo pursuant to Section 6.1 (c); or (ii) by either party pursuant to Section 6.1 (e) (i) (and Section 6.4 (c) is not applicable), then PCo shall pay to MCo a cash termination fee of $3 million at the time of such termination.

   (c) If: (x) an Acquisition Proposal for PCo is publicly announced or is proposed, offered or made to the PCo Shareholders or to PCo; (y) this Agreement is terminated by either party pursuant to Section 6.1 (e) (i); and (z) within nine months following such termination PCo enters into, directly or indirectly, an agreement, commitment or understanding with respect to the Acquisition Proposal or the Acquisition Proposal is consummated, then PCo shall pay to MCo a cash termination fee of $11 million, payable immediately upon satisfaction of the requirements contained in (x), (y) and (z).

   (d) If: (x) an Acquisition Proposal for MCo is publicly announced or is proposed, offered or made to the MCo Shareholders or to MCo; (y) this Agreement is terminated by either party pursuant to Section 6.1 (e) (ii); and (z) within nine months following such termination MCo enters into, directly or indirectly, an agreement, commitment or understanding with respect to an Acquisition Proposal for MCo or an Acquisition Proposal for MCo is consummated, then MCo shall pay to PCo a cash termination fee of $11 million, payable immediately upon satisfaction of the requirements contained in (x), (y) and (z).

   (e) If this Agreement is terminated by PCo pursuant to Section 6.1 (i), then PCo shall pay to MCo upon such termination a cash termination fee of $14 million at the time of such termination.

   (f) If this Agreement is terminated by MCo pursuant to Section 6.1(j), then MCo shall pay to PCo upon such termination a cash termination fee of $14 million at the time of such termination.

   (g) If this Agreement is terminated by MCo pursuant to Section 6.1 (h), then PCo shall pay to MCo upon such termination a cash termination fee of $14 million at the time of such termination.

   (h) If this Agreement is terminated by PCo pursuant to Section 6.1(g) then MCo shall pay to PCo upon such termination a cash termination fee of $14 million at the time of such termination.

   (i) MCo and PCo each agree that the agreements contained in Sections 6.4(a) through 6.4(h) are an integral part of the transactions contemplated by this Agreement. If either party fails to promptly pay the other party any fee due under such Sections 6.4(a) through 6.4(h), it shall pay the other party's costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced U.S. bank prime rate as published in the Wall Street Journal from the date such fee was first due.

                                   ARTICLE 7

                             Additional Agreements

   MCo and PCo each agree to take the following actions after the execution of this Agreement.

7.1 Meetings

   PCo and MCo shall each duly call a meeting of its securityholders entitled to vote to be held within 45 days after the SEC has indicated that it has no further comments on the Joint Proxy Statement for the purpose of (a) in the case of PCo, voting upon the Plan of Arrangement and the transactions contemplated hereby and thereby; and (b) in the case of MCo, voting upon a proposal to approve the issuance of such number of shares of MCo Common Stock as are necessary to consummate the Arrangement including those issuable on the exchange of the Exchangeable Shares and to elect directors of MCo, to hold office from and after the Effective Date until the next annual meeting of securityholders of MCo or until their successors are elected or appointed, in accordance with the provisions of Section 7.7, and each shall, through its board of directors, recommend to its securityholders in the Joint Proxy Statement approval of such matters and shall coordinate and cooperate with respect to the timing of such meetings. Each party may only change such recommendation in the event that the board of directors of such party concludes, in good faith, after receiving the written advice of outside counsel that such action is necessary for the board of directors to act in a manner consistent with its fiduciary duty. The meetings of securityholders of PCo and MCo will be called for the same day at such times as will result in the completion of the MCo Stockholders Meeting prior to the commencement of the PCo Shareholders Meeting.

7.2 The Closing

   Subject to the termination of this Agreement as provided in Article 6, the Closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Bennett Jones, 4500 Bankers Hall East, 855--2nd Street S.W., Calgary, Alberta, T2P 4K7 on a date (the "Closing Date") and at a time to be mutually agreed upon by the parties, which date shall be no later than the first business day after all conditions to Closing set forth herein shall have been satisfied or waived, unless another place, time and date is mutually selected by PCo and MCo. Each of MCo and PCo hereby agree to use their reasonable best efforts to cause their respective Canadian and United States legal counsel to render opinions, dated as of the Effective Date, in respect of such matters related to the transactions contemplated by this Agreement and the Arrangement as may be reasonably requested by the other party. Concurrently with the Closing, the Plan of Arrangement will be filed with the Registrar under the ABCA.

7.3 Ancillary Documents/Reservation of Shares

   (a) Provided all other conditions of this Agreement have been satisfied or waived and the agreements referred to in Section 7.3(b) have been executed and delivered, PCo shall, on the Closing Date, file Articles of Arrangement pursuant to Section 186 of the ABCA to give effect to the Plan of Arrangement.

   (b) On the Closing Date:

     (i) MCo and MCo Sub shall execute and deliver a Support Agreement containing substantially those terms and conditions set forth in Exhibit C, together with such other terms and conditions as may be agreed to by the parties hereto acting reasonably; and

     (ii) MCo, MCo Sub and a Canadian trust company to be mutually agreeable to MCo and PCo, acting reasonably, shall execute and deliver a Voting and Exchange Trust Agreement containing substantially those terms and conditions set forth in Exhibit D, together with such other terms and conditions as may be agreed to by the parties hereto acting reasonably, and MCo shall issue the Voting Share contemplated in such Agreement to such trust company in accordance with such agreement.

   (c) On or before the Closing Date, MCo will reserve for issuance such number of shares of MCo Common Stock as shall be necessary to give effect to the exchanges of options contemplated hereby.

7.4 Exchange of Options

   Promptly after the Effective Time, MCo will notify in writing each holder of a PCo Option of the exchange of such PCo Option for an option to purchase MCo Common Stock in accordance with the Plan of Arrangement. MCo agrees that it shall not terminate or cause to be terminated any PCo Options as a result of the consummation of the Arrangement and the exchange of the PCo Options pursuant to the Plan of Arrangement at any time after the Effective Time pursuant to the provisions of Section 9 of the PCo Option Plan.

7.5 Indemnification and Related Matters

   (a) MCo agrees that all rights to indemnification existing in favor of the present or former directors and officers of PCo (as such) or any of the PCo Subsidiaries or present or former directors and officers (as such) of PCo or any of the PCo Subsidiaries serving or who served at PCo's or any of the PCo Subsidiaries' request as a director, officer, employee, agent or representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (each such present or former director or officer of PCo or any of the PCo Subsidiaries, an "Indemnified Party"), as provided by contract or in PCo's charter or bylaws or similar documents of any of the PCo Subsidiaries in effect as of the date hereof with respect to matters occurring prior to the Effective Time, shall survive and shall continue in full force and effect and without modification for a period of not less than the statutes of limitations applicable to such matters.

   (b) From and after the Effective Time, MCo and PCo, jointly and severally, shall and MCo shall cause PCo to indemnify and hold harmless to the fullest extent permitted under the ABCA, each Indemnified Party against any costs and expenses (including reasonable attorney's fees), judgments, fines, losses, claims and damages and liabilities, and amounts paid in settlement thereof with the consent of the indemnifying party, such consent not to be unreasonably withheld, in connection with any actual or threatened claim, action, suit, proceeding or investigation that is based on, or arises out of, the fact that such person is or was a director or officer of PCo or any PCo Subsidiary (including without limitation with respect to any of the transactions contemplated hereby or the Arrangement) or who is serving or who served at PCo's or any of the PCo Subsidiaries' request as a director, officer, employee, agent or representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. In the event of any such claim, action, suit, proceeding or investigation, MCo shall cause PCo to pay the reasonable fees and expenses of counsel in advance of the final disposition of any such claim, action, suit, proceeding or investigation to the fullest extent permitted by law subject to the limitations imposed by the ABCA. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties: (i) the Indemnified Parties may retain counsel reasonably satisfactory to MCo and, subject to limitations imposed by the ABCA, PCo shall (or MCo shall cause PCo to) pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) MCo will use all reasonable efforts to assist in the defense of such matter; provided, however, that neither PCo nor MCo shall be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 7.5(b), upon learning of any such claim, action, suit, proceeding or investigation, shall notify MCo (but the failure to so notify shall not relieve a party from any liability which it may have under this Section 7.5 (b) unless such failure results in actual prejudice to such party and then only to the extent of such prejudice). The Indemnified Parties as a group may retain only one law firm in any jurisdiction to represent them with respect to each such matter unless such counsel determines that there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which event additional counsel may be required to be retained by the Indemnified Parties.

   (c) Subject to limitations imposed by the ABCA, provided the Arrangement becomes effective, PCo shall (or MCo shall cause PCo to) pay all expenses, including reasonable attorney's fees, as the same may be incurred by any Indemnified Parties in any action by any Indemnified Party or parties seeking to enforce the indemnity or other obligations provided for in this Section 7.5; provided, however, that PCo will be entitled to reimbursement for any advances made under this Section 7.5 to any Indemnified Party who ultimately proves unsuccessful in enforcing the indemnity as finally determined by a non-appealable judgment in a court of competent jurisdiction, and payment of such expenses in advance of the final disposition of the action shall be made only upon receipt of any undertaking by the Indemnified Party to reimburse all amounts advanced if such action ultimately proves unsuccessful.

   (d) Provided the Arrangement becomes effective, for a period of six years after the Effective Date, MCo shall continue in effect director and officer liability insurance for the benefit of the Indemnified Parties in such amounts, and with such deductibles, retained amounts, coverages and exclusions as PCo provides for its own directors and officers at the date hereof.

   (e) This Section 7.5, which shall survive the consummation of this Agreement and the Arrangement, is intended to benefit each person or entity indemnified hereunder.

7.6 Affiliate Agreements

   (a) PCo will use its reasonable best efforts to have its Affiliates sign and deliver to MCo the PCo Affiliate Agreements in substantially the form of Exhibit E concurrently with the execution hereof. MCo will use its reasonable best efforts to have its Affiliates sign and deliver to MCo the MCo Affiliate Agreements in substantially the form of Exhibit F concurrently with the execution hereof. For purposes of this Agreement, an "Affiliate" shall have the meaning referred to in SEC Accounting Series Releases 130 and 135 and in Rule 145 under the Securities Act. In the event that either MCo or PCo does not succeed in getting its respective Affiliates to sign and deliver the Affiliate Agreements, such party shall continue to use its reasonable best efforts to have its Affiliates sign and deliver the Affiliate Agreements.

   (b) MCo agrees that it shall publicly release the combined financial results (including combined sales and net income) of MCo and PCo for a period which includes at least 30 days of post-combination combined operations of MCo and PCo as soon as possible following Closing, notwithstanding that such release may not coincide with a financial quarterly report or be in the form of a report filed with the SEC on Form 10-Q.

7.7 MCo Board of Directors

   The Board of Directors of MCo shall be reconstituted as of the Effective Date so that there shall be eleven (11) directors, six of whom shall be nominees of MCo and five of whom shall be nominees of PCo.

7.8 Tax Elections

   Holders of PCo Common Shares who are residents of Canada for the purposes of the Income Tax Act (Canada) (the "ITA") and who receive Exchangeable Shares pursuant to the Plan of Arrangement shall be entitled to make an income tax election pursuant to subsection 85(1) or (2) of the ITA with respect to the transfer of their PCo Common Shares to MCo Sub by providing two signed copies of the necessary election forms to MCo Sub within 90 days following the Effective Date, fully completed with the details of the number of PCo Common Shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms complying with the provisions of the ITA, the forms will be signed by MCo Sub and returned to such holders for filing with the Canada Customs and Revenue Agency.

                                   ARTICLE 8

                                 Miscellaneous

8.1 No Survival of Representations and Warranties

   All representations and warranties of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the valid termination of this Agreement or the Closing Date, whereupon such representations and warranties will expire and be of no further force or effect. All agreements and covenants of the parties shall survive the Closing Date, except as otherwise set forth in this Agreement.

8.2 Notices

   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by recognized overnight courier, by facsimile (receipt confirmed) or mailed by certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to Maverick:

       Maverick Tube Corporation
       16401 Swingley Ridge Road
       Suite 700
       Chesterfield, Missouri 63017

       Attention: Mr. Gregg Eisenberg

       Fax: (636) 733-1671

       with a copy to:

       Robert H. Wexler, Esq.
       Gallop, Johnson & Neuman, L.C.
       101 South Hanley
       St. Louis, Missouri 63105

       Fax: (314) 862-1219

     (b) if to Prudential:

       Prudential Steel Ltd.
       140--4th Avenue S.W.
       Suite 1800
       Calgary, Alberta T2P 3N4
       Canada

       Attention: Mr. J. Donald Wilson

       Fax: (403) 265-3426

       with a copy to:

       J. G. Smeltzer
       Bennett Jones
       4500 Bankers Hall East
       855--2nd Street S.W.
       Calgary, Alberta T2P 4K7

       Fax: (403) 265-7219

8.3 Interpretation

   When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used therein shall be deemed in each case to be followed by the words "without limitation." Any references in this Agreement to "the date hereof" refers to the date of execution of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4 Severability

   If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

8.5 Counterparts

   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart and that delivery may be effected by means of facsimile transmission.

8.6 Miscellaneous

   This Agreement, which includes the PCo Disclosure Letter, the MCo Disclosure Letter and the Exhibits hereto and the Confidentiality Agreements dated May 18 and 31, 2000 between MCo and PCo, and any other documents referred to herein or contemplated hereby (a) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder (except that Section 7.5 is for the benefit of PCo's directors and officers and is intended to confer rights on such persons and it is agreed that PCo shall hold such benefits in trust for PCo's directors and officers); and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

8.7 Governing Law

   This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including without limitation validity, construction, effect, performance and remedies.

8.8 Amendment and Waivers

   Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby which writing expressly refers to this Agreement and the operation of the provisions of this Section 8.8. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto at any time before or after approval of the PCo securityholders, or the MCo stockholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the PCo securityholders or the MCo stockholders without obtaining such further approval.

8.9 Expenses

   Except as otherwise provided herein, each party will bear its respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated hereby.

8.10 Further Assurances

   Each of the parties hereto will from time to time execute and deliver all such further documents and instruments and do all such acts and things as the other parties may reasonably require to effectively carry out or better evidence or perfect the terms and provisions of this Agreement. The parties agree to amend the structure of the transactions contemplated hereby if necessary to have the transactions treated as "pooling of interests" under United States generally accepted accounting principles, provided that any such amendment will not have a Material Adverse Effect on each party.

   IN WITNESS WHEREOF, MCo and PCo have caused this Agreement to be signed by their respective officers thereunder duly authorized, all as of the date first written above.

                                          Maverick Tube Corporation

                                                   /s/ Gregg M. Eisenberg
                                          Per: ________________________________
                                                     Gregg M. Eisenberg
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                                          Prudential Steel Ltd.

                                                    /s/ J. Donald Wilson
                                          Per: ________________________________
                                                      J. Donald Wilson
                                               President and Chief Executive
                                                          Officer

                                                                         ANNEX C

                    IN THE COURT OF QUEEN'S BENCH OF ALBERTA

                          JUDICIAL DISTRICT OF CALGARY

   IN THE MATTER OF Section 186 of the Business Corporations Act (Alberta), being Chapter B-15, of the Statutes of Alberta, 1981, as amended;

   AND IN THE MATTER OF an arrangement proposed by Prudential Steel Ltd., involving Prudential Steel Ltd., its Securityholders, Maverick Tube (Canada) Ltd. and Maverick Tube Corporation.

   BEFORE THE HONOURABLE                    AT THE COURT HOUSE, IN THE
   CHIEF JUSTICE W.K. MOORE                 CITY OF CALGARY, PROVINCE OF
   IN CHAMBERS                              ALBERTA ON TUESDAY THE 8TH DAY
                                            OF AUGUST, 2000.

                                 INTERIM ORDER

   UPON the application by Petition of Prudential Steel Ltd. ("Prudential") pursuant to Section 186 of the Business Corporations Act (Alberta);

   AND UPON reading the said Petition, and the Affidavit of Norman E. Hall, Vice-President, Legal & Business Affairs of Prudential and the documents referred to therein, filed;

   AND UPON it appearing that notice of this application has been given to the Executive Director of the Alberta Securities Commission;

   AND UPON hearing counsel for Prudential;

   IT IS HEREBY ORDERED THAT:

   1. Prudential shall convene a special meeting (the "Prudential Meeting") of the holders of its issued and outstanding common shares (the "Common Shares") and options to purchase Common Shares (the "Options") to consider, and if deemed advisable, to pass, with or without variation, a special resolution (the "Prudential Arrangement Resolution") to approve a proposed Plan of Arrangement (the "Plan of Arrangement") involving Prudential, its said holders of Common Shares (the "Shareholders") and Options (the "Optionholders"), Maverick Tube (Canada) Ltd. ("Maverick Canada") and Maverick Tube Corporation ("Maverick"), a true copy of which Plan of Arrangement in its substantially final form is included as Annex D to Exhibit "A" to the Affidavit of Norman E. Hall sworn the 7th day of August, 2000.

   2. The Prudential Meeting shall be called, held and conducted in accordance with the Business Corporations Act (Alberta) (the "ABCA") and the Articles and the By-laws of Prudential subject to what may be provided hereafter.

   3. The only persons entitled to notice of the Prudential Meeting shall be the registered Shareholders and the Optionholders as they may appear on the records of Prudential as at the close of business on the 10th day of August, 2000, the directors and auditors of Prudential, the Registrar of Corporations under the ABCA and the Alberta Securities Commission, and the only persons entitled to be represented and to vote at the Prudential Meeting, either in person or by proxy, shall be such Shareholders and Optionholders, subject to the provisions of Section 132 of the ABCA. The Shareholders and Optionholders shall vote as a single class.

   4. Prudential shall send the Notice of the Special Meeting of Shareholders and Optionholders, Notice of Petition, and Joint Management Information Circular and Proxy Statement (the "Proxy Circular") in substantially the form contained in Exhibit "A" to the Affidavit of Norman E. Hall, with such amendments thereto as counsel for Prudential may advise are necessary or desirable, provided that such amendments are not inconsistent with the terms of this Order, to the Shareholders, to the Optionholders, to the directors and auditors of Prudential, to the Registrar of Corporations under the ABCA and to the Alberta Securities Commission by mailing the same by prepaid ordinary mail, or by sending the same by direct courier at the expense of Prudential, to such persons at least 21 days prior to the date of the Prudential Meeting, excluding the date of mailing or sending by courier and excluding the date of the Prudential Meeting. Such mailing or sending by courier shall constitute good and sufficient service of notice of the Petition, the Prudential Meeting and the hearing in respect of the Petition.

   5. The accidental omission to give notice of the Prudential Meeting, or the non- receipt of such notice by one or more of the persons specified in paragraph 4 hereof, shall not invalidate any resolution passed or proceedings taken at the Prudential Meeting.

   6. Each Common Share and each Option to purchase a Common Share shall be entitled to one vote on each matter to be acted upon at the Prudential Meeting. The majority required to pass the Prudential Arrangement Resolution shall be not less than two-thirds of the aggregate votes cast by the Shareholders and the Optionholders (present in person or represented by proxy), voting together as a single class, in respect of the Prudential Arrangement Resolution at the Prudential Meeting.

   7. The Shareholders who are registered Shareholders, and the Optionholders, shall have the right to dissent from the Prudential Arrangement Resolution in accordance with the provisions of Section 184 of the ABCA, as modified hereby, and to be paid the fair value of their Common Shares, or Options, provided that:

     (a) notwithstanding subsection 184(5) of the ABCA, the written objection to the Prudential Arrangement Resolution referred to in subsection 184(5) of the ABCA which is required to be sent to Prudential must be received by Prudential, c/o Bennett Jones LLP, Attention: Anthony L. Friend, Q.C. at the address set out below, or the Chairman of the Prudential Meeting, before commencement of the Prudential Meeting; and

     (b) the holders exercising such right of dissent otherwise comply with the requirements of Section 184 of the ABCA.

   8. Upon approval of the Plan of Arrangement at the Prudential Meeting in the manner set forth in this Order, Prudential may apply before this Court for approval of the Plan of Arrangement, which application (the "Final Application") shall be heard by this Honourable Court at the Court House, 611-- 4th Street S.W., in the City of Calgary, on the 22nd day of September, 2000 at 1:00 p.m. or so soon thereafter as counsel may be heard.

   9. Any Shareholder, Optionholder and any other interested person may appear on the application for the approval of the Arrangement, provided that such holder or person shall file with this Court and serve on the solicitors for Prudential on or before September 10, 2000, a Notice of Intention to Appear setting out the address for service in respect of such holder or person, and indicating whether such holder or person intends to support or oppose the application or make submissions thereat together with any evidence or materials which are to be presented to this Court, such Notice of Appearance to be effected by delivery, at the address set forth below:

   Bennett Jones LLP
   4500 Bankers Hall East
   855--2nd Street S.W.
   Calgary, Alberta T2P 4K7
   Attention: Anthony L. Friend, Q.C.

   10. In the event the Final Application is adjourned, only those persons who have filed and served a Notice of Appearance shall be served with notice of the adjourned date.

   11. Prudential shall be entitled at any time to seek leave to vary this Order.

                                                    /s/ W.K. Moore
                                          ___________________________________

                                                       J.C.Q.B.A.

   ENTERED this 8th day of August, 2000.
   Clerk of the Court of Queen's Bench of Alberta

                                        ACTION NO: 0001-12890

                                        ----------------------------------------

                                             IN THE COURT OF QUEEN'S BENCH
                                                       OF ALBERTA
                                               JUDICIAL CENTRE OF CALGARY

                                        ----------------------------------------

                                           IN THE MATTER OF Section 186 of the
                                        Business Corporations Act, being
                                        Chapter B-15, of the Statutes of
                                        Alberta, 1981, as amended;

                                           AND IN THE MATTER OF a Proposed
                                        Arrangement among Prudential Steel Ltd.
                                        and its Securityholders, Maverick Tube
                                        (Canada) Ltd. and Maverick Tube
                                        Corporation

                                        ----------------------------------------

                                                     INTERIM ORDER

                                        ----------------------------------------

                                                   BENNETT JONES LLP
                                               Barristers and Solicitors
                                                 4500 Bankers Hall East
                                                  855--2nd Street S.W.
                                                    CALGARY, Alberta
                                                        T2P 4K7
                                                Anthony L. Friend, Q.C.
                                                   Ph. (403) 298-3182
                                                  Our File No 361-124

                                                                         ANNEX D

                          FORM OF PLAN OF ARRANGEMENT
                               UNDER SECTION 186
                   OF THE BUSINESS CORPORATIONS ACT (ALBERTA)
                        INVOLVING AND AFFECTING PCO AND
                  THE HOLDERS OF ITS COMMON SHARES AND OPTIONS

                                   ARTICLE 1

                                 Interpretation

1.1 Definitions

   In this Plan of Arrangement unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

   "ABCA" means the Business Corporations Act (Alberta), as amended;

   "Arrangement" means the arrangement under section 186 of the ABCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments thereto made (i) in accordance with Section 8.8 of the Combination Agreement; (ii) in accordance with Section 5.1 hereof or (iii) at the direction of the Court in the Final Order;

   "Arrangement Resolution" means the special resolution passed by the Shareholders and the Optionholders at the Meeting;

   "Automatic Redemption Date" has the meaning provided in the Exchangeable Share Provisions;

   "Business Day" has the meaning provided in the Exchangeable Share
Provisions;

   "Change of Control Agreements" mean the agreements between PCo and certain executive officers of PCo governing the termination or modification of the employment of the executive officers in the event of a change of control of PCo;

   "Combination Agreement" means the combination agreement by and between MCo and PCo dated effective as of June 11, 2000, as amended and restated from time to time, providing for, among other things, this Plan of Arrangement and the Arrangement;

   "Court" means the Court of Queen's Bench of Alberta;

   "Depositary" means CIBC Mellon Trust Company at its principal transfer offices in Calgary, Alberta and Toronto, Ontario;

   "Dissent Procedures" has the meaning provided in Section 3.1;

   "Effective Date" means the registration date shown on the registration statement issued upon the filing of the Articles of Arrangement under the ABCA giving effect to the Arrangement;

   "Effective Time" means 12:01 a.m. (Calgary time) on the Effective Date;

   "Exchange Ratio" means the ratio of 0.52 Exchangeable Shares for each whole PCo Common Share, subject to adjustment as provided in accordance with Section
1.2 of the Combination Agreement;

   "Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares;

   "Exchangeable Shares" means the Exchangeable Shares in the capital of MCo
Sub;

   "Final Order" means the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time and from time to time prior to the Effective Time;

   "Interim Order" means the interim order of the Court in relation to the Arrangement, as such order may be amended by the Court at any time and from time to time;

   "ITA" means the Income Tax Act (Canada), as amended;

   "MCo" has the meaning provided in the Exchangeable Share Provisions;

   "MCo Average Price" means the weighted average trading price of the shares of MCo Common Stock on Nasdaq (as reported by Nasdaq and converted, as hereinafter provided, to Canadian dollars and expressed to the fourth decimal place) for the Measurement Period. For these purposes, (i) the U.S. dollar/Canadian dollar exchange rate for determining the MCo Average Price shall be based upon the average of the noon buying rate (expressed to the fourth decimal place) for each of the days in the Measurement Period as reported by the Bank of Canada; and (ii) the "weighted average trading price" shall be determined by dividing the aggregate sale price of all shares of MCo Common Stock sold on Nasdaq during the Measurement Period by the total number of shares of MCo Common Stock sold;

   "MCo Common Stock" has the meaning provided in the Exchangeable Share Provisions;

   "MCo Sub" means, a corporation organized and existing under the laws of Alberta and any successor corporation;

   "Measurement Period" means the period of 10 consecutive trading days ending on the third trading day prior to the date of the Meeting (including any adjournment thereof);

   "Meeting" means the special meeting of the Shareholders and of the Optionholders of PCo to be held to consider this Plan of Arrangement;

   "Nasdaq" means the National Association of Securities Dealers Automatic Quotation System, National Market;

   "Options" means all options to purchase PCo Common Shares outstanding as at the Effective Date, including all options outstanding under PCo's stock option plan;

   "Optionholders" means holders of Options;

   "PCo" means Prudential Steel Ltd., a corporation organized and existing under the ABCA;

   "PCo Common Shares" means the common shares in the capital of PCo and the related PCo Rights;

   "PCo Rights" means the PCo Common Share purchase rights issued or issuable under the PCo Rights Plan;

   "PCo Rights Plan" means the Shareholder Protection Rights Plan Agreement made effective as of May 1, 2000 between PCo and CIBC Mellon Trust Company, as Rights Agent;

   "Proxy Statement" means the Management Information Circular and Proxy Statement of PCo prepared in connection with the Arrangement;

   "Shareholders" means holders of PCo Common Shares;

   "Support Agreement" means the agreement so entitled between MCo and MCo Sub to be dated as of the Effective Date and provided for in the Combination Agreement;

   "Transfer Agent" means the duly appointed transfer agent for the time being of the Exchangeable Shares, and, if there is more than one such transfer agent, then the principal Canadian transfer agent;

   "Voting and Exchange Trust Agreement" means the agreement so entitled between MCo, MCo Sub and the Trustee named therein to be dated as of the Effective Date and provided for in the Combination Agreement; and

   "Voting Share" has the meaning ascribed to such term in the Voting and Exchange Trust Agreement.

1.2 sections and headings

   The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section refers to the specified section of this Plan of Arrangement.

1.3 Number, Gender and Persons

   In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, bodies corporate, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.

1.4 Date for any Action

   In the event that any date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding day which is a Business Day.

1.5 Currency

   Unless otherwise expressly stated herein, all references to currency and payments in cash or money in this Plan of Arrangement are to United States dollars.

1.6 Statutory References

   Any reference in this Plan of Arrangement to a statute includes such statute as amended, consolidated or re-enacted from time to time, all regulations made thereunder, all amendments to such regulations from time to time, and any statute or regulation which supersedes such statute or regulations.

                                   ARTICLE 2

                                  Arrangement

2.1 Arrangement

   At the Effective Time, the following transactions shall occur and shall be deemed to occur in the following order without any further act or formality:

       (a) each of the outstanding PCo Common Shares (other than PCo Common Shares held by Shareholders who have exercised their right of dissent in accordance with Article 3 hereof and are ultimately entitled to be paid the fair value of their PCo Common Shares) will, without any further action on behalf of the Shareholders, be transferred to MCo Sub in consideration for a number of Exchangeable Shares determined in accordance with the Exchange Ratio;

       (b) each Shareholder will receive only a whole number of Exchangeable Shares resulting from the transfer of such Shareholder's PCo Common Shares to MCo Sub. In lieu of fractional Exchangeable Shares, each Shareholder who otherwise would be entitled to receive such fractional share shall be paid by MCo Sub an amount determined in accordance herewith in full satisfaction of such fractional entitlement;

       (c) upon the transfer of shares referred to in Section 2.1(a) above:
  (i) each Shareholder shall cease to be such a holder of PCo Common Shares, shall have his name removed from the register of holders of PCo Common Shares and shall become a holder of the number of fully paid Exchangeable Shares to which he is entitled as a result of the transfer of shares referred to in Section 2.1(a) and such Shareholder's name shall be added to the register of holders of such securities accordingly; and (ii) MCo Sub shall become the legal and beneficial owner of all of the PCo Common Shares so transferred;

       (d) each of the outstanding Options (other than Options held by holders who have exercised their rights of dissent in accordance with
  Section 3.1 hereof and who are ultimately entitled to be paid the fair value for such Options) will, without any further action on the part of any
  Optionholder: (i) vest in accordance with the terms and conditions of the stock option agreements issued pursuant to PCo's stock option plan or the Change of Control Agreements; and (ii) be converted into or exchanged for an option to purchase the number of shares of MCo Common Stock determined by multiplying the number of PCo Common Shares subject to such Option at the Effective Time by the Exchange Ratio, at an exercise price per share of MCo Common Stock equal to the exercise price per share of such Option immediately prior to the Effective Time divided by the Exchange Ratio, and expressed in U.S. dollars. For the purposes of determining the exercise price per share of MCo Common Stock, the exercise price per share of PCo Common Shares subject to such Option shall be adjusted using the Canadian dollar exchange rate based upon the average of the noon buying rate expressed to the fourth decimal place for each of the trading days in the Measurement Period, as reported by the Bank of Canada. If the foregoing calculation results in a converted Option being exercisable for a fraction of a share of MCo Common Stock, then the number of shares of MCo Common Stock subject to such Option will be rounded down to the nearest whole number of shares, and the exercise price per whole share of MCo Common Stock will be as determined above. The obligations of PCo under the Options as so converted shall be assumed by MCo and MCo shall be substituted for PCo under, and as sponsor of, PCo's stock option plan. Except as provided in this paragraph (d), the term and all other terms and conditions of the Options in effect immediately prior to giving effect to the Arrangement shall govern the Options; and

       (e) all outstanding PCo Common Share purchase rights issued pursuant to the Shareholder Protection Rights Plan Agreement made effective as of May 1, 2000 between PCo and CIBC Mellon Trust Company, as Rights Agent, shall be cancelled.

2.2 Allocation of Consideration

   A Shareholder who has transferred his PCo Common Shares to MCo Sub as contemplated under Section 2.1(a) shall be considered to have disposed of a portion (the "share portion") of such Shareholder's PCo Common Shares solely in consideration for Exchangeable Shares and to have disposed of the remaining portion of such PCo Common Shares for all other ancillary rights and benefits (the "Ancillary Rights") associated with the Exchangeable Shares and the Voting Share under the Exchangeable Share Provisions, the Voting and Exchange Trust Agreement and the Support Agreement. The share portion (expressed as a number) shall be equal to the number of PCo Common Shares obtained when the total number of PCo Common Shares held by the Shareholder is multiplied by the aggregate fair market value of the Exchangeable Shares received by the Shareholder divided by the sum of such aggregate fair market value and the aggregate fair market value of the Ancillary Rights received by the Shareholder.

                                   ARTICLE 3

                               Rights of Dissent

3.1 Rights of Dissent

   Registered Shareholders and Optionholders may exercise rights of dissent with respect to their PCo Common Shares or Options pursuant to and in the manner set forth in section 184 of the ABCA (as modified by the Interim Order) and this Section 3.1 (the "Dissent Procedures") in connection with the Arrangement, and holders who duly exercise such rights of dissent and who:

       (a) are ultimately entitled to be paid fair value for the PCo Common Shares or Options shall be deemed to have transferred such PCo Common Shares or Options to PCo for cancellation on the Effective Date; or

       (b) are ultimately not entitled, for any reason, to be paid the fair value for their PCo Common Shares or Options shall be deemed to have participated in the Arrangement on the same basis as any nondissenting Shareholder or Optionholder, as the case may be, but in no case shall PCo be required to recognize such holders as Shareholders or Optionholders on and after the Effective Time, and the names of such persons shall be deleted from the registers of Shareholders or Optionholders on the Effective Time.

                                   ARTICLE 4

                       Certificates and Fractional Shares

4.1 Issuance of Certificates Representing Exchangeable Shares

   At or promptly after the Effective Time, MCo Sub shall deposit with the Depositary, for the benefit of the Shareholders who exchanged their PCo Common Shares pursuant to the Arrangement, certificates representing the Exchangeable Shares issued pursuant to the Arrangement upon the exchange. Upon surrender to the Depositary of a certificate which immediately prior to the Effective Time represented outstanding PCo Common Shares, and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall forthwith deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of Exchangeable Shares which such holder has the right to receive pursuant to the Arrangement (together with any dividends or distributions with respect thereto pursuant to Section 4.2 and any cash in lieu of fractional Exchangeable Shares pursuant to Section 4.3), and any certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of PCo Common Shares which is not registered in the transfer records of PCo, a certificate representing the proper number of Exchangeable Shares (together with any dividends or distributions with respect thereto pursuant to Section 4.2 and any cash in lieu of fractional Exchangeable Shares pursuant to Section 4.3) shall be delivered to a transferee if the certificate representing such PCo Common Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to the Effective Time represented outstanding PCo Common Shares shall be deemed at any time after the Effective Time, but subject to Section 4.5, to represent only the right to receive upon such surrender (a) the certificate representing Exchangeable Shares as contemplated by this Section 4.1, (b) a cash payment in lieu of any fractional Exchangeable Shares as contemplated by Section 4.3 and (c) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Exchangeable Shares as contemplated by Section 4.2.

4.2 Dividends and Other Distributions

   No dividends or other distributions declared or made after the Effective Time with respect to the Exchangeable Shares with a record date after the Effective Time shall be paid to the holder of any formerly outstanding PCo Common Shares which were not exchanged pursuant to Section 2.1, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 4.3 (and no interest will be earned and payable thereon), unless and until the certificate representing such PCo Common Shares shall be surrendered in accordance with Section 4.1. Subject to applicable law and to Section 4.5, at the time of such surrender of any such certificate (or, in the case of clause (c) below, at the appropriate payment date), there shall be paid to the holder of the Exchangeable Shares resulting from such exchange, in all cases without interest, (a) the amount of any cash payable in lieu of a fractional Exchangeable Share to which such holder is entitled pursuant to Section 4.3, (b) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Exchangeable Shares, and (c) the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such Exchangeable Shares.

4.3 No Fractional Shares

   No certificates or scrip representing fractional Exchangeable Shares shall be issued upon the surrender for exchange of certificates pursuant to Section 4.1, and such fractional interests shall not entitle the owner thereof to vote or to possess or exercise any rights as a security holder of MCo Sub. In lieu of any such fractional interests, each person entitled thereto will receive an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (a) such fractional interest, multiplied by (b) the MCo Average Price, such amount to be provided to the Depositary by MCo Sub upon request.

4.4 Lost Certificates

   If any certificate which immediately prior to the Effective Time represented outstanding PCo Common Shares which were exchanged pursuant to Section 2.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, certificates representing Exchangeable Shares (together with any dividends or distributions with respect thereto pursuant to Section 4.2 and any cash in lieu of fractional Exchangeable Shares pursuant to Section 4.3) deliverable in respect thereof as determined in accordance with Section 2.1. When seeking such certificate and payment in exchange for any lost, stolen or destroyed certificate, the person to whom certificates representing Exchangeable Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to MCo Sub, MCo and the Transfer Agent, as the case may be, in such sum as MCo Sub may direct or otherwise indemnify MCo Sub, MCo and the Transfer Agent in a manner satisfactory to MCo Sub, MCo and the Transfer Agent against any claim that may be made against MCo Sub, MCo or the Transfer Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

4.5 Extinguishment of Rights

   Any certificate which immediately prior to the Effective Time represented outstanding PCo Common Shares which were exchanged pursuant to Section 2.1 and has not been deposited, with all other instruments required by Section 4.1, on or prior to the tenth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a Shareholder or a holder of Exchangeable Shares or shares of MCo Common Stock. On such date, the Exchangeable Shares (and any dividends or distributions with respect thereto and any cash pursuant to Section 4.3) to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled (or, if the Automatic Redemption Date has occurred, the resulting shares of MCo Common Stock) shall be deemed to have been surrendered to MCo Sub (or, in the event that the Automatic Redemption Date has occurred, MCo), together with all entitlements to dividends, distributions, cash and interest thereon held for such former registered holder, for no consideration and such shares shall thereupon be canceled and the name of the former registered holder shall be removed from the register of holders of such shares.

                                   ARTICLE 5

                                   Amendment

5.1 Plan of Arrangement Amendment

   PCo reserves the right to amend, modify and/or supplement this Plan of Arrangement from time to time at any time prior to the Effective Time provided that any such amendment, modification or supplement must be contained in a written document that is (a) agreed to by MCo and MCo Sub, (b) filed with the Court and, if made following the Meeting, approved by the Court and (c) communicated to Shareholders and Optionholders in the manner required by the Court (if so required).

   Any amendment, modification or supplement to this Plan of Arrangement may be proposed by PCo at any time prior to or at the Meeting (provided that MCo and MCo Sub shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

   Any amendment, modification or supplement to this Plan of Arrangement which is approved by the Court following the Meeting shall be effective only (a) if it is consented to by PCo, (b) if it is consented to by MCo and MCo Sub and (c) if required by the Court or applicable law, it is consented to by the Shareholders, Optionholders or the holders of Exchangeable Shares, as the case may be.

                                                                         ANNEX E

                       SHARE CAPITAL AND OTHER PROVISIONS
           TO BE INCLUDED IN THE ARTICLES OF INCORPORATION OF MCO SUB

                                A. SHARE CAPITAL

                   PROVISIONS ATTACHING TO THE COMMON SHARES

   The common shares ("Common Shares") in the capital of the Corporation shall have attached thereto the following rights, privileges, restrictions and conditions:

Dividends

   Subject to the prior rights of the Exchangeable Shares and any other shares ranking prior to the Common Shares, holders of Common Shares have a right to receive dividends when declared by the Board of Directors out of property of the Corporation legally available therefor.

Liquidation

   Subject to the prior rights of the Exchangeable Shares and any other shares ranking prior to the Common Shares, the holders of Common Shares shall, upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or other distribution of the assets of the Corporation for the purpose of winding-up its affairs, be entitled to receive the remaining property and assets of the Corporation.

Voting

   The holders of the Common Shares shall be entitled to receive notice of and to attend all meetings of shareholders (other than separate meetings of other classes or series of shares), and shall be entitled to one vote for each Common Share held.

                PROVISIONS ATTACHING TO THE EXCHANGEABLE SHARES

   The Exchangeable Shares in the capital of the Corporation shall have the following rights, privileges, restrictions and conditions:

                                   ARTICLE 1

                                 Interpretation

1.1 For the purposes of these rights, privileges, restrictions and conditions:

   "Act" means the Business Corporations Act (Alberta), as amended, consolidated or reenacted from time to time.

   "Aggregate Equivalent Vote Amount" means, with respect to any matter, proposition or question on which holders of MCo Common Stock are entitled to vote, consent or otherwise act, the product of (i) the number of Exchangeable Shares then issued and outstanding and held by holders (other than MCo and its Subsidiaries) multiplied by (ii) the number of votes to which a holder of one share of MCo Common Stock is entitled with respect to such matter, proposition or question.

   "Automatic Redemption Date" means the date for the automatic redemption by the Corporation of Exchangeable Shares pursuant to Article 7 of these share provisions, which date shall be the first to occur of (a) the date, if any, selected pursuant to this clause (a) by the Board of Directors of the Corporation, such date to be no earlier than the fifth anniversary of the Effective Date, (b) the date selected by the Board of Directors of the Corporation (such date to be no earlier than the third anniversary of the Effective Date of the Arrangement) at a time when less than 10% of the number of Exchangeable Shares issuable on the Effective Date (other than Exchangeable Shares held by MCo and its Subsidiaries, and as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issuance or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into or carrying rights to acquire Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction involving or affecting the Exchangeable Shares), are outstanding, (c) the Business Day prior to the record date for any meeting or vote of the shareholders of the Corporation to consider any matter on which the holders of Exchangeable Shares would be entitled to vote as shareholders of the Corporation, but excluding any meeting or vote as described in clause (d) below, or (d) the Business Day following the day on which the holders of Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, if and to the extent such action is required, to approve or disapprove, as applicable, any change to, or in the rights of the holders of, Exchangeable Shares, if the approval or disapproval, as applicable, of such change would be required to maintain the economic and legal equivalence of the Exchangeable Shares and the MCo Common Stock.

   "Board of Directors" means the board of directors of the Corporation and any committee thereof acting within its authority.

   "Business Day" means any day other than a Saturday, a Sunday or a day when banks are not open for business in either or both of St. Louis, Missouri and Calgary, Alberta.

   "Common Shares" means the common shares in the capital of the Corporation.

   "Corporation" means, a corporation organized and existing under the Act and includes any successor corporation.

   "Current Market Price" means, in respect of a share of MCo Common Stock on any date, the average of the closing sale prices per share (computed and rounded to the third decimal point) of shares of MCo Common Stock during the period of 20 consecutive trading days ending not more than five trading days before such date on the New York Stock Exchange, or, if MCo Common Stock is not then traded on the New York Stock Exchange, on such other principal U.S. stock exchange or automated quotation system on which the MCo Common Stock is then listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if, in the opinion of the Board of Directors the public distribution or trading activity of MCo Common Stock during such period does not create a market which reflects the fair market value of a share of MCo Common Stock, then the Current Market Price of a share of MCo Common Stock shall be determined by the Board of Directors based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate, and provided further than any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

   "Effective Date" has the meaning ascribed thereto in the Plan of Arrangement.

   "Exchange Put Date" has the meaning provided in Section 8.2.

   "Exchange Put Right" has the meaning provided in Section 8.1.

   "Exchangeable Share Consideration" means, with respect to each Exchangeable Share, for any acquisition of or redemption of or distribution of assets of the Corporation in respect of or purchase pursuant to these share provisions, the Plan of Arrangement, the Support Agreement or the Voting and Exchange Trust
Agreement:

     (a) the Current Market Price of one share of MCo Common Stock deliverable in connection with such action;

     (b) a cheque or cheques payable at par at any branch of the bankers of the payor in the amount of all declared, payable and unpaid, and all undeclared but payable, cash dividends deliverable in connection with such action; and

     (c) such stock or other property constituting any declared and unpaid, and all undeclared but payable, non-cash dividends deliverable in connection with such action,

provided that (i) that part of the consideration which represents (a) above, shall be fully paid and satisfied by the delivery of one share of MCo Common Stock, such share to be duly issued as a fully paid and non-assessable share,
(ii) that part of the consideration which represents (c), above, shall be fully paid and satisfied by delivery of such non-cash items, and (iii) any such consideration shall be delivered free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest less any tax required to be deducted and withheld therefrom and without interest.

   "Exchangeable Share Price" means, for each Exchangeable Share, an amount equal to the aggregate of:

     (a) the Current Market Price of a share of MCo Common Stock; plus

     (b) an additional amount equal to the full amount of all cash dividends declared, payable and unpaid, on such Exchangeable Share; plus

     (c) an additional amount equal to all dividends declared and payable on MCo Common Stock which have not been declared on Exchangeable Shares in accordance herewith; plus

     (d) an additional amount representing non-cash dividends declared, payable and unpaid, on such Exchangeable Share.

   "Exchangeable Shares" means the Exchangeable Shares of the Corporation having the rights, privileges, restrictions and conditions set forth herein.

   "Liquidation Amount" has the meaning provided in Section 5.1.

   "Liquidation Call Right" has the meaning provided in the Articles of Incorporation of the Corporation.

   "Liquidation Call Purchase Price" has the meaning provided in the Articles of Incorporation of the Corporation.

   "Liquidation Date" has the meaning provided in Section 5.1.

   "MCo" means Maverick Tube Corporation, a corporation organized and existing under the laws of the State of Delaware and includes any successor corporation or any corporation in which the holders of MCo Common Stock hold securities resulting from the application of Section 2.7 of the Support Agreement;

   "MCo Call Notice" has the meaning provided in Section 6.3.

   "MCo Common Stock" means the shares of common stock of MCo, with a par value of U.S. $0.01 per share, having voting rights of one vote per share, and any other securities resulting from the application of Section 2.7 of the Support Agreement.

   "MCo Dividend Declaration Date" means the date on which the board of directors of MCo declares any dividend on the MCo Common Stock.

   "MCo Holdco" has the meaning provided in the Voting and Exchange Trust Agreement.

   "MCo Special Share" means the one share of Special Voting Stock of MCo, with a par value of U.S. $., and having voting rights at meetings of holders of MCo Common Stock equal to the Aggregate Equivalent Voting Amount.

   "PCo" means Prudential Steel Ltd., a corporation organized and existing under the Act.

   "Plan of Arrangement" means the plan of arrangement involving and affecting PCo, MCo, the Corporation and the holders of common shares and options of PCo under section 186 of the Act contemplated in the Combination Agreement by and among MCo and PCo, dated effective as of June 11, 2000, as further amended and restated from time to time.

   "Purchase Price" has the meaning provided in Section 6.3.

   "Redemption Call Purchase Price" has the meaning provided in the Articles of Incorporation of the Corporation.

   "Redemption Call Right" has the meaning provided in the Articles of Incorporation of the Corporation.

   "Redemption Price" has the meaning provided in Section 7.1.

   "Retracted Shares" has the meaning provided in subsection 6.1 (a).

   "Retraction Call Right" has the meaning provided in subsection 6.1 (c).

   "Retraction Date" has the meaning provided in subsection 6.1 (b).

   "Retraction Price" has the meaning provided in Section 6.1.

   "Retraction Request" has the meaning provided in Section 6.1.

   "Subsidiary", in relation to any person, means any body corporate, partnership, joint venture, association or other entity of which more than 50% of the total voting power of shares of stock or units of ownership or beneficial interest entitled to vote in the election of directors (or members of a comparable governing body) is owned or controlled, directly or indirectly, by such person.

   "Support Agreement" means the Support Agreement between MCo and the Corporation, made as of the Effective Date.

   "Transfer Agent" means the duly appointed transfer agent for the time being of the Exchangeable Shares, and, if there is more than one such transfer agent, then the principal Canadian transfer agent.

   "Trustee" means the Trustee appointed under the Voting and Exchange Trust Agreement, and any successor trustee.

   "Voting and Exchange Trust Agreement" means the Voting and Exchange Trust Agreement among the Corporation, MCo and the Trustee, made as of the Effective Date.

                                   ARTICLE 2

                        Ranking of Exchangeable Shares

   2.1 The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

                                   ARTICLE 3

                                   Dividends

   3.1 A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each MCo Dividend Declaration Date, declare a dividend on each Exchangeable Share (a) in the case of a cash dividend declared on the MCo Common Stock, in an amount in cash for each Exchangeable Share equal to the cash dividend declared on each share of MCo Common Stock, (b) in the case of a stock dividend declared on the MCo Common Stock to be paid in MCo Common Stock, in such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of shares of MCo Common Stock to be paid on each share of MCo Common Stock, (c) in the case of a dividend declared on the MCo Common Stock in property other than cash or securities of MCo, in such type and amount of property for each Exchangeable Share as is the same as the type and amount of property declared as a dividend on each share of MCo Common Stock or (d) in the case of a dividend declared on the MCo Common Stock to be paid in securities of MCo other than MCo Common Stock, in such number of either such securities or economically equivalent securities of the Corporation, as the Board of Directors determines, for each Exchangeable Share as is equal to the number of securities of MCo to be paid on each share of MCo Common Stock. Such dividends (less any tax required to be deducted and withheld from such dividends) shall be paid out of money, assets or property of the Corporation properly applicable to the payment of dividends, or out of authorized but unissued shares of the Corporation.

   3.2 Cheques of the Corporation payable at par at any branch of the bankers of the Corporation shall be issued in respect of any cash dividends contemplated by subsection 3.1 (a) hereof and the sending of such a cheque to each holder of an Exchangeable Share (less any tax required to be deducted and withheld from such dividends paid or credited by the Corporation) shall satisfy the cash dividends represented thereby unless the cheque is not paid on presentation. Certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends contemplated by subsections 3.1 (b) or (d) hereof and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend represented thereby or dividend payable in other securities represented thereby. Such other type and amount of property in respect of any dividends contemplated by subsection 3.1 (c) hereof shall be issued, distributed or transferred by the Corporation in such manner as it shall determine and the issuance, distribution or transfer thereof by the Corporation to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. In all cases, any such dividends shall be subject to any reduction or adjustment for tax required to be deducted and withheld from such dividends, and the Corporation shall be entitled to liquidate some of the property which would otherwise be deliverable in payment of such dividends to a particular holder of Exchangeable Shares to fund any statutory withholding obligation. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Corporation any dividend which is represented by a cheque that has not been duly presented to the Corporation's bankers for payment or which otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

   3.3 The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3.1 hereof shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the MCo Common Stock.

   3.4 If on any payment date for any dividends declared on the Exchangeable Shares under Section 3.1 hereof the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends which remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

   3.5 Except as provided in this Article 3, the holders of Exchangeable Shares shall not be entitled to receive dividends in respect thereof.

                                   ARTICLE 4

                              Certain Restrictions

   4.1 So long as any of the Exchangeable Shares are outstanding, the Corporation shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in
Article 10 of these share provisions:

     (a) pay any dividends on the Common Shares, or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in any such other shares ranking junior to the Exchangeable Shares;

     (b) redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution;

     (c) redeem or purchase any other shares of the Corporation ranking equally with the Exchangeable Shares with respect of the payment of dividends or on any liquidation distribution; or

     (d) amend the articles or by-laws of the Corporation, in either case in any manner that would affect the rights or privileges of the holders of the Exchangeable Shares.

   The restrictions in subsections 4.1 (a), 4.1 (b) and 4.1 (c) above shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared with a record date on or following the effective date of the Plan of Arrangement on the MCo Common Stock shall have been declared on the Exchangeable Shares and paid in full. Nothing herein shall be interpreted to restrict the Corporation from issuing additional Common Shares or Exchangeable Shares.

                                   ARTICLE 5

                          Distribution on Liquidation

   5.1 In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, provided that neither MCo nor MCo Holdco shall have exercised the Liquidation Call Right, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date of such liquidation, dissolution or winding-up (the "Liquidation Date"), before any distribution of any part of the assets of the Corporation to the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount equal to the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the "Liquidation Amount") in accordance with Section 5.2. In connection with payment of the Liquidation Amount, the Corporation shall be entitled to liquidate some of the MCo Common Stock which would otherwise be deliverable as Exchangeable Share Consideration to the particular holder of Exchangeable Shares in order to fund any statutory withholding tax obligation.

   5.2 Within 10 Business Days after the Liquidation Date, and subject to the exercise by MCo or MCo Holdco of the Liquidation Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in Schedule A hereto or by notice to the holders of the Exchangeable Shares. Payment of the total Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or by holding for pick up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in Schedule A hereto or by notice to the holders of Exchangeable Shares, on behalf of the Corporation of the Exchangeable Share Consideration representing the total Liquidation Amount. On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Liquidation Amount has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time on or after the Liquidation Date to deposit or cause to be deposited the Exchangeable Share Consideration in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof in a custodial account or for safe keeping, in the case of non-cash items, with any chartered bank or trust company in Canada. Upon such deposit being made, the rights of the holders of Exchangeable Shares after such deposit shall be limited to receiving their proportionate part of the total Liquidation Amount for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be the holders of the MCo Common Stock delivered to them. Notwithstanding the foregoing, until such payment or deposit of such Exchangeable Share Consideration, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

   5.3 After the Corporation has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share, such holders shall not be entitled to share in any further distribution of the assets of the Corporation.

   5.4 If MCo or MCo Holdco exercises the Liquidation Call Right, each holder of Exchangeable Shares shall be obligated to sell the Exchangeable Shares held by such holder to MCo or MCo Holdco, as the case may be, on the Liquidation Date on payment to such holder by MCo or MCo Holdco, as the case may be, of the Exchangeable Share Consideration representing the Liquidation Call Purchase Price for each Exchangeable Share.

                                   ARTICLE 6

                  Retraction of Exchangeable Shares By Holder

   6.1 A holder of Exchangeable Shares shall be entitled at any time, subject to applicable law and the exercise by MCo or MCo Holdco of the Retraction Call Right (which, if exercised by MCo or MCo Holdco, shall be binding on the holder of Exchangeable Shares) and otherwise upon compliance with the provisions of this Article 6, to require the Corporation to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount equal to the Exchangeable Share Price applicable on the last Business Day prior to the Retraction Date (the "Retraction Price") which as set forth in Section 6.4, shall be fully paid and satisfied by the delivery by or on behalf of the Corporation of the Exchangeable Share Consideration representing such holder's Retraction Price. In connection with payment of the Retraction Price, the Corporation shall be entitled to liquidate some of the MCo Common Stock that would otherwise be deliverable as Exchangeable Share Consideration to the particular holder of Exchangeable Shares in order to fund any statutory withholding tax obligation. To effect such redemption, the holder shall present and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in Schedule A hereto or by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares which the holder desires to have the Corporation redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, and together with a duly executed statement (the "Retraction Request") in the form of Schedule "A" hereto or in such other form as may be acceptable to the Corporation:

     (a) specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the "Retracted Shares") redeemed by the Corporation;

     (b) stating the Business Day on which the holder desires to have the Corporation redeem the Retracted Shares (the "Retraction Date"), provided that the Retraction Date shall be not less than five Business Days nor more than 10 Business Days after the date on which the Retraction Request is received by the Corporation and further provided that, in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the tenth Business Day after the date on which the Retraction Request is received by the Corporation; and

     (c) acknowledging the overriding right (the "Retraction Call Right") of MCo or MCo Holdco to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares in accordance with the Retraction Call Right on the terms and conditions set out in Section 6.3 below.

   6.2 Subject to the exercise by MCo or MCo Holdco of the Retraction Call Right, upon receipt by the Corporation or the Transfer Agent in the manner specified in Section 6.1 hereof of a certificate or certificates representing the number of Exchangeable Shares which the holder desires to have the Corporation redeem, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in
Section 6.7, the Corporation shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall cause to be delivered to such holder the total Retraction Price with respect to such shares in accordance with Section 6.4 hereof. If only a part of the Exchangeable Shares represented by any certificate are redeemed or purchased by MCo or MCo Holdco pursuant to the Retraction Call right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

   6.3 Upon receipt by the Corporation of a Retraction Request, the Corporation shall immediately notify MCo and MCo Holdco thereof. In order to exercise the Retraction Call Right, MCo or MCo Holdco must notify the Corporation in writing of its determination to do so (the "MCo Call Notice") within two Business Days of such notification. If MCo or MCo Holdco does not so notify the Corporation within such two Business Days, the Corporation will notify the holder as soon as possible thereafter that neither MCo nor MCo Holdco will exercise the Retraction Call Right. If MCo or MCo Holdco delivers the MCo Call Notice within such two Business Days, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7 hereof, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to MCo or MCo Holdco, as the case may be, in accordance with the Retraction Call Right. In such event, the Corporation shall not redeem the Retracted Shares and MCo or MCo Holdco, as the case may be, shall purchase from such holder and such holder shall sell to MCo or MCo Holdco, as the case may be, on the Retraction Date the Retracted Shares for a purchase price per share (the "Purchase Price") equal to the Retraction Price, which as set forth in Section 6.4 hereof, shall be fully paid and satisfied by the delivery by or on behalf of MCo or MCo Holdco, as the case may be, of the Exchangeable Share Consideration representing such holder's Purchase Price. For the purposes of completing a purchase pursuant to the Retraction Call Right, MCo or MCo Holdco, as the case may be, shall deposit with the Transfer Agent, on or before the Retraction Date, the Exchangeable Share Consideration representing the total Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Corporation of such Retracted Shares shall take place on the Retraction Date. In the event that MCo or MCo Holdco, as the case may be, does not deliver a MCo Call Notice within two Business Days or otherwise comply with these Exchangeable Share provisions in respect thereto, and provided that Retraction Request is not revoked by the holder in the manner specified in Section 6.7 hereof, the Corporation shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Article 6.

   6.4 Subject to receipt by the Corporation of a Retraction Request, the Corporation, MCo or MCo Holdco, as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or at the address specified in the holder's Retraction Request or by holding for pick up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in Schedule A hereto or by notice to the holders of Exchangeable Shares, the Exchangeable Share Consideration representing the total Retraction Price or the total Purchase Price, as the case may be, and such delivery of such Exchangeable Share Consideration to the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Price or total Purchase Price, as the case may be, except as to any cheque included therein which is not paid on due presentation.

   6.5 On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive such holder's proportionate part of the total Retraction Price or total Purchase Price, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Price or the total Purchase Price, as the case may be, shall not be made, in which case the rights of such holder shall remain unaffected until the Exchangeable Share Consideration representing the total Retraction Price or the total Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the Exchangeable Share Consideration representing the total Retraction Price or the total Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Corporation or purchased by MCo or MCo Holdco shall thereafter be considered and deemed for all purposes to be a holder of the MCo Common Stock delivered to it. Notwithstanding the foregoing, until such payment of such Exchangeable Share Consideration to the holder, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

   6.6 Notwithstanding any other provision of this Article 6, the Corporation shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to liquidity or solvency requirements or other provisions of applicable law. If the Corporation believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that neither MCo nor MCo Holdco shall have exercised the Retraction Call Right with respect to the Retracted Shares, the Corporation shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Corporation. In any case in which the redemption by the Corporation of Retracted Shares would be contrary to liquidity or solvency requirements or other provisions of applicable law, the Corporation shall redeem Retracted Shares in accordance with Section 6.2 of these share provisions on a pro rata basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of the Corporation, representing the Retracted Shares not redeemed by the Corporation pursuant to
Section 6.2 hereof. Provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7 hereof, the holder of any such Retracted Shares not redeemed by the Corporation pursuant to Section 6.2 hereof as a result of liquidity or solvency requirements or applicable law shall be deemed by giving the Retraction Request to require MCo or MCo Holdco, as the case may be, to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by MCo or MCo Holdco, as the case may be, to such holder of the Purchase Price for each such Retracted Share, all as more specifically provided in the Voting and Exchange Trust Agreement, and MCo shall make such purchase.

   6.7 A holder of Retracted Shares may, by notice in writing given by the holder to the Corporation before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to MCo or MCo Holdco, as the case may be, shall be deemed to have been revoked.

                                   ARTICLE 7

              Redemption Of Exchangeable Shares By The Corporation

   7.1 Subject to applicable law, and if neither MCo or MCo Holdco exercises the Redemption Call Right (which, if exercised, shall be binding on the holders of Exchangeable Shares), the Corporation shall on the Automatic Redemption Date redeem the whole of the then outstanding Exchangeable Shares for an amount equal to the Exchangeable Share Price applicable on the last Business Day prior to the Automatic Redemption Date (the "Redemption Price") which, as set forth in Section 7.3 hereof, shall be fully paid and satisfied by the delivery by or on behalf of the Corporation of the Exchangeable Share Consideration representing the total Redemption Price. In connection with payment of the Exchangeable Share Consideration representing the Redemption Price, the Corporation shall be entitled to liquidate some of the MCo Common Stock which would otherwise be deliverable as Exchangeable Share Consideration to the particular holder of Exchangeable Shares in order to fund any statutory withholding tax obligation.

   7.2 In any case of a redemption of Exchangeable Shares under this Article 7, the Corporation, or the Transfer Agent on behalf of the Corporation, shall, at least 45 days before an Automatic Redemption Date or before a possible Automatic Redemption Date which may result from a failure of the holders of Exchangeable Shares to take necessary action as described in clause (d) of the definition of Automatic Redemption Date send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption or possible redemption by the Corporation or the purchase by MCo or MCo Holdco under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. Such notice shall set out the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Automatic Redemption Date and, if applicable, particulars of the Redemption Call Right. In the case of any notice given in connection with a possible Automatic Redemption Date, such notice will be given contingently and will be withdrawn if the contingency does not occur.

   7.3 On or after the Automatic Redemption Date, and subject to the exercise by MCo or MCo Holdco of the Redemption Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Exchangeable Share Consideration representing the Redemption Price for each such Exchangeable Share upon presentation and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require. Payment of the total Redemption Price for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register or at any office of the Transfer Agent as may be specified by the Corporation in such notice, on behalf of the Corporation, of the Exchangeable Share Consideration representing the total Redemption Price. On and after the Automatic Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the Exchangeable Share Consideration representing the total Redemption Price, unless payment of the Exchangeable Share Consideration representing the total Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Exchangeable Share Consideration representing the total Redemption Price has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the Exchangeable Share Consideration with respect to the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account or for safe keeping, in the case of non-cash items, with any chartered bank or trust company in Canada named in such notice. Upon the later of such deposit being made and the Automatic Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Automatic Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the Exchangeable Share Consideration representing the total Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the MCo Common Stock delivered to them. Notwithstanding the foregoing, until such payment or deposit of such Exchangeable Share Consideration is made, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

   7.4 If MCo or MCo Holdco exercises the Redemption Call Right, each holder of Exchangeable Shares shall be obligated to sell all the Exchangeable Shares held by such holder to MCo or MCo Holdco, as the case may be, on the Automatic Redemption Date against payment to such holder by MCo of the Exchangeable Share Consideration representing the Redemption Call Purchase Price for each such share.

                                   ARTICLE 8

                               Exchange Put Right

   8.1 Upon and subject to the terms and conditions contained in these share provisions and the Voting and Exchange Trust Agreement:

     (a) a holder of Exchangeable Shares shall have the right (the "Exchange Put Right") at any time to require MCo to purchase all or any part of the Exchangeable Shares of the holder, provided that, upon the exercise of such right, MCo may, at its option, cause MCo Holdco to purchase such shares; and

     (b) upon the exercise by the holder of the Exchange Put Right and provided that, at the time of purchase, the Exchangeable Shares are listed on a recognized Canadian stock exchange, the holder shall be required to sell to MCo or MCo Holdco, as the case may be, and MCo shall be required to purchase, or cause MCo Holdco to purchase, from the holder, that number of Exchangeable Shares in respect of which the Exchange Put Right is exercised, in consideration of the payment by MCo or MCo Holdco, as the case may be, of the Exchangeable Share Price applicable thereto (which shall be the Exchangeable Share Price applicable on the last Business Day prior to receipt of notice required under Section 8.2 hereof) and delivery by or on behalf of MCo or MCo Holdco, as the case may be, of the Exchangeable Share Consideration representing the total applicable Exchangeable Share Price. In connection with payment of the Exchangeable Share Consideration, the Corporation shall be entitled to liquidate some of the MCo Common Stock which would otherwise be deliverable to the particular holder of Exchangeable Shares in order to fund any statutory withholding tax obligation.

   8.2 The Exchange Put Right provided in Section 8.1 hereof and in Article 5 of the Voting and Exchange Trust Agreement may be exercised at any time by notice in writing given by the holder to and received by the Trustee (the date of such receipt, the "Exchange Put Date") and accompanied by presentation and surrender of the certificates representing such Exchangeable Shares, together with such documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by-laws of the Corporation and such additional documents and instruments as the Trustee may reasonably require, at the principal transfer offices in Calgary, Alberta or Toronto, Ontario of the Trustee, or at such other office or offices of the Trustee or of other persons designated by the Trustee for that purpose as may from time to time be maintained by the Trustee for that purpose. Such notice may be (i) in the form of the panel, if any, on the certificates representing Exchangeable Shares,
(ii) in the form of the notice and election contained in any letter of transmittal distributed or made available by the Corporation for that purpose, or (iii) in other form satisfactory to the Trustee (or such other persons aforesaid), shall stipulate the number of Exchangeable Shares in respect of which the right is exercised (which may not exceed the number of shares represented by certificates surrendered to the Trustee), shall be irrevocable unless the exchange is not completed in accordance herewith and with the Voting and Exchange Trust Agreement and shall constitute the holder's authorization to the Trustee (and such other persons aforesaid) to effect the exchange on behalf of the holder.

   8.3 The completion of the sale and purchase referred to in Section 8.1 hereof shall be required to occur, and MCo shall be required to take all actions on its part necessary to permit it to occur, not later than the close of business on the third Business Day following the Exchange Put Date.

   8.4 The surrender by the holder of Exchangeable Shares under Section 8.2 hereof shall constitute the representation, warranty and covenant of the holder that the Exchangeable Shares so surrendered are sold free and clear of any lien, encumbrance, security interest or adverse claim or interest.

   8.5 If a part only of the Exchangeable Shares represented by any certificate are to be sold and purchased pursuant to the exercise of the Exchange Put Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

   8.6 Upon receipt by the Trustee of the notice, certificates and other documents or instruments required by Section 8.2, the Trustee shall deliver or cause to be delivered, on behalf of MCo or MCo Holdco, as the case may be, and subject to receipt by the Trustee from MCo or MCo Holdco, as the case may be, of the applicable Exchangeable Share Consideration, to the relevant holder at the address of the holder specified in the notice or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Trustee (or other persons aforesaid) maintained for that purpose, the Exchangeable Share Consideration representing the total applicable Exchangeable Share Price, within the time stipulated in Section 8.3 hereof. Delivery by MCo or MCo Holdco, as the case may be, to the Trustee of such Exchangeable Share Consideration shall be deemed to be payment of and shall satisfy and discharge all liability for the total applicable Exchangeable Share Price, except as to any cheque included therein which is not paid on due presentation.

   8.7 On and after the close of business on the Exchange Put Date, the holder of the Exchangeable Shares in respect of which the Exchange Put Right is exercised shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the total applicable Exchangeable Share Price, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the Exchangeable Share Consideration shall not be made, in which case the rights of such holder shall remain unaffected until such payment has been made. On and after the close of business on the Exchange Put Date provided that presentation and surrender of certificates and payment of the Exchangeable Share Consideration has been made in accordance with the foregoing provisions, the holder of the Exchangeable Shares so purchased by MCo or MCo Holdco, as the case may be, shall thereafter be considered and deemed for all purposes to be a holder of the MCo Common Stock delivered to it. Notwithstanding the foregoing, until payment of the Exchangeable Share Consideration to the holder, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

                                   ARTICLE 9

                                 Voting Rights

   9.1 Except as required by applicable law and the provisions hereof, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting.

                                   ARTICLE 10

                             Amendment and Approval

   10.1 The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but, except as hereinafter provided, only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

   10.2 Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than 66 2/3% of the votes cast on such resolution by persons represented in person or by proxy at a meeting of holders of Exchangeable Shares (excluding Exchangeable Shares beneficially owned by MCo or its Subsidiaries) duly called and held at which the holders of at least 20% of the outstanding Exchangeable Shares at that time are present or represented by proxy. If at any such meeting the holders of at least 20% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than 10 days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting, the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than 66 2/3% of the votes cast on such resolution by persons represented in person or by proxy at such meeting (excluding Exchangeable Shares beneficially owned by MCo or its Subsidiaries) shall constitute the approval or consent of the holders of the Exchangeable Shares. For the purposes of this Section, any spoiled votes, illegible votes, defective votes and abstinences shall be deemed to be votes not cast.

                                   ARTICLE 11

            Reciprocal Changes, Etc. in Respect of MCo Common Stock

   11.1 (a) Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that MCo will not:

     (i) issue or distribute shares of MCo Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of MCo Common Stock) to the holders of all or substantially all of the then outstanding shares of MCo Common Stock by way of stock dividend or other distribution; or

     (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of MCo Common Stock entitling them to subscribe for or to purchase shares of MCo Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of MCo Common Stock); or

     (iii) issue or distribute to the holders of all or substantially all of the then outstanding shares of MCo Common Stock (A) shares or securities of MCo of any class other than MCo Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of MCo Common

  Stock), (B) rights, options or warrants other than those referred to in subsection 11.1 (a) (ii) above, (C) evidences of indebtedness of MCo or (D) assets of MCo;

   unless

     (iv) one or both of MCo and the Corporation is permitted under applicable law to issue or distribute the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets to the holders of the Exchangeable Shares; and

     (v) one or both of MCo and the Corporation shall issue or distribute the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets simultaneously to the holders of the Exchangeable Shares.

   (b) Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that MCo will not:

     (i) subdivide, redivide or change the then outstanding shares of MCo Common Stock into a greater number of shares of MCo Common Stock; or

     (ii) reduce, combine or consolidate or change the then outstanding shares of MCo Common Stock into a lesser number of shares of MCo Common Stock; or

     (iii) reclassify or otherwise change the shares of MCo Common Stock or effect an amalgamation, merger, reorganization or other transaction involving or affecting the shares of MCo Common Stock;

   unless

     (iv) the Corporation is permitted under applicable law to simultaneously make the same or an economically equivalent change to, or in the rights of the holders of, the Exchangeable Shares; and

     (v) the same or an economically equivalent change is simultaneously made to, or in the rights of the holders of, the Exchangeable Shares.

   The Support Agreement further provides, in part, that, with the exception of certain ministerial amendments, the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Article 10 of these share provisions.

                                   ARTICLE 12

               Actions By the Corporation Under Support Agreement

   12.1 The Corporation will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by MCo with all provisions of the Support Agreement, the Voting Trust and Exchange Agreement and MCo's Certificate of Incorporation applicable to the Corporation and MCo, respectively, in accordance with the terms thereof including, without limitation, taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Corporation all rights and benefits in favour of the Corporation under or pursuant thereto.

   12.2 The Corporation shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement, the Voting Trust and Exchange Agreement or MCo's Certificate of Incorporation without the approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 hereof other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purpose of:

     (a) adding to the covenants of the other party or parties to such agreement for the protection of the Corporation or the holders of Exchangeable Shares; or

     (b) making such provisions or modifications not inconsistent with such agreement or certificate as may be necessary or desirable with respect to matters or questions arising thereunder which, in the opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

     (c) making such changes in or corrections to such agreement or certificate which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

                                   ARTICLE 13

                                     Legend

   13.1 The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend, in form and on terms approved by the Board of Directors, with respect to the Support Agreement, the provisions of the Articles of the Corporation relating to the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, and the Voting and Exchange Trust Agreement (including the provisions with respect to the voting rights and exchange provisions thereunder).

                                   ARTICLE 14

                                 Miscellaneous

   14.1 Any notice, request or other communication to be given to the Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of the Corporation and addressed to the attention of the President. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Corporation.

   14.2 Any presentation and surrender by a holder of Exchangeable Shares to the Corporation or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Corporation or the retraction, redemption or exchange of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Corporation or to such office of the Transfer Agent as may be specified by the Corporation, in each case addressed to the attention of the President of the Corporation. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Corporation or the Transfer Agent, as the case may be, and the method of any such presentation and surrender of certificates shall be at the sole risk of the holder.

   14.3 Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the securities register of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last address of such holder known to the Corporation. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the fifth Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be or intended to be taken by the Corporation.

   14.4 For greater certainty, the Corporation shall not be required for any purpose under these share provisions to recognize or take account of persons who are not so recorded in such securities register.

   14.5 All Exchangeable Shares acquired by the Corporation upon the redemption or retraction thereof shall be cancelled.

   14.6 For greater certainty, any payments to the holders of Exchangeable Shares shall be net of applicable taxes, if any, and the payor shall not be obliged to gross up or increase the amount of such payment which would otherwise be made to take into account such taxes. Any such taxes which have been withheld or deducted by the payor thereof shall be remitted to the applicable tax authority within the time required for such remittance.

                                  SCHEDULE "A"

                               RETRACTION REQUEST

To    . (the "Corporation") and     . ("MCo") and     . ("MCo Holdco")

   This request is given pursuant to Article 6 of the provisions (the "Share Provisions") attaching to the Exchangeable Shares of the Corporation and all capitalized words and expressions used in this request which are defined in the Share Provisions have the meaning attributed to such words and expressions in such Share Provisions.

   The undersigned hereby notifies the Corporation that, subject to the Retraction Call Right referred to below, the undersigned requests the Corporation to redeem in accordance with Article 6 of the Share Provisions:

   [_] : all share(s) represented by the accompanying certificate(s); or

   [_] :     share(s) only.

   The undersigned hereby notifies the Corporation that the Retraction Date
shall be      .

  NOTE: The Retraction Date must be a Business Day and must not be less than five Business Days nor more than 10 Business Days after the date upon which this notice and the accompanying shares are received at the registered office of the Corporation or at any office of the Transfer Agent as may be specified in this Retraction Request or as may be specified by the Corporation by notice to the holders of the Exchangeable Shares. In the event that no such Business Day is correctly specified above, the Retraction Date shall be deemed to be the tenth Business Day after the date on which this request is received by the Corporation.

   The undersigned acknowledges the Retraction Call Right of MCo and MCo Holdco (as defined in the Share Provisions) to purchase all but not less than all the Retracted Shares from the undersigned and that this request shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to MCo or MCo Holdco, as the case may be, in accordance with the Retraction Call Right on the Retraction Date for the Retraction Price and on the other terms and conditions set out in Section 6.3 of the Share Provisions. If neither MCo or MCo Holdco, as the case may be, determines to exercise the Retraction Call Right, the Corporation will notify the undersigned of such fact as soon as possible. This retraction request, and offer to sell the Retracted Shares to MCo or MCo Holdco, as the case may be, may be revoked and withdrawn by the undersigned by notice in writing given to the Corporation at any time before the close of business on the Business Date immediately preceding the Retraction Date.

   The undersigned acknowledges that if, as a result of liquidity or solvency provisions of applicable law, the Corporation is unable to redeem all Retracted Shares, the undersigned will be deemed to have exercised the Exchange Right (as defined in the Voting and Exchange Trust Agreement) so as to require MCo to purchase, or cause MCo Holdco to purchase, the unredeemed Retracted Shares.

   The undersigned hereby represents and warrants to the Corporation and MCo that the undersigned has good title to, and owns, the share(s) represented by the accompanying certificate free and clear of all liens, claims, encumbrances, security interests and adverse claims or interests.

   __________________   __________________________   ______________________
         (Date)               (Signature of               Guarantee of
                             Shareholder)                 Signature

   [_] Please check box if the legal or beneficial owner of the Retracted Shares is a non-resident of Canada.

  [_] Please check box if the securities and any cheque(s) or other non-cash assets resulting from the retraction of the Retracted Shares are to be held for pick-up by the shareholder at the principal transfer offices of
         . (the "Transfer Agent") in Calgary, Alberta or Toronto, Ontario, failing which the securities and any cheque(s) or other non-cash assets will be delivered to the shareholder in accordance with the share provisions.

  NOTE: This panel must be completed and the accompanying share certificate(s), together with such additional documents as the Transfer Agent may require, must be deposited with the Transfer Agent at its principal transfer offices in Calgary, Alberta or Toronto, Ontario. The securities and any cheque(s) or other non-cash assets resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, or transferred into, respectively, the name of the shareholder as it appears on the register of the Corporation and the securities, cheque(s) and other non-cash assets resulting from such retraction or purchase will be delivered to the shareholder in accordance with the Share Provisions.

   _________________________________________       _________________________
    Name of Person in Whose Name Securities                  Date
 or Cheque(s) or Other Non-cash Assets Are
   To Be Registered, Issued or Delivered
               (please print)

   _________________________________________       _________________________
           Street Address or P.O. Box              Signature of Shareholder

   _________________________________________       _________________________
                 City, Province                     Signature Guaranteed by

  NOTE: If this retraction request is for less than all of the share(s) represented by the accompanying certificate, a certificate representing the remaining shares of the Corporation will be issued and registered in the name of the shareholder as it appears on the register of the Corporation or its lawful transferee.

                              B. OTHER PROVISIONS

1.1 Meetings

   Meetings of shareholders of the Corporation shall be held in the location determined by the directors of the Corporation, and may be held in St. Louis, Missouri, or at any location within Alberta.

1.2 Definitions

   Unless there is something in the subject matter or context inconsistent therewith in Sections 1.3, 1.4 and 1.5 below, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

   "Act" means the Business Corporations Act (Alberta), as amended;

   "Automatic Redemption Date" has the meaning provided in the Exchangeable Share Provisions;

   "Business Day" has the meaning provided in the Exchangeable Share
Provisions;

   "Exchange Put Right" has the meaning provided in the Exchangeable Share Provisions;

   "Exchangeable Share Consideration" has the meaning provided in the Exchangeable Share Provisions;

   "Exchangeable Share Price" has the meaning provided in the Exchangeable Share Provisions;

   "Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares;

   "Exchangeable Shares" means the Exchangeable Shares in the capital of the Corporation;

   "Liquidation Call Purchase Price" has the meaning provided in Section 1.3;

   "Liquidation Call Right" has the meaning provided in Section 1.3;

   "Liquidation Date" has the meaning provided in the Exchangeable Share Provisions;

   "MCo" has the meaning provided in the Exchangeable Share Provisions;

   "MCo Common Stock" has the meaning provided in the Exchangeable Share Provisions;

   "Redemption Call Purchase Price" has the meaning provided in Section 1.4;

   "Redemption Call Right" has the meaning provided in Section 1.4;

   "Subsidiary" has the meaning provided in the Exchangeable Share Provisions;

   "Transfer Agent" means the duly appointed transfer agent for the time being of the Exchangeable Shares, and, if there is more than one such transfer agent, then the principal Canadian transfer agent; and

   "Voting and Exchange Trust Agreement" has the meaning provided in the Exchangeable Share Provisions.

1.3 MCo Liquidation Call Right

     (a) Each of MCo and MCo Holdco shall have the overriding right (the "Liquidation Call Right"), in the event of and notwithstanding any proposed liquidation, dissolution or winding-up of the Corporation as referred to in
  Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders (other than MCo or any Subsidiary thereof) of Exchangeable Shares on the Liquidation Date all but not less than all of the Exchangeable Shares held by such holders on payment by MCo or MCo Holdco, as the case may be, to each holder of the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the "Liquidation Call Purchase Price") in accordance with subsection 1.3(c). In the event of the exercise of the Liquidation Call Right by MCo or MCo Holdco, each holder shall be obligated to sell all the Exchangeable Shares held by such holder to MCo or MCo Holdco, as the case may be, on the Liquidation Date on payment by MCo or MCo Holdco, as the case may be, to the holder of the Liquidation Call Purchase Price for each such share.

     (b) To exercise the Liquidation Call Right, MCo or MCo Holdco, as the case may be, must notify the Corporation's Transfer Agent in writing, as agent for the holders of Exchangeable Shares, and the Corporation of its intention to exercise such right at least 55 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of the Corporation and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of the Corporation. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not MCo or MCo Holdco has exercised the Liquidation Call Right forthwith after the expiry of the date by which the same may be exercised by MCo or MCo Holdco. If MCo or MCo Holdco exercises the Liquidation Call Right, on the Liquidation Date, MCo or MCo Holdco, as the case may be, will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

     (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, MCo or MCo Holdco, as the case may be, shall deposit with the Transfer Agent, on or before the Liquidation Date, the

  Exchangeable Share Consideration representing the total Liquidation Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Liquidation Date, the right of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of the total Liquidation Call Purchase Price payable by MCo or MCo Holdco, as the case may be, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall, on and after the Liquidation Date, be considered and deemed for all purposes to be the holder of the MCo Common Stock delivered to such holder. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of MCo or MCo Holdco, as the case may be, shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled. If neither MCo nor MCo Holdco exercises the Liquidation Call Right in the manner described above, on the Liquidation Date, the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the liquidation price otherwise payable by the Corporation in connection with the liquidation, dissolution or winding-up of the Corporation pursuant to
  Article 5 of the Exchangeable Share Provisions. Notwithstanding the foregoing, until such Exchangeable Share Consideration is delivered to the holder, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

1.4 MCo Redemption Call Right

     (a) Each of MCo and MCo Holdco shall have the overriding right (the "Redemption Call Right"), notwithstanding any proposed redemption of the Exchangeable Shares by the Corporation pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders (other than MCo or any Subsidiary thereof) of Exchangeable Shares on the Automatic Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by MCo or MCo Holdco, as the case may be, to the holder of the Exchangeable Share Price applicable on the last Business Day prior to the Automatic Redemption Date (the "Redemption Call Purchase Price") in accordance with subsection 1.4(c). In the event of the exercise of the Redemption Call Right by MCo or MCo Holdco, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to MCo or MCo Holdco, as the case may be, on the Automatic Redemption Date on payment by MCo or MCo Holdco, as the case may be, to the holder of the Redemption Call Purchase Price for each such share.

     (b) To exercise the Redemption Call Right, MCo or MCo Holdco, as the case may be, must notify the Transfer Agent in writing, as agent for the holders of Exchangeable Shares, and the Corporation of the Corporation's intention to exercise such right not later than the date by which the Corporation is required to give notice of the Automatic Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not MCo or MCo Holdco has exercised the Redemption Call Right forthwith after the date by which the same may be exercised by MCo or MCo Holdco. If MCo or MCo Holdco exercises the Redemption Call Right, on the Automatic Redemption Date, MCo or MCo Holdco, as the case may be, will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

     (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, MCo or MCo Holdco, as the case may be, shall deposit with the Transfer Agent, on or before the Automatic Redemption Date, the Exchangeable Share Consideration representing the total Redemption Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Automatic Redemption Date, the rights of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of the total Redemption Call Purchase Price payable by MCo or MCo Holdco, as the case may be, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Automatic Redemption Date be considered and deemed for all purposes to be the holder of the MCo Common Stock delivered to such holder. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of MCo or MCo Holdco, as the case may be, shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled. If neither MCo nor MCo Holdco exercises the Redemption Call Right in the manner described above, on the Automatic Redemption Date, the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the redemption price otherwise payable by the Corporation in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions. Notwithstanding the foregoing, until such Exchangeable Share Consideration is delivered to the holder, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

1.5 Exchange Put Right

   Upon and subject to the terms and conditions contained in the Exchangeable Share Provisions and the Voting and Exchange Trust Agreement, a holder of Exchangeable Shares shall have the Exchange Put Right.

                                                                         ANNEX F

                           FORM OF SUPPORT AGREEMENT

   THIS SUPPORT AGREEMENT is entered into as of      ., 2000, between Maverick
Tube Corporation, a Delaware corporation ("MCo"), and     ., an Alberta
corporation ("MCo Sub").

                                    RECITALS

   WHEREAS, pursuant to a Combination Agreement dated effective as of June 11, 2000, by and between MCo and Prudential Steel Ltd. ("PCo") (such agreement, as it may be amended or restated, is hereinafter referred to as the "Combination Agreement"), the parties agreed that on the Effective Date (as defined in the Combination Agreement), MCo and MCo Sub would execute and deliver a Support Agreement containing the terms and conditions set forth in Exhibit C to the Combination Agreement together with such other terms and conditions as may be agreed to by the parties to the Combination Agreement acting reasonably;

   AND WHEREAS, pursuant to an arrangement (the "Arrangement") effected by
Articles of Arrangement dated     ., 2000 filed pursuant to the Business
Corporations Act (Alberta) (or any successor or other corporate statute by which PCo may in the future be governed) (the "Act") each issued and outstanding common share of PCo (a "PCo Common Share") was exchanged for Exchangeable Shares of MCo Sub (the "Exchangeable Shares");

   AND WHEREAS, the Articles of Incorporation of MCo Sub set forth the rights, privileges, restrictions and conditions (collectively, the "Exchangeable Share Provisions") attaching to the Exchangeable Shares;

   AND WHEREAS, the parties hereto desire to make appropriate provision and to establish a procedure whereby MCo will take certain actions and make certain payments and deliveries necessary to ensure that MCo Sub will be able to make certain payments and to deliver or cause to be delivered shares of MCo Common Stock in satisfaction of the obligations of MCo Sub under the Exchangeable Share Provisions with respect to the payment and satisfaction of dividends, Liquidation Amounts, Retraction Prices and Redemption Prices, all in accordance with the Exchangeable Share Provisions;

   NOW, THEREFORE, in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

                                   ARTICLE 1

                         Definitions and Interpretation

1.1 Defined Terms

   Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning attributed thereto in the Exchangeable Share Provisions, unless the context requires otherwise.

1.2 Interpretation Not Affected by Headings, Etc.

   The division of this agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

1.3 Number, Gender, Etc.

   Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4 Date for Any Action

   If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

                                   ARTICLE 2

                          Covenants of MCo and MCO Sub

2.1 Covenants of MCo Regarding Exchangeable Shares

   So long as any Exchangeable Shares are outstanding, MCo will:

     (a) not declare or pay any dividend on MCo Common Stock unless (i) MCo Sub will have sufficient assets, funds and other property available to enable the due declaration and the due and punctual payment in accordance with applicable law of an equivalent dividend on the Exchangeable Shares and (ii) subsection 2.1 (b) shall have been complied with in connection with such dividend;

     (b) cause MCo Sub to declare simultaneously with the declaration of any dividend on MCo Common Stock an equivalent dividend on the Exchangeable Shares and, when such dividend is paid on MCo Common Stock, cause MCo Sub to pay simultaneously therewith such equivalent dividend on the Exchangeable Shares, in each case in accordance with the Exchangeable Share Provisions;

     (c) advise MCo Sub sufficiently in advance of the declaration by MCo of any dividend on MCo Common Stock and take all such other actions as are necessary, in cooperation with MCo Sub, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the record date, declaration date and payment date for the corresponding dividend on MCo Common Stock and that such dividend on the Exchangeable Shares will correspond with any requirement of the principal stock exchange on which the Exchangeable Shares are listed;

     (d) ensure that the record date for any dividend declared on MCo Common Stock is not less than ten Business Days after the declaration date for such dividend;

     (e) take all such actions and do all such things as are necessary or desirable to enable and permit MCo Sub, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of MCo Sub or any other distribution of the assets of MCo Sub for the purpose of winding-up its affairs, including without limitation all such actions and all such things as are necessary or desirable to enable and permit MCo Sub to cause to be delivered shares of MCo Common Stock to the holders of Exchangeable Shares in accordance with the provisions of
  Article 5 of the Exchangeable Share Provisions;

     (f) take all such actions and do all such things as are necessary or desirable to enable and permit MCo Sub , in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Retraction Price and the Redemption Price, including without limitation all such actions and all such things as are necessary or desirable to enable and permit MCo Sub to cause to be delivered shares of MCo Common Stock to the holders of Exchangeable Shares, upon the retraction or redemption of the Exchangeable Shares in accordance with the provisions of Article 6 or Article 7 of the Exchangeable Share Provisions, as the case may be;

     (g) not exercise its vote as a direct or indirect shareholder to initiate the voluntary liquidation, dissolution or winding-up of MCo Sub nor take any action that, or omit to take any action the omission of which
  (i) is designed to result in the liquidation, dissolution or winding-up of MCo Sub or (ii) would result in a meeting or vote of the shareholders of MCo Sub to consider any matter on which the holders of Exchangeable Shares would be entitled to vote as shareholders of MCo Sub, other than a meeting as described in clause (d) of the definition of "Automatic Redemption Date" in the Exchangeable Share Provisions; and

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

     (h) use its best efforts to take all such actions and do all such things as are necessary to ensure that there is no meeting or vote of the shareholders of MCo Sub to consider any matter on which the holders of Exchangeable Shares would be entitled to vote as shareholders of MCo Sub, other than a meeting as described in clause (d) of the definition of "Automatic Redemption Date" in the Exchangeable Share Provisions.

2.2 Segregation of Funds

   MCo will cause MCo Sub to deposit a sufficient amount of funds in a separate account and segregate a sufficient amount of such assets and other property as is necessary to enable MCo Sub to pay or otherwise satisfy the applicable dividends, Liquidation Amount, Retraction Price or Redemption Price, in each case for the benefit of holders from time to time of the Exchangeable Shares, and MCo Sub will use such funds, assets and other property so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable, net of any corresponding withholding tax obligations and for the remittance of such withholding tax obligations.

2.3 Reservation of Shares of MCo Common Stock

   MCo hereby represents, warrants and covenants that it has irrevocably reserved for issuance and will at all times keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of shares of MCo Common Stock (or other shares or securities into which MCo Common Stock may be reclassified or changed as contemplated by section 2.7 hereof) (i) as is equal to the sum of (A) the number of Exchangeable Shares issued and outstanding from time to time and (B) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (ii) as are now and may hereafter be required to enable and permit MCo Sub to meet its obligations hereunder, under the Voting and Exchange Trust Agreement, under the Exchangeable Share Provisions and under any other security or commitment pursuant to the Arrangement with respect to which MCo may now or hereafter be required to issue shares of MCo Common Stock.

2.4 Notification of Certain Events

   In order to assist MCo to comply with its obligations hereunder, MCo Sub will give MCo notice of each of the following events at the time set forth below:

     (a) immediately, in the event of any determination by the Board of Directors of MCo Sub to take any action which would require a vote of the holders of Exchangeable Shares for approval;

     (b) immediately, upon the earlier of (i) receipt by MCo Sub of notice of, and (ii) MCo Sub otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of MCo Sub or to effect any other distribution of the assets of MCo Sub among its shareholders for the purpose of winding-up its affairs;

     (c) immediately, upon receipt by MCo Sub of a Retraction Request (as defined in the Exchangeable Share Provisions);

     (d) at least 45 days prior to any Automatic Redemption Date determined by the Board of Directors of MCo Sub in accordance with clause (b) of the definition of Automatic Redemption Date in the Exchangeable Share Provisions;

     (e) as soon as practicable upon the issuance by MCo Sub of any Exchangeable Shares or rights to acquire Exchangeable Shares; and

     (f) in the event of any determination by the Board of Directors of MCo Sub to institute voluntary liquidation, dissolution or winding-up proceedings with respect to MCo Sub or to effect any other distribution of the assets of MCo Sub among its shareholders for the purpose of winding-up its affairs, at least 30 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution.

2.5 Delivery of Shares of MCo Common Stock

   In furtherance of its obligations hereunder, upon notice of any event which requires MCo Sub to cause to be delivered shares of MCo Common Stock to any holder of Exchangeable Shares, MCo shall forthwith issue and deliver the requisite shares of MCo Common Stock to or to the order of the former holder of the surrendered Exchangeable Shares, as MCo Sub shall direct. All such shares of MCo Common Stock shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest.

2.6 Qualification of Shares of MCo Common Stock

   MCo covenants that if any shares of MCo Common Stock (or other shares or securities into which MCo Common Stock may be reclassified or changed as contemplated by Section 2.7 hereof) to be issued and delivered hereunder (including for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights (all as defined in the Voting and Exchange Trust Agreement)) require registration or qualification with or approval of or the filing of any document including any prospectus or similar document, the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority, or the fulfillment of any other legal requirement (collectively, the "Applicable Laws") before such shares (or other shares or securities into which MCo Common Stock may be reclassified or changed as contemplated by Section 2.7 hereof) may be issued and delivered by MCo to the initial holder thereof (other than MCo Sub) or in order that such shares may be freely traded thereafter (other than any restrictions on transfer by reason of a holder being a "control person" of MCo for purposes of Canadian federal or provincial securities law or an "affiliate" of MCo for purposes of United States federal or state securities law), MCo will in good faith expeditiously take all such actions and do all such things as are necessary to cause such shares of MCo Common Stock (or other shares or securities into which MCo Common Stock may be reclassified or changed as contemplated by Section 2.7 hereof) to be and remain duly registered, qualified or approved. MCo represents and warrants that it has in good faith taken all actions and done all things as are necessary under Applicable Laws as they exist on the date hereof to cause the shares of MCo Common Stock (or other shares or securities into which MCo Common Stock may be reclassified or changed as contemplated by Section 2.7 hereof) to be issued and delivered hereunder (including, for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights) to be freely tradeable thereafter (other than restrictions on transfer by reason of a holder being a "control person" of MCo for the purposes of Canadian federal and provincial securities law or an "affiliate" of MCo for purposes of United States federal or state securities law). MCo will in good faith expeditiously take all such actions and do all such things as are necessary to cause all shares of MCo Common Stock (or other shares or securities into which MCo Common Stock may be reclassified or changed as contemplated by Section 2.7 hereof) to be delivered hereunder (including, for greater certainty, pursuant to Exchangeable Share Provisions, or pursuant to the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights) to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which such shares are listed, quoted or posted for trading at such time. MCo will in good faith expeditiously take all such action and do all such things as are necessary to cause all Exchangeable Shares to be and to continue to be listed and posted for trading on The Toronto Stock Exchange or, in the event that a listing on The Toronto Stock Exchange is not available, on another recognized Canadian stock exchange.

2.7 Equivalence

   (a) MCo will not:

       (i) issue or distribute shares of MCo Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of MCo Common Stock) to the holders of all or substantially all of the then outstanding shares of MCo Common Stock by way of stock dividend or other distribution; or

       (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of MCo Common Stock entitling them to subscribe for or to purchase shares of MCo Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of MCo Common Stock); or

       (iii) issue or distribute to the holders of all or substantially all of the then outstanding shares of MCo Common Stock (A) shares or securities of MCo of any class other than MCo Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of MCo Common Stock), (B) rights, options or warrants other than those referred to in subsection 2.7 (a) (ii) above, (C) evidences of indebtedness of MCo or (D) assets of MCo;

       unless

       (iv) one or both of MCo and MCo Sub is permitted under applicable law to issue or distribute the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets to the holders of the Exchangeable Shares; and

       (v) one or both of MCo and MCo Sub shall issue or distribute the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets simultaneously to the holders of the Exchangeable Shares.

     (b) MCo will not:

       (i) subdivide, redivide or change the then outstanding shares of MCo Common Stock into a greater number of shares of MCo Common Stock; or

       (ii) reduce, combine or consolidate or change the then outstanding shares of MCo Common Stock into a lesser number of shares of MCo Common Stock; or

       (iii) reclassify or otherwise change the shares of MCo Common Stock or effect an amalgamation, merger, reorganization or other transaction involving or affecting the shares of MCo Common Stock;

       unless

       (iv) MCo Sub is permitted under applicable law to simultaneously make the same or an economically equivalent change to, or in the rights of the holders of, the Exchangeable Shares; and

       (v) the same or an economically equivalent change is simultaneously made to, or in the rights of the holders of, the Exchangeable Shares.

     (c) MCo will ensure that the record date for any event referred to in section 2.7 (a) or 2.7 (b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than 10 Business Days after the date on which such event is declared or announced by MCo (with simultaneous notice thereof to be given by MCo to MCo Sub).

2.8 Tender Offers, Etc.

   In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to MCo Common Stock (an "Offer") is proposed by MCo or is proposed to MCo or its shareholders and is recommended by the Board of Directors of MCo, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of MCo, MCo shall, in good faith, take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an equivalent basis as the holders of shares of MCo Common Stock, without discrimination, including, without limiting the generality of the foregoing, MCo will use its good faith efforts expeditiously to (and shall, in the case of a transaction proposed by MCo or where MCo is a participant in the negotiation thereof) ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against MCo Sub (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer).

2.9 Ownership of Outstanding Shares

   Without the prior approval of MCo Sub and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Share Provisions, MCo covenants and agrees in favor of MCo Sub that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than MCo or any of its Subsidiaries, MCo, alone or together with any direct or indirect wholly-owned subsidiary of MCo, will be and remain the beneficial owner of all issued and outstanding securities of MCo Sub. Notwithstanding the foregoing, MCo shall not be in violation of this Section if any person or group of persons acting jointly or in concert acquires MCo Common Stock pursuant to any merger of MCo pursuant to which MCo was not the surviving corporation.

2.10 MCo Not to Vote Exchangeable Shares

   MCo covenants and agrees that it will appoint and cause to be appointed proxy holders with respect to all Exchangeable Shares held by MCo and its Subsidiaries for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. MCo further covenants and agrees that it will not, and will cause its Subsidiaries not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the Act with respect to any Exchangeable Shares held by it or by its Subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11 Due Performance

   On and after the Effective Date, MCo shall duly and timely perform all of its obligations provided for in connection with the Plan of Arrangement and the Articles of Incorporation of MCo Sub, including any obligations that may arise upon the exercise of MCo's rights under the Exchangeable Share Provisions.

                                   ARTICLE 3

                                    General

3.1 Term

   This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any party other than MCo and any of its Subsidiaries.

3.2 Changes in Capital of MCo and MCo Sub

   Notwithstanding the provisions of section 3.4 hereof, at all times after the occurrence of any event effected pursuant to section 2.7 or 2.8 hereof, as a result of which either MCo Common Stock or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which MCo Common Stock or the Exchangeable Shares or both are so changed, and the parties hereto shall as soon as possible execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

3.3 Severability

   If any provision of this agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this agreement shall not in any way be affected or impaired thereby and this agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

3.4 Amendments, Modifications, Etc.

   This agreement may not be amended, modified or waived except by an agreement in writing executed by MCo Sub and MCo and approved by the holders of the Exchangeable Shares in accordance with Section 10.2 of the Exchangeable Share Provisions.

3.5 Ministerial Amendments

   Notwithstanding the provisions of section 3.4, the parties to this agreement may in writing, at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this agreement for the purposes of:

     (a) adding to the covenants of either or both parties for the protection of the holders of the Exchangeable Shares;

     (b) making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the board of directors of each of MCo Sub and MCo, it may be expedient to make, provided that each such board of directors shall be of the opinion that such amendments or modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

     (c) making such changes or corrections which, on the advice of counsel to MCo Sub and MCo, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error; provided that the boards of directors of each of MCo Sub and MCo shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

3.6 Meeting to Consider Amendments

   MCo Sub, at the request of MCo, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval of such shareholders. Any such meeting or meetings shall be called and held in accordance with the by-laws of MCo Sub, the Exchangeable Share Provisions and all Applicable Laws.

3.7 Amendments Only in Writing

   No amendment to or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by both of the parties hereto.

3.8 Inurement

   This agreement shall be binding upon and inure to the benefit of the parties hereto and the holders, from time to time, of Exchangeable Shares and each of their respective heirs, successors and assigns.

3.9 Notices to Parties

   All notices and other communications between the parties shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for either such party as shall be specified in like notice):

   (a) if to Maverick:

     Maverick Tube Corporation
     16401 Swingley Ridge Road
     Suite 700
     Chesterfield, Missouri 63017

     Attention: Mr. Gregg Eisenberg

     Fax: (636) 733-1671

     with a copy to:

     Robert H. Wexler, Esq.
     Gallop, Johnson & Neuman, L.C.
     101 South Hanley
     St. Louis, Missouri 63105

     Fax: (314) 862-1219

   (b) if to MCo Sub to:

   Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof, unless such day is not a Business Day, in which case it shall be deemed to have been given and received upon the immediately following Business Day.

3.10 Counterparts

   This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

3.11 Jurisdiction

   This agreement shall be construed and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

3.12 Attornment

   MCo agrees that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of the Province of Alberta, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of such courts in any such action or proceeding, agrees to be bound by any judgment of such courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints MCo Sub at its registered office in the Province of Alberta as MCo's attorney for service of process.

   IN WITNESS WHEREOF, MCo and MCo Sub have caused this agreement to be signed by their respective officers thereunder duly authorized, all as of the date first written above.

                                          Maverick Tube Corporation

                                          Per: ________________________________

                                          Per: ________________________________

                                                                         ANNEX G

                  FORM OF VOTING AND EXCHANGE TRUST AGREEMENT

   THIS VOTING AND EXCHANGE TRUST AGREEMENT is entered into as of      , 2000,
by and between Maverick Tube Corporation, a Delaware corporation ("MCo"), Maverick Tube (Canada) Ltd., an Alberta corporation ("MCo Sub"), and CIBC Mellon Trust Company, a Canadian trust company ("Trustee").

   WHEREAS, pursuant to a Combination Agreement dated effective as of June 11, 2000 by and between MCo and Prudential Steel Ltd. ("PCo") (such agreement as it may be amended or restated is hereinafter referred to as the "Combination Agreement"), the parties agreed that on the Effective Date (as defined in the Combination Agreement), MCo and MCo Sub would execute and deliver a Voting and Exchange Trust Agreement containing the terms and conditions set forth in Exhibit D to the Combination Agreement together with such other terms and conditions as may be agreed to by the parties to the Combination Agreement acting reasonably.

   AND WHEREAS, pursuant to an arrangement (the "Arrangement") effected by Articles of Arrangement dated September 22, 2000 filed pursuant to the Business Corporations Act (Alberta) (or any successor or other corporate statute by which PCo may in the future be governed) (the "Act"), each issued and outstanding common share of PCo (a "PCo Common Share") was exchanged for Exchangeable Shares of MCo Sub (the "Exchangeable Shares");

   AND WHEREAS, the Articles of Incorporation of MCo Sub set forth the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares (collectively, the "Exchangeable Share Provisions"), and a copy of such Articles of Incorporation is attached hereto as Exhibit A;

   AND WHEREAS, MCo is to provide voting rights in MCo to each holder (other than MCo and its Subsidiaries) from time to time of Exchangeable Shares, such voting rights per Exchangeable Share to be equivalent to the voting rights per share of MCo Common Stock;

   AND WHEREAS, MCo is to grant to and in favor of the holders (other than MCo and its Subsidiaries) from time to time of Exchangeable Shares the right, in the circumstances set forth herein, to require MCo to purchase from each such holder all or any part of the Exchangeable Shares held by the holder;

   AND WHEREAS, the parties desire to make appropriate provision and to establish a procedure whereby voting rights in MCo shall be exercisable by holders (other than MCo and its Subsidiaries) from time to time of Exchangeable Shares by and through the Trustee, which will hold legal title to and a share certificate in respect of one share of MCo Special Voting Stock (the "MCo Special Voting Stock") to which voting rights attach for the benefit of such holders of Exchangeable Shares and whereby the rights to require MCo or, at the option of MCo, MCo Holdco, to purchase Exchangeable Shares from the holders thereof (other than MCo and its Subsidiaries) shall be exercisable by such holders from time to time of Exchangeable Shares by and through the Trustee, which will hold legal title to such rights for the benefit of such holders;

   AND WHEREAS, these recitals and any statements of fact in this agreement are made by MCo and MCo Sub and not by the Trustee;

   NOW THEREFORE, in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

                                   ARTICLE 1

                        Definitions and Interpretation

1.1 Definitions

   In this agreement, the following terms shall have the following meanings:

   "Act" has the meaning in the recitals hereto;

   "Aggregate Equivalent Vote Amount" means, with respect to any matter, proposition or question on which holders of MCo Common Stock are entitled to vote, consent or otherwise act, the product of (i) the number of shares of Exchangeable Shares issued and outstanding and held by Holders multiplied by
(ii) the Equivalent Vote Amount.

   "Arrangement" has the meaning provided in the recitals hereto.

   "Automatic Exchange Rights" means the benefit of the obligation of MCo to effect the automatic exchange of shares of MCo Common Stock for Exchangeable Shares pursuant to Section 5.12 hereof.

   "Board of Directors" means the Board of Directors of MCo Sub.

   "Business Day" has the meaning provided in the Exchangeable Share
Provisions.

   "Combination Agreement" has the meaning in the recitals hereto.

   "Equivalent Vote Amount" means, with respect any matter, proposition or question on which holders of MCo Common Stock are entitled to vote, consent or otherwise act, the number of votes to which a holder of one share of MCo Common Stock is entitled with respect to such matter, proposition or question.

   "Exchange Put Right" has the meaning provided in the Exchangeable Share Provisions.

   "Exchange Right" has the meaning provided in Section 5.1(b) hereof.

   "Exchangeable Share Consideration" has the meaning provided in the Exchangeable Share Provisions.

   "Exchangeable Share Price" has the meaning provided in the Exchangeable Share Provisions.

   "Exchangeable Share Provisions" has the meaning provided in the recitals hereto.

   "Exchangeable Shares" has the meaning provided in the recitals hereto.

   "Holder Votes" has the meaning provided in Section 4.2 hereof.

   "Holders" means the registered holders from time to time of Exchangeable Shares, other than MCo and its Subsidiaries.

   "Insolvency Event" means the institution by MCo Sub of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound-up, or the consent of MCo Sub to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors Arrangement Act (Canada) and the Bankruptcy and Insolvency Act

(Canada), and the failure by MCo Sub to contest in good faith any such proceedings commenced in respect of MCo Sub within 15 days of becoming aware thereof, or if so contested the adjudication that MCo Sub is bankrupt or insolvent or is to be dissolved or wound-up, or the consent by MCo Sub to the filing of any such petition or to the appointment of a receiver, or the making by MCo Sub of a general assignment for the benefit of creditors, or the admission in writing by MCo Sub of its inability to pay its debts generally as they become due, or MCo Sub's not being permitted, pursuant to liquidity or solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6.6 of the Exchangeable Share Provisions.

   "Liquidation Call Right" has the meaning provided in the Exchangeable Share Provisions.

   "Liquidation Event" has the meaning provided in subsection 5.12(b) hereof.

   "Liquidation Event Effective Time" has the meaning provided in subsection 5.12(c) hereof.

   "List" has the meaning provided in Section 4.6 hereof.

   "MCo" has the meaning in the recitals hereto.

   "MCo Common Stock" has the meaning provided in the Exchangeable Share Provisions.

   "MCo Consent" has the meaning provided in Section 4.2 hereof.

   "MCo Holdco" means the Subsidiary, if any, of MCo (other than MCo Sub) established by MCo for the purpose of purchasing Exchangeable Shares and delivering MCo Common Stock as provided for in this Agreement, the Exchangeable Share Provisions or the Support Agreement.

   "MCo Meeting" has the meaning provided in Section 4.2 hereof.

   "MCo Special Voting Stock" has the meaning provided in the recitals hereto.

   "MCo Sub" has the meaning in the recitals hereto.

   "Officer's Certificate" means, with respect to MCo or MCo Sub, as the case may be, a certificate signed by any one of the Chairman of the Board, the Vice-Chairman of the Board (if there be one), the President or any Vice-President of MCo or MCo Sub, as the case may be.

   "PCo" has the meaning in the recitals hereto.

   "PCo Stock Options" means the outstanding options entitling the holders to
acquire upon exercise thereof up to     PCo Common Shares in the aggregate.

   "Person" includes an individual, body corporate, partnership, company, unincorporated syndicate or organization, trust, trustee, executor, administrator and other legal representative.

   "Plan of Arrangement" has the meaning provided in the Exchangeable Share Provisions.

   "Redemption Call Right" has the meaning provided in the Exchangeable Share Provisions.

   "Retracted Shares" has the meaning provided in Section 5.7 hereof.

   "Retraction Call Right" has the meaning provided in the Exchangeable Share Provisions.

   "Subsidiary" has the meaning provided in the Exchangeable Share Provisions.

   "Successor" has the meaning provided in subsection 11. 1 (a) hereof.

   "Support Agreement" means that certain support agreement made as of even date hereof by and between MCo and MCo Sub.

   "Trust" means the trust created by this agreement.

   "Trust Estate" means the Voting Share, any other securities, the Exchange Put Right, the Exchange Right, the Automatic Exchange Rights and any money or other property which may be held by the Trustee from time to time pursuant to this agreement.

   "Trustee" means CIBC Mellon Trust Company and, subject to the provisions of
Article 10 hereof, includes any successor trustee or permitted assigns.

   "Voting Rights" means the voting rights attached to the Voting Share.

   "Voting Share" means the one share of MCo Special Voting Stock, U.S. $. par value, issued by MCo to and deposited with the Trustee, which entitles the holder of record to a number of votes at meetings of holders of MCo Common Stock equal to the Aggregate Equivalent Vote Amount.

1.2 Interpretation Not Affected by Headings, Etc.

   The division of this agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

1.3 Number, Gender, Etc.

   Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4 Date for Any Action

   If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

1.5 Payments

   All payments to be made hereunder will be made without interest and less any tax required by Canadian law to be deducted or withheld.

                                   ARTICLE 2

                              Purpose of Agreement

   The purpose of this agreement is to create the Trust for the benefit of the Holders, as herein provided. The Trustee will hold the Voting Share in order to enable the Trustee to exercise the Voting Rights and will hold the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Holders as provided in this agreement.

                                   ARTICLE 3

                                  Voting Share

3.1 Issuance and Ownership of the Voting Share

   MCo hereby issues to and deposits with the Trustee the Voting Share to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Holders and in accordance with the provisions of this agreement. MCo hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Holders of good and valuable consideration (and the adequacy thereof) for the issuance of the Voting

Share by MCo to the Trustee. During the term of the Trust and subject to the terms and conditions of this agreement, the Trustee shall possess and be vested with full legal ownership of the Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the Voting Share, provided that the Trustee shall:

   (a) hold the Voting Share and the legal title thereto as trustee solely for the use and benefit of the Holders in accordance with the provisions of this agreement; and

   (b) except as specifically authorized by this agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the Voting Share, and the Voting Share shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this agreement.

3.2 Legended Share Certificates

   MCo Sub will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Holders of their right to instruct the Trustee with respect to the exercise of the Voting Rights with respect to the Exchangeable Shares held by a Holder.

3.3 Safe Keeping of Certificate

   The certificate representing the Voting Share shall at all times be held in safe keeping by the Trustee or its agent.

3.4 Holders' Benefit

   For greater certainty, the Trustee holds the benefit of the Voting Rights for the Holders, but all other rights in respect of the Voting Share, including without limitation any rights to receive dividends on the Voting Share, are for benefit of MCo.

                                   ARTICLE 4

                           Exercise of Voting Rights

4.1 Voting Rights

   The Trustee, as the holder of record of the Voting Share, shall be entitled to all of the Voting Rights, including the right to consent to or to vote in person or by proxy the Voting Share, on any matter, question or proposition whatsoever that may properly come before the stockholders of MCo at a MCo Meeting or in connection with a MCo Consent (in each case, as hereinafter defined). The Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to Section 7.15 hereof, the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Holders entitled to instruct the Trustee as to the voting thereof at the time at which a MCo Consent is sought or a MCo Meeting is held. To the extent that no instructions are received from a Holder with respect to the Voting Rights to which such Holder is entitled, the Trustee shall not exercise or permit the exercise of such Holder's Voting Rights.

4.2 Number of Votes

   With respect to all meetings of stockholders of MCo at which holders of shares of MCo Common Stock are entitled to vote (a "MCo Meeting") and with respect to all written consents sought by MCo from its stockholders including the holders of shares of MCo Common Stock (a "MCo Consent"), each Holder shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, a number of votes equal to the Equivalent Vote Amount for each Exchangeable Share owned of record by such Holder on the record date established by MCo or by applicable law for such MCo Meeting or MCo Consent, as the case may be, (the "Holder Votes") in respect of each matter, question or proposition to be voted on at such MCo Meeting or to be consented to in connection with such MCo Consent.

4.3 Mailings to Shareholders

   With respect to each MCo Meeting and MCo Consent, the Trustee will mail or cause to be mailed (or otherwise communicate in the same manner as MCo utilizes in communications to holders of MCo Common Stock, subject to the Trustee's ability to provide this method of communication and upon being advised in writing of such method) to each of the Holders named in the List on the same day as the initial mailing or notice (or other communication) with respect thereto is given by MCo to its stockholders:

   (a) a copy of such notice, together with any proxy or information statement and related materials to be provided to holders of MCo Common Stock;

   (b) a statement of the number of Holder Votes which the Holder is entitled to exercise;

   (c) a statement that such Holder is entitled to instruct the Trustee as to the exercise of the Holder Votes with respect to such MCo Meeting or MCo Consent, as the case may be, or, pursuant to Section 4.7 hereof, to attend such MCo Meeting and to exercise personally the Holder Votes thereat;

   (d) a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

     (i) a proxy to such Holder or such Holder's designee to exercise personally the Holder Votes; or

     (ii) a proxy to a designated agent or other representative of the management of MCo to exercise such Holder Votes;

   (e) a statement that if no voting instructions are received from the Holder, the Holder Votes to which such Holder is entitled will not be exercised;

   (f) a form of direction whereby the Holder may so direct and instruct the Trustee as contemplated herein; and

   (g) a statement of (i) the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a MCo Meeting shall not be earlier than the close of business on the Business Day prior to such meeting, and (ii) the method for revoking or amending such instructions.

   The materials referred to above are to be provided by MCo to the Trustee, but shall be subject to review and comment by the Trustee.

   For the purpose of determining Holder Votes to which a Holder is entitled in respect of any such MCo Meeting or MCo Consent, the number of Exchangeable Shares owned of record by the Holder shall be determined at the close of business on the record date established by MCo or by applicable law for purposes of determining stockholders entitled to vote at such MCo Meeting or to give written consent in connection with such MCo Consent. MCo will notify the Trustee in writing of any decision of the board of directors of MCo with respect to the calling of any such MCo Meeting or the seeking of any such MCo Consent and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this Section 4.3.

4.4 Copies of Stockholder Information

   MCo will deliver to the Trustee copies of all proxy materials, (including notices of MCo Meetings, but excluding proxies to vote shares of MCo Common Stock), information statements, reports (including without limitation all interim and annual financial statements) and other written communications that are to be distributed from time to time to holders of MCo Common Stock in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Holder, to the extent possible, at the same time as such materials are first sent to holders of MCo Common Stock. The Trustee will mail or otherwise send to each Holder, at the expense of MCo, copies of all such materials (and all materials specifically directed to the

Holders or to the Trustee for the benefit of the Holders by MCo) received by the Trustee from MCo, to the extent possible, at the same time as such materials are first sent to holders of MCo Common Stock. The Trustee will make copies of all such materials available for inspection by any Holder at the Trustee's principal transfer office in the cities of Calgary and Toronto.

4.5 Other Materials

   Immediately after receipt by MCo or any stockholder of MCo of any material sent or given generally to the holders of MCo Common Stock by or on behalf of a third party, including without limitation dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), MCo shall use its reasonable best efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Holders by such third party) to each Holder as soon as possible thereafter. As soon as practicable after receipt thereof, the Trustee will mail or otherwise send to each Holder, at the expense of MCo, copies of all such materials received by the Trustee from MCo. The Trustee will also make copies of all such materials available for inspection by any Holder at the Trustee's principal transfer office in the cities of Calgary and Toronto.

4.6 List of Persons Entitled to Vote

   MCo Sub shall, (i) prior to each annual, general or special MCo Meeting or the seeking of any MCo Consent and (ii) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a "List") of the names and addresses of the Holders arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Holder, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a MCo Meeting or a MCo Consent, at the close of business on the record date established by MCo or pursuant to applicable law for determining the holders of MCo Common Stock entitled to receive notice of and/or to vote at such MCo Meeting or to give consent in connection with such MCo Consent. Each such List shall be delivered to the Trustee promptly after receipt by MCo Sub of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to enable the Trustee to perform its obligations under this agreement. MCo agrees to give MCo Sub written notice (with a copy to the Trustee) of the calling of any MCo Meeting or the seeking of any MCo Consent, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable MCo Sub to perform its obligations under this
Section 4.6.

4.7 Entitlement to Direct Votes

   Any Holder named in a List prepared in connection with any MCo Meeting or any MCo Consent will be entitled (i) to instruct the Trustee in the manner described in Section 4.3 hereof with respect to the exercise of the Holder Votes to which such Holder is entitled or (ii) to attend such meeting and personally to exercise thereat (or to exercise with respect to any written consent), as the proxy of the Trustee, the Holder Votes to which such Holder is entitled.

4.8 Voting by Trustee, and Attendance of Trustee Representative, at Meeting

   (a) In connection with each MCo Meeting and MCo Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Holder pursuant to Section 4.3 hereof, the Holder Votes as to which such Holder is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Holder prior to the time and date fixed by it for receipt of such instructions in the notice given by the Trustee to the Holder pursuant to Section 4.3 hereof.

   (b) The Trustee shall cause such representatives as are empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each MCo Meeting. Upon submission by a Holder (or its designee) of identification satisfactory to the Trustee's representatives, and at the Holder's request, such representatives shall sign and deliver to such Holder (or its designee) a proxy to exercise personally the Holder Votes as to which such Holder is otherwise entitled hereunder to direct the vote, if such Holder either:

     (i) has not previously given the Trustee instructions pursuant to
  Section 4.3 hereof in respect of such MCo Meeting, or

     (ii) submits to the Trustee's representatives written revocation of any such previous instructions.

   At such MCo Meeting, the Holder exercising such Holder Votes shall have the same rights as the Trustee to speak at the meeting in respect of any matter, question or proposition, to vote by way of ballot at the meeting in respect of any matter, question or proposition and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

4.9 Distribution of Written Materials

   Any written materials to be distributed by the Trustee to the Holders pursuant to this agreement shall be delivered or sent by mail (or otherwise communicated in the same manner as MCo utilizes in communications to holders of MCo Common Stock subject to the Trustee's ability to provide this method of communication and upon being advised in writing of such method) to each Holder at its address as shown on the books of MCo Sub. MCo Sub shall provide or cause to be provided to the Trustee for this purpose, on a timely basis and without charge or other expense:

   (a) current lists of the Holders; and

   (b) on the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this agreement.

   The materials referred to above are to be provided by MCo Sub to the Trustee, but shall be subject to review and comment by the Trustee.

4.10 Termination of Voting Rights

   Except as otherwise provided herein or in the Exchangeable Share Provisions, all of the rights of a Holder with respect to the Holder Votes exercisable in respect of the Exchangeable Shares held by such Holder, including the right to instruct the Trustee as to the voting of or to vote personally such Holder Votes, shall be deemed to be surrendered by the Holder to MCo, and such Holder Votes and the Voting Rights represented thereby shall cease immediately, upon the delivery by such Holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Holder of the Exchange Put Right or the Exchange Right or the occurrence of the automatic exchange of Exchangeable Shares for shares of MCo Common Stock, as specified in
Article 5 hereof (unless in any case MCo or MCo Holdco shall not have delivered the Exchangeable Share Consideration deliverable in exchange therefor to the Trustee for delivery to the Holders), or upon the redemption of Exchangeable Shares pursuant to Article 6 or Article 7 of the Exchangeable Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of MCo Sub or any other distribution of the assets of MCo Sub among its shareholders for the purpose of winding up its affairs pursuant to Article 5 of the Exchangeable Share Provisions, or upon the purchase of Exchangeable Shares from the holder thereof by MCo pursuant to the exercise by MCo of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right.

                                   ARTICLE 5

                     Exchange Right and Automatic Exchange

5.1 Grant and Ownership of the Exchange Put Right, Exchange Right and Automatic Exchange Right

   MCo hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Holders:

   (a) the Exchange Put Right;

   (b) the right (the "Exchange Right"), upon the occurrence and during the continuance of an Insolvency Event, to require MCo to purchase from each or any Holder all or any part of the Exchangeable Shares held by the Holders, provided that, upon exercise of such right, MCo may, at its option, cause MCo Holdco to purchase such shares; and

   (c) the Automatic Exchange Rights, all in accordance with the provisions of this agreement and the Exchangeable Share Provisions, as the case may be. MCo hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Holders of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights by MCo to the Trustee. During the term of the Trust and subject to the terms and conditions of this agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights and shall be entitled to exercise and enforce for the benefit of the Holders all of the rights and powers of an owner with respect to the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights, provided that the Trustee shall:

   (d) hold the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights and the legal title thereto as trustee solely for the use and benefit of the Holders in accordance with the provisions of this agreement; and

   (e) except as specifically authorized by this agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which this Trust is created pursuant to this agreement.

5.2 Legended Share Certificates

   MCo Sub will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Holders of:

   (a) their right to instruct the Trustee with respect to the exercise of the Exchange Put Right and the Exchange Right in respect of the Exchangeable Shares held by a Holder; and

   (b) the Automatic Exchange Rights.

5.3 General Exercise of Exchange Put Right and the Exchange Right

   The Exchange Put Right and the Exchange Right shall be and remain vested in and exercised by the Trustee. Subject to Section 7.15 hereof, the Trustee shall exercise the Exchange Put Right and the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Holders entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Holder with respect to the Exchange Put Right and the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Put Right and the Exchange Right.

5.4 Purchase Price

   The purchase price payable by MCo (or Holdco, in the case of a purchase by MCo Holdco) for each Exchangeable Share to be purchased by MCo or MCo Holdco (as the case may be) (i) under the Exchange Put Right shall be the amount determined under the Exchangeable Share Provisions; and (ii) under the Exchange Right shall be an amount equal to the Exchangeable Share Price on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right. In connection with each exercise of the Exchange Right, MCo will provide to the Trustee an Officer's Certificate setting forth the calculation of the applicable Exchangeable Share Price for each Exchangeable Share. The applicable Exchangeable Share Price for each such Exchangeable Share so purchased may be satisfied only by MCo's issuing and delivering or causing to be issued and delivered to the Trustee, on behalf of the relevant Holder, the applicable Exchangeable Share Consideration representing the total applicable Exchangeable Share Price.

5.5 Exercise Instructions for Exchange Right

   Subject to the terms and conditions herein set forth, a Holder shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Holder on the books of MCo Sub. To cause the exercise of the Exchange Right by the Trustee, the Holder shall deliver to the Trustee, in person or by certified or registered mail, at its principal transfer offices in Calgary, Alberta or Toronto, Ontario or at such other places in Canada as the Trustee may from time to time designate by written notice to the Holders, the certificates representing the Exchangeable Shares which such Holder desires MCo to purchase, duly endorsed in blank, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the by-laws of MCo Sub and such additional documents and instruments as the Trustee may reasonably require, together with:

   (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating:

     (i) that the Holder thereby instructs the Trustee to exercise the Exchange Right so as to require MCo to purchase from the Holder the number of Exchangeable Shares specified therein,

     (ii) that such Holder has good title to and owns all such Exchangeable Shares to be acquired by MCo free and clear of all liens, claims, encumbrances, security interests and adverse claims or interests,

     (iii) the names in which the certificates representing MCo Common Stock issuable in connection with the exercise of the Exchange Right are to be issued, and

     (iv) the names and addresses of the persons to whom the Exchangeable Share Consideration should be delivered; and

   (b) payment (or evidence satisfactory to the Trustee, MCo Sub and MCo of payment) of the taxes (if any) payable as contemplated by Section 5.8 of this agreement.

   If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by MCo under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the Holder at the expense of MCo Sub.

5.6 Delivery of Exchangeable Share Consideration; Effect of Exercise

   Promptly after receipt of the certificates representing the Exchangeable Shares which the Holder desires MCo to purchase under the Exchange Put Right or the Exchange Right (together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Put Right or the Exchange Right), duly endorsed for transfer to MCo (or MCo Holdco as MCo may direct), the Trustee shall notify MCo and MCo Sub of its receipt of the same, which notice to MCo and MCo Sub shall constitute exercise of the Exchange Put Right or the Exchange Right by the Trustee on behalf of the Holder of such Exchangeable Shares, and MCo shall immediately thereafter deliver or cause to be delivered to the Trustee, for delivery to the Holder of such Exchangeable Shares (or to such other persons, if any, properly designated by such Holder), the Exchangeable Share Consideration deliverable in connection with the exercise of the Exchange Put Right or the Exchange Right; provided, however, that no such delivery shall be made unless and until the Holder requesting the same shall have paid (or provided evidence satisfactory to the Trustee, MCo Sub and MCo of the payment of) the taxes (if any) payable as contemplated by
Section 5.8 of this agreement. Immediately upon the giving of notice by the Trustee to MCo and MCo Sub of the exercise of the Exchange Put Right or the Exchange Right, as provided in this Section 5.6, (i) the closing of the transaction of purchase and sale contemplated by the Exchange Put Right or the Exchange Right shall be deemed to have occurred, (ii) MCo shall be required to take all action necessary to permit it to occur, including delivery to the Trustee of the relevant Exchangeable Share Consideration, no later than the close of business on the third Business Day following the receipt by the Trustee of notice, certificates and other documents as aforesaid and (iii) the Holder of such Exchangeable Shares shall be deemed to have transferred to MCo (or MCo Holdco as MCo may direct) all of its right, title and interest in and to such Exchangeable Shares and the related interest in the Trust Estate, shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total purchase price therefor, unless such Exchangeable Share Consideration is not delivered by MCo to the Trustee by the date specified above, in which case the rights of the Holder shall remain unaffected until such Exchangeable Share Consideration is delivered by MCo and any cheque included therein is paid. Concurrently with such Holder ceasing to be a holder of Exchangeable Shares, the Holder shall be considered and deemed for all purposes to be the holder of the shares of MCo Common Stock delivered to it pursuant to the Exchange Put Right or the Exchange Right. Notwithstanding the foregoing, until the Exchangeable Share Consideration is delivered to the Holder, the Holder shall be deemed to still be a holder of the sold Exchangeable Shares for purposes of the Voting Rights with respect thereto.

5.7 Exercise of Exchange Right Subsequent to Retraction

   In the event that a Holder has exercised its right under Article 6 of the Exchangeable Share Provisions to require MCo Sub to redeem any or all of the Exchangeable Shares held by the Holder (the "Retracted Shares") and is notified by MCo Sub pursuant to Section 6.6 of the Exchangeable Share Provisions that MCo Sub will not be permitted as a result of liquidity or solvency provisions of applicable law to redeem all such Retracted Shares, subject to receipt by the Trustee of written notice to that effect from MCo Sub and provided that MCo shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Holder has not revoked the retraction request delivered by the Holder to MCo Sub pursuant to Section 6.1 of the Exchangeable Share Provisions, the retraction request will constitute and will be deemed to constitute notice from the Holder to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares which MCo Sub is unable to redeem. In any such event, MCo Sub hereby agrees with the Trustee and in favour of the Holder immediately to notify the Trustee of such prohibition against MCo Sub's redeeming all of the Retracted Shares and immediately to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Holder to MCo Sub or to the transfer agent of the Exchangeable Shares (including without limitation a copy of the retraction request delivered pursuant to Section 6.1 of the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares, and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares which MCo Sub is not permitted to redeem and will require MCo to purchase such shares in accordance with the provisions of this Article 5.

5.8 Stamp or Other Transfer Taxes

   Upon any sale of Exchangeable Shares to MCo pursuant to the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights, the share certificate or certificates representing MCo Common Stock to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of the Holder of the Exchangeable Shares so sold or in such names as such Holder may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold, provided, however, that such Holder:

   (a) shall pay (and none of MCo, MCo Sub, MCo Holdco, PCo or the Trustee shall be required to pay) any documentary, stamp, transfer or other similar taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Holder; or

   (b) shall have established to the satisfaction of the Trustee, MCo and PCo that such taxes, if any, have been paid.

MCo, MCo Sub, MCo Holdco and the Trustee (as directed in writing by MCo) shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement to any Holder such amounts as MCo, MCo Sub, MCo Holdco or the Trustee is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended or succeeded unless such Holder provides to MCo and the Trustee certificates or such other assurances as are provided for under the

Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or such other applicable taxation provisions. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the Holder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority as and when required. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a Holder exceeds the cash portion, if any, of the consideration otherwise payable to the Holder, MCo, MCo Sub, MCo Holdco and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to MCo, MCo Sub, MCo Holdco or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and MCo, MCo Sub, MCo Holdco or the Trustee, as the case may be, shall notify the Holder and remit to such Holder any unapplied balance of the net proceeds of such sale.

5.9 Notice of Insolvency Event

   Immediately upon the occurrence of an Insolvency Event or any event which with the giving of notice or the passage of time or both would be an Insolvency Event, MCo Sub and MCo shall give written notice thereof to the Trustee. As soon as practicable after receiving notice from MCo Sub or MCo of the occurrence of an Insolvency Event, the Trustee will mail to each Holder, at the expense of MCo, a notice of such Insolvency Event in the form provided by MCo, which notice shall contain a brief statement of the right of the Holders with respect to the Exchange Right.

5.10 Qualification of MCo Common Stock

   MCo covenants with the Trustee for the benefit of Holders that if any shares of MCo Common Stock to be issued and delivered pursuant to the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights require registration or qualification with or approval of or the filing of any document including any prospectus or similar document, the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority, or the fulfillment of any other legal requirement (collectively, the "Applicable Laws") before such shares may be issued and delivered by MCo to the initial holder thereof (other than MCo Sub) or in order that such shares may be freely traded thereafter (other than any restrictions on transfer by reason of a holder being a "control person" of MCo for purposes of Canadian provincial securities law or an "affiliate" of MCo for purposes of United States federal or state securities law), MCo will in good faith expeditiously take all such actions and do all such things as are necessary to cause such shares of MCo Common Stock to be and remain duly registered, qualified or approved to the extent expressly provided in the Combination Agreement. MCo represents and warrants that it has in good faith taken all actions and done all things as are necessary under Applicable Laws as they exist on the date hereof to cause the shares of MCo Common Stock to be issued and delivered pursuant to the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights and to be freely tradeable thereafter (other than restrictions on transfer by reason of a holder being a "control person" of MCo for the purposes of Canadian provincial securities law or an "affiliate" of MCo for the purposes of United States federal or state securities law). MCo will in good faith expeditiously take all such actions and do all such things as are necessary to cause all shares of MCo Common Stock to be delivered pursuant to the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which such shares are listed, quoted or posted for trading at such time.

5.11 Reservation of Shares of MCo Common Stock

   MCo hereby represents, warrants and covenants with the Trustee for the benefit of the Holders that it has irrevocably reserved for issuance and will at all times keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of shares of MCo Common
Stock:

   (a) as is equal to the sum of

     (i) the number of Exchangeable Shares issued and outstanding from time to time, and

     (ii) the number of shares of MCo Common Stock issuable pursuant to the PCo Stock Options outstanding on the date hereof; and

   (b) as are now and may hereafter be required to enable and permit MCo Sub to meet its obligations hereunder, under the Articles of Incorporation of MCo, under the Support Agreement, under the Exchangeable Share Provisions and under any other security or commitment pursuant to the Arrangement with respect to which MCo may now or hereafter be required to issue shares of MCo Common Stock.

5.12 Automatic Exchange on Liquidation of MCo

   (a) MCo will give the Trustee written notice of each of the following events at the time set forth below:

     (i) in the event of any determination by the board of directors of MCo to institute voluntary liquidation, dissolution or winding-up proceedings with respect to MCo or to effect any other distribution of assets of MCo among its stockholders for the purpose of winding-up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

     (ii) immediately, upon the earlier of

       (A) receipt by MCo of notice of, and

       (B) MCo otherwise becoming aware of

  any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of MCo or to effect any other distribution of assets of MCo among its stockholders for the purpose of winding up its affairs.

   (b) Immediately following receipt by the Trustee from MCo of notice of any event (a "Liquidation Event") contemplated by Section 5.12(a) above, the Trustee will give notice thereof to the Holders. Such notice will be provided by MCo to the Trustee and shall include a brief description of the automatic exchange of Exchangeable Shares for shares of MCo Common Stock provided for in
Section 5.12(c) below.

   (c) In order that the Holders will be able to participate on a pro rata basis with the holders of MCo Common Stock in the distribution of assets of MCo in connection with a Liquidation Event, immediately prior to the effective time (the "Liquidation Event Effective Time") of a Liquidation Event, all of the then outstanding Exchangeable Shares shall be automatically exchanged for shares of MCo Common Stock. To effect such automatic exchange, MCo or, at the option of MCo, MCo Holdco, shall be deemed to have purchased each Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Time and held by Holders, and each Holder shall be deemed to have sold the Exchangeable Shares held by it at such time, for a purchase price per share equal to the Exchangeable Share Price applicable at such time. In connection with such automatic exchange, MCo will provide to the Trustee an Officer's Certificate setting forth the calculation of the Exchangeable Share Price for each Exchangeable Share.

   (d) The closing of the transaction of purchase and sale contemplated by
Section 5.12(c) above shall be deemed to have occurred immediately prior to the Liquidation Event Effective Time, and each Holder of Exchangeable Shares shall be deemed to have transferred to MCo or MCo Holdco, as the case may be, all of the Holder's right, title and interest in and to such Exchangeable Shares and the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares, and MCo or MCo Holdco, as the case may be, shall deliver to the Holder the Exchangeable Share Consideration deliverable upon the automatic exchange of Exchangeable Shares. Concurrently with such Holder's ceasing to be a holder of Exchangeable Shares, the Holder shall be considered and deemed for all purposes to be the holder of the shares of MCo Common Stock issued to it pursuant to the automatic exchange of Exchangeable Shares for MCo Common Stock, and the certificates held by the Holder previously representing the Exchangeable Shares exchanged by the Holder with MCo or MCo Holdco, as the case may be, pursuant to such automatic exchange shall thereafter be deemed to represent the shares of MCo Common Stock issued to the Holder by MCo or MCo Holdco, as the case may be, pursuant to such automatic exchange. Upon the request of a Holder and the surrender by the Holder of Exchangeable Share certificates deemed to represent shares of MCo Common Stock, duly endorsed in blank and accompanied by such instruments of transfer as MCo may reasonably require, MCo or MCo Holdco, as the case may be, shall deliver or cause to be delivered to the Holder certificates representing the shares of MCo Common Stock of which the Holder is the holder. Notwithstanding the foregoing, until each Holder is actually entered on the register of holders of MCo Common
Stock, such Holder shall be deemed to still be a holder of the transferred Exchangeable Shares for purposes of all Voting Rights with respect thereto.

                                   ARTICLE 6

             Restrictions on Issuance of MCo Special Voting Stock

   During the term of this agreement, MCo will not issue any shares of MCo Special Voting Stock in addition to the Voting Share.

                                   ARTICLE 7

                            Concerning the Trustee

7.1 Powers and Duties of the Trustee

   The rights, powers and authorities of the Trustee under this agreement, in its capacity as trustee of the Trust, shall include:

   (a) receipt and deposit of the Voting Share from MCo as trustee for and on behalf of the Holders in accordance with the provisions of this agreement;

   (b) granting proxies and distributing materials to Holders as provided in this agreement;

   (c) voting the Holder Votes in accordance with the provisions of this agreement;

   (d) receiving the grant of the Exchange Put Right and the Exchange Right and the Automatic Exchange Rights from MCo as trustee for and on behalf of the Holders in accordance with the provisions of this agreement;

   (e) exercising the Exchange Put Right and the Exchange Right and enforcing the benefit of the Automatic Exchange Rights, in each case in accordance with the provisions of this agreement, and in connection therewith receiving from Holders Exchangeable Shares and other requisite documents and distributing to such Holders the shares of MCo Common Stock and cheques, if any, to which such Holders are entitled upon the exercise of the Exchange Put Right and the Exchange Right or pursuant to the Automatic Exchange Rights, as the case may be;

   (f) holding title to the Trust Estate;

   (g) investing any moneys forming, from time to time, a part of the Trust Estate as provided in this agreement;

   (h) taking action at the direction of a Holder or Holders to enforce the obligations of MCo under this agreement; and

   (i) taking such other actions and doing such other things as are specifically provided in this agreement.

   In the exercise of such rights, powers and authorities, the Trustee shall have (and is granted) such incidental and additional rights, powers and authority not in conflict with any of the provisions of this agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers and authorities by the Trustee shall be final, conclusive and binding upon all persons. For greater certainty, the Trustee shall have only those duties as are set out specifically in this agreement. The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith with a view to the best interests of the Holders and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances. The Trustee shall not be bound to give any notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof nor shall the Trustee be required to take any notice of, or to do or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee and in the absence of such notice the Trustee may for all purposes of this agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

7.2 No Conflict of Interest

   The Trustee represents to MCo Sub and MCo that at the date of execution and delivery of this agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such a material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in
Article 10 hereof. If, notwithstanding the foregoing provisions of this Section 7.2, the Trustee has such a material conflict of interest, the validity and enforceability of this agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 7.2, any interested party may apply to the superior court of the province in which MCo Sub has its registered office for an order that the Trustee be replaced as trustee hereunder.

7.3 Dealings with Transfer Agents, Registrars, Etc.

   MCo Sub and MCo irrevocably authorize the Trustee, from time to time, to:

   (a) consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and MCo Common Stock; and

   (b) requisition, from time to time,

     (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this agreement, and

     (ii) from the transfer agent of MCo Common Stock, and any subsequent transfer agent of such shares, to complete the exercise from time to time of the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights in the manner specified in Article 5 hereof, the share certificates issuable upon such exercise.

   MCo Sub and MCo irrevocably authorize their respective registrars and transfer agents to comply with all such requests. MCo covenants that it will supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights, in each case pursuant to
Article 5 hereof.

7.4 Books and Records

   The Trustee shall keep available for inspection by MCo and MCo Sub, at the Trustee's principal transfer office in Calgary, Alberta, correct and complete books and records of account relating to the Trustee's actions under this agreement, including without limitation all information relating to mailings and instructions to and from Holders and all transactions pursuant to the Voting Rights, the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights for the term of this agreement. On or before March 31, 2001, and on or before March 31 in every year thereafter, so long as the Voting Share is on deposit with the Trustee, the Trustee shall transmit to MCo and MCo Sub a brief report, dated as of the preceding December 31, with respect to:

   (a) the property and funds comprising the Trust Estate as of that date;

   (b) the number of exercises of the Exchange Put Right and the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Holders in consideration of the issue and delivery by MCo of shares of MCo Common Stock in connection with the Exchange Put Right and the Exchange Right, during the calendar year ended on such date; and

   (c) all other actions taken by the Trustee in the performance of its duties under this agreement which it had not previously reported.

7.5 Income Tax Returns and Reports

   The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded and, in connection therewith, may obtain the advice and assistance of such experts as the Trustee may consider necessary or advisable. If requested by the Trustee, MCo shall retain such experts for purposes of providing such advice and assistance.

7.6 Indemnification Prior to Certain Actions by Trustee

   The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this agreement at the request, order or direction of any Holder upon such Holder's furnishing to the Trustee reasonable funding, security and indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby; provided that no Holder shall be obligated to furnish to the Trustee any such funding, security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Voting Share pursuant to Article 4 hereof, subject to Section 7.15 hereof, and with respect to the Exchange Put Right and the Exchange Right pursuant to Article 5 hereof, subject to Section
7.15 hereof, and with respect to the Automatic Exchange Rights pursuant to
Article 5 hereof. None of the provisions contained in this agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties or authorities unless funded, given funds, security and indemnified as aforesaid.

7.7 Actions by Holders

   No Holder shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Holder has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security and indemnity referred to in Section 7.6 hereof and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Holder shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Holders shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or under the Voting Rights, the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights, except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Holders.

7.8 Reliance upon Declarations

   The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon lists, mailing labels, notices, statutory declarations, certificates, opinions, reports or other papers or documents furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder, and such lists, mailing labels, notices, statutory declarations, certificates, opinions, reports or other papers or documents comply with the provisions of Section 7.9 hereof, if applicable, and with any other applicable provisions of this agreement.

7.9 Evidence and Authority to Trustee

   MCo Sub and/or MCo shall furnish to the Trustee evidence of compliance with the conditions provided for in this agreement relating to any action or step required or permitted to be taken by MCo Sub and/or MCo or the Trustee under this agreement or as a result of any obligation imposed under this agreement, including, without limitation, in respect of the Voting Rights or the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights and the taking of any other action to be taken by the Trustee at the request of or on the application of MCo Sub and/or MCo forthwith if and when:

   (a) such evidence is required by any other section of this agreement to be furnished to the Trustee in accordance with the terms of this Section 7.9; or

   (b) the Trustee, in the exercise of its rights, powers, duties and authorities under this agreement, gives MCo Sub and/or MCo written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

   Such evidence shall consist of an Officer's Certificate of MCo Sub and/or MCo or a statutory declaration or a certificate made by persons entitled to sign an Officer's Certificate stating that any such condition has been complied with in accordance with the terms of this agreement.

   Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that, if such report or opinion is furnished by a director, officer or employee of MCo Sub and/or MCo, it shall be in the form of an Officer's Certificate or a statutory declaration.

   Each statutory declaration, certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this agreement shall include a statement by the person giving the evidence:

     (i) declaring that such person has read and understands the provisions of this agreement relating to the condition in question;

     (ii) describing the nature and scope of the examination or investigation upon which such person based the statutory declaration, certificate, statement or opinion; and

     (iii) declaring that such person has made such examination or investigation as such person believes is necessary to enable such person to make the statements or give the opinions contained or expressed therein.

7.10 Experts, Advisers and Agents

   The Trustee may:

   (a) in relation to these presents act and rely on the opinion or advice of or information obtained from or prepared by any solicitor, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by MCo Sub and/or MCo or otherwise, and may employ such assistants as may be necessary to the proper determination and discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

   (b) employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the determination and discharge of its duties hereunder and in the management of the Trust.

7.11 Investment of Moneys Held by Trustee

   Unless otherwise provided in this agreement, any moneys held by or on behalf of the Trustee which under the terms of this agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee, may be invested and reinvested in the name or under the control of the Trustee in securities in which, under the laws of the Province of Alberta, trustees are authorized to invest trust moneys; provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such moneys on the written direction of MCo Sub. Pending the investment of any moneys as hereinbefore provided, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of MCo Sub, in the deposit department of the Trustee or any other loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.

7.12 Trustee Not Required to Give Security

   The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this agreement or otherwise in respect of the premises.

7.13 Trustee Not Bound to Act on Request

   Except as in this agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of MCo Sub and/or MCo or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act and rely upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

7.14 Authority to Carry on Business

   The Trustee represents to MCo Sub and MCo that at the date of execution and delivery by it of this agreement it is authorized to carry on the business of a trust company in the Province of Alberta but if, notwithstanding the provisions of this Section 7.14, it ceases to be so authorized to carry on business, the validity and enforceability of this agreement and the Voting Rights, the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights shall not be affected in any manner whatsoever by reason only of such event; provided, however, the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in the Province of Alberta, either become so authorized or resign in the manner and with the effect specified in Article 10 hereof.

7.15 Conflicting Claims

   If conflicting claims or demands are made or asserted with respect to any interest of any Holder in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Holder in any Exchangeable Shares resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claim or demand. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Put Right, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

   (a) the rights of all adverse claimants with respect to the Voting Rights, Exchange Put Right, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction; or

   (b) all differences with respect to the Voting Rights, the Exchange Put Right, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement.

   If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate fully to indemnify it as between all conflicting claims or demands.

7.16 Acceptance of Trust

   The Trustee hereby accepts the Trust created and provided for by and in this agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Holders, subject to all the terms and conditions herein set forth.

                                   ARTICLE 8

                                  Compensation

   MCo and MCo Sub jointly and severally agree to pay to the Trustee reasonable compensation for all of the services rendered by it under this agreement and will reimburse the Trustee for all reasonable expenses (including but not limited to taxes, compensation paid to experts, agents and advisors, and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency, reasonably incurred by the Trustee in connection with its rights and duties under this agreement; provided that MCo and MCo Sub shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with negligence or willful misconduct.

                                   ARTICLE 9

                  Indemnification and Limitation of Liability

9.1 Indemnification of the Trustee

   MCo and MCo Sub jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this agreement (collectively, the "Indemnified Parties") against all claims, losses, damages, costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee's legal counsel) which, without fraud, negligence, willful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason of or as a result of the Trustee's acceptance or administration of the Trust, its compliance with its duties set forth in this agreement, or any written or oral instructions delivered to the Trustee by MCo or MCo Sub pursuant hereto. In no case shall MCo or MCo Sub be liable under this indemnity for any claim against any of the Indemnified Parties unless MCo and MCo Sub shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below, MCo and MCo Sub shall be entitled to participate at their own expense in the defense and, if MCo or MCo Sub so elect at any time after receipt of such notice, either of them may assume the defense of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by MCo or MCo Sub, such authorization not to be unreasonably withheld; or (ii) the named parties to any such suit include both the Trustee and MCo or MCo Sub and the Trustee shall have been advised by counsel acceptable to MCo or MCo Sub that there may be one or more legal defenses available to the Trustee that are different from or in addition to those available to MCo or MCo Sub and that an actual or potential conflict of interest exists (in which case MCo and MCo Sub shall not have the right to assume the defense of such suit on behalf of the Trustee, but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the resignation or removal of the Trustee and the termination of the trust.

9.2 Limitation of Liability

   The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this agreement, except to the extent that such loss is attributable to the fraud, negligence, willful misconduct or bad faith on the part of the Trustee.

                                   ARTICLE 10

                               Change of Trustee

10.1 Resignation

   The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to MCo and MCo Sub specifying the date on which it desires to resign, provided that such notice shall never be given less than 60 days before such desired resignation date unless MCo and MCo Sub otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, MCo and MCo Sub shall promptly appoint a successor trustee by written instrument, in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing acceptance by a successor trustee, a successor trustee may be appointed by an order of the superior court of the province in which MCo Sub has its registered office upon application of one or more of the parties hereto.

10.2 Removal

   The Trustee, or any trustee hereafter appointed, may be removed with or without cause, at any time on 60 days prior notice by written instrument executed by MCo and MCo Sub, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee; provided that, in connection with such removal, provision is made for a replacement trustee similar to that contemplated in Section 10.1.

10.3 Successor Trustee

   Any successor trustee appointed as provided under this agreement shall execute, acknowledge and deliver to MCo and MCo Sub and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this agreement, with like effect as if originally named as trustee in this agreement. However, on the written request of MCo and MCo Sub or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, MCo, MCo Sub and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

10.4 Notice of Successor Trustee

   Upon acceptance of appointment by a successor trustee as provided herein, MCo and MCo Sub shall cause to be mailed notice of the succession of such trustee hereunder to each Holder specified in a List. If MCo or MCo Sub shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of MCo and MCo Sub.

                                   ARTICLE 11

                                   Successors

11.1 Certain Requirements in Respect of Combination, Etc.

   Neither MCo nor MCo Sub shall enter into any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom, but may do so if:

   (a) such other Person or continuing corporation (the "Successor"), by operation of law, becomes, without further action, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction an agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee and in the opinion of legal counsel to the Trustee are necessary or advisable to evidence the assumption by the Successor of liability for all moneys payable and property deliverable hereunder, the covenant of such Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of MCo or MCo Sub, as the case may be, under this agreement; and

   (b) such transaction shall, to the satisfaction of the Trustee, be upon such terms which substantially preserve and do not impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Holders hereunder.

11.2 Vesting of Powers in Successor

   Whenever the conditions of Section 11. 1 hereof have been duly observed and performed, the Trustee, if required by Section 11.1 hereof, the Successor and MCo or MCo Sub, as the case may be, shall execute and deliver the supplemental agreement provided for in Article 12 hereof, and thereupon the Successor shall possess and from time to time may exercise each and every right and power of MCo or MCo Sub, as the case may be, under this agreement in the name of MCo or MCo Sub, as the case may be, or otherwise and any act or proceeding by any provision of this agreement required to be done or performed by the board of directors or any officers of MCo or MCo Sub may be done and performed with like force and effect by the directors or officers of such Successor.

11.3 Wholly-owned Subsidiaries

   Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned subsidiary of MCo with or into MCo or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of MCo provided that all of the assets of such subsidiary are transferred to MCo or another wholly-owned subsidiary of MCo, and any such transactions are expressly permitted by this Article 11.

                                   ARTICLE 12

                     Amendments and Supplemental Agreements

12.1 Amendments, Modifications, Etc.

   Subject to Sections 12.2 and 12.4, this agreement may not be amended, modified or waived except by an agreement in writing executed by MCo Sub, MCo and the Trustee and approved by the Holders in accordance with Section 10.2 of the Exchangeable Share Provisions. No amendment to or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

12.2 Ministerial Amendments

   Notwithstanding the provisions of Section 12.1 hereof, the parties to this agreement may in writing, at any time and from time to time, without the approval of the Holders, amend or modify this agreement for the purposes of:

   (a) adding to the covenants of any or all of the parties hereto for the protection of the Holders hereunder subject to the receipt by the Trustee of an opinion of its counsel that the addition of the proposed covenant is not prejudicial to the interests of the holders as a whole or the Trustee;

   (b) making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the board of directors of each of MCo and MCo Sub and in the opinion of the Trustee and its counsel, having in mind the best interests of the Holders as a whole, it may be expedient to make, provided that such boards of directors and the Trustee and its counsel shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Holders as a whole;

   (c) making such changes or corrections which, on the advice of counsel to MCo Sub, MCo and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error; provided that the Trustee and its counsel and the board of directors of each of MCo Sub and MCo shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the Holders as a whole; or

   (d) making such changes as may be necessary or appropriate to implement or give effect to any assignment or assumption made pursuant to Section 14.9 hereof.

12.3 Meeting to Consider Amendments

   MCo Sub, at the request of MCo, shall call a meeting or meetings of the Holders for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of MCo Sub, the Exchangeable Share Provisions and all applicable laws.

12.4 Changes in Capital of MCo and MCo Sub

   At all times after the occurrence of any event effected pursuant to Section
2.7 or Section 2.8 of the Support Agreement, as a result of which either MCo Common Stock or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which MCo Common Stock or the Exchangeable Shares or both are so changed, and the parties hereto shall execute and deliver a supplemental agreement giving effect to and evidencing such necessary amendments and modifications.

12.5 Execution of Supplemental Agreements

   From time to time, MCo Sub (when authorized by a resolution of its Board of Directors), MCo (when authorized by a resolution of its board of directors) and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

   (a) evidencing the succession of any Successors to MCo and the covenants of and obligations assumed by each such Successor in accordance with the provisions of Article 11 and the successor of any successor trustee in accordance with the provisions of Article 10;

   (b) making any additions to, deletions from or alterations of the provisions of this agreement or the Voting Rights, the Exchange Right or the Automatic Exchange Rights which, in the opinion of the Trustee and its counsel, will not be prejudicial to the interests of the Holders as a whole or are in the opinion of counsel to the Trustee necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to MCo, MCo Sub, the Trustee or this agreement;

   (c) to implement or give effect to any assignment or assumption made pursuant to Section 14.9 hereof; and

   (d) for any other purposes not inconsistent with the provisions of this agreement, including without limitation to make or evidence any amendment or modification to this agreement as contemplated hereby, provided that, in the opinion of the Trustee and its counsel, the rights of the Trustee and the Holders as a whole will not be prejudiced thereby.

                                   ARTICLE 13

                                  Termination

13.1 Term

   The Trust created by this agreement shall continue until the earliest to occur of the following events:

   (a) no outstanding Exchangeable Shares are held by a Holder;

   (b) each of MCo Sub and MCo elects in writing to terminate the Trust and such termination is approved by the Holders of the Exchangeable Shares in accordance with Section 10.1 of the Exchangeable Share Provisions; and

   (c) 21 years after the death of the last survivor of the descendants of Her Majesty Queen Elizabeth II of the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

13.2 Survival of Agreement

   This agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Holder; provided, however, that the provisions of Articles 8 and 9 hereof shall survive any such termination of this agreement.

                                   ARTICLE 14

                                    General

14.1 Severability

   If any provision of this agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this agreement shall not in any way be affected or impaired thereby, and the agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

14.2 Inurement

   This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Holders.

14.3 Notices to Parties

   All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

   (a) if to Maverick:

     Maverick Tube Corporation
     16401 Swingley Ridge Road
     Suite 700
     Chesterfield, Missouri 63017
     Attention: Mr. Gregg Eisenberg
     Fax: (636) 733-1671
     with a copy to:

     Robert H. Wexler, Esq.
     Gallop, Johnson & Neuman, L.C.
     101 South Hanley
     St. Louis, Missouri 63105
     Fax: (314) 862-1219

   (b) if to MCo Sub to:


   (c) if to the Trustee to:


   Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof, and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

14.4 Notice to Holders

   Any and all notices to be given and any documents to be sent to any Holders may be given or sent to the address of such Holder shown on the register of Holders of Exchangeable Shares in any manner permitted by the Exchangeable Share Provisions and shall be deemed to be received (if given or sent in such manner) at the time specified in such Exchangeable Share Provisions, the provisions of which Exchangeable Share Provisions shall apply mutatis mutandis to notices or documents as aforesaid sent to such Holders.

14.5 Risk of Payments by Post

   Whenever payments are to be made or documents are to be sent to any Holder by the Trustee, by MCo Sub or by MCo or by such Holder to the Trustee or to MCo or MCo Sub, the making of such payment or sending of such document sent through the mail shall be at the risk of MCo Sub or MCo, in the case of payments made or documents sent by the Trustee or MCo Sub or MCo, and the Holder, in the case of payments made or documents sent by the Holder.

14.6 Counterparts

   This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

14.7 Jurisdiction

   This agreement shall be construed and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

14.8 Attornment

   MCo agrees that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of Alberta, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of such courts in any such action or proceeding, agrees to be bound by any judgment of such courts and agrees not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints MCo Sub at its registered office in the Province of Alberta as MCo's attorney for service of process.

14.9 Permitted Assignment

   MCo may assign any or all of its rights and obligations under this Agreement to MCo Holdco, provided that each of MCo and MCo Holdco shall thereafter, jointly and severally, be liable for the performance by MCo Holdco of the obligations of MCo pursuant to this Agreement. Any and all of the obligations of MCo may be performed and satisfied by MCo Holdco, except that nothing in this Section 14.9 will permit any change to the rights, privileges, restrictions and conditions attaching to the Voting Share or Exchangeable Shares or to the Exchange Right, Exchange Put Right or Automatic Exchange Rights.

   IN WITNESS WHEREOF, the parties hereby have caused this agreement to be duly executed as of the date first above written.

                                          Maverick Tube Corporation


                                          Per:_________________________________





                                          Per:_________________________________





                                          Per:_________________________________

                                                                         ANNEX H

                                                                   June 11, 2000

The Special Committee of the Board of Directors
Prudential Steel Ltd.
140-4th Avenue S.W.
Suite 1800
Calgary, Alberta
T2P 3N3

To the Special Committee:

   RBC Dominion Securities Inc. ("RBC DS") understands that Maverick Tube Corporation ("Maverick") and Prudential Steel Ltd. ("Prudential" or the "Company") have entered into an agreement dated as of June 11, 2000 (the "Combination Agreement") whereby Maverick will acquire all of the issued and outstanding common shares (the "Prudential Shares") of the Company pursuant to a plan of arrangement (the "Arrangement"). Under the Arrangement, each Prudential Share will be exchanged for 0.52 exchangeable shares of a subsidiary of Maverick (the "Exchangeable Shares"). Each Exchangeable Share will be exchangeable on a one for one basis into Maverick common shares (the "Maverick Shares") and will carry the same voting rights and dividend entitlement as Maverick Shares. The terms of the Arrangement will be more fully described in a joint management information circular and proxy statement (the "Circular") to be mailed to each holder of Prudential Shares (the "Shareholders") in connection with a special meeting of Shareholders (the "Special Meeting") to consider and approve the Arrangement.

   RBC DS also understands that a committee (the "Special Committee") of the board of directors (the "Board") of the Company has been constituted to consider the Arrangement and make recommendations thereon to the Board. The Special Committee has retained RBC DS to provide advice and assistance to the Special Committee in evaluating the Arrangement, including the preparation and delivery to the Special Committee of RBC DS' opinion as to the fairness of the Arrangement from a financial point of view to the Shareholders (the "Fairness Opinion"). RBC DS has not prepared a valuation of the Company or any of its securities or assets and the Fairness Opinion should not be construed as such.

Engagement

   The Board initially contacted RBC DS regarding a potential advisory assignment in February, 2000, and RBC DS was formally engaged by the Special Committee through an agreement between the Company and RBC DS (the "Engagement Agreement") dated March 30, 2000. As defined in the Engagement Agreement, RBC DS is to be paid a fee based upon the total equity transaction value at the close of the Arrangement. As of the date hereof, the terms of the Engagement Agreement provide that RBC DS is to be paid a fee of approximately $5.4 million if the Arrangement is completed and $650,000 if the Arrangement is not completed. In addition, RBC DS is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances. RBC DS consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof in the Circular to be mailed to Shareholders and to the filing thereof by the Company with the securities commissions or similar regulatory authorities in each province of Canada and the United States.

Relationship With Interested Parties

   Neither RBC DS, nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) (the "Act")) of the Company, Maverick or any of their respective associates or affiliates. RBC DS has not been engaged to provide any financial advisory services nor has it participated in any capital market financing involving the Company, Maverick or any of their respective associates or affiliates, within the past two years, except certain acquisition advisory services, for the Company, relating to a transaction that was not completed. There are no understandings, agreements or commitments between RBC DS and the Company, Maverick or any of their respective associates or affiliates with respect to any future business dealings. RBC DS may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Company, Maverick or any of their respective associates or affiliates. The Royal Bank of Canada, controlling shareholder of RBC DS, provides banking services to the Company in the normal course of business.

   RBC DS acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company, Maverick or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC DS conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company, Maverick or the Arrangement.

Credentials of RBC Dominion Securities

   RBC DS is one of Canada's largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. The Fairness Opinion expressed herein represents the opinion of RBC DS and the form and content herein have been approved for release by a committee of its managing directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Scope of Review

   In connection with our Fairness Opinion, we have reviewed and relied upon or carried out, among other things, the following:

     1. the Combination Agreement;

     2. audited financial statements of the Company for the five years ended December 31, 1999;

     3. audited financial statements of Maverick for the five years ended September 30, 1999;

     4. the unaudited interim report of the Company for the three months ended March 31, 2000;

     5. the unaudited interim reports of Maverick for the three months ended December 31, 1999 and March 31, 2000;

     6. annual reports of the Company for each of the two years ended December 31, 1998 and December 31, 1999;

     7. annual reports of Maverick for each of the two years ended September 30, 1998 and September 30, 1999;

     8. the Notice of Annual Meetings of Shareholders and Management Information Circulars of the Company for each of the two years ended December 31, 1998 and December 31, 1999;

     9. the Notice of Annual Meetings of Stockholders and Proxy Statement of Maverick for the two years ended September 30, 1998 and September 30, 1999;

     10. annual information forms of the Company for each of the two years ended December 31, 1998 and December 31, 1999;

     11. form 10-K of Maverick for each of the two years ended September 30, 1998 and September 30, 1999;

     12. historical segmented financial statements of the Company by division for the five years ended December 31, 1999;

     13. historical segmented financial statements of Maverick by division for the three years ended September 30, 1999;

     14. internal management budget of the Company on a consolidated basis and segmented by division for the year ending December 31, 2000;

     15. unaudited projected financial statements for the Company on a consolidated basis prepared by management of the Company for the years ending December 31, 1999 through December 31, 2003;

     16. unaudited projected financial statements for Maverick on a consolidated basis and segmented by division prepared by management of Maverick for the years ending September 30, 1999 through September 30, 2002;

     17. discussions with senior management of Prudential and Maverick respectively;

     18. the Company's current strategic and operating plans;

     19. discussions with both Prudential's and Maverick's auditors and legal counsel;

     20. public information relating to the business, operations, financial performance and stock trading history of the Company, Maverick and other selected public companies considered by us to be relevant;

     21. public information with respect to other transactions of a comparable nature considered by us to be relevant;

     22. public information regarding the oilfield services and tubular goods manufacturing industries;

     23. discussions with Maverick's financial advisors;

     24. representations contained in certificates addressed to us, dated as of the date hereof, from senior officers of the Company as to the completeness and accuracy of the information upon which the Fairness Opinion is based;

     25. representations contained in certificates addressed to us, dated as of the date hereof, from senior officers of Maverick as to the completeness and accuracy of the information upon which the Fairness Opinion is based; and

     26. such other corporate, industry and financial market information, investigations and analyses as RBC DS considered necessary or appropriate in the circumstances.

   RBC DS has not, to the best of its knowledge, been denied access by the Company or Maverick to any information requested by RBC DS.

Assumptions and Limitations

   With the Board's approval and as provided for in the Engagement Agreement, RBC DS has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Company and Maverick, and their respective consultants and advisors (collectively, the "Information"). The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

   Senior officers of the Company have represented to RBC DS in a certificate delivered as of the date hereof, among other things, that (i) the Information (as defined above) provided orally by, or in the presence of, an officer of the Company or in writing by the Company or any of its subsidiaries or their respective agents to

RBC DS relating to the Company or any of its subsidiaries or to the Arrangement, for the purpose of preparing the Fairness Opinion was, at the date the Information was provided to RBC DS, and is, except as has been disclosed in writing to RBC DS, complete, true and correct in all material respects, and did not, and does not, contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Arrangement, and did not, and does not, omit to state a material fact in respect of the Company, its subsidiaries or the Arrangement necessary to make the Information not misleading in light of the circumstances under which the Information was made or provided; and that
(ii) since the dates on which the Information was provided to RBC DS, except as disclosed in writing to RBC DS, or as publicly disclosed by the Company, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have, or which would reasonably be expected to have, a material effect on the Fairness Opinion.

   Senior officers of Maverick have represented to RBC DS in a certificate delivered as of the date hereof, among other things, that (i) the historical Information (as defined above) provided orally by, or in the presence of, an officer of Maverick or in writing by Maverick or any of its subsidiaries or their respective agents to RBC DS relating to Maverick or any of its subsidiaries or to the Arrangement, for the purpose of preparing the Fairness Opinion was, at the date the Information was provided to RBC DS, and is, except as has been disclosed in writing to RBC DS, complete, true and correct in all material respects, and did not, and does not, contain any untrue statement of a material fact in respect of Maverick, its subsidiaries or the Arrangement, and did not, and does not, omit to state a material fact in respect of Maverick, its subsidiaries or the Arrangement necessary to make the Information not misleading in light of the circumstances under which the Information was made or provided; (ii) Information in the form of a projection or forecast, or otherwise related to a future event or result, such projection, forecast or future event is represented and certified only as to the reasonableness of the assumptions made therein, the probable course of action to be taken during the period covered and the reasonableness of management's judgement as to the probable set of business and economic conditions for the period covered; and that (iii) since the dates on which the Information was provided to RBC DS, except as disclosed in writing to RBC DS, or as publicly disclosed by Maverick, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Maverick or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have, or which would reasonably be expected to have, a material effect on the Fairness Opinion.

   In preparing the Fairness Opinion, RBC DS has made several assumptions, including that all of the conditions required to implement the Arrangement will be met.

   The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company, Maverick and their respective subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC DS in discussions with management of the Company and Maverick. In its analyses and in preparing the Fairness Opinion, RBC DS made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC DS or any party involved in the Arrangement.

   The Fairness Opinion has been provided for the use of the Special Committee and may not be used by any other person or relied upon by any other person other than the Special Committee and the Board without the express prior written consent of RBC DS. The Fairness Opinion is given as of the date hereof and RBC DS disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to RBC DS' attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, RBC DS reserves the right to change, modify or withdraw the Fairness Opinion.

   RBC DS believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion is not to be construed as a recommendation to any Shareholder as to whether to vote in favour of the Arrangement.

 Fairness Conclusion

   Based upon and subject to the foregoing, RBC DS is of the opinion that, as of the date hereof, the Arrangment is fair from a financial point of view to the Shareholders.

                                          Yours very truly,

                                          /s/ RBC Dominion Securities Inc.
                                          RBC Dominion Securities Inc.

                                                                         ANNEX I

June 10, 2000

Board of Directors
Maverick Tube Corporation
16401 Swingley Ridge Road
Suite 700
Chesterfield, MO 63017

Gentlemen:

   Deutsche Bank Securities Inc. ("Deutsche Bank") has acted as financial advisor to Maverick Tube Corporation ("Maverick Tube") in connection with the proposed combination of Maverick Tube and Prudential Steel Ltd. ("Prudential Steel") pursuant to a Combination Agreement, to be dated June 11, 2000, between Maverick Tube and Prudential Steel (the "Combination Agreement") and ancillary documents (together with the Combination Agreement, the "Transaction Documents"). The Transaction Documents provide, among other things, for the combination of Prudential Steel with Maverick Tube through the acquisition of the outstanding common shares in the capital sock of Prudential Steel (the "Prudential Steel Common Shares") by a wholly owned Canadian subsidiary of Maverick Tube which will be established for that purpose (the "Maverick Subsidiary"), as a result of which Prudential Steel will become an indirect wholly owned subsidiary of Maverick Tube (the "Transaction"). As set forth more fully in the Transaction Documents, as a result of the Transaction, subject to certain exceptions, Prudential Steel Common Shares (other than shares as to which rights of dissent have been perfected) will be exchanged for exchangeable shares in the capital stock of Maverick Subsidiary (the "Maverick Subsidiary Exchangeable Shares"), at a ratio of 0.52 Maverick Subsidiary Exchangeable Shares for each Prudential Steel Common Share (the "Exchange Ratio"). As set forth in, and subject to the provisions of, the Transaction Documents, each Maverick Subsidiary Exchangeable Share will be exchangeable, at the election of the holder thereof, into 1.0 share of Common Stock, par value $0.01 per share, of Maverick Tube (the "Maverick Tube Common Stock"). The terms and conditions of the Transaction are more fully set forth in the Transaction Documents.

   You have requested Deutsche Bank's opinion, as investment bankers, as to the fairness, from a financial point of view, to Maverick Tube of the Exchange Ratio.

   In connection with Deutsche Bank's role as financial advisor to Maverick Tube, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning Prudential Steel and Maverick Tube and certain internal analyses and other information furnished to it by Prudential Steel and Maverick Tube. Deutsche Bank has also held discussions with members of the senior managements of Prudential Steel and Maverick Tube regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Prudential Steel Common Shares and Maverick Tube Common Stock, (ii) compared certain financial and stock market information for Prudential Steel and Maverick Tube with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Combination Agreement and certain related documents in the form of the drafts dated June 9, 2000, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

   Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Prudential Steel or Maverick Tube including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Prudential Steel or Maverick Tube. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Maverick Tube as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based including, but not limited to, factors impacting the estimates of market demand, sales and product margins for each of Prudential Steel and Maverick Tube. Deutsche Bank's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

   For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the Combination Agreement will be entered into in substantially the form of the drafts of the Transaction Documents dated June 9, 2000, the representations and warranties of Maverick Tube and Prudential Steel contained in the Transaction Documents are true and correct, Maverick Tube and Prudential Steel will each perform all of the covenants and agreements to be performed by it under the Transaction Documents and all conditions to the obligations of each of Maverick Tube and Prudential Steel to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Maverick Tube or Prudential Steel is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Maverick Tube or Prudential Steel or materially reduce the contemplated benefits of the Transaction to Maverick Tube. In addition, the management of Maverick Tube has informed Deutsche Bank, and accordingly for purposes of rendering its opinion Deutsche Bank has assumed, that the Transaction will constitute a tax-free reorganization or exchange under the Internal Revenue Code of 1986, as amended, and that the Transaction will be accounted for as a pooling of interests.

   This opinion is addressed to, and for the use and benefit of, the Board of Directors of Maverick Tube and is not a recommendation to the stockholders of Maverick Tube to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, to Maverick Tube of the Exchange Ratio, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by Maverick Tube to engage in the Transaction or as to the prices at which the Maverick Subsidiary Exchangeable Shares or the Maverick Tube Common Stock will be traded in the future, including following the consummation of the Transaction.

   Deutsche Bank will be paid a fee for its services as financial advisor to Maverick Tube in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Maverick Tube and Prudential Steel for their own accounts and for the accounts of their customers. Accordingly, members of the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

   Based upon and subject to the foregoing, it is Deutsche Bank's opinion as investment bankers that the Exchange Ratio is fair, from a financial point of view, to Maverick Tube.

                                          Very truly yours,

                                          /s/ Deutsche Bank Securities Inc.
                                          Deutsche Bank Securities Inc.

                                                                         ANNEX J

             SECTION 184 OF THE BUSINESS CORPORATIONS ACT (ALBERTA)

   184 (1) Subject to sections 185 and 234, a holder of shares of any class of a corporation may dissent if the corporation resolves to

     (a) amend its articles under section 167 and 168 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class,

     (b) amend its articles under section 167 to add, change or remove any restrictions on the business or businesses that the corporation may carry on,

     (c) amalgamate with another corporation, otherwise than under section 178 or 180.1,

     (d) be continued under the laws of another jurisdiction under section
  182, or

     (e) sell, lease or exchange all or substantially all its property under section 183.

   (2) A holder of shares of any class of series of shares entitled to vote under section 170, other than section 170 (1) (a), may dissent if the corporation resolves to amend its articles in a manner described in that section.

   (3) In addition to any other right he may have, but subject to subsection
(20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the last business day before the day on which the resolution from which he dissents was adopted.

   (4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held by him or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

   (5) A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2)

     (a) at or before any meeting of shareholders at which the resolution is to be voted on, or

     (b) if the corporation did not send notice to the shareholder of the purpose of the meeting or of his right to dissent, within a reasonable time after he learns that the resolution was adopted and of his right to dissent.

   (6) An application may be made to the Court by originating notice after the adoption of a resolution referred to in subsection (1) or (2),

     (a) by the corporation, or

     (b) by a shareholder if he has sent an objection to the corporation under subsection (5),

to fix the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section.

   (7) If an application is made under subsection (6), the corporation shall, unless the Court otherwise orders, send to each dissenting shareholder a written offer to pay him an amount considered by the directors to be the fair value of the shares.

   (8) Unless the Court otherwise orders, an offer referred to in subsection
(7) shall be sent to each dissenting shareholder

     (a) at least 10 days before the date on which the application is returnable, if the corporation is the applicant, or

     (b) within 10 days after the corporation is served with a copy of the originating notice, if a shareholder is the applicant.

   (9) Every offer made under subsection (7) shall

     (a) be made on the same terms, and

     (b) contain or be accompanied by a statement showing how the fair value was determined,

   (10) A dissenting shareholder may make an agreement with the corporation for the purchase of his shares by the corporation, in the amount of the corporation's offer under subsection (7) or otherwise, at any time before the Court pronounces an order fixing the fair value of the shares.

   (11) A dissenting shareholder

     (a) is not required to give security for costs in respect of an application under subsection (6), and

     (b) except in special circumstances shall not be required to pay the costs of the application or appraisal.

   (12) In connection with an application under subsection (6), the Court may give directions for

     (a) joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Court, are in need of representation,

     (b) the trial of issues and interlocutory matters, including pleadings and examination for discovery,

     (c) the payment to the shareholder of all or part of the sum offered by the corporation for the shares,

     (d) the deposit of the share certificates with the Court or with the corporation or its transfer agent,

     (e) the appointment and payment of independent appraisers, and the procedures to be followed by them,

     (f) the service of documents, and

     (g) the burden of proof on the parties.

   (13) On an application under subsection (6), the Court shall make an order

     (a) fixing the fair value of the shares in accordance with subsection
  (3) of all dissenting shareholders who are parties to the application,

     (b) giving judgment in that amount against the corporation and in favour of each of those dissenting shareholders, and

     (c) fixing the time within which the corporation must pay that amount to a shareholder.

   (14) On

     (a) the action approved by the resolution from which the shareholder dissents becoming effective,

     (b) the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for his shares, whether by the acceptance of the corporation's offer under subsection (7) or otherwise, or

     (c) the pronouncement of an order under subsection (13),

whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of his shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be,

   (15) Subsection (14) (a) does not apply to a shareholder referred to in subsection (5) (b).

   (16) Until one of the events mentioned in subsection (14) occurs,

     (a) the shareholder may withdraw his dissent, or

     (b) the corporation may rescind the resolution,

and in either event proceedings under this section shall be discontinued.

   (17) The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder by reason of subsection
(14) until the date of payment.

   (18) If subsection (20) applies, the corporation shall, within 10 days after

     (a) the pronouncement of an order under subsection (13), or

     (b) the making of an agreement between the shareholder and the corporation as to the payment to be made for his shares, notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

   (19) Notwithstanding that a judgment has been given in favour of a dissenting shareholder under subsection (13) (b), if subsection (20) applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw his notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to his full rights as a shareholder, failing which he retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of the creditors of the corporation but in priority to its shareholders.

   (20) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

     (a) the corporation is or would after the payment be unable to pay its liabilities as they become due, or

     (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

                                                                         ANNEX K

                             Additional Information

                                                                          Page
                                                                          ----
Prudential Information:
  Notice of Meeting and Information Circular for Annual and Special
   Meeting of Shareholders held on May 1, 2000...........................   K-1
  Renewal Annual Information Form dated May 15, 2000.....................  K-67
  Management's Discussion and Analysis...................................  K-80
  Audited Financial Statements for the years ended December 31, 1999,
   1998 and 1997, and unaudited Financial Statements for the six-month periods ended June 30, 2000 and June 30, 1999.........................  K-92

Maverick Information:
  Business, Management and Principal Stockholders of Maverick............ K-103
  Audited Financial Statements for the Years Ended September 30, 1999,
   1998 and 1997 and Unaudited Financial Statements for the Nine Month
   Periods ended June 30, 2000 and 1999.................................. K-117
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations......................................................... K-135

                             Prudential Information

           Notice of Meeting and Information Circular for Annual and
              Special Meeting of Shareholders Held on May 1, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            [Prudential Steel Logo]

                             PRUDENTIAL STEEL LTD.

                                         2000

                   NOTICE OF MEETING AND INFORMATION CIRCULAR

                    ANNUAL & SPECIAL MEETING OF SHAREHOLDERS

                                   3:30 p.m.

                                  May 1, 2000

                             Calgary Petroleum Club
                                Calgary, Alberta

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              Notice of Annual and Special Meeting of Shareholders

   The 2000 Annual and Special Meeting of Shareholders will be held at 3:30 p.m. on Monday, May 1, 2000 at the Calgary Petroleum Club, Calgary, Alberta for the following purposes:

     1. To elect the Board of Directors for 2000;

     2. To appoint auditors for 2000;

     3. To renew the Shareholder Protection Rights Plan Agreement of the Corporation; and

     4. To transact any other business properly before the Meeting.

   Shareholders as of March 24, 2000 will be entitled to vote at the Meeting. An Information Circular accompanies this Notice and describes the nature of the business to be conducted at the Meeting in detail. The text of the resolution renewing the Shareholder Protection Rights Plan Agreement is included in the Information Circular under the heading "Shareholder Protection Rights Plan Agreement--Confirmation by Shareholders".

   If you cannot attend the Meeting in person, please complete the enclosed form of proxy and return it to: Valiant Corporate Trust Company, #510, 550--6th Ave. S.W., Calgary, Alberta T2P 0S2 in the envelope provided. For your proxy vote to be recorded, the proxy must be received at the above address no later than 4:00 p.m. on Friday, April 28, 2000.

   DATED at the City of Calgary, in the Province of Alberta, this 27th day of March, 2000.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                  /s/ J. Donald Wilson

                                                    J. Donald Wilson
                                              President and Chief Executive
                                                         Officer

                           Invitation To Shareholders

Dear Prudential Steel Shareholder:

   We hope you will come to our Annual and Special Meeting at 3:30 p.m. on Monday, May 1, 2000 at the Calgary Petroleum Club where we will discuss Prudential Steel's performance in the past year, share with you our views on the industry and our plans for the future. You will have an opportunity to meet members of the Board of Directors as well as our senior management team and ask questions either in the course of the Meeting or informally, before or after the Meeting.

   We look forward to seeing you there.

Sincerely,

        /s/ Norman W. Robertson

                                                   /s/ J. Donald Wilson

          Norman W. Robertson                        J. Donald Wilson
         Chairman of the Board                 President and Chief Executive
                                                          Officer

                              GENERAL INFORMATION

   This Information Circular is furnished in connection with the solicitation of proxies by the management of Prudential Steel Ltd. ("Prudential Steel" or the "Corporation") to be used at the Annual and Special Meeting of Shareholders noted herein for the purposes set out in the Notice of Meeting. The cost of solicitation by management will be borne by the Corporation.

                  VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

   As of the close of business on March 24, 2000, there were 30,239,106 issued and outstanding common shares of Prudential Steel. Each common share confers upon the holder thereof the right to one vote.

   The Corporation has prepared, as of the close of business on March 24, 2000, a list of registered shareholders entitled to receive the Notice of Meeting and the number of Prudential Steel common shares held by each such shareholder. A holder of common shares named in the list is entitled to vote the shares shown opposite his/her name at the Meeting except to the extent that such holder has transferred the ownership of those shares after March 24, 2000 and the transferee of those shares establishes that he/she owns the shares and requests not later than April 21, 2000, that his/her name be included in the list of shareholders before the Meeting, in which case the transferee is entitled to vote such shares at the Meeting.

   Any shareholder may examine the list of shareholders during usual business hours at the head office of Prudential Steel or at the Meeting. The register of transfers will not be closed.

   The following table lists, as of March 24, 2000, the persons who are known to the directors or senior officers of the Corporation to own beneficially, either directly or indirectly, or exercise control or direction over more than 10% of the outstanding common shares of the Corporation:

                                                          Number of
                                                            Common
                                                            Shares   % of Common
   Name of Registered Shareholder                            Held    Shares Held
   ------------------------------                         ---------- -----------
   CDS & Co.*............................................ 25,377,151     84%
   CEDE & Co.*...........................................  4,833,645     16%

--------
* Beneficial shareholders behind CDS & Co. and CEDE & Co. are not known to the Corporation. CDS & Co. and CEDE & Co. are clearing agencies with a number of participants which hold shares on behalf of their clients. The total percentage of common shares shown above does not reflect a small number of shareholders who have directly registered their shares.

                            BUSINESS OF THE MEETING

1. Appointment of Auditors

   It is proposed that the firm of Ernst & Young LLP, who have acted as Prudential Steel's auditors for more than five years, be appointed as auditors to hold office until the close of the next annual meeting of Shareholders.

2. Election of the Board of Directors

   It is proposed that 8 directors be elected to the Board to hold office until the next annual meeting of Shareholders or until their successors are elected or appointed. The nominees proposed for election to the Board of Directors of Prudential Steel are listed in this Information Circular under the section entitled "NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS."

3. Renewal of the Shareholder Protection Rights Plan Agreement of the
Corporation

   It is proposed that the Shareholder Protection Rights Plan Agreement of the Corporation be renewed. Details are set out in the section entitled "SHAREHOLDER PROTECTION RIGHTS PLAN AGREEMENT."

Voting on Business of the Meeting

   On any ballot that may be called for at the Meeting, the shares represented by proxies in favour of management proxyholders will be voted as follows:

   IN FAVOUR of the appointment of Ernst & Young LLP as auditors of Prudential Steel;

   IN FAVOUR of the election of the nominees for the Board of Directors set out in this Information Circular; and

   IN FAVOUR of the renewal of the Shareholder Protection Rights Plan Agreement of the Corporation;

   UNLESS a shareholder has specified in the proxy that his/her shares are to be withheld from voting or voted against any of these matters.

   For further details on proxy voting, see the section entitled "PROXY VOTING PROCEDURES" in this Information Circular.

                                  NOMINEES FOR
                       ELECTION TO THE BOARD OF DIRECTORS

   The persons listed below are nominees for election. All have served as members of the Board since the dates indicated. It is not contemplated that any nominee will be unable to serve on Prudential Steel's Board. However, if that should occur for any reason prior to the Meeting, proxies will not be voted with respect to such vacancy.

                                                            Common Shares
                                                            Owned, Controlled
  Director Since                     Board Committees       or Directed (1)
  --------------                     ----------------       -----------------
Douglas D. Baldwin   1999            Audit, Compensation       2,500
Calgary, Alberta

[PHOTO] Mr. Baldwin, 63, is currently a director and President and Chief Executive Officer at TransCanada Pipelines
                     Limited. He was elected to the Board of TransCanada in April 1999 and was appointed President and C.E.O. in September 1999. Mr. Baldwin retired from Imperial Oil
                     Limited at the end of 1998. Prior to his retirement he was a director and Senior Vice President of Imperial.

George S. Dembroski  1995            Audit, Pension            39,000
Toronto, Ontario

[PHOTO]              Until his retirement in 1998, Mr. Dembroski, 65, was Vice
                     Chairman and a Director of RBC Dominion Securities
                     Limited. He serves on the Boards of several public companies including Cameco Corporation, Devtek
                     Corporation, Electrohome Limited, Electrohome
                     Broadcasting Inc., Extendicare Inc., Middlefield Bancorp
                     Limited, Murphy Oil Corporation and Morrison Middlefield
                     Resources.

Rhys T. Eyton        1995            Compensation, Governance  15,000
Calgary, Alberta
[PHOTO]
                     Mr. Eyton, F.C.A., 64, retired as Chairman of Canadian
                     Airlines Corporation Ltd. in 1995. He currently serves as
                     Chairman of Canadian Hotel Income Properties and on the
                     Boards of Trimac Corporation and Clarica Life Insurance
                     Company. Mr. Eyton also serves on the Boards of several
                     advisory, charitable and private organizations.

Dennis G. Flanagan   1997            Governance, Audit, Compensation
                                                               1,500
Calgary, Alberta

[PHOTO]              Mr. Flanagan, 60, was the President and C.E.O. of ELAN
                     Energy Inc. and its predecessor companies from 1978 to 1994, after which he became Executive Chairman of the company until it was acquired by Ranger Oil Limited in 1997. He serves on the Boards of NAL Energy Inc. and
                     Caravan Oil & Gas Limited. He has served on the Boards and committees of many other community and professional organizations.

                                                         Common Shares
                                                         Owned, Controlled
                     Director Since  Board Committees    or Directed (1)
                     --------------  ----------------    -----------------
Donald A. Pether     1999            Governance, Pension       2,100
Dundas, Ontario

[PHOTO] Mr. Pether, 52, is currently the Executive Vice President of Dofasco Inc., and General Manager, Dofasco Hamilton.
                     He was appointed to his current position in 1997, but began his career at Dofasco in 1970. He is President of DoSol Galva Inc. and is a member of the management committee of Gallatin Steel.

Norman W. Robertson  1973            Compensation, Governance  15,500
Calgary, Alberta

[PHOTO] Mr. Robertson, 63, was elected as Chairman of the Board of Prudential Steel in 1995. He retired as President and C.E.O. of ATCO Enterprises Inc. in 1994. Mr. Robertson currently serves on the Boards of Clarica Life Insurance
                     Company and Tesco Corporation.

D.O. (Don) Sabey, Q.C.
                     1994            Audit, Pension            13,000
Calgary, Alberta

[PHOTO] Mr. Sabey, Q.C., 69, is a senior partner with the law firm of Bennett Jones. He currently serves on the Board of Deseret Ranches of Alberta Ltd. He is a former Bencher of the Law Society of Alberta and is Past President of the Calgary Bar Association. He has served on the Boards and committees of many other community, civic and professional organizations.

J. Donald Wilson     1984            None                      9,500 (2)
Calgary, Alberta

[PHOTO] Mr. Wilson, 61, is President and Chief Executive Officer of Prudential Steel. He has been with Prudential Steel since 1967 and progressed through the commercial side of the organization, reaching the position of Vice
                     President, Sales in 1974, Executive Vice President and
                     General Manager in 1984 and was appointed to his present position in 1985. He has served on the Boards of many community organizations, and currently serves as a Vice
                     President and a Director of the Calgary Exhibition and Stampede.

--------
Notes:
(1) The non-employee directors of the Corporation have been granted options to purchase an aggregate of 112,500 common shares. See "Directors' Compensation".
(2) The shares listed are owned by Mr. Wilson's wife. Mr. Wilson disclaims beneficial ownership of such shares.

   Mr. Doug McIntosh will retire from the Prudential Steel Board of Directors effective the day of the Meeting. We sincerely thank Mr. McIntosh for his many years of service to the Corporation.

                        1999 BOARD COMMITTEE ASSIGNMENTS

   The Board has four committees, which focus on specific areas of responsibility necessary to effectively govern the Corporation. Each committee is comprised entirely of outside directors and each has a majority of unrelated directors.

Audit Committee

   The Audit Committee monitors audit functions and preparation of financial statements. The Committee regularly meets with Prudential Steel's auditors independently from management. While the Corporation's internal controls and management information systems are the responsibility of management, the Audit Committee reviews and oversees these areas and periodically directs the external auditors to test these controls. The Committee also reviews the Corporation's insurance program, although business risk issues are addressed by the Board as a whole.

     Chairman:D.O. Sabey
     Members:G.S. Dembroski, D.G. Flanagan
                D.D. Baldwin

Compensation and Succession Committee

   The Compensation and Succession Committee reviews and approves compensation levels, policies and programs with respect to Prudential Steel's Chief Executive Officer and other senior officers. The Committee seeks to ensure that executive compensation is competitive and aligned to shareholders' interests and Prudential Steel's performance. It is also responsible for setting directors' compensation. In addition, the Committee conducts an annual assessment of the Chief Executive Officer which includes an analysis of financial performance measures and input from all other directors on other key elements of the CEO's leadership of the Corporation. The Committee ensures that effective short-term and long-term succession plans are in place for senior executives of the Corporation, including the Chief Executive Officer.

     Chairman:R.T. Eyton
     Members:D.G. Flanagan, D.D. Baldwin,
                N.W. Robertson

Governance and Nominating Committee

   The Governance and Nominating Committee is responsible for developing the Corporation's approach to governance issues. This includes reviewing and making recommendations as to the size of the Board, the nomination of suitable director candidates and the establishment of an appropriate Board Committee structure. In addition, the Committee has put into place a comprehensive annual evaluation of the performance of the Board of Directors which involves input from all Board members and is used in setting Board goals and priorities.

     Chairman:D.G. Flanagan
     Members:R.T. Eyton, D.A. Pether,
                N.W. Robertson

Pension Committee

   The Pension Committee addresses pension issues including funding, pension fund performance, regulatory and other matters.

     Chairman:G.S. Dembroski
     Members:D.A. Pether, D.O. Sabey

                              CORPORATE GOVERNANCE

   Under the rules of The Toronto Stock Exchange, Prudential Steel is required to disclose information relating to its corporate governance practices with reference to guidelines adopted by the Exchange. The corporate governance practices are disclosed in Exhibit 1 to this Information Circular.

   This disclosure statement, which indicates that the Corporation is in alignment with the TSE guidelines, has been prepared by the Governance and Nominating Committee of the Board and has been approved by the Board of Directors.

                            DIRECTORS' COMPENSATION

   Directors' compensation is only paid to outside directors of Prudential
Steel.

     Annual Retainer:$12,000

     Board Meeting Fee:$1,500

     Committee Meeting Fee:$1,000

     Committee Chairmen:Additional $500 per committee meeting

     Chairman of the Board:Annual Retainer of $75,000 plus $1,800 per meeting

   Prudential Steel's Stock Option Plan permits the issuance of options to non-employee directors to acquire up to an aggregate of 350,000 common shares in total for all such directors. During the year ended December 31, 1999, 112,500 options were granted to non-employee directors of the Corporation. No other options have been granted to non-employee directors.

                        REPORT ON EXECUTIVE COMPENSATION

Executive Compensation Policy

   The philosophy of the Compensation and Succession Planning Committee in determining executive compensation is based on two overriding principles:

     i) Pay for Performance. The Committee believes that a significant proportion of executive compensation should be "at risk" and only paid if specific performance targets are achieved; and

     ii) Attraction and Retention of Qualified Executives. The executive compensation package offered by Prudential Steel must enable the Corporation to attract and retain qualified and experienced people capable of carrying out Prudential Steel's objectives. To accomplish this, total compensation is comprised of a base salary and a Short Term Incentive Plan which is based on achievement of financial objectives. Overall compensation objectives are set at a level between the median and upper levels of cash compensation paid to executives with similar positions at Canadian companies of comparable size and scope of operations.

   The Committee also believes it is appropriate to provide executives with a long-term incentive linked to increasing the value of Prudential Steel's common shares and has implemented a Stock Option Plan for this purpose.

Components of Executive Compensation

 Executive compensation consists of the following components:

  i) Base Salary and Benefits;

  ii) Short Term Incentive Plan;

  iii) Stock Option Awards; and

  iv) Pension Benefits.

 Base Salary and Benefits

   Base salaries for executive officers are set having regard to the following factors:

  . Base salaries of executives with similar responsibilities at comparable
    Canadian companies;

  . Individual and corporate performance; and

  . Potential for advancement.

   Except in respect of pension arrangements and the Short Term Incentive Plan, the Corporation's executives participate in Prudential Steel's various benefit programs on the same basis as all employees.

 Short Term Incentive Plan

   Executive officers and other management employees participate in the Short Term Incentive Plan, which provides for the payment of annual bonuses if the Corporation achieves prescribed financial and operational objectives. These are established at the beginning of each year and are based upon return on capital employed. Due to the cyclicality of the Corporation's business with its heavy independence on oil and gas activity, in those years where the Plan objectives are not achieved for reasons beyond management control, a discretionary plan becomes effective. This plan is based on the achievement of personal objectives and provides incentives of up to 25% of the regular plan incentives.

 Stock Option Plan

   To align long-term incentive compensation with increases in the value of Prudential Steel's common shares, stock option awards are granted to executives under the Stock Option Plan. Stock option award levels relate to:

  . The executive officer's position within the Corporation;

  . The executive officer's performance; and

  . Competitive practices within the industry.

   Options are granted at no less than fair market value of the Corporation's common shares at the date of grant for a maximum term of 10 years. Each option is granted on such terms with respect to vesting and to the period during which the option is exercisable following the optionee's termination of employment, retirement or death, as the Board of Directors may determine at the date the option is granted.

   The aggregate number of Prudential Steel common shares that may be issued under this plan may not exceed 3,000,000 common shares.

 Compensation of the Chief Executive Officer

   Mr. Wilson's base salary is set at a level considered to be competitive among comparable Canadian companies. His target annual bonus is set at 50% of his base salary if planned earnings are achieved.

   The Report on Executive Compensation is submitted by the Compensation and Succession Planning Committee, which is comprised of the four outside directors whose names appear below.

     Rhys T. Eyton (Chairman)
     D.D. Baldwin
     D.G. Flanagan
     Norman W. Robertson

                       SUMMARY OF EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets out information concerning the total compensation during the last three fiscal years of the Corporation's Chief Executive Officer and each of the Corporation's four other most highly compensated executive officers ("Named Executive Officers") measured by base salary and bonuses during the year ended December 31, 1999.

                                   Annual                      Long-Term
                                Compensation                  Compensation
                               ---------------              ----------------
                                               Other Annual Securities Under        All
Name and                       Salary   Bonus  Compensation Options Granted  Other Compensation
Principal Position        Year   ($)     ($)     ($) (1)        (#) (2)             ($)
------------------        ---- ------- ------- ------------ ---------------- ------------------
J.D. Wilson.............  1999 350,000  43,750     --           100,028            2,311
President and Chief       1998 315,000       0     --                 0            2,224
Executive Officer         1997 272,760 272,760     --            81,144            1,966

R.D. McIntosh (3).......  1999 230,625  13,837     --            43,929            1,545
Senior Vice President
 and                      1998 225,000       0     --                 0            1,589
Chief Operating Officer   1997 183,925 147,140     --            41,414            1,238

R.C. Lee................  1999 145,570  14,557     --            27,728              978
Vice President,
 Operations               1998 142,040       0     --                 0            1,010
                          1997 118,122  94,498     --            23,974              806

C.R. Fairman (3)........  1999 143,541       0     --            27,342              964
Vice President, Sales     1998 140,040       0     --                 0              995
                          1997 124,200  99,360     --            25,525              900

F.N. Rea................  1999 123,000  12,300     --            23,429              823
Vice President and Chief  1998 120,000       0     --                 0              847
Financial Officer         1997 101,230  50,615     --            15,937              684

--------
Notes:
(1) Perquisites and other personal benefits received in 1997, 1998 and 1999 do not exceed the lesser of $50,000 and 10% of the total annual salary and bonus for any of the Named Executive Officers.
(2) All numbers of shares shown are subsequent to the three for one share split which occurred November 25, 1997.
(3) Messrs. McIntosh and Fairman retired from the Corporation on January 31,
    2000.

1999 Stock Option Grants

   The Corporation's Stock Option Plan is described in the "Report on Executive Compensation". During the year ended December 31, 1999, 432,537 stock options were granted, of which 252,563 options were granted to executive officers of the Corporation.

Options Exercised During 1999

   During the year ended December 31, 1999, 3,534 options to acquire common shares were exercised, none of which were exercised by executive officers. With respect to the options exercised during the year ended December 31, 1999, the aggregate net value (market value less exercise price at the date of exercise) of the securities under option was $34,646. The following table sets out information for options held by Named Executive Officers:

                                        Unexercised          Value of Unexercised
           Securities                   Options at          In-The-Money Options at
           Acquired on Aggregate     December 31, 1999         December 31, 1999
            Exercise     Value   ------------------------- -------------------------
  Name         (#)     Realized  Exercisable Unexercisable Exercisable Unexercisable
---------  ----------- --------- ----------- ------------- ----------- -------------
J.D.
 Wilson        NIL        NIL      287,040      127,076    $2,332,124    $848,790
R.D.
 McIntosh      NIL        NIL      185,994       57,794    $1,561,890    $376,140
R.C. Lee       NIL        NIL       45,168       35,719    $  315,790    $238,182
C.R.
 Fairman       NIL        NIL      103,868       35,850    $  860,985    $237,776
F.N. Rea       NIL        NIL       26,843       28,741    $  169,922    $191,470

Pension Plans

   During 1999, all of the Named Executive Officers participated in a registered pension plan which covers all permanent employees of the Corporation. The following table sets out the annual retirement benefits payable under the registered pension plan based on various levels of remuneration and years of service, but is subject to limits imposed by the requirements of the Income Tax Act (Canada). In addition, Messrs. Wilson and McIntosh are participants in supplemental arrangements which have the effect of providing to them the following benefits under the registered pension plan based on their levels of remuneration and years of service.

Remuneration                     Years of Service
    ($)           15          20          25          30          35          40
------------    -------     -------     -------     -------     -------     -------
  125,000        30,523      40,698      50,873      61,047      71,222      81,396
  150,000        37,648      50,198      62,747      75,297      87,846     100,396
  175,000        44,773      59,698      74,622      89,547     104,471     119,396
  200,000        51,898      69,198      86,497     103,797     121,096     138,396
  225,000        59,023      78,698      98,372     118,047     137,722     157,396
  250,000        66,149      88,198     110,247     132,297     154,347     176,396
  300,000        80,399     107,198     133,998     160,797     187,597     214,396
  350,000        94,649     126,198     157,748     189,297     220,847     252,396
  400,000       108,899     145,198     181,498     217,797     254,097     290,396
  450,000       123,149     164,198     205,248     246,297     287,347     328,396

   Notes:

(1) The remuneration covered for purposes of the pension plan calculation is the base salary plus 50% of any bonus paid. The pension calculation is based on the average of the best five years out of the last ten years.
(2) The credited years of services for the Named Executive Officers at December 31, 1999 are as follows:

               R.D. McIntosh             --                        33.0 years of service
               J.D. Wilson               --                        32.7 years of service
               C.R. Fairman              --                        27.4 years of service
               F.N. Rea                  --                        19.8 years of service
               R.C. Lee                  --                        14.9 years of service

(3) It has been the past practice of the Corporation to pay retirement benefits which are in excess of the amount which can be paid pursuant to the Corporation's pension plans (based on maximum amounts permitted by Revenue Canada) under consulting and non-competition agreements which have been entered into at retirement.
(4) The above retirement benefits which are calculated on a life guaranteed five year basis (and based on a benefit accrual of 0.95% a year of remuneration to and including $35,800 and 1.9% a year of remuneration in excess of $35,800) are reduced after age 65 by an amount approximating government pension benefits.

                               PERFORMANCE GRAPHS

   The following graphs compare the cumulative shareholder return commencing on April 7, 1994 and ending on December 31, 1999 on the common shares of the Corporation (assuming a $100 investment was made on April 7, 1994 at the initial public offering price for common shares of $10) with the cumulative total return of the TSE 300 Composite Index and the TSE Oil & Gas Services Index, assuming reinvestment of dividends. The graphs (prepared on an annual and a quarterly basis) take into account a three for one stock split which occurred November 25, 1997. Prudential Steel's common shares were listed on The Toronto Stock Exchange on April 7, 1994, and commenced public trading on April 8, 1994.

                          PERFORMANCE GRAPH (ANNUALLY)
                     CUMULATIVE VALUE OF A $100 INVESTMENT

                          Apr. 7, Dec. 30, Dec. 29, Dec. 31, Dec. 31, Dec. 31, Dec. 31,
                           1994     1994     1995     1996     1997     1998     1999
                          ------- -------- -------- -------- -------- -------- --------
Prudential Steel Ltd....   $100     $132     $ 93     $235     $465     $234     $450
TSE 300 Composite Index.   $100     $ 99     $113     $145     $167     $164     $217
TSE Oil & Gas Services
 Index..................            $ 83     $ 93     $245     $347     $156     $259

--------
Notes:
(1) Assumes $100 invested on April 7, 1994 at the initial public offering price for the common shares of $10 and with dividends reinvested quarterly at the closing price on The Toronto Stock Exchange on the dividend payment date.
(2) The Toronto Stock Exchange began tracking the TSE Oil & Gas Services Index in July, 1994. For purposes of illustration, the TSE Oil & Gas Services Index comparison is based on $100 invested at the Index level as of September 30, 1994.

                         PERFORMANCE GRAPH (QUARTERLY)
                     CUMULATIVE VALUE OF A $100 INVESTMENT

                                                    PERFORMANCE GRAPHS
                          -----------------------------------------------------------------------
                          Apr.  June. Sep.  Dec.  Mar.  Jun.  Sep.  Dec.  Mar.  June. Sep.  Dec.
                          07/94 30/94 30/94 30/94 31/94 30/95 29/95 29/95 29/96 28/96 30/96 31/96
                          ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
Prudential Steel Ltd. ..  $100  $108  $146  $132  $123  $120  $110  $ 93  $139  $140  $166  $235
TSE 300 Composite Index.  $100  $ 93  $102  $ 99  $102  $107  $108  $113  $120  $122  $129  $145
TSE Oil & Gas Services
 Index..................              $100  $ 83  $ 80  $ 74  $ 83  $ 93  $105  $162  $189  $245

                          Mar.  Jun.  Sep.  Dec.  Mar.  Jun.  Sep.  Dec.  Mar.  Jun.  Sep.  Dec.
                          31/97 30/97 30/97 31/97 31/98 30/98 30/98 31/98 31/99 30/99 30/99 31/99
                          ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
Prudential Steel Ltd. ..  $288  $418  $750  $465  $540  $378  $243  $234  $243  $296  $466  $450
TSE 300 Composite Index.  $144  $159  $175  $167  $189  $185  $142  $164  $168  $179  $178  $217
TSE Oil & Gas Services
 Index..................  $262  $308  $426  $347  $341  $271  $162  $156  $158  $214  $256  $259

--------
Notes:
(1) Assumes $100 invested on April 7, 1994 at the initial public offering price for the common shares of $10 and with dividends reinvested quarterly at the closing price on The Toronto Stock Exchange on the dividend payment date.
(2) The Toronto Stock Exchange began tracking the TSE Oil & Gas Services Index in July, 1994. For purposes of illustration, the TSE Oil & Gas Services Index comparison is based on $100 invested at the Index level as of September 30, 1994.

                  SHAREHOLDER PROTECTION RIGHTS PLAN AGREEMENT

Background

   Prudential Steel and The R-M Trust Company, now CIBC Mellon Trust Company ("CIBC Mellon"), entered into an agreement dated February 7, 1995 respecting a shareholder protection rights plan (the "1995 Rights Plan"). The 1995 Rights Plan was confirmed by the shareholders of the Corporation at its annual meeting held on April 13, 1995. The 1995 Rights Plan was adopted by the Corporation to encourage the fair treatment of shareholders in the event of an unsolicited takeover bid for the common shares of the Corporation. When the 1995 Rights Plan was adopted, it conformed to accepted practice of Canadian companies at that time. Under the 1995 Rights Plan, shareholders of the Corporation received, for each common share issued and outstanding, one right to purchase an additional common share under the circumstances and on the terms described in the 1995 Rights Plan. Section 5.2 of the 1995 Rights Plan provides that no person will have any rights thereunder or in respect of any Right issued thereunder after the close of business on the date of termination of the first annual meeting of shareholders of the Corporation following the fifth year anniversary of its date.

   The Board of Directors of the Corporation, at a meeting held on March 2, 2000, determined that it is advisable to renew the 1995 Rights Plan and to amend its terms to conform to current corporate practices of Canadian companies. Accordingly, at the meeting, the Board of Directors of the Corporation approved a new Shareholder Protection Rights Plan Agreement (the "Rights Plan") to be considered by the shareholders of the Corporation at the Meeting.

   The full text of the Rights Plan is set forth in Exhibit B attached to this Information Circular.

Confirmation by Shareholders

   At the Meeting, shareholders of the Corporation will be asked to vote on a resolution to adopt the Rights Plan. The resolution must be passed by a majority of the votes cast by Independent Shareholders at the Meeting. Independent Shareholders are defined in the Rights Plan as all holders of common shares, excluding any Acquiring Person (as defined in the Rights Plan), any person that is making or has announced a current intention to make a take-over bid for the common shares, affiliates, associates and persons acting jointly or in concert with such excluded persons, and any person who is a trustee of any employee benefit, share purchase, deferred profit sharing or other plan or trust for the benefit of employees of the Corporation. As of the date hereof, the Corporation is not aware of any holder of common shares that would be excluded from the vote on the basis that such holder is not an Independent Shareholder.

   The text of the resolution to adopt the Rights Plan is set forth below:

BE IT RESOLVED THAT:

   1. The Shareholder Protection Rights Plan Agreement dated as of May 1, 2000 between Prudential Steel Ltd. (the "Corporation") and CIBC Mellon Trust Company, as rights agent (a copy of which is attached as Exhibit B to the Information Circular of the Corporation dated March 27, 2000), as may be amended pursuant to its terms, is hereby approved and adopted.

   2. Any director or officer of the Corporation is hereby authorized, for and on behalf of the Corporation, to execute (whether under the corporate seal of the Corporation or otherwise) and deliver such documents and instruments and take such actions as such director or officer may determine to be necessary or advisable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any documents or instruments and the taking of any such actions.

   On any ballot that may be called for at the Meeting, the persons named in the enclosed form of proxy, if named as proxyholder, intend to vote in favour of the resolution adopting the Rights Plan unless a shareholder has specified in his proxy that his shares are to be voted against such resolution.

   The Board of Directors reserves the right to alter any terms of or not to proceed with the Rights Plan at any time prior to the Meeting in the event that the Board of Directors determines that it would not be in the best interests of the Corporation and its shareholders to do so in light of the circumstances at the time.

Recommendation of the Board of Directors

   The Board of Directors considered the appropriateness of renewing the 1995 Rights Plan, received the advice of its legal advisors and concluded, for the reasons discussed below, that it is in the best interests of the Corporation and its shareholders to adopt the Rights Plan. Accordingly, the Board of Directors unanimously recommends that shareholders adopt the Rights Plan by voting in favour of the resolution to be submitted to the Meeting.

Purpose of the Rights Plan

   The Rights Plan of the Corporation is intended to encourage the fair treatment of shareholders in the event of an unsolicited take-over bid for the common shares of the Corporation. The Rights Plan will also provide all shareholders of the Corporation with an equal opportunity to share in any premium paid upon an acquisition of control, allow both the shareholders and the Board of Directors adequate time to assess a take-over bid made for the common shares of the Corporation in relation to the circumstances and prospects of the Corporation and allow a reasonable period of time for the Board of Directors to explore and develop alternative courses of action in an attempt to maximize shareholder value, if the Board of Directors is of the opinion that it is appropriate to do so. At the date of this Information Circular, the Board of Directors is not aware of any specific take-over bid for the common shares that has been made or is contemplated.

   It is not the intention of the Board of Directors in proposing the Rights Plan for adoption by the shareholders to secure the continuance in office of the existing members of the Board of Directors or to avoid an acquisition of control of the Corporation in a transaction that is fair and in the best interests of the shareholders. The rights of shareholders under existing law to seek a change in the management of the Corporation or to influence or promote action of management in a particular manner will not be affected by the Rights Plan. The adoption of the Rights Plan will not affect the duty of the Board of Directors to act honestly and in good faith with a view to the best interests of the Corporation and its shareholders.

   The Board of Directors believes that under the existing statutory rules relating to take-over bids there is not sufficient time for the directors to fully assess offers and to explore and develop alternatives for shareholders in the event of a bid. The time required to consider and complete a change of control transaction must be considered from both the perspective of the Corporation and of potential purchasers. Under the statutory take-over bid rules, a take-over bid must remain open in Canada for a minimum of 21 days. The result is that shareholders may fail, in the absence of the Rights Plan, to fully assess the circumstances of the Corporation or to realize the maximum value for their common shares. Accordingly, the directors believe that the Rights Plan is an appropriate mechanism to ensure that they will be able to discharge their responsibilities to assist shareholders in responding to a take-over bid.

   The provisions of the Rights Plan relating to Permitted Bids, which are described below under "The Rights Plan--Permitted Bid", will permit shareholders to tender to a take-over bid which is a "Permitted Bid" regardless of the views of the Board of Directors as to the acceptability of the bid. The Board of Directors believes that the Rights Plan will not adversely limit the opportunity for shareholders to dispose of their common shares through a take-over bid for the Corporation which is a Permitted Bid and which provides fair value to all shareholders. If an acquiror determines not to meet the requirements of a Permitted Bid, the Board of Directors may, through the opportunity to negotiate with the acquiror, be able to influence the fairness of the terms of the take-over bid. Shareholders are advised that the adoption of the Rights Plan may preclude their consideration or acceptance of offers which are inadequate and do not meet the requirements of a Permitted Bid. The directors of the Corporation will continue to be bound to consider fully and fairly any take-over bid for the common shares of the Corporation and to discharge their responsibilities with a view to the best interests of the shareholders.

   Shareholder rights plans have been adopted by a large number of publicly held corporations in Canada and the United States. The terms of the Rights Plan are substantially similar to those recently adopted by a number of major Canadian corporations.

                                THE RIGHTS PLAN

   The following is a summary description of the general operation of the Rights Plan. This summary is qualified in its entirety by reference to the text of the Shareholder Protection Rights Plan Agreement, a copy of which is set forth in Exhibit B to this Information Circular.

   Capitalized terms used below but not defined below have the meanings ascribed to them in the Shareholder Protection Rights Plan Agreement.

The Rights

   One Right was issued by the Corporation in respect of each common share outstanding at the close of business on February 7, 1995, the date of implementation of the 1995 Rights Plan. Pursuant to the 1995 Rights Plan, these Rights expire at the close of business on May 1, 2000, the date of the Meeting. It is intended that upon the expiration of the 1995 Rights Plan and the Rights issued thereunder, new Rights be issued under and pursuant to the Rights Plan.

   On March 2, 2000, the Board of Directors authorized, subject to the adoption of the Rights Plan by the shareholders at the Meeting and the approval of the Rights Plan by The Toronto Stock Exchange, the issuance at the close of business on May 1, 2000 (the "Record Time"), being the date of the Meeting, of one Right in respect of each outstanding common share held by holders of record at the Record Time. In addition, the Board of Directors authorized the issuance of one Right in respect of each common share issued after the Record Time and prior to the earlier of the Separation Time and the Expiration Time. The Corporation will enter into a Shareholder Protection Rights Plan Agreement dated as of May 1, 2000 with CIBC Mellon Trust Company, as Rights Agent, regarding the exercise of the Rights, the issue of certificates evidencing the Rights and other related matters.

   Each Right entitles the registered holder thereof to purchase from the Corporation on the occurrence of certain events, one common share at the price of $100 per share, subject to adjustments (the "Exercise Price"). The exercise price payable and the number of securities issuable upon the exercise of the Rights are subject to adjustment from time to time to prevent dilution upon the occurrence of certain corporate events affecting the common shares. If a Flip-in Event occurs, each Right would then entitle the registered holder to receive, upon exercise thereof, that number of common shares that have a market value at the date of that occurrence equal to twice the Exercise Price. The Rights are not exercisable until the Separation Time. The Rights Plan expires upon the termination of the annual meeting of shareholders of the Corporation held in the year 2003 or, if the Shareholder Protection Rights Plan Agreement is reconfirmed at such annual meeting by a resolution passed by a majority of votes cast by Independent Shareholders who vote in respect thereof, the Rights Plan will expire at the annual meeting of shareholders of the Corporation held in the year 2006. The Rights may be redeemed earlier by the Board of Directors with the consent of shareholders.

Overview of the Rights Plan

   The Rights Plan utilizes the mechanism of the Permitted Bid to ensure that a person seeking control of the Corporation allows shareholders and the Board of Directors adequate time to assess the bid. The purpose of the

Permitted Bid is to allow a potential bidder to avoid the dilutive features of the Rights Plan by making a bid in conformity with the conditions specified in the Permitted Bid provisions. If a person makes a Take-over Bid that is a Permitted Bid, the Rights Plan will not affect the transaction in any respect.

   The Rights Plan should not deter a person seeking to acquire control of the Corporation if that person is prepared to make a Take-over Bid pursuant to the Permitted Bid requirements or is prepared to negotiate with the Board of Directors. Otherwise, a person will likely find it impractical to acquire 20% or more of the outstanding common shares because the Rights Plan will substantially dilute the holdings of a person or group that seeks to acquire such an interest other than by means of a Permitted Bid or on terms approved by the Board of Directors. When a person or group become an Acquiring Person, the Rights Beneficially Owned by those persons or their transferees become void thereby diluting their holdings. The possibility of such dilution is intended to encourage such a person to make a Permitted Bid or to seek to negotiate with the Board of Directors the terms of an offer which is fair to all shareholders.

Trading of Rights

   The Rights are not exercisable initially and certificates representing the Rights will not be sent to shareholders. Until the Separation Time, the Rights will be evidenced only by outstanding common share certificates. The Rights Plan provides that, until the Separation Time, the Rights will be transferred only with the associated common shares. Until the Separation Time, or earlier termination or expiration of the Rights, each new share certificate issued upon transfer of existing common shares or the issuance of additional common shares, will contain a notation incorporating the terms of the Shareholder Protection Rights Plan Agreement by reference. As soon as is practicable following the Separation Time, separate certificates evidencing the Rights (the "Rights Certificates") will be mailed to the holders of record of common shares as of the close of business at the Separation Time, and thereafter the Rights Certificates alone will evidence the Rights. These provisions are substantially the same as in the 1995 Rights Plan.

Separation Time

   The Rights will be exercisable and begin to trade separately from the common shares after the Separation Time. Separation Time means the close of business on the tenth business day after the earlier of:

     (a) the first date (the "Stock Acquisition Date") of public announcement by the Corporation or a person or a group of affiliated or associated persons (an "Acquiring Person") that it has acquired beneficial ownership of 20% or more of the outstanding common shares other than as a result of, among other things:

       (i) a reduction of the number of common shares outstanding;

       (ii) a "Permitted Bid" (see below);

       (iii) acquisitions of shares in respect of which the Board of Directors has waived the provisions of the Rights Plan; or

       (iv) acquisitions of shares pursuant to any dividend reinvestment plan or share purchase plan of the Corporation, a stock dividend or a stock split or other event pursuant to which a person becomes the beneficial owner of common shares on the same pro rata basis as other holders of common shares, and acquisitions pursuant to a prospectus offering, private placement or plan of arrangement, amalgamation or other statutory procedure requiring shareholder approval;

     (b) the date of commencement of, or the first public announcement of the intent of any person, other than the Corporation or any corporation controlled by the Corporation, to commence a Take-over Bid to acquire 20% or more of the outstanding common shares; and

     (c) the date upon which a Permitted Bid ceases to be a Permitted Bid;

or, in any circumstances, such later date as may be determined by the Board of Directors, acting in good faith. The Separation Time in the Rights Plan is defined in substantially the same manner as the 1995 Rights Plan with some minor amendments, including the addition of clause (c) above.

Acquiring Person

   An Acquiring Person is, generally, a person who Beneficially Owns 20% or more of the outstanding common shares of the Corporation.

   The Rights Plan provides certain exceptions to the definition of Acquiring Person, including the Corporation or any subsidiary, a person who acquires 20% or more of the outstanding common shares through a Permitted Bid acquisition or certain prescribed exempt acquisitions. The Rights Plan also excludes from the definition of Beneficial Ownership, amongst others, a person in its capacity as investment manager, trust corporation or plan trustee (and clients and accounts of such persons) provided that the person is not making or proposing to make a Take-over Bid. Furthermore, a person is deemed not to be the Beneficial Owner of common shares where the holder of such common shares has agreed to deposit or tender its common shares pursuant to a Permitted Lock-up Agreement to a take-over bid made by such person.

   In order for an agreement to constitute a Permitted Lock-up Agreement, certain conditions must be met including, among other things, that the terms of the Permitted Lock-up Agreement are publicly disclosed and the Permitted Lock-up Agreement permits the Locked-up Person to withdraw its common shares in order to deposit or tender the common shares to another Take-over Bid or support another transaction provided that such other Take-over Bid or transaction: (i) offers a price or value that exceeds the price or value offered under the Take-over Bid referred to in the Permitted Lock-up Agreement (the "Lock-up Bid"); or (ii) is for a number of common shares which is greater than the number of common shares that the offeror has offered to purchase under the Lock-up Bid by such number as may have been agreed to in the Permitted Lock-up Agreement provided that such agreed upon number is not greater than 7% of the number of common shares offered to be purchased under such Lock-up Bid at a price or value that is not less than the price or value offered under such Lock-up Bid; or (iii) offers a price or value which is greater than the price or value offered under the Lock-up Bid by as much as or more than a specified amount provided that such specified amount is not greater than 7% of the offering price or value offered under such Lock-up Bid. In addition, under a Permitted Lock-up Agreement, no "break up" fees that exceed in the aggregate the greater of: (i) the cash equivalent of 2 1/2% of the price or value of the consideration payable under the Lock-up Bid; and (ii) 50% of the amount by which the price or value of the consideration received by a Locked-up Person under another Take-over Bid or transaction exceeds what such Locked-up Person would have received under the Lock-up Bid; can be payable by such Locked-up Person if the Locked-up Person fails to deposit or tender common shares to the Lock-up Bid or withdraws common shares previously tendered thereto in order to deposit such common shares to another Take-over Bid or support another transaction. The definition of Acquiring Person in the Rights Plan is substantially similar to the 1995 Rights Plan, except that the 1995 Rights Plan did not contain the concept of a Permitted Lock-up Agreement.

Flip-in Event

   Ten business days following a transaction that results in a person becoming an Acquiring Person (a "Flip-in Event") the Rights will entitle holders to receive, upon exercise and payment of the exercise price, common shares with a market value equal to twice the Exercise Price of the Rights. In such event, however, any Rights beneficially owned by an Acquiring Person (including such person's associates and affiliates and any other person acting jointly or in concert with the Acquiring Person and any direct or indirect transferee of such persons) will be void. Holders of Rights who do not exercise their Rights upon the occurrence of a Flip-in Event may suffer substantial dilution. The Flip-in Event provisions in the Rights Plan operate in substantially the same manner as the provisions in the 1995 Rights Plan.

Permitted Bid

   A Take-over Bid will not trigger the dilutive provisions of the Rights Plan if it meets the Permitted Bid conditions prescribed in the Shareholder Protection Rights Plan Agreement. A Permitted Bid is a Take-over Bid, made by means of a take-over bid circular, which:

      (a) is made to all registered holders of common shares;

      (b) contains, and the take-up and payment for common shares tendered or deposited is subject to, an irrevocable and unqualified condition that no common shares will be taken up or paid for pursuant to the Take-over Bid prior to the close of business on a date which is not less than 60 days following the date of the Take-over Bid;

      (c) contains irrevocable and unqualified provisions that:

       (i) unless the Take-over Bid is withdrawn, common shares may be deposited pursuant to the Take-over Bid at any time prior to the close of business on the date of first take-up or payment for common shares under the bid and that all common shares deposited pursuant to the Take-over Bid may be withdrawn at any time prior to the close of business on such date;

       (ii) more than 50% of the outstanding common shares held by Independent Shareholders, determined as at the date of first take-up or payment for common shares under the Take-over Bid, must be deposited to the Take-over Bid and not withdrawn at the close of business on the date of first take-up or payment for common shares; and

       (iii) in the event that more than 50% of the then outstanding common shares held by Independent Shareholders shall have been deposited to the Take-over Bid, the Offeror will make public announcement of that fact and the Take-over Bid will be extended on the same terms for a period of not less than 10 business days from the date of such public announcement.

   The Rights Plan also provides for a "Competing Permitted Bid", which is a Take-over Bid made during the currency of another Permitted Bid that satisfies all of the requirements of a Permitted Bid except that, provided it is outstanding for a minimum period of 21 days, it may expire on the same date as the initial Permitted Bid. These provisions are substantially the same as in the 1995 Rights Plan subject to the following amendments. A Permitted Bid must be open for 60 days rather than the 75 days required under the 1995 Rights Plan. In addition, the 1995 Rights Plan gave the Board the discretion to require the bidder making a Permitted Bid to agree not to take-up shares in circumstances where a competing Permitted Bid had been launched until the expiry of the competing Permitted Bid. Under the Rights Plan, the Board has no discretion to require extensions of Permitted Bids where there is a Competing Permitted Bid.

Take-over Bid

   A Take-over Bid is defined in the Rights Plan as an offer to acquire common shares or securities convertible into common shares, where the common shares subject to the offer to acquire, together with the common shares into which the securities subject to the offer to acquire are convertible, and the Offeror's Securities, constitute in the aggregate 20% or more of the outstanding common shares at the date of the offer.

Waiver and Redemption

   The Board of Directors of the Corporation may, prior to the occurrence of a Flip-in Event, determine to waive the dilutive effects of the Rights Plan in respect of a Flip-in Event that would occur as a result of a Take-over Bid that is made by way of a take-over bid circular to all holders of common shares. In such case, such waiver would be deemed also to be a waiver, on the same terms and conditions, in respect of any other Flip-in Event which occurs by reason of a Take-over Bid made by way of a take-over bid circular to all holders of common shares made prior to the expiry of the Take-over Bid for which the initial waiver was given. The Board of Directors may, prior to a Flip-in Event and with the prior consent of shareholders, waive the dilutive effects of the Rights Plan in respect of a Flip-in Event that would occur other than as a result of a Take-over Bid made by way of a take-over bid circular to all holders of common shares. The Board of Directors of the Corporation may also waive the Rights Plan in respect of a particular Flip-in Event that has occurred through inadvertence, provided that the Acquiring Person that inadvertently triggered such Flip-in Event reduces its beneficial holdings to less than 20% of the outstanding common shares.

   Subject to the prior consent of the holders of common shares or of Rights, at any time prior to the occurrence of a Flip-in Event, the Board of Directors may elect to redeem all, but not less than all, of the then outstanding Rights at a redemption price of $0.00001 per Right. In addition, if an offeror successfully completes a Permitted Bid, the Board of Directors shall be deemed to have elected to redeem the Rights. The Redemption and Waiver provisions in the Rights Plan are more restrictive than those contained in the 1995 Rights Plan. Under the 1995 Rights Plan, the Board was granted unfettered discretion to redeem Rights or to waive the application of the 1995 Rights Plan prior to the occurrence of a Flip-in Event.

Amendments

   The Board of Directors may make amendments to the Rights Plan to correct any clerical or typographical error or which are required to maintain the validity of the Rights Plan as a result of any change in any applicable legislation, rules or regulations thereunder. The Board of Directors may also, prior to shareholder ratification at the Meeting, supplement or amend the Rights Plan without the approval of shareholders or holders of Rights to make any changes which the directors may deem necessary or desirable, provided that no such supplement or amendment shall be made to the provisions relating to the Rights Agent except with the concurrence of the Rights Agent. Any supplement or amendment made after the date of shareholder ratification of the Rights Plan but prior to the Separation Time may only be made with the prior consent of shareholders.

Certain Canadian Federal Income Tax Consequences

   This description is of a general nature only and is not intended nor should it be construed to constitute legal or tax advice to any particular shareholder. Shareholders are advised to consult their own tax advisors taking into account their own particular circumstances.

   The issuance of identical Rights to each holder should not result in any benefit being conferred on a particular holder and no amount should be required to be included in income thereon for purposes of the Income Tax Act (Canada) (the "Tax Act"). However, if at the time the Rights are issued, it is known that certain holders will not exercise their Rights or will not be entitled to exercise their Rights, Revenue Canada is of the view that the Rights may not be conferred on all holders and the value of the benefit, if any, will have to be included in each holder's income for the taxation year. In the event that the issuance of Rights results in a shareholder benefit for purposes of the Tax Act, the Corporation believes that the value of such rights is nominal and no income inclusion would be required.

   Should the Rights result in an income inclusion to a non-resident holder, the Tax Act deems that such amount will be treated as a dividend. Dividends paid or credited or deemed to be paid or credited to a non-resident holder of common shares will be subject to Canadian non-resident withholding tax at the rate of 25% of the gross amount of such dividends under the Tax Act. This rate may be reduced under an applicable income tax treaty or convention between Canada and such non-resident holder's country of residence. In the case of a non-resident holder which is the beneficial owner of such dividends and a resident of the United States for the purposes of the Canada-United States Income Tax Convention, 1980, the rate of non-resident withholding tax in respect of dividends on the common shares will generally be reduced to a rate of 15% of the gross amount of such dividends (except that where such beneficial owner is a corporation and owns at least 10% of the voting stock of the Corporation, the rate of withholding tax is reduced to 5% for dividends paid or credited or deemed to be paid or credited).

   In addition, the Rights will, on the date hereof, be qualified investments under trusts governed by registered retirement savings plans ("RRSPs"), registered retirement income funds ("RRIFs"), registered education savings plans ("RESPs") or deferred profit sharing plans ("DPSPs") under the Tax Act and the regulations thereunder. The Rights will not, on the date hereof, be foreign property for purposes of the Tax Act for RRSPs, RRIFs, RESPs or DPSPs and other persons subject to tax under Part XI of the Tax Act.

                            PROXY VOTING PROCEDURES

Appointment of Proxyholders

   The management nominees for proxyholders named in the enclosed form of proxy are J. Donald Wilson, President and CEO and Frederick N. Rea, Vice President and CFO. As a shareholder, you have the right to appoint another person (who need not be a shareholder) as your proxyholder to attend and act for you at the Meeting instead of the management nominees. To exercise this right, insert the name of the proxyholder in the blank spaces provided for that purpose in the form of proxy and delete or strike out the names of the management nominees. Note that this deletion must also be initialled by the person or officer signing the form of proxy.

Revocation of Proxies

   Proxies given by shareholders for use at the Meeting may be revoked at any time prior to their use. In addition to revocation in any other manner permitted by law, you may revoke the proxy by an instrument in writing signed by you or your attorney authorized in writing or if the shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized. The signed instrument revoking the proxy must be deposited either with:

     Mr. J. Donald Wilson, President and CEO
     Prudential Steel Ltd.
     c/o Valiant Corporate Trust Company
     #510, 550--6th Ave. S.W.
     Calgary, Alberta T2P 0S2

   at any time up to and including Friday, April 28, 2000 or with:

     Mr. Norman Robertson
     Chairman of the Board
     Prudential Steel Ltd.

   on the day of the Meeting, Monday, May 1, 2000.

   Upon either of such deposits, the proxy is revoked.

Voting by Proxyholders

   The enclosed form of proxy affords shareholders an opportunity to specify that the shares registered in their name shall be voted for or against or withheld from voting for the election of directors, appointment of auditors and the renewal of the Shareholder Protection Rights Plan Agreement of the Corporation. The management proxyholders named in the enclosed form of proxy will vote or withhold from voting your shares in accordance with your direction on any ballot that may be called for at the Meeting. In the absence of such direction, your shares will be voted for the appointment of Ernst & Young LLP as auditors, for the election of those nominees for the Board of Directors identified in this Information Circular and for the adoption of the Shareholder Protection Rights Plan Agreement of the Corporation.

   The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to any amendments or variations to matters identified in the Notice of Meeting and to any other business which may properly come before the Meeting. At the time of printing this Information Circular, management of the Corporation knows of no such amendments, variations or other business to come before the Meeting other than the matters referred to in the Notice of Meeting.

Advice to Beneficial Holders of Securities

   The information set forth in this section is important to shareholders who do not hold their common shares in their own name, (referred to in this Information Circular as "Beneficial Shareholders"), who should note that only proxies deposited by shareholders whose names appear on the records of the Corporation as the registered shareholders can be recognized and acted upon at the Meeting. If Prudential Steel shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those shares will not be registered in the shareholder's name on the records of the Corporation. Such shares will more likely be registered under the name of the shareholder's broker or a nominee of that broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for the Canadian Depository for Securities), which acts as nominee for many Canadian brokerage firms. In the United States, shares are often registered under the name of CEDE & Co. (the registration name for The Depository Trust Companies), which acts as nominee for many U.S. brokerage firms. Shares held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder.

   Applicable regulatory policy requires brokers to seek voting instructions from Beneficial Shareholders in advance of shareholders' meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Shareholders in order to ensure that their common shares are voted at the Meeting. Often the form of proxy supplied to a Beneficial Shareholder by his/her broker is identical to the form of proxy provided by the Corporation to the registered shareholders. However, its purpose is limited to instructing the registered shareholder how to vote on behalf of the Beneficial Shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Independent Investor Communications Corporation ("IICC") in Canada and ADP Proxy Services in the United States. IICC and ADP Proxy Services typically prepare a machine-readable proxy form, mail those forms to the Beneficial Shareholders and ask Beneficial Shareholders to return the proxy forms to IICC or ADP Proxy Services. IICC or ADP Proxy Services then tabulate the results of all instructions received and provides appropriate instructions respecting the voting of shares at the Meeting.

   A Beneficial Shareholder receiving a proxy form from IICC or ADP Proxy Services cannot use that proxy to vote common shares directly at the Meeting-- the proxy must be returned to IICC or ADP Proxy Services well in advance of the Meeting in order to have the common shares represented by such proxy voted.

                       ADDITIONAL SHAREHOLDER INFORMATION

   In addition to this Information Circular and the Corporation's 1999 Annual Report, a shareholder may obtain without charge upon written request to the Vice President and Chief Financial Officer of the Corporation at #1800, 140-- 4th Avenue, S.W., Calgary, Alberta T2P 3N3, a copy of the Corporation's latest Annual Information Form and any document incorporated therein by reference as filed each year with Canadian securities commissions and administrators.

                                  CERTIFICATE

   The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

   DATED at the City of Calgary, in the Province of Alberta, this 27th day of March, 2000.

         /s/ J. Donald Wilson                     /s/ Frederick N. Rea
             J. Donald Wilson                         Frederick N. Rea
  President and Chief Executive Officer           Vice President and Chief
                                                     Financial Officer

                                   EXHIBIT 1

   This is Exhibit 1 referred to in Exhibit 1 to the Information Circular of Prudential Steel Ltd. dated March 27, 2000.

                PRUDENTIAL STEEL'S ALIGNMENT WITH TSE CORPORATE
                             GOVERNANCE GUIDELINES

                             Does
                          Prudential
TSE Corporate Governance    Steel
Guidelines                  Align?                      Comments
------------------------  ---------- ---------------------------------------------
1. Board should                      Prudential Steel's Board of Directors is
   explicitly assume                 responsible to oversee the direction, affairs
   responsibility for                and management of the Corporation. The Board
   stewardship of the                meets a minimum of once in each fiscal
   Corporation and                   quarter and more frequently, as required. The
   specifically for:                 Board has put into place explicit policies
                                     and processes dealing with the following
                                     matters:

  a. adoption of a           Yes     Annually, the Board and senior management of
     strategic planning              Prudential Steel conduct a Strategic Planning
     process                         Session which is used to review, assess and
                                     adjust, as appropriate, the strategic
                                     direction of the Corporation, set goals and
                                     objectives and determine the best use of
                                     corporate capital and resources.

  b. identification of       Yes     In the course of the Strategic Planning
     principal risks,                Session, the principal risks to Prudential
     and implementing                Steel of various strategic decisions and
     risk management                 otherwise are identified and addressed. These
     systems                         are monitored by the Board through updates at
                                     regular Board meetings.

  c. succession planning     Yes     Each year at the Strategic Planning Session,
     and monitoring                  the CEO identifies internal candidates for
     senior management               senior management succession planning
                                     purposes, describes the career development
                                     paths which have been put in place to prepare
                                     these candidates for succession and updates
                                     the Board on their progress. This process
                                     includes succession planning for the CEO
                                     position on both a short-term and long-term
                                     basis. Board members have an opportunity to
                                     meet, receive presentations from and ask
                                     questions of all senior officers of the
                                     company at least 2-3 times a year in addition
                                     to working with them at the annual Strategic
                                     Planning Session.

  d. communications          Yes     The Board reviews and approves communication
     policy                          to the shareholders and receives information
                                     on communications to Prudential Steel from
                                     its shareholders from the Manager of
                                     Corporate Communications. Prudential Steel's
                                     website at http://www.prudentialsteel.com
                                     provides shareholders with timely information
                                     about the Corporation's initiatives and
                                     financial performance on an ongoing basis.

                            Does
                         Prudential
     TSE Corporate         Steel
 Governance Guidelines     Align?                      Comments
 ---------------------   ---------- ---------------------------------------------
   e. integrity of          Yes     The Audit Committee, which is comprised
      internal control              entirely of outside directors, is responsible
      and management                for ensuring the integrity of internal
      information                   control and management information systems.
      systems..........

 2. Majority of             Yes     In 2000 Prudential Steel will have a Board
    directors should be             with a total of eight directors. It is the
    "unrelated"                     Corporation's policy to keep Board size
    (independent from               relatively small in order to maintain its
    management and free             efficiency and effectiveness. The Board is
    from conflicting                comprised of a majority of unrelated
    interest)                       directors.

 3. Disclose for each       Yes     Of the eight directors nominated to
    director whether he             Prudential Steel's Board for 2000, five will
    or she is related,              be unrelated directors. Three are considered
    and how that                    to be related. The first is the Chief
    conclusion was                  Executive Officer (Mr. Wilson) of the
    reached                         Corporation. The second (Mr. Sabey) is a
                                    partner in a law firm which provides legal
                                    services to Prudential Steel. The third is a
                                    senior employee of Dofasco Inc. (Mr. Pether)
                                    which is a supplier to Prudential Steel.

 4. a. Appoint a            Yes     The Governance and Nominating Committee is
       Committee                    responsible for reviewing and making
       responsible for              recommendations as to the size of the Board,
       appointment/assessment       the nomination of suitable director
       of directors                 candidates and the establishment of an
                                    appropriate Board Committee structure. In
                                    addition, the Committee has put into place a
                                    comprehensive annual evaluation of the
                                    performance of the Board of Directors which
                                    involves input from all Board members and is
                                    used in setting Board goals and priorities.
                                    The Board undertakes an annual assessment of
                                    Board performance which involves all
                                    directors completing a questionnaire which
                                    covers key indices of Board, Committee and
                                    director effectiveness including the Board's
                                    effectiveness relative to its executive
                                    compensation policies, the assessment of
                                    management's performance and succession
                                    planning. Completed surveys are reviewed by
                                    the Chairman of the Board, who discusses the
                                    assessment results at a scheduled Board
                                    meeting. Results of the survey are used in
                                    setting goals for the Board on an annual
                                    basis.

  b.  Composed              Yes     All members of the Governance and Nominating
      exclusively of                Committee are non-management and a majority
      non-management                are unrelated.
      directors, the
      majority of whom
      are unrelated

 5. Implement a process     Yes     The mandate of the Governance and Nominating
    for assessing the               Committee includes a comprehensive annual
    effectiveness of                evaluation of the performance of the Board of
    the Board, its                  Directors.
    Committees and
    individual
    directors

                             Does
                          Prudential
TSE Corporate Governance    Steel
       Guidelines           Align?                      Comments
------------------------  ---------- ---------------------------------------------
6. Provide orientation       Yes     The Chairman of the Board and senior
   and education                     management provide orientation and education
   programs for new                  for new Board members through interviews and
   directors                         tours. A comprehensive directors' information
                                     manual is also provided to Board members.

7. Consider reducing         Yes     The Governance and Nominating Committee has
   size of Board, with a             responsibility for making recommendations as
   view to improving                 to the size of the Board and believes that a
   effectiveness                     Board comprised of eight individuals is
                                     appropriate for the purpose of managing the
                                     Corporation's present business.

8. Review compensation       Yes     The Compensation and Succession Committee
   of directors in light             reviews and approves compensation levels,
   of risks and                      policies and programs with respect to
   responsibilities                  Prudential Steel's directors, Chief Executive
                                     Officer and other senior officers. The
                                     Committee seeks to ensure that such
                                     compensation is competitive and aligned to
                                     shareholders' interests and Prudential
                                     Steel's performance.

9.a.   Committees should     Yes     Board committees are composed solely of non-
       generally be                  management directors.
       composed of non-
       management
       directors;

 b.    Majority of           Yes     A majority of the members of each of the
       Committee members             Board committees are unrelated directors.
       should be
       unrelated

10.a.  Appoint a             Yes     The Governance and Nominating Committee has
       Committee                     been appointed for this purpose.
       responsible for
       approach to
       corporate
       governance issues

11.a.  Define limits to
       management's
       responsibilities
       by developing
       mandates for:

 (i)the Board                Yes     Prudential Steel's Board is responsible to
                                     oversee the direction, affairs and management
                                     of the Corporation. Any responsibility which
                                     is not delegated to senior management or a
                                     Board committee remains with the full Board.

 (ii)the CEO                 Yes     The Board has established a specific mandate
                                     for the CEO.

 b.    The Board should      Yes     A comprehensive assessment of the CEO's
       approve CEO's                 performance is conducted annually. Prudential
       corporate                     Steel's financial performance relative to its
       objectives                    business plan and key performance measures
                                     provide the cornerstone of this assessment.
                                     In addition, all Board members complete an
                                     annual CEO performance assessment
                                     questionnaire covering other aspects of
                                     performance, including the development of
                                     appropriate strategic direction and action
                                     plans for the company, meeting key
                                     objectives, identification of significant
                                     issues facing Prudential Steel and the
                                     development of appropriate solutions for
                                     these, as well as involvement in industry and
                                     community affairs.

                             Does
                          Prudential
TSE Corporate Governance    Steel
       Guidelines           Align?                      Comments
------------------------  ---------- ---------------------------------------------
12. Establish procedures     Yes     The nominees to the Board consist of a
    to enable the Board              majority of unrelated directors.
    to function
    independently of
    management

                                     Prudential Steel has also separated the roles of Chairman of the Board and Chief Executive
                                     Officer. The Chairman of the Board, Mr.
                                     Norman Robertson, is an outside, unrelated director.

                                     All Board Committees are comprised entirely of outside directors and all have a majority of unrelated directors.

                                     The Board holds "in camera" Board sessions, as needed, where members of management are excluded.

                                     The Audit Committee holds an annual "in
                                     camera" session with Prudential Steel's
                                     auditors to review the financial status of the Corporation. Members of management are also excluded from this session.

13.a.  Establish an          Yes     The Audit Committee monitors audit functions
       Audit Committee               and preparation of financial statements. The
       with a                        Committee regularly meets with Prudential
       specifically                  Steel's auditors and management and has
       defined mandate               access to the auditors independently from
                                     management. While the Corporation's internal
                                     controls and management information systems
                                     are the responsibility of management, the
                                     Audit Committee reviews and oversees these
                                     areas and periodically directs the external
                                     auditors to test these controls.

 b.    All members           Yes     All members of the Audit Committee are non-
       should be non-                management directors.
       management
       directors

14. Implement a system       Yes     Individual directors can engage outside
    to enable individual             advisers with the authorization of the
    directors to engage              Chairman of the Board or the Chairman of a
    outside advisers, at             committee.
    the Corporation's
    expense

                                   EXHIBIT 2

   This is Exhibit 2 referred to in the foregoing Information Circular of Prudential Steel Ltd. dated March 27, 2000.

                  Shareholder Protection Rights Plan Agreement

                  SHAREHOLDER PROTECTION RIGHTS PLAN AGREEMENT

                            Dated as of May 1, 2000

                                    BETWEEN

                             PRUDENTIAL STEEL LTD.

                                      and

                           CIBC MELLON TRUST COMPANY
                                as Rights Agent

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
                                   ARTICLE 1

                              Certain Definitions

 1.1  Certain Definitions................................................    2
 1.2  Currency...........................................................   14
 1.3  Acting Jointly or in Concert.......................................   14
 1.4  Control............................................................   14

                                   ARTICLE 2

                                   The Rights

 2.1  Legend on Common Share Certificates................................   14
 2.2  Initial Exercise Price; Exercise of Rights; Detachment of Rights...   15
 2.3  Adjustments to Exercise Price; Number of Rights....................   17
 2.4  Date on Which Exercise is Effective................................   20
                 Execution, Authentication, Delivery and Dating of Rights
 2.5  Certificates.......................................................   20
 2.6  Registration, Registration of Transfer and Exchange................   21
 2.7  Mutilated, Destroyed, Lost and Stolen Rights Certificates..........   21
 2.8  Persons Deemed Owners..............................................   22
 2.9  Delivery and Cancellation of Certificates..........................   22
 2.10 Agreement of Rights Holders........................................   22

                                   ARTICLE 3

         Adjustments to the Rights in the Event of Certain Transactions

 3.1  Flip-in Event......................................................   23

                                   ARTICLE 4

                                The Rights Agent

 4.1  General............................................................   24
        Merger, Amalgamation or Consolidation or Change of Name of Rights
 4.2  Agent..............................................................   25
 4.3  Duties of Rights Agent.............................................   26
 4.4  Change of Rights Agent.............................................   27

                                   ARTICLE 5

                                 Miscellaneous
 5.1  Redemption and Termination.........................................   28
 5.2  Expiration.........................................................   30
 5.3  Issuance of New Rights Certificates................................   30
 5.4  Supplements and Amendments.........................................   30
 5.5  Fractional Rights and Fractional Shares............................   31
 5.6  Rights of Action...................................................   32
 5.7  Holder of Rights Not Deemed a Shareholder..........................   32
 5.8  Notice of Proposed Actions.........................................   32
 5.9  Notices............................................................   33

                                                                            Page
                                                                            ----
 5.10 Costs of Enforcement................................................   34
 5.11 Successors..........................................................   34
 5.12 Benefits of this Rights Agreement...................................   34
 5.13 Descriptive Headings................................................   34
 5.14 Governing Law.......................................................   34
 5.15 Language............................................................   34
 5.16 Counterparts........................................................   35
 5.17 Severability........................................................   35
 5.18 Effective Date and Shareholder Review...............................   35
 5.19 Regulatory Approvals................................................   35
 5.20 Transition..........................................................   35
 5.21 Determinations and Actions by the Board of Directors................   36

                  SHAREHOLDER PROTECTION RIGHTS PLAN AGREEMENT

   THIS AGREEMENT made effective as of and from the 1st day of May, 2000,
BETWEEN:

   PRUDENTIAL STEEL LTD., a corporation organized under the laws of the Province of Alberta (hereinafter referred to as the "Corporation")

                                                    OF THE FIRST PART,

                                    - and -

   CIBC MELLON TRUST COMPANY, a trust company incorporated under the laws of Canada (hereinafter referred to as the "Rights Agent")

                                                    OF THE SECOND PART.

   WHEREAS the Corporation and the Rights Agent (formerly The R-M Trust Company) entered into an agreement dated February 7, 1995 respecting a shareholder rights plan (the "Original Plan") which expires on the earlier of the occurrence of certain events and the close of business on the date of termination of the first annual meeting of shareholders of the Corporation following the fifth anniversary of the date of the Original Plan;

   AND WHEREAS the Original Plan will expire at the close of business on the date of termination of the annual meeting of the shareholders of the Corporation which is scheduled to take place on May 1, 2000 (the "2000 Annual Meeting");

   AND WHEREAS the board of directors of the Corporation (the "Board of Directors") has determined that it is advisable to recommend to the shareholders of the Corporation that they adopt at the 2000 Annual Meeting another shareholder rights plan (the "Rights Plan") to renew the principles established in the Original Plan and to ensure, to the extent possible, that all shareholders of the Corporation are treated fairly in connection with any take-over offer for the Corporation and to ensure that the Board of Directors is provided with a sufficient period of time to evaluate unsolicited take-over bids and to explore and develop alternatives to maximize shareholder value;

   AND WHEREAS, in order to implement the Rights Plan, the Board of Directors has, subject to adoption of this Rights Agreement by the shareholders of the Corporation pursuant to Section 5.18:

     (a) authorized a distribution of one right (a "Right") in respect of each Common Share (as hereinafter defined) outstanding at the close of business on May 1, 2000 (the "Record Time") which is the date of the 2000 Annual Meeting, such distribution to be made to shareholders of record at the Record Time; and

     (b) authorized the issuance of one Right in respect of each Common Share issued after the Record Time and prior to the earlier of the Separation Time (as hereinafter defined) and the Expiration Time (as hereinafter defined);

   AND WHEREAS each Right entitles the holder thereof, after the Separation Time, to purchase securities of the Corporation pursuant to the terms and subject to the conditions set forth herein;

   AND WHEREAS the Corporation desires to appoint the Rights Agent to act on behalf of the Corporation, and the Rights Agent is willing to so act, in connection with the issuance, transfer, exchange and replacement of Rights Certificates (as hereinafter defined), the exercise of Rights and other matters referred to herein;

   AND WHEREAS the foregoing recitals and statements of fact are made by the Corporation and not the Rights Agent;

   NOW THEREFORE in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

                                   ARTICLE 1
                              CERTAIN DEFINITIONS

1.1 Certain Definitions

   For purposes of this Rights Agreement, the following terms have the meanings indicated:

     (a) "Acquiring Person" shall mean any Person who is the Beneficial Owner of 20% or more of the outstanding Common Shares of the Corporation; provided, however, that the term "Acquiring Person" shall not include:

       (i) the Corporation or any Subsidiary of the Corporation;

       (ii) any Person who becomes the Beneficial Owner of 20% or more of the outstanding Common Shares of the Corporation as a result of any one or a combination of:

         (A) an acquisition or redemption by the Corporation of Common Shares of the Corporation which, by reducing the number of Common Shares outstanding, increases the proportionate number of Common Shares Beneficially Owned by such Person to 20% or more of the Common Shares of the Corporation then outstanding ("Share Acquisitions or Redemptions");

         (B) share acquisitions made pursuant to a Permitted Bid
      ("Permitted Bid Acquisitions");

         (C) share acquisitions (1) in respect of which the Board of Directors has waived the application of Section 3.1 pursuant to Sections 5.1(b), (c) or (d); or (2) which were made on or prior to the date of this Rights Agreement; or (3) which were made pursuant to a dividend reinvestment plan of the Corporation; or (4) pursuant to the receipt or exercise of rights issued by the Corporation to all the holders of the Common Shares to subscribe for or purchase Common Shares or Convertible Securities, provided that such rights are acquired directly from the Corporation and not from any other Person; or (5) pursuant to a distribution to the public by the Corporation of Common Shares or Convertible Securities made pursuant to a prospectus provided that the Person does not thereby acquire a greater percentage of such Common Shares or Convertible Securities so offered than such Person's percentage of Common Shares or Convertible Securities Beneficially Owned immediately prior to such acquisition or pursuant to a plan of arrangement, amalgamation or other statutory procedure requiring shareholder approval; or (6) pursuant to a distribution by the Corporation of Common Shares or Convertible Securities by way of a private placement by the Corporation or upon the exercise by an individual employee of stock options granted under a stock option plan of the Corporation or rights to purchase securities granted under a share purchase plan of the Corporation, provided that (i) all necessary stock exchange approvals for such private placement, stock option plan or share purchase plan have been obtained and such private placement, stock option plan or share purchase plan complies with the terms and conditions of such approvals and (ii) such Person does not become the Beneficial Owner of more than 25% of the Common Shares outstanding immediately prior to the distribution, and in making this determination the Common Shares to be issued to such Person in the distribution shall be deemed to be held by such Person but shall not be included in the aggregate number of outstanding Common Shares immediately prior to the distribution ("Exempt Acquisitions");

         (D) the acquisition of Common Shares upon the exercise of Convertible Securities received by such Person pursuant to a Permitted Bid Acquisition, an Exempt Acquisition or a Pro Rata Acquisition (as defined below) ("Convertible Security
      Acquisitions"); or

         (E) acquisitions as a result of a stock dividend, a stock split or other event pursuant to which such Person receives or acquires Common Shares or Convertible Securities on the same pro rata basis as all other holders of Common Shares of the same class ("Pro Rata Acquisitions");

provided, however, that if such Person shall become the Beneficial Owner of 20% or more of the Common Shares of the Corporation then outstanding by reason of any one or a combination of (i) Share Acquisitions or Redemptions, (ii) Permitted Bid Acquisitions, (iii) Exempt Acquisitions, (iv) Convertible Security Acquisitions, or (v) Pro Rata Acquisitions and, after such Share Acquisitions or Redemptions or Permitted Bid Acquisitions or Exempt Acquisitions or Convertible Security Acquisitions or Pro Rata Acquisitions, such Person becomes the Beneficial Owner of more than an additional 1.00% of the number of Common Shares of the Corporation outstanding other than pursuant to any one or combination of Share Acquisitions or Redemptions, Permitted Bid Acquisitions, Exempt Acquisitions or Convertible Security Acquisitions or Pro Rata Acquisitions, then as of the date of any such acquisition such Person shall become an "Acquiring Person";

       (iii) a Grandfathered Person provided, however, that if such Person shall after the Record Time become the Beneficial Owner of more than an additional 1.00% of the number of Common Shares of the Corporation outstanding other than pursuant to Share Acquisitions or Redemptions, Permitted Bid Acquisitions, Exempt Acquisitions, Convertible Security Acquisitions or Pro Rata Acquisitions, then as of the date of any such acquisition such Person shall become an "Acquiring Person";

       (iv) for a period of 10 days after the Disqualification Date, any Person who becomes the Beneficial Owner of 20% or more of the outstanding Common Shares as a result of such Person becoming disqualified from relying on clause 1.1(d)(B) solely because such Person makes or announces an intention to make a Take-over Bid, either alone or by acting jointly or in concert with any other Person. For the purposes of this definition, "Disqualification Date" means the first date of public announcement that any Person is making or intends to make a Take-over Bid; or

       (v) an underwriter or member of a banking or selling group acting in such capacity that becomes the Beneficial Owner of 20% or more of the Common Shares in connection with a distribution of securities.

     (b) "Affiliate", used to indicate a relationship with a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.

     (c) "Associate" of a specified individual shall mean any individual to whom such specified individual is married or with whom such specified individual is living in a conjugal relationship outside marriage, or any relative of such individual or said spouse who has the same home as such specified individual.

     (d) A Person shall be deemed the "Beneficial Owner", and to have "Beneficial Ownership", of, and to "Beneficially Own":

       (i) any securities which such Person or any of such Person's Affiliates or Associates owns at law or in equity;

       (ii) any securities which such Person or any of such Person's Affiliates or Associates has the right to acquire (A) upon the exercise of any Convertible Securities, or (B) pursuant to any agreement, arrangement or understanding provided such right is exercisable immediately or within a period of 60 days thereafter and whether or not on condition or the happening of any contingency or the making of any payment (other than customary agreements with and between underwriters and banking group or selling group members with respect to a distribution of securities or pursuant to a pledge of securities in the ordinary course of business); and

       (iii) any securities which are Beneficially Owned within the meaning of clauses 1.1(d)(i) or (ii) above by any other Person with whom such Person is acting jointly or in concert;

  provided, however, that a Person shall not be deemed the "Beneficial Owner", or to have "Beneficial Ownership", of, or to "Beneficially Own", any security:

         (A) where (1) the holder of such security has agreed to deposit or tender such security pursuant to a Permitted Lock-up Agreement to a Take-over Bid made by such Person or any of such Person's Affiliates or Associates or any other Person referred to in clause 1.1(d)(iii) or (2) such security has been deposited or tendered pursuant to a Take-over Bid made by such Person or any of such Person's Affiliates or Associates or any other Person referred to in clause 1.1(d)(iii) until the earliest time at which any such tendered security is accepted unconditionally for payment or exchange or is taken up and paid for; or

         (B) where such Person, any of such Person's Affiliates or Associates or any other Person referred to in clause 1.1(d)(iii), holds such security provided that (1) the ordinary business of such Person (the "Investment Manager") includes the management of investment funds for others and such security is held by the Investment Manager in the ordinary course of such business in the performance of such Investment Manager's duties for the account of any other Person, or (2) such Person (the "Trust Company") is licensed to carry on the business of a trust company under applicable laws and, as such, acts as trustee or administrator or in a similar capacity in relation to the estates of deceased or incompetent Persons or in relation to other accounts and holds such security in the ordinary course of such duties for the estates of deceased or incompetent Persons or for such other accounts, or (3) such Person (the "Plan Trustee") is the administrator or trustee of one or more pension funds or plans (each a "Plan") registered under applicable laws and holds such security for the purposes of its activity as such, or (4) such Person is a Plan or is a Person established by statute (the "Statutory Body") for purposes that include, and the ordinary business or activity of such Person includes the management of investment funds for employee benefit plans, pension plans, insurance plans (other than plans administered by insurance companies) or various public bodies, or (5) such Person is a Crown agent or agency; provided in any of the above cases, that the Investment Manager, the Trust Company, the Plan Trustee, the Plan, the Statutory Body or the Crown agent or agency, as the case may be, is not then making a Take-over Bid or has not announced a current intention to make a Take-over Bid, other than an Offer to Acquire Common Shares or other securities pursuant to a distribution by the Corporation or by means of ordinary market transactions (including pre-arranged trades entered into in the ordinary course of business of such Person) executed through the facilities of a stock exchange or organized over-the-counter market, alone or by acting jointly or in concert with any other Person; or

         (C) because such Person is a client of or has an account with the same Investment Manager as another Person on whose account the Investment Manager holds such security, or where such Person is a client of or has an account with the same Trust Company as another Person on whose account the Trust Company holds such security, or where such Person is a Plan and has a Plan Trustee who is also a Plan Trustee for another Plan on whose account the Plan Trustee holds such security; or

         (D) where such Person (i) is a client of an Investment Manager and such security is owned at law or in equity by the Investment Manager, or (ii) has an account with a Trust Company and such security is owned at law or in equity by the Trust Company, or (iii) is a Plan and such security is owned at law or in equity by the Plan Trustee; or

         (E) where such Person is the registered holder of securities as a result of carrying on the business of, or acting as a nominee of, a securities depositary.

  For purposes of this Rights Agreement, the percentage of Common Shares Beneficially Owned by any Person shall be and be deemed to be the product determined by the formula:

                                   100 X A/B

   Where:

  A = the number of votes for the election of all directors generally attaching to the Common Shares Beneficially Owned by such Person; and

  B = the number of votes for the election of all directors generally attaching to all outstanding Common Shares.

  For the purposes of the foregoing formula, where any Person is deemed to Beneficially Own unissued Common Shares which may be acquired pursuant to Convertible Securities, such Common Shares shall be deemed to be outstanding for the purpose of calculating the percentage of Common Shares Beneficially Owned by such Person in both the numerator and the denominator, but no other unissued Common Shares which may be acquired pursuant to any other outstanding Convertible Securities held by other Persons shall, for the purposes of that calculation, be deemed to be outstanding.

     (e) "Business Day" shall mean any day other than a Saturday, Sunday or a day that is treated as a holiday at the Corporation's principal executive offices in Calgary, Alberta.

     (f) "Canada Business Corporations Act" shall mean the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, and the regulations thereunder, and any comparable or successor laws or regulations thereto.

     (g) "Canadian-U.S. Exchange Rate" shall mean on any date the inverse of the U.S.-Canadian Exchange Rate.

     (h) "Canadian Dollar Equivalent" of any amount which is expressed in United States dollars shall mean on any day the Canadian dollar equivalent of such amount determined by reference to the Canadian-U.S. Exchange Rate on such date.

     (i) "close of business" on any given date shall mean the time on such date (or, if such date is not a Business Day, the time on the next succeeding Business Day) at which the office of the transfer agent for the Common Shares in Calgary, Alberta (or, after the Separation Time, the offices of the Rights Agent in Calgary, Alberta) becomes closed to the public.

     (j) "Common Shares of the Corporation" and "Common Shares" shall mean the common shares in the capital of the Corporation as constituted on the date hereof and any other shares of the Corporation into which such common shares may be subdivided, consolidated, reclassified or changed.

     (k) "Competing Permitted Bid" shall mean a Take-over Bid that:

       (i) is made after a Permitted Bid has been made and prior to the expiry of the Permitted Bid;

       (ii) satisfies all components of the definition of a Permitted Bid other than the requirements set out in the clause (ii) of that definition; and

       (iii) contains, and the take-up and payment for securities tendered or deposited is subject to, an irrevocable and unqualified condition that no Common Shares will be taken up or paid for pursuant to the Take-over Bid prior to the close of business on the date that is no earlier than the later of (1) the earliest date on which Common Shares may be taken up or paid for under any Permitted Bid or Competing Permitted Bid that is then in existence, and (2) 21 days after the date of the Take-over Bid constituting the Competing Permitted Bid.

     (l) "Convertible Securities" shall mean at any time:

       (i) any right (contractual or otherwise and regardless of whether such right constitutes a security) to acquire Common Shares from the Corporation; and

       (ii) any securities issued by the Corporation from time to time (other than the Rights) carrying any exercise, conversion or exchange right;

  which is then exercisable or exercisable within a period of 60 days from that time pursuant to which the holder thereof may acquire Common Shares or other securities which are convertible into or exercisable or exchangeable for Common Shares (in each case, whether such right is then exercisable or exercisable within a period of 60 days from that time and whether or not on condition or the happening of any contingency).

     (m) "Exercise Price" shall mean, as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right and until adjustment thereof in accordance with the terms hereof, the Exercise Price shall equal $100.00.

     (n) "Expiration Time" shall mean the earlier of:

       (i) the Termination Time, and

       (ii) the termination of the annual meeting of the shareholders of the Corporation in the year 2003;

  or, if the continued existence of this Rights Agreement is ratified at such annual meeting by resolution passed by a majority of votes cast by Independent Shareholders who vote in respect thereof in accordance with
  Section 5.18, "Expiration Time" shall mean the earlier of the Termination Time and the termination of the annual meeting of shareholders of the Corporation in the year 2006;

     (o) A "Flip-in Event" shall mean a transaction in or pursuant to which any Person shall become an Acquiring Person provided, however, that a Flip-in Event shall be deemed to occur at the close of business on the tenth day (or such later day as the Board of Directors may determine) after the Stock Acquisition Date.

     (p) "Grandfathered Person" shall mean any Person who is the Beneficial Owner of 20% or more of the outstanding Common Shares of the Corporation at the Record Time.

     (q) "Independent Shareholders" shall mean holders of Common Shares of the Corporation excluding (i) any Acquiring Person; or (ii) any Person that is making or has announced a current intention to make a Take-over Bid for Common Shares of the Corporation (including a Permitted Bid and a Competing Permitted Bid) other than a Person referred to in Section 1.1(d)(B), but excluding any such Person if the Take-over Bid so announced or made by such Person has been withdrawn, terminated or expired; or (iii) any Affiliate or Associate of such Acquiring Person or Persons referred to in clause (ii); or (iv) any Person acting jointly or in concert with such Acquiring Person or a Person referred to in clause (ii); or (v) a Person who is a trustee of any employee benefit plan, share purchase plan, deferred profit sharing plan or any similar plan or trust for the benefit of employees of the Corporation or a Subsidiary of the Corporation, unless the beneficiaries of the plan or trust direct the manner in which the Common Shares are to be voted or direct whether the Common Shares are to be tendered to a Take-over Bid.

     (r) "Market Price" per security of any securities on any date of determination shall mean the average of the daily Closing Prices Per Security of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if an event of a type analogous to any of the events described in Section 2.3 hereof shall have caused the price used to determine the Closing Price Per Security on any Trading Day not to be fully comparable with the price used to determine the Closing Price Per Security on such date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day, each such price so used shall be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 hereof in order to make it fully comparable with the price per security used to determine the Closing Price Per Security on such date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day. The "Closing Price Per Security" of any securities on any date shall be:

       (i) the closing board lot sale price or, if such price is not available, the average of the closing bid and asked prices, for such securities as reported by the principal Canadian stock exchange on which such securities are listed or admitted to trading, or if for any reason neither such prices is available on such day or the securities are not listed or admitted to trading on a Canadian stock exchange, the closing board lot sale price or, if such price is not available, the average of the closing bid and asked prices, for such securities as reported by such other securities exchange on which such securities are listed or admitted for trading;

       (ii) if, for any reason, none of such prices is available on such date or the securities are not listed or admitted to trading on a Canadian stock exchange or other securities exchange, the last sale price, or in case no sale takes place on such date, the average of the high bid and low asked prices for such securities in the over-the-counter market, as quoted by any reporting system then in use; or

       (iii) if the securities are not listed or admitted to trading as contemplated in clause 1.1(r)(i) or (ii), the average of the closing bid and asked prices as furnished by a professional market maker making a market in the securities selected by the Board of Directors;

  provided, however, that if on any such date the Closing Price Per Security cannot be determined in accordance with the foregoing, the Closing Price Per Security of such securities on such date shall mean the fair value per share of such securities on such date as determined in good faith by a nationally recognized investment dealer or investment banker with respect to the fair value per share of such securities. The Market Price shall be expressed in Canadian dollars and, if initially determined in respect of any day forming part of the 20 consecutive Trading Day period in question in United States dollars, such amount shall be translated into Canadian dollars at the Canadian Dollar Equivalent thereof.

     (s) "Offer to Acquire" shall include:

       (i) an offer to purchase, or a solicitation of an offer to sell, Common Shares; and

       (ii) an acceptance of an offer to sell Common Shares, whether or not such offer to sell has been solicited;

  or any combination thereof, and the Person accepting an offer to sell shall be deemed to be making an offer to acquire to the Person that made the offer to sell.

     (t) "Offeror's Securities" shall mean Common Shares Beneficially Owned on the date of an Offer to Acquire by any Person who is making a Take-over Bid and "Offeror" means a Person who has announced a current intention to make or is making a Take-over Bid.

     (u) "Permitted Bid" shall mean a Take-over Bid made by a Person by means of a take-over bid circular and which also complies with the following additional provisions:

       (i) the Take-over Bid is made to all holders of Common Shares, other than the Offeror;

       (ii) the Take-over Bid contains, and the take-up and payment for Common Shares tendered or deposited thereunder is subject to, an irrevocable and unqualified condition that no Common Shares shall be taken up or paid for pursuant to the Take-over Bid prior to the close of business on a date which is not less than 60 days following the date of the Take-over Bid;

       (iii) the Take-over Bid contains an irrevocable and unqualified provisions that, unless the Take-over Bid is withdrawn, Common Shares may be deposited pursuant to the Take-over Bid at any time prior to the close of business on the date of first take-up or payment for Common Shares and that all Common Shares deposited pursuant to the Take-over Bid may be withdrawn at any time prior to the close of business on such date;

       (iv) the Take-over Bid contains an irrevocable and unqualified condition that more than 50% of the outstanding Common Shares held by Independent Shareholders, determined as at the date of first take-up or payment for Common Shares under the Take-over Bid, must be deposited to the Take-over Bid and not withdrawn at the close of business on the date of first take-up or payment for Common Shares; and

       (v) the Take-over Bid contains an irrevocable and unqualified provision that in the event that more than 50% of the then outstanding Common Shares held by Independent Shareholders shall have been deposited to the Take-over Bid and not withdrawn as at the date of first take-up or payment for Common Shares under the Take-over Bid, the Offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits and tenders of Common Shares for not less than 10 Business Days from the date of such public announcement;

  provided that if a Take-over Bid constitutes a Competing Permitted Bid, the term "Permitted Bid" shall also mean the Competing Permitted Bid.

     (v) "Permitted Lock-up Agreement" shall mean an agreement (the "Lock-up Agreement") between a Person and one or more holders of Common Shares (each such holder herein referred to as a "Locked-up Person") (the terms of which are publicly disclosed and a copy of which is made available to the public, including the Corporation, not later than the date the Lock-up Bid (as defined below) is publicly announced or, if the Lock-up Bid has been publicly announced prior to the date of the Lock-up Agreement, not later than the date of the Lock-up Agreement) pursuant to which each such Locked-up Person agrees to deposit or tender Common Shares to a Take-over Bid (the "Lock-up Bid") made or to be made by the Person, any of such Person's Affiliates or Associates or any other Person referred to in clause 1.1(d)(iii), provided that:

       (i) the Lock-up Agreement permits the Locked-up Person to withdraw its Common Shares from the Lock-up Agreement in order to deposit or tender the Common Shares to another Take-over Bid or to support another transaction prior to the Common Shares being taken up and paid for under the Lock-up Bid, so long as the other Take-over Bid or transaction:

         (A) offers a price or value per Common Share that exceeds the price or value per Common Share offered under the Lock-up Bid; or

         (B) is for a number of Common Shares which is greater than the number of Common Shares that the Offeror has offered to purchase under the Lock-up Bid by such number as may have been agreed to in the Lock-up Agreement, provided that such agreed upon number is not greater than 7% of the number of Common Shares offered to be purchased under such Lock-up Bid at a price or value per Common Share that is not less than the price or value per Common Share offered under such Lock-up Bid; or

         (C) offers a price or value for each Common Share which is greater than the price or value for each Common Share offered under the Lock-up Bid by as much as or more than a specified amount provided that such specified amount is not greater than 7% of the price or value offered under such Lock-up Bid; and, for greater clarity, the Lock-up Agreement may (1) contain a right of first refusal, (2) require a period of delay to give the Person who made the Lock-up Bid an opportunity to match or better the consideration or value offered in the other Take-over Bid or transaction or to offer to purchase or otherwise acquire the same number of Common Shares subject to the other Take-over Bid or transaction or (3) contain other similar limitations on a Locked-up Person's right to withdraw Common Shares from the Lock-up Agreement, so long as any such limitation does not preclude the exercise by the Locked-up Person of the right to withdraw Common Shares during the period of the other Take-over Bid or transaction; and

       (ii) no "break-up" fees, "top-up" fees, penalties, expenses or other amounts that exceed in the aggregate the greater of:

          (A) the cash equivalent of 2 1/2% of the price or value of the consideration payable under the Lock-up Bid to the Locked-up Person; and

         (B) 50% of the amount by which the price or value of the consideration payable under another Take-over Bid or transaction to a Locked-up Person exceeds the price or value of the consideration that such Locked-up Person would have received under the Lock-up Bid;

      shall be payable by such Locked-up Person pursuant to the Lock-up Agreement in the event such Locked-up Person fails to deposit or tender Common Shares to the Lock-up Bid or withdraws Common Shares previously tendered thereto in order to deposit or tender such Common Shares to another Take-over Bid or support another transaction.

     (w) "Person" shall mean any individual, firm, partnership, association, trust, trustee, personal representative, body corporate, corporation, unincorporated organization, syndicate or other entity.

     (x) "Record Time" shall mean the close of business on May 1, 2000.

     (y) "Rights Agreement", "hereto", "hereof", "herein", "hereby" and "hereunder" and similar expressions mean and refer to this Rights Agreement as the same may be amended, modified or supplemented at any time or from time to time;

     (z) "Securities Act" shall mean the Securities Act, R.S.A. 1981, c. S-6.1, as amended, and the rules and regulations thereunder, and any comparable or successor laws, rules or regulations thereto.

     (aa) "Separation Time" shall mean, subject to Section 5.1(d), the close of business on the tenth Business Day after the earlier of:

       (i) the Stock Acquisition Date;

       (ii) the date of the commencement of, or first public announcement of the intent of any Person (other than the Corporation or any Subsidiary of the Corporation) to commence a Take-over Bid (other than a Take-over Bid which is a Permitted Bid or a Competing Permitted Bid or a Take-over Bid in respect of which the Board of Directors has waived the application of Section 3.1), provided that, if any Take-over Bid referred to in this clause (ii) expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, such Take-over Bid shall be deemed, for purposes of this Section 1.1(aa), never to have been made; and

       (iii) the date upon which a Permitted Bid ceases to be a Permitted
    Bid;

  or such later date as may be determined by the Board of Directors acting in good faith provided that, if the foregoing results in the Separation Time being prior to the Record Time, the Separation Time shall be the Record Time.

     (bb) "Stock Acquisition Date" shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 141 of the Securities Act) by the Corporation or an Acquiring Person of facts indicating that a Person has become an Acquiring Person.

     (cc) "Subsidiary" of any specified Person shall mean any corporation or other entity controlled by such specified Person.

     (dd) "Take-over Bid" shall mean an Offer to Acquire Common Shares or securities convertible into Common Shares, where the Common Shares subject to the Offer to Acquire, together with the Common Shares into which the securities subject to the Offer to Acquire are convertible, and the Offeror's Securities, constitute in the aggregate 20% or more of the outstanding Common Shares at the date of the Offer to Acquire.

     (ee) "Termination Time" shall mean the time at which the right to exercise Rights shall terminate pursuant to Section 5.1 or 5.18 hereof.

     (ff) "Trading Day", when used with respect to any securities, shall mean a day on which the principal securities exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if the securities are not listed or admitted to trading on any securities exchange, a Business Day.

     (gg) "U.S.-Canadian Exchange Rate" shall mean on any date:

       (i) if on such date the Bank of Canada sets an average noon spot rate of exchange with a conversion of one United States dollar into Canadian dollars, such rate;

       (ii) in any other case, the rate for such date for the conversion of one United States dollar into Canadian dollars which is calculated in the manner which shall be determined by the Board of Directors from time to time acting in good faith.

     (hh) "U.S. Dollar Equivalent" of any amount which is expressed in Canadian dollars shall mean on any day the United States dollar equivalent of such amount determined by reference to the U.S.-Canadian Exchange Rate on such date.

1.2 Currency

   All sums of money which are referred to in this Rights Agreement are expressed in lawful money of Canada.

1.3 Acting Jointly or in Concert

   For purposes of this Rights Agreement, a Person is acting jointly or in concert with another Person if such Person has any agreement, arrangement or understanding (whether formal or informal and whether or not in writing) with such other Person to acquire or Offer to Acquire any Common Shares of the Corporation (other than (i) customary agreements with and between underwriters and banking group or selling group members with respect to a distribution of securities, and (ii) pursuant to a pledge of securities in the ordinary course of business.

1.4 Control

   A Person is "controlled" by another Person or two or more other Persons acting jointly or in concert if:

     (a) in the case of a body corporate, securities entitled to vote in the election of directors of such body corporate carrying more than 50% of the votes for the election of directors are held, directly or indirectly, by or for the benefit of the other Person or Persons acting jointly or in concert and the votes carried by such securities are entitled, if exercised, to elect a majority of the board of directors of such body corporate; or

     (b) in the case of a Person which is not a body corporate, more than 50% of the voting or equity interests of such entity are held, directly or indirectly, by or for the benefit of the other Person or Persons acting jointly or in concert;

and "controls", "controlling" and "under common control with" shall be interpreted accordingly.

                                   ARTICLE 2

                                  The Rights

2.1 Legend on Common Share Certificates

   Certificates for the Common Shares issued after the Record Time but prior to the earlier of the Separation Time and the Expiration Time shall evidence one Right for each Common Share represented thereby and, commencing as soon as reasonably practicable after the Record Time, shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

     Until the Separation Time (as defined in the Rights Agreement referred to below), this certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Shareholder Protection Rights

  Plan Agreement, dated as of May 1, 2000, as such from time to time be amended, restated, varied or replaced, (the "Rights Agreement") between Prudential Steel Ltd. (the "Corporation") and CIBC Mellon Trust Company, as Rights Agent, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the registered office of the Corporation. In certain circumstances, as set forth in the Rights Agreement, such Rights may be amended or redeemed, may expire, may become void (if, in certain cases, they are "Beneficially Owned" by an "Acquiring Person", as such terms are defined in the Rights Agreement, or a transferee thereof) or may be evidenced by separate certificates and may no longer be evidenced by this certificate. The Corporation will mail or arrange for the mailing of a copy of the Rights Agreement to the holder of this certificate, without charge, as soon as practicable after the receipt of a written request therefor.

   Certificates representing Common Shares that are issued and outstanding at the Record Time shall evidence one Right for each Common Share evidenced thereby notwithstanding the absence of the foregoing legend until the earlier of the Separation Time and the Expiration Time.

2.2 Initial Exercise Price; Exercise of Rights; Detachment of Rights

   (a) Subject to adjustment as herein set forth, each Right will entitle the holder thereof, after the Separation Time and prior to the Expiration Time, to purchase, for the Exercise Price, or its U.S. Dollar Equivalent as at the Business Day immediately preceding the day of exercise of the Right, one Common Share.

   (b) Until the Separation Time,

     (i) no Right may be exercised; and

     (ii) each Right will be evidenced by the certificate for the associated Common Share and will be transferable only together with, and will be transferred by a transfer of, such associated share.

   (c) After the Separation Time and prior to the Expiration Time, the Rights
(i) may be exercised; and (ii) will be transferable independent of Common Shares. Promptly following the Separation Time the Rights Agent will mail to each holder of record of Common Shares as of the Separation Time (other than an Acquiring Person and, in respect of any Rights Beneficially Owned by such Acquiring Person which are not held of record by such Acquiring Person, the holder of record of such Rights) at such holder's address as shown by the records of the Corporation (the Corporation hereby agreeing to furnish copies of such records to the Rights Agent for this purpose), (x) a certificate (a "Rights Certificate") in substantially the form of Exhibit A hereto with registration particulars appropriately completed, representing the number of Rights held by such holder at the Separation Time and having such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Corporation may deem appropriate and as are not inconsistent with the provisions of this Rights Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange or quotation system on which the Rights may from time to time be listed or traded, or to conform to usage, and (y) a disclosure statement describing the Rights.

   (d) Rights may be exercised in whole or in part on any Business Day (or on any other day which, in the city at which an Election to Exercise (as hereinafter defined) is duly submitted to the Rights Agent in accordance with this Rights Agreement, is not a Saturday, Sunday or a day that is treated as a holiday in such city) after the Separation Time and prior to the Expiration Time by submitting to the Rights Agent (at its office in Calgary, Alberta or at any other office of the Rights Agent in the cities designated from time to time for that purpose by the Corporation with the approval of the Rights Agent), the Rights Certificate evidencing such Rights together with an election to exercise such Rights (an "Election to Exercise") substantially in the form attached to the Rights Certificate duly completed and executed by the holder or his executors or administrators or other personal representatives or his or their legal attorney duly appointed by an instrument in writing in form and executed in a manner satisfactory to the Rights Agent, accompanied by payment by certified cheque, banker's draft or money order payable to the order of the Corporation, of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for Common Shares in a name other than that of the holder of the Rights being exercised.

   (e) Upon receipt of a Rights Certificate, with an Election to Exercise accompanied by payment as set forth in Section 2.2(d) above, the Rights Agent will thereupon promptly:

     (i) requisition from the transfer agent of the Common Shares certificates for the number of Common Shares to be purchased (the Corporation hereby irrevocably authorizing its transfer agent to comply with all such requisitions);

     (ii) when appropriate, requisition from the Corporation the amount of cash to be paid in lieu of issuing fractional Common Shares;

     (iii) after receipt of the Common Share certificates, deliver the same to or to the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder;

     (iv) when appropriate, after receipt, deliver such cash to or to the order of the registered holder of the Rights Certificate; and

     (v) tender to the Corporation all payments received on the exercise of the Rights.

   (f) In case the holder of any Rights shall exercise less than all the Rights evidenced by such holder's Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised will be issued by the Rights Agent to such holder or to such holder's duly authorized assigns.

   (g) The Corporation covenants and agrees that it will:

     (i) take all such action as may be necessary and within its power to ensure that all Common Shares delivered upon exercise of Rights shall, at the time of delivery of the certificates for such shares (subject to payment of the Exercise Price), be duly and validly authorized, executed, issued and delivered as fully paid and non-assessable;

     (ii) take all such action as may be necessary and within its power to comply with any applicable requirements of the Canada Business Corporations Act, the Securities Act, the securities acts or comparable legislation of each of the other provinces of Canada, and the rules and regulations thereunder and any other applicable law, rule or regulation, in connection with the issuance and delivery of the Rights Certificates and the issuance of any shares upon exercise of Rights;

     (iii) use reasonable efforts to cause all shares issued upon exercise of Rights to be listed on the principal exchanges or traded in the over-the-counter markets on which the shares were traded immediately prior to the Stock Acquisition Date;

     (iv) cause to be reserved and kept available out of its authorized and unissued Common Shares a number of Common Shares that, as provided in this Rights Agreement, will from time to time be sufficient to permit the exercise in full of all outstanding Rights; and

     (v) pay when due and payable any and all Canadian and United States federal, provincial, and state transfer taxes (for greater certainty not including any income taxes of the holder or exercising holder or any liability of the Corporation to withhold tax) and charges which may be payable in respect of the original issuance or delivery of the Rights Certificates or certificates for shares, provided that the Corporation shall not be required to pay any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for shares in a name other than that of the holder of the Rights being transferred or exercised.

2.3 Adjustments to Exercise Price; Number of Rights

   The Exercise Price, the number and kind of shares subject to purchase upon exercise of each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 2.3.

   (a) In the event the Corporation shall at any time after the Record Time and prior to the Expiration Time:

       (i) declare or pay a dividend on the Common Shares payable in Common Shares (or other shares or securities exchangeable for or convertible into or giving a right to acquire Common Shares or other shares) other than pursuant to any optional stock dividend program,

       (ii) subdivide or change the then outstanding Common Shares into a greater number of Common Shares,

       (iii) combine or change the then outstanding Common Shares into a smaller number of Common Shares, or

       (iv) issue any Common Shares (or other shares or securities exchangeable for or convertible into or giving a right to acquire Common Shares or other shares) in respect of, in lieu of or in exchange for existing Common Shares in a reclassification, amalgamation, merger, statutory arrangement or consolidation, the Exercise Price and the number of Rights outstanding, or, if the payment or effective date therefor shall occur after the Separation Time, the securities purchasable upon exercise of Rights shall be adjusted in the manner set forth below. If the Exercise Price and number of Rights outstanding are to be adjusted (x) the Exercise Price in effect after such adjustment shall be equal to the Exercise Price in effect immediately prior to such adjustment divided by the number of Common Shares (or other shares) (the "Expansion Factor") that a holder of one Common Share immediately prior to such dividend, subdivision, change, combination or issuance would hold thereafter as a result thereof and (y) each Right held prior to such adjustment shall become that number of Rights equal to the Expansion Factor, and the adjusted number of Rights will be deemed to be allocated among the Common Shares with respect to which the original Rights were associated (if they remain outstanding) and the shares issued in respect of such dividend, subdivision, change, combination or issuance, so that each such Common Share (or other share) will have exactly one Right associated with it. If the securities purchasable upon exercise of Rights are to be adjusted, the securities purchasable upon exercise of each Right after such adjustment will be the number of securities that a holder of the securities purchasable upon exercise of one Right immediately prior to such dividend, subdivision, change, combination or issuance would hold thereafter as a result thereof. If after the Record Time and prior to the Expiration Time the Corporation shall issue any shares other than Common Shares in a transaction of a type described in Section 2.3(a)(i) or (iv), such shares shall be treated herein as nearly equivalent to Common Shares as may be practicable and appropriate under the circumstances and the Corporation and the Rights Agent agree to amend this Rights Agreement in order to effect, and will not consolidate with, amalgamate with or into or enter into a statutory arrangement with, any other Person unless such Person agrees to be bound by the terms of an amendment effecting such treatment. If an event occurs which would require an adjustment under both this Section 2.3 and Section 3.1 hereof, the adjustment provided for in this Section 2.3 shall be in addition to, and shall be made prior to, any adjustment required pursuant to Section 3.1 hereof.

   In the event the Corporation shall at any time after the Record Time and prior to the Separation Time issue any Common Shares otherwise than in a transaction referred to in the preceding paragraph, each such Common Share so issued shall automatically have one new Right associated with it, which Right shall be evidenced by the certificate representing such share.

   (b) In the event the Corporation shall at any time after the Record Time and prior to the Expiration Time fix a record date for the making of a distribution to all holders of Common Shares of rights or warrants entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for or carrying a right to purchase or subscribe for Common Shares) at a price per Common Share (or, if a security convertible into or exchangeable for or carrying a right to purchase or subscribe for Common Shares, having a conversion, exchange or exercise price (including the price required to be paid to purchase such convertible or exchangeable security or right per share)) less than the Market Price per Common Share on such record date, the Exercise Price shall be adjusted in the manner set forth below. The Exercise Price in effect after such record date shall equal the Exercise Price in effect immediately prior to such record date multiplied by a fraction, of which the numerator shall be the number of Common Shares outstanding on such record date plus the number of Common Shares which the aggregate offering price of the total number of Common Shares so to be offered (and/or the aggregate initial conversion, exchange or exercise price of the convertible or exchangeable securities or rights so to be offered (including the price required to be paid to purchase such convertible or exchangeable securities or rights)) would purchase at such Market Price and of which the denominator shall be the number of Common Shares outstanding on such record date plus the number of additional Common Shares to be offered for subscription or purchase (or into which the convertible or exchangeable securities or rights so to be offered are initially convertible, exchangeable or exercisable). In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of Rights. Such adjustment shall be made successively whenever such a record date is fixed. For purposes of this paragraph (b), the granting of the right to purchase Common Shares (whether from treasury shares or otherwise) pursuant to any dividend or interest reinvestment plan and/or any Common Share purchase plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and/or the investment of periodic optional payments and/or employee benefit or similar plans (so long as such right to purchase is in no case evidenced by the delivery of rights or warrants) shall not be deemed to constitute an issue of rights or warrants by the Corporation; provided, however, that in the case of any dividend or interest reinvestment plan, the right to purchase Common Shares is at a price per share of not less than 90% of the current market price per share (determined as provided in such plans) of the Common Shares.

   (c) In the event the Corporation shall at any time after the Record Time and prior to the Expiration Time fix a record date for the making of a distribution to all holders of Common Shares of evidences of indebtedness or assets (other than a regular periodic cash dividend or a dividend paid in Common Shares) or rights or warrants (excluding those referred to in Section 2.3(b)), the Exercise Price shall be adjusted in the manner set forth below. The Exercise Price in effect after such record date shall equal the Exercise Price in effect immediately prior to such record date less the fair market value (as determined in good faith by the Board of Directors) of the portion of the assets, evidences of indebtedness, rights or warrants so to be distributed applicable to each of the securities purchasable upon exercise of one Right (such determination to be described in a statement filed with the Rights Agent and the holders of the Rights). Such adjustment shall be made successively whenever such a record date is fixed.

   (d) Each adjustment made pursuant to this Section 2.3 shall be made as of:

     (i) the payment or effective date for the applicable dividend, subdivision, change, combination or issuance, in the case of an adjustment made pursuant to paragraph (a) above; and

     (ii) the record date for the applicable dividend or distribution, in the case of an adjustment made pursuant to paragraph (b) or (c) above subject to readjustment to reverse the same if such distribution shall not be made.

   (e) In the event the Corporation shall at any time after the Record Time and prior to the Expiration Time issue any shares (other than Common Shares), or rights or warrants to subscribe for or purchase any such shares, or securities convertible into or exchangeable for any such shares, in a transaction referred to in clause (a)(i) or (a)(iv) above, or if the Corporation shall take any other action (other than the issue of Common Shares) which might have a negative effect on the holders of Rights, if the Board of Directors acting in good faith determines that the adjustments contemplated by paragraphs (a), (b) and (c) above are not applicable or will not appropriately protect the interests of the holders of Rights, the Corporation may determine what other adjustments to the Exercise Price, number of Rights and/or securities purchasable upon exercise of Rights would be appropriate and, if the adjustments contemplated by paragraphs (a), (b) and (c) above are applicable, notwithstanding such paragraphs, the adjustments so determined by the Corporation, rather than the adjustments contemplated by paragraphs (a), (b) and (c) above, shall be made. The Corporation and the Rights Agent shall amend this Rights Agreement in accordance with Section 5.4(b) and (c), as the case may be, to provide for such adjustments.

   (f) Each adjustment to the Exercise Price made pursuant to this Section 2.3 shall be calculated to the nearest cent. Whenever an adjustment to the Exercise Price is made pursuant to this Section 2.3, the Corporation shall:

     (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment;

     (ii) promptly file with the Rights Agent and with each transfer agent for the Common Shares a copy of such certificate; and

     (iii) cause notice of the particulars of such adjustment or change to be given to the holders of the Rights by way of press release or by such other means as the Corporation may determine.

   (g) Irrespective of any adjustment or change in the securities purchasable upon exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the securities so purchasable which were expressed in the initial Rights Certificates issued hereunder.

2.4 Date on Which Exercise is Effective

   Each Person in whose name any certificate for Common Shares is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Common Shares represented thereby on, and such certificate shall be dated, the date upon which the Rights Certificate evidencing such Rights was duly surrendered (together with a duly completed Election to Exercise) and payment of the Exercise Price for such Rights (and any applicable transfer taxes and other governmental charges payable by the exercising holder hereunder) was made; provided, however, that if the date of such surrender and payment is a date upon which the Common Share transfer books of the Corporation are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Common Share transfer books of the Corporation are open.

2.5 Execution, Authentication, Delivery and Dating of Rights Certificates

   (a) The Rights Certificates shall be executed on behalf of the Corporation by any two officers or directors of the Corporation. The signature of any of these officers or directors on the Rights Certificates may be manual or facsimile. Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers or directors of the Corporation shall bind the Corporation, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the countersignature and delivery of such Rights Certificates. Promptly after the Corporation learns of the Separation Time, the Corporation will notify the Rights Agent of such Separation Time and will deliver Rights Certificates executed by the Corporation to the Rights Agent for countersignature, and the Rights Agent shall countersign (manually or by facsimile signature in a manner satisfactory to the Corporation) and mail such Rights Certificates to the holders of the Rights pursuant to Section 2.2(c) hereof. No Rights Certificate shall be valid for any purpose until countersigned by the Rights Agent as aforesaid.

   (b) Each Rights Certificate shall be dated the date of countersignature thereof.

2.6 Registration, Registration of Transfer and Exchange

   (a) The Corporation will cause to be kept a register (the "Rights Register") in which, subject to such reasonable regulations as it may prescribe, the Corporation will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed "Rights Registrar" for the purpose of maintaining the Rights Register for the Corporation and registering Rights and transfers of Rights as herein provided. In the event that the Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times.

   (b) After the Separation Time and prior to the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of Section 2.6(d) below, the Corporation will execute, and the Rights Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificates so surrendered.

   (c) All Rights issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obligations of the Corporation, and such Rights shall be entitled to the same benefits under this Rights Agreement as the Rights surrendered upon such registration of transfer or exchange.

   (d) Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Corporation or the Rights Agent, as the case may be, duly executed by the holder thereof or such holder's attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.6, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

2.7 Mutilated, Destroyed, Lost and Stolen Rights Certificates

   (a) If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, the Corporation shall execute and the Rights Agent shall countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.

   (b) If there shall be delivered to the Corporation and the Rights Agent prior to the Expiration Time (i) evidence to their satisfaction of the destruction, loss or theft of any Rights Certificate and (ii) such security or indemnity as may be required by them in their sole discretion to save each of them and any of their agents harmless, then, in the absence of notice to the Corporation or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, the Corporation shall execute and upon its request the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen.

   (c) As a condition to the issuance of any new Rights Certificate under this
Section 2.7, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) connected therewith.

   (d) Every new Rights Certificate issued pursuant to this Section 2.7 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence an original additional contractual obligation of the Corporation, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Rights Agreement equally and proportionately with any and all other Rights duly issued hereunder.

2.8 Persons Deemed Owners

   The Corporation, the Rights Agent and any agent of the Corporation or the Rights Agent may deem and treat the Person in whose name a Rights Certificate (or, prior to the Separation Time, the associated Common

Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever. As used in this Rights Agreement, unless the context otherwise requires, the term "holder" of any Rights shall mean the registered holder of such Rights (or, prior to the Separation Time, the associated Common Shares).

2.9 Delivery and Cancellation of Certificates

   All Rights Certificates surrendered upon exercise or for redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the Rights Agent. The Corporation may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder which the Corporation may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly cancelled by the Rights Agent. No Rights Certificate shall be countersigned in lieu of or in exchange for any Rights Certificates cancelled as provided in this Section 2.9, except as expressly permitted by this Rights Agreement. The Rights Agent shall, subject to applicable law, destroy all cancelled Rights Certificates and deliver a certificate of destruction to the Corporation.

2.10 Agreement of Rights Holders

   Every holder of Rights by accepting the same consents and agrees with the Corporation and the Rights Agent and with every other holder of Rights that:

     (a) he will be bound by and subject to the provisions of this Rights Agreement, as amended from time to time in accordance with the terms hereof, in respect of all Rights held;

     (b) prior to the Separation Time, each Right will be transferable only together with, and will be transferred by a transfer of, the associated Common Share;

     (c) after the Separation Time, the Rights Certificates will be transferable only on the Rights Register as provided herein;

     (d) prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) for registration of transfer, the Corporation, the Rights Agent and any agent of the Corporation or the Rights Agent may deem and treat the Person in whose name the Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on such Rights Certificate or the associated Common Share certificate made by anyone other than the Corporation or the Rights Agent) for all purposes whatsoever, and neither the Corporation nor the Rights Agent shall be affected by any notice to the contrary;

     (e) such holder of Rights has waived his right to receive any fractional Rights or any fractional shares upon exercise of a Right (except as provided herein);

     (f) subject to the provisions of Section 5.4, without the approval of any holder of Rights and upon the sole authority of the Board of Directors acting in good faith this Rights Agreement may be supplemented or amended from time to time as provided herein; and

     (g) notwithstanding anything in this Rights Agreement to the contrary, neither the Corporation nor the Rights Agent shall have any liability to any holder of a Right or any other Person as a result of its inability to perform any of its obligations under this Rights Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation.

                                   ARTICLE 3

        Adjustments to the Rights in the Event of Certain Transactions

3.1 Flip-in Event

   (a) Subject to Sections 3.1(b), 5.1(b), 5.1(c) and 5.1(d) hereof, in the event that prior to the Expiration Time a Flip-in Event shall occur, the Corporation shall take such action as shall be necessary to ensure and provide, within 10 Business Days thereafter or such longer period as may be required to satisfy the requirements of the applicable securities acts or comparable legislation so that, except as provided below, each Right shall thereafter constitute the right to purchase from the Corporation, upon exercise thereof in accordance with the terms hereof, that number of Common Shares of the Corporation having an aggregate Market Price on the date of consummation or occurrence of such Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 in the event that after such date of consummation or occurrence an event of a type analogous to any of the events described in
Section 2.3 shall have occurred with respect to such Common Shares).

   (b) Notwithstanding the foregoing or any other provisions of this Rights Agreement, upon the occurrence of any Flip-in Event, any Rights that are or were Beneficially Owned on or after the earlier of the Separation Time or the Stock Acquisition Date by:

     (i) an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person); or

     (ii) a transferee, direct or indirect, of an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person) in a transfer made after the date hereof, whether or not for consideration, that the Board of Directors acting in good faith has determined is part of a plan, arrangement or scheme of an Acquiring Person (or any Affiliate or Associate of an Acquiring Person) that has the purpose or effect of avoiding clause (i) of this Section 3.1(b), shall become void and any holder of such Rights (including transferees) shall thereafter have no right to exercise such Rights under any provision of this Rights Agreement and shall not have any other rights whatsoever in respect of such Rights, whether under any provision of this Agreement or otherwise.

   (c) Any Rights Certificate that represents Rights Beneficially Owned by a Person described in either clauses (i) or (ii) of Section 3.1(b) or transferred to any nominee of any such Person, and any Rights Certificate issued upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall contain the following legend:

     The Rights represented by this Rights Certificate were Beneficially Owned by a Person who was an Acquiring Person or who was an Affiliate or an Associate of an Acquiring Person (as such terms are defined in the Rights Agreement) or was acting jointly or in concert with any of them. This Rights Certificate and the Rights represented hereby shall become void in the circumstances specified in Section 3.1(b) of the Rights Agreement provided that the Rights Agent shall not be under any responsibility to ascertain the existence of facts that would require the imposition of such legend but shall be required to impose such legend only if instructed to do so by the Corporation or if a holder fails to certify upon transfer or exchange in the space provided on the Rights Certificate that such holder is not an Acquiring Person or an Affiliate or Associate thereof.

                                   ARTICLE 4

                                The Rights Agent

4.1 General

   (a) The Corporation hereby appoints the Rights Agent to act as agent for the Corporation and the holders of Rights in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Corporation may from time to time appoint such Co-Rights Agents as it may deem necessary or desirable, subject to the approval of the Rights Agent. In the event the Corporation appoints one or more Co-Rights Agents, the respective duties of the Rights Agent and Co-Rights Agents shall be as the Corporation may determine with the approval of the Rights Agent and the Co-Rights Agent. The Corporation agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the execution and administration of this Rights Agreement and the exercise and performance of its duties hereunder (including the reasonable fees and other disbursements of any expert retained by the Rights Agent with the approval of the Corporation, such approval not to be unreasonably withheld). The Corporation also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without negligence, bad faith or wilful misconduct on the part of the Rights Agent, for anything done, suffered or omitted by the Rights Agent in connection with the acceptance, execution and administration of this Rights Agreement and the exercise and performance of its duties hereunder, including legal costs and expenses, which right to indemnification will survive the termination of this Rights Agreement and the resignation or removal of the Rights Agent.

   (b) The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Rights Agreement in reliance upon any certificate for Common Shares, Rights Certificate, certificate for other securities of the Corporation, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

   (c) The Corporation shall inform the Rights Agent in a reasonably timely manner of events which may materially affect the administration of this Rights Agreement by the Rights Agent.

4.2 Merger, Amalgamation or Consolidation or Change of Name of Rights Agent

   (a) Any corporation into which the Rights Agent or any successor Rights Agent may be merged or amalgamated or with which it may be consolidated, or any corporation resulting from any merger, amalgamation or consolidation to which the Rights Agent or any successor Rights Agent is a party, or any corporation succeeding to the shareholder or stockholder services business of the Rights Agent or any successor Rights Agent, will be the successor to the Rights Agent under this Rights Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 4.4 hereof. In case, at the time such successor Rights Agent succeeds to the agency created by this Rights Agreement, any of the Rights Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates have not been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates will have the full force provided in the Rights Certificates and in this Rights Agreement.

   (b) In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights

Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Rights Agreement.


4.3 Duties of Rights Agent

   The Rights Agent undertakes the duties and obligations imposed by this Rights Agreement upon the following terms and conditions, by all of which the Corporation and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

     (a) The Rights Agent may retain and consult with legal counsel (who may be legal counsel for the Corporation), and the opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion; the Rights Agent may also, with the approval of the Corporation (such approval not to be unreasonably withheld) and at the expense of the Corporation, consult with such other experts as the Rights Agent shall consider necessary or appropriate to properly carry out the duties and obligations imposed under this Rights Agreement and the Rights Agent shall be entitled to act and rely in good faith on the advice of any such expert.

     (b) Whenever in the performance of its duties under this Rights Agreement the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Corporation prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by persons believed by the Rights Agent to be any two officers or directors of the Corporation and delivered to the Rights Agent; and such certificate will be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Rights Agreement in reliance upon such certificate.

     (c) The Rights Agent will be liable hereunder only for its own negligence, bad faith or wilful misconduct.

     (d) The Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Rights Agreement or in the certificates for Common Shares or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Corporation only.

     (e) The Rights Agent will not be under any responsibility in respect of the validity of this Rights Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any Common Share certificate or Rights Certificate (except its countersignature thereof); nor will it be responsible for any breach by the Corporation of any covenant or condition contained in this Rights Agreement or in any Rights Certificate; nor will it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Section 3.1(b) hereof) or any adjustment required under the provisions of Section 2.3 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by Section 2.3 describing any such adjustment); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization of any Common Shares to be issued pursuant to this Rights Agreement or any Rights or as to whether any Common Shares will, when issued, be duly and validly authorized, executed, issued and delivered and fully paid and non-assessable.

     (f) The Corporation agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Rights Agreement.

     (g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any persons believed by the Rights Agent to be any two officers or directors of the Corporation, and to apply to such persons for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in reliance upon instructions of any such persons; it is understood that instructions to the Rights Agent shall, except where circumstances make it impracticable or the Rights Agent otherwise agrees, be given in writing and, where not in writing, such instructions shall be confirmed in writing as soon as reasonably possible after the giving of such instructions.

     (h) The Rights Agent and any shareholder or stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in Common Shares, Rights or other securities of the Corporation or become pecuniarily interested in any transaction in which the Corporation may be interested, or contract with or lend money to the Corporation or otherwise act as fully and freely as though it were not Rights Agent under this Rights Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Corporation or for any other legal entity.

     (i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Corporation resulting from any such act, omission, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

4.4 Change of Rights Agent

   The Rights Agent may resign and be discharged from its duties under this Rights Agreement upon 30 days' notice (or such lesser notice as is acceptable to the Corporation) in writing mailed to the Corporation and to each transfer agent of Common Shares by registered or certified mail, and to the holders of the Rights in accordance with Section 5.9. The Corporation may remove the Rights Agent upon 30 days' notice in writing given to the Rights Agent and to each transfer agent of the Common Shares (by personal delivery, or registered or certified mail). If the Rights Agent should resign or be removed or otherwise become incapable of acting, the Corporation will appoint a successor to the Rights Agent. If the Corporation fails to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the resigning Rights Agent (at the Corporation's expense) or any holder of any Rights may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Corporation or by such a court, shall be a corporation incorporated under the laws of Canada or a province thereof authorized to carry on the business of a trust company in the Province of Alberta. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Corporation will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares, and mail a notice thereof in writing to the holders of the Rights. Failure to give any notice provided for in this Section 4.4, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

                                   ARTICLE 5

                                 Miscellaneous

5.1 Redemption and Termination

   (a) The Board of Directors may, with the prior consent of holders of Common Shares or of the holders of Rights given in accordance with Section 5.1(f) or
(g), as the case may be, at any time prior to the occurrence of a Flip-in Event as to which the application of Section 3.1 has not been waived pursuant to the provisions of this Section 5.1, elect to redeem all but not less than all of the then outstanding Rights at a redemption price of $.00001 per Right appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 in the event that an event of the type analogous to any of the events described in Section 2.3 shall have occurred (such redemption price being herein referred to as the "Redemption Price").

   (b) The Board of Directors may, with the prior consent of the holders of Common Shares given in accordance with Section 5.1(f), determine, at any time prior to the occurrence of a Flip-in Event as to which the application of
Section 3.1 has not been waived pursuant to this Section 5.1, if such Flip-in Event would occur by reason of an acquisition of Common Shares otherwise than pursuant to a Take-over Bid made by means of a take-over bid circular sent to all holders of record of Common Shares and otherwise than in the circumstances set forth in Section 5.1(d), to waive the application of Section 3.1 to such Flip-in Event. In the event that the Board of Directors proposes such a waiver, the Board of Directors shall extend the Separation Time to a date subsequent to and not more than ten Business Days following the meeting of shareholders called to approve such waiver.

   (c) The Board of Directors may, prior to the occurrence of a Flip-in Event as to which the application of Section 3.1 has not been waived under this clause, determine, upon prior written notice to the Rights Agent, to waive the application of Section 3.1 to that Flip-in Event provided that the Flip-in Event would occur by reason of a Take-over Bid made by means of a take-over bid circular sent to all holders of record of Common Shares; further provided that if the Board of Directors waives the application of Section 3.1 to a Flip-in Event occurring by reason of a Take-over Bid made by means of a take-over bid circular sent to all holders of record of Common Shares, the Board of Directors shall be deemed to have waived the application of Section 3.1 to any other Flip-in Event occurring by reason of any Take-over Bid made by means of a take-over bid circular to all holders of record of Common Shares which is made prior to the expiry of any Take-over Bid in respect of which a waiver is, or is deemed to have been, granted under this Section 5.1(c).

   (d) The Board of Directors may, in respect of any Flip-in Event, waive the application of Section 3.1 to that Flip-in Event, provided that both of the following conditions are satisfied:

     (i) the Board of Directors has determined that the Acquiring Person became an Acquiring Person by inadvertence and without any intent or knowledge that it would become an Acquiring Person; and

     (ii) such Acquiring Person has reduced its Beneficial Ownership of Common Shares such that at the time of waiver pursuant to this Section 5.1(d) it is no longer an Acquiring Person and in the event of any such waiver, for the purposes of this Rights Agreement, such Flip-in Event shall be deemed not to have occurred and the Separation Time shall be deemed not to have occurred as a result of such Person having inadvertently become an Acquiring Person.

   (e) The Board of Directors shall, without further formality, be deemed to have elected to redeem the Rights at the Redemption Price on the date that a Person who has made a Permitted Bid or a Take-over Bid in respect of which the Board of Directors has waived, or is deemed to have waived, pursuant to Section 5.1(c), the application of Section 3.1, takes up and pays for the Common Shares pursuant to the terms and conditions of the Permitted Bid or Take-over Bid, as the case may be.

   (f) If a redemption of Rights pursuant to Section 5.1(a) or a waiver of a Flip-in Event pursuant to Section 5.1(b) is proposed at any time prior to the Separation Time, such redemption or waiver shall be submitted for approval to the holders of Common Shares. Such approval shall be deemed to have been given if the redemption or waiver is approved by the affirmative vote of a majority of the votes cast by Independent Shareholders represented in person or by proxy at a meeting of such holders duly held in accordance with applicable laws and the Corporation's by-laws.

   (g) If a redemption of Rights pursuant to Section 5.1(a) is proposed at any time after the Separation Time, such redemption shall be submitted for approval to the holders of Rights. Such approval shall be deemed to have been given if the redemption is approved by holders of Rights by a majority of the votes cast by the holders of Rights represented in person or by proxy at and entitled to vote at a meeting of such holders. For the purposes hereof, each outstanding Right (other than Rights which are Beneficially Owned by any Person referred to in clauses (i) to (v) inclusive of the definition of Independent Shareholders) shall be entitled to one vote, and the procedures for the calling, holding and conduct of the meeting shall be those, as nearly as may be, which are provided in the Corporation's by-laws and the Canada Business Corporations Act with respect to meetings of shareholders of the Corporation.

   (h) Where a Take-over Bid that is not a Permitted Bid is withdrawn or otherwise terminated after the Separation Time has occurred and prior to the occurrence of a Flip-in Event, the Board of Directors may elect to redeem all the outstanding Rights at the Redemption Price. Notwithstanding such redemption, all of the provisions of this Rights Agreement shall continue to apply as if the Separation Time had not occurred and it shall be deemed not to have occurred and Rights shall remain attached to the outstanding Common Shares, subject to and in accordance with the provisions of this Rights Agreement.

   (i) If the Board of Directors elects or is deemed to have elected to redeem the Rights, and, in circumstances where Section 5.1(a) is applicable, such redemption is approved by the holders of Common Shares or the holders of Rights in accordance with Section 5.1(f) or (g), as the case may be, the right to exercise the Rights will thereupon, without further action and without notice, terminate and the only right thereafter of the holders of Rights will be to receive the Redemption Price.

   (j) Within 10 Business Days after the Board of Directors electing or having been deemed to have elected to redeem the Rights or, if Section 5.1(a) is applicable within 10 Business Days after the holders of Common Shares or the holders of Rights have approved a redemption of Rights in accordance with
Section 5.1(f) or (g), as the case may be, the Corporation shall give notice of redemption to the holders of the then outstanding Rights by mailing such notice to each such holder at its last address as it appears upon the register of the Rights Agent or, prior to the Separation Time, on the register of the Transfer Agent for the Common Shares. Any notice which is mailed in the manner herein provided will be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. The Corporation may not redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 5.1 or in connection with the purchase of Common Shares prior to the Separation Time.

5.2 Expiration

   No Person shall have any rights pursuant to this Rights Agreement or in respect of any Right after the Expiration Time, except the Rights Agent as specified in Section 4.1(a) of this Rights Agreement.

5.3 Issuance of New Rights Certificates

   Notwithstanding any of the provisions of this Rights Agreement or of the Rights to the contrary, the Corporation may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the number of or kind or class of shares purchasable upon exercise of Rights made in accordance with the provisions of this Rights Agreement.

5.4 Supplements and Amendments

   (a) The Corporation may make amendments to this Rights Agreement to correct any clerical or typographical error or which are required to maintain the validity of this Rights Agreement as a result of any change in any applicable legislation, rules or regulations thereunder. The Corporation may, prior to the date of the shareholders' meeting referred to in Section 5.18 or any adjournment thereof, supplement, amend, vary, rescind or delete any of the provisions of this Rights Agreement without the approval of any holders of Rights or Common Shares (whether or not such action would materially adversely affect the interests of the holders of Rights generally) where the Board of Directors acting in good faith deems such action necessary or desirable. Notwithstanding anything in this Section 5.4 to the contrary, no such supplement or amendment shall be made to the provisions of Article 4 except with the written concurrence of the Rights Agent to such supplement or amendment.

   (b) Subject to Section 5.4(a), the Corporation may, with the prior consent of the holders of Common Shares obtained as set forth below, at any time prior the Separation Time, supplement, amend, vary, rescind or delete any of the provisions of this Rights Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally). Such consent shall be deemed to have been given if the action requiring such approval is authorized by the affirmative vote of a majority of the votes cast by Independent Shareholders present or represented at and entitled to be voted at a meeting of the holders of Common Shares duly called and held in compliance with applicable laws and the articles and by-laws of the Corporation.

   (c) The Corporation may, with the prior consent of the holders of Rights, at any time on or after the Separation Time, supplement, amend, vary, rescind or delete any of the provisions of this Rights Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally), provided that no such amendment, variation or deletion shall be made to the provisions of Article 4 except with the written concurrence of the Rights Agent thereto. Such consent shall be deemed to have been given if such amendment, variation or deletion is authorized by the affirmative votes of the holders of Rights present or represented at and entitled to be voted at a meeting of the holders and representing 50% plus one of the votes cast in respect thereof.

   (d) Any approval of the holders of Rights shall be deemed to have been given if the action requiring such approval is authorized by the affirmative votes of the holders of Rights present or represented at and entitled to be voted at a meeting of the holders of Rights and representing a majority of the votes cast in respect thereof. For the purposes hereof, each outstanding Right (other than Rights which are void pursuant to the provisions hereof) shall be entitled to one vote, and the procedures for the calling, holding and conduct of the meeting shall be those, as nearly as may be, which are provided in the Corporation's by-laws and the Canada Business Corporations Act with respect to meetings of shareholders of the Corporation.

   (e) Any amendments made by the Corporation to this Rights Agreement pursuant to Section 5.4(a) which are required to maintain the validity of this Rights Agreement as a result of any change in any applicable legislation, rules or regulation thereunder shall:

       (i) if made before the Separation Time, be submitted to the shareholders of the Corporation at the next meeting of shareholders and the shareholders may, by the majority referred to in Section 5.4(b), confirm or reject such amendment;

       (ii) if made after the Separation Time, be submitted to the holders of Rights at a meeting to be called for on a date not later than immediately following the next meeting of shareholders of the Corporation and the holders of Rights may, by resolution passed by the majority referred to in Subsection 5.4(d), confirm or reject such amendment.

   Any such amendment shall be effective from the date of the resolution of the Board of Directors adopting such amendment, until it is confirmed or rejected or until it ceases to be effective (as described in the next sentence) and, where such amendment is confirmed, it continues in effect in the form so confirmed. If such amendment is rejected by the shareholders or the holders of Rights or is not submitted to the shareholders or holders of Rights as required, then such amendment shall cease to be effective from and after the termination of the meeting at which it was rejected or to which it should have been but was not submitted or from and after the date of the meeting of holders of Rights that should have been but was not held, and no subsequent resolution of the Board of Directors to amend this Rights Agreement to substantially the same effect shall be effective until confirmed by the shareholders or holders of Rights as the case may be.

5.5 Fractional Rights and Fractional Shares

   (a) The Corporation shall not be required to issue fractions of Rights or to distribute Rights Certificates which evidence fractional Rights. After the Separation Time there shall be paid to the registered holders of the Rights Certificates with regard to which fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the Market Price of a whole Right in lieu of such fractional Rights as of the date such fractional Rights would otherwise be issuable.

   (b) The Corporation shall not be required to issue fractional Common Shares upon exercise of the Rights or to distribute certificates which evidence fractional Common Shares. In lieu of issuing fractional Common Shares, the Corporation shall pay to the registered holder of Rights Certificates at the time such Rights are exercised as herein provided, an amount in cash equal to the same fraction of the Market Price of one Common Share at the date of such exercise.

5.6 Rights of Action

   Subject to the terms of this Rights Agreement, rights of action in respect of this Rights Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective holders of the Rights; and any holder of any Rights, without the consent of the Rights Agent or of the holder of any other Rights, may, on such holder's own behalf and for such holder's own benefit and the benefit of other holders of Rights, enforce, and may institute and maintain any suit, action or proceeding against the Corporation to enforce, or otherwise act in respect of, such holder's right to exercise such holder's Rights, or Rights to which he is entitled, in the manner provided in this Rights Agreement and in such holder's Rights Certificate. Without limiting the foregoing or any remedies available to the holders of Rights it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Rights Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of, the obligations of any Person subject to this Rights Agreement.

5.7 Holder of Rights Not Deemed a Shareholder

   No holder, as such, of any Rights shall be entitled to vote, receive dividends or be deemed for any purpose the holder of Common Shares or any other securities which may at any time be issuable on the exercise of Rights, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights, as such, any of the rights of a shareholder of the Corporation or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting Shareholders (except as provided in Section 5.8 hereof), or to receive dividends or subscription rights or otherwise, until such Rights, or Rights to which such holder is entitled, shall have been exercised in accordance with the provisions hereof.

5.8 Notice of Proposed Actions

   In case the Corporation shall propose after the Separation Time and prior to the Expiration Time:

     (a) to effect or permit (in cases where the Corporation's permission is required) any Flip-in Event; or

     (b) to effect the liquidation, dissolution or winding up of the Corporation or the sale of all or substantially all of the Corporation's assets, then, in each such case, the Corporation shall give to each holder of a Right, in accordance with Section 5.9 hereof, a notice of such proposed action, which shall specify the date on which such Flip-in Event, liquidation, dissolution, or winding up is to take place, and such notice shall be so given at least 10 Business Days prior to the date of taking of such proposed action by the Corporation.

5.9 Notices

   Notices or demands to be given or made in connection with this Rights Agreement by the Rights Agent or by the holder of any Rights to or on the Corporation shall be sufficiently given or made if delivered or sent by mail, postage prepaid or by fax (with, in the case of fax, an original copy of the notice or demand sent by first class mail, postage prepaid, to the Corporation following the giving of the notice or demand by fax), addressed (until another address is filed in writing with the Rights Agent) as follows:

       Prudential Steel Ltd.
       Suite 1800 SunLife Plaza
       140--4th Avenue S.W.
       Calgary, Alberta T2P 3N3
       Attention: President
       Fax: (403) 265-3426
       Phone: (403) 267-0328

   Notices or demands to be given or made in connection with this Rights Agreement by the Corporation or by the holder of any Rights to or on the Rights Agent shall be sufficiently given or made if delivered or sent by mail, postage prepaid, or by fax (with, in the case of fax, an original copy of the notice or demand sent by first class mail, postage prepaid, to the Rights Agent following the giving of the notice or demand by fax), addressed (until another address is filed in writing with the Corporation) as follows:

       CIBC Mellon Trust Company
       Suite 600, 333--7th Avenue S.W.
       Calgary, Alberta T2P 2Z1
       Attention: Manager, Client Services
       Fax: (403) 264-2100
       Phone: (403) 232-2400

   Notices or demands to be given or made in connection with this Rights Agreement by the Corporation or the Rights Agent to or on the holder of any Rights shall be sufficiently given or made if delivered or sent by first class mail, postage prepaid, addressed to such holder at the address of such holder as it appears upon the register of the Rights Agent or, prior to the Separation Time, on the register of the Corporation for the Common Shares.

   Any notice given or made in accordance with this Section 5.9 shall be deemed to have been given and to have been received on the day of delivery, if so delivered, on the third Business Day (excluding each day during which there exists any general interruption of postal service due to strike, lockout or other cause) following the mailing thereof, if so mailed, and on the day of faxing (provided such sending is during the normal business hours of the addressee on a Business Day and if not, on the first Business Day thereafter). Each of the Corporation and the Rights Agent may from time to time change its address for notice by notice to the other given in the manner aforesaid.

   If mail service is or is threatened to be interrupted at a time when the Corporation or the Rights Agent wishes to give a notice or demand hereunder to or on the holders of the Rights, the Corporation or the Rights Agent may, notwithstanding the foregoing provisions of this Section 5.9, give such notice by means of publication once in each of two successive weeks in the business section of the Financial Post and, if the Corporation has a transfer agent in the United States, in a daily publication in the United States designated by the Corporation, or in such other publication or publications as may be designated by the Corporation and notice so published shall be deemed to have been given on the date on which the first publication of such notice in any such publication has taken place.

5.10 Costs of Enforcement

   The Corporation agrees that if the Corporation fails to fulfil any of its obligations pursuant to this Rights Agreement, then the Corporation will reimburse the holder of any Rights for the costs and expenses (including legal fees) incurred by such holder in actions to enforce his rights pursuant to any Rights or this Rights Agreement.

5.11 Successors

   All the covenants and provisions of this Rights Agreement by or for the benefit of the Corporation or the Rights Agent shall bind and enure to the benefit of their respective successors and assigns hereunder.

5.12 Benefits of this Rights Agreement

   Nothing in this Rights Agreement shall be construed to give to any Person other than the Corporation, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Rights Agreement; but this Rights Agreement shall be for the sole and exclusive benefit of the Corporation, the Rights Agent and the holders of the Rights.

5.13 Descriptive Headings

   Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

5.14 Governing Law

   This Rights Agreement and each Right issued hereunder shall be deemed to be a contract made under the laws of the Province of Alberta and for all purposes shall be governed by and construed in accordance with the laws of such Province applicable to contracts to be made and performed entirely within such Province.

5.15 Language

   Les parties aux presentes ont exige que la presente convention ainsi que tous les documents et avis qui s'y rattachent et/ou qui en decouleront soient rediges en langue anglaise. The parties hereto have required that this Rights Agreement and all documents and notices related thereto and/or resulting therefrom be drawn up in the English language.

5.16 Counterparts

   This Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5.17 Severability

   If any term or provision hereof or the application thereof to any circumstance is, in any jurisdiction and to any extent, invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

5.18 Effective Date and Shareholder Review

   This Rights Agreement is effective as at and after the Record Time. If this Rights Agreement is not confirmed by resolution passed by a majority of the votes cast by Independent Shareholders who vote in respect of adoption of this Rights Agreement at the 2000 Annual Meeting, then this Rights Agreement shall terminate and be void and of no further force and effect as at and after the Record Time. At or prior to the annual meeting of shareholders of the Corporation in the year 2003, provided that a Flip-in Event has not occurred prior to such time, the Board of Directors may submit a resolution ratifying the continued existence of this Rights Agreement to the Independent Shareholders for their consideration and, if thought advisable, approval. Unless a majority of the votes cast by Independent Shareholders who vote in respect of such resolution are voted in favour of the continued existence of this Rights Agreement, this Rights Agreement and all outstanding Rights shall terminate and be of no further force and effect as at and after the termination of such annual meeting.

5.19 Regulatory Approvals

   Any obligation of the Corporation or action or event contemplated by this Rights Agreement shall be subject to the receipt of any requisite approval or consent from any governmental or regulatory authority. Without limiting the generality of the foregoing, any issuance or delivery of debt or equity securities (other than non-convertible debt securities) of the Corporation upon the exercise of Rights and any amendment or supplement to this Rights Agreement shall be subject to the prior consent of The Toronto Stock Exchange and any other stock exchange on which the Common Shares may then be listed.

5.20 Transition

   In order to provide for an appropriate transition between the Original Plan and the Rights Plan, the provisions of this Rights Agreement shall be deemed to apply to any event or circumstance arising before the expiry of the Original Plan to which any of the provisions of the Original Plan applied (including, without limitation, the definitions of an "Acquiring Person", "Flip-in Event", "Permitted Bid", "Separation Time" and "Stock Acquisition Date") notwithstanding the fact that such event or circumstance occurred prior to this Rights Agreement coming into effect.

5.21 Determinations and Actions by the Board of Directors

   All actions and determinations (including all omissions with respect to the foregoing) which are done or made by the Board of Directors, in good faith pursuant to or in connection with the administration of this Rights Agreement, shall not subject any member of the Board of Directors to any liability whatsoever to the holders of the Rights.

   IN WITNESS WHEREOF, the parties hereto have caused this Rights Agreement to be duly executed as of the date first above written.

                                          Prudential Steel Ltd.

                                          Per: ________________________________
                                            Name:
                                            Title:

                                          Per: ________________________________
                                            Name:
                                            Title:

                                          CIBC Mellon Trust Company

                                          Per: ________________________________
                                            Name:
                                            Title:

                                          Per: ________________________________
                                            Name:
                                            Title:

                                   EXHIBIT A

                           FORM OF RIGHTS CERTIFICATE

Certificate No.                                                           Rights

   THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE CORPORATION, ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. IN CERTAIN CIRCUMSTANCES (SPECIFIED IN SECTION 3.1(b) OF THE RIGHTS AGREEMENT), RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON OR TRANSFEREES OF AN ACQUIRING PERSON OR ITS AFFILIATES OR ASSOCIATES (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) OR ANY PERSON ACTING JOINTLY OR IN CONCERT WITH ANY OF THEM, MAY BECOME VOID.

                               Rights Certificate

   This certifies that                 , or registered assigns, is the
registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the Shareholder Protection Rights Plan Agreement dated as of May 1, 2000, as such may from time to time be amended, restated, (the "Rights Agreement") between Prudential Steel Ltd., a corporation incorporated under the laws of the Province of Alberta (the "Corporation") and CIBC Mellon Trust Company, a trust company incorporated under the laws of Canada, as Rights Agent (the "Rights Agent"), which term shall include any successor Rights Agent under the Rights Agreement, to purchase from the Corporation at any time after the Separation Time (as such term is defined in the Rights Agreement) and prior to the earlier of (i) the Termination Time (as such term is defined in the Rights Agreement) and (ii) the termination of the annual meeting of the Corporation in the year 2003, one fully paid common share of the Corporation (a "Common Share") at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate together with the Form of Election to Exercise duly executed to the Rights Agent at its principal office in Calgary, Alberta or in such other cities as may be designated by the Corporation from time to time. The Exercise Price shall initially be CDN $100.00 per Right and shall be subject to adjustment in certain events as provided in the Rights Agreement.

   In certain circumstances described in the Rights Agreement, the number of Common Shares which each Right entitles the registered holder thereof to purchase shall be adjusted as provided in the Rights Agreement.

   This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Rights Agent, the Corporation and the holders of the Rights Certificates. Copies of the Rights Agreement are on file at the registered office of the Corporation and are available upon written request.

   This Rights Certificate, with or without other Rights Certificates, upon surrender at any of the offices of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates surrendered. If this Rights Certificate shall be exercised in part, the registered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

   Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate may be redeemed by the Corporation at a redemption price of $.00001 per Right, subject to adjustment in certain events, under certain circumstances at its option.

   No fractional Common Shares will be issued upon the exercise of any Rights evidenced hereby, but in lieu thereof a cash payment will be made, as provided in the Rights Agreement.

   No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of Common Shares or of any other securities which may at any time be issuable upon the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the Rights of a shareholder of the Corporation or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised as provided in the Rights Agreement.

   This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

   WITNESS the facsimile signature of the proper officers of the Corporation and its corporate seal.

Date: _______________________________

                                          Prudential Steel Ltd.


                                          By:__________________________________
                                                    Authorized Officer


                                          By:__________________________________
                                                    Authorized Officer

Countersigned:

                                          CIBC Mellon Trust Company


                                          By:__________________________________
                                                    Authorized Officer

                              FORM OF ASSIGNMENT

   (To be executed by the registered holder if such holder desires to transfer the Rights represented by this Rights Certificate.)

   FOR VALUE RECEIVED           hereby sells, assigns and transfers to

                 (Please print name and address of transferee)

the Rights represented by this Rights Certificate, together with all right, title and interest therein, and hereby irrevocably constitutes and appoints as attorney, to transfer the within Rights on the books of the Corporation, with full power of substitution.

Dated: ______________________________

Signature Guaranteed:

                                          _____________________________________
                                          Signature

                                          (Signature must correspond to name
                                          as written upon the face of this
                                          Rights Certificate in every
                                          particular, without alteration or
                                          enlargement or any change
                                          whatsoever.)

   Signature must be guaranteed by a Canadian chartered bank, a Canadian trust company, a member of a recognized stock exchange or a member of the Securities Transfer Association Medallion (STAMP) Program.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - - - - - - - - - - - - - - - - - - - - - -
                           (To be completed if true)

   The undersigned hereby represents, for the benefit of all holders of Rights and Common Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof or by any Person acting jointly or in concert with any of the foregoing (all capitalized terms are used as defined in the Rights Agreement).

Dated: ______________________________     Signature: __________________________

                                    NOTICE

   In the event the certification set forth above in the Form of Election to Exercise is not completed upon exercise of the Right(s) evidenced hereby or in the event that the certification set forth above in the Form of Assignment is not completed upon the assignment of the Right(s) evidenced hereby, the Corporation will deem the Beneficial Owner of the Right(s) evidenced by this Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) and, in the case of an assignment, will affix a legend to that effect on any Rights Certificates issued in exchange for this Rights Certificate.


                  (To be attached to each Rights Certificate)

                          FORM OF ELECTION TO EXERCISE

TO: PRUDENTIAL STEEL LTD.

   The undersigned hereby irrevocably elects to exercise        whole Rights
represented by the attached Rights Certificate to purchase the Common Shares (or other securities or property) issuable upon the exercise of such Rights and requests that certificates for such shares (or other securities or title to such property) be issued in the name of:

                     -------------------------------------
                     (Name)

                     -------------------------------------
                     (Street)

                     -------------------------------------
                     (City and State or Province)

                     -------------------------------------
                     (Country, Postal Code or Zip Code)

                     -------------------------------------
                     SOCIAL INSURANCE, SOCIAL SECURITY OR
                     OTHER TAXPAYER IDENTIFICATION NUMBER

   If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

                     -------------------------------------
                     (Name)

                     -------------------------------------
                     (Street)

                     -------------------------------------
                     (City and State or Province)

                     -------------------------------------
                     (Country, Postal Code or Zip Code)

                     -------------------------------------
                     SOCIAL INSURANCE, SOCIAL SECURITY OR
                     OTHER TAXPAYER IDENTIFICATION NUMBER

Dated: ______________________________

Signature Guaranteed:

                                          ---------------------------------
                                          Signature

                                          (Signature must correspond to name
                                          as written upon the face of this
                                          Rights Certificate in every
                                          particular, without alteration or
                                          enlargement or any change
                                          whatsoever.)

   Signature must be guaranteed by a Canadian chartered bank, a Canadian trust company, a member of a recognized stock exchange or a member of the Securities Transfer Association Medallion (STAMP) Program.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - - - - - - - - - - - - - - - - - - - - -
                           (To be completed if true)

   The undersigned hereby represents, for the benefit of all holders of Rights and Common Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof or by any Person acting jointly or in concert with any of the foregoing (all capitalized terms are used as defined in the Rights Agreement).

Dated: ______________________________     Signature: __________________________

                                     NOTICE

   In the event the certification set forth above in the Form of Election to Exercise is not completed upon exercise of the Right(s) evidenced hereby or in the event that the certification set forth above in the Form of Assignment is not completed upon the assignment of the Right(s) evidenced hereby, the Corporation will deem the Beneficial Owner of the Right(s) evidenced by this Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) and, in the case of an assignment, will affix a legend to that effect on any Rights Certificates issued in exchange for this Rights Certificate.

                             Prudential Information

               Renewal Annual Information Form Dated May 15, 2000

                                    Renewal

                            Annual Information Form

                               dated May 15, 2000

                                 INCORPORATION

   Prudential Steel Ltd. ("Prudential" or the "Corporation") was incorporated under the Companies Act (Alberta) on April 4, 1966 and continued under the Business Corporations Act (Alberta) on May 24, 1983. On February 2, 1994, the Articles of the Corporation were amended to, among other things, subdivide the issued and outstanding common shares, increase the authorized share capital to include an unlimited number of common shares and an unlimited number of preferred shares, issuable in series, and remove the private company restrictions. In 1994, Prudential Steel's owner, Dofasco Inc., divested its ownership of Prudential by way of a public secondary offering of 10 million common shares for an aggregate of $100 million. Prudential's common shares began trading April 8, 1994 on the Toronto Stock Exchange under the symbol "PTS." On October 28, 1997, the Articles of the Corporation were amended to split the common shares on a three for one basis. On May 7, 1999, the Articles of the Corporation were amended and restated to permit a shareholders' meeting to be held outside of Alberta.

   The head and principal office of the Corporation is located at #1800 SunLife Plaza, 140--4th Avenue S.W., Calgary, Alberta, T2P 3N3 and the registered office of the Corporation is located at 4500, 855--2nd Street S.W., Calgary, Alberta, T2P 4K7. Prudential owns 100 per cent of its U.S. subsidiary, Prudential Steel Inc., which is located at 1205 Prudential Blvd., P.O. Box 1846, Longview, Washington 98632. Prudential Steel Inc. is incorporated in the state of Washington.

                      GENERAL DEVELOPMENT OF THE BUSINESS

   Prudential is one of North America's leading producers of high quality energy and industrial tubular products.

   Prudential was originally incorporated to produce pipe for the energy sector. The first pipe mill, Mill #1 in southeast Calgary, had an annual capacity of 60,000 tonnes. Mill #2 was built in 1975 increasing production capacity to 153,000 tonnes. Threading and upsetting facilities were added in 1979, setting the stage for future growth and improvement of the cost structure. In 1983 Mill #2 capacity was increased resulting in a total annual capacity of 200,000 tonnes. In 1991 Prudential became the first company in North America to install a Central Tooling Adjustment system. This system improved yield and product quality, reduced changeover time and increased the product range. In 1994 Prudential opened Mill #3 expanding the total capacity to 240,000 tonnes. The original Mill #1 was decommissioned in 1995. In 1996 Prudential installed a new solid state welder in Mill #3 to increase mill speeds, produce higher quality product and reduce operating costs. Also in 1996 a new 100,000 square foot Hollow Structural Sections storage facility was constructed to increase production flexibility while balancing customer needs. During 1997 Prudential selected Longview, Washington as the site for a 100,000 tonne capacity tubular manufacturing facility. Late in 1997 Mill #1 was re-commissioned, providing 60,000 tonnes of additional capacity. During 1998 a new spiral accumulator and finishing line upgrades to Mill #2 increased throughput by 20,000 tonnes, bringing Prudential's Calgary operations to a total of 400,000 tonnes of annual manufacturing capacity. In 1998 construction of the Longview facility was started, with initial production of Hollow Structural Sections commencing late in the same year. In March 1999 the finishing line of the Longview mill was completed, allowing the ability to produce line pipe, Oil Country Tubular Goods and standard pipe. The new Longview mill features the latest in tubular manufacturing technology and has an annual operating capacity of 100,000 metric tonnes. In mid 1999 construction of a new steel coil slitter commenced at Longview, to be operational by summer 2000.

                          DESCRIPTION OF THE BUSINESS

General

   Prudential produces tubular products for three primary applications in western Canada and the U.S. Pacific Northwest: (1) energy related products for the upstream oil and gas exploration and development market; (2) industrial products for commercial construction, equipment manufacture, mining and forestry; and (3) conversion for other steel pipe producers.

   The Corporation has two segments for financial reporting purposes based upon geographical location. The Canadian operation, serving primarily western Canada, is based in Calgary, Alberta. The U.S. operation, serving primarily the U.S. Pacific Northwest, is based in Longview, Washington.

   The current combined annual capacity of the Corporation's facilities in Calgary, Alberta and Longview, Washington is approximately 500,000 tonnes.

Principal Products

1. Energy Related Products

   Energy related products are comprised of Oil Country Tubular Goods ("OCTG") which are used in drilling and completing oil and gas wells, and line pipe which is used to tie oil and gas wells into gathering systems.

 Oil Country Tubular Goods

   OCTG products include both casing and tubing used in the drilling and completion stages for both oil and gas. Casing products are used to provide support for the walls of the hole during and after drilling. Tubing is used to transport oil or gas to the surface once the well is completed and producing.

   OCTG products are manufactured to serve either low strength or high strength applications. The low-strength application products have yield strengths of less than or equal to 55,000 PSI, while high-strength products are anything above 55,000 PSI. OCTG products are produced by either welding steel coils longitudinally (electric resistance welding or "ERW") or by the seamless method whereby a steel bar is made into a pipe by forging. The ERW product dominates low-strength applications, while traditionally seamless products have supplied the high-strength applications.

   Prudential is a major supplier of low-strength OCTG in western Canada and the western U.S. Prudential produces casing in sizes ranging from 4 1/2 to 12 3/4 inches and tubing in sizes ranging from 2 3/8 to 4 1/2 inches. The OCTG products are generally sold through distributors to oil and gas companies engaged in exploration and development.

 Line Pipe

   Line pipe is the other product manufactured for use in the oil and gas sector. It is used to transport oil or gas from the well to processing facilities or transmission lines. These "gathering lines" are typically small to medium in diameter, ranging from 2 3/8 to 16 inches outside diameter.

   Prudential supplies line pipe in sizes ranging from 2 3/8 to 12 3/4 inches outside diameter. Pipe materials that resist stress corrosion cracking ("SCC") and hydrogen induced cracking ("HIC") add to the product line. Line pipe is sold directly or through distributors to oil and gas companies and companies which operate oil and gas distribution systems. Line pipe is generally produced as required for specific projects, however, Prudential also maintains inventories of line pipe in order to meet immediate customer needs.

2. Industrial Products

 Hollow Structural Sections (HSS)

   HSS are round, square or rectangular shaped steel tubes used in industrial and commercial construction and equipment manufacturing applications. They are produced in Calgary's Mill #2 and Mill #3 in sizes ranging from one to 10 inches square and corresponding rectangles and in various wall thicknesses. Hollow Structural Sections are generally sold to steel service centres that inventory the product and further process the tube according to customer needs. Prudential carries inventories for its service centre customers for competitive reasons and for the purposes of balancing mill loading.

   Prudential's Longview facility dedicates approximately 55 per cent of its production mix towards HSS. It manufactures HSS in a range from two through 8 inches square. Standard pipe is also produced in the Longview facility and is intended for use in steam, water, air and gas lines. The Longview facility produces standard pipe in sizes from 2 3/8 inches through 10 3/4 inches outside diameter.

3. Skelp Conversion

   An area of business that allows Prudential to improve mill utilization by balancing mill loading is through converting steel into finished products for other pipe manufacturers. Other manufacturers ship their steel to Prudential where it is converted into OCTG, line pipe or HSS and shipped back for sale through their respective distributor network or sales force.

   Skelp conversion contracts serve to increase the base load of the mill and improve profitability. This results in longer production runs and increased yields due to the lower number of changeovers.

4. Other Products

   Other products include all non-prime products such as commercial pipe and scrap that are incidental by-products of normal production and volumes are directly related to total production. These other products are sold under contract to commercial pipe and scrap distributors based on current market prices.

Market

   The following table lists Prudential's major products, their primary end uses, customers and approximate ranges of percentage share of total sales volume shipped:

                                                                                    Approximate
                                                                                   Share of Total
        Product                      End Use                    Customers            Sales (1)
        -------                      -------                    ---------          --------------
Energy Related Products   --downhole exploration for    --oil and gas companies        69-80%
 (OCTG and line pipe)      and production of oil and    --transmission companies
                           gas
                          --transporting oil and gas
                           to processing and
                           transmission lines
Industrial products       --support structures in       --service centres               9-20%
 (HSS, standard pipe and   construction, fabrication    --agricultural OEMs
 piling pipe)              and agricultural industries  --construction/engineering
                           --plumbing-related uses       firms
                                                        --fabricators
Skelp conversion          --HSS, OCTG, line pipe        --other pipe manufacturers      2-14%
Other                     --commercial pipe                                             8-10%
                          --scrap

Notes:

(1) Based on sales volume shipped during the eight-year period ended December 31, 1999. Product mix within these ranges is subject to variation during a typical business cycle.

   Most of Prudential's sales are made to customers located in western Canada and the western U.S. In 1999, four customers accounted for approximately 48% (1998--47%) of the revenues of the Canadian operations.

   The following table demonstrates that Canadian OCTG and line pipe consumption is directly related to oil and gas well drilling activity. For this reason, the sales levels of Prudential and its competitors are dependent to a significant degree on drilling activity levels.

   Canadian Drilling Activity and Energy Related Tubular Goods Consumption

                            Metres (1)       OCTG (2)         Line Pipe (2)(3)
   Year                      Drilled       Consumption          Consumption
   ----                     ---------- -------------------- --------------------
                            (millions) (000s Metric Tonnes) (000s Metric Tonnes)
   1982....................    6.24            243                  146
   1983....................    8.14            245                  136
   1984....................   10.44            361                  264
   1985....................   12.96            519                  175
   1986....................    7.94            207                   93
   1987....................    8.45            264                  140
   1988....................   10.14            377                  208
   1989....................    6.58            169                  148
   1990....................    6.80            192                  171
   1991....................    6.47            197                  175
   1992....................    5.84            171                  100
   1993....................   10.60            398                  163
   1994....................   13.68            471                  345
   1995....................   12.89            412                  198
   1996....................   14.04            517                  216
   1997....................   18.23            735                  430
   1998....................   12.03            460                  235
   1999....................   11.43            415                  223

Notes:

(1) Based on published information in Nickle's Daily Oil Bulletin.
(2) Line pipe and OCTG consumption figures are based on Statistics Canada shipments as reported by the domestic producers plus imports. They include both seamless and ERW products. No breakdown is available of the ERW and seamless components of domestic shipments.
(3) Up to and including 16 inch outside diameter.

Competition

   The western Canadian markets for energy related products and industrial products are served by a small number of domestic producers, each of whom has significant market share.

   Competitors for energy-related products include Ipsco Inc. of Regina, Saskatchewan, Camrose Pipe Company located in Camrose, Alberta and Stelpipe located in Welland, Ontario. Ipsco produces a broad range of energy and industrial products. Camrose Pipe produces line pipe from 4 1/2 through 42 inches outside diameter. Stelpipe produces OCTG and line pipe primarily for eastern Canadian markets, although they do compete in western Canada from time to time when demand is strong. Imports make up a percentage of the energy-related product markets, which varies depending on a number of factors, including the exchange rate between the Canadian and U.S. dollar and supply and demand changes. Imports of OCTG and line pipe have generally been less than 30% of the Canadian market in recent years, of which approximately 2/3 of OCTG imports have been seamless tubular products.

   Competitors for HSS include Sonco, Stelpipe and Atlas Tube located in central Canada. Imports of HSS have generally been less than 10% of the Canadian market in recent years.

   In the United States, competitors for OCTG include manufacturers located in the central and southern United States. Competitors for line pipe include manufacturers located in the western United States and imports from Asia.

   Competitors for HSS include manufacturers located in the western coastal United States, imports from Asia and suppliers from the mid-west United States. Competitors for standard pipe include manufacturers located in the western coastal United States and imports from Asia.

Facilities and Principal Properties

   Prudential owns 93 acres of land in southeast Calgary where its production facilities, raw material and products storage facilities are located. In Longview, Washington, Prudential owns 35 acres of land where its production facility, raw material and product storage facility are located.

   Prudential's existing Calgary facilities consist of three pipe mills, a threading plant, an upsetting plant, a HSS storage facility, plant office building and four other buildings. The Longview facility consists of a pipe mill, a storage facility and a plant office building. The following table summarizes Prudential's production capabilities:

 Facility              Original                       Product Range (inches)
 --------              --------                       ----------------------
                   Construction Date     Rounds            Square Tubes      History of Improvements
                   -----------------     ------            ------------      -----------------------
 Mill #1                 1966         2 3/8 to 5 1/2       n/a                1997  Mill line refurbished
                                                                                    and new finishing line
 Mill #2                 1975        4 1/2 to 12 3/4       3 1/2 to 10        1983  Looper and second
                                                                                    finishing line additions
                                                                              1988  New induction welder
                                                                              1991  Addition of CTA
                                                                              1991  Quick changeover
                                                                              1991  Tooling added to
                                                                                    increase size range to
                                                                                    12 3/4"
                                                                              1994  New solid state welder
                                                                              1998  Spiral accumulator &
                                                                                    finishing line upgraded
 Mill #3                 1994        1 2/3 to 4 1/2        1 to 4             1996  New solid state welder
                                                                              1997  Finishing line upgraded
 Calgary HSS             1995        n/a                   n/a                1995
  storage                                                                           Adds 100,000 square feet
  building                                                                          of inside storage
 Mill #4                 1998        2 3/8 to 10 3/4       2 to 8             1998  Construction phase began
  (Longview)                                                                        in January, initial
                                                                                    production of HSS began
                                                                                    in December
                                                                              1999  Completion of finishing
                                                                                    lines. Commenced
                                                                                    construction of coil
                                                                                    slitter (expected
                                                                                    completion by summer
                                                                                    2000).
 Longview HSS            1998        n/a                   n/a                1998
  storage                                                                           Adds 80,000 square feet
  building                                                                          of inside storage

   Mill #1, originally built in 1966, was closed in 1995 and re-commissioned late in 1997. This mill was reconfigured and brought up-to-date with a number of new components.

   Mill #2, originally built in 1975 and continuously upgraded, is one of the most efficient pipe mills in its product size range in North America. It includes the first Central Tool Adjustment system "CTA" installed in North America (in 1991) and the largest solid state welder when it was installed in 1994. These innovations provide fast production with quick changeover capability.

   Mill #3, built in 1994, improved productivity on sizes previously manufactured at Mill #1 and added capacity for the smaller sized industrial products. This state-of-the-art mill is one of the most efficient small diameter mills in North America.

   The threading plant, built in 1984 consists of a small diameter threading line for two to 5 1/2 inch tubing and casing and a larger diameter threading line for 4 1/2 to 13 3/8 inch casing. The plant applies threads and couplings on casing and tubing for use in downhole oil and gas exploration and production. This facility is also considered to be one of the most efficient in North America. The upsetting plant heats and thickens the ends of 2 3/8 to 4 1/2 inch tubing prior to the threading operation.

   Mill #4, built in 1998, is located in Longview, Washington, and features state-of-the-art technology including a new Central Tooling Adjustment, solid state welder and spiral accumulator. This mill has been designed to allow significant flexibility in its production capabilities.

Operations and Technology

   Prudential's products meet or exceed either current Canadian Standards Association ("CSA") or American Petroleum Institute ("API") and other specifications demanded by customers. Prudential believes it is recognized in the industry as a leader in meeting new product specifications. In 1994, Prudential became the first pipe manufacturer in the world to be registered under both the CSA Z299.3/1985 (Canadian) and ISO 9002/1987 (International) quality assurance standards. In 1995, Prudential became the first ERW pipe manufacturer in Canada registered under the ISO 9001 standard. Since 1966, Prudential has been registered to produce energy-related products according to the American Petroleum Institute (API) 5L and 5 CT, and in March 1999 was granted license to apply the API monogram to products manufactured at its Longview, Washington facility. In March 2000, Prudential's Longview facility also became registered under the ISO 9001 standard. Adherence to these standards is essential for customers who demand the highest available quality specifications for their products.

   Prudential remains at the forefront in developing customer teams consisting of its technical and operating personnel, skelp suppliers and customers. These teams work on quality, product development and customer service issues on an ongoing basis.

   Prudential's Total Quality Management Program named "Partners in Quality" began in 1992. The Quality Council, composed of both employee and management members, oversees a team-based process used to evaluate and resolve both internal issues and those related to customers' needs.

Availability of Raw Materials (Skelp Supply)

   Prudential entered into a five-year skelp supply agreement dated April 1, 1996, with Ipsco (the "Ipsco Supply Agreement"). The Ipsco Supply Agreement has a five-year term, terminable by either party on one year's notice at any time. Prudential is obligated to buy minimum tonnage in each contract year and in each calendar quarter. Ipsco is committed to sell to Prudential maximum tonnage during each calendar quarter during the term, at prices for various approved specifications for skelp, which are subject to adjustment quarterly to reflect changes in North American hot rolled steel market conditions.

   Prudential entered into a five-year skelp supply agreement dated October 1, 1999 with Dofasco (the "Dofasco Supply Agreement"). The Dofasco Supply Agreement has a five-year term, terminable by either party on one year's notice at any time. Prudential is obligated to buy minimum tonnage in each calendar quarter. Dofasco is committed to sell to Prudential maximum tonnages during each calendar quarter, at prices for various approved specifications for skelp, which are established quarterly based upon prices for comparable products and Dofasco's published book prices.

   The supply agreements provide the bulk of Prudential's skelp requirements for its Canadian operations. Remaining skelp requirements are expected to be met from open market purchases. In the event of termination of either of the supply agreements, Prudential has identified other sources of skelp which are available at market prices.

   Prudential's U.S. operation does not have any long-term skelp purchase contracts in place and relies upon open market purchases. The installation of the coil slitter at Longview will allow the U.S. operation to purchase steel in bulk from a greater number of steel suppliers.

Environment

   The goal of Prudential's Environmental Policy is to meet environmental legislation and standards for the health, welfare and safety of all Prudential employees, customers and the community. This is achieved through employee awareness, training, management commitment and involvement, as well as external consulting and auditing advice.

   Prudential's operations are subject to environmental legislation and regulations and increased public awareness concerning environmental protection. Prudential expects that the cost of complying with environmental legislation and regulations will increase in the future. Compliance with existing environmental legislation and regulations has not had a material effect on capital expenditures, earnings or competitive position of Prudential to date.

Employee Relations

   Prudential's work force averaged approximately 411 employees in 1999. Approximately 71 per cent of the total work force are hourly-rated employees represented by the United Steelworkers of America. Prudential has a good relationship with the union and there have been no significant labour stoppages. The current three-year collective agreement expires December 31, 2000.

   Prudential's Longview employees are not represented by a union.

                             DIRECTORS AND OFFICERS

   The name, municipality of residence, position held with the Corporation and principal occupation of each of the directors and officers are shown in the table below. The term of office of each director will expire at the end of the next annual meeting of shareholders.

Directors

        Name and            Date First
    Municipality of          Elected
       Residence           as Director    Principal Occupation
    ---------------      ---------------- --------------------
Douglas D. Baldwin (A,   April 26, 1999   President and Chief Executive Officer
 C).....................                  TransCanada Pipelines Limited
 Calgary, Alberta

George S. Dembroski (A,  April 13, 1995   Corporate Director
 P).....................
 Toronto, Ontario

Rhys T. Eyton (C, G).... July 27, 1995    Corporate Director
 Sidney, B.C.

Dennis G. Flanagan (A,   April 25, 1997   Corporate Director
 C, G)..................
 Calgary, Alberta

Donald A. Pether (G,P).. April 26, 1999   Executive Vice President
 Dundas, Ontario                          Dofasco Inc.

Norman W. Robertson (C,  April 17, 1973   Chairman of the Board
 G).....................                  Prudential Steel Ltd.
 Calgary, Alberta

Donnel O. Sabey (A, P).. April 8, 1994    Senior Partner
 Calgary, Alberta                         Bennett Jones (Barristers and Solicitors)

J. Donald Wilson........ January 31, 1984 President and Chief Executive Officer
 Calgary, Alberta                         Prudential Steel Ltd.

--------
   Notes:
(A) Member of Audit Committee
(C) Member of Compensation and Succession Committee
(G) Member of Governance and Nominating Committee
(P) Member of Pension Committee

   The Corporation does not have an Executive Committee.

Officers

                            Municipality of
      Name                     Residence       Principal Occupation
      ----               --------------------- --------------------
Brian R. Armstrong...... Vancouver, Washington Vice President, General Manager, Prudential Steel Inc.

Darren K. Flack......... Calgary, Alberta      Corporate Comptroller

Norman E. Hall.......... Calgary, Alberta      Vice-President, Legal & Business Affairs

Allan C. Harapiak....... Calgary, Alberta      Manager, Production & Technical Services

Robert J. Jaggard....... Calgary, Alberta      Vice-President, Energy Sales

John I. Lacroix......... Calgary, Alberta      Vice-President, Industrial Sales

Robert C. Lee........... Calgary, Alberta      Vice President, Operations

Patrick J. Melanson..... Calgary, Alberta      Chief Information Officer

Frederick N. Rea........ Calgary, Alberta      Vice President & Chief Financial Officer

J. Donald Wilson........ Calgary, Alberta      President and Chief Executive Officer

   Each of the directors and officers of the Corporation has held the principal occupation shown opposite his name for the past five years, except as disclosed under "Management of the Corporation" and except: Mr. Douglas D. Baldwin, who was Senior Vice President and Director of Imperial Oil Limited until his retirement at the end of 1998; Mr. George S. Dembroski, who was Vice Chairman and a Director of RBC Dominion Securities Limited until his retirement in early 1998; Mr. Rhys T. Eyton, who retired as Chairman of the Board, Canadian Airlines in 1995; and Mr. Dennis G. Flanagan, who was the Executive Chairman, Elan Energy until 1997.

   All directors stand for election at each Annual Meeting of Shareholders of the Corporation or until their successors are elected or appointed.

   As at March 31, 2000, all directors and officers of Prudential, as a group, beneficially owned or controlled, directly or indirectly, 99,100 Common Shares representing less than one per cent of the issued and outstanding Common Shares of the Corporation. The directors and officers also held, as at March 31, 2000, options to purchase an aggregate of 972,479 Common Shares which, if exercised, would increase the beneficial ownership of the directors and officers, as a group, to approximately three per cent of the Corporation's issued and outstanding common shares. The information contained herein as to common shares beneficially owned, directly or indirectly, or over which control or direction is exercised, is based upon information furnished to the Corporation by the respective directors and officers.

                         MANAGEMENT OF THE CORPORATION

   The senior management of Prudential has a combined total of over 140 years of experience in the steel pipe and tube manufacturing industry.

   Mr. J. Donald Wilson, President and Chief Executive Officer, has been with the Corporation for 33 years. He was appointed Sales Manager in 1969, General Sales Manager in 1972, Vice President, Sales 1974 and Executive Vice President and General Manager in 1984. Mr. Wilson was appointed to his present position in 1985 and has been a Director of the Corporation since 1984.

   Mr. Robert C. Lee, Vice President, Operations has been with the Corporation for 15 years. Prior to his appointment to this position in July 1997, Mr. Lee had been General Manager, Operations.

   Mr. Frederick N. Rea, Vice President & Chief Financial Officer, has been with the Corporation for 20 years. Prior to his appointment to this position in March 2000, he was Vice-President, Finance.

   Mr. Robert J. Jaggard, Vice-President, Energy Sales, has been with the Corporation for 13 years. Prior to his appointment to this position in March 2000, he was General Manager, Tubular Sales.

   Mr. John I. Lacroix, Vice-President, Industrial Sales, has been with the Corporation for 23 years. Prior to his appointment to this position in March 2000, he was General Manager, Industrial Sales.

   Mr. Brian R. Armstrong, Vice President and General Manager, Prudential Steel Inc. has been with the Corporation for 11 years. He was appointed to his current position in July 1997, previously serving as Director, Commercial Affairs and Corporate Development.

   Mr. Darren K. Flack, Corporate Comptroller, has been with the Corporation for 16 years. Prior to his appointment to this position in March 2000, he was Comptroller.

   Mr. Patrick J. Melanson, Chief Information Officer, joined the Corporation in March 2000. Previously, he was Senior Manager at two independent management consulting firms.

   Mr. Norman E. Hall, Vice-President, Legal & Business Affairs, joined the Corporation in April 2000. Previously, he was Vice-President Legal at a publicly traded energy company.

   Mr. Allan C. Harapiak, Manager, Production & Technical Services, has been with the Corporation for 9 years. Prior to his appointment to this position in March 2000, he was Plant Engineer.

                                DIVIDEND POLICY

   In 1994, Prudential's Board of Directors established an initial quarterly dividend* of $0.033 ($0.133 per annum) per Common Share. The first dividend was paid on June 30, 1994. The policy of the Board is to review dividend payments in each quarter of the year based on financial position, profitability, cash flow and other factors considered relevant. Effective June 30, 1997, the quarterly dividend was set at $0.042, ($0.167 per annum) per Common Share, and then increased to $0.05 ($0.20 per annum) per Common Share effective September 30, 1997. Quarterly dividends have continued at the amount of $0.05 per common share.

   Note:

  * All references to quarterly dividend amounts have been adjusted to show the effect of a three for one stock split on November 25, 1997.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

   The following table sets forth certain financial information of the Corporation for the past five years:

                                             For the Year Ended December 31
                                         ---------------------------------------
                                          1999    1998    1997    1996    1995
                                         ------- ------- ------- ------- -------
                                           ($000 except per share amounts and
                                                       shipments)
Revenue................................. 210,945 175,656 352,021 242,934 176,958
Net income..............................   4,813  12,886  42,800  21,556   9,624
Earnings per share--basic...............    0.16    0.43    1.42    0.72    0.32
Earnings per share--fully diluted.......    0.16    0.42    1.39    0.70    0.32
Expenditures on capital assets..........   7,921  32,251   7,246   2,909   3,740
Total assets............................ 186,117 154,315 174,512 121,807 111,047
Working capital.........................  70,264  72,018  93,458  59,557  40,791
Shareholders' equity.................... 127,090 128,311 121,380  83,538  65,801
Cash dividends..........................   6,047   6,046   5,536   4,002   4,000
Shipments (in tonnes)................... 232,400 180,800 369,000 257,100 193,200

   The following table provides certain financial information for the past eight fiscal quarters:

                                                       Three Months Ended
                                                  ------------------------------
                                                            June   Sept.   Dec.
                                                  March 31   30      30     31
                                                    1999    1999    1999   1999
                                                  -------- ------  ------ ------
                                                     ($000 except per share
                                                            amounts)
                                                           (Unaudited)
Revenue..........................................  40,978  27,965  53,740 88,262
Net income.......................................   1,351  (1,078)    395  4,145
Earnings per share--basic........................    0.04   (0.03)   0.01   0.14
Earnings per share--fully diluted................    0.04   (0.03)   0.01   0.14

                                                       Three Months Ended
                                                  ------------------------------
                                                            June   Sept.   Dec.
                                                  March 31   30      30     31
                                                    1998    1998    1998   1998
                                                  -------- ------  ------ ------
                                                     ($000 except per share
                                                            amounts)
                                                           (Unaudited)
Revenue..........................................  64,270  33,556  34,745 43,085
Net income.......................................   6,065   2,282   2,000  2,539
Earnings per share--basic........................    0.20    0.08    0.06   0.09
Earnings per share--fully diluted................    0.19    0.08    0.06   0.09

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

   Management's Discussion and Analysis relating to the Corporation's financial statements for the fiscal years ended December 31, 1999 and 1998 which are contained on pages 17 to 28 of the Corporation's 1999 Annual Report are incorporated by reference and form part of this Annual Information Form.

Market for Securities

   The outstanding common shares of Prudential are listed on The Toronto Stock Exchange under the symbol "PTS".

Additional Information

   The Corporation shall provide to any person, upon request to the Corporate Secretary of the Corporation:

     (a) when the securities of the Corporation are in the course of a distribution pursuant to a short form prospectus or a preliminary short form prospectus has been filed in respect of a distribution of its securities,

       (i) one copy of the AIF of the Corporation, together with one copy of any document, or the pertinent pages of any document, incorporated by reference in the AIF,

       (ii) one copy of the comparative financial statements of the Corporation for its most recently completed financial year together with the accompanying report of the auditor and one copy of any interim financial statements of the Corporation subsequent to the financial statements for its most recently completed financial year,

       (iii) one copy of the information circular of the Corporation in respect of its most recent annual meeting of shareholders that involved the election of directors or one copy of any annual filing prepared in lieu of that information circular, as appropriate, and

       (iv) one copy of any other documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not required to be provided under (i) to (iii) above; or

     (b) at any other time, one copy of any other documents referred to in
  (a)(i), (ii) and (iii) above, provided the Corporation may require the payment of a reasonable charge if the request is made by a person who is not a security holder of the Corporation.

   Additional information including directors' and officers' remuneration and indebtedness, principal holders of the Corporation's securities, options to purchase securities and interests of insiders in material transactions, where applicable, is contained in the Corporation's information circular for its most recent annual meeting of shareholders that involved the election of directors, and additional financial information is provided in the Corporation's comparative financial statements for its most recently completed financial year.

                             Prudential Information

                      Management's Discussion and Analysis

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

   The following discussion is management's opinion of the operating and financial data for Prudential Steel Ltd. for the six month periods ending June 30, 2000 and 1999 and prior years, as well as estimates of future operating and financial performance based on information currently available.

   Statements herein that are not historical facts may be considered "forward looking statements". These forward looking statements often include words to the effect that management believes or expects a stated condition or result. All estimates and statements that describe the company's objectives, goals or future plans are forward looking statements and by their very nature they involve inherent risks and uncertainties. Actual results could differ materially from those currently anticipated due to any number of factors, including such variables as changes in commodity prices for oil and gas, the price of steel, foreign currency fluctuations, competitive pressure on selling prices, changes in demand for the company's products and other factors discussed herein.

                        SUMMARY OF RESULTS OF OPERATIONS

Financial Highlights

                                           For the six
                                           months ended   For the twelve months
                                             June 30        ended December 31
                                          -------------- -----------------------
                                           2000    1999   1999    1998    1997
                                          ------- ------ ------- ------- -------
                                                         ($000s)
Sales.................................... 173,359 68,943 210,945 175,656 352,021
Cost of Sales............................ 139,297 59,695 181,301 143,842 273,269
Gross Profit.............................  34,062  9,248  29,644  31,814  78,752
Shipments in Tonnes...................... 183,851 71,779 232,400 180,800 369,000
Sales $/tonne............................     943    961     908     971     954

Six Months Ended June 30, 2000 vs Six Months Ended June 30, 1999

   The recovery in oil and gas exploration, which started in the second quarter of 1999, continued through the first half of 2000 with record levels of drilling in western Canada. A total of 7,322 wells were reportedly drilled in the first six months of 2000, up 67 per cent from the first half of 1999. Increased exploration activity was stimulated by strong crude oil prices which averaged over US$29 per barrel in the first half of 2000, compared to US$15 per barrel in the first half of 1999. Improved crude oil prices led to increased oil exploration activity in western Canada, up 253 per cent from first half of 1999, and strong demand for energy related tubular products.

   Prudential's sales were $173 million for the six month period ending June 30, 2000, compared to sales of $69 million recorded for the same period in 1999. Shipments for the first six months of 2000 increased 156 per cent to 183,851 metric tonnes. For this same period the Company recorded net income of $14.8 million or $0.49 per share, a substantial improvement over net income of $0.3 million or $0.01 per share recorded for the first six months of 1999.

   Prudential Steel produces tubular products for three primary applications including energy related products for the upstream oil and gas exploration and development market, industrial products for commercial construction, equipment manufacture, mining and forestry, and conversions for other steel pipe producers.

Year 1999 vs Year 1998

   The slump in energy activity that started in 1998 continued to affect our markets well into 1999. However, the second half of 1999 saw a strong recovery in oil and gas drilling due to improved crude oil prices that boosted Prudential's shipments and revenues for the year. However, net income was reduced due to pricing pressures and the loss posted by our U.S. operation, Prudential Steel, Inc. ("Prudential Longview") in 1999, its start-up year.

   Sales for 1999 totaled $210.9 million, up 20 per cent over 1998 sales of $175.7 million. Shipments of 232,400 tonnes for the year were nearly 29 per cent higher than in 1998. Gross profit for 1999 was $29.6 million, seven per cent below 1998 results. Net income for 1999 was $4.8 million or $0.16 per share and includes a loss for Prudential Longview of $5.3 million. Net income for 1998 was $12.9 million or $0.43 per share.

                            MARKETS AND SALES REVIEW

2000 Canadian Market Review

   In the first six months of 2000 Canadian energy product shipments were estimated to have reached 500,000 tonnes compared to 215,000 tonnes in first half 1999 due strong winter drilling programmes in western Canada. Prudential's energy related shipments increased 140 per cent in first half 2000 compared to first half 1999, and Prudential's share of energy product shipments is estimated at 25.5 per cent compared to 24.6 per cent in first half 1999. The increase in total share is attributed to improved competitive forces in the first half of 2000 compared to the same period in 1999.

   Canadian industrial product shipments are estimated to total 280,000 tonnes in first half 2000, up 23 per cent over first half 1999. Prudential's Canadian shipments were the same compared to first half 1999, and Prudential's western Canadian market share is estimated to have dropped 3.7 per cent compared to first half 1999 due to strong domestic competition.

   Conversion shipments, absent in first half 1999 due to poor demand for energy related products in that period, made up 5.4 per cent of prime shipments in first half 2000.

                          1999 CANADIAN MARKET REVIEW

Energy Related Products

   The upstream oil and gas exploration and development industry based primarily in western Canada accounts for the largest portion of Prudential's sales. Prudential provides the Oil Country Tubular Goods (OCTG) needed to complete both gas and oil wells, and the small diameter line pipe required for tying natural gas and oil wells into gathering systems. Prudential supplied an estimated 38 per cent of domestically produced energy related products to the western Canadian market in 1999, up from 28 per cent in 1998.

   Cash flow available for oil and gas exploration and upstream capital projects in 1999 was estimated at $16.5 billion, up nearly 50 per cent from the $11 billion cash flow estimate for the industry in 1998. This increase in cash flow was due to strengthening crude oil pricing in the second half of 1999 and stable natural gas pricing throughout the year. Improved industry cash flow resulted in a 65 per cent year over year increase in wells drilled in the last six months of 1999.

   The energy industry's level of activity is extremely sensitive to changes in oil and gas prices. In 1998 and early 1999 the energy industry experienced declining world crude oil prices that led to a 42 per cent drop in drilling activity from 1997 levels. In 1999, 10,595 wells were drilled, up nine per cent from the 9,750 wells drilled in 1998. The total depth drilled in 1999 was 11.4 million metres, down nearly six per cent from a total depth of 12.1 million metres drilled in 1998. Oil and gas well completions totaled 9,026, almost 17 per cent more than the 7,725 completions recorded in 1998.

   Oil directed drilling fell to 2,731 completed wells totaling 3.2 million metres, a 13 per cent decrease from the 3,141 oil wells completed in 1998, and a 26 per cent decrease from the 4.3 million oil directed metres drilled in 1998.

   On the other hand, higher natural gas pricing and increased transportation capacity to U.S. markets stimulated a significant increase in natural gas directed drilling. A total of 6,295 natural gas wells were drilled and completed in 1999, up 37 per cent from 1998 with a total depth of 6.2 million metres, 23 per cent more than the 5.1 million metres drilled and completed in 1998.

   The average depth for successful wells in 1999 was 1,053 metres. This is 180 metres shallower than in 1998 due to the higher proportion of shallow gas drilling.

Oil Country Tubular Goods (OCTG)

   OCTG are casing and tubing used in the down hole completion of oil and gas wells. Demand for OCTG is directly related to oil and gas drilling in western Canada as well as the depth of wells and the number of successful well completions. Total OCTG shipments into Canada in 1999 reached 420,500 tonnes, eight per cent less than total shipments in 1998. We believe the lower volume of shipments was due to less tonnage required in shallow well completions and to some extent excess inventories held by brokers and end-users that were consumed in 1999.

   Imports of OCTG represented 31 per cent of shipments in 1999, similar to 1998. Two thirds of OCTG imports were made up of high strength seamless casing and tubing not available through domestic manufacturers in 1999. The increased level of imports, reduced demand and excess inventories resulted in weakened prices for OCTG products which led to a nine per cent drop in Canadian domestic prices in the second and third quarters of 1999. By the fourth quarter, Canadian domestic prices began to recover to 1998 levels, the result of improved demand fueled by stronger commodity prices and lower import inventories.

   In spite of the weakened OCTG market, Prudential's OCTG shipments increased both in volume and share of total shipments compared to 1998, due to our ability to respond quickly to changes in our market.

Line Pipe

   Small diameter line pipe (less than 16-inch outside diameter) is primarily used to connect natural gas wells into existing gas gathering lines and processing and transmission facilities. Line pipe is also used for flow lines to transport crude oil from well head to storage and transmission facilities. Canadian demand for small diameter line pipe is dependent on the number of natural gas wells completed and tied into gathering systems as well as the proximity of the gas wells to existing transportation systems.

   Total small diameter line pipe shipments in Canada in 1999 were 228,800 tonnes, down almost eight per cent from the 248,500 tonnes shipped in 1998, despite a 37 per cent increase in natural gas well completions in 1999. Canadian shipments of line pipe in 1999 were reduced due to: the shift to drilling shallow gas wells closer in proximity to each other and closer to existing gathering line infrastructure; and, excess broker and end-user inventories from the 1998 season which continued to dampen new mill shipments. Because of these factors, line pipe prices in Canada were reduced by 12 per cent in the second quarter 1999 and did not fully recover until late in the fourth quarter of the year. Prudential's shipments increased 20 per cent in volume and six per cent in share of total line pipe shipments in 1999.

   Imports of line pipe into Canada in 1999 were 87,250 tonnes, down 19.6 per cent from 1998 volumes and down 2.5 per cent in share of 1999 shipments. This decrease in import market share was the result of weaker market conditions and aggressive pricing by Canadian producers.

Industrial Products

   Industrial products include hollow structural sections (HSS), squares and rectangles used in industrial and commercial construction and equipment manufacture. Consumption of HSS is dependent upon the overall level of economic growth, business investment and non-residential construction. While the Canadian economy recorded continued strong growth through 1999, estimated business investment and non-residential construction were down from 1998 levels. Canadian HSS consumption in 1999 reached 453,700 tonnes, similar to the total volume of shipments in 1998. Prudential's shipments of industrial products were up 12 per cent over 1998 shipments, due to aggressive pricing throughout 1999.

   Imports of HSS in 1999 were 24,300 tonnes, an 18 per cent decrease from 29,677 tonnes imported in 1998. This reduction in imports of HSS was due to low domestic prices resulting from intense competition among Canadian manufacturers.

Conversion

   Prudential manufactures tubular products under agreements with other manufacturers. Conversion agreements are negotiated to increase the base load on our mills to extend production runs and reduce down-time from changeovers. Due to reduced domestic demand for energy related products in the first and second quarters of 1999, conversion volumes were down 42 per cent compared to 1998 volumes.

                               U.S. MARKET REVIEW

Six Months Ended June 30, 2000 vs Six Months Ended June 30, 1999

   Prudential's shipments and product pricing in the Pacific Northwest continued to improve in the first half of 2000, the result of improved regional trade with Asia and increased demand for energy products in the Rocky Mountains region. A pricing recovery for industrial product continues to lag other regions of the US due to high levels of cheaper Asian imports landing in the Pacific Northwest and new domestic pipe manufacturing capacity in the region.

   US energy exploration activity picked up in first half 2000 with US rig counts averaging 808 per week compared to 537 in first half 1999. Total US OCTG shipments are estimated to have increased to 1.4 million tons in first half 2000 compared to 477,000 in first half 1999, a three fold increase stimulated by both the increased drilling activity and a sharp decline in inventory levels in 1999. US OCTG inventory levels rose an estimated 395,000 tons in first half 2000 compared to a 206,000 ton draw down in first half 1999.

Year 1999 vs Year 1998

   Prudential Longview manufactures and sells products to the construction and equipment manufacturing markets, and the energy market of oil and gas exploration and development. For the construction and equipment manufacturing industries, Prudential manufactures HSS, standard pipe and commercial grade pipe. Industrial products are marketed and sold through steel service centres located in major cities in the Rocky Mountains and Pacific Northwest regions of the U.S. Additionally, Prudential's U.S. operations export HSS into the western Canadian marketplace.

   For the oil and gas market, Prudential manufactures OCTG and line pipe to API grades and specifications. Energy related products are sold through distributors located in California, Montana and Wyoming.

Industrial Products

   The Rocky Mountains and Pacific Northwest regions saw lower economic growth in 1999 due to lagging trade with the Pacific Rim countries which are still recovering from a prolonged market correction that occurred in 1997 and 1998. The Rocky Mountains and Pacific Northwest's growth was estimated at almost four per cent in 1999 down from five per cent in 1998 and 1997.

   The region experienced increased imports of HSS and standard pipe at price levels that dampened both U.S. domestic shipments and prices throughout most of 1999. By the fourth quarter 1999, regional demand had strengthened but no appreciable improvement in regional prices was evident.

Energy Related Products

   While crude oil prices strengthened in mid 1999 and led to increased drilling in the latter part of the year, U.S. drilling was still down an estimated 23 per cent from 1998 levels. At only 18,500 wells, 1999 posted the lowest drilling level in the past 10 years.

   OCTG shipments in the U.S. were down 26 per cent from 1998 to an estimated
1.3 million tons in total shipments. U.S. domestic OCTG inventory levels dropped 19 per cent in 1999, leveling off just below one million tons. However, monthly shipments nearly doubled from 91,000 tons in January 1999 to 177,000 tons in December 1999 and imports dropped by ten per cent to 27 per cent of shipments in 1999. Improved market conditions in 1999 allowed casing prices to regain the six per cent lost in the first half of the year. However, the average 1999 price for casing was still 13 per cent lower than the 1998 level.

   While natural gas well completions were down 7.5 per cent from 1998, there was an 11 per cent increase in gas intent drilling during 1999. Line pipe shipments (under 16-inch outside diameter) was 1.26 million tons down 61,200 tons from 1998 volumes, with imports representing about 32.5 per cent of shipments, down from 41 per cent of shipments in 1998. As a result of the surge in imports in 1998 and early 1999, U.S. domestic producers filed trade complaints with the Department of Commerce and the U.S. International Trade Commission (ITC) against ERW and seamless line pipe importers. The ITC and the U.S. administration has approved three years of quotas and duties on all importing nations except Canada and Mexico.

                                 SALES REVENUE

   Prudential's consolidated sales for the six months ended June 30, 2000 were $173 million up $104 million representing a 151 per cent increase over total sales of $69 million in the first six months of 1999, largely the result of improved demand for our products.

   Sales for 1999 were $210.9 million, an increase of $35.3 million from 1998. Shipment volume increased 51,600 tonnes to 232,400 tonnes in 1999, accounting for a $50.1 million increase in sales. However, lower selling prices achieved in 1999 relative to 1998 reduced this increase by $14.8 million. Average selling prices were lower in 1999 due to domestic price pressure and the addition of Prudential Longview lower margin industrial shipments in the consolidated product mix for the first time. The average selling price per tonne for 1999 was $908 compared to $971 in 1998.

Shipments

   Shipments for the first six months 2000 increased 156 per cent to 183,851 metric tonnes. Energy related tubulars accounted for approximately 74 per cent of shipments for this period, with OCTG shipments up 128 per cent and line pipe shipments up 164 per cent compared to 1999's six month results. Growth in the Canadian and U.S. industrial and commercial construction sectors together with a positive economic climate saw shipments of industrial products increase to 11 per cent of total shipments this year, a 54 per cent increase over industrial product shipments for the same six months in 1999, largely the result of growth in Longview's shipment volume over the past year.

   Prudential posted a strong gain in shipments in 1999, almost entirely in the fourth quarter. During the first quarter 1999 when oil prices were at their lowest, Prudential shipped 27,760 fewer tonnes than the same quarter 1998. This trend continued into the second quarter 1999 when Prudential shipped 5,531 fewer tonnes than the same quarter 1998. However, as oil and gas commodity prices improved in the latter half of the year, demand grew and Prudential shipped 27,190 more tonnes in the third quarter 1999 than the same quarter 1998. This trend continued into the fourth quarter 1999 when Prudential shipped 57,690 more tonnes than the same quarter 1998.

Selling Price per Tonne

   Average selling prices per tonne of Prudential's energy related products remained virtually unchanged from the first quarter 2000. Although the price increases of industrial products observed early in the second quarter were rolled back late in the quarter, average selling prices of industrial products rose eight per cent over first quarter 2000. Overall, the six months 2000 average selling price decreased nearly two per cent from the same period in 1999 due largely to a greater proportion of lower margin industrial products in the sales mix.

   During 1999, average selling prices were affected by lower priced imports and the inclusion of lower margin industrial products sold by Prudential Longview. A review of average selling prices over 1998 and 1999 shows the average selling price per tonne increasing through 1998, then falling in the second quarter 1999 when Prudential responded to competitive pricing pressure from imports by reducing selling prices for its products. Prices remained at these lower levels until late 1999 when increased demand allowed the industry, including Prudential, to return selling prices to their former levels.

   The second factor affecting selling price was the value of industrial products produced and sold by Prudential Longview in the product mix. In early 1999, Prudential Longview became operational and manufactured a product mix largely comprised of lower margin industrial products. The greater proportion of lower margin product in the mix reduced the consolidated average selling price to $908 per tonne for 1999. Excluding Prudential Longview, the 1999 average selling price was $934 per tonne, allowing a more meaningful comparison to the 1998 average of $971 per tonne.

                                 COST OF SALES

   The average cost of sales per tonne increased approximately two per cent to $765 in second quarter 2000 from $752 in first quarter 2000. This increase is due to increased raw material costs partially offset by lower conversion costs. For the first six months of 2000 the average cost of sale per tonne fell nearly nine per cent to $758 from the same period in 1999 the result of a greater proportion of lower cost industrial products in the mix of products sold.

   Cost of sales for 1999 was $181.3 million, an increase of $37.5 million or 26 per cent over 1998. Increased shipments in 1999 raised the cost of sales by $41.1 million while lower 1999 average costs per tonne reduced cost of sales for 1999 by $3.6 million compared to 1998. The average cost of sales for 1999 was $780 per tonne compared to $795 in 1998.

   Steel coil costs represent the largest component of cost of sales. Our average steel costs increased during the first half of 1998 in response to strong demand for steel in the North American economies. However, by mid-1998 steel coil prices were under pressure and began to soften as increased levels of imported steel entered the Canadian and U.S. markets. By the end of 1998, our steel costs were nearly 13 per cent lower than the beginning of the year. This trend continued until late in the first quarter 1999, when trade actions launched by North American steel companies against producers of unfairly imported steel caused the quantity of imported steel to fall and allow steel coil prices to increase. As a result, our steel coil costs began to increase late in 1999, ending the year three per cent higher than the end of 1998.

   On a per tonne basis, the impact of Prudential Longview shipments in cost of sales was marginal. During its first year of operation Prudential Longview manufactured and shipped primarily industrial products which are less expensive to produce compared to energy products. Prudential Longview experienced normal start up challenges in its first operational year. As a result, manufacturing costs were somewhat higher, but still lower relative to the cost of manufacturing energy products. In order to make a comparison of 1999 and 1998 cost per tonne more meaningful, removing Prudential Longview costs from 1999 increases the 1999 cost per tonne from $780 to $788. The adjusted 1999 cost reflects a decrease of $8 per tonne from the 1998 cost of $796 per tonne.

                                  GROSS PROFIT

   Average gross margin per tonne showed a strong improvement with second quarter results of $197, an 84 per cent increase over $107 recorded in second quarter 1999, and nearly 12 per cent better than the average gross margin of $176 per tonne recorded in the first quarter of 2000. Although raw material costs increased, Prudential's average gross margin also increased due to improved pricing, product mix and lower conversion costs.

   Gross profit for 1999 was $29.6 million compared to $31.8 million in 1998. Gross profit as a per cent of sales was 14 per cent, down from 18 per cent in 1998. The reduction was largely the result of reduced selling prices caused by imports and reduced demand for tubular products as well as the impact of Prudential Longview in the product mix.

                                    EXPENSES

Consolidated Summary of Expenses

                                                   For the twelve
                            For the six months      months ended
                              ended June 30         December 31
                            ------------------- ---------------------
                              2000      1999     1999   1998    1997
                            --------- --------- ------ ------  ------
                                            ($000s)
Selling, general and
 administration...........      6,020    5,352  12,380  7,842   8,091
Interest expense (income).        559      (69)     10   (109)   (861)
Depreciation..............      3,536    2,582   6,276  3,532   3,815
                            --------- --------  ------ ------  ------
  Total Expenses..........     10,115    7,865  18,666 11,265  11,045
                            ========= ========  ====== ======  ======

Selling, General and Administration

   Selling, general and administration expenses for the first six months of 2000 was $6.0 million compared to $5.4 million for the same period in 1999, an overall increase of $0.6 million. The increase includes expenses for Prudential Longview for the first time.

   Selling, general and administration expenses for 1999 were $12.4 million. Also included in 1999 expenses were non-recurring amounts of $1.3 million for doubtful accounts receivable and $1.5 million for early retirement costs for senior executive and management personnel. Additional expenses of $1.2 million for Prudential Longview are included for the first time in 1999. Removing the non-recurring and Longview amounts reduces 1999 expenses from $12.4 million to $8.4 million, an overall increase of $0.6 million from $7.8 million in 1998.

   The Company incurred expenses of $95,000 in 1999 and $368,000 in 1998 for our year 2000 readiness program. During 1999 the efforts of our personnel were directed towards the development of contingency plans to minimize disruption as a result of the year 2000 date change. The Company did not experience any disruption to its operations due to the year 2000 issue.

Interest Expense (Income), Net

   Net interest expense for the first six months of 2000 was $559,000 compared to interest income of $69,000 for the same period in 1999. The change can be attributed to increased bank loan requirements. At the beginning 2000 the Company had bank loans of $14.5 million, increasing to $45.4 million by June 30, 2000. During this period the Company used this cash plus operating income to fund $7.9 million in capital expenditures, primarily the premium threader in Calgary and the coil slitter in Longview, increased working capital requirements for inventory and for the payment of dividends.

   Net interest expense for 1999 was $10,000 compared to 1998 interest income of $109,000. The change is attributed to reduced cash balances and increased bank loan requirements. At the beginning of 1998 the Company had cash on hand of $26.3 million. During 1998 the Company used this cash plus operating income to fund capital expenditures of $32.3 million, notably for the construction of the Prudential Longview facility, increased working capital requirements for inventory and for the payment of dividends. The Company had bank loans of $9.4 million by the end of 1998. During 1999 the Company funded from cash flow and bank loans modest additional working capital requirements, capital asset expenditures and paid dividends. At the end of 1999 bank loans totaled $14.5 million.

Depreciation

   Depreciation expense for the first six months of 2000 was $3.5 million compared to $2.6 million in the same period in 1999. Depreciation expense for 1999 was $6.3 million compared to $3.5 million in 1998. These increased amounts include depreciation expense for Prudential Longview for the first time.

Income Taxes

   Income taxes are based on taxation rates applicable to a manufacturing corporation. Income before taxes attributable to the Calgary operation for the first six months of 2000 were $25.1 million with an effective tax rate of 36.5 per cent. For 1999 income before taxes was $16.6 million with an effective tax rate applied to Canadian income at 37.3 per cent, unchanged from the 1998 effective rate. Prudential Longview was not profitable in 1999 and was not taxable. However, as Prudential Longview does not yet have a history of profitability, a provision for the recovery of income tax has not been recorded. The tax benefit related to Prudential Longview's operating losses incurred to date will be recognized in future periods. When consolidated with Calgary operations, the Prudential Longview loss increases the effective tax rate from 37.3 per cent to 56.2 per cent.

Net Income and Earnings Per Share

                                               For the six     For the twelve
                                              months ended      months ended
                                                 June 30        December 31
                                              ------------- --------------------
                                               2000   1999   1999   1998   1997
                                              ------ ------ ------ ------ ------
                                              (In 000s except per share amounts)
Income before income taxes................... 23,947  1,383 10,978 20,549 67,707
Income tax...................................  9,157  1,110  6,165  7,663 24,907
                                              ------ ------ ------ ------ ------
Net income for the period.................... 14,790    273  4,813 12,886 42,800
                                              ------ ------ ------ ------ ------
Earnings per share
  basic......................................   0.49   0.01   0.16   0.43   1.42
  fully diluted..............................   0.47   0.01   0.16   0.42   1.39
                                              ------ ------ ------ ------ ------
Shares outstanding
  basic...................................... 30,254 30,236 30,239 30,236 30,213
  fully diluted.............................. 31,613 31,360 31,454 31,111 30,924
                                              ------ ------ ------ ------ ------

Net Income and Earnings per Share

   Net income for June 30, 2000 was $14.8 million or $0.49 per share ($0.47 fully diluted) compared to June 30, 1999 net income of $0.3 million or $0.01 per share ($0.01 fully diluted). Net income for 1999 was $4.8 million or $0.16 per share ($0.16 fully diluted) compared to 1998 net income of $12.9 million or $0.43 per share ($0.42 fully diluted).

                        LIQUIDITY AND CAPITAL RESOURCES

Statement of Cash Flows

                                     For the six
                                     months ended     For the twelve months
                                       June 30          ended December 31
                                    ---------------  -------------------------
                                     2000     1999    1999     1998     1997
                                    -------  ------  -------  -------  -------
                                                   ($000s)
Cash provided from operations
 before non-cash working capital...  18,495   2,699   11,913   16,766   46,056
Net change in non-cash working
 capital balances.................. (38,825) 10,675   (3,388) (14,226) (10,093)
                                    -------  ------  -------  -------  -------
Cash (used in) provided by
 operating activities.............. (20,330) 13,374    8,525    2,540   35,963
Cash used in financing activities
 (excluding debt)..................  (2,578) (3,024)  (6,034)  (5,955)  (4,958)
Cash used in investing activities..  (7,923) (4,573)  (7,633) (32,251)  (7,197)
Cash position (borrowing), end of
 period............................ (45,360) (3,610) (14,529)  (9,387)  26,279
                                    -------  ------  -------  -------  -------

Operating Activities

   Reduced profit in 1999 relative to the prior year reduced the amount of cash provided from operations before non-cash working capital changes. Non-cash working capital requirements grew $3.4 million over 1998. The change is attributable to an increased accounts receivable balance at year end, indicative of strong sales results achieved late in the year. These sales were offset by increased current liabilities associated with purchases of raw material required to service the increasing demand for our finished tubular products. The working capital change for 1999 also included the working capital requirements for Prudential Longview.

Financing Activities

   Prudential paid dividends of just over $1.5 million in each of the first and second quarters 2000, and just over $6.0 million in 1999, or $0.05 per share per quarter, unchanged from the prior year. Additional bank loans of $30.8 million in 2000 and $5.1 million in 1999 provided the balance of cash requirements.

Investing Activities

   Cash used in investing activities for the first six months of 2000 were $7.9 million compared to $4.6 million for the same period in 1999.

   Cash used in investing activities fell from $32.3 million in 1998 to more normal levels of $7.6 million in 1999. The 1999 amount includes costs for completing the finishing line plus amounts for the new slitter currently under construction at Prudential Longview. In addition, amounts were spent for operational improvements in the Calgary facilities. In 1998, the primary uses of cash in investing activities were for the construction of our new facility at Longview along with finishing line improvements and the installation of a spiral accumulator in our Calgary operation.

   Capital expenditures totaled $7.9 million for the six months of 2000 with most of the spending associated with the new coil slitter in Longview and new premium threader in Calgary. The coil slitter allows greater flexibility in buying steel and provides cost efficiencies for the Company. The premium threader allows Prudential greater participation in the energy sector offering products for use in specific applications where high tension and compression exist such as thermal and long-reach horizontal conditions found in heavy oil, high-pressure gas and sour wells. Both operational improvements will better enable Prudential to meet the growing demands of its customers while providing superior quality and service. Capital expenditures are estimated at $11 million for 2000.

Loan Position, at End of Year

   Prudential had bank loans of $45.4 million at the end of June 2000 compared to bank loans of $8.5 million at the end of June 1999.

   Prudential had bank loans of $14.5 million at the end of 1999 compared to bank loans of $9.4 million at the end of 1998.

Credit Facilities

   Prudential has two forms of credit facilities available: a Canadian chartered bank provides a $50 million unsecured demand operating credit facility and a U.S. financial institution provides a US$10 million credit facility for use in funding the working capital requirements of Prudential Longview. The $10 million U.S. facility is secured by letters of credit drawn on the Canadian bank line and any borrowings on the U.S. line reduce the amount available on the Canadian line. Funds can be borrowed in a variety of forms and bear interest at either Canadian prime, U.S. base rate, Libor plus 0.5 per cent or Bankers' Acceptance rates plus stamping fees. At June 30, 2000 there was $45.4 million outstanding, at December 31, 1999 there was a $14.5 million outstanding loan balance.

                    PRUDENTIAL LONGVIEW, Operational Update

   Longview incurred a loss of $1.4 million in the first six months of 2000 compared to a loss of $1.9 million for the same period in 1999 before the removal of intercompany transactions. After intercompany transactions Longview incurred a loss of $2.0 million in the first six months 2000, compared to a loss of $1.4 million in the same period in 1999. The 1999 amount represents only a three month loss as the first three months of 1999 were capitalized to start up costs and deferred over a five year period. If we include the first quarter 1999 start up costs of $0.4 million the 1999 six month loss would be $1.9 million.

   Demand for energy related products remained strong due to continued improvements in drilling in the U.S. and prices continued to improve. However, industrial products showed weakness in both demand and pricing due to service center inventory reductions and strong pressure from imports.

   Longview is operating at two shifts per day, five days per week. The construction of the new slitter for coils was completed on time and within the planned budget in late June and startup began in early July. Production throughputs will increase during the third quarter of the year.

   Our Prudential Longview facility commenced operation in December 1998, becoming fully operational late in the first quarter 1999. Capital expenditures at Prudential Longview totaled $5.6 million in 1999 notably for the completion of the finishing line and other facility requirements. To date the company has invested $34.2 million in capital assets at Longview.

   As anticipated, Prudential Longview experienced a loss in 1999 as the Company dealt with operational start-up and market development issues. In 2000 our focus will be on improving the financial performance of Prudential Longview and completing construction of a new coil slitter. This facility will generate savings as it will allow Prudential to purchase lower cost master steel coils that we can cut into smaller coils required for tubular products. The Company will also complete construction of an expanded storage building for our industrial products by mid-year. Capital spending at Prudential Longview in 2000 is estimated at $7 million.

                               HEDGING PRACTICES

   The Company periodically enters into forward contracts for the purchase of U.S. dollars to reduce its exposure to foreign exchange fluctuations on materials and supplies denominated in U.S funds. These contracts may be acquired when the Company has issued purchase orders for significant purchases of steel coils or other materials, supplies and equipment denominated in U.S. funds. At June 30, 2000 no forward exchange contract were outstanding. At December 31, 1999 an option dated forward exchange contract was outstanding for US$3 million at a rate of 1.44995 or Cdn$4.35 million, exercisable not before January 10, 2000 and no later than January 31, 2000.

                                     LABOUR

   In Calgary, Prudential's hourly employees are represented by the United Steelworkers of America with whom the Company has negotiated a three-year contract, which expires December 31, 2000. Prudential has a good working relationship with the union and there have been no significant labour stoppages in the Company's history. Prudential Longview employees are not represented by a union.

                            RISKS AND UNCERTAINTIES

   There are several factors impacting Prudential's business that are beyond the control of management including oil and gas prices, steel prices and exchange rates.

   The oil and gas industry is subject to dramatic fluctuations in supply and demand that can affect commodity pricing. This pricing is a key determinant of our customers' level of activity and their demand for our products, which in turn impacts Prudential's production and shipment volumes.

   The price of steel is the major component of Prudential's cost of sales. The price Prudential pays for steel is largely dependent on the prevailing North American price of steel. Changes in this price impact Prudential's gross margins.

   Changes in exchange rates also impact the profitability of our energy customers' exploration and development programs, which in turn can affect the demand for energy related products. Exchange rates can also affect steel prices in Canada and impact the consolidated financial results of Prudential Longview.

                                    OUTLOOK

Canadian Outlook

   Increased Natural gas transportation capacity and strong demand in the US led to a 37 per cent increase in natural gas drilling in 1999. With the Alliance pipeline scheduled for completion in October of 2000, industry forecasts are calling for over 7,000 gas wells in 2000, or about 45 per cent of all forecast drilling in 2000. Natural gas prices, which increased 67 per cent in the past two years, are expected to continue to rise in 2000 to $3.50/MMBtu due to growing demand in North America for cleaner energy fuel substitutes.

   OPEC's second quarter 1999 production cuts and improved global economic conditions led to a strong run-up in crude oil prices and drilling activity in the second half of 1999 and early 2000. WTI crude oil prices which had fallen to US$12 per barrel in first quarter 1999, rose to as high as US$34 per barrel in first quarter 2000. As a result, drilling activity increased in 1999 reaching 10,500 wells, and first quarter 2000 saw a total of 3,764 wells drilled, one of the strongest quarters in recent years.

   Drilling forecasts for western Canadian in 2000 call for between 14,500 to 17,000 wells based upon an average WTI crude oil price of US$20 to US$21 per barrel. This level of drilling represents a 38 per cent to 62 per cent increase in activity compared to 1999 and could match the record setting volumes established in 1996 and 1997.

   Increased drilling in 2000 should lead to a corresponding increase in demand for energy tubulars which we believe will bring domestic mills to full capacity in 2000. Based upon our increased production capabilities and strong market position, Prudential Steel Ltd. is well positioned to meet the expected increase in demand for energy tubulars and achieve strong sales and shipments in 2000.

   The Canadian economy should continue to grow but at a more modest rate than 1998 and 1999. Growth in both non-residential construction and business investment is expected to slow in 2000 due to fears of rising interest rates on both sides of the border. Western regional growth is expected from increased Pacific Rim trade and stronger commodity prices, while agricultural expenditures are expected to remain low due to the continuing farm crisis in western Canada. As a result of these factors, demand for our industrial products should remain largely unchanged in 2000.

   Western Canadian drilling, which reached 10,600 wells in 1999, is expected to increase to between 14,500 and 17,000 wells provided crude oil prices remain in the US$20 per barrel range. Domestic OCTG and line pipe prices recovered in the last half of 1999 and should continue to improve with the rapidly increasing level of demand from the energy sector. Price pressures on line pipe caused by cheaper U.S. imports should diminish as the U.S. line pipe market recovers in 2000 due to a combination of improving market conditions and import quotas. While Canada may see an increase in offshore imports of line pipe, this increase will likely be limited to replacing line pipe previously imported from the U.S. We will be carefully monitoring line pipe imports into our market for signs of unfair trade practices and seek remedies where necessary.

   As a result of these factors, we expect our prices, sales volumes and share of energy shipments in Canada to continue to improve throughout 2000.

U.S. Outlook

   The U.S. economy should continue to grow but at a more modest pace in 2000 due to increasing fears of inflation and higher interest rates. As well, growth in business investment and non-residential construction are forecast to grow at more modest levels in 2000. With lower levels of economic growth and business investment, demand for industrial products will soften in 2000. Regional growth in the Pacific Northwest however is recovering due to improving Pacific Rim trade, increasing regional population growth and increasing personal income levels. We believe that demand for industrial products in our market should firm up in 2000 although prices will remain under pressure from imports and excess domestic mill capacity.

   As a result of improving oil and gas prices, U.S. drilling should increase six per cent to around 21,000 wells in 2000. OCTG prices and shipments are expected to increase due to the combination of rising demand and lower distributor inventory levels. Domestic line pipe shipments and prices are expected to firm up with the recently announced imposition of import quotas and duties on small diameter line pipe. This decision specifically targets the big importers of line pipe under 16 inches in outside diameter and, as a result, we can expect an improvement in our opportunities in this market in 2000.

   Overall the outlook for 2000 in both Canada and the U.S. is positive. Our facilities in Calgary and Longview are well positioned to meet the opportunities found in the improving market conditions of 2000, and will allow us to continue to grow our business in western Canada and the U.S. Pacific Northwest.

                             Prudential Information

      Audited Financial Statements for the Years Ended December 31, 1999,
           1998 and 1997, and Unaudited Financial Statements for the
            Six-Month Periods Ended June 30, 2000 and June 30, 1999

                                AUDITORS' REPORT

To the Directors of Prudential Steel Ltd.

   We have audited the consolidated statements of financial position of Prudential Steel Ltd. as at December 31, 1999 and 1998, and the consolidated statements of income and retained earnings and cash flows for each of the years in the three year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

   In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1999 and 1998 and the results of its operations and its cash flows for each of the years in the three years period ended December 31, 1999 in accordance with accounting principles generally accepted in Canada.

Calgary, Canada                           Ernst & Young LLP
                                          Chartered Accountants

January 31, 2000 except for Note 9
 which is as of August 8, 2000

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                                                 As at December
                                                                       31
                                                   As At June 30 ---------------
                                                       2000       1999    1998
                                                   ------------- ------- -------
                                                    (unaudited)
                                                              ($000)
                      ASSETS
Current
  Cash and cash equivalents.......................        --         --      --
  Accounts receivable.............................     48,879     50,936  25,491
  Inventory [note 2]..............................    110,972     75,271  69,867
  Prepaid expenses................................      1,088        845     792
                                                      -------    ------- -------
    Total current assets..........................    160,939    127,052  96,150
                                                      =======    ======= =======
                   LIABILITIES
Current
  Bank loans [note 4].............................     45,360     14,529   9,387
  Accounts payable and accrued liabilities........     37,321     42,259  14,745
                                                      -------    ------- -------
    Total current liabilities.....................     82,681     56,788  24,132
                                                      =======    ======= =======
Working capital...................................     78,258     70,264  72,018
Capital assets [note 3]...........................     62,939     58,551  57,153
Deferred pension expense [note 5].................        247        514   1,012
                                                      -------    ------- -------
Capital employed..................................    141,444    129,329 130,183
                                                      -------    ------- -------
Deduct
  Post employment benefits payable [note 5].......        770        691     482
  Future income taxes.............................      1,371      1,548   1,390
                                                      -------    ------- -------
Shareholders' equity..............................    139,303    127,090 128,311
                                                      -------    ------- -------
Represented by--
  Share capital [note 6]..........................     42,416     41,966  41,953
  Retained earnings...............................     96,887     85,124  86,358
                                                      -------    ------- -------
                                                      139,303    127,090 128,311
                                                      =======    ======= =======


                             See accompanying notes

On behalf of the Board:

J. DONALD WILSON                          NORMAN W. ROBERTSON
President and Chief Executive Officer     Chairman of the Board

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                               Six months ended June    Twelve months ended
                                        30                  December 31
                              ----------------------- -------------------------
                                 2000        1999      1999     1998     1997
                              ----------- ----------- -------  -------  -------
                              (unaudited) (unaudited)
                                     ($000s except per share amounts)
Sales.......................    173,359     68,943    210,945  175,656  352,021
Cost of sales...............    139,297     59,695    181,301  143,842  273,269
                                -------     ------    -------  -------  -------
  Gross profit..............     34,062      9,248     29,644   31,814   78,752
                                -------     ------    -------  -------  -------
Expenses
  Selling, general and
   administration...........      6,020      5,352     12,380    7,842    8,091
  Interest expense (income),
   net......................        559        (69)        10     (109)    (861)
  Depreciation..............      3,536      2,582      6,276    3,532    3,815
                                -------     ------    -------  -------  -------
                                 10,115      7,865     18,666   11,265   11,045
                                -------     ------    -------  -------  -------
Income before income taxes..     23,947      1,383     10,978   20,549   67,707
Income tax expense [note 7].      9,157      1,110      6,165    7,663   24,907
                                -------     ------    -------  -------  -------
Net income for the period...     14,790        273      4,813   12,886   42,800
Retained earnings, beginning
 of period..................     85,124     86,358     86,358   79,518   42,254
Dividends...................     (3,027)    (3,024)    (6,047)  (6,046)  (5,536)
                                -------     ------    -------  -------  -------
Retained earnings, end of
 period.....................     96,887     83,607     85,124   86,358   79,518
                                -------     ------    -------  -------  -------
Earnings per share [note 6]
  Basic.....................       0.49       0.01       0.16     0.43     1.42
  Fully diluted.............       0.47       0.01       0.16     0.42     1.39
                                -------     ------    -------  -------  -------




                             See accompanying notes

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                Six months ended June   Twelve months ended
                                         30                 December 31
                               ----------------------- ------------------------
                                  2000        1999      1999    1998     1997
                               ----------- ----------- ------  -------  -------
                               (unaudited) (unaudited)
                                      ($000s except per share amounts)
OPERATING ACTIVITIES
Net income for the period....     14,790        273     4,813   12,886   42,800
Add (deduct) items not
 affecting cash
  Depreciation...............      3,536      2,582     6,276    3,532    3,815
  Future income taxes........       (177)      (361)      158     (520)    (344)
  Deferred pension expense...        267        187       498      851     (271)
  Accrued post employment
   benefits..................         79         18       209       17       19
  (Gain) loss on sale of
   capital assets............        --         --        (41)     --        37
                                 -------     ------    ------  -------  -------
                                  18,495      2,699    11,913   16,766   46,056
Net change in non-cash
 working capital.............    (38,825)    10,675    (3,388) (14,226) (10,093)
                                 -------     ------    ------  -------  -------
Cash (used in) provided by
 operating activities........    (20,330)    13,374     8,525    2,540   35,963
                                 -------     ------    ------  -------  -------
FINANCING ACTIVITIES
Bank loans...................     30,831       (855)    5,142    9,387      --
Dividends paid...............     (3,027)    (3,024)   (6,047)  (6,046)  (5,536)
Common shares issued.........        449        --         13       91      578
                                 -------     ------    ------  -------  -------
Cash provided by (used in)
 financing activities........     28,253     (3,879)     (892)   3,432   (4,958)
                                 -------     ------    ------  -------  -------
INVESTING ACTIVITIES
Expenditures on capital
 assets......................     (7,923)    (4,573)   (7,921) (32,251)  (7,246)
Proceeds from sale of assets.        --         --        288      --        49
                                 -------     ------    ------  -------  -------
Cash used in investing
 activities..................     (7,923)    (4,573)   (7,633) (32,251)  (7,197)
                                 -------     ------    ------  -------  -------
Net (decrease) increase in
 cash........................        --       4,922       --   (26,279)  23,808
Cash position, beginning of
 period......................        --         --        --    26,279    2,471
                                 -------     ------    ------  -------  -------
Cash position, end of period.        --       4,922       --       --    26,279
                                 -------     ------    ------  -------  -------



                             See accompanying notes

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  Information at June 30, 2000 and for the six months ended June 30, 2000 and
                               1999 is unaudited
     (all dollar amounts in thousands except per share and option amounts)

   Prudential Steel Ltd. (the "Company"), was continued under the Business Corporations Act (Alberta) on May 24, 1983. The Company is a steel fabricator of tubular goods for sale to the energy and construction sectors in Western Canada and the United States Pacific Northwest.

1. ACCOUNTING POLICIES

   These consolidated financial statements, which include the accounts of the Company and its wholly owned subsidiaries, have been prepared by management in accordance with accounting principles generally accepted in Canada, consistently applied. Significant accounting policies are summarized below.

Inventory

   Inventories of raw materials, work in process, finished goods and stores are valued at the lower of cost and net realizable value. Cost for all categories is determined on a moving average basis.

Capital Assets

   Capital assets are recorded at cost. Depreciation is computed generally on the straight-line method applied to the cost of the assets used in operations at rates based on their estimated useful lives as follows:

   Buildings................................... 5%
   Plant Equipment............................. 5%-20%
   Yard Equipment.............................. Based on machine operating hours
   Office furnishings and equipment............ 10%-50%
   Leasehold improvements...................... Over the life on the lease

Income taxes

   Effective January 1, 2000 the Company adopted the liability method of accounting for income taxes as recommended by The Canadian Institute of Chartered Accountants. Under the liability method, future tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and measured using substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.

   This change has been applied prospectively and results in no changes to the Company's consolidated statement of financial position or net income.

   Prior to January 1, 2000 the Company followed the deferral method in providing for income taxes. Deferred income taxes resulted primarily from timing differences between depreciation of capital assets and capital cost allowance, and the differences between pension expense and pension payments.

Retirement plans

   The Company's defined benefit pension plan covers substantially all of its employees. The Company also has a defined benefit supplemental pension plan which covers certain of its officers. The cost of pension benefits is determined on an actuarial basis using the projected benefits method prorated on services and is charged to income annually. Actuarial valuations reflect management's best estimates of investment yields, salary escalation and other cost factors. Adjustments resulting from benefit amendments, experience gains and losses and changes in assumptions are amortized over the remaining service life of active employees. Pension assets are valued on a four-year average market valuation.

   The Company accrues for other post-employment benefits to retired employees and their surviving spouses, including medical benefits (supplementary to government benefits), dental care, vision care and life insurance for both active and retired employees, on a basis similar to that used for pension costs.

   On January 1, 2000 the Company adopted the new recommendations of The Canadian Institute of Chartered Accountants with respect to accounting for employee future benefits. The recommendations established new standards for the measurement and recognition of pension and other post-employment benefit obligations as liabilities. Employee future benefit assets and liabilities must be valued using current market interest rates. Previously, long-term averages were used.

   This change has been applied prospectively and results in an approximate $8,000 employee future benefit asset that will be amortized on a straight line basis as a reduction in pension expense over the expected remaining service life of employees, which is approximately 14 years.

Foreign currency translation

   Monetary assets and liabilities denominated in foreign currencies are translated at exchange rates in effect at the balance sheet date. Revenue and expenses are translated at rates of exchange prevailing on the transaction date. Gains and losses on translation are reflected in income as incurred.

   The Company's U.S. operations have been accounted for using the temporal method which results in monetary items being translated at the current rate in effect at the year end; non-monetary items being translated at the historic rates; and revenue and expense items being translated at the exchange rates in effect at the date of the underlying transactions. Gains and losses on translation are reflected in income as incurred.

   The Company periodically enters into forward contracts for the purchase of U.S. dollars to reduce its exposure to foreign exchange fluctuations on purchases of materials and supplies denominated in U.S. currency. Gains and losses on these contracts that constitute effective hedges, and the related costs of the hedges, are deferred and recognized as a component of the related transactions. At June 30, 2000 no forward exchange contracts were outstanding. At December 31, 1999 an option dated forward exchange contract was outstanding for $3,000 USD at a rate of 1.44995 or $4,350 CAD, exercisable not before January 10, 2000 and no later than January 31, 2000 [December 31, 1998--nil, December 31, 1997--nil].

Financial instruments

   Financial instruments of the Company consist mainly of accounts receivable, bank loans, and accounts payable and accrued liabilities. As at June 30, 2000, December 31, 1999, and 1998, there were no significant differences between the carrying amounts of these financial instruments reported on the balance sheet and their estimated fair values.

2. INVENTORY

                                                         June 2000  1999   1998
                                                         --------- ------ ------
                                                             $       $      $
Raw materials...........................................   28,500  31,123 20,509
Work in process.........................................      415     613    235
Finished goods..........................................   79,991  41,635 47,648
Stores..................................................    2,066   1,900  1,475
                                                          -------  ------ ------
                                                          110,972  75,271 69,867
                                                          =======  ====== ======

3. CAPITAL ASSETS

                                                           June 30, 2000
                                                    ---------------------------
                                                                          Net
                                                            Accumulated   Book
                                                     Cost   Depreciation Value
                                                    ------- ------------ ------
                                                       $         $         $
Land and land improvements.........................   6,635       --      6,635
Buildings..........................................  18,693     7,472    11,221
Plant and yard equipment...........................  90,963    46,615    44,348
Office furnishings, equipment and leasehold
 improvements......................................   4,216     3,481       735
                                                    -------    ------    ------
                                                    120,507    57,568    62,939
                                                    =======    ======    ======

                                                               1999
                                                    ---------------------------
                                                                          Net
                                                            Accumulated   Book
                                                     Cost   Depreciation Value
                                                    ------- ------------ ------
                                                       $         $         $
Land and land improvements.........................   6,632       --      6,632
Buildings..........................................  18,474     6,908    11,566
Plant and yard equipment...........................  83,388    43,852    39,536
Office furnishings, equipment and leasehold
 improvements......................................   4,089     3,272       817
                                                    -------    ------    ------
                                                    112,583    54,032    58,551
                                                    =======    ======    ======

                                                               1998
                                                    ---------------------------
                                                                          Net
                                                            Accumulated   Book
                                                     Cost   Depreciation Value
                                                    ------- ------------ ------
                                                       $         $         $
Land and land improvements.........................   6,020       --      6,020
Buildings..........................................  19,173     6,414    12,759
Plant and yard equipment...........................  77,095    39,488    37,607
Office furnishings, equipment and leasehold
 improvements......................................   3,683     2,916       767
                                                    -------    ------    ------
                                                    105,971    48,818    57,153
                                                    =======    ======    ======

4. OPERATING CREDIT FACILITY

   The Company has two forms of credit facilities available for its use. A $50 million unsecured demand operating credit facility is available through a Canadian chartered bank, and a US$10 million credit facility is available through a U.S. financial institution for use in funding the working capital requirements of the Longview, Washington operation. The US$10 million facility is secured by letters of credit drawn on the Canadian bank line and any borrowings on the U.S. line reduce the amount available on the Canadian line. Funds can be borrowed in a variety of forms and bear interest at either Canadian prime, U.S. base rate, Libor plus 0.5 per cent, or Bankers' Acceptances rates plus stamping fees. At June 30, 2000 there is $45,360 outstanding [December 31, 1999--$14,529, December 31, 1998--9,387]. The
effective interest rate on the amount outstanding at June 30, 2000 is 6.78 per cent [December 31, 1999--6.27 per cent, December 31, 1998--5.70 per cent]. Interest paid to June 30, 2000 was $643 (1999--$411, 1998--$383).

5. RETIREMENT PLANS

   Deferred pension expense is the excess of the cumulative contributions made to fund the pension plan over the cumulative estimated pension expense charged to income. The Deferred Pension Expense amount recorded on the Consolidated Statements of Financial Position is net of an unfunded supplemental pension obligation of $1,845 at December 31, 1999 [1998--$1,379, 1997--$1,031].

   The obligation for pension benefits, based on amounts determined by independent actuaries, was $31,115 at December 31, 1999 [1998--$29,447, 1997--
$25,871], including a supplemental pension obligation of $2,195 at December 31, 1999 [1998--$1,770, 1997--$1,410]. The market-related valuation of pension assets, was $36,824 at December 31, 1999 [1998--$32,471, 1997--$29,508].

   Post-employment benefits payable are based on amounts determined by independent actuaries. The Company does not fund post employment benefits in advance.

6. SHARE CAPITAL

Authorized

   An unlimited number of common shares without par value

   An unlimited number of preferred shares issuable in series

                              June 2000           1999              1998
                          ----------------- ----------------- -----------------
                            Number   Amount   Number   Amount   Number   Amount
                          ---------- ------ ---------- ------ ---------- ------
                                       $                 $                 $
Common Shares Issued
Balance, beginning of
 period.................. 30,239,106 41,966 30,235,572 41,953 30,213,138 41,862
Exercise of options......     80,328    450      3,534     13     22,434     91
                          ---------- ------ ---------- ------ ---------- ------
Balance, end of period... 30,319,434 42,416 30,239,106 41,966 30,235,572 41,953
                          ========== ====== ========== ====== ========== ======

Stock-based Compensation Plans

   Under the Company's stock option plan, the Company may grant stock options to its management and directors for the purchase of up to 2,680,567 common shares. Options vest on a one-third basis starting on the first anniversary from the date of each grant and have a maximum term of ten years subject to reduction under certain circumstances. The exercise price of each option equals the market price of the Company's shares on the date of the grant. No compensation expense is recognized for this plan when stock options are issued or exercised and consideration paid on exercise is credited to share capital.

   A summary of the status of the Company's stock option plan as at June 30, 2000, December 31, 1999, 1998, and 1997 and changes during the years then ended is presented below:

                                                                    Weighted
                                                     Number of  Average Exercise
                                                      Options     Price/Share
                                                     ---------  ----------------
Outstanding at January 1, 1998......................   902,954       $ 5.83
Exercised...........................................   (22,433)      $(4.06)
                                                     ---------       ------
Outstanding, December 31, 1998......................   880,521       $ 5.87
Granted.............................................   432,537       $ 5.97
Exercised...........................................    (3,534)      $(3.67)
                                                     ---------       ------
Outstanding, December 31, 1999...................... 1,309,524       $ 5.91
Granted.............................................   111,569       $14.50
Exercised...........................................   (80,328)      $ 5.59
                                                     ---------       ------
Outstanding, June 30, 2000.......................... 1,340,765       $ 6.64
                                                     =========       ======

   The following table summarizes information about stocks outstanding at June 30, 2000:

      Option Price             Options                     Options                   Options
       Per Share             Outstanding                 Exercisable                 Expire
      ------------           -----------                 -----------                 -------
         $ 3.33                145,000                     145,000                    2004
         $ 4.00                173,341                     173,341                    2005
         $ 3.67                242,545                     242,545                    2006
         $ 8.00                134,047                     134,047                    2007
         $14.00                121,667                      80,001                    2007
         $ 5.25                302,318                      94,145                    2009
         $ 6.75                  7,778                       2,593                    2009
         $ 7.90                102,500                      65,000                    2009
         $14.50                111,569                         --                     2010

   An additional 1,339,802 shares are reserved for future issue under the terms of the plan.

   Fully diluted earnings per share reflect the dilutive effect of the conversion of the stock options outstanding at the end of the year, as if they had been exercised at the beginning of the year. The number of shares used for the calculation of the fully diluted earnings per share is 31,613,177 (1999-- 31,453,784, 1998--31,110,551, 1997--30,923,632).

7. INCOME TAXES

   Income tax expense varies from the amount that would result from applying the combined Canadian federal and provincial income tax rate to income before taxes. The reason for these differences are as follows:

                                          June   June
                                          2000   1999    1999    1998    1997
                                         ------  -----  ------  ------  ------
                                           $       $      $       $       $
Basic rate applied to pre-tax income.... 10,685    617   4,898   9,169  30,210
(Decrease) increase in taxes resulting
 from Manufacturing processing
 deduction.............................. (2,064)  (334) (1,337) (1,674) (5,449)
Other...................................     27    149     135     168     146
U.S. tax losses not yet recognized......    509    678   2,469     --      --
                                         ------  -----  ------  ------  ------
                                          9,157  1,110   6,165   7,663  24,907
                                         ======  =====  ======  ======  ======

   Cash payments made to June 30, 2000 for income taxes were $3,010 (1999-- $6,420, 1998--$20,712, 1997--$19,769).

8. SEGMENTED INFORMATION

   The Company has two segments for financial reporting purposes based on geographical location. The Canadian operation, serving primarily western Canada, is based in Calgary, Alberta. The U.S. operation, serving primarily the U.S. Pacific Northwest is based in Longview, Washington. Both segments fabricate steel tubular goods. Information about segment profits, assets and capital expenditures prior to 1998 is not provided as the U.S. operations did not commence until late December 1998.

   The accounting policies of the segments are the same as those described in
Note 1--Accounting Policies. The Company accounts for intersegment sales as if the sales were to third parties, at current market prices.

Geographic information

                                                         Canada   U.S.    Total
                                                         ------- ------  -------
                                                            $      $        $
June 30, 2000
  Revenue............................................... 160,098 13,261  173,359
  Segmented profit (loss)...............................  16,811 (2,021)  14,790
  Capital Assets--Cost..................................  82,105 38,402  120,507
  Capital Assets--NBV...................................  28,552 34,387   62,939
June 30, 1999
  Revenue...............................................  67,624  1,319   68,943
  Segmented profit (loss)...............................   1,293 (1,020)     273
  Capital Assets--Cost..................................  78,805 31,730  110,535
  Capital Assets--NBV...................................  28,153 30,983   59,136
1999
  Revenue............................................... 199,591 11,354  210,945
  Segmented profit (loss)...............................  10,110 (5,297)   4,813
  Capital Assets--Cost..................................  78,363 34,220  112,583
  Capital Assets--NBV...................................  26,681 31,870   58,551
1998
  Revenue............................................... 176,656    --   176,656
  Segmented profit......................................  12,886    --    12,886
  Capital Assets--Cost..................................  77,378 28,593  105,971
  Capital Assets--NBV...................................  28,560 28,593   57,153

   Revenues have been allocated to country based on the location where the products were produced. To June 30, 2000, U.S. revenues exclude $10,472 of sales to the Canadian parent (six month ended June 30, 1999--$35, 1999--$2,960, 1998--nil). Segment profit has been measured exclusive of intersegment sales. The benefit of the tax losses in the U.S. operation has not been recorded on these financial statements.

Major customers

   In 1999, four customers account for approximately 48 per cent (1998--47 per cent, 1997--47 per cent) of the revenue of the Canadian segment.

9. SUBSEQUENT EVENT

   On June 11, 2000 the Company and Maverick Tube Corporation ("Maverick") entered into a combination agreement whereby each common share of the Company would ultimately be exchanged for 0.52 of a common share of Maverick. The transaction is subject to shareholder approval by the Company and Maverick shareholders and regulatory approval.

10. UNITED STATES ACCOUNTING PRINCIPLES

   Reconciliation of Accounting Principles Generally Accepted in the United
States:

                                    June 2000 June 1999  1999    1998    1997
                                    --------- --------- ------  ------  ------
                                        $         $       $       $       $
Net income in accordance with
 Canadian basis....................  14,790       273    4,813  12,886  42,800
Add (Deduct) adjustments for start
 up costs (1)......................     157      (342)    (185) (1,150)    --
                                     ------    ------   ------  ------  ------
Net income (loss) using United
 States basis......................  14,947       (69)   4,628  11,736  42,800
                                     ------    ------   ------  ------  ------
Net income per share using United
 States basis
  Basic............................    0.49       --      0.15    0.39    1.42
  Fully diluted (2)................    0.48       --      0.15    0.39    1.40
                                     ------    ------   ------  ------  ------
Balance sheet items in accordance
 with United States basis
  Capital assets...................  61,761    57,644   57,216  56,003  28,434
  Retained earnings................  95,709    82,115   83,789  85,208  79,518
                                     ======    ======   ======  ======  ======

   U.S. GAAP requires that all start up costs be expensed as incurred. Canadian GAAP allows capitalization of start up costs if certain criteria are satisfied.

   In accordance with U.S. GAAP the number of shares used for the calculation of the fully diluted earnings per share for June 30, 2000 is 31,184,231 (June 30, 1999--30,647,027, 1999--30,953,182, 1998--30,366,357, 1997--30,592,637).

   Under U.S. GAAP, the Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") requires that companies with stock-based compensation plans either recognize compensation expense based on new fair-value accounting methods or continue to apply the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and disclose pro forma net earnings (loss) per share assuming the fair-value method had been applied. The Company has elected to follow APB 25 and related interpretations in accounting for employee stock options.

   For June 30, 2000, the SFAS 123 pro forma calculation includes those options under the Company's Stock Option Plan that were granted and vested during this period plus options granted in 1999, 1998 and 1997. A total of 193,677 vested during this period (1999--231,993, 1998--282,031, 1997--280,866).

   Options are issue at the market price on date of grant and therefore, under APB 25, no compensation expense has been recorded.

   Under SFAS 123, the Company's pro forma net income (loss) under U.S. GAAP would be $14,521 for the six months ended June 30, 2000 (June 30, 1999--($424); 1999--$3,851; 1998--$11,118; 1997--$42,410) and pro forma net income (loss) per common share would be $0.48 for the six months ended June 30, 2000 (June 30, 1999--($0.01); 1999--$0.13; 1998--$0.37; 1997--$1.40).

   For disclosure purposes, the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for stock options granted in 2000, 1999 and 1997, respectively: expected dividend yield of 2 per cent, 2 per cent and 1 per cent; expected volatility of 49.6 per cent, 49.6 per cent and 40.7 per cent; risk-free interest rate of 7 per cent, 6 per cent and 5 per cent; and expected life of 7 years. The weighted average fair value of the stock options granted in 2000, 1999 and 1997 was $7.20, $2.90 and $4.89 respectively.

                              Maverick Information

          Business, Management and Principal Stockholders of Maverick

                                    BUSINESS

Our Company

   We are a leading domestic producer of tubular steel products used in energy and industrial applications. We manufacture "oil country tubular goods," which are steel tubular products used in the completion and production of oil and natural gas wells. We also serve the energy industry by manufacturing line pipe, which is used primarily in the transportation of oil and natural gas. For industrial applications, we manufacture structural tubing and standard pipe. We also recently began producing "cold drawn tubing" in our industrial products segment, which is used as a component of high quality products that require close tolerances. During fiscal 1999, energy products accounted for approximately 59% of our total revenues.

   The following table summarizes our current manufacturing facilities and the products they produce:

   Facility                                    Products              Sizes(1)
   --------                                    --------              -------
   Hickman, AR....................... Oil country tubular goods   1 1/20-5 1/20
                                      Line pipe                   1 1/20-5 9/160
                                      Standard pipe               20-50
   Hickman, AR....................... Structural tubing           1 1/20-80
   Hickman, AR....................... Oil country tubular goods   60-160
                                      Line pipe                   60-160
                                      Standard pipe               60-160
                                      Structural tubing           80-160
                                      Piling                      80-160
   Conroe, TX........................ Oil country tubular goods   4 1/20-9 5/80
                                      Line pipe                   4 1/20-80
                                      Structural tubing           4 1/20-80
                                      Standard pipe               60-80
   Beaver Falls, PA.................. Cold drawn tubular products 1 7/80-120

--------
(1) Represents outside diameter measurement. Structural tubing can have a square, rectangular or round cross-section.

Our Business Strategy

   Increase Market Share By Expanding Our Existing Product Lines. We believe that the expansion of our product lines in both the energy and industrial segments of our business will allow us to increase our market share by capitalizing on our existing customer relationships to market additional products. The current construction and on-going purchases of additional equipping for the new large-diameter facility is an important part of this strategy.

   Identify And Enter New Markets. We continually seek and make acquisitions and capital expenditures to enter new markets as evidenced by our entry into the structural tube market in 1994, our recent entry into the cold drawn tubular market in 1998 and our planned expansion of our product lines. We intend to seek additional opportunities to expand our business to new markets where we believe we can compete effectively and profitably.

   Continually Improve The Efficiency Of Our Manufacturing Process. We intend to continue to pursue our objective of being a low-cost, high-volume producer of quality steel tubular products by seeking to:

  . maintain product manufacturing cost controls;

  . maximize production yields from raw materials;

  . make capital expenditures designed to lower costs and improve quality;

  . minimize unit production costs through effective utilization of plant capacity; and

  . minimize freight costs.

   Deliver Quality Products And Service To Our Customers. We believe that we have achieved an excellent reputation with our existing customers. We intend to continue to build long-term customer relationships with new and existing customers by seeking to:

  . offer broad-based product lines;

  . focus on product availability;

  . deliver competitively priced quality products; and

  . provide a high level of customer support before and after the sale.

Product Line Expansion

   To further our growth and enhance our ability to compete in our energy and industrial business, we are expanding our current product lines to include larger diameter pipe and tubing products. As the focal point to this expansion, we currently have a facility under construction which includes equipment to manufacture large-diameter pipe and tubing. This facility is immediately adjacent to our current facilities in Hickman, Arkansas, at an estimated cost of $40 million. We have chosen this strategic location for the new facility to achieve significant cost-saving advantages. These advantages include:

  . utilization of lower-cost, non-union labor;

  . access to rail, truck and barge transportation;

  . proximity to the Nucor Corporation steel mill, Maverick's primary steel supplier; and

  . shared overhead.

   Based principally on historical product relationships, we estimate that our current product size range allows us to compete for approximately 49% of the total tons consumed in all of the markets we serve. We believe that our expansion into the production of large diameter pipe and tubing products should allow us to compete for approximately 67% of the tons consumed in these markets. This represents an increase of approximately 37% of the total tons consumed for which we can compete in the markets we serve.

The Energy Pipe Industry

   General. Oil country tubular goods consist of drill pipe, production casing, surface casing and production tubing. Drill pipe is used and may be reused to drill wells. Production casing forms the structural wall in oil and gas wells to provide support and prevent caving during drilling operations and is generally not removed after its has been installed in a well. Surface casing is used to protect water-bearing formations during the drilling of a well. Production tubing is placed within the casing and is used to convey oil and natural gas to the surface and may be replaced during the life of a producing well.

   The domestic oil country tubular goods market is affected by several factors, the most significant being the number of oil and natural gas wells being drilled. The level of drilling activity is largely a function of current prices for oil and natural gas and the industry's future price expectations. The prices are determined by various supply and demand factors, such as consumption levels, current inventory levels, weather, import levels, production economics and future expectations. The following chart shows the price of oil and natural gas since October 1996:

                        Crude Oil and Natural Gas Prices

                                    [CHART]

                                WTI Oil Price   Average U.S. Natural Gas Price
                                ----------------------------------------------
                       Oct-96          $24.90                            $2.12
                       Nov-96          $23.79                            $2.76
                       Dec-96          $25.27                            $3.77
                       Jan-97          $25.23                            $3.56
                       Feb-97          $22.61                            $2.44
                       Mar-97          $22.54                            $1.77
                       Apr-97          $19.60                            $1.88
                       May-97          $20.87                            $2.09
                       Jun-97          $19.30                            $2.13
                       Jul-97          $19.46                            $2.09
                       Aug-97          $19.97                            $2.29
                       Sep-97          $19.77                            $2.72
                       Oct-97          $21.56                            $2.94
                       Nov-97          $20.57                            $3.17
                       Dec-97          $18.54                            $2.29
                       Jan-98          $16.58                            $2.08
                       Feb-98          $16.54                            $2.08
                       Mar-98          $15.11                            $2.17
                       Apr-98          $15.47                            $2.37
                       May-98          $15.09                            $2.13
                       Jun-98          $13.76                            $2.05
                       Jul-98          $14.04                            $2.19
                       Aug-98          $13.65                            $1.84
                       Sep-98          $14.69                            $1.83
                       Oct-98          $14.55                            $1.91
                       Nov-98          $13.51                            $2.01
                       Dec-98          $11.21                            $1.69
                       Jan-99          $12.53                            $1.80
                       Feb-99          $11.94                            $1.71
                       Mar-99          $14.80                            $1.69
                       Apr-99          $17.27                            $1.99
                       May-99          $18.04                            $2.21
                       Jun-99          $17.73                            $2.22
                       Jul-99          $20.18                            $2.18
                       Aug-99          $21.20                            $2.70
                       Sep-99          $23.39                            $2.58
                       Oct-99          $22.86                            $2.61
                       Nov-99          $24.07                            $2.48
                       Dec-99          $25.96                            $2.28
                       Jan-00          $27.31                            $2.33
                       Feb-00          $29.51                            $2.58
                       Mar-00          $29.81                            $2.70
                       Apr-00          $25.91                            $2.96
                       May-00          $29.20                            $3.36
                       Jun-00          $32.01                            $4.28

   The most commonly cited indicator of the level of domestic drilling activity is the Baker Hughes rig count which represents the number of active oil and natural gas rigs currently being operated in the U.S. Since July 1987, the Baker Hughes rig count hit a high in December 1990 of 1,179 rigs and a low in April 1999 of 488. However, by June 30, 2000, the active rig count increased 73.2% from this low to 845 rigs. The following chart shows the U.S. rig count at each month end since October 1996 and our shipments of oil country tubular goods for the same period:

              U.S. Reg. Count and Maverick Domestic OCTG Shipments

[CHART]

                                U.S. Rig Count  Maverick Domestic OCTG Shipments
                                ------------------------------------------------
                       Oct-96             836                             21,954
                       Nov-96             799                             16,664
                       Dec-96             852                             22,856
                       Jan-97             822                             19,021
                       Feb-97             849                             21,108
                       Mar-97             897                             19,923
                       Apr-97             901                             22,507
                       May-97             924                             22,390
                       Jun-97             976                             24,777
                       Jul-97             969                             26,815
                       Aug-97             993                             24,130
                       Sep-97           1,009                             24,149
                       Oct-97             996                             22,222
                       Nov-97             983                             20,832
                       Dec-97           1,013                             24,691
                       Jan-98             993                             19,918
                       Feb-98             974                             19,238
                       Mar-98             932                             20,420
                       Apr-98             886                             15,698
                       May-98             855                             15,861
                       Jun-98             854                             14,246
                       Jul-98             816                             13,700
                       Aug-98             792                             15,453
                       Sep-98             774                             14,000
                       Oct-98             734                             12,602
                       Nov-98             688                              7,643
                       Dec-98             647                             14,291
                       Jan-99             587                              8,817
                       Feb-99             542                              7,552
                       Mar-99             526                              7,908
                       Apr-99             496                              9,488
                       May-99             516                             12,343
                       Jun-99             558                             14,270
                       Jul-99             588                             14,557
                       Aug-99             639                             16,341
                       Sep-99             696                             19,492
                       Oct-99             564                             22,613
                       Nov-99             782                             24,603
                       Dec-99             798                             24,744
                       Jan-00             775                             22,344
                       Feb-00             763                             21,385
                       Mar-00             773                             25,299
                       Apr-00             805                             23,638
                       May-00             844                             25,669
                       Jun-00             878                             28,572

   The oil country tubular goods market is also affected by the level of industry inventories maintained by manufacturers, distributors and end users. When customers draw-down on inventory rather than purchase new products, this has an adverse effect on the demand for new production. Conversely, when distributors and end users increase inventory levels, this has a positive effect on the demand for new production. For calendar years 1996 and 1997, increasing industry inventory levels added an estimated 4.3% and 14.6%, respectively, to oil country tubular goods demand for new production. However, for calendar years 1998 and 1999, declining industry inventory levels satisfied 8.5% and 13.9%, respectively, of oil country tubular goods consumption. Management believes that at June 30, 2000 industry inventories are at or below normal levels in relation to demand, as months of supply of inventory has decreased from 5.4 months at fiscal year end 1999 to 4.9 months at June 30, 2000, a decrease of 9.3%.

   Import levels of foreign oil country tubular goods also significantly affect the oil country tubular goods market. High levels of imports reduce the volume sold by domestic producers and tend to suppress selling prices. We believe that domestic import levels are affected by, among other things, overall world demand for oil country tubular goods, the trade practices of and government subsidies to foreign producers and the presence or absence of governmentally imposed trade restrictions in the U.S. Since 1986, the level of imports of oil country tubular goods from Canada and Taiwan has been reduced by the existence of duties imposed by the United States government. The U.S. International Trade Commission has recently made the decision to sunset these orders. The impact of this action is not yet known but could result in increased competition due to imports from these countries. In addition, since 1995, the level of imports of oil country tubular goods from Argentina, Italy, Japan, Korea and Mexico has also been reduced by the existence of anti-dumping duties. The U.S. International Trade Commission is scheduled to review these duties in 2000. If these duties expire or are renewed on a less stringent basis, we could be exposed to increased competition from imports.

   The following table illustrates certain factors related to industry-wide domestic drilling activity, domestic oil country tubular goods consumption, shipments, imports and inventories during the calendar years presented:

                                                    Year Ended December 31,
                                                 ------------------------------
                                                 1999  1998  1997   1996  1995
                                                 ----- ----- -----  ----- -----
U.S. drilling activity
 Average rig count..............................   625   831   943    779   723
                                                 ===== ===== =====  ===== =====
U.S. oil country tubular goods consumption
 (in thousands of tons):
  U.S. producer shipments.......................   858 1,217 2,097  1,742 1,413
  Imports.......................................   170   343   412    231   180
  Inventory (increase)/decrease.................   202   156  (349)  (84)     2
  Used pipe.....................................   219   111   223     78   144
                                                 ----- ----- -----  ----- -----
    Total U.S. consumption...................... 1,449 1,827 2,383  1,967 1,739
                                                 ===== ===== =====  ===== =====

   The rig count in the table is based on weekly rig count reporting from Baker Hughes, Inc. Imports are as reported by Duane Murphy and Associates in "The OCTG Situation Report." Inventory (increase)/decrease are management estimates based upon independent research by Duane Murphy and Associates. Used pipe quantities are calculated by multiplying 8.3 recoverable tubing and casing tons (as determined by independent research by Duane Murphy and Associates) by the number of abandoned oil and gas wells. U.S consumption of OCTG are management estimates based on estimated per rig consumption of OCTG multiplied by the Baker Hughes rig count. U.S. producer shipments are our estimates calculated based on the components listed above.

   Manufacturers produce oil country tubular goods in numerous sizes, weights, grades and end finishes. We believe that most oil country tubular goods are produced to American Petroleum Institute specifications. The grade of pipe used in a particular application depends on technical requirements for strength, corrosion resistance and other performance qualities. Oil country tubular goods are generally classified into groupings of "carbon" and "alloy" grades. Carbon grades of oil country tubular goods have yield strength levels of 75,000 pounds per square inch or less and are generally used in oil and natural gas wells drilled to depths less than 8,000 feet. Alloy grades of oil country tubular goods have yield strength levels of 75,000 pounds per square inch or more and are generally used in oil and natural gas wells drilled to depths in excess of 8,000 feet, or for high temperature wells, highly corrosive wells or critical applications.

   Carbon and alloy grades of oil country tubular goods are available from both electric resistance welded and seamless pipe producers. Electric resistance welded pipe is produced by processing flat rolled steel into strips which are cold-formed, welded, heat-treated or seam-annealed and end-finished with threads and couplings. Seamless products are produced by individually heating and piercing solid steel billets into pipe and then end finishing such pipe into oil country tubular goods in a manner similar to electric resistance welded pipe. We believe that the seamless manufacturing process involves higher costs than the welded process and that, as a result, seamless products are generally priced higher than comparable welded products.

   Based on published industry statistics, electric resistance welded products, which did not have significant market penetration prior to the mid-1970's, now account for approximately half of the tonnage of domestic oil country tubular goods consumed annually. We believe electric resistance welded products have captured a significant majority of the carbon grade oil country tubular goods market, while seamless products retain a significant majority of the alloy grade oil country tubular goods market. We also believe that further significant market penetration of welded products will depend upon increased market acceptance of welded products and technological advances in the types of raw materials and equipment utilized in the electric resistance welding process.

   Line pipe products are used for surface production flow lines, gathering systems and pipeline transportation and distribution systems for oil, natural gas and other fluids. Line pipe is produced in both welded and seamless form. Line pipe markets are dependent not only on the factors which influence the oil country tubular goods market, but also on the level of pipe line construction activity, line pipe replacement requirements, new residential construction and utility purchasing programs.

   Our Products. We manufacture oil country tubular goods used for production tubing, production casing and surface casing, and we also manufacture line pipe. We do not make drill pipe. We produce all of our oil country tubular goods and line pipe using only the electric resistance welding process.

   The following table shows our oil country tubular goods and line pipe shipments in tons, net sales and as a percentage of overall net sales measured in dollars:

                                Oil Country Tubular Goods       Line Pipe
                                ------------------------- ----------------------
                                                   % of                   % of
                                                 Maverick               Maverick
                                          Net      Net            Net     Net
                                 Tons    Sales    Sales    Tons  Sales   Sales
                                ------- -------- -------- ------ ------ --------
Nine months of Fiscal 2000..... 241,573 $145,845   67.6%  12,760 $6,336   2.9%
Fiscal 1999.................... 165,200   93,331   54.1   19,758  8,533   4.9
Fiscal 1998.................... 242,146  173,329   65.3   21,097 11,496   4.3
Fiscal 1997.................... 308,427  208,932   71.8   26,501 14,947   5.1

Our decreased sales of oil country tubular goods in fiscal 1998 were due to declining demand and a smaller industry inventory increase. Our decreased sales of oil country tubular goods in fiscal 1999 were due to declining demand and draw-downs of industry inventories. Our increased sales of oil country tubular goods for the nine months ended June 30, 2000 was due to increasing demand and an increase in industry inventory. Our decreased sales of line pipe in fiscal 1998, fiscal 1999 and for the nine months ended June 30, 2000 were due primarily to competition from imported pipe.

   Our energy products meet or exceed applicable American Petroleum Institute standards. In addition, similar to other producers, we manufacture oil country tubular goods in custom or proprietary grades. We design and engineer our custom and proprietary oil country tubular goods to be used in similar applications as products meeting American Petroleum Institute standards and to provide performance features comparable to products meeting those standards. We warrant our American Petroleum Institute casing and tubing to be free of defects in material or workmanship in accordance with the Institute's applicable specifications. In addition, we warrant our proprietary grade products to be free of defects in accordance with our published standards. We have not incurred significant costs in connection with these warranties. We maintain insurance coverage against potential claims in an amount which we believe to be adequate.

   We manufacture finished goods in both carbon and alloy steel grades. Virtually all of our products are fully completed or "end-finished" at our facilities. In contrast, some of our competitors outsource the end-finishing of their products or do not end-finish their products at all, thus adding to their freight and handling costs. The end-finish process includes, as appropriate, upsetting, beveling, threading, pressure testing and the application of couplings. Our fully finished oil country tubular goods are ready to be installed in oil or natural gas wells. By end-finishing our products, we are better able to control quality, cost and service to customers. Our energy facilities provide heat-treatment capabilities necessary for the production of alloy grade pipe. Our alloy grade tubing and casing products accounted for 25%, 24%, 24% and 21% of the tons of energy products sold in the first nine months of fiscal 2000 and fiscal years ended September 30, 1999, 1998 and 1997, respectively. Carbon grade tubing and casing accounted for the balance of these tons.

   Currently, we manufacture oil country tubular goods and line pipe ranging in size from 1 1/20 to 9 5/80 in outside diameter. Excluding drill pipe, which we do not manufacture, approximately 61% of the total oil country tubular goods and line pipe tonnage produced in the western hemisphere in calendar 1997 fell into this size range. Approximately 19% of the total tonnage produced was greater than 9 5/80 through 160 in outside diameter, and the remaining 20% was outside this size range.

   Our large-diameter facility, which is under construction, will enable us to manufacture oil country tubular goods and line pipe in sizes ranging from 1 1/20 to 160 in diameter. This capability will broaden our product line of oil country tubular goods and line pipe. We expect the product line expansion to allow us to increase market share by selling to our existing customers with minimal increases in cost, improve our bargaining position with existing distributors and increase complementary product sales of existing products by offering larger sizes.

   Marketing. We sell oil country tubular goods and line pipe primarily throughout the United States and Canada to numerous distributors, which then resell the pipe to major and independent oil and natural gas production, gathering and pipeline companies. Sales to Canadian customers in for the first nine months of fiscal 2000, fiscal year ended September 30, 1999, 1998 and 1997 were $14.6 million, $11.3 million, $17.9 million and $26.3 million, respectively. Sales to other foreign customers in fiscal 1999, 1998 and 1997 made up an additional $200,000, $900,000 and $400,000, respectively. Our marketing philosophy emphasizes delivering competitively priced quality products and providing a high level of service to our customers. With the completion of our new large diameter facility, we plan to also market ourselves as a broad line supplier of oil country tubular goods and line pipe products. We maintain inventories of finished goods that are housed at both of our production facilities and at field locations close to the areas of drilling activity which allows us to provide timely delivery of our products.

   As of June 30, 2000 and 1999, our backlog orders (including bill and hold orders not yet shipped) for oil country tubular goods and line pipe products were approximately $92.8 million and $28.8 million, respectively. All of the backlog orders as of June 30, 2000 are expected to be filled by the end of fiscal 2000. We consider only $16.4 million and $2.2 million of our backlog orders, respectively, to be firm as remaining orders may generally be cancelled without penalty. Our backlog orders, as of any particular date, may not be indicative of our actual operating results for any fiscal period. We cannot give any assurance that the amount of backlog at any particular date will ultimately be realized.

   At June 1, 1999 the average price we charged for our oil country tubular goods had decreased to $559 per ton from $665 per ton in November 1998 and $760 per ton in late 1997. At June 30, 2000 the average price charged increased to $704 per ton as a result of price increases of $25 per ton on June 30, 1999, $30 per ton on September 1, 1999, $75 per ton on September 1, 1999, $35 per ton on January 1, 2000 and $30 per ton on April 1, 2000. These increases have resulted in price per ton levels within 7.5% of our 1997 peak. In addition, Maverick has announced a price increased of $40 per ton on July 1, 2000. This price increase, along with further implementation of prior increases would result in pricing above late 1997 levels. However, we cannot assure you that any of our price increases will hold.

   In fiscal 1999, four distributors, including National-Oilwell, Inc. combined to become Sooner Pipe & Supply Corp. ("Sooner"), one of the largest distributors of oil country tubular goods. Sooner accounted for 13% of our net sales for fiscal 1999. Also, in fiscal 1999, another distributor, McJunkin Appalachian Oilfield accounted for an additional 13% of our net sales. In fiscal 1998 and 1997, one distributor, National-Oilwell, Inc., accounted for 14% of our net sales in each year. In fiscal 1997, another distributor, Master Tubulars, Inc., accounted for 11% of our net sales. We currently use several distributors and believe that additional qualified distributors are available to assist us in meeting the end-users' needs. While we believe that we could replace any one distributor, including Sooner, McJunkin Appalachian Oilfield or Master Tubulars, with other qualified distributors, the loss of Sooner, McJunkin Appalachian Oilfield or Master Tubulars could have a material adverse effect on our net sales or results of operations.

   Manufacturing. We manufacture oil country tubular goods and line pipe products at our facilities in Hickman, Arkansas and Conroe, Texas. We believe we will begin limited production of select industrial and energy products at our new large-diameter facility adjacent to our Hickman, Arkansas facilities, by July 2000 with full production capability of all products by October 2000. The facilities are strategically located to serve the energy markets in the United States. We can currently produce at a consolidated maximum rate of approximately 669,000 tons of finished products per year with approximately 477,000 tons currently dedicated to energy related products. After completion of our new large-diameter facility, we expect these amounts to increase to 919,000 tons and 627,000 tons per year, respectively. We operated our energy facilities at a capacity utilization of approximately 80% during the nine months ended June 30, 2000, 40% during fiscal 1999 and approximately 55% during fiscal 1998.

   In order to control our manufacturing costs, we attempt to maximize production yields from purchased steel and reduce unit labor costs. In the first nine months of fiscal 2000, fiscal years ended September 30, 1999 and fiscal 1998, purchased steel represented approximately 65%, 61% and 67%, respectively, of our cost of goods sold. For the first nine months of fiscal 2000, fiscal years ended September 30, 1999 and fiscal 1998, direct and indirect labor costs accounted for approximately 9%, 12% and 10%, respectively, of our cost of goods sold. We control labor costs by automating some of our activities and by seeking to optimize product throughput and scheduling. We maintain an innovative compensation plan at our Hickman, Arkansas and Conroe, Texas facilities, whereby employees receive quarterly bonuses for superior productivity and cost savings. In addition, some employees are eligible to receive annual profitability bonuses based on our consolidated earnings. The maximum achievable incentives and bonuses range from 15% to 75% of an employee's salary and wages.

   During fiscal 1999 and fiscal 1998, we spent $3.0 million and $7.5 million, respectively, on new capital equipment for our energy facilities. Our capital budget for fiscal 2000 is $4.0 million. We expect these capital expenditures to result in manufacturing cost savings, quality improvements and/or expanding or maintaining production capabilities and product lines. In addition, we expect to spend approximately $40.0 million to construct and equip the new large-diameter facility that will produce, in part, oil country tubular goods and line pipe in larger sizes than we currently produce.

   Competition. The suppliers of oil country tubular goods and line pipe products face a highly competitive market. We believe that the principal competitive factors affecting our business are price, quality, delivery, availability and service. We believe we enjoy an excellent reputation for quality products and outstanding customer service. We compete with several domestic and numerous foreign producers of oil country tubular goods, some of which have greater financial resources than we do. In the oil country tubular goods market, our more significant competitors are Lone Star Steel Company and Newport Steel Company, which produce electric resistance welded pipe, and United States Steel Corporation and North Star Steel Company, which primarily produce seamless pipe. We also compete in the line pipe market with these same competitors, and with foreign producers of oil country tubular goods, most of which are units of large foreign steel makers. During calendar years 1997, 1998, 1999 and the first six months of 2000, we estimate that domestic oil country tubular goods market penetration of tons consumed by imports was 17.3%, 18.8%, 11.0% and 29.3%, respectively.

The Structural Tube and Standard Pipe Industry

   General. Our structural tubing products are used in the following applications:

  . construction, including handrails, building columns and bridge frames;

  . transportation, including boat trailers;

  . agricultural, including farm implement components and tillage equipment;

  . material handling, including storage rack systems and conveying systems support; and

  . recreational, including exercise equipment.

   In addition, structural tubing is an attractive alternative to other structural steel forms, such as I-beams and H-beams. Structural tubing products offer strength and other product characteristics similar to beams, but with less steel content, resulting in lower costs to the end user in many applications.

   Structural tubing and standard pipe are produced by processing flat rolled steel into strips which are cold-formed, welded and heat-treated or seam-annealed. The machinery and equipment used for the manufacture of structural tubing products are similar to that used for the manufacture of oil country tubular goods. Structural tubing and standard pipe are not, however, subject to the same degree of tolerances as are oil country tubular goods, which results in lower production costs related to testing and inspection than for oil country tubular goods. Moreover, structural tubing does not require end finishing, flash elimination for the welding process or seam-annealing. Because less finishing is required of structural tubing products as compared to oil country tubular goods, the average cost per ton to convert steel into structural tubing is significantly less than oil country tubular goods.

   We believe that demand for structural tubing is influenced primarily by the level of general economic activity in the United States. We estimate that domestic consumption of structural tubing during calendar years 1999, 1998 and 1997 was 2.0 million, 2.0 million and 1.9 million tons, respectively.

   Standard pipe products are used in industrial applications such as steam, water, air and gas lines, and plumbing and heating. As with structural tubing, we believe that demand for standard pipe is influenced primarily by the level of general economic activity in the United States. We estimate that domestic consumption of standard pipe during calendar years 1999, 1998 and 1997 was 2.3 million, 2.6 million and 2.7 million tons, respectively. In recent years, standard pipe has faced limited new competition from plastic pipe in certain applications.

   Our Products. We produce square, rectangular and round structural tubing at our facilities in sizes ranging from 1 1/20 to 80 square and the equivalent sizes in rectangular and round tubing. Our products range from .120 to .500 inches in thickness. Because of the large number of applications for structural tubing and standard pipe, the number of different products produced for the industrial market is considerably larger than that produced for the oil country tubular goods market. The annual capacity at our Hickman structural facility is approximately 192,000 tons. We were operating at approximately 75% of our structural capacity during the first nine months of fiscal 2000, 67% of capacity during fiscal 1999 and 86% of capacity during fiscal 1999.

   The following table shows our structural tubing and standard pipe shipments in tons, net sales and as a percentage of overall net sales measured in dollars:

                                Structural Tubing                Standard Pipe
                         ------------------------------- ------------------------------
                                           % of Maverick                  % of Maverick
                          Tons   Net Sales   Net Sales    Tons  Net Sales   Net Sales
                         ------- --------- ------------- ------ --------- -------------
Period
 Nine months of Fiscal
  2000.................. 104,697  $46,401      21.5%     11,229  $ 5,553       2.6%
 Fiscal 1999............ 129,829   56,369      32.7      18,447    8,414       4.9
 Fiscal 1998............ 142,779   68,892      26.0      22,196   11,632       4.4
 Fiscal 1997............ 111,735   54,639      18.8      23,294   12,542       4.3

   Completion of the new large-diameter facility will increase the size range of our structural tube and standard pipe offerings, thus allowing us to market a broader line of products for industrial applications. As a result of this new facility, we expect to gain additional complementary sales by offering larger sizes, while limiting the amount of additional expenses. We also believe this new facility will allow us to market ourselves as a broad line producer of structural tubing and standard pipe.

   Marketing. The structural tubing and standard pipe markets are somewhat regional in nature, primarily because order sizes are smaller and lead-time requirements are shorter than for oil country tubular goods. We currently sell principally to distributors, but since fiscal 1997, we significantly increased our sales to large end-user customers. As in the case of oil country tubular goods, our marketing strategy emphasizes delivering competitively priced quality products and providing a high level of service to our customers. In addition, we expect our marketing ability will be enhanced by the addition of larger diameter pipe and tubing that we will produce upon completion of our large-diameter facility. Because the application of structural tubing and standard pipe products is diverse, and a short lead time is required for customer satisfaction, we maintain inventory levels, in terms of months of supply, comparable to those for oil country tubular goods. This finished goods inventory will consist of a larger number of items than in the case of oil country tubular goods. We use experienced manufacturing representatives in our sales efforts.

   As of June 30, 2000 and 1999, our backlog of orders for structural tubing and standard pipe was $10.7 million and $6.8 million, respectively. All of the backlog orders as of June 30, 2000 are expected to be filled by the end of fiscal 2000. We do not consider any of our backlog orders to be firm as they may generally be cancelled without penalty. Our backlog orders as of any particular date may not be indicative of our actual operating results for any fiscal period. We cannot give any assurance that the amount of backlog at any given time ultimately will be realized.

   Manufacturing. We are currently producing structural square and rectangular shaped tubing products in our structural tube facility located in Hickman, Arkansas. We are also currently producing structural round tubing products and standard pipe at our two energy facilities in Hickman, Arkansas and Conroe, Texas and expect to begin production of larger sized structural tubing and standard pipe upon completion of our large diameter facility to be located adjacent to our Hickman, Arkansas location by July 2000.

   We believe that the sizes of structural tubing products we currently are capable of manufacturing account for more than 85% of the domestic tonnage of all sizes of domestic structural tubing products consumed. After completing the new large-diameter facility, we expect to be capable of manufacturing sizes that account for more than 97% of the domestic tonnage consumed.

   Based on an industry source, we believe that the types of standard pipe products we are capable of manufacturing account for approximately 25% of the domestic tonnage of all types of standard pipe products consumed. After completing the new large diameter facility, we expect to be capable of manufacturing more than 41% of the domestic tonnage of all sizes of products consumed.

   Consistent with our manufacturing strategy for oil country goods production, we believe we are a low-cost, high-volume producer of quality structural tubing and standard pipe products. We believe that the application of our efficient manufacturing process originally developed for the production of oil country tubular goods, the labor costs at our Arkansas facility and the strategic location of the facility provide a conversion cost advantage relative to the majority of existing domestic structural tubing and standard pipe manufacturers.

   During fiscal 1999 and fiscal 1998, we spent $1.5 million and $722,000, respectively, on additional equipment needed for manufacturing of structural tubing and standard pipe products. Our capital budget for fiscal 2000 is $3.0 million. We expect these capital expenditures to result in manufacturing cost savings and quality improvements.

   Competition. Although a significant market for structural tubing is located within a 400 mile radius of our Hickman structural facility, no other major structural tubing facility is currently located within this area. Foreign competition, primarily from Canada, represented 23%, 23% and 22% of total domestic sales of structural tubing in calendar years 1999, 1998 and 1997, respectively. We compete primarily against several domestic and numerous foreign producers of structural tubing. Our more significant structural tube competitors are Leavitt Tube Company, Welded Tube Corporation of America, Copperweld, Bull Moose Tube Corporation and Ex-L-Tube, Inc.

   A significant market for standard pipe also exists. Foreign competition has had a large presence in the standard pipe market. Foreign competition represented approximately 33%, 31% and 24% of total domestic sales of standard pipe in calendar years 1999, 1998 and 1997, respectively. Our more significant standard pipe competitors are Wheatland Tube Company, Armco, Inc., Sawhill Tubular Division, Laclede Steel Company and IPSCO Tubulars, Inc.

   We believe that the principal competitive factors affecting our structural tubing and standard pipe businesses are price, product availability, delivery and service.

The Cold Drawn Tubing Market

   General. The cold drawn tubing market is made up of mechanical or pressure tubing used for applications that require closer tolerances and/or a better surface finish than ordinary electrical resistance welded or seamless tubing. The following table describes some of these applications:

    Industrial Uses                 Oilfield Uses               Consumer Uses
-----------------------            ----------------            ---------------
 . Hydraulic, pneumatic and gas cylinder stock
                                   Mud pumps                   Motorcycle
                                                               forks



 . Power takeoff and auger shafts   Precision pumps
                                                               Exercise
                                                               equipment


 . Electric motor housings          Perforating tubes



 . Conveyor rollers                 Subsurface pump shells      Office
                                                               furniture



 . Axles                            Coupling stock
                                                               Playground
                                                               equipment

                                                               Bicycles

                                                               Boat trailers

   Cold drawn tubing starts with either a plain-end electric resistance welded or seamless tube. The source tube is then pulled through a die and over a mandrel to create precise outside and inside diameters or wall tolerances and to create a smoother finish.

   The cold drawn tubing market is driven primarily by the general economy. Other factors include agricultural prices and infrastructure construction due to the large quantity of cold drawn tubing consumed in cylinder manufacturing for agriculture and construction machinery. We believe the market size is currently about 550,000 tons per year. Imports have typically satisfied about 5% of consumption.

   The market is made up of three segments based upon outside diameter and wall thickness of the tube, as follows:

                                                                       Wall
                                                 Outside Diameter    Thickness
                                                 ----------------- -------------
      Group 1................................... through 40        through .1340
      Group 2................................... 40 through 7 1/20 through .3200
      Group 3................................... above 7 1/20      all

   Our Products. We primarily manufacture and sell cold drawn tubing products in the Group 2 and Group 3 market segments as shown above. As of June 30, 2000, the sales of our cold drawn tubing products represented 5.3% of our net sales dollars.

   Marketing. Our current customer base for cold drawn tubing is primarily made up of service centers. Generally, because cold drawn tubing products are components of larger products, order sizes range from 5,000 to 10,000 pounds, which is smaller than our typical order sizes for structural tubing or oil country tubular goods. We almost always manufacture cold drawn tubing products to order resulting in a finished goods inventory that is smaller than our finished goods inventory of structural or energy products. Currently, the industry lead time for cold drawn tubing is approximately six to seven weeks.

   As of June 30, 2000, our backlog of cold drawn tubing orders was approximately $3.4 million. We do not consider any of our backlog firm. Our backlog orders as of any particular date may not be indicative of our actual operating results for any fiscal period. We cannot give any assurance that the amount of backlog at any given time ultimately will be realized.

   Manufacturing. In fiscal 1998, we acquired the assets used in the production of cold drawn tubular products at our production facility in Beaver Falls, Pennsylvania. This facility began production during the first quarter of fiscal 1999. We expect to supply approximately 75% of this facility's raw material requirements from our other production facilities. We purchase the remainder from outside sources, which include both smaller diameter pipe that is less than 1 9/100 and larger diameter pipe that is greater than 100, and seamless pipe.

   During fiscal 1999, we spent approximately $2.7 million on additional equipment for the Beaver Falls facility. Our capital budget for fiscal 2000 is $2.0 million. We expect these capital expenditures to result in manufacturing cost savings and quality improvements. We currently have approximately 75,000 tons of drawing capacity annually.

   Competition. A significant market for drawn tubing is located within a 500 mile radius of the Pennsylvania facility. Our primary competitors in this market are Alliance Midwest, Copperweld, Lone Star Steel, LTV, Metal Matic, Pacific Tube, Plymouth Tube, Pittsburgh Tube, Vision Metals and Webco. We believe that the principal competitive factors affecting our drawn tubular products are price, quality, product availability, delivery and service.

Raw Materials

   We make all steel purchases at our headquarters in order to optimize pricing, quality, availability and delivery of our raw materials. During 1999, we consumed approximately 2.0% of the total amount of hot rolled steel produced in the United States. Accordingly, we believe that we are generally considered to be a significant purchaser by our steel suppliers. We maintain favorable working relationships with our steel suppliers and believe that we are treated favorably with respect to volume allocations and deliveries. We presently purchase the majority of our steel from several domestic suppliers, with approximately 75% of consolidated purchases made from Nucor Corporation. Nucor's mill in Hickman, Arkansas is directly connected by rail to our Hickman facilities, thus eliminating our raw material freight costs for raw materials purchased from Nucor. To date, we have not experienced any significant disruption in our supply of raw materials.

Employees

   As of June 30, 2000, we employed approximately 1,265 persons, of whom approximately 20% were salaried and approximately 80% were employed on an hourly basis. None of our employees are represented by a union. We consider our employee relations to be excellent.

Properties

   We lease approximately 40,000 square feet of office space in Chesterfield, Missouri for our executive offices under a lease which expires in 2008. Currently, we use 160 acres of our 200 acre site in Hickman, Arkansas for three facilities with approximately 315,000 square feet of oil country tubular goods manufacturing and storage space which utilizes 55 acres. A 275,000 square foot structural tube manufacturing plant is located adjacent to the existing oil country tubular goods facility. Approximately 120,000 square feet of this facility is utilized for manufacturing with the remainder used for inventory and material storage and shipping. The 300,000 square foot large mill facility is located adjacent to the structural tube manufacturing plant. We occupy both the oil country tubular goods and the structural tube manufacturing facilities under separate leases, each providing us an option to purchase which is exercisable on the expiration dates of the leases. The expiration dates are August 1, 2007 for the oil country tubular goods facility and February 1, 2004 for the structural tube facility. Approximately 40 acres remain in Hickman, Arkansas for future expansion. We also own 117 acres and a 244,000 square foot manufacturing facility located in Conroe, Texas. Of the 117 acres, approximately 30 acres is used for manufacturing and storage and 60 acres is available for future expansion. We lease a 21 acre site and a 370,000 square foot manufacturing facility in Beaver Falls, Pennsylvania for the production of cold drawn tubing, with an option to purchase which is exercisable on September 17, 2001 which is the expiration date of the lease. Each manufacturing facility operated by Maverick is served by truck, has its own rail spur, other than the Beaver Falls facility, and is within close proximity of barge facilities.

   We believe each of our facilities is in good condition, is adequately insured and is adequate and suitable for our planned level of operations.

Legal Proceedings

   General. From time to time, we are involved in litigation relating to claims arising out of our operations in the normal course of our business. We maintain insurance coverage against potential claims in an amount which we believe to be adequate. We believe that we are not presently a party to any litigation in which the outcome would have a material adverse effect on our business or operations.

Environmental Matters

   We are subject to federal, state and local environmental laws and regulations concerning, among other things, waste water disposal and air emissions. We believe we are currently in compliance with all applicable environmental regulations.

Our Executive Officers

 Name                                 Age                 Title
 ----                                 ---                 -----
 Gregg M. Eisenberg..................  50 Chairman of the Board, President and
                                           Chief Executive Officer
 Barry R. Pearl......................  51 Vice President--Finance and
                                           Administration, Treasurer, Secretary
                                           and Chief Financial Officer
 Sudhakar Kanthamneni................  53 Vice President--Manufacturing and
                                           Technology
 T. Scott Evans......................  53 Vice President--Commercial Operations
 William E. Macaulay.................  54 Director
 David H. Kennedy....................  51 Director
 C. Robert Bunch.....................  46 Director
 C. Adams Moore......................  67 Director
 Wayne P. Mang.......................  63 Director
 John M. Fox.........................  60 Director

Set forth below are descriptions of the backgrounds of our executive officers and their principal occupations for at least the last five years:

   Gregg M. Eisenberg has served as Chairman of the Board since February 1996. He has served as President, Chief Executive Officer and a director of Maverick since 1988. Prior to joining Maverick in 1983, he was employed with Central Steel Tube Company for six years. He is a former director and past chairman of the Committee on Pipe and Tube Imports.

   Barry R. Pearl has served as Vice President--Finance and Administration, Treasurer, Secretary and Chief Financial Officer since June 1998. He was formerly employed by Santa Fe Pacific Pipeline Partners, L.P. in Orange, California where he was the Senior Vice President and Chief Financial Officer from January 1995 until March 1998 and Senior Vice President, Business Development from 1992 to January 1995.

   Sudhakar Kanthamneni has served as Vice President--Manufacturing and Technology of Maverick since August 1992. From May 1991 to August 1992, Mr. Kanthamneni served as Maverick's Vice President--Manufacturing. Prior to joining Maverick in 1987, he was employed with Central Steel Tube Company for ten years.

   T. Scott Evans has served as Vice President--Commercial Operations of Maverick since September 1992. Prior to joining Maverick in 1988 as General Sales Manager, he was employed with Wolverine Tube Corporation. From January 1981 to June 1986, Mr. Evans was employed with Republic Steel Corporation.

   William E. Macaulay has served as Chairman and Chief Executive Officer of First Reserve Corp. since 1983; he is also a director of Grant Prideco, Inc., Trans Montaigne, Inc., Weatherford International, Inc., National-Oilwell, Inc., Pride International, Inc. and Superior Energy Services, Inc.

   David H. Kennedy is an independent energy consultant since January 1999 and has served as Managing Director of First Reserve Corp. from 1981 to 1998; he is also a director of Berkley Petroleum Corporation and Carbon Energy Corporation.

   C. Robert Bunch has been a Partner in the law firm of King & Pennington, L.L.P. since 1997; from June 1995 to May 1996 he served as the Executive Vice President and Chief Operating Officer of Oyo Geospace Corporation; from June 1994 to May 1995, he was an attorney with the law firm of Scott, Douglass & Luton, L.L.P.; from July 1993 to May 1994, he served as the President of Geo-Capital Resources, L/C; from June 1992 to June 1993, he was the Senior Vice President of Siberian American Limited Liability Company.

   C. Adams Moore has been an independent consultant in the steel distribution and fabrication business since February 1992; from January 1983 to February 1992, he was Vice President of Sales of Bethlehem Steel Corporation and President of Bethlehem Steel Export Corporation; he is also a director of Fisher Tank Company and Warren Fabrication Corporation.

   Wayne P. Mang has served as a "Non-Executive" Chairman and Director of Laclede Steel Co. since 1997; from 1982 to 1991, he was President and Chief Executive Officer of Metals Group of Federal Industries Ltd.; he was the President and Chief Operation Officer of Russel Metals from 1991 to May 1997.

   John M. Fox has served as the President, Chief Executive Officer and a member of the Board of Directors of Markwest Hydrocarbon, Inc. since 1988 and 1996, respectively; he was the founder of Western Gas Resources, Inc. and its Executive Vice President and Chief Operation Officer from 1972 to 1986.

Principal Stockholders

   The following table sets forth information regarding the beneficial ownership of Maverick common stock as of August 7, 2000 by:

  . each person or group we have reason to believe owns beneficially more than five percent of the outstanding shares of common stock;

  . each of our executive officers and each of our directors; and

  . all of our executive officers and directors as a group.

Unless otherwise indicated, each of the person or entities listed below exercise sole voting and investment power over the shares that each of them beneficially owns.

                                   Amount and Nature   Currently
                                     Of Beneficial    Exercisable  Percent
Name                                 Ownership (1)      Options   of Class
----                               -----------------  ----------- ---------
Directors and named executive
 officers
  Gregg M. Eisenberg..............       94,708             --        *
  William E. Macaulay.............       22,500(3)(4)    22,500       *
  David H. Kennedy................       52,650          15,000       *
  C. Robert Bunch.................       21,150          18,750       *
  C. Adams Moore..................       15,000          15,000       *
  Barry R. Pearl..................       10,000             --        *
  T. Scott Evans..................       58,286          36,000       *
  Sudhakar Kanthamneni............       41,008          30,000       *
  Wayne P. Mang...................       19,000          19,000       *
  John M. Fox.....................       21,000          15,000       *
  All current directors and
   executive officers as a group
   (10 persons)...................      355,302         171,250
Beneficial owners in excess of 5% of the outstanding
 common stock
  Woodbourne Partners, L.P. (5)... Sole Voting:                   1,250,000
   10 South Broadway,              Shared Voting:                    90,000
   Suite 2000                      Sole Investment:               1,250,000
   St. Louis, MO 63102             Shared Investment:                90,000
  Amvescap PLC (6)................ Sole Voting:                           0
   11 Devonshire Square            Shared Voting:                 1,393,400
   London EC2M 4 YR                Sole Investment:                       0
                                   Shared Investment:             1,393,400

--------
*  Represents less than 1% of the class.
(1) Included current exercisable options.
(2) Reflects the number of shares of common stock issuable upon the exercise of options which are presently exercisable or will first become exercisable within 60 days of August 7, 2000.
(3) William E. Macaulay is a director of Maverick and serves as Chairman and Chief Executive Officer of First Reserve Corp. Mr. Macaulay disclaims beneficial ownership of these shares.
(4) Excludes 24,000 shares of common stock owned by Linda Macaulay, the wife of Mr. Macaulay. Mr. Macaulay disclaims beneficial ownership of these shares.
(5) Based on Schedule 13D filed with the SEC by Woodbourne Partners, L.P. on March 12, 1999.
(6) Based on Schedule 13G filed with the SEC on February 4, 2000 by a group consisting of AIM Management Group Inc., Amvescap Group Services, Inc., Amvescap PLC, Amvescap PLC (GA), AVZ Inc., Invesco (NY), Asset Management, Inc., Invesco Capital Management, Inc., Invesco Management & Research, Inc., Invesco Realty Advisors, Inc. and Invesco, Inc.

                              Maverick Information

      Audited Financial Statements for the Years Ended September 30, 1999,
            1998 and 1997 and Unaudited Financial Statements for the
                Nine-Month Periods Ended June 30, 2000 and 1999

                         INDEX TO FINANCIAL STATEMENTS

                                                                         Page
                                                                         -----
Report of Independent Auditors.......................................... K-118
Consolidated Balance Sheets as of September 30, 1999 and 1998 and
 (unaudited) June 30, 2000.............................................. K-119
Consolidated Statements of Operations for the years ended September 30,
 1999, 1998 and 1997 and (unaudited) for the nine months ended June 30,
 2000 and 1999.......................................................... K-120
Consolidated Statements of Stockholders' Equity for the years ended
 September 30, 1999, 1998 and 1997 and (unaudited) for the nine months ended June 30, 2000.................................................... K-121
Consolidated Statements of Cash Flows for the years ended September 30,
 1999, 1998 and 1997 and (unaudited) for the nine months ended June 30,
 2000 and 1999.......................................................... K-122
Notes to Consolidated Financial Statements.............................. K-123

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Maverick Tube Corporation

   We have audited the accompanying consolidated balance sheets of Maverick Tube Corporation and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Maverick Tube Corporation and subsidiaries at September 30, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1999, in conformity with accounting principles generally accepted in the United States.

St. Louis, Missouri
October 29, 1999, except for Note
 18, as to which the date is July
 17, 2000

                   MAVERICK TUBE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                               September 30,
                                                  June 30,   -----------------
                                                    2000       1999     1998
                                                 ----------- -------- --------
                                                 (Unaudited)
                     ASSETS
Current assets:
  Cash and cash equivalents.....................  $  2,714   $  1,625 $    748
  Accounts receivable, less allowances of
   (unaudited) $801 on June 30, 2000 and $542
   and $391 on September 30, 1999 and 1998,
   respectively.................................    30,873     19,661   15,515
  Inventories...................................    87,013     54,486   61,685
  Deferred income taxes.........................     2,083      1,933    1,827
  Income taxes refundable.......................       --       3,739    5,078
  Prepaid expenses and other current assets.....     1,634      1,469    1,200
                                                  --------   -------- --------
Total current assets............................   124,317     82,913   86,053
Property, plant and equipment, net..............   110,468     74,518   69,879
Other assets....................................     1,164      2,717      953
                                                  --------   -------- --------
                                                  $235,949   $160,148 $156,885
                                                  ========   ======== ========
      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................  $ 30,736   $ 28,244 $ 15,721
  Accrued expenses and other liabilities........     6,868      5,929    5,733
  Deferred revenue..............................    16,420      3,716    3,584
  Current maturities of long-term debt..........       748        708      653
                                                  --------   -------- --------
Total current liabilities.......................    54,772     38,597   25,691
Long-term debt, less current maturities.........     6,919      7,518    8,226
Revolving credit facility.......................    55,000     31,000   27,400
Deferred income taxes...........................     3,383      3,387    5,505
Commitments and contingencies (Notes 6, 12 and
 13)............................................       --         --       --
Stockholders' Equity:
Preferred stock, $.01 par value; 5,000,000
 authorized shares..............................       --         --       --
Common stock, $.01 par value; 40,000,000
 authorized shares; (unaudited) 17,899,224 at
 June 30, 2000 and 15,440,474 and 15,437,474
 shares issued and outstanding on September 30,
 1999 and 1998, respectively....................       179        154      154
Additional paid-in capital......................    80,163     44,248   44,216
Retained earnings...............................    35,533     35,244   45,693
                                                  --------   -------- --------
                                                   115,875     79,646   90,063
                                                  --------   -------- --------
                                                  $235,949   $160,148 $156,885
                                                  ========   ======== ========

                             See accompanying notes

                           MAVERICK TUBE CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (In thousands, except share data)

                                  Nine months ended
                                      June 30,        Year ended September 30,
                                  -----------------  ---------------------------
                                    2000     1999      1999      1998     1997
                                  -------- --------  --------  -------- --------
                                     (Unaudited)
Net sales.......................  $215,721 $118,410  $172,417  $265,389 $291,060
Cost of goods sold..............   201,719  118,047   169,562   232,038  252,803
                                  -------- --------  --------  -------- --------
Gross profit....................    14,002      363     2,855    33,351   38,257
Selling, general and
 administrative.................    12,352   10,168    13,703    14,815   13,966
Start-up costs..................       --     2,496     3,462       --       --
                                  -------- --------  --------  -------- --------
Income (loss) from operations...     1,650  (12,301)  (14,310)   18,536   24,291
Interest expense, net...........     1,198    1,261     1,861     1,731    2,067
                                  -------- --------  --------  -------- --------
Income (loss) before income
 taxes..........................       452  (13,562)  (16,171)   16,805   22,224
Provision (benefit) for income
 taxes..........................       163   (4,874)   (5,722)    5,420    7,339
                                  -------- --------  --------  -------- --------
Net income (loss)...............  $    289 $ (8,688) $(10,449) $ 11,385 $ 14,885
                                  ======== ========  ========  ======== ========
Basic earnings (loss) per share.  $   0.02 $  (0.56) $   (.68) $    .74 $    .99
                                  ======== ========  ========  ======== ========
Diluted earnings (loss) per
 share..........................  $   0.02 $  (0.56) $   (.68) $    .73 $    .97
                                  ======== ========  ========  ======== ========


                            See accompanying notes.

                           MAVERICK TUBE CORPORATION
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (In thousands, except share data)

                                            Common Stock    Additional
                                          -----------------  Paid-In   Retained
                                            Shares   Amount  Capital   Earnings
                                          ---------- ------ ---------- --------
Balance at September 30, 1996............ 14,944,142  $150   $37,674   $19,423
  Net income.............................        --    --        --     14,885
  Exercise of stock options..............    466,832     4     2,482       --
  Tax benefit associated with the
   exercise of non-qualified stock
   options...............................        --    --      3,250       --
                                          ----------  ----   -------   -------
Balance at September 30, 1997............ 15,410,974   154    43,406    34,308
  Net income.............................        --    --        --     11,385
  Exercise of stock options..............     26,500   --        162       --
  Tax benefit associated with the
   exercise of non-qualified stock
   options...............................        --    --        648       --
                                          ----------  ----   -------   -------
Balance at September 30, 1998............ 15,437,474   154    44,216    45,693
  Net loss...............................        --    --        --    (10,449)
  Exercise of stock options..............      3,000   --         19       --
  Tax benefit associated with the
   exercise of non-qualified stock
   options...............................        --    --         13       --
                                          ----------  ----   -------   -------
Balance at September 30, 1999............ 15,440,474  $154   $44,248   $35,244
  Net income*............................        --    --        --        289
  Proceeds from issuance of common
   stock*................................  2,300,000    23    35,204       --
  Exercise of stock options*.............    158,750     2       711       --
                                          ----------  ----   -------   -------
Balance at June 30, 2000*................ 17,899,224  $179   $80,163   $35,533
                                          ==========  ====   =======   =======

--------
   *Unaudited


                            See accompanying notes.

                           MAVERICK TUBE CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                             Nine months ended
                                 June 30,         Year ended September 30,
                             ------------------  -----------------------------
                               2000      1999      1999      1998       1997
                             --------  --------  --------  ---------  --------
                                (unaudited)
Operating activities
Net income (loss)..........  $    289  $ (8,688) $(10,449) $  11,385  $ 14,885
Adjustments to reconcile
 net income (loss) to net
 cash provided (used) by
 operating activities:
  Depreciation and
   amortization............     6,572     5,471     7,355      6,172     5,697
  Deferred income taxes....      (154)   (1,956)   (2,211)     1,161     2,577
  Provision for losses on
   accounts receivable.....       259       322       151          3        44
  Loss on sale of
   equipment...............       --        --        --          49        50
  Loss on write-down of
   software development
   costs...................       --        --        --       1,605       --
  Changes in operating
   assets and liabilities:
    Accounts receivable....   (11,471)       (7)   (4,297)    12,196    (9,358)
    Inventories............   (32,527)   15,661     7,199      7,751   (18,812)
    Prepaid expenses and
     other current assets..     5,040     1,659     1,070     (1,582)       59
    Other assets...........       --        --        236       (381)      (67)
    Accounts payable.......     2,492     8,430    12,523    (15,756)    8,435
    Accrued expenses and
     other liabilities.....       939    (2,184)      196     (6,881)    5,136
    Deferred revenue.......    12,704    (1,379)      132    (12,667)    8,075
                             --------  --------  --------  ---------  --------
Cash provided (used) by
 operating activities......  $(15,857) $ 17,329  $ 11,905  $   3,055  $ 16,721
Investing activities
Expenditures for property,
 plant and equipment.......  $(42,435) $(11,976) $(11,869) $ (10,717) $ (9,537)
Expenditures for purchase
 of production facility....       --        --        --     (11,464)      --
Deposit on equipment.......       --        --     (2,125)       --        --
Proceeds from disposals of
 equipment.................       --        --        --          30        96
Collection of notes
 receivable................       --        --        --         --         18
                             --------  --------  --------  ---------  --------
Cash used by investing
 activities................   (42,435)  (11,976)  (13,994)   (22,151)   (9,423)
Financing activities
Proceeds from long-term
 borrowings and notes......   106,800    33,100    57,600    121,000    92,400
Principal payments on long-
 term borrowings and notes.   (83,359)  (38,716)  (54,653)  (104,204)  (99,911)
                             --------  --------  --------  ---------  --------
                               23,441    (5,616)    2,947     16,796    (7,511
Proceeds from Issuance of
 Common Stock..............    35,227       --        --         --        --
Proceeds from exercise of
 stock options.............       713       --         19        162     2,486
                             --------  --------  --------  ---------  --------
Cash provided (used) by
 financing activities......    59,381    (5,616)    2,966     16,958    (5,025)
                             --------  --------  --------  ---------  --------
Increase (decrease) in cash
 and cash equivalents......     1,089      (263)      877     (2,138)    2,273
Cash and cash equivalents
 at beginning of period....     1,625       748       748      2,886       613
                             --------  --------  --------  ---------  --------
Cash and cash equivalents
 at end of period..........  $  2,714  $    485  $  1,625  $     748  $  2,886
                             ========  ========  ========  =========  ========
Supplemental disclosures of
 cash flow information:
Cash paid (received) during
 the period for:
Interest (net of amounts
 capitalized of $1,376,
 $429, $543, $355 and $268,
 respectively)*............  $    464  $  1,198  $  1,855  $   1,733  $  2,138
Income taxes...............  $ (3,497) $ (5,277) $ (5,033) $   6,242  $  4,020

--------
*Unaudited

                            See accompanying notes.

                   MAVERICK TUBE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   INFORMATION PERTAINING TO THE NINE MONTHS ENDED JUNE 30, 2000 IS UNAUDITED

1. Summary of Significant Accounting Policies

 Interim Financial Statements

   The interim financial information as of June 30, 2000 and for the nine months ended June 30, 2000 and 1999 is unaudited and reflects all adjustments, consisting of only normal recurring items, which management considers necessary for a fair presentation. Also, all information in the footnotes dated subsequent to September 30, 1999 is unaudited. The results for the interim periods are not necessarily indicative of the results for the full year.

Principles of Consolidation

   The consolidated financial statements include the accounts of Maverick Tube Corporation and its wholly owned subsidiaries (collectively referred to as the Company). All significant intercompany accounts and transactions have been eliminated.

Revenue Recognition

   The Company records revenue from product sales when the product is shipped from its facilities.

Inventories

   Inventories are principally valued at the lower of average cost or market.

Property, Plant and Equipment

   Property, plant and equipment are stated on the basis of cost. Depreciation is computed under the straight-line method over the respective assets' useful lives. Useful lives of the Company's assets are as follows:

   Land and leasehold improvements............................... 10 to 20 years
   Buildings..................................................... 20 to 40 years
   Transportation equipment...................................... 4 to 5 years
   Machinery and equipment....................................... 5 to 12 years
   Furniture and fixtures........................................ 3 to 7 years
   Computer software............................................. 7 years

Income Taxes

   Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and other tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.

Stock-Based Compensation

   As permitted by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," the Company follows Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its director and employee stock options.

                   MAVERICK TUBE CORPORATION AND SUBSIDIARIES

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to periodically make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Earnings (Loss) per Common Share

   Effective December 31, 1997, the Company adopted SFAS No. 128, "Earnings per Share." SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and dilutive earnings per share. Basic earnings per share exclude any dilutive effects of options. Diluted earnings per share are very similar to the previously reported fully diluted earnings per share. All earnings per share amounts have been presented and, where appropriate, restated to conform to the SFAS No. 128 requirements.

   The reconciliation for diluted earnings (loss) per share for years ended September 30, 1999, 1998 and 1997 is as follows (in thousands):

                                                        1999     1998    1997
                                                      --------  ------- -------
Average shares outstanding...........................   15,438   15,437  15,018
Dilutive effect of outstanding stock options.........      --       127     264
                                                      --------  ------- -------
Average shares deemed outstanding....................   15,438   15,564  15,282
                                                      ========  ======= =======
Net income (loss) used in basic and diluted earnings
 (loss) per share.................................... $(10,449) $11,385 $14,885
                                                      ========  ======= =======

Business Segments

   The Company's two identifiable segments are energy products, consisting of Oil Country Tubular Goods (OCTG) and line pipe products sold primarily to customers in the energy industry, and industrial products, consisting primarily of structural tubing, standard pipe and cold drawn tubing products. Energy products are used in the completion of new wells and the handling and transporting of the oil and natural gas produced from these wells. Industrial products are sold to customers in various industries including construction, agriculture and transportation. The Company's products are sold primarily to a network of distributors and are sold throughout the United States and Canada.

   Sales commission expenses are charged directly to the associated business segments. Remaining selling, general and administrative expenses are allocated based upon the net sales dollars generated by each segment.

Cash Equivalents

   The Company's policy is to consider demand deposits and short-term investments with a maturity of three months or less when purchased as cash equivalents.

Financial Instruments

   Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and long-term debt obligations. The carrying value of amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate a fair value. Management's estimate of the fair value of long-term debt obligations is discussed in Note 6 to the consolidated financial statements.

                   MAVERICK TUBE CORPORATION AND SUBSIDIARIES

Reclassifications

   Certain amounts in the 1998 financial statements have been reclassified to conform with the classifications in the 1999 financial statements with no effect on previously reported net income or stockholders' equity.

2. Purchase of Equipment and Sale of Stock

   On September 3, 1999, the Company entered into an Asset Purchase Agreement to purchase mill equipment for $11.75 million. This equipment will be used by the Company in connection with the construction and equipping of a new large diameter pipe and tubing facility adjacent to its existing facilities in Hickman, Arkansas. The Company estimates that the total cost for this project will be $40 million. In September 1999, the Company made a deposit of $2.1 million on the equipment and will be required to fund the remaining $9.65 million of the purchase price on November 10, 1999. The deposit is nonrefundable if the seller fulfills its obligations under the agreement.

   The Company funded this project principally through the issuance of 2,300,000 shares of its common stock. The original 2,000,000 shares offered to the public closed on October 6, 1999. The underwriters' overallotment of 300,000 shares closed on October 21, 1999. Total proceeds to the Company from the sale, net of the underwriting discount and other expenses, are expected to be $34.9 million.

3. Start-Up Costs

   On September 18, 1998, the Company acquired assets to be used in the production of cold drawn tubular products at a production facility in Beaver Falls, Pennsylvania from PMAC, Ltd. for $11,464,000. The Company incurred operating losses of $3,462,000 in the fiscal year ended September 30, 1999 related to the operations at this facility which had not reached normal production capacity. These costs are comprised primarily of salary and related costs for the production, sales and administrative personnel prior to the fully integrated operation of the facility. These start-up costs increased the net loss of the Company for fiscal 1999 by $0.14 per share.

4. Write-Down of Software Developments Costs

   During the year ended September 30, 1998, the Company recorded a charge of $1,605,000 in selling, general and administrative expense for the write-down of certain software development costs relating to information systems being replaced by a new enterprise resource planning system.

5. Stock Split

   On August 1, 1997, the Company declared a two-for-one stock split effected in the form of a 100 percent stock dividend to all stockholders of record as of August 12, 1997. The dividend was paid on August 21, 1997 and increased the number of shares outstanding from 7,544,071 to 15,088,142. Approximately $75,000 was transferred from retained earnings to common stock to record this dividend. All share and per share amounts, including stock option information, in the accompanying consolidated financial statements have been restated to reflect this stock dividend.

                   MAVERICK TUBE CORPORATION AND SUBSIDIARIES

6. Long-Term Debt and Revolving Credit Facility

   Long-term debt and revolving credit facility at June 30, 2000 (unaudited) and September 30, 1999 and 1998 consists of the following (in thousands):

                                                    June 30,
                                                      2000     1999     1998
                                                    --------  -------  -------
Capital lease obligation, secured by property,
 plant and equipment (net book value $9,390,000 at
 September 30, 1999); payable in monthly
 installments (including interest at 8.0%) of
 $59,479; final payment due on August 1, 2007.....  $ 3,817   $ 4,176  $ 4,540
Capital lease obligation, secured by property and
 plant (net book value $6,444,000 at September 30,
 1999); interest of 7.5% payable monthly; payable
 in monthly principal installments of
 approximately $20,000 (plus interest) commencing
 on March 1, 1996; gradually increasing to $31,250
 by year seven and increasing to $240,417 in year
 eight; final payment due on February 1, 2004.....    3,850     4,050    4,339
Revolving credit notes, secured by all accounts
 receivable, inventories and certain equipment;
 due on September 30, 2003; interest payable
 monthly at either prime or the Eurodollar rate,
 adjusted by an interest margin, depending upon
 certain financial measurements (7.36% at
 September 30, 1999)..............................   55,000    31,000   27,400
                                                    -------   -------  -------
                                                     62,667    39,226   36,279
Less current maturities...........................     (748)     (708)    (653)
                                                    -------   -------  -------
                                                    $61,919   $38,518  $35,626
                                                    =======   =======  =======

   The Company's revolving credit agreement provides for advances up to the lesser of $50,000,000 or the eligible borrowing base as defined in the facility agreement. In addition, the Company had an outstanding letter of credit under this revolving credit agreement of $350,000 at September 30, 1999 (which expires in September 2000). Additional available borrowings under the credit agreement at that date were $15,842,000. The agreement includes restrictive covenants relating to levels of funded debt and other financial measurements and restricts the amount of dividends that can be paid on common stock. The revolving credit agreement requires an annual commitment fee based upon certain financial measurements.

   The present value of future minimum lease payments under the capital lease obligations as of September 30, 1999 is as follows (in thousands):

                                                                   Present Value
                                            Total Minimum           of Minimum
                                                Lease                  Lease
                                              Payments    Interest   Payments
                                            ------------- -------- -------------
   2000....................................    $ 1,320     $  612     $  708
   2001....................................      1,315        555        760
   2002....................................      1,315        493        822
   2003....................................      2,711        371      2,340
   2004....................................      1,959        215      1,744
   Thereafter..............................      2,113        261      1,852
                                               -------     ------     ------
                                               $10,733     $2,507     $8,226
                                               =======     ======     ======

                   MAVERICK TUBE CORPORATION AND SUBSIDIARIES

   Property, plant and equipment at September 30, 1999 and 1998 include $18,654,000 and $18,295,000, respectively, under leases that have been capitalized. Accumulated depreciation for these assets was $2,820,000 and $2,307,000 at September 30, 1999 and 1998, respectively.

   The fair value of the Company's long-term debt is based on estimates using discounted cash flow analyses, based on quoted market prices for similar issues. The estimated fair value of debt at September 30, 1999 was $39,383,000.

7. Inventories

   Inventories at June 30, 2000 (unaudited) and September 30, 1999 and 1998 consist of the following (in thousands):

                                                          June
                                                           30,
                                                          2000    1999    1998
                                                         ------- ------- -------
   Finished goods....................................... $39,551 $29,309 $34,674
   Work-in-process......................................   4,336   3,011   2,868
   Raw materials........................................  18,437  10,358  12,042
   In-transit materials.................................  18,337   6,867   7,003
   Storeroom parts......................................   6,352   4,941   5,098
                                                         ------- ------- -------
                                                         $87,013 $54,486 $61,685
                                                         ======= ======= =======

   Finished goods at June 30, 2000 (unaudited) and September 30, 1999 and 1998 include $14,722,000, $3,560,000, and $3,538,000, respectively, of customer-
obligated inventory.

8. Property, Plant and Equipment

   Property, plant and equipment at June 30, 2000 (unaudited) and September 30, 1999 and 1998 consist of the following (in thousands):

                                                   June 30,
                                                     2000      1999      1998
                                                   --------  --------  --------
   Land........................................... $  1,488  $  1,520  $  1,520
   Land and leasehold improvements................    1,510     2,015     1,132
   Buildings......................................   25,327    24,256    23,392
   Transportation equipment.......................    1,519     1,376     1,356
   Machinery and equipment........................  116,011    76,188    70,859
   Computer software..............................    8,703     5,252       675
   Furniture and fixtures.........................    1,304     3,033     2,838
                                                   --------  --------  --------
                                                    155,862   113,640   101,772
   Less accumulated depreciation..................  (45,394)  (39,122)  (31,893)
                                                   --------  --------  --------
                                                   $110,468  $ 74,518  $ 69,879
                                                   ========  ========  ========

                   MAVERICK TUBE CORPORATION AND SUBSIDIARIES

9. Income Taxes

   The components of the provision (benefit) for income taxes for the years ended September 30, 1999, 1998 and 1997 are as follows (in thousands):

                                                           1999     1998   1997
                                                          -------  ------ ------
   Current:
     Federal............................................. $(3,399) $4,120 $3,804
     State...............................................    (112)    139    958
     Deferred............................................  (2,211)  1,161  2,577
                                                          -------  ------ ------
                                                          $(5,722) $5,420 $7,339
                                                          =======  ====== ======

   The difference between the effective income tax rate and the U.S. federal income tax rate for the years ended September 30, 1999, 1998 and 1997 is explained as follows (in thousands):

                                                         1999     1998    1997
                                                        -------  ------  ------
   Provision (benefit) at statutory tax rate........... $(5,660) $5,714  $7,845
   State and local taxes, net of federal tax benefit...    (112)    139     958
   Alternative minimum tax.............................     --      --     (510)
   Decrease in valuation allowance.....................     --      --   (1,147)
   Benefit of foreign sales corporation................     --     (354)    --
   Other items.........................................      50     (79)    193
                                                        -------  ------  ------
                                                        $(5,722) $5,420  $7,339
                                                        =======  ======  ======

   The 1997 decrease in the valuation allowance relates primarily to the utilization of alternative minimum tax credit carryforwards.

   Temporary differences which give rise to deferred tax assets and liabilities at September 30, 1999 and 1998 are as follows (in thousands):

                                                               1999     1998
                                                              -------  -------
   Deferred tax assets:
     Various accrued liabilities and reserves................ $ 1,835  $ 1,280
     Net operating loss carryforwards........................   4,132      818
     Alternative minimum tax carryforwards...................   2,541      598
     Tax benefit associated with the exercise of non-
      qualified stock options................................      13      --
                                                              -------  -------
       Total deferred tax assets.............................   8,521    2,696
   Deferred tax liabilities:
     Accelerated depreciation................................   6,777    5,712
     Asset valuations........................................   3,198      662
                                                              -------  -------
       Total deferred tax liabilities........................   9,975    6,374
                                                              -------  -------
       Net deferred tax liabilities.......................... $(1,454) $(3,678)
                                                              =======  =======

   The Company has available net operating loss carryforwards of $2,320,000 at September 30, 1999 which were acquired in prior years and expire in 2000. In addition, the Company has $8,611,000 of net operating loss carryforwards which were generated during fiscal 1999 and expire in 2019. In 2000, all of these net operating

                   MAVERICK TUBE CORPORATION AND SUBSIDIARIES loss carryforwards can be utilized to offset financial statement earnings after temporary differences. At September 30, 1999, the Company had alternative minimum tax credit carryforwards of $2,541,000 available for income tax purposes. These credit carryforwards do not expire.

   Realization of the Company's net operating loss carryforwards which expire in 2000 is dependent on generating approximately $3.0 million of taxable income during fiscal 2000 as a result of normal operations or the adoption of certain available tax planning strategies. Although realization is not assured, management believes it is more likely than not that the net deferred tax assets will be realized.

10. Defined Contribution Plans

   The Company sponsors a defined contribution 401(k) plan that is available to substantially all employees. The plan may be amended or terminated at any time by the Board of Directors. The Company, although not required to, has provided matching contributions to the plan for the years ended September 30, 1999, 1998 and 1997 of $691,000, $704,000 and $590,000, respectively.

   The Company also began sponsoring two deferred compensation plans covering officers and key employees in 1996. One plan provides for discretionary contributions based solely upon the Company's profitability and the individuals' gross wages. The other plan provides for fixed contributions to certain officers of the Company. The Company contribution to these plans for the years ended September 30, 1999, 1998 and 1997 was $60,000, $310,000 and
$200,000, respectively.

11. Segment Information

   The following table sets forth data for the nine month periods ended June 30, 2000 and 1999 (unaudited), and the years ended September 30, 1999, 1998 and 1997 for the reportable industry segments of energy products and industrial products. Intersegment sales are not material. Identifiable assets are those used in the Company's operations in each segment.

                                   Energy   Industrial
                                  Products   Products     Corporate    Total
                                  --------  ----------    ---------   --------
Nine Month Period Ended June 30,
2000 (unaudited):
--------------------------------
Net sales.......................  $152,181   $63,540       $   --     $215,721
Operating income (loss).........     4,784    (3,134)          --        1,650
Identifiable assets.............   127,660    58,009        50,200(1)  235,949
Depreciation and amortization...     3,455     2,046         1,071       6,572
Capital expenditures............     5,165     2,321        34,949(2)   42,435

Nine Month Period Ended June 30,
1999 (unaudited):
--------------------------------
Net sales.......................  $ 66,795   $51,615       $   --     $118,410
Operating income (loss).........    (9,174)   (3,127)(3)       --      (12,301)
Identifiable assets.............    82,377    50,950        12,063     145,390
Depreciation and amortization...     3,578     1,491           402       5,471
Capital expenditures............     2,597     6,008         3,371      11,976

1999:
-----
Net sales.......................  $101,864   $70,553       $   --     $172,417
Operating loss..................   (10,628)   (3,682)(4)       --      (14,310)
Identifiable assets.............    93,238    49,392        17,518     160,148
Depreciation and amortization...     4,812     2,019           524       7,355
Capital expenditures............     2,963     4,233         4,673      11,869

                   MAVERICK TUBE CORPORATION AND SUBSIDIARIES

                                       Energy  Industrial
                                      Products  Products  Corporate     Total
                                      -------- ---------- ---------    --------
1998:
-----
Net sales............................ $184,824  $80,565    $  --       $265,389
Operating income (loss)..............   14,680    5,461    (1,605)(5)    18,536
Identifiable assets..................   99,357   46,095    11,433       156,885
Depreciation and amortization........    4,255    1,448       469         6,172
Capital expenditures.................    7,512   12,186     2,483        22,181

1997:
-----
Net sales............................ $223,879  $67,181    $  --       $291,060
Operating income.....................   17,641    6,650       --         24,291
Identifiable assets..................  116,433   34,565    11,066       162,064
Depreciation and amortization........    3,760    1,455       482         5,697
Capital expenditures.................    8,385      363       789         9,537

--------
(1) Included in Corporate's identifiable assets at June 30, 2000 is the $33.2 million construction in progress for the new large diameter pipe and tubing facility.

(2) Included in Corporate's capital expenditures for the nine month period ended June 30, 2000 is $33.2 million for the net large diameter pipe and tubing facility.

(3) During the nine month period ended June 30, 1999, the Company incurred net operating losses of $2.5 million related to the operations of its Beaver Falls, Pennsylvania facility which had not reached normal production capacity.

(4) During the year ended September 30, 1999, the Company incurred operating losses of $3,462,000 related to the operations of its Beaver Falls, Pennsylvania facility which has not reached normal production capacity.

(5) During the year ended September 30, 1998, the Company recorded a charge of $1.6 million in selling, general and administrative expense for the write-down of certain software development costs relating to information systems being replaced by a new enterprise resource planning system.

   Transactions with two significant energy customers for the years ended September 30, 1999 and 1997 represented approximately 26 percent and 25 percent of total sales, respectively. Transactions with one significant energy customer for the year ended September 30, 1998 represented approximately 14 percent of total sales.

12. Operating Leases

   The Company rents office facilities and equipment under various operating leases. Future minimum payments under noncancelable operating leases with initial or remaining terms in excess of one year are as follows at September 30, 1999 (in thousands):

      2000.............................................................. $ 3,350
      2001..............................................................   2,911
      2002..............................................................   2,105
      2003..............................................................   1,976
      2004..............................................................   2,216
                                                                         -------
                                                                         $12,558
                                                                         =======

   Rent expense for all operating leases was $2,715,000, $1,937,000 and $1,222,000 for the years ended September 30, 1999, 1998 and 1997, respectively.

                   MAVERICK TUBE CORPORATION AND SUBSIDIARIES

13. Contingencies

   Various claims, incidental to the ordinary course of business, are pending against the Company. In the opinion of management, after consultations with legal counsel, resolution of these matters is not expected to have a material effect on the accompanying financial statements.

14. Stock Option Plans

   The Company sponsors two employee stock option plans (the "1990 Plan" and the "1994 Plan") allowing for incentive stock options and non-qualified stock options. The Company also sponsors a stock option plan for eligible directors (the "Director Plan") allowing for non-qualified stock options. The 1990 Plan, 1994 Plan and Director Plan provide that 340,000, 1,000,000 and 200,000 shares, respectively, may be issued under the plans at an option price not less than the fair market value of the stock at the time the option is granted. The 1990 Plan, 1994 Plan and Director Plan expire in December 2000, November 2004 and November 1999, respectively. The options vest pursuant to the schedule set forth for each option. In general, the options issued under the Director Plan vest six months from the date of grant and the options issued under the 1990 and 1994 Plans vest ratably over periods ranging from three to five years. Effective August 29, 1997, the Compensation Committee of the Board of Directors removed the exercise restriction with respect to certain options granted in 1995, which made them immediately exercisable. At September 30, 1999 and 1998, 156,500 and 502,500 shares were available for grant under all of the option plans.

   The Company grants stock options for a fixed number of shares to directors and employees with an exercise price equal to the fair value of the shares at the time of the grant. Accordingly, the Company has not recognized compensation expense for any of its stock option grants. If the Company had elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS No. 123, net income (loss) and earnings
(loss) per share would have been reduced (or increased) to the pro forma amounts in the table below. The fair value of the options granted in 1999, 1998 and 1997 was determined to be $1,693,000, $1,101,000 and $67,000, respectively. For the purposes of these pro forma disclosures, the estimated fair value of the options is recognized as compensation expense over the options' vesting period.

                                                        1999     1998    1997
                                                      --------- ------- -------
   Pro Forma
     Net income (loss) (in thousands)................ $(10,972) $10,948 $14,719
     Basic earnings (loss) per share.................    $(.71)    $.71    $.98
     Diluted earnings (loss) per share...............    $(.71)    $.70    $.96

   The compensation expense associated with the fair value of the options calculated in 1999, 1998 and 1997 is not necessarily representative of the potential effects on reported net income (loss) in future years.

   The fair value of the options granted was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for the fiscal years ended September 30, 1999, 1998 and 1997, respectively: risk-free interest rate of 4.81%, 5.57% and 5.53%; no dividend payments expected; volatility factors of the expected market price of the Company's common stock of 0.613, 0.555 and 0.478; and a weighted average expected life of the options of 8.4 years, 7.2 years and 1.0 year.

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

                  MAVERICK TUBE CORPORATION AND SUBSIDIARIES

   The following table summarizes option activity and related information for years ended September 30, 1999, 1998 and 1997:

                                                          Weighted     Weighted
                                          Shares Under    Average      Average
                                             Option    Exercise Price Fair Value
                                          ------------ -------------- ----------
   Options outstanding at
    October 1, 1996......................    872,000       $ 5.39
   Options exercised.....................   (466,832)        5.33
   Options expired.......................     (3,000)        5.92
   Options granted.......................     37,500         8.50       $1.80
                                            --------
   Options outstanding at
    September 30, 1997...................    439,668         5.71
   Options exercised.....................    (26,500)        6.13
   Options expired.......................    (60,000)        5.31
   Options granted.......................    125,000        15.11       $8.80
                                            --------
   Options outstanding at
    September 30, 1998...................    478,168         8.20
   Options expired.......................     (5,000)        7.13
   Options exercised.....................     (3,000)        6.46
   Options granted.......................    351,500         6.96       $4.82
                                            --------
   Options outstanding at
    September 30, 1999...................    821,668       $ 7.68
                                            ========       ======

   The following table summarizes information about fixed stock options outstanding at September 30, 1999:

                                        Options Outstanding            Options Exercisable
                              --------------------------------------- ----------------------
                                      Weighted Average    Weighted               Weighted
                                         Remaining        Average                Average
   Range of Exercise Prices   Options Contractual Life Exercise Price Options Exercise Price
   ------------------------   ------- ---------------- -------------- ------- --------------
   $4.00 to $5.88..........   167,000    5.1 years         $ 4.58      57,000     $ 5.70
   $5.92 to $8.50..........   529,668    6.1               $ 6.90     228,168     $ 6.61
   $11.38 to $21.75........   125,000    7.2               $15.11      45,000     $21.75
                              -------    ---------         ------     -------     ------
   $4.00 to $21.75.........   821,668    5.9               $ 7.68     330,168     $ 8.51
                              =======    =========         ======     =======     ======

15. Shareholder Rights Plan

   In July 1998, the Company's Board of Directors adopted a common stock shareholder rights plan ("Right") which entitles each shareholder of record to receive a dividend distribution of common stock upon the occurrence of certain events. The Right becomes exercisable the day that a public announcement is made that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of common stock, or the tenth day following the commencement of a tender offer or exchange offer that would result in a person or a group becoming the beneficial owners of 20% or more of such outstanding share of common stock. When exercisable, each Right entitles the holder to purchase $100 worth of the Company's common stock for $50. Until a Right is exercised or exchanged, the holder thereof will have no rights as a shareholder of the Company, including, without limitation, the right to receive dividends. The Right is subject to redemption by the Company's Board of Directors for $.01 per Right at any time prior to the date which a person or group acquires beneficial ownership of 20% or more of the Company's common stock or subsequent thereto at the option of the Board of Directors. The Rights expire July 23, 2008.

                   MAVERICK TUBE CORPORATION AND SUBSIDIARIES

16. Quarterly Financial Data (Unaudited)

   The results of operations by quarter for 2000, 1999 and 1998 were as follows (in thousands):

                                     Quarter Ended
                            ------------------------------------
                            December 31,   March 31,    June 30,
                                1999         2000         2000
                            ------------   ---------    --------
   2000
   Net sales...............   $69,969       $70,901     $74,851
   Gross profit............     2,181         4,644       7,177
   Net income (loss).......    (1,298)          158       1,429
   Basic earnings (loss)
    per share..............      (.07)          .01         .08
   Diluted earnings (loss)
    per share..............      (.07)          .01         .08

                                            Quarter Ended
                            ------------------------------------------------------
                            December 31,   March 31,    June 30,     September 30,
                                1998         1999         1999           1999
                            ------------   ---------    --------     -------------
   1999
   Net sales...............   $41,388       $34,126     $42,896         $54,007
   Gross profit (loss).....       745 (1)      (854)        473           2,491
   Net loss................    (2,364)(2)    (3,688)(2)  (2,637)(2)      (1,760)(2)
   Basic and diluted loss
    per share..............      (.15)(2)      (.24)(2)    (.17)(2)        (.11)(2)

                                            Quarter Ended
                            ------------------------------------------------------
                            December 31,   March 31,    June 30,     September 30,
                                1997         1998         1998           1998
                            ------------   ---------    --------     -------------
   1998
   Net sales...............   $86,479       $70,548     $56,590         $51,773
   Gross profit............    13,774        10,329       5,671           3,578
   Net income (loss).......     6,570         4,707       1,330          (1,221)(3)
   Basic earnings (loss)
    per share..............       .43           .30         .09            (.08)(3)
   Diluted earnings (loss)
    per share..............       .42           .30         .09            (.08)(3)

--------
(1) Gross profit for the three months ended December 31, 1998 includes a $707,000 ($451,000 after tax effect or $.03 per share) charge to earnings for the reduction in carrying value of finished goods inventory, primarily related to a decline in the selling prices of the Company's energy products.
(2) Net loss for the quarters ended December 31, 1998, March 31, 1999, June 30, 1999 and September 30, 1999 included charges for the start-up of the cold drawn tubular production facility of $719,000, $952,000, $825,000 and $966,000, respectively ($460,000, $609,000, $528,000 and $618,000 after tax effect or $0.03, $0.04, $0.03 and $0.04 per share, respectively).
(3) During the quarter ended September 30, 1998, the Company recorded a pretax charge of $1.6 million ($1.1 million after tax effect or $.07 per share) in selling, general and administrative expense for the write-down of certain software development costs relating to information systems being replaced by a new enterprise resource planning system.

17. Combination with Prudential Steel Ltd. (Unaudited)

   On June 11, 2000, Maverick Tube Corporation ("Maverick") and Prudential Steel Ltd. ("Prudential") entered into a definitive Combination Agreement providing for the combination of Prudential with Maverick. The combination is expected to be accounted for as a pooling of interest. The transaction is subject to the approval of the stockholders of each of Maverick and Prudential and by the Alberta courts, as well as customary closing conditions, including regulatory and governmental approval in the U.S. and Canada.

                   MAVERICK TUBE CORPORATION AND SUBSIDIARIES

   Under the proposed transaction, Prudential shareholders will receive exchangeable shares for each of their Prudential common shares. Each exchangeable share will have the economic and voting rights equivalent to one share of Maverick common stock. The exchangeable shares will be exchangeable at any time, at the holder's option, for shares of Maverick common stock on a one-for-one basis.

18. Canadian Accounting Principles

   Reconciliation of Accounting Principles Generally Accepted in Canada:

                                        Nine Months
                                           Ended            Years Ended
                                          June 30,         September 30,
                                        ------------  -------------------------
                                        2000  1999      1999     1998    1997
                                        ---- -------  --------  ------- -------
                                        (Unaudited)
Net income (loss) in accordance with
 Canadian basis (1).................... $289 $(8,688) $(10,449) $11,385 $14,885
Net income (loss) per share using
 Canadian basis (2)
  Basic................................ $.02 $  (.56) $   (.68) $   .74 $   .99
  Fully diluted........................ $.02 $  (.54) $   (.64) $   .72 $   .94

--------
(1) There are no differences between the Company's net income (loss) under accounting principles generally accepted in the United States and net income (loss) under accounting principles generally accepted in Canada. In addition, there are no differences in any of the balance sheet items reported between accounting principles generally accepted in the United States or Canada.
(2) In accordance with accounting principles generally accepted in Canada, the number of shares used for the calculation of the fully diluted earnings per share is 18,505,393 and 16,188,232 for the nine months ended June 30, 2000 and 1999, respectively, and 16,204,724, 15,856,341, and 15,839,996 for the
    years ended September 30, 1999, 1998, and 1997, respectively.

                              Maverick Information

          Management's Discussion and Analysis of Financial Condition
                           and Results of Operations.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   Our products include Electric Resistance Welded (ERW) Oil Country Tubular Goods (OCTG) and line pipe, which are sold primarily to distributors who supply end users in the energy industry. We also make structural tubing and standard pipe, which are sold primarily to service centers who supply end users in construction, transportation, agriculture and other industrial enterprises. During the first quarter of fiscal 1999, we began the production of cold drawn tubing products for industrial applications.

   Energy Products. Demand for our energy related products depends primarily upon the number of oil and natural gas wells being drilled, completed and worked over in the United States and Canada and the depth and drilling conditions of these wells. The levels of these activities are primarily dependent on oil and natural gas prices. Domestic end-users obtain oil country tubular goods from domestic and foreign pipe producers and draw-downs of their or distributors' inventories. According to published industry reports, domestic drilling activity remained relatively constant from fiscal 1997 to fiscal 1998 averaging approximately 900 rigs over those two years. However, average U.S. drilling declined by 33.3% from fiscal 1998 to fiscal 1999, averaging approximately 602 rigs, with gas-related drilling declining by 22.3% and oil-related drilling declining by 55.6%. For the nine months ended June 30, 2000, average U.S. drilling increased by 40.4%, with gas-related drilling increasing 21.9% and oil-related drilling increasing 68.6%. Average energy prices decreased during fiscal 1999, with natural gas decreasing 8.8% and oil decreasing 3.4%. The decreases in energy prices seen throughout the year had a negative effect on drilling levels in fiscal 1999. At the end of fiscal 1998, drilling was at 754 rigs, down 24.4% from its fiscal 1997 year-end level of 998 rigs, and continued to decline to 488 rigs by April 1999. Drilling activity during the last half of 1999 increased substantially from its April low to close the fiscal year at 730 rigs, down by only 3.2% from fiscal 1998 year-end levels. For the nine months ended June 30, 2000, natural gas prices increased 37.9% and oil prices increased 67.5% from the average prices at the end of fiscal 1999.

   The following table illustrates certain factors related to industry-wide domestic drilling activity, domestic energy prices, domestic oil country tubular goods consumption, shipments, imports and inventories for the periods presented:

                                           Nine Months
                                           ended June        Fiscal Year
                                               30,       ended September 30,
                                          -------------- ---------------------
                                           2000    1999   1999   1998    1997
                                          ------  ------ ------ ------  ------
U.S. drilling activity:
  Average rig count......................    797     586    602    903     905
Average U.S. energy prices:
  Oil per barrel (West Texas
   Intermediate)......................... $27.40  $14.62 $16.36 $16.94  $21.94
  Natural gas per MCF (Average U.S.)..... $ 2.84  $ 1.91 $ 2.06 $ 2.26  $ 2.47
U.S. oil country tubular goods
 consumption
 (in thousands of tons):
  U.S. producer shipments................  1,254     434    661  1,548   2,021
  Imports................................    395     100    134    402     360
  Inventory (increase)/decrease..........   (236)    298    370    (66)   (299)
  Used pipe..............................    141     115    158    139     187
    Total U.S. consumption...............  1,554     947  1,323  2,023   2,269

   The rig count in the table is based on weekly rig count reporting from Baker Hughes, Inc. Energy prices in the table are monthly average period prices as reported by Spears and Associates for West Texas Intermediate grade crude oil and the average U.S. monthly natural gas cash price as reported by Natural Gas Week. Imports are as reported by Duane Murphy and Associates in "The OCTG Situation Report." Inventory (increase)/decrease are our estimates based upon independent research by Duane Murphy and Associates. Used pipe quantities are calculated by multiplying 8.3 recoverable tubing and casing tons by the number of abandoned oil and gas wells. U.S. consumption of OCTG are management estimates based on estimated per rig consumption of OCTG multiplied by the Baker Hughes rig count. U.S. producer shipments are our estimates calculated based on the components listed above.

   Imports decreased during fiscal 1999 from a 19.9% market share in 1998 to 10.1% market share in fiscal 1999. However, imports increased to a 25.4% market share for the nine months ended June 30, 2000. During fiscal 1998, industry inventory increases resulted in an estimated additional demand of 3.3% of total U.S. oil country tubular goods consumption. During fiscal 1999, industry inventory decreases adversely affected U.S. producer shipments by satisfying an estimated 28.0% of consumption. During the nine months ended June 30, 2000, industry inventory increases resulted in an estimated additional demand of 15.2%. Management believes that at June 30, 2000, industry inventories were at or below normal levels in relation to demand, as inventory months of supply decreased 9.3% from 5.4 months at fiscal year-end 1999 to 4.9 months at June 30, 2000.

   As a result of declining drilling activity and a substantial decline in industry inventories, partially offset by decreased imports, we estimate that total U.S. producer shipments declined by 57.3% as compared to the fiscal year ended September 30, 1998. During that same period, our shipments of U.S. OCTG were down 32.8% and our export sales, primarily to Canada declined by 22.9%. However, we estimate that our domestic OCTG market share increased to 22% during fiscal 1999 from 14% during fiscal 1998.

   During the nine months ended June 30, 2000, as a result of increased drilling activity, we estimate that total U.S. producer shipments increased 188.9% compared to the nine months ended June 30, 1999. During that same period, our domestic shipments of OCTG increased 128.7% and our export sales, primarily to Canada, increased 146.2%. We estimate that our domestic OCTG market share decreased to approximately 17% during the nine months ended June 30, 2000 from approximately 22% during the comparable period in 1999.

   Published information suggests that demand for line pipe was also down during fiscal 1999 by an estimated 3.7%. However, domestic shipments rose by 7.4% as the import market share fell from 41.6% to 34.8%. For the nine months ended June 30, 2000 as compared to the same period for 1999, demand was down 6.8%. However, during this time period, domestic shipments fell by 10.7% as the import market share rose from 39.5% to 42.0%.

   Industrial products. Given the numerous applications for our industrial products, sources of demand for such products are diversified. Such demand generally depends on the general level of economic activity in the construction, transportation, agricultural, material handling and recreational segments, the use of structural tubing as a substitute for other structural steel forms, such as I-beams and H-beams, and draw-downs of existing customer inventories.

   We estimate that demand for structural tube products (commonly referred to a hollow structural sections or HSS) of the type we produced declined by 2.1% in fiscal 1999 as compared to fiscal 1998 and total U.S. producer shipment declined by 3.0% as import market share increased slightly. For the nine months ended June 30, 2000 as compared to the same period in 1999, we estimate the demand increased 10.3% and total U.S. producer shipments increased 9.5% as the import penetration rose to 23.6% from 23.0%. According to published reports, the standard pipe market demand decreased 10.3% in fiscal 1999, while total domestic producer shipments declined by 15.7% as the import market share increased from 28.4% to 32.6%. For the nine months ended June 30, 2000 as compared to the same period in 1999, standard pipe demand rose 17.2%, while total domestic producer shipments increased 3.4% as the import market share increased from 31.4% to 39.4%.

   General. Pricing of our products was down during fiscal 1999 compared to fiscal 1998. Average pricing of our OCTG, line, structural and standard product pricing decreased by 19.9%, 19.7%, 10.2% and 12.2%, respectively. Energy product pricing was down due to the decrease in drilling activity. Structural and standard pricing was down primarily due to declining steel prices during most of the year. During the nine months ended

June 30, 2000, pricing of our products was mixed over our product lines, with oil country tubular goods up 3%, line pipe up 15%, standard pipe up 8%, structural tubing up 2% and cold drawn tubing down by 7%.

   Steel costs included in cost of goods sold decreased during fiscal 1999 by $42 per ton, or 13.0%, from $321 per ton to $279 per ton. However, steel costs included in cost of goods sold for the nine months ended June 30, 2000 increased $22 per ton, or 7.8%, from $281 per ton to $303 per ton. Our major supplier of steel announced three price decreases from mid-September 1998 to November 1998, reducing our replacement cost of steel by $50 per ton. These price reductions were reflected in our cost of goods sold in the second, third and fourth quarters of fiscal 1999. Recently, this same supplier of steel announced two price decreases. The current replacement cost of steel is approximately 9% lower than the cost recorded in cost of goods sold during the nine months ended June 30, 2000 due to recent price decreases implemented by our major supplier of steel. These price decreases reflect inventory adjustments in the Steel Industry.

   Purchased steel represents slightly more than two-thirds of our costs of goods sold. As a result, the steel industry, which is highly volatile and cyclical in nature, affects our business both positively and negatively. Numerous factors, most of which are beyond our control, drive the cycles of the steel industry and influence steel prices including general economic conditions, industry capacity utilization, import duties and other trade restrictions and currency exchange rates. Changes in steel prices have a significant impact on the margin levels of our products.

   The OCTG market conditions described above impacted our operations and our competitors significantly during 1999, as sales were substantially reduced throughout the year due to the rapid fall in oil prices and the resulting significant decrease in drilling activity. Consequently, industry-wide inventory levels were excessive and the impact of these industry draw-downs sharply reduced domestic shipments. As our recent experience indicates, oil and natural gas prices are volatile and can have a substantial effect upon drilling levels and resulting demand for our energy related products. Uncertainty also exists as to the future demand and pricing for HSS and other industrial related products. Although drilling activity has been recovering from the recently depressed levels, no assurance can be given regarding the timing and extent of such recovery.

Results of Operations

   The following table sets forth, for the periods presented, information relating to our operations expressed as a percentage of net sales:

                                              Nine months
                                              Ended June       Year ended
                                                  30,         September 30,
                                              ------------  -------------------
                                              2000   1999   1999   1998   1997
                                              -----  -----  -----  -----  -----
Net sales.................................... 100.0% 100.0% 100.0% 100.0% 100.0%
Cost of goods sold...........................  93.5   99.7   98.3   87.4   86.9
Gross profit.................................   6.5     .3    1.7   12.6   13.1
Selling, general and administrative..........   5.7    8.6    8.0    5.6    4.8
Start up costs...............................   --     2.1    2.0    --     --
Income (loss) from operations................    .8  (10.4)  (8.3)   7.0    8.3
Interest expense, net........................    .6    1.0    1.1     .7     .7
Income (loss) before income taxes............    .2  (11.4)  (9.4)   6.3    7.6
Provision (credit) for income taxes..........    .1   (4.1)  (3.3)   2.0    2.5
Net income (loss)............................    .1   (7.3)  (6.1)   4.3    5.1

Nine Months Ended June 30, 2000 Compared to Nine Months Ended June 30, 1999

   Overall Company. Net sales of $215.7 million during the nine months ended June 30, 2000, increased $97.3 million or 82.2%, compared to the prior year period. These results were primarily attributable to an increase of 64.5% in total product shipments, from 231,494 tons in the first nine months of fiscal 1999 to 380,758 tons in the current year, and an overall increase of 10.8% in the average selling prices of our products.

   Cost of goods sold of $201.7 million increased $83.7 million, or 70.9%, during the nine months ended June 30, 2000, compared to the same period of the previous year. The overall increase was due primarily to increased product shipments.

   The gross profit of $14.0 million during the nine months ended June 30, 2000, compared to a gross profit of $363,000 during the nine months ended June 30, 1999. The gross profit, as a percentage of net sales, was 6.5% for the nine month period ended June 30, 2000, compared to a gross profit, as a percentage of net sales, of 0.3% for the prior year period. The change in the gross profit for the nine month period ended June 30, 2000 was due to the factors affecting net sales and cost of goods sold discussed above.

   Selling, general and administrative expenses increased $2.2 million, or 20.6%, in the first nine months of fiscal 2000 over the prior year period. Selling, general and administrative expenses were primarily impacted by additional depreciation on our new enterprise resource planning system and general wage increases effective at of the beginning of the fiscal year. Selling, general and administrative expenses as a percentage of net sales in the first nine months of fiscal 2000 were 5.7%, compared to 8.6% for the prior year periods.

   During September 1998, we acquired assets that are being utilized in the production of cold drawn tubular products at a facility in Beaver Falls, Pennsylvania. We incurred net costs of $2.5 million during the first nine months of fiscal 1999 related to the commencement of operations at this facility. These costs were comprised of salary and related costs for the production, sales and administrative personnel prior to the fully integrated operation of the facility. These start-up costs were included in the industrial products segment operating loss for the nine month period ended June 30, 1999.

   Interest expense remained relatively stable in the first nine months of fiscal 2000 over the prior year period. This was due to higher average borrowings during the first nine months of the year offset by the capitalization of interest for the large mill facility. Our long-term debt to capitalization ratio increased from 33.0% at September 30, 1999 to 35.1% at June 30, 2000, primarily due to the increase in working capital to $69.5 million at June 30, 2000 from $44.3 million at September 30, 1999. This increase was partially offset by the sale of 2.3 million shares of common stock in October 1999, which increased stockholders' equity by $35.2 million.

   The provision for income taxes was $163,000 for the first nine months of fiscal 2000, compared to the prior year when we recorded a benefit from taxes of $4.9 million. This change is attributable to the generation of pre-tax income of $452,000 in the first nine months of fiscal 2000, compared to a pre-tax loss of $13.6 million in the first nine months of fiscal 1999.

   As a result of the increased gross profit and the other factors discussed above, we generated a net income of $289,000 for the first nine months of fiscal 2000, an increase of $9.0 million from the comparable prior year period.

   Energy Products Segment. Energy product sales of $152.2 million increased $85.4 million, or 127.8%, for the first nine months of fiscal 2000, compared to the prior year period. Energy product shipments increased 136,037 tons, or 115.0%, from 118,296 tons to 254,333 tons. Our domestic shipments of OCTG increased by 128.7% from the nine month period ended June 30, 1999 due to the rig count increasing from 586 active rigs to 797 active rigs. The Company's export shipments, primarily to Canada, increased 146.2%, from 9,800 tons for the nine months ended June 30, 1999 to 24,127 tons for the nine months ended June 30, 2000, as the average level of Canadian drilling rose 73.5% from 196 active rigs to 340 active rigs. Management believes that the increase in shipments to Canada reflects expanded production capacity and finishing capacity at Canadian mills. Line pipe shipments decreased 4.9% for the nine month period ended June 30 of fiscal 2000 over the prior year period. The average net selling price for energy products was $598 per ton, an increase of $34 per ton, or 6.0%, compared to the nine month period ended June 30, 1999. These increases are primarily due to improved market conditions. See "Overview."

   Energy products cost of goods sold of $139.2 million increased $68.5 million, or 96.8% for the first nine months of fiscal 2000, compared with the prior year period. The gross profit for energy products of $13.0 million for the nine month period ended June 30, 2000 compares to a gross loss of $3.9 million for the nine month period ended June 30, 1999. Energy products gross profit margin percentage was 8.5% for the first nine months of fiscal 2000, compared to a gross loss percentage of 5.9% for the prior year period.

   Industrial Products Segment. The industrial products segment gross profit margin as of June 30, 2000 includes the results of operations of our cold drawn tubing facility, which were previously categorized as start-up costs. Industrial products sales of $63.5 million increased $11.9 million, or 23.1%, for the first nine months of fiscal 2000, compared with the prior year period. Industrial product shipments increased 13,227 tons, or 11.7%, from 113,198 tons to 126,425 tons (including 10,097 tons of cold drawn tubing sales). The average selling price for industrial products for the nine months ended June 30, 2000 was $503, an increase of $47 per ton from the prior year. This increase was due to a selling price increase during the second and third quarter on structural and standard pipe and the addition of cold drawn tubing sales, which have a substantially higher selling price per ton ($1,124 per ton).

   Cost of goods sold of $62.5 million increased $15.2 million, or 32.2%, for the first nine months of fiscal 2000, compared with the prior year period. Gross profit for industrial products of $1.0 million for the nine months ended June 30, 2000 compares to a gross profit of $4.3 million for the prior year period. The decreased gross profits were due to the inclusion of our cold drawn tubing losses of $1.9 million, increased steel prices and higher conversion costs. Industrial products gross profit percentage was 1.6% for the first nine months of fiscal 2000, compared to 8.4% for the first nine months of fiscal 1999.

Fiscal Year 1999 Compared to Fiscal Year 1998

   Overall Company. In fiscal 1999, net sales decreased $93.0 million, or 35.0%, from $265.4 million in fiscal 1998 to $172.4 million in fiscal 1999. These results were attributable primarily to a decrease of 21.1% in total product shipments, from 428,216 tons in fiscal 1998 to 337,959 tons in fiscal 1999. Overall average net selling prices decreased during fiscal 1999 by 17.7%, from an average of $620 per ton to $510 per ton.

   Cost of goods sold decreased $62.5 million, or 26.9%, from $232.0 million in fiscal 1998 to $169.5 million in fiscal 1999. The overall decrease was due primarily to decreased product shipments. However, the overall unit cost per ton of products sold decreased 7.4% (from an average of $542 per ton to $502 per ton) in fiscal 1999. The decrease was due primarily to a decrease in steel costs. Steel cost of goods sold decreased 13.0%, or $42 per ton during fiscal 1999. See "Overview." Overall conversion costs remained relatively stable during fiscal 1999.

   Gross profit decreased $30.5 million, or 91.4%, from $33.4 million in fiscal 1998 to $2.9 million in fiscal 1999. Gross profit as a percentage of net sales was 1.7% for fiscal 1999, as compared to 12.6% for fiscal 1998. The change in the gross profit is due to the factors discussed above.

   Selling, general and administrative expenses decreased $1.1 million or 7.5%, from $14.8 million in fiscal 1998 to $13.7 million in fiscal 1999. These expenses decreased principally as a result of the write-down of software development costs of $1.6 million in fiscal 1998. These costs were also reduced by lower sales commissions on industrial products sales, partially offset by an increase in bad debt expense (which reflects the deterioration of a specific accounts receivable balance) and normal wage increases. Selling, general and administrative expenses as a percentage of net sales increased from 5.6% in fiscal 1998 to 8.0% in fiscal 1999 due primarily to the decreased sales level.

   During September 1998, we acquired assets that are being utilized in the production of cold drawn tubular products at a facility in Beaver Falls, Pennsylvania. We incurred operating losses of $3.5 million in fiscal 1999 related to the operations at this facility which had not reached normal production capacity. These costs are comprised primarily of salary and related costs for the production, sales and administrative personnel prior to the fully integrated operation of the facility. These start-up costs increased our net loss by $0.14 per diluted share for fiscal 1999.

   Interest expense increased $130,000, or 7.5%, from $1.7 million in fiscal 1998 to $1.9 million in fiscal 1999 as a result of increased interest rates. The increased interest rates were primarily due to revisions to our Revolving Credit Facility to reflect our operating results, largely attributable to the effects of the unfavorable energy market, and to provide additional availability in the borrowing base.

   The benefit from income taxes was $5.7 million for fiscal 1999, compared to the prior year when we recorded a provision of $5.4 million. This change is attributable to the generation of pre-tax losses of $16.2 million in fiscal 1999, compared to pre-tax income in fiscal 1998 of $16.8 million.

   At September 30, 1999, we had available net operating loss carryforwards of $2,320,000 which were acquired in prior years and expire in 2000. In addition, we had $8,611,000 of net operating loss carryforwards which were generated during fiscal 1999 and expire in 2019. All of these net operating loss carryforwards can be utilized in fiscal 2000 to offset financial statement earnings after temporary differences. At September 30, 1999, we had alternative minimum tax credit carryforwards of $2,541,000 available for income tax purposes. See Note 9 of the Notes to the Consolidated Financial Statements.

   Realization of our net operating loss carryforwards which expire in 2000 is dependent on generating approximately $3.0 million of taxable income from normal operations during fiscal 2000, or the adoption of certain available tax planning strategies. Although realization is not assured, we believe it is more likely than not that the net deferred tax assets will be realized.

   As a result of the decreased gross profit and the other factors discussed above, we generated a net loss of $10.4 million, or $0.68 diluted loss per share, a decrease of $21.8 million from the $11.4 million, or $0.73 diluted earnings per share reported for fiscal 1998.

   Energy Products Segment. Energy product sales decreased $82.9 million, or 44.9%, from $184.8 million in fiscal 1998 to $101.9 million in fiscal 1999. OCTG product shipments decreased 76,946 tons, or 31.8%, from 242,146 tons to 165,200 tons. Our domestic shipments of OCTG fell by 32.8% due to a declining rig count throughout the fiscal year and inventory draw-downs by our customers. Our export sales, primarily to Canada, decreased by 22.9%, from 25,866 tons in fiscal 1998 to 19,931 tons in fiscal 1999, as the average Canadian rig count fell 34.4% from 323 rigs to 212 rigs. Line pipe shipments decreased by 6.3%. The average selling price for energy products was $551 per ton, a decrease of $151 per ton. The decrease was principally due to the deterioration in the energy market throughout fiscal 1999.

   Energy products costs of goods sold decreased $57.2 million, or 35.3%, from $162.1 million in fiscal 1998 to $104.9 million in fiscal 1999. Gross profit for energy products decreased approximately $25.8 million, from $22.8 million of gross profit in fiscal 1998 to $3.0 million of gross loss in fiscal 1999. Energy products gross loss percentage was 3.0% compared to a gross profit percentage of 12.3% in fiscal 1998.

   Industrial Products Segment. Industrial products sales decreased $10.0 million, or 12.4%, from $80.6 million in fiscal 1998 to $70.6 million in fiscal 1999. Industrial products shipments decreased 7.3% from 164,973 tons in fiscal 1998 to 153,001 in fiscal 1999. The average selling price of industrial products was $461 per ton, a decrease of $27 per ton. This decrease was principally due to decreasing steel prices in the first six months of fiscal 1999.

   Industrial products costs of goods sold decreased $5.3 million, or 7.6%, from $70.0 million in fiscal 1998 to $64.6 million in fiscal 1999. Industrial products gross profit decreased $4.7 million, or 44.1%, from $10.6 million in fiscal 1998 to $5.9 million in fiscal 1999. Gross profit as a percentage of net sales was 8.4% for fiscal 1999, as compared to 13.1% for fiscal 1998. The decreased gross profit was primarily attributable to the reduction in selling prices.

Fiscal Year 1998 Compared to Fiscal Year 1997

   Overall Company. In fiscal 1998, net sales decreased $25.7 million, or 8.8%, from $291.1 million in fiscal 1997 to $265.4 million in fiscal 1998. These results were attributable primarily to a decrease of 8.9% in total product shipments, from 469,958 tons in fiscal 1997 to 428,216 tons in fiscal 1998. Overall average net selling prices remained relatively constant during fiscal 1998.

   Cost of goods sold decreased $20.8 million, or 8.2%, from $252.8 million in fiscal 1997 to $232.0 million in fiscal 1998. The overall decrease was due primarily to decreased product shipments. However, the overall unit cost per ton of products sold increased 0.7% (from an average of $538 per ton to $542 per ton) in fiscal 1998. This increase was due primarily to an increase in conversion costs from a higher cost product mix and less favorable fixed cost absorption due to lower production. The increase in conversion costs was mostly offset by a decrease in steel costs by $18 per ton, or 5.3% in fiscal 1998.

   Gross profit decreased $4.9 million, or 12.8%, from $38.3 million in fiscal 1997 to $33.4 million in fiscal 1998. Gross profit as a percentage of net sales was 12.6% for fiscal 1998, as compared to 13.1% for fiscal 1997.

   Selling, general and administrative expenses increased $849,000, or 6.1%, from $14.0 million in fiscal 1997 to $14.8 million in fiscal 1998. These expenses increased principally as a result of the write-down of software development costs of $1.6 million in fiscal 1998. These costs were also increased by higher sales commissions on industrial products sales and partially offset by decreased employee incentive compensation and decreased selling expenses related to lower energy sales volumes. Selling, general and administrative expenses as a percentage of net sales increased from 4.8% in fiscal 1997 to 5.6% in fiscal 1998.

   Interest expense decreased $336,000, or 16.3%, from $2.1 million in fiscal 1997 to $1.7 million in fiscal 1998 as a result of decreased average borrowings, decreased interest rates and additional amounts of interest expense capitalized on additions to property, plant and equipment. The decreased borrowings were primarily the result of principal repayments from funds generated from operations.

   The provision for income taxes decreased $1.9 million from $7.3 million in fiscal 1997 to $5.4 million in fiscal 1998 as a result of the reduced level of income before income taxes recorded in fiscal 1998.

   As a result of the foregoing factors, net income decreased $3.5 million from net income of $14.9 million, or $0.97 diluted earnings per share, in fiscal 1997 to net income of $11.4 million, or $0.73 diluted earnings per share, in fiscal 1998.

   Energy Products Segment. Energy product sales decreased $39.0 million, or 17.4%, from $223.9 million in fiscal 1997 to $184.8 million in fiscal 1998. OCTG product shipments decreased 66,282 tons, or 21.5%, from 308,428 tons to 242,146 tons. Our domestic shipments of OCTG fell 14.7% due to excessive levels of industry inventory and a declining rig count throughout the fiscal year. Our export sales, primarily to Canada, decreased by 37.1%, from 41,092 tons in fiscal 1997 to 25,866 tons in fiscal 1998, as Canadian drilling activity fell from 392 rigs at the end of fiscal 1997 to 161 at the end of fiscal 1998. Line pipe shipments decreased by 20.4% principally due to increased import penetration. The average net selling price for energy products was $702 per ton, an increase of $34 per ton. The increase was principally due to higher product pricing early in the year and an improved mix of higher value products.

   Energy products cost of goods sold decreased $30.6 million, or 15.9%, from $192.7 million in fiscal 1997 to $162.1 million in fiscal 1998. Gross profit for energy products decreased approximately $8.4 million or 27.0%, from $31.2 million in fiscal 1997 to $22.8 million in fiscal 1998. Energy products gross profit percentage was 12.3%, compared to 13.9% in fiscal 1997.

   Industrial Products Segment. Industrial products sales increased $13.4 million, or 19.9%, from $67.2 million in fiscal 1997 to $80.6 million in fiscal 1998. Industrial products shipments increased 22.2%, from

135,029 tons in fiscal 1997 to 164,973 tons in fiscal 1998. The average net selling price of industrial products was $488 per ton, a decrease of $10 per ton from the prior year. This decrease was principally due to the decline in standard pipe pricing caused by an increase in imports.

   Industrial products costs of goods sold increased $9.8 million, or 16.3%, from $60.1 million in fiscal 1997 to $69.9 million in fiscal 1998. Industrial products gross profit increased $3.5 million, or 49.9% from $7.1 million in fiscal 1997 to $10.6 million in fiscal 1998. The improved gross profit was primarily attributable to declining steel costs and improved operating efficiencies during fiscal 1998, partially offset by slightly lower selling prices. Industrial products gross profit percentage was 13.1%, compared to 10.5% in fiscal 1997.

Liquidity and Capital Resources

   Working capital at June 30, 2000 was $69.5 million and the ratio of current assets to current liabilities was 2.3 to 1.0, compared to September 30, 1999 when working capital was $44.3 million and the ratio of current assets to current liabilities was 2.1 to 1.0. The increase in working capital for the nine month period ended June 30, 2000 was principally due to a $32.5 million increase in inventory and a $11.5 million increase in accounts receivable, partially offset by a $12.7 million increase in deferred revenue, a $2.5 million increase in accounts payable, a $1.0 million increase in accrued expenses and other liabilities and a $5.0 million decrease in prepaid expenses and other assets. The above changes were primarily due to the increased energy business volume and purchasing of steel in advance to lessen the effect of previously announced price increases. Cash used by operating activities was $15.9 million for the nine month period ended June 30, 2000. The primary use of cash was the above described changes in operating assets and liabilities, which offset the net cash provided from operations of $6.9 million (excluding depreciation and amortization of $6.6 million).

   Cash used in investing activities was $42.4 million, primarily for the purchases of equipment of $6.8 million, completion of and enhancements to our new enterprise resource planning system of $2.4 million and the construction and equipping of our new large diameter pipe and tubing facility of $33.2 million.

   Cash provided by financing activities was $59.4 million for the nine month period ended June 30, 2000. Outstanding borrowings on our Revolving Credit Facility increased $24.0 million, primarily due to the construction and equipping of our new large diameter pipe and tubing facility and the increased steel inventories. Net proceeds of $35.2 million were generated from the sale of 2.3 million shares of Common Stock in the first quarter of fiscal 2000. Other long-term indebtedness, including current maturities, was reduced by approximately $599,000.

   Our capital budget for fiscal 2000 is $49.0 million, of which $42.4 million was expended during the nine month period ended June 30, 2000. The capital budget includes $40.0 million for the construction and equipping of a new large diameter pipe and tubing facility which is being constructed adjacent to our existing facilities in Hickman, Arkansas. We are funding this project principally through the proceeds of our public offering of 2.3 million shares of common stock completed in October 1999. Total proceeds from the sale, net of underwriting discount and other expenses were $35.2 million. The remaining $9 million of our capital expenditure budget will be used to acquire new equipment for our existing manufacturing facilities and to enhance our new enterprise resource planning system. As of June 30, 2000, we had an additional $9.2 million committed for the purchase of equipment. We expect to meet our ongoing working capital and capital expenditure requirements from a combination of cash flow from operating activities and available borrowings under our Revolving Credit Facility, all of which constitute our primary source of liquidity.

   During August 2000, we amended our Revolving Credit Facility to increase the maximum borrowings up to the lesser of the eligible borrowing base or $70 million. The $20 million overline is available until September 30, 2000. The Revolving Credit Facility bears interest at either the prevailing prime rate or an adjusted Eurodollar rate, plus an interest margin, depending upon certain financial measurements. The Revolving Credit Facility is secured by the Company's accounts receivable, inventories and equipment and will expire on September 30, 2003. As of June 30, 2000, the applicable interest rate on this Credit Facility was 8.6 percent per annum and we had $10.3 million in additional available borrowings. As of June 30, 2000, we had $2.7 million in cash and cash equivalents.

      -                                           -
PROXY                                                                      PROXY
                           MAVERICK TUBE CORPORATION

               This Proxy is Solicited By the Board of Directors
          For the Special Meeting of Stockholders--September 22, 2000

  The undersigned hereby appoints GREGG M. EISENBERG and BARRY R. PEARL, and each of them the true and lawful attorneys-in-fact, agents and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of stock of MAVERICK TUBE CORPORATION ("Maverick") that the undersigned is entitled to vote at the Special Meeting of Stockholders of Maverick to be held at the Doubletree Hotel and Conference Center, 16625 Swingley Ridge Road, Chesterfield, Missouri at 10:00 a.m., Central time on September 22, 2000, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such stock, and the undersigned authorizes and instructs said proxies to vote as follows:

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                 (Continued and to be signed on reverse side.)
      -                                           -

                           MAVERICK TUBE CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]


1. Proposal to approve the issuance of Maverick's common stock, par value $0.01 per share, in connection with the combination of Maverick and Prudential Steel Ltd.

                     For          Against          Abstain
                     [_]            [_]              [_]

2. Proposal to approve the amendment to Maverick's Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Maverick's common stock from 40,000,000 to 80,000,000.

                     For          Against          Abstain
                     [_]            [_]              [_]

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting and all adjournments thereof.

            Dated:
                   ----------------------------------------- , -----------

Signature(s)
            -------------------------------------------------------------------

-------------------------------------------------------------------------------

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER(S) SIGNING SAME. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please sign exactly as name appears on this Proxy Card. When shares are held by joint tenants both should sign. When signing as attorney-in-fact, personal representative, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =
                           . FOLD AND DETACH HERE .

                            YOUR VOTE IS IMPORTANT

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE